Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-215482

Offer by

STEEL PARTNERS HOLDINGS L.P.

to exchange each outstanding share of common stock of

STEEL EXCEL INC.

for

0.712 6.0% Series A preferred units of Steel Partners Holdings L.P.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FEBRUARY 6, 2017, UNLESS EXTENDED OR TERMINATED.

Steel Partners Holdings L.P. (“SPLP,” “Parent,” “we,” “us,” or “our”), is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange for each outstanding share of common stock of Steel Excel Inc. (“Steel Excel” or the “Company”), par value $0.001 per share, not already owned by SPLP or any of its affiliated entities and which is validly tendered in the offer and not properly withdrawn, 0.712 (the “exchange ratio”) newly issued 6.0% Series A preferred units, no par value (the “SPLP preferred units”), of SPLP, together with cash in lieu of any fractional SPLP preferred units, without interest and less any applicable withholding taxes (the “transaction consideration”).

The offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 7, 2016, as amended by the first amendment dated as of December 23, 2016 (the “merger agreement”), by and among SPLP, SPH Acquisition Co. (“Merger Sub”) and Steel Excel. A copy of the merger agreement and the first amendment to the merger agreement are attached to this prospectus/offer to exchange as Annex A and Annex B, respectively.

Based on the exchange ratio, receipt of the SPLP preferred units, which have a liquidation preference of $25.00 per unit, will thus provide Steel Excel’s unaffiliated stockholders with $17.80 of value for each share of Steel Excel common stock tendered in the offer. The SPLP preferred units will (1) bear a cumulative distribution at a rate of 6.0% per annum, payable in cash or in kind (or a combination) at the option of SPLP, (2) have a nine-year maturity, and (3) provide the Company’s stockholders with either cash or SPLP common units upon maturity or earlier redemption at the option of SPLP. In addition, SPLP will offer to repurchase or redeem, for cash on a pro rata basis, 20% of the SPLP preferred units to be issued in the transaction within the first three years after completion of the offer. This repurchase right, as well as the cumulative nature of the preferred distribution and the requirement to effect all redemptions on a pro rata basis (rather than permitting redemptions by lot), were provided for in the first amendment to the merger agreement, and resulted from discussions with significant stockholders of Steel Excel following the announcement of the transaction, including funds affiliated with GAMCO Investors, Inc. that own approximately 12.3% of Steel Excel’s outstanding shares. A complete description of the rights, powers and preferences of the SPLP preferred units is set forth in SPLP’s sixth amended and restated agreement of limited partnership, which will be entered into in connection with the completion of the offer and is attached to this prospectus/offer to exchange as Annex C.

SPLP’s obligation to accept for exchange, and to exchange, shares of Steel Excel’s common stock for SPLP preferred units in the offer is subject to a number of conditions, including (a) a nonwaivable condition that there be validly tendered and not withdrawn prior to the expiration of the offer that number of shares of Steel Excel common stock that, when added to the shares already owned by SPLP and its subsidiaries, would represent at least a majority of all then outstanding shares of Steel Excel common stock (the “minimum tender condition”), (b) a nonwaivable condition that there be validly tendered and not withdrawn prior to the expiration of the offer that number of shares of Steel Excel common stock that would represent at least a majority of all then outstanding shares of Steel Excel common stock not owned by SPLP or any of its affiliates (the “majority of the minority tender condition”), (c) that the SPLP preferred units issuable in the offer and the merger (as defined below) have been authorized for listing on the New York Stock Exchange (the “NYSE”) or, if for any reason they cannot be so listed, on the OTC Bulletin Board or OTC Market, (d) shares of Steel Excel common stock held by stockholders that have properly exercised appraisal rights under Delaware law do not exceed ten percent (10%) of the shares of common stock of Steel Excel outstanding immediately prior to the expiration of the offer, and (e) the satisfaction of other customary conditions as described in this prospectus/offer to exchange. There is no financing condition to the obligations to consummate the offer. See “Merger Agreement — Conditions to the Offer” for a description of all such conditions.

The offer is the first step in SPLP’s plan to acquire all of the outstanding equity in Steel Excel it does not already own. Accordingly, if the offer is completed, pursuant to the terms and subject to the conditions of the merger agreement, as soon as practicable following the consummation of the offer, SPLP will consummate a merger of Merger Sub with and into Steel Excel, with Steel Excel continuing as the surviving corporation and as an indirect wholly owned subsidiary of SPLP (the “merger” and together with the offer, the “transactions”). The purpose of the merger is for SPLP to acquire all shares of Steel Excel common stock that it did not acquire in the offer. In the merger, each outstanding share of Steel Excel common stock (other than shares held by Steel Excel or any of its subsidiaries, SPLP, Merger Sub or any other subsidiary of SPLP, or held by stockholders who are entitled to demand, and who properly demand, appraisal rights under Delaware law), will be converted into the right to receive the transaction consideration, without interest. After the merger, Steel Excel will be an indirect wholly owned subsidiary of SPLP, and the former unaffiliated stockholders of Steel Excel will no longer have any direct ownership interest in the surviving corporation.

The board of directors of Steel Excel (the “Company board”) (upon the unanimous recommendation of a special committee of the Company board consisting solely of independent directors (the “Company special committee”)) has unanimously (i) determined and declared that the merger agreement and the transactions contemplated by the merger agreement (including the offer and the merger) are, on the terms and subject to the conditions set forth in the merger agreement, advisable and in the best interests of and are fair to the Company and its unaffiliated stockholders, (ii) approved, adopted and authorized in all respects the merger agreement and the transactions contemplated thereby (including the offer and the merger), and (iii) recommended that the unaffiliated stockholders of the Company accept the offer and tender their shares of Steel Excel common stock pursuant to the offer (collectively, the “Company board approval”).

SPLP common units are listed on the NYSE under the symbol “SPLP,” and Steel Excel common stock is quoted on the OTC Market under the symbol “SXCL.” We intend to file an application to list the SPLP preferred units on the NYSE under the symbol “SPLPPRA.” You are encouraged to obtain current market quotations for the Steel Excel common stock in connection with your decision whether to tender your shares in the offer.

No appraisal rights are available in the offer. However, the merger will entitle Steel Excel stockholders to appraisal rights under Delaware law. To exercise appraisal rights, a Steel Excel stockholder must strictly comply with all of the procedures under the Delaware General Corporation Law (the “DGCL”). These procedures are described more fully in the section entitled “The Offer and the Merger — Dissenters’ Rights.”

For a discussion of certain factors that Steel Excel stockholders should consider in connection with the offer, please read the section of this prospectus/offer to exchange entitled “Risk Factors” beginning on page 21.

You are encouraged to read this entire document and the related letter of transmittal carefully, including the annexes and information referred to or incorporated by reference in this document.

SPLP has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this prospectus/offer to exchange, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by SPLP.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

The date of this prospectus/offer to exchange is February 7, 2017.

i

ADDITIONAL INFORMATION

As permitted by the SEC, this document incorporates by reference important business and financial information about SPLP and its subsidiaries from documents filed with the SEC that have not been included in or delivered with this document.

This information is available without charge at the SEC’s website at http://www.sec.gov, as well as from other sources.

You can obtain the documents incorporated by reference in this document, without charge, by requesting them in writing or by telephone at the following address and telephone number.

Steel Partners Holdings L.P.

Attn: Leonard J. McGill, Secretary

590 Madison Avenue, 32nd Floor

New York, NY 10022

(212) 520-2300

http://www.steelpartners.com

If you would like to request documents, in order to receive timely delivery prior to the expiration of the offer, please make your request at least five business days prior to the expiration date of the offer. The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of February 6, 2017, unless earlier extended or terminated. Unless the offer is extended, this means that the latest you should request documents is January 30, 2017.

See also “Where To Obtain Additional Information.”

Steel Excel has supplied all information contained in this document relating to Steel Excel, and SPLP has supplied all information contained or incorporated by reference in this document relating to SPLP. Both Steel Excel and SPLP have contributed information relating to the offer and the merger.

Certain information relating to Steel Excel appears in its Solicitation/Recommendation Statement dated as of the date of this document (the “Solicitation/Recommendation Statement”). The Solicitation/Recommendation Statement is being mailed to Steel Excel’s stockholders.

v

QUESTIONS AND ANSWERS ABOUT THE OFFER

Below are some of the questions that you as a holder of shares of Steel Excel common stock may have regarding the offer and answers to those questions. You are urged to carefully read the remainder of this prospectus/offer to exchange, the related letter of transmittal, the annexes to this prospectus/offer to exchange and the other information referred to or incorporated by reference in this prospectus/offer to exchange because the information contained in this section and in the “Summary” section is not complete. See “Where To Obtain Additional Information.”

As used in this prospectus/offer to exchange, unless otherwise indicated or the context requires: “SPLP,” “Parent,” “we,” “us” and “our” refer to Steel Partners Holdings L.P., a Delaware limited partnership; “Merger Sub” refers to SPH Acquisition Co., a Delaware corporation and wholly owned subsidiary of SPLP; and “Steel Excel” and the “Company” refer to Steel Excel Inc., a Delaware corporation.

Who is offering to buy my Steel Excel shares?

SPLP is making this offer to exchange (the “offer”), for each share of common stock of Steel Excel not already owned by SPLP or any of its affiliated entities and which is validly tendered in the offer and not properly withdrawn, 0.712 (the “exchange ratio”) newly issued 6.0% Series A preferred units, no par value (the “SPLP preferred units”), of SPLP.

SPLP is a diversified global holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests. It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports. SPLP beneficially owns, indirectly through its subsidiaries, approximately 64.2% of the outstanding shares of Steel Excel common stock.

What is SPLP proposing?

Pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, entered into by SPLP, Merger Sub and Steel Excel on December 7, 2016, as amended by the first amendment dated as of December 23, 2016 (the “merger agreement”), SPLP proposes to acquire all of the outstanding equity in Steel Excel it does not already own.

The offer is the first step in SPLP’s plan to acquire all of such outstanding equity of Steel Excel, and the merger is the second step in such plan.

In the offer, if a sufficient number of shares of Steel Excel common stock are validly tendered into the offer and not withdrawn prior to the expiration of the offer such that (1) when added to the shares of Steel Excel common stock already owned by SPLP and its subsidiaries, SPLP will own at least a majority of the then outstanding shares of Steel Excel common stock and (2) such number of shares would represent at least a majority of all then outstanding shares of Steel Excel common stock not owned by SPLP or any of its affiliates, and subject to the satisfaction or waiver of the other conditions to the offer, SPLP will accept for exchange, and exchange, the shares tendered in the offer. Then, as soon as practicable thereafter, SPLP will consummate a merger of Merger Sub with and into Steel Excel, with Steel Excel surviving the merger as an indirect wholly owned subsidiary of SPLP (the “merger”). The purpose of the merger is for SPLP to acquire all remaining shares of Steel Excel common stock that it did not acquire in the offer. After the merger, Steel Excel will be an indirect wholly owned subsidiary of SPLP, and the former unaffiliated stockholders of Steel Excel will no longer have any direct ownership interest in the surviving corporation.

Why is SPLP proposing the offer and the merger?

SPLP is proposing the offer and the merger to acquire the entire equity interest in Steel Excel it does not already own. The board of directors of the general partner of SPLP (the “SPLP GP Board”) determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, are advisable, fair to, and in the best interests of, SPLP and its securityholders. See “The Offer and the Merger — SPLP’s Reasons for the Offer and the Merger; Recommendation of the SPLP GP Board” for more information.

Does the board of directors of Steel Excel support the offer and the merger?

Yes. The board of directors of Steel Excel (the “Company board”) (upon the unanimous recommendation of a special committee of the Company board consisting solely of independent directors (the “Company special committee”)) resolved to recommend that Steel Excel’s unaffiliated stockholders accept the offer and tender their Steel Excel shares to SPLP pursuant to the offer and determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, are advisable, fair to, and in the best interests of, Steel Excel and its unaffiliated stockholders.

See “The Offer and the Merger — Steel Excel’s Reasons for the Offer and the Merger; Recommendation of the Board of Directors of Steel Excel” for more information. A description of the reasons for this recommendation is also set forth in Steel Excel’s Solicitation/Recommendation Statement (such Solicitation/Recommendation Statement, as amended or supplemented from time to time, the “Solicitation/Recommendation Statement”) that is being mailed to you together with this prospectus/offer to exchange.

What are the classes and amounts of Steel Excel securities that SPLP is offering to acquire?

SPLP is seeking to acquire all issued and outstanding shares of Steel Excel common stock, par value $0.001 per share, not already owned by SPLP or any of its affiliated entities.

What will I receive for my shares of Steel Excel common stock?

SPLP is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange for each outstanding share of Steel Excel common stock not already owned by SPLP or any of its affiliated entities and which is validly tendered in the offer and not properly withdrawn, 0.712 SPLP preferred units, together with cash in lieu of any fractional SPLP preferred units, without interest and less any applicable withholding taxes (the “transaction consideration”).

Based on the exchange ratio, receipt of the SPLP preferred units, which have a liquidation preference of $25.00 per unit, will thus provide Steel Excel’s unaffiliated stockholders with $17.80 of value for each share of Steel Excel common stock tendered in the offer. The SPLP preferred units will (1) bear a cumulative distribution at a rate of 6.0% per annum, payable in cash or in kind (or a combination) at the option of SPLP, (2) have a nine-year maturity, and (3) provide the Company’s stockholders with either cash or SPLP common units upon maturity or earlier redemption at the option of SPLP. In addition, SPLP will offer to repurchase or redeem, for cash on a pro rata basis, 20% of the SPLP preferred units to be issued in the transaction within the first three years after completion of the offer. This repurchase right, as well as the cumulative nature of the preferred distribution and the requirement to effect all redemptions on a pro rata basis (rather than permitting redemptions by lot), were provided for in the first amendment to the merger agreement, and resulted from discussions with significant stockholders of Steel Excel following the announcement of the transaction, including funds affiliated with GAMCO Investors,

Inc. that own approximately 12.3% of Steel Excel’s outstanding shares. A complete description of the rights, powers and preferences of the SPLP preferred units is set forth in SPLP’s sixth amended and restated agreement of limited partnership, which will be entered into in connection with the completion of the offer and is attached to this prospectus/offer to exchange as Annex C.

If you do not tender your shares into the offer but the merger is completed, you will also receive the transaction consideration in exchange for your shares of Steel Excel common stock.

Will I have to pay any fee or commission to exchange my shares of Steel Excel common stock?

If you are the record owner of your shares of Steel Excel common stock and you tender those shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares of Steel Excel common stock through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

What are the conditions to the offer?

SPLP is not obligated to consummate the offer unless the following conditions, among others, have been satisfied:

•	Minimum Tender Condition — Steel Excel stockholders having validly tendered and not validly withdrawn prior to the expiration of the offer that number of shares of Steel Excel common stock which, when added to the shares of Steel Excel common stock already owned by SPLP and its other subsidiaries, but excluding any shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, represents at least a majority of all then outstanding shares of Steel Excel common stock (the “minimum tender condition”);

•	Majority of the Minority Tender Condition — Steel Excel stockholders having validly tendered and not validly withdrawn prior to the expiration of the offer that number of shares of Steel Excel common stock (but excluding any shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which would represent at least a majority of all then outstanding shares of Steel Excel common stock not owned by SPLP or any of its affiliates (“majority of the minority tender condition”);

•	Effectiveness of Form S-4 — the registration statement on Form S-4 of which this prospectus/offer to exchange is a part having been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and no stop order having been issued or proceeding seeking a stop order having been initiated or threatened in writing by the SEC;

•	Listing of SPLP Preferred Units — the SPLP preferred units to be issued in the offer and the merger having been approved for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance, or, if for any reason they cannot be so listed, on the OTC Bulletin Board or OTC Market;

•	Dissenting Stockholders — the shares of Steel Excel common stock held by stockholders having properly exercised appraisal rights under Delaware law do not exceed ten percent (10%) of the shares of Steel Excel common stock outstanding immediately prior to the expiration of the offer;

•	No Legal Prohibition — no governmental entity having jurisdiction over SPLP, Merger Sub or Steel Excel having enacted, issued, promulgated, enforced or entered any law, order, decree or ruling (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the offer or the merger illegal or otherwise prohibiting consummation of the offer or the merger;

•	No Material Adverse Effect — since the date of the merger agreement, no material adverse effect on the business, financial condition or results of operations of Steel Excel shall have occurred;

•	Accuracy of Steel Excel’s Representations — the representations and warranties of Steel Excel contained in the merger agreement being true and correct as of the date of the merger agreement and the expiration date of the offer, subject to specified materiality standards;

•	Steel Excel’s Compliance with Covenants — Steel Excel having complied with or performed in all material respects its obligations under the merger agreement; and

•	No Merger Agreement Termination — the merger agreement not having been terminated in accordance with its terms.

For a more complete description of the conditions to the offer, see the section entitled “Merger Agreement — Conditions to the Offer.”

Since SPLP beneficially owns approximately 64.2% of the outstanding shares of Steel Excel common stock, the minimum tender condition would be satisfied without the tender of any additional shares. In order to satisfy the majority of the minority tender condition, SPLP must receive valid tenders (that have not been properly withdrawn) of at least 1,711,732 shares, assuming no change in the number of outstanding shares of Steel Excel since January 5, 2017. SPLP’s obligation to consummate the offer is not conditioned upon any financing arrangements or contingencies.

How long will it take to complete the proposed offer and the merger?

The offer and the merger are currently expected to be completed in the first quarter of 2017, subject to the satisfaction or waiver of the conditions described in “Merger Agreement — Conditions to the Offer” and “— Conditions to the Merger.”

Until what time can I tender my shares of Steel Excel common stock in the offer?

The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of February 6, 2017, unless extended or terminated. Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all shares previously tendered and not properly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares. “Expiration date” means February 6, 2017, unless and until SPLP has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement or as required by applicable laws, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by SPLP, will expire.

If you cannot deliver everything required to make a valid tender by the scheduled expiration of the offer, you may still participate in the offer by using the guaranteed delivery procedures that are described in “Exchange Offer Procedures — Procedures for Tendering.”

Subject to the provisions of the merger agreement, and unless Steel Excel consents otherwise or the offer or the merger agreement is terminated and subject to SPLP’s right to waiver any condition to the offer (other than the minimum tender condition and the majority of the minority tender condition), SPLP will (a) extend the offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the offer, and (b) if, on the initial expiration date or any subsequent date as of which the offer is scheduled to expire, any condition to the offer has not been satisfied or waived, extend the offer on one or more occasions in consecutive increments of up to five (5) business days each (or such longer period as the parties may agree) until such time as each such condition has been satisfied or waived. However, (1) SPLP will not be required to extend the offer beyond May 31, 2017 or the valid termination of the merger agreement, (2) if, at any otherwise scheduled expiration of the offer, all of the conditions to the offer except for the minimum tender condition and/or the majority of the minority tender condition have been satisfied or waived, SPLP will be required to extend the offer in consecutive increments of up to five (5) business days each but in no event more than fifteen (15) business days in the aggregate (or such other period as the parties may agree), (3) SPLP may extend the offer for up to five (5) business days in order to determine whether the appraisal rights condition to the offer has been satisfied, and (4) SPLP will extend the offer if requested by the Company special committee, or may extend the offer at its election, in connection with its right to renegotiate the terms of the merger agreement in the event that the Company receives a superior third-party proposal to the offer and the merger.

If the merger agreement is terminated, SPLP will promptly terminate the offer.

Other than as described above, SPLP may not extend, terminate or withdraw the offer without the prior written consent of Steel Excel.

Any decision to extend, terminate or withdraw the offer will be made public by a press release or otherwise by a public announcement.

See “Exchange Offer Procedures — Extension, Termination and Amendment of Offer.”

How do I tender my shares of Steel Excel common stock?

To validly tender shares of Steel Excel common stock held of record, Steel Excel stockholders must:

•	if such shares are in certificated form or are held in book entry form directly with Steel Excel via the direct registration system, deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and certificates, if applicable, for tendered Steel Excel shares to American Stock Transfer & Trust Company, LLC, the exchange agent for the offer, at its address set forth elsewhere in this prospectus/offer to exchange and the letter of transmittal, all of which must be received by the exchange agent on or prior to the expiration date;

•	if such shares are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this prospectus/offer to exchange and the letter of transmittal and follow the other procedures for book-entry tender set forth herein, all of which must be received by the exchange agent on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures.

If your shares of Steel Excel common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by your nominee by book-entry transfer through The Depository Trust Company. To validly tender such shares held in street name, you should instruct such nominee to do so on or prior to the expiration date.

Tenders received by the exchange agent after the expiration date will be disregarded and of no effect. In all cases, you will receive your transaction consideration for your tendered shares only after timely receipt by the exchange agent of certificates for such shares, if any, or of a confirmation of a book-entry transfer of such shares, and a properly completed and duly executed letter of transmittal and any other required documents.

If you are unable to deliver everything that is required to tender your shares to the exchange agent by the expiration date, you may obtain a limited amount of additional time by having a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the exchange agent within three business days using the enclosed notice of guaranteed delivery. To validly tender shares of Steel Excel common stock in this manner, however, the exchange agent must receive the missing items within the time period specified in the notice.

For a more complete discussion of the procedures for tendering your shares of Steel Excel common stock, see “Exchange Offer Procedures — Procedures for Tendering.”

Until what time can I withdraw tendered shares of Steel Excel common stock?

You may withdraw your previously tendered shares of Steel Excel common stock at any time until the offer has expired and you may withdraw them at any time on or after that date until SPLP accepts shares for exchange. Once SPLP accepts your tendered shares for exchange, however, you will no longer be able to withdraw them. For a more complete discussion of the procedures for withdrawing your Steel Excel shares, see “Exchange Offer Procedures — Withdrawal Rights.”

How do I withdraw previously tendered shares of Steel Excel common stock?

To withdraw previously tendered shares of Steel Excel common stock that are held of record, you must deliver a written notice of withdrawal with the required information to the exchange agent at any time at which you have the right to withdraw shares.

To withdraw previously tendered shares of Steel Excel common stock that are held in “street name,” you must instruct your broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares, and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such shares at any time at which you have the right to withdraw shares.

For a more complete discussion of the procedures for withdrawing your Steel Excel shares, including the applicable deadlines for effecting withdrawals, see “Exchange Offer Procedures — Withdrawal Rights.”

When and how will I receive the transaction consideration in exchange for my tendered shares of Steel Excel common stock?

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), promptly following the expiration date, SPLP will accept for exchange, and will thereafter promptly exchange, all shares of Steel Excel common stock validly tendered and not properly withdrawn on or prior to the expiration date.

SPLP will deliver the transaction consideration for your validly tendered and not properly withdrawn shares through the exchange agent, which will act as your agent for the purpose of receiving the transaction consideration from SPLP and transmitting such transaction consideration to you. In all cases, you will receive your consideration for your tendered shares only after timely receipt by the exchange agent of certificates for such Steel Excel shares, if any, or a confirmation of a book-entry transfer of such shares, and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

What happens if I do not tender my shares of Steel Excel common stock?

If SPLP completes the offer, subject to the terms and conditions of the merger agreement, it will complete the merger as soon as practicable following the completion of the offer. Upon consummation of the merger, each share of Steel Excel common stock that has not been tendered and accepted for exchange in the offer, unless appraisal rights under Delaware law for such shares are properly exercised and other than shares held in treasury by Steel Excel or shares held by SPLP or any subsidiary of SPLP, will be converted in the merger into the right to receive the transaction consideration.

Will I have the right to have my shares of Steel Excel common stock appraised?

Appraisal rights are not available in connection with the offer, and Steel Excel stockholders who tender their shares in the offer will not have appraisal rights in connection with the merger. However, if SPLP accepts shares in the offer and the merger is completed, holders of shares of Steel Excel common stock will be entitled to exercise appraisal rights in connection with the merger if they did not tender their shares in the offer and satisfy the other requirements prescribed by Delaware law.

Steel Excel stockholders who comply with the applicable statutory procedures under the Delaware General Corporation Law (the “DGCL”) will be entitled to receive a judicial determination of the fair value of their shares of Steel Excel common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of shares of Steel Excel common stock could be based upon considerations other than, or in addition to, the price paid in the offer and the merger and the market value of shares of Steel Excel common stock. The value so determined could be higher or lower than the value per Steel Excel share paid by SPLP pursuant to the offer and the merger. You should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the offer and the merger, are not opinions as to fair value under applicable Delaware law.

The foregoing summary of the rights of dissenting stockholders under Delaware law does not purport to be a complete statement of the procedures to be followed by Steel Excel stockholders desiring to exercise any available appraisal rights under Section 262 of the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL. See “The Offer and the Merger — Dissenters’ Rights.”

Who should I contact if I have questions about the offer?

You may contact MacKenzie Partners, Inc., the information agent, at (212) 929-5500 (collect) or (800) 322-2885 (toll free) or by email at tenderoffer@mackenziepartners.com.

SUMMARY

This section summarizes material information presented in greater detail elsewhere in this prospectus/offer to exchange. However, this summary does not contain all of the information that may be important to Steel Excel stockholders. You are urged to carefully read the remainder of this prospectus/offer to exchange, the related letter of transmittal, the annexes to this prospectus/offer to exchange and the other information referred to or incorporated by reference in this prospectus/offer to exchange because the information contained in this section and in the “Questions and Answers About the Offer” section is not complete. See “Where To Obtain Additional Information.”

Purpose of the Offer and the Merger (Page 39)

The purpose of the offer and the merger that have been agreed to between SPLP, Merger Sub and Steel Excel is for SPLP to acquire the entire equity interest in Steel Excel it does not already own. The offer is the first step in SPLP’s plan to acquire all of the outstanding shares of Steel Excel common stock it does not already own, and the merger is the second step in such plan. If the offer is completed, tendered shares of Steel Excel common stock will be exchanged for the transaction consideration, and if the merger is completed, any remaining shares of Steel Excel common stock that were not tendered into the offer (other than certain dissenting shares, shares held in the treasury of Steel Excel and shares held by SPLP or any subsidiary of SPLP, as described further in this prospectus/offer to exchange) will be converted into the right to receive the transaction consideration.

Transaction Consideration (Page 39)

The transaction consideration consists of 0.712 SPLP preferred units for each share of Steel Excel common stock, together with cash in lieu of any fractional SPLP preferred units, without interest and less any applicable withholding taxes.

Steel Excel stockholders will not receive any fractional SPLP preferred units in the offer or the merger, and each Steel Excel stockholder who otherwise would be entitled to receive a fraction of an SPLP preferred unit pursuant to the offer or the merger will be paid an amount in cash (rounded to the nearest whole cent) without interest, equal to the product of: (i) such fraction, multiplied by (ii) $25.00, the SPLP preferred unit liquidation preference.

Based on the exchange ratio, receipt of the SPLP preferred units, which have a liquidation preference of $25.00 per unit, will thus provide Steel Excel’s unaffiliated stockholders with $17.80 of value for each share of Steel Excel common stock tendered in the offer. The SPLP preferred units will (1) bear a cumulative distribution at a rate of 6.0% per annum, payable in cash or in kind (or a combination) at the option of SPLP, (2) have a nine-year maturity, and (3) provide the Company’s stockholders with either cash or SPLP common units upon maturity or earlier redemption at the option of SPLP. In addition, SPLP will offer to repurchase or redeem, for cash on a pro rata basis, 20% of the SPLP preferred units to be issued in the transaction within the first three years after completion of the offer. This repurchase right, as well as the cumulative nature of the preferred distribution and the requirement to effect all redemptions on a pro rata basis (rather than permitting redemptions by lot), were provided for in the first amendment to the merger agreement, and resulted from discussions with significant stockholders of Steel Excel following the announcement of the transaction, including funds affiliated with GAMCO Investors, Inc. that own approximately 12.3% of Steel Excel’s outstanding shares. A complete description of the rights, powers and preferences of the SPLP preferred units is set forth in SPLP’s sixth amended and restated agreement of limited partnership, which will be entered into in connection with the completion of the offer and is attached to this prospectus/offer to exchange as Annex C.

The Offer (Page 91)

SPLP is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange the transaction consideration for each outstanding share of Steel Excel common stock that is validly tendered in the offer and not properly withdrawn.

The Merger (Page 92)

The merger will be completed as soon as practicable following SPLP’s acceptance of shares tendered in the offer if the offer is completed, assuming the satisfaction or waiver (except in the case of the minimum tender condition and the majority of the minority tender condition, which are not waivable) of the other conditions at such time.

In the merger, Merger Sub will merge with and into Steel Excel, with Steel Excel surviving the merger. At the effective time of the merger, each outstanding share of Steel Excel common stock that was not acquired by SPLP in the offer (other than shares held by stockholders validly exercising appraisal rights under Delaware law, shares held in treasury by Steel Excel or shares held by SPLP or any subsidiary of SPLP) will be converted into the right to receive the transaction consideration. After the merger, Steel Excel will be an indirect wholly owned subsidiary of SPLP, and the former unaffiliated stockholders of Steel Excel will no longer have any direct ownership interest in the surviving corporation.

The Companies (Page 38)

SPLP

Steel Partners Holdings L.P.

590 Madison Avenue, 32nd Floor

New York, NY 10022

(212) 520-2300

SPLP is a diversified global holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests. It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

SPLP was formed in Delaware on December 16, 2008 and its common units became listed on the NYSE under the ticker symbol “SPLP” on April 10, 2012.

Merger Sub

SPH Acquisition Co.

c/o Steel Partners Holdings L.P.

590 Madison Avenue, 32nd Floor

New York, NY 10022

(212) 520-2300

Merger Sub is a Delaware corporation and a direct wholly owned subsidiary of SPLP. Merger Sub was incorporated on December 2, 2016 for the purpose of engaging in the offer and the merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger agreement, the offer and the merger.

Steel Excel

Steel Excel Inc.

590 Madison Avenue, 32nd Floor

New York, NY 10022

(212) 520-2300

Steel Excel, through its two business segments, Energy and Sports, is committed to acquiring, strengthening and growing profitable businesses. The Energy segment provides drilling and production services to the oil and gas industry. The Sports segment is a social impact organization that strives to provide a first-class youth sports experience emphasizing positive experiences and instilling the core values of discipline, teamwork, safety, respect, and integrity.

Steel Excel was incorporated in California in 1981 under the name “Adaptec, Inc.”, and reincorporated in Delaware in March 1998. The Company subsequently changed its name to “ADPT Corporation” in June 2010 and to “Steel Excel Inc.” in October 2011. The Steel Excel common stock is quoted on the OTC Market under the symbol “SXCL.”

Conditions to the Offer (Page 106)

Completion of the offer is subject to certain conditions, including, among others:

•	Minimum Tender Condition — Steel Excel stockholders having validly tendered and not validly withdrawn prior to the expiration of the offer that number of shares of Steel Excel common stock which, when added to the shares of Steel Excel common stock already owned by SPLP and its other subsidiaries, but excluding any shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, represents at least a majority of all then outstanding shares of Steel Excel common stock;

•	Majority of the Minority Tender Condition — Steel Excel stockholders having validly tendered and not validly withdrawn prior to the expiration of the offer that number of shares of Steel Excel common stock (but excluding any shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which would represent at least a majority of all then outstanding shares of Steel Excel common stock not owned by SPLP or any of its affiliates;

•	Effectiveness of Form S-4 — the registration statement on Form S-4 of which this prospectus/offer to exchange is a part having been declared effective by the SEC under the Securities Act, and no stop order having been issued or proceeding seeking a stop order having been initiated or threatened in writing by the SEC;

•	Listing of SPLP Preferred Units — the SPLP preferred units to be issued in the offer and the merger having been approved for listing on the NYSE, subject to official notice of issuance, or, if for any reason they cannot be so listed, on the OTC Bulletin Board or OTC Market;

•	Dissenting Stockholders — the shares of Steel Excel common stock held by stockholders having properly exercised appraisal rights under Delaware law do not exceed ten percent (10%) of the shares of Steel Excel common stock outstanding immediately prior to the expiration of the offer;

•	No Legal Prohibition — no governmental entity having jurisdiction over SPLP, Merger Sub or Steel Excel having enacted, issued, promulgated, enforced or entered any law, order, decree or ruling (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the offer or the merger illegal or otherwise prohibiting consummation of the offer or the merger;

•	No Material Adverse Effect — since the date of the merger agreement, no material adverse effect on the business, financial condition or results of operations of Steel Excel having occurred;

•	Accuracy of Steel Excel’s Representations — the representations and warranties of Steel Excel contained in the merger agreement being true and correct as of the date of the merger agreement and the expiration date of the offer, subject to specified materiality standards;

•	Steel Excel’s Compliance with Covenants — Steel Excel having complied with or performed in all material respects its obligations under the merger agreement; and

•	No Merger Agreement Termination — the merger agreement not having been terminated in accordance with its terms.

Treatment of Steel Excel Equity Awards (Page 75)

Consideration for Options

At the effective time of the merger, each outstanding option to purchase shares of Steel Excel common stock or other right to purchase shares of Steel Excel common stock (each a “Steel Excel stock option”) under any equity-based compensation plans of Steel Excel, to the extent it is outstanding and unexercised immediately prior thereto, will become fully vested as of the effective time of the merger and will by virtue of the merger and without any action on the part of any holder of any Steel Excel stock option be automatically cancelled and the holder thereof will receive, as soon as reasonably practicable following the effective time of the merger, a cash payment (without interest) with respect thereto equal to the product of (i) the excess, if any, of the product of $17.80 (the transaction consideration value), over the exercise price per share of such Steel Excel stock option and (ii) the number of shares of Steel Excel common stock issuable upon exercise of such Steel Excel stock option (collectively, the “option consideration”). As of the effective time of the merger, all Steel Excel stock options, whether or not vested or exercisable, will no longer be outstanding and will automatically cease to exist, and each holder of a Steel Excel stock option will cease to have any rights with respect thereto, except the right to receive the option consideration with respect thereto. If the exercise price of any such Steel Excel stock option is equal to or greater than $17.80, such Steel Excel stock option will be cancelled without any payment being made in respect thereof.

Consideration for Restricted Shares

At the effective time of the merger, each restricted share of common stock of Steel Excel that, as of immediately prior to the effective time of the merger, remains subject to any performance-vest, time-vest or other condition(s) that constitutes a “substantial risk of forfeiture” within the meaning of Section 83 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (each, a “Steel Excel restricted share”), which is outstanding immediately prior thereto will become fully vested as of the effective time of the merger. Each Steel Excel restricted share will, by virtue of the merger and without any further action on part of any holder thereof, be automatically cancelled, and the holder thereof will receive, as soon as reasonably practicable following the effective time of the merger, at the option of SPLP, (i) a cash payment (without interest) with respect thereto equal to $17.80, or (ii) the transaction consideration. As of the effective time, all Steel Excel restricted shares that are outstanding immediately prior thereto, whether or not vested, will no longer be outstanding and will automatically cease to exist, and each holder of a Steel Excel restricted share will cease to have any rights with respect thereto, except the right to receive the consideration (as elected by SPLP) with respect thereto. SPLP has determined to make the cash payment with respect to Steel Excel restricted shares in the merger.

Listing of SPLP Preferred Units (Page 81)

SPLP intends to file an application to list the SPLP preferred units on the NYSE under the symbol “SPLPPRA.”

Comparative Market Price and Dividend Matters (Page 112)

SPLP common units are listed on the NYSE under the symbol “SPLP,” and Steel Excel common stock is quoted on the OTC Market under the symbol “SXCL.” The SPLP preferred units are a new series of units to be issued pursuant to the offer and the merger; we intend to file an application to list the SPLP preferred units on the NYSE under the symbol “SPLPPRA.” The following table sets forth the closing prices of SPLP common units and Steel Excel common stock on the NYSE and the OTC Market, respectively, as reported on December 7, 2016, the last trading day ending prior to the public announcement of the entry into the merger agreement, and on January 20, 2017, the most recent practicable trading date prior to the filing of this prospectus/offer to exchange.

	Per-Share Steel Excel Closing Price	Per-Share SPLP Closing Price
December 7, 2016	$11.50	$14.60
January 20, 2017	$16.61	$16.65

The value of the transaction consideration, which is based on the liquidation preference of the SPLP preferred units, is fixed and will not change due to fluctuations in the market value of any SPLP securities during the offer period. Steel Excel stockholders should obtain current market quotations for shares of Steel Excel common stock before deciding whether to tender their Steel Excel shares in the offer.

Comparison of Securityholders’ Rights (Page 174)

The rights of holders of SPLP preferred units will be different in a number of respects from the rights of Steel Excel stockholders. Therefore, Steel Excel stockholders will have different rights once they become SPLP preferred unitholders.

Material U.S. Federal Income Tax Consequences (Page 147)

It is expected that the exchange of Steel Excel common stock in the offer or pursuant to the merger for SPLP preferred units should not be a taxable exchange to a stockholder under Section 721(a) of the Internal Revenue Code, except to the extent there is cash paid for fractional shares, subject to the assumptions, qualifications and limitations set forth in the section entitled “Material U.S. Federal Income Tax Consequences.” Holders of Steel Excel common stock should read the section entitled “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the offer and the merger, and the holding of the SPLP preferred units. Tax matters can be complicated, and the tax consequences of the offer or the merger, and the holding of the SPLP units, to a particular holder will depend on such holder’s particular facts and circumstances. Steel Excel stockholders should consult their own tax advisors to determine the specific consequences to them of exchanging their shares of Steel Excel common stock for the transaction consideration pursuant to the offer or the merger.

Accounting Treatment (Page 81)

In accordance with United States generally accepted accounting principles (“GAAP” or “U.S. GAAP”), SPLP will account for the acquisition of shares in the offer and the merger as an equity transaction. Therefore, no gain or loss will be recognized in consolidated net income or comprehensive income. The carrying amount of our noncontrolling interests will be adjusted to reflect the change in SPLP’s ownership interest in Steel Excel. Any difference between the fair value of the consideration and the amount by which the noncontrolling interest is adjusted will be recognized in capital attributable to SPLP.

Questions About the Offer and the Merger

Questions or requests for assistance or additional copies of this prospectus/offer to exchange, the letter of transmittal and notice of guaranteed delivery may be directed to the information agent at the telephone numbers and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer and the merger.

The Information Agent for the Offer is: 105 Madison Avenue New York, New York 10016 (212) 929-5500 (Call Collect) or CALL TOLL FREE: (800) 322-2885 E-mail: tenderoffer@mackenziepartners.com

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SPLP

The following table sets forth certain selected financial information for SPLP as of the end of and for the periods indicated. The selected consolidated statements of operations data for the years ended December 31, 2015, 2014 and 2013 and the selected consolidated balance sheet data as of December 31, 2015 and 2014, are derived from, and qualified by reference to, SPLP’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this document. The selected consolidated statements of operations data for the nine months ended September 30, 2016 and 2015 and the selected consolidated balance sheet data as of September 30, 2016 are derived from, and qualified by reference to, SPLP’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which is incorporated by reference into this document. The selected consolidated statements of operations data for the years ended December 31, 2012 and 2011 and the selected consolidated balance sheet data as of December 31, 2013, 2012 and 2011 are derived from, and qualified by reference to, SPLP’s audited consolidated financial statements, which are not incorporated by reference into this document. You should read this summary selected financial data together with SPLP’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and SPLP’s historical consolidated financial statements and the notes thereto. The historical results are not necessarily indicative of results to be expected in the future. See “Where To Obtain Additional Information.”

The table below presents discontinued operations as follows:

•	The year ended December 31, 2014 includes the operations of Handy & Harman Ltd. (“HNH”)’s, a corporation in which SPLP has a majority ownership interest in, Arlon LLC (“Arlon”) business.

•	The year ended December 31, 2013 includes the operations of HNH’s businesses: Arlon, Continental Industries Inc., Canfield Metal Coating Corporation and Indiana Tube de Mexico, S. De R.L. de C.V. through their respective sale dates, as well as one of Steel Excel’s sports businesses.

•	The year ended December 31, 2012 includes the aforementioned HNH operations, as well as DGT Holding Corp.’s RFI Corporation and DGT Holding Corp.’s Villa Sistemi Medicali S.p.A. through their respective sale dates.

•	The year ended December 31, 2011 includes the aforementioned operations, as well as DGT Holding Corp.’s operations from July 5, 2011.

Statements of Operations Data (a)	Nine Months Ended September 30,		Year Ended December 31,
(in thousands, except common unit and per common unit data)	2016	2015	2015	2014	2013	2012	2011
Revenues	$845,835	$742,625	$998,037	$849,530	$721,114	$630,771	$542,902

Net income (loss) from continuing operations	$25,272	$13,169	$70,311	$(17,572)	$38,374	$43,736	$71,298
Income from discontinued operations	—	87,018	86,257	10,304	6,446	20,029	9,979

Net income (loss)	25,272	100,187	156,568	(7,268)	44,820	63,765	81,277

Less: Net income attributable to non-controlling interests:	(3,269)	(23,320)	(19,833)	(287)	(25,360)	(22,747)	(45,808)

Net income (loss) attributable to common unitholders	$22,003	$76,867	$136,735	$(7,555)	$19,460	$41,018	$35,469

Statements of Operations Data (a)	Nine Months Ended September 30,		Year Ended December 31,
(in thousands, except common unit and per common unit data)	2016	2015	2015	2014	2013	2012	2011
Net income (loss) per common unit - basic:
Net income (loss) from continuing operations	$0.83	$0.82	$2.97	$(0.48)	$0.51	$1.01	$1.19
Net income from discontinued operations	—	1.97	2.03	0.21	0.14	0.37	0.22

Net income (loss) attributable to common unitholders	$0.83	$2.79	$5.00	$(0.27)	$0.65	$1.38	$1.41

Basic weighted average common units outstanding	26,421,116	27,506,890	27,317,974	28,710,220	29,912,993	29,748,746	25,232,985

Net (loss) income per common unit - diluted:
Net income (loss) from continuing operations	$0.83	$0.82	$2.96	$(0.48)	$0.49	$1.01	$0.81
Net income from discontinued operations	—	1.96	2.02	0.21	0.14	0.37	0.18

Net income (loss) attributable to common unitholders	$0.83	$2.78	$4.98	$(0.27)	$0.63	$1.38	$0.99

Diluted weighted average common units outstanding	26,434,636	27,679,474	27,442,308	28,710,220	30,798,113	29,774,527	29,669,582

(a)	Statement of operations data includes the consolidation of the results of acquired entities from their respective acquisition dates: primarily, the acquisition of SWH, Inc. by BNS Holding Inc. on February 2, 2011, the acquisition of DGT Holdings Corp. on July 5, 2011, the acquisition of Steel Excel on May 31, 2012, HNH’s acquisition of Wolverine Joining Technologies, LLC in April 2013, Steel Excel’s acquisition of the assets of Black Hawk Energy Services, Inc. in December 2013, HNH’s acquisition of JPS Industries, Inc. (“JPS”) on July 2, 2015 and SPLP’s acquisitions of CoSine Communications, Inc. and API Group plc on January 20, 2015 and April 17, 2015, respectively, HNH’s acquisition of SL Industries, Inc. (“SLI”) on June 1, 2016 and HNH’s acquisition of the Electromagnetic Enterprise division of Hamilton Sundstrand Corporation on September 30, 2016.

Balance Sheet Data	As of September 30,	As of December 31,
(in thousands, except per common unit data)	2016	2015	2014	2013	2012	2011
Cash and cash equivalents	$328,339	$185,852	$188,983	$203,980	$198,027	$127,027
Marketable securities	67,290	80,842	138,457	178,485	199,128	—
Long-term investments	114,905	167,214	311,951	295,440	199,865	320,891
Total assets	1,933,613	1,684,773	1,490,497	1,522,245	1,378,359	1,129,843
Long-term debt	418,105	235,913	295,707	223,355	140,065	130,955
SPLP Partners’ capital	585,570	558,034	494,859	616,582	527,344	415,797
SPLP Partners’ capital per common unit	$22.39	$20.95	$17.95	$19.81	$17.13	$16.51

Unaudited Ratio of Earnings to Fixed Charges

	Nine Months Ended
	September 30,	Years Ended December 31,
	2016	2015	2014	2013	2012	2011
Income from continuing operations before income taxes and equity method income (loss) and investments held at fair value	$40,980	$23,369	$25,273	$16,525	$31,962	$43,432

Fixed Charges:
Interest expense	7,390	8,862	11,073	10,454	14,804	12,424

Total fixed charges	7,390	8,862	11,073	10,454	14,804	12,424

Income from continuing operations before income taxes and equity method income (loss), investments held at fair value and fixed charges	$48,370	$32,231	$36,346	$26,979	$46,766	$55,856

Ratio of earnings to fixed charges	6.55	3.64	3.28	2.58	3.16	4.50

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF STEEL EXCEL

The following table sets forth certain selected financial information for Steel Excel as of the end of and for the periods indicated. The selected consolidated statements of operations data for the years ended December 31, 2015, 2014 and 2013 and the selected consolidated balance sheet data as of December 31, 2015, and 2014 are derived from, and qualified by reference to, Steel Excel’s audited consolidated financial statements included in this document. The selected consolidated statements of operations data for the nine months ended September 30, 2016 and 2015 and the selected consolidated balance sheet data as of September 30, 2016 are derived from, and qualified by reference to, Steel Excel’s unaudited consolidated financial statements included in this document. The selected consolidated statements of operations data for the years ended December 31, 2012 and 2011 and the selected consolidated balance sheet data as of December 31, 2013, 2012 and 2011 are derived from, and qualified by reference to, Steel Excel’s audited consolidated financial statements, which are not included in this document. You should read this summary selected financial data together with Steel Excel’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Steel Excel’s historical consolidated financial statements and the notes thereto included in this document. The historical results are not necessarily indicative of results to be expected in the future.

Statements of Operations Data (in thousands, except per share data):	Nine Months Ended September 30,		Year Ended December 31,
	2016(a)	2015(b)	2015(c)	2014(d)	2013(e)	2012(f)	2011
Net revenues	$68,868	$107,975	$132,620	$210,148	$120,028	$100,104	$2,502
Income (loss) from continuing operations before income taxes	$(14,246)	$(31,788)	$(88,004)	$(19,522)	$7,911	$6,467	$(158)
Net income (loss) from continuing operations	$(5,238)	$(32,339)	$(97,783)	$(24,269)	$12,867	$22,179	$68
Net income (loss) from continuing operations attributable to Steel Excel Inc. per share of common stock - basic and diluted	$(0.47)	$(2.81)	$(8.50)	$(2.06)	$1.03	$1.83	$0.01

Balance Sheet Data (in thousands)	As of September 30,	As of December 31,
	2016	2015	2014	2013	2012	2011
Balance Sheet Data:
Total assets	$321,481	$344,822	$476,946	$538,694	$466,495	$368,677
Long-term obligations	$42,752	$42,666	$79,242	$92,400	$14,397	$—

(a)	Includes marketable securities impairment charges of $1.5 million.
(b)	Includes marketable securities impairment charges of $30.6 million.
(c)	Includes marketable securities impairment charges of $59.8 million, goodwill and intangible assets impairment charges of $25.6 million, and a benefit from income taxes of $6.3 million.
(d)	Includes goodwill impairment charges of $36.7 million.
(e)	Includes a benefit from income taxes of $5.8 million.
(f)	Includes a benefit from income taxes of $15.7 million.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following table sets forth SPLP’s selected unaudited pro forma condensed combined financial data for the fiscal year ended December 31, 2015 and the nine months ended September 30, 2016. SPLP’s audited consolidated financial statements, which are incorporated by reference in this prospectus/offer to exchange, do not reflect the impact of the offer and the merger. The selected unaudited pro forma condensed combined financial data is based upon the historical financial statements of SPLP after giving effect to (1) the acquisition by HNH, a subsidiary of SPLP, of JPS, which occurred on July 2, 2015, (2) the acquisition by HNH of SLI, which occurred on June 1, 2016 and (3) the proposed acquisition of the remaining minority interest in Steel Excel not already owned by SPLP or any of its affiliated entities.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2015 combines the historical consolidated statements of operations of SPLP, JPS and SLI, and illustrates the effect of the proposed Steel Excel transaction as if the JPS, SLI and proposed Steel Excel transactions had each occurred on January 1, 2015. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2016 combines the historical consolidated statements of operations of SPLP and SLI, and illustrates the effect of the proposed Steel Excel transaction as if the SLI acquisition and proposed Steel Excel transaction had each occurred on January 1, 2015. The unaudited pro forma condensed combined balance sheet as of September 30, 2016 has been prepared to illustrate the effect of the proposed Steel Excel transaction as if it had occurred on September 30, 2016.

The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the transactions, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results.

The selected unaudited pro forma condensed combined financial information set forth below should be read in conjunction with the information included under the headings “The Offer and the Merger,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Consolidated Financial Data of SPLP” and “Selected Historical Consolidated Financial Data of Steel Excel”, as well as SPLP’s, JPS’ and SLI’s consolidated financial statements and related notes thereto, which are incorporated by reference in this prospectus/offer to exchange, and Steel Excel’s consolidated financial statements and related notes thereto, which are included in this prospectus/offer to exchange.

Selected Unaudited Pro Forma Condensed Consolidated Statement of Operations Data

	Pro Forma
	Year Ended December 31, 2015	Nine Months Ended September 30, 2016
Total revenues	$1,276,633	$929,456

Net income from continuing operations	$73,138	$16,775
Net income from continuing operations attributable to noncontrolling interests in consolidated entities	(28,012)	(5,038)

Net income from continuing operations attributable to common unitholders	$45,126	$11,737

Selected Unaudited Pro Forma Condensed Consolidated Balance Sheet Data

Pro Forma
As of September 30, 2016
Cash and cash equivalents	$326,253
Marketable securities	67,290
Long-term investments	114,905
Total assets	1,931,527
Long-term debt	418,105
Redeemable preferred units	63,504
SPLP partners’ capital	605,319
SPLP partners’ capital per common unit	23.15

UNAUDITED COMPARATIVE PER SHARE DATA

The following tables reflect historical information for Steel Excel and SPLP about basic and diluted earnings per share or common unit and book value or partners’ capital per common unit, as applicable, for the fiscal year ended December 31, 2015 and the nine months ended September 30, 2016. Both Steel Excel and SPLP are shown on a historical basis, and on an unaudited pro forma combined basis after giving effect to (1) the acquisition by HNH of JPS, which occurred on July 2, 2015, (2) the acquisition by HNH of SLI, which occurred on June 1, 2016 and (3) the proposed acquisition of the remaining minority interest in Steel Excel not already owned by SPLP or any of its affiliated entities. The pro forma data assumes the acquisition of 100% of the shares of Steel Excel common stock not already owned by SPLP or any of its affiliated entities and was derived by adjusting the historical consolidated financial information of SPLP as described elsewhere in this prospectus/offer to exchange. For a discussion of the assumptions and adjustments made in preparing the unaudited pro forma combined financial information presented in this prospectus/offer to exchange, see “Selected Unaudited Pro Forma Condensed Combined Financial Data.”

Steel Excel stockholders should read the information presented in the following table together with the historical financial statements of SPLP, JPS and SLI and the related notes, which are incorporated herein by reference, the historical financial statements of Steel Excel and the related notes, which are included herein, and the “Unaudited Pro Forma Condensed Combined Financial Information” appearing elsewhere in this prospectus/offer to exchange. The pro forma data is unaudited and for illustrative purposes only. Steel Excel stockholders should not rely on this information as being indicative of the historical results that would have been achieved during the periods presented had SPLP always owned 100% of Steel Excel or the future results that they will achieve after the consummation of the offer and the merger. This pro forma information is subject to risks and uncertainties, including those discussed in “Risk Factors.”

	SPLP
	Twelve Months Ended December 31, 2015		Nine Months Ended September 30, 2016
	Historical	Pro Forma	Historical	Pro Forma
Net income from continuing operations attributable to common unitholders - basic	$2.97	$1.65	$0.83	$0.44
Net income from continuing operations attributable to common unitholders - diluted	$2.96	$1.64	$0.83	$0.44
Weighted average number of common units outstanding - basic	27,317,974	27,317,974	26,421,116	26,421,116
Weighted average number of common units outstanding - diluted	27,442,308	27,442,308	26,434,636	26,434,636

	Historical	Pro Forma
SPLP partners’ capital per common unit as of September 30, 2016	$22.39	$23.15

	Steel Excel
	Twelve Months Ended December 31, 2015	Nine Months Ended September 30, 2016
	Historical	Historical
Net loss attributable to Steel Excel - basic	$(8.50)	$(0.47)
Net loss attributable to Steel Excel - diluted	$(8.50)	$(0.47)
Weighted average number of common shares outstanding - basic	11,454,000	10,753,000
Weighted average number of common shares outstanding - diluted	11,454,000	10,753,000

Historical
Steel Excel book value per share as of September 30, 2016	$24.86

RISK FACTORS

Steel Excel stockholders should carefully read this prospectus/offer to exchange and the other documents referred to or incorporated by reference into this document, including in particular the following risk factors, in deciding whether to tender shares pursuant to the offer.

Risks Related to the Offer and the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in Steel Excel’s stock price. As a result, Steel Excel’s stockholders cannot be sure at the time they elect to participate in the offer of the value of the Steel Excel common stock they will give up.

In connection with the offer and the merger, Steel Excel stockholders will receive a fixed number of SPLP preferred units for each of their shares of Steel Excel common stock (0.712 SPLP preferred units for each Steel Excel share). This exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of Steel Excel’s common stock. Steel Excel is not permitted to “walk away” from the transaction or terminate the merger agreement solely because of changes in the market price of its common stock. Stock price changes may result from a variety of factors (many of which are beyond Steel Excel’s control), including the following factors:

•	changes in Steel Excel’s business, operations and prospects;

•	changes in market assessments of the business, operations and prospects of Steel Excel;

•	market assessments of the likelihood that the transaction will be completed;

•	interest rates, general market, industry and economic conditions and other factors generally affecting the price of Steel Excel’s common stock; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which Steel Excel operates.

The price of Steel Excel’s common stock at the closing of the transaction may vary from its price on the date the merger agreement was executed, on the date of this prospectus/offer to exchange or on the date a Steel Excel stockholder tenders its shares. As a result, Steel Excel’s stockholders cannot be sure at the time they elect to participate in the offer of the value of the Steel Excel common stock they will give up. You are urged to obtain current market quotations for the Steel Excel common stock.

The offer remains subject to conditions that SPLP cannot control.

The offer is subject to a number of conditions, including the non-waivable minimum tender condition and majority of the minority tender condition. In addition, the offer is subject to a number of additional conditions, including that (1) the SPLP preferred units issuable in the offer and the merger have been authorized for listing on the NYSE or, if for any reason they cannot be so listed, on the OTC Bulletin Board or OTC Market, (2) shares held by Steel Excel stockholders that have properly exercised appraisal rights under Delaware law do not exceed ten percent (10%) of the shares outstanding immediately prior to the expiration of the offer, and (3) the registration statement on Form S-4 of which this prospectus/offer to exchange is a part has been declared effective by the SEC, as well as the satisfaction of other customary conditions as described in this prospectus/offer to exchange. There are no assurances that all of the conditions to the offer will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the offer are not met, then SPLP may, subject to the terms and conditions of the merger agreement, allow the offer to expire, or amend or extend the offer. See “Merger Agreement — Conditions to the Offer” and “— Conditions to the Merger.”

If the offer and the merger are completed, Steel Excel stockholders will receive SPLP preferred units. SPLP preferred units will be affected by different factors than Steel Excel common stock, and holders of SPLP preferred units will have different rights than Steel Excel stockholders.

Upon consummation of the offer and the merger, Steel Excel stockholders will receive SPLP preferred units. Although Steel Excel is a consolidated subsidiary of SPLP, SPLP is a diversified global holding company that engages in multiple businesses. Accordingly, SPLP’s results of operations and the trading price of the SPLP preferred units may be adversely affected by a number of factors other than those that would affect Steel Excel’s results of operations and stock price.

In addition, holders of SPLP preferred units will have rights that differ from the rights they had as Steel Excel stockholders before the offer and the merger. For a comparison of the rights of SPLP preferred unitholders to the rights of Steel Excel stockholders, see “Comparison of Securityholders’ Rights.”

SPLP may fail to realize any or all of the anticipated benefits of the offer and the merger or those benefits may take longer to realize than expected.

The benefits of the offer and the merger may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the offer and the merger could adversely affect SPLP’s results of operations or cash flows and negatively affect the price of the SPLP preferred units.

SPLP and Steel Excel will incur direct and indirect costs as a result of the offer and the merger.

SPLP and Steel Excel will incur substantial expenses in connection with and as a result of completing the offer and the merger and, following the completion of the merger, SPLP expects to incur additional expenses in connection with acquiring the remaining shares of Steel Excel not already owned by SPLP. Factors beyond SPLP’s control could affect the total amount or timing of those expenses, many of which, by their nature, are difficult to estimate accurately. Moreover, diversion of management focus and resources from day-to-day operations to matters relating to the offer and the merger could adversely affect each company’s businesses, regardless of whether the offer and the merger are completed.

SPLP’s actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this prospectus/offer to exchange.

The unaudited pro forma condensed combined financial information contained in this prospectus/offer to exchange is presented for illustrative purposes only and may differ materially from what SPLP’s actual financial position or results of operations would have been had the offer, the merger and SPLP’s recent, significant acquisitions been completed on the dates indicated. The unaudited pro forma condensed combined financial information has been derived from the audited and unaudited historical financial statements of SPLP and Steel Excel, and those of SPLP’s recent, significant acquisitions, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the offer, the merger and SPLP’s recent, significant acquisitions. Differences between preliminary estimates in the unaudited pro forma condensed combined financial information and the final acquisition accounting may occur and are not necessarily indicative of SPLP’s financial position or results of operations in future periods or that would have been realized in historical periods presented.

In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect SPLP’s financial condition or results of operations following the closing. Any potential decline in SPLP’s financial condition or results of operations may cause significant variations in the price of the SPLP preferred units. See “Selected Unaudited Pro Forma Condensed Combined Financial Data.”

The merger agreement limits Steel Excel’s ability to pursue alternative transactions, and in certain instances requires payment of a termination fee and reimbursement of expenses to SPLP, which beneficially owns approximately 64.2% of Steel Excel’s outstanding shares. These factors could deter a third party from proposing an alternative transaction.

The merger agreement contains provisions that, subject to certain exceptions, limit Steel Excel’s ability to solicit, initiate, encourage or facilitate any inquiries regarding or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an alternative takeover proposal. See “Merger Agreement — No Solicitation; Acquisition Proposals.” In addition, under specified circumstances, Steel Excel is required to pay to SPLP a termination fee of $2,000,000 and potential expense reimbursement of up to $1,000,000 if the merger agreement is terminated. See “Merger Agreement — Fees and Expenses.” It is possible that these or other provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Steel Excel from considering or proposing an acquisition or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Steel Excel than it might otherwise have proposed to pay. Furthermore, SPLP’s beneficial ownership of approximately 64.2% of Steel Excel’s outstanding shares may also serve as a deterrent to potential competing acquirers of all or a significant part of Steel Excel.

If the value of SPLP’s business, together with any synergies to be achieved from SPLP’s acquisition of Steel Excel, is less than the value of the transaction consideration, the trading price of the SPLP preferred units could decrease.

If investors believe that the value of the SPLP preferred units to be exchanged for Steel Excel shares in connection with the offer and the merger, together with transaction costs, is greater than the value of Steel Excel’s business, together with any synergies expected to be achieved from SPLP’s acquisition of Steel Excel, the trading price of the SPLP preferred units could be adversely affected, and the offer and the merger could have a dilutive effect on the value of the SPLP preferred units.

The prices of SPLP common units and Steel Excel common stock may be adversely affected if the offer and the merger are not completed.

If the offer and the merger are not completed, the prices of SPLP common units and Steel Excel common stock may decline to the extent that their current market prices reflect a market assumption that the offer and the merger will be completed and have value.

The financial analyses and forecasts considered by SPLP, Steel Excel and Steel Excel’s financial advisor may not be realized.

While the financial projections utilized by SPLP, Steel Excel and Steel Excel’s financial advisor in connection with the offer and the merger and summarized in this prospectus/offer to exchange were prepared in good faith based on information available at the time of preparation, no assurances can be made regarding future events or that the assumptions made in preparing such projections will accurately reflect future conditions. In preparing such projections, the management of Steel Excel made assumptions regarding, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described or incorporated by reference in this section and the section entitled “— Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Steel Excel and SPLP and will be beyond the control of the surviving company. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the unaudited financial projections, whether or not the offer and the merger are completed. As a result, the unaudited financial projections cannot be considered predictive of actual future operating results, and this information should not be relied on as such. In addition, since such projections cover multiple years, the information by its nature becomes less predictive with each successive year.

Risks Related to the SPLP Preferred Units

The SPLP preferred units are equity securities and are subordinated to our existing and future indebtedness.

The SPLP preferred units are equity interests and do not constitute indebtedness. This means that the SPLP preferred units will rank junior to all of our indebtedness and to other non-equity claims on us (but will rank senior to our common units), including claims in any liquidation.

Further, the SPLP preferred units place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “— Holders of the SPLP preferred units will have limited voting rights.”

We conduct substantially all of our operations through our subsidiaries. As a result, our cash flow and our ability to pay distributions on the SPLP preferred units are dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings or other payments by our subsidiaries to us. Some of our subsidiaries currently are, and in the future may be, restricted in their ability to make distributions to us, including under the terms of their credit facilities.

Failure to generate sufficient cash flows, or the terms of our future indebtedness, may limit our ability to make distributions on the SPLP preferred units or to redeem the SPLP preferred units.

There can be no assurances that our operations will generate sufficient cash flows to enable us to pay distributions on the SPLP preferred units or redeem the SPLP preferred units. Our financial and operating performance is subject to prevailing economic and industry conditions and to financial, business and other factors, some of which are beyond our control.

In addition, distributions will only be paid if the distribution is not restricted or prohibited by law or the terms of any senior equity securities or indebtedness. The instruments governing the terms of future financing or the refinancing of any borrowings may contain covenants that restrict our ability to make distributions on the SPLP preferred units or redeem the SPLP preferred units. The SPLP preferred units place no restrictions on our ability to incur indebtedness with such restrictive covenants.

The market price of the SPLP preferred units could be adversely affected by various factors.

Following the transaction, the market price for the SPLP preferred units may fluctuate based on a number of factors, including:

•	the trading price of our common units;

•	additional issuances of other series or classes of preferred units;

•	whether we pay or fail to pay distributions on the SPLP preferred units from time to time and our ability to make distributions under the terms of our indebtedness;

•	our creditworthiness, results of operations and financial condition;

•	the credit ratings of the SPLP preferred units;

•	the prevailing interest rates or rates of return being paid by other companies similar to us and the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Our performance, market conditions and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the SPLP preferred units. In general, as market interest rates rise, securities with fixed interest rates or fixed distribution rates, such as the SPLP preferred units, decline in value. Consequently, if market interest rates increase, the market price of the SPLP preferred units may decline. We cannot predict the future level of market interest rates.

Our ability to pay quarterly distributions on the SPLP preferred units will be subject to, among other things, general business conditions, our financial results, gains or losses recognized by us on the disposition of assets and our liquidity needs. Any reduction or discontinuation of quarterly distributions could cause the market price of the SPLP preferred units to decline significantly. Accordingly, the SPLP preferred units may trade at a discount.

An active trading market may not develop for the SPLP preferred units, which could adversely affect the price of the SPLP preferred units in the secondary market and your ability to resell the SPLP preferred units.

The SPLP preferred units are a new issue of securities and there is no established trading market for the SPLP preferred units. We intend to file an application to list the SPLP preferred units on the NYSE under the symbol “SPLPPRA.” However, there is no guarantee that we will be able to list the SPLP preferred units. We also cannot make any assurance as to:

•	the development of an active trading market;

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their SPLP preferred units; or

•	the price at which holders may be able to sell their SPLP preferred units.

If a trading market were to develop, the future trading prices of the SPLP preferred units will depend on many factors, including prevailing interest rates, our credit ratings published by major rating agencies, the market for similar securities and our operating performance and financial condition. If a trading market does develop, there is no assurance that it will continue. If an active public trading market for the SPLP preferred units does not develop or does not continue, the market price and liquidity of the SPLP preferred units is likely to be adversely affected.

Holders of the SPLP preferred units will have limited voting rights.

Holders of the SPLP preferred units will generally have no voting rights and have none of the voting rights given to holders of the SPLP common units, except that holders of the SPLP preferred units will be entitled to the voting rights described in “Description of the SPLP preferred units — Voting Rights.” In particular, if distributions on the SPLP preferred units have not been declared and paid for the equivalent of six or more quarterly distribution periods, whether or not consecutive (a “Nonpayment”), holders of the SPLP preferred units, together as a class with holders of any other series of parity units (as defined in “Description of the SPLP preferred units — Distributions”) then outstanding, will be entitled to vote for the election of two additional directors to the SPLP GP Board, subject to the terms and to the limited extent described under “Description of the SPLP preferred units — Voting Rights.” When quarterly distributions have been declared and paid on the SPLP preferred units for four consecutive quarters following the Nonpayment, the right of the holders of the SPLP preferred units and such parity units to elect these two additional directors will cease, the terms of office of these two directors will terminate and the number of directors constituting the SPLP GP Board will be reduced accordingly.

Our limited partnership agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of Steel Partners Holdings GP Inc. (our “General Partner” or “Steel Holdings GP”) and limit remedies available to unitholders for actions that might otherwise constitute a breach of duty. It will be difficult for unitholders to successfully challenge a resolution of a conflict of interest by our General Partner or by a majority of the disinterested directors of the SPLP GP Board.

Our limited partnership agreement contains provisions that require holders of our units, including the SPLP preferred units, to waive or consent to conduct by our General Partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our limited partnership agreement provides that when our General Partner is acting in its individual capacity, as opposed to in its capacity as our General Partner, it may act without any fiduciary obligations to holders of our units, whatsoever. When our General Partner, in its capacity as our general partner, is permitted or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable,” then, except as otherwise provided in our limited partnership agreement, our General Partner will be entitled to consider only such interests and factors as it desires and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any holder of our units and will not be subject to any different standards imposed by our limited partnership agreement, the Delaware Revised Uniform Limited Partnership Act, which is referred to as the Delaware Limited Partnership Act, or under any other law, rule or regulation or in equity. These standards reduce the obligations to which our General Partner would otherwise be held.

The above modifications of fiduciary duties are expressly permitted by Delaware law. Hence, we and holders of our units will only have recourse and be able to seek remedies against our General Partner if our General Partner breaches its obligations pursuant to our limited partnership agreement. Unless our General Partner breaches its obligations pursuant to our limited partnership agreement, we and holders of our units will not have any recourse against our General Partner even if our General Partner were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of the obligations set forth in our limited partnership agreement, our limited partnership agreement provides that our General Partner and its officers and directors will not be liable to us or holders of our units for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our General Partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct. These provisions restrict the remedies available to unitholders for actions that without such limitations might constitute breaches of duty including fiduciary duties.

Whenever a potential conflict of interest exists between us and our General Partner, our General Partner may resolve such conflict of interest. If our General Partner determines that its resolution of the conflict of interest is on terms no less favorable to us than those generally being provided to or available from unrelated third parties or is fair and reasonable to us, taking into account the totality of the relationships between us and our General Partner, then it will be presumed that, in making this determination, our General Partner acted in good faith. A holder of our units seeking to challenge this resolution of the conflict of interest would bear the burden of overcoming this presumption. This is different from the situation with Delaware corporations, where a conflict resolution by an interested party would be presumed to be unfair and the interested party would have the burden of demonstrating that the resolution was fair.

Also, if our General Partner obtains the approval of the majority of the disinterested directors of the SPLP GP Board, the resolution will be conclusively deemed to be fair and reasonable to us and not a breach by our General Partner of any duties it may owe to us or holders of our units. This is different from the situation with Delaware corporations, where a conflict resolution by a committee consisting solely of independent directors may, in certain circumstances, merely shift the burden of demonstrating unfairness to the plaintiff. If you purchase, receive or otherwise hold a unit, you will be treated as having consented to the provisions set forth in our limited partnership agreement, including provisions regarding conflicts of interest situations that, in the absence of such provisions, might be considered a breach of fiduciary or other duties under applicable state law. As a result, unitholders will, as a practical matter, not be able to successfully challenge an informed decision by the disinterested directors of the SPLP GP Board.

We have also agreed to indemnify our General Partner, our manager, SP General Services LLC (our “Manager”) and any of their affiliates and any member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of SPLP, our General Partner, our Manager or any of our affiliates and certain other specified persons, to the fullest extent permitted by law, against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts incurred by our General Partner or any of these other persons. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings.

Redemption may adversely affect your return on the SPLP preferred units.

We will have the right to redeem at any time at a price of $25.00 per SPLP preferred unit, plus accumulated and unpaid distributions, some or all of the SPLP preferred units, as described under “Description of the SPLP preferred units — Optional Redemption.” To the extent that we redeem the SPLP preferred units at times when prevailing interest rates may be relatively low compared to rates at the time of issuance of the SPLP preferred units, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the distribution rate of the SPLP preferred units.

There is no limitation on our issuance of debt securities or equity securities that rank equally with the SPLP preferred units and, under certain circumstances, we may issue equity securities that rank senior to the SPLP preferred units.

We do not currently have any outstanding equity securities that rank senior to the SPLP preferred units. We may issue additional equity securities that rank equally with the SPLP preferred units without limitation and, with the approval of the holders of the SPLP preferred units and all other series of voting preferred units, acting as a single class, as described under “Description of the SPLP preferred units — Voting Rights,” any partnership interests senior to the SPLP preferred units. The issuance of securities ranking equally with or senior to the SPLP preferred units may reduce the amount available for distributions and the amount recoverable by holders of the SPLP preferred units in the event of our liquidation, dissolution or winding-up. In addition, we and our subsidiaries may incur indebtedness that will rank senior to the SPLP preferred units.

We may pay the redemption price for the SPLP preferred units in SPLP common units. As a result, holders of the SPLP preferred units may become subject to the risks associated with the SPLP common units.

Except for the requirement that we must offer to repurchase or redeem, for cash on a pro rata basis, 20% of the SPLP preferred units to be issued in the transaction within the first three years after completion of the offer, the terms of the SPLP preferred units enable us to pay the redemption price for the SPLP preferred units in cash, SPLP common units or a combination of both, at the sole discretion of the SPLP GP Board. To the extent we elect to pay the redemption price in SPLP common units, holders of the SPLP preferred units will become subject to the risks associated with the SPLP common units. See “— Risks Related to SPLP’s Business.”

We may need to obtain additional financing in order to repurchase or redeem the SPLP preferred units.

We may not have sufficient funds available to make any required redemptions or repurchases of the SPLP preferred units in cash. In such event, we may need to obtain additional financing, which may not be available on favorable terms or at all.

The SPLP preferred units may not be rated and, if rated, their ratings could be lowered.

Standard & Poor’s Ratings Services and Fitch Ratings Inc. may assign ratings to the SPLP preferred units. Generally, rating agencies base their ratings on such material and information, and such of their own investigative studies and assumptions, as they deem appropriate. A rating is not a recommendation to buy, sell or hold the SPLP preferred units, and there is no assurance that any rating will apply for any given period of time or that a rating may not be adjusted or withdrawn. A downgrade or potential downgrade in these ratings (including as a result in any change in rating methodologies), the assignment of a new rating that is lower than existing ratings, or a downgrade or potential downgrade in ratings assigned to us, our subsidiaries or any of our other securities could adversely affect the trading price and liquidity of the SPLP preferred units. We cannot be sure that rating agencies will rate the units or maintain their ratings once issued. We do not undertake any obligation to obtain a rating, maintain the ratings once issued or to advise holders of SPLP preferred units of any change in ratings. A failure to obtain a rating or a negative change in our ratings once issued could have an adverse effect on the market price or liquidity of the SPLP preferred units.

If the income allocated to the SPLP preferred units for a year is greater than the cash distribution for such year, a holder may have an out-of-pocket tax liability. If the amount of distributions on the SPLP preferred units is greater than our gross ordinary income, the amount that a holder of SPLP preferred units would receive upon liquidation may be less than the Preferred Unit Liquidation Value.

In general, we will specially allocate to the SPLP preferred units items of our gross ordinary income in an amount equal to the distributions paid in cash in respect of the SPLP preferred units during the taxable year. If a distribution is paid in kind, we have the right to allocate gross ordinary income to the SPLP preferred units in excess of the amount of cash distributed, such that a holder may have an out-of-pocket tax liability for the year. Allocations of gross ordinary income will increase the capital account balance of the holders of the SPLP preferred units. Distributions will correspondingly reduce the capital account balance of the holders of the SPLP preferred units. So long as our gross ordinary income equals or exceeds the distributions paid to the holders of the SPLP preferred units, the capital account balance of the holders of SPLP preferred units will equal the preferred unit liquidation value, as defined below in the section entitled “Description of SPLP Preferred Units – Amount Payable in Liquidation,” at the end of each taxable year. If the distributions paid in respect of the SPLP preferred units in a taxable year exceed the proportionate share of our gross ordinary income allocated in respect of the SPLP preferred units for such year, however, the capital account balance of the holders of the SPLP preferred units with respect to the SPLP preferred units will be reduced below the preferred unit liquidation value by the amount of such excess. In that event, we will allocate additional gross ordinary income in subsequent years until such excess is eliminated. If we were to have insufficient gross ordinary income to eliminate such excess, holders of SPLP preferred units would be entitled, upon our liquidation, dissolution or winding up, to less than the preferred unit liquidation value. In addition, to the extent that we make additional allocations of gross ordinary income in a taxable year to eliminate such excess from prior years, the gross ordinary income allocated to holders of the SPLP preferred units in such taxable year would exceed the distributions paid to the SPLP preferred units during such taxable year. In such taxable year, holders of SPLP preferred units may recognize taxable income in respect of their investment in the SPLP preferred units in excess of our cash distributions, thus giving rise to an out-of-pocket tax liability for such holders.

The IRS Schedules K-1 we will provide holders of SPLP preferred units will be more complicated than the IRS Forms 1099 provided by corporations to their stockholders, and holders of SPLP preferred units may be required to request an extension of time to file their tax returns.

Holders of SPLP preferred units will be required to take into account their allocable share of our items of gross ordinary income for our taxable year ending within or concurrently with their taxable year. We have agreed to furnish holders of SPLP preferred units, as soon as reasonably practicable after the close of each calendar year, with tax information (including IRS Schedules K-1), which describes their allocable share of gross ordinary income for our immediately preceding taxable year. However, it may require longer than 90 days after the end of our calendar year to obtain the requisite information so that IRS Schedules K-1 may be prepared by us. Consequently, holders of SPLP preferred units who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each holder of SPLP preferred units will be required to report for all tax purposes consistently with the information provided by us for the taxable year. Because holders will be required to report their allocable share of gross ordinary income, tax reporting for holders of the SPLP preferred units will be more complicated than for shareholders of a regular corporation.

Holders of SPLP preferred units may be subject to state, local and foreign taxes and return filing requirements as a result of owning such units.

In addition to U.S. federal income taxes, holders of the SPLP preferred units may be subject to other taxes, including state, local and foreign taxes, and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if the holders of the SPLP preferred units do not reside in any of those jurisdictions. Holders of the SPLP preferred units may be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions in the U.S. and abroad. Further, holders of the SPLP preferred units may be subject to penalties for failure to comply with those requirements. It is the responsibility of each unitholder to file all U.S. federal, state, local and foreign tax returns that may be required of such unitholder. In addition, our investments in real assets, if any, may expose unitholders to additional adverse tax consequences.

Risks Related to SPLP’s Business

You should read and consider the risk factors specific to SPLP’s business that will also affect the combined company after the merger. These risks are described in Part I, Item 1A of SPLP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on March 11,

2016 and Part II, Item 1A of SPLP’s Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2016, as filed with the SEC on November 7, 2016, and in other documents that are incorporated by reference into this document. See “Where To Obtain Additional Information” for the location of information incorporated by reference in this document.

Risks Related to Steel Excel’s Business

Steel Excel’s Energy business is susceptible to the impact of fluctuations in energy prices, which could have an adverse effect on Steel Excel’s results of operations.

High oil and natural gas prices result in an increase in drilling activity, increasing the demand for oilfield services. Oilfield service companies invest in new equipment in such an environment to expand their capacity to take advantage of this increased activity, which could result in an increasingly competitive environment. Declining oil and natural gas prices can result in Steel Excel’s customers reducing their drilling and work over activities, which can result in a reduced demand for Steel Excel’s services and requests for price concessions. Oilfield service companies may be willing to provide their services at reduced prices in such an environment to be able to cover their equipment and other fixed costs. The increased competition, reduced demand, or competitive pricing pressure could lead to declines in Steel Excel’s prices and utilization, which would have an adverse effect on Steel Excel’s results of operations.

Steel Excel is heavily dependent on the oil and gas industry in North America. Several factors affect Steel Excel’s customers’ willingness to continue to undertake exploration and production activities, the adverse effects of any of which could have a significant adverse effect on Steel Excel’s results of operations.

Steel Excel’s Energy business is dependent on Steel Excel’s customers’ willingness to continue to explore for and produce oil and natural gas in North America, primarily in the Bakken and Permian basins. Factors affecting Steel Excel’s customers’ willingness to continue to undertake exploration and production activities include the following:

•	the prices for oil and natural gas and Steel Excel’s customers’ perceptions of such prices in the future;

•	the supply and demand for oil and natural gas;

•	the cost for Steel Excel’s customers to conduct the necessary exploration and production activities;

•	the discovery of new oil and gas reserves;

•	the availability of pipelines and other means of transportation;

•	increased regulation of the means of transporting oil out of the Bakken basin by rail or road;

•	the availability and cost of capital;

•	production levels and geopolitical factors in other oil and gas producing countries;

•	the price and availability of alternative sources of energy; and

•	weather conditions.

The adverse effects of any of these factors could result in a reduction in Steel Excel’s customers’ exploration efforts, which could have a significant adverse effect on Steel Excel’s results of operations.

Steel Excel is exposed to potential litigation and unrecoverable losses that could have an adverse effect on Steel Excel’s results of operations and financial condition.

Steel Excel’s Energy business is subject to many hazards inherent in the industry, including blowouts, cratering, explosions, fires, loss of well control, loss of or damage to the wellbore or underground reservoir, damaged or lost drilling equipment, and damage or loss from inclement weather or natural disasters. Any of these hazards could result in personal injury or death, damage to or destruction of equipment and facilities, suspension of operations, environmental and natural resources damage, and damage to the property of others. In addition, Steel Excel may be subject to litigation as a result of any of these hazards or in the normal course of business. Steel Excel may be unable to obtain desired contractual indemnities for such hazards, and Steel Excel’s insurance may not provide adequate coverage in certain instances. The occurrence of an event not fully indemnified or insured, or the failure or inability of a customer or insurer to meet its financial obligations, and resulting claims and litigation could result in substantial losses and have a significant adverse effect on Steel Excel’s results of operations and financial condition.

Increased regulation of hydraulic fracturing could have an adverse impact on Steel Excel’s customers.

Many of Steel Excel’s customers utilize hydraulic fracturing services, which is the process of creating or expanding cracks, or fractures, in formations underground where water, sand, and other additives are pumped under high pressure into the formation. Although Steel Excel is not a provider of hydraulic fracturing services, many of Steel Excel’s services complement the hydraulic fracturing process. Legislation for broader federal regulation of hydraulic fracturing operations and the reporting and public disclosure of chemicals used in the fracturing process could be enacted. The United States Environmental Protection Agency has completed guidance documents and recommendations related to certain hydraulic fracturing activities involving diesel fuel under the Safe Drinking Water Act. Steel Excel’s customers’ operations could be adversely affected if additional regulation or permitting requirements were to be required for hydraulic fracturing activities, which could have an adverse effect on Steel Excel’s results of operations.

Severe weather conditions could have an adverse effect on Steel Excel’s customers and Steel Excel’s ability to provide Steel Excel’s services.

Steel Excel’s Energy business is heavily concentrated in North Dakota and Montana, where severe weather conditions could result in a curtailment of Steel Excel’s customers’ service requirements, damage to Steel Excel’s facilities and equipment resulting in increased repair costs and a suspension of Steel Excel’s operations, Steel Excel’s inability to deliver services, and an overall decline in productivity, all of which could result in an adverse effect on Steel Excel’s results of operations. In addition, inclement weather could result in the cancellation of events and tournaments in Steel Excel’s Sports business during peak seasons, which would have an adverse effect on Steel Excel’s results of operations.

Steel Excel may not be able to attract and retain qualified workers, which could have a significant adverse effect on Steel Excel’s Energy business.

Steel Excel’s Energy business operations require personnel with specialized skills and experience who can perform physically demanding work, and there is intense competition for these workers in the Bakken basin where Steel Excel’s Energy business is concentrated. As a result workers may choose to pursue employment in fields that offer a more desirable work environment or better pay. Steel Excel’s inability to attract and retain such qualified workers could have an adverse effect on Steel Excel’s productivity, the quality of Steel Excel’s service offerings, and Steel Excel’s ability to expand Steel Excel’s operations, all of which could have an adverse effect on Steel Excel’s results of operations.

Steel Excel may sustain losses in Steel Excel’s investment portfolio, which could have an adverse effect on Steel Excel’s results of operations, financial condition, and liquidity.

A substantial portion of Steel Excel’s assets consists of investments in marketable securities that Steel Excel classifies as available-for-sale securities, which are adjusted to fair value each period. An adverse change in global economic conditions may result in a decline in the value of Steel Excel’s marketable securities. Declines in the value of marketable securities may not be recognized if such unrealized losses are deemed to be temporary. However, any such declines in value will be recognized as losses upon the sale of such securities or if such declines are deemed to be other than temporary. For the nine months ended September 30, 2016, and the year ended December 31, 2015, Steel Excel incurred impairment charges related to its marketable securities totaling $1.5 million and $59.8 million, respectively. Any adverse changes in the financial markets and resulting declines in value of Steel Excel’s marketable securities may result in additional impairment charges and could have an adverse effect on Steel Excel’s results of operations, financial condition, and liquidity.

Certain of Steel Excel’s investments may subject Steel Excel to greater risk and be less liquid than other investments in Steel Excel’s portfolio.

Steel Excel’s investments include significant interests in equity-method investees, participation in corporate term loans, and promissory notes. Steel Excel also entered into short sale transactions on certain financial instruments and have sold call and put options. Steel Excel may continue to engage in similar investing activities in the future. Such investments may be subject to greater price fluctuations, may be more difficult to sell, and may be sold at prices that do not reflect their intrinsic value.

Steel Excel may be unable to identify and acquire new businesses, which could have an adverse effect on Steel Excel’s long term growth.

Acquisitions are a key element of Steel Excel’s business strategy. Steel Excel may not be able to identify and acquire acquisition candidates on acceptable terms. Steel Excel’s inability to identify and acquire new businesses on acceptable terms could have an adverse effect on Steel Excel’s long-term growth.

Steel Excel may be unable to integrate new businesses, which could have an adverse effect on Steel Excel’s results of operations, financial condition, and long-term growth.

Steel Excel may not be able to properly integrate acquired businesses, which could result in such businesses not performing as expected when the acquisition was consummated and possibly being dilutive to Steel Excel’s overall operating results. Steel Excel’s inability to properly integrate acquired businesses could result from, among other things, the following:

•	Steel Excel’s failure to retain and attract key employees;

•	Steel Excel’s failure to retain and attract new customers;

•	Steel Excel’s failure to develop effective sales and marketing capabilities; and

•	Steel Excel’s failure to properly operate new lines of business.

Steel Excel’s inability to integrate new businesses could have an adverse effect on Steel Excel’s results of operations, financial condition, and Steel Excel’s long-term growth.

Steel Excel’s cash balances could be adversely affected by the instability of financial institutions.

Steel Excel maintains the Company’s cash, cash equivalents, and marketable securities with certain financial institutions at which Steel Excel’s balances exceed the limits that are insured by the Federal Deposit Insurance Corporation. There could be an impact on Steel Excel’s cash balances if financial institutions at which the Company maintains Steel Excel’s cash and investments experience financial difficulties, which would have an adverse effect on Steel Excel’s results of operations and financial condition.

Steel Excel may not be able to fully utilize Steel Excel’s tax benefits, which could result in increased cash payments for taxes in future periods.

Net operating losses (“NOLs”) may be carried forward to offset federal and state taxable income in future years and reduce the amount of cash paid for income taxes otherwise payable on such taxable income, subject to certain limits and adjustments. If fully utilized, Steel Excel’s NOLs and other carry-forwards could provide it with significant tax savings in future periods. Our ability to utilize these tax benefits in future years will depend upon our ability to generate sufficient taxable income and to comply with the rules relating to the preservation and use of NOLs. The potential benefit of the NOLs and other carry-forwards may be limited or permanently lost as a result of the following:

•	Our inability to generate sufficient taxable income in future years to use such benefits before they expire;

•	a change in control that would trigger limitations on the amount of taxable income in future years that may be offset by NOLs and other carry-forwards that existed prior to the change in control; and

•	examinations and audits by the Internal Revenue Service and other taxing authorities could reduce the amount of NOLs and other credit carry-forwards that are available for future years.

Steel Excel maintains a full valuation allowance against Steel Excel’s NOLs and other carry-forwards due to uncertainty regarding Steel Excel’s ability to generate sufficient taxable income in future periods. Our inability to utilize the NOLs and other carry-forwards could result in increased cash payments for taxes in future periods.

Steel Excel may be liable for additional income taxes upon examination or audit by the taxing authorities.

Steel Excel is subject to income and other taxes in the United States and certain foreign jurisdictions in which Steel Excel formerly operated. Steel Excel’s tax provision reflects judgments and estimates, including settlements, that are subject to audit and redetermination by the various taxing authorities. Although the Company believes Steel Excel’s estimates are reasonable, the ultimate outcome of these tax matters may differ materially from the amounts recorded in Steel Excel’s consolidated financial statements, which could have an adverse effect on Steel Excel’s results of operations and financial position.

A significant disruption in, or breach in security of, Steel Excel’s information technology systems could adversely affect Steel Excel’s business.

Steel Excel relies on information technology systems, some of which are managed by third parties, to process, transmit and store electronic information, and to manage or support a variety of critical business processes and activities. Steel Excel also collects and stores sensitive data, including confidential business information and personal data. These systems may be susceptible to damage, disruptions, or shutdowns due to attacks by computer hackers, computer viruses, employee error or malfeasance, power outages, hardware failures, telecommunication or utility failures, catastrophes, or other unforeseen events. In addition, security breaches of Steel Excel’s systems could result in the misappropriation or unauthorized disclosure of confidential information or personal data belonging to Steel Excel or to Steel Excel’s employees, partners, customers, or suppliers. Any such events could disrupt Steel Excel’s operations, inhibit Steel Excel’s ability to produce financial information, damage customer relationships and Steel Excel’s reputation, and result in legal claims or proceedings, liability, or penalties under privacy laws, each of which could adversely affect Steel Excel’s business and Steel Excel’s financial statements.

Steel Excel may incur impairments charges related to Steel Excel’s long-lived assets.

Steel Excel periodically evaluates the carrying value of Steel Excel’s long-lived assets, including Steel Excel’s property and equipment, identified intangible assets, and goodwill for impairment. In performing these assessments Steel Excel relies on cash flow projections based on Steel Excel’s current operating plans, estimates, and judgments. The Company could incur impairment charges if Steel Excel’s actual results are materially different from such cash flow projections, which could have a material adverse effect on Steel Excel’s financial position and results of operations. For the years ended December 31, 2015 and 2014, the Company incurred goodwill and intangible asset impairment charges of $25.6 million and $36.7 million, respectively.

Steel Excel could incur significant costs in the future to maintain regulatory compliance.

Steel Excel’s Energy and Sports businesses are currently subject to federal, state, and local laws and regulations pertaining to worker safety, the handling of hazardous materials, transportation standards, and the environment, and may be subject to additional regulations in the future, including any regarding the emission of greenhouse gases. Steel Excel may be required to obtain and maintain permits, approvals, and certificates from various authorities and incur other capital and operational costs in order to comply with such laws and regulations. Failure to comply with such laws and regulations could result in the assessment of penalties, imposition of cleanup and site restoration costs and liens, revocation of permits, or orders to limit or cease certain operations. In addition, certain such laws impose joint and several liability that could cause Steel Excel to become liable for the conduct of others or for consequences of Steel Excel’s own actions that were in compliance with all applicable laws at the time of those actions. While the cost of such compliance has not been significant in the past, new laws, regulations, and enforcement policies could become more stringent and significantly increase Steel Excel’s compliance costs or limit Steel Excel’s future business opportunities, which could have a material adverse effect on Steel Excel’s results of operations and financial condition.

Steel Excel is subject to certain banking regulatory requirements that could impact Steel Excel’s investing decisions.

Under Section 619 (the “Volcker Rule”) of The Dodd-Frank Wall Street Reform and Consumer Protection Act, Steel Excel is a banking entity by virtue of being an affiliate of WebBank, an industrial bank owned by SPLP. The Volcker Rule generally restricts certain banking entities from engaging in proprietary trading activities and owning equity in or sponsoring any private equity or hedge fund. The restrictions on proprietary trading activities went into effect on July 21, 2015. Under these restrictions and subject to certain exclusions, Steel Excel is prohibited from engaging in certain trading activities, including trading for short-term resale and benefiting from short-term price movements. Steel Excel generally has a long-term investment strategy, and the Company does not believe that Steel Excel’s recent investing activities would have been prohibited by restrictions under the Volcker Rule, although such restrictions could prohibit the Company from making certain investment decisions in the future.

Steel Excel may not be able to implement commercially competitive services and products, which could have an adverse effect on Steel Excel’s results of operations.

The market for Steel Excel’s Energy business is characterized by continual technological developments to provide better and more reliable performance and services. Steel Excel’s inability to implement commercially competitive services and access commercially competitive products in a timely manner in response to changes in technology or Steel Excel’s existing technologies and work processes becoming obsolete could have an adverse effect on Steel Excel’s results of operations.

Steel Excel’s businesses do not have long-term contracts with their customers, which could result in customer turnover and other adverse effects to Steel Excel’s business.

Neither Steel Excel’s Energy business nor Steel Excel’s Sports business has long-term contracts with its customers. Both businesses rely on the quality of the service provided and established long-term relationships to retain customers. Absent such long-term contracts, customers can cease using Steel Excel’s services for any reason with minimal notice. This can lead to the Company losing customers or making price concessions in order to retain customers, which could have an adverse effect on Steel Excel’s business and results of operations.

Loss of a significant customer could have a material adverse effect on Steel Excel’s results of operations and financial condition.

The customer base of Steel Excel’s Energy business is concentrated. For the year ended December 31, 2015, revenues from Oasis Petroleum, XTO Energy, Continental Resources, and Whiting Petroleum represented 16.3%, 12.1%, 11.5%, and 10.5%, respectively, of Steel Excel’s consolidated revenues, and the fifteen largest customers in the Energy business represented approximately 75.9% of Steel Excel’s consolidated revenues. The loss of a significant customer could have a material adverse effect on Steel Excel’s results of operations and financial condition.

FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this document may contain forward-looking statements, which may be identified by their use of terms such as “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “continue,” “potential,” “opportunity,” “project” and similar terms. These statements are based on certain assumptions and analyses that SPLP’s management or Steel Excel’s management believe are appropriate under the circumstances. However, these statements are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Forward-looking statements speak only as of the date they are made, and neither SPLP nor Steel Excel undertakes any obligation to publicly update or revise any of them in light of new information, future events or otherwise.

All subsequent written and oral forward-looking statements attributable to SPLP, Steel Excel or any person acting on SPLP’s or Steel Excel’s behalf are qualified by the cautionary statements in this section.

Factors that could have a material adverse effect on SPLP’s or Steel Excel’s operations and future prospects or the consummation of the offer and the merger, many of which are difficult to predict and beyond the control of SPLP or Steel Excel, include, but are not limited to:

•	failure to satisfy the required conditions to consummate the offer and the merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the offer and the merger to close in a timely manner or at all for any other reason;

•	the ability of SPLP to successfully integrate Steel Excel following completion of the acquisition;

•	realization of the expected benefits of the acquisition in a timely manner or at all;

•	the amount of the costs, fees, expenses and charges related to the offer and the merger;

•	effects of the pendency of the acquisition on relationships with employees, suppliers, customers and other business partners;

•	SPLP acquiring, managing and integrating new operations, businesses or assets, and the associated diversion of management attention or other related costs or difficulties;

•	intense competition in areas within which SPLP operates; the effect of events such as natural disasters and related disruptions on SPLP’s and Steel Excel’s operations;

•	dependence on third parties for key functions;

•	changes to laws or regulations;

•	unanticipated changes in SPLP’s or Steel Excel’s tax obligations or NOLs, results of tax examinations or exposure to additional income tax liabilities; interpretations of complex provisions of U.S. federal income tax law;

•	changes in generally accepted accounting principles;

•	principal, liquidity and counterparty risks related to SPLP’s or Steel Excel’s holdings in securities;

•	inability to develop new products to satisfy changes in customer demand or the development by competitors of products that decrease the demand for SPLP’s or Steel Excel’s products;

•	regulatory matters or litigation, or any matters involving contingent liabilities or other claims;

•	the uncertainty of litigation, the costs and expenses of litigation, the potential material adverse effect litigation could have on SPLP’s or Steel Excel’s respective businesses and results of operations if an adverse determination in litigation is made, and the time and attention required of management to attend to litigation;

•	difficulties in determining the scope of, and procuring and maintaining, adequate insurance coverage;

•	failure of information technology systems;

•	difficulties and costs of protecting intellectual property and other proprietary rights;

•	the hiring and retention of qualified personnel in a competitive labor market;

•	general political, economic and business conditions and industry conditions;

•	the inherent uncertainty associated with financial or other projections; and

•	the ability to implement and achieve business strategies successfully.

These risks and uncertainties, along with the risk factors discussed under “Risk Factors” in this prospectus/offer to exchange, should be considered in evaluating any forward-looking statements contained in this prospectus/offer to exchange.

THE COMPANIES

SPLP

SPLP is a diversified global holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests. It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

SPLP was formed in Delaware on December 16, 2008 and its common units became listed on the NYSE on April 10, 2012, under the ticker symbol “SPLP.”

The address and telephone number of SPLP’s principal executive offices is 590 Madison Avenue, 32nd Floor, New York, New York 10022, (212) 520-2300.

SPLP also maintains a website at http://www.steelpartners.com. SPLP’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

Merger Sub

Merger Sub is a Delaware corporation and a direct wholly owned subsidiary of SPLP. Merger Sub was incorporated on December 2, 2016 for the purpose of engaging in the offer and the merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger agreement, the offer and the merger.

The address and telephone number of Merger Sub’s principal executive offices is c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, New York 10022, (212) 520-2300.

Steel Excel

Steel Excel, through its two business segments, Energy and Sports, is committed to acquiring, strengthening and growing profitable businesses. The Energy segment provides drilling and production services to the oil and gas industry. The Sports segment is a social impact organization that strives to provide a first-class youth sports experience emphasizing positive experiences and instilling the core values of discipline, teamwork, safety, respect, and integrity. The Company also makes significant non-controlling investments in entities in industries related to its business segments as well as entities in other unrelated industries.

Steel Excel was incorporated in California in 1981 under the name “Adaptec, Inc.”, and reincorporated in Delaware in March 1998. The Company subsequently changed its name to “ADPT Corporation” in June 2010 and to “Steel Excel Inc.” in October 2011. On July 7, 2015, Steel Excel’s common stock commenced trading on the Nasdaq Capital Market under the ticker symbol “SXCL,” and on March 31, 2016, Steel Excel’s common stock was delisted from the Nasdaq Capital Market. Steel Excel’s common stock is currently quoted on the OTC Market under the symbol “SXCL.”

The address and telephone number of Steel Excel’s principal executive offices is 590 Madison Avenue, 32nd Floor, New York, New York 10022, (212) 520-2300.

Steel Excel also maintains a website at http://www.steelexcel.com. Steel Excel’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

THE OFFER AND THE MERGER

General

SPLP is offering to exchange the transaction consideration for each outstanding share of Steel Excel common stock not already owned by SPLP or any of its affiliated entities and which is validly tendered in the offer and not properly withdrawn. The offer is for all of the outstanding shares of common stock, par value $0.001 per share, of Steel Excel not already owned by SPLP or any of its affiliated entities.

The transaction consideration consists of 0.712 SPLP preferred units, together with cash in lieu of any fractional SPLP preferred units, without interest and less any applicable withholding taxes, for each share of Steel Excel common stock.

Steel Excel stockholders will not receive any fractional SPLP preferred units in the offer or the merger, and each Steel Excel stockholder who otherwise would be entitled to receive a fraction of an SPLP preferred unit pursuant to the offer or the merger will be paid an amount in cash (rounded to the nearest whole cent) without interest, equal to the product of: (i) such fraction, multiplied by (ii) $25.00, the SPLP preferred unit liquidation preference. See “Merger Agreement — Treatment of Stock Options, Restricted Stock Units, and Restricted Shares in the Merger.”

The purpose of the offer and the merger is for SPLP to acquire the entire equity interest in Steel Excel that it does not already own. The offer is the first step in SPLP’s plan to acquire all of the outstanding shares of Steel Excel common stock that it does not already own, and the merger is the second step in such plan. If the offer is completed, tendered shares of Steel Excel common stock will be exchanged for the transaction consideration, and if the merger is completed, any remaining shares of Steel Excel common stock that were not tendered into the offer (other than certain dissenting shares, shares held in the treasury of Steel Excel and shares held by SPLP or any subsidiary of SPLP, as described further in this prospectus/offer to exchange) will be converted into the right to receive the transaction consideration.

Background of the Offer; Past Contacts or Negotiations with the Company

The following is a description of contacts between representatives of Parent and representatives of the Company that resulted in the execution of the merger agreement. The chronology below covers only key events leading up to the execution of the merger agreement and does not purport to catalogue every conversation between representatives of Parent, the Company and other parties.

Affiliates of SPLP have been stockholders of the Company for almost 10 years (currently, SPH Group Holdings LLC, a wholly owned subsidiary of SPLP, directly owns 6,611,799 shares of SXCL common stock, representing approximately 64.2% of the outstanding shares). For a description of the relationships between Parent, the Company and their respective affiliates, see “The Offer and the Merger – Certain Relationships with Steel Excel.”

The SPLP GP Board and senior management of SPLP regularly discuss the business and strategic direction of Steel Excel, including possible ways to reduce expenses and simplify its organizational structure. In November 2015, management of SPLP initiated discussions with Steel Excel to explore a potential transaction whereby SPLP would acquire the balance of the shares of Steel Excel that it did not own. On November 16, 2015, the Steel Excel board of directors unanimously determined that it was in the best interests of Steel Excel and its stockholders unaffiliated with SPLP for Steel Excel to engage in discussions with SPLP with respect to such a transaction and to establish a special committee of the board consisting of independent directors John Mutch and Robert Valentine, with John Mutch to serve as Chairman of the special committee, for that purpose and to consider any potential alternatives.

In late December 2015 and early January 2016, representatives of SPLP had preliminary conversations with representatives of the Steel Excel special committee regarding a possible proposal by SPLP to acquire the remaining shares of Steel Excel common stock not owned by SPLP or any of its affiliated entities. However, SPLP determined not to submit any such proposal at that time.

At a meeting of the Steel Excel board of directors on March 9, 2016, the directors reviewed the events of November 2015, during which SPLP had advised the board that it was considering whether to submit to the Company an offer to purchase all of the outstanding common stock of the Company not owned by SPLP or any of its affiliated entities, and the board, in response, had established a special committee of independent directors to consider on behalf of the unaffiliated stockholders of Steel Excel any proposal for a possible transaction that may be submitted by SPLP and/or any alternatives thereto. The Steel Excel board of directors noted that SPLP had not made any such proposal at that time, and Warren Lichtenstein, Executive Chairman of SPLP and Chairman of Steel Excel, indicated that it had no present plans to do so. Accordingly, the Steel Excel board unanimously resolved to dissolve the special committee.

On July 26, 2016, SPLP delivered a letter to the board of directors of Steel Excel proposing to acquire all of the outstanding shares of common stock of Steel Excel not owned by SPLP or its subsidiaries for a price of $12.50 per share (the “July 2016 Proposal”). The July 2016 Proposal contemplated that the Company’s stockholders (other than SPLP and its subsidiaries) would receive in total 2.0 million common units of SPLP (which had a closing price on July 25, 2016 of $14.72 per unit) and 2.96 million contingent value rights (“CVRs”) having an intrinsic value (as determined by SPLP) of approximately $5.63 per CVR. The July 2016 Proposal stated that the CVRs would (1) be listed on the NYSE, to the extent permitted by NYSE rules, (2) have a five-year maturity (subject to earlier expiration in the event the market value of the SPLP common units exceeds $20.00 per unit for a specified measurement period), and (3) provide the Company’s stockholders with either cash or additional units to the extent the trading price of the SPLP common units at maturity is less than $20.00 per unit. The July 2016 Proposal was not subject to obtaining financing or due diligence.

In the July 2016 Proposal, SPLP stated that the proposed transaction would be subject to the approval of the board of directors of the Company and the negotiation and execution of mutually acceptable definitive transaction documents. The July 2016 Proposal also included SPLP’s expectation that the board of directors of the Company would appoint a special committee of independent directors to consider the proposal and make a recommendation to the full board. SPLP expressly stated that it would not move forward with the transaction unless the transaction resulted from such a process and was approved by such a special committee. SPLP also stated that the transaction would be subject to a non-waivable condition requiring the approval of a majority of the outstanding shares of the Company not owned by SPLP or its affiliates. Further, SPLP acknowledged that the special committee would have the sole discretion to make a determination not to pursue the proposed transaction. SPLP further advised that if the special committee ultimately did not recommend or the public stockholders of the Company did not approve the proposed transaction, this determination would not adversely affect SPLP’s future relationship with the Company and its current intention would be to remain as a long-term stockholder in the absence of the proposed transaction. SPLP concluded the July 2016 Proposal by encouraging the special committee to retain its own independent legal and financial advisors to assist it in its review of the proposed transaction.

On August 5, 2016 the Steel Excel board of directors formally reconstituted the special committee, consisting of Messrs. Mutch and Valentine, with authority to consider whether to engage in discussions with SPLP regarding any potential transaction, negotiate and evaluate the terms of any such potential transaction, consider, evaluate and negotiate the terms of potential strategic alternative transactions thereto and make recommendations to the full board of directors with respect to any such transaction with SPLP and such strategic alternative transactions.

During the month of August 2016, the special committee interviewed potential investment bankers and attorneys to represent the special committee in connection with the proposed transaction and potential alternatives thereto.

On August 15, 2016, representatives of SPLP delivered a proposed term sheet for the CVRs, at the request of the special committee, to assist in its evaluation of the July 2016 Proposal. Also on August 15, 2016, representatives of SPLP and the special committee participated in a due diligence call regarding Steel Excel.

On August 22, 2016, by telephonic meeting, the special committee resolved to retain Duff & Phelps, LLC (“Duff & Phelps”) as its independent financial advisor and Littman Krooks LLP (“Littman”) as its independent legal counsel. The selection by the special committee of these independent advisors was based on a number of factors, including their experience and reputation, proposed fee structures and confirmation of the absence of material engagements involving SPLP and its affiliated entities. On the same date, Mr. Mutch advised a representative of SPLP that the special committee had determined to engage Duff & Phelps and Littman. In addition, at the direction of the special committee, Littman proceeded to negotiate Duff & Phelps’ formal engagement letter.

On August 23, 2016, the special committee held a meeting by telephone conference with Duff & Phelps to discuss due diligence materials that Duff & Phelps required in connection with its review of the proposed transaction, following which representatives of SPLP, the Company, Duff & Phelps and Littman participated in a preliminary due diligence meeting to discuss Steel Excel’s business, financial condition and prospects. Also on that same day, Olshan sent a draft of the proposed merger agreement and CVR agreement to Littman.

On August 24, 2016, representatives of Olshan and Littman had a phone conversation to discuss generally matters relating to the proposed transaction.

On September 12, 2016, the special committee held a telephonic meeting at which it discussed the status of the engagement letter with Duff & Phelps. At this meeting, Duff & Phelps also provided the special committee with an update on its review of the proposed transaction. On September 16, 2016, the special committee formally engaged Duff & Phelps as its independent financial advisor.

On September 21, 2016, the special committee held a telephonic meeting to review Duff & Phelps’ preliminary financial perspectives regarding the Company and the proposed transaction. Based in part on Duff & Phelps’s preliminary financial perspectives, the special committee concluded that the July 2016 Proposal materially undervalued the Company. The special committee requested that Duff & Phelps conduct a further review to determine potential modifications to the July 2016 Proposal (including potential adjustments to the terms of the CVRs) that could be made to provide full and fair value to Steel Excel’s unaffiliated stockholders and that Duff & Phelps contact Corporate Fuel Securities LLC (“Corporate Fuel”), SPLP’s financial advisor, to discuss their respective financial perspectives on the Company and the proposed transaction.

On September 22, 2016, Littman delivered its comments on the draft merger agreement to Olshan. Later that day, representatives of Olshan and Littman spoke by telephone. The Littman representatives advised Olshan that, based on their discussions with the special committee members and representatives of Duff & Phelps, SPLP’s July 2016 Proposal, including the CVR in the form proposed by SPLP, significantly undervalued the Company. The representatives of Olshan and Littman concurred that it would be advisable for representatives of Duff & Phelps to speak with representatives of Corporate Fuel to discuss their respective financial perspectives on the Company and the proposed transaction.

On September 23, 2016, representatives of Duff & Phelps and Corporate Fuel had a telephone conference in which they discussed the special committee’s view that SPLP’s July 2016 Proposal, including the CVR in the form proposed by SPLP, did not provide adequate consideration to the unaffiliated stockholders of Steel Excel.

On September 30, 2016, the special committee met again by telephone, along with Duff & Phelps and Littman, to discuss certain updates to Duff & Phelps’ preliminary financial perspectives and potential modifications to the terms of the CVRs, including to provide a fixed rate of return to Steel Excel’s unaffiliated stockholders.

On October 1, 2016, Mr. Mutch, on behalf of the special committee, conveyed to representatives of SPLP the special committee’s view that the inclusion of the CVR as part of the transaction consideration would require that significant adjustment be made to its terms in order to provide full and fair value to the Company’s unaffiliated stockholders.

On October 4, 2016, representatives of SPLP, the special committee and Littman had a telephone call in which they discussed the terms of the proposed CVR and their respective views on its valuation.

On October 17, 2016, the members of the special committee and representatives of SPLP and Duff & Phelps met telephonically to discuss the terms of the proposed CVR (including its valuation) and their respective financial perspectives on the Company. On this call, representatives of SPLP indicated that SPLP might be willing to increase its offer to $15.00 - $16.00 per share, and raised the possibility of providing an alternative form of consideration to the Company’s unaffiliated stockholders as part of a proposed transaction. Following these discussions, representatives of SPLP and its counsel reviewed potential alternative forms of consideration to the CVR in order to provide enhanced value to the Company’s unaffiliated stockholders.

On October 20, 2016, representatives of SPLP and the special committee met in person and had a further discussion on the proposed terms of the transaction, including the composition and value of the proposed consideration. On October 26, 2016, a representative of SPLP had a follow up conversation with Mr. Mutch on these matters.

On November 9, 2016, SPLP delivered a letter and related term sheet to the special committee proposing to acquire all of the outstanding shares of common stock of Steel Excel not owned by SPLP or its subsidiaries for a price of $16.00 per share (the “November 9, 2016 Proposal”). The November 9, 2016 Proposal contemplated that the Company’s stockholders (other than SPLP and its subsidiaries) would receive newly created preferred units of SPLP. The November 9, 2016 Proposal stated that such preferred units would (1) be issued at a liquidation preference of $25.00 per unit, (2) be registered with the SEC and listed on the NYSE, to the extent permitted by NYSE rules, (3) bear a distribution at a rate of 3.0% per annum, payable in cash or in kind (or a combination) at the option of SPLP, (4) have a ten-year maturity, and (5) provide the Company’s stockholders with either cash or SPLP common units upon maturity or earlier redemption at the option of SPLP. The November 9, 2016 Proposal was not subject to obtaining financing or due diligence.

In the November 9, 2016 Proposal, SPLP stated that the proposed transaction would be subject to the approval of the board of directors of the Company and the negotiation and execution of mutually acceptable definitive transaction documents. The November 9, 2016 Proposal also included SPLP’s expectation that the special committee would consider the proposal and make a recommendation to the full board of the Company. SPLP expressly stated that it would not move forward with the transaction unless the transaction resulted from such a process and was approved by the special committee, and that the transaction would be subject to a non-waivable condition requiring the approval of a majority of the outstanding shares of the Company not owned by SPLP or its affiliates. Further, SPLP acknowledged that the special committee would have the sole discretion to make a determination on behalf of the Company not to pursue the proposed transaction. SPLP further advised that if the special committee ultimately did not recommend or the public stockholders of the Company did not approve the proposed transaction, this determination would not adversely affect SPLP’s future relationship with the Company and its current intention would be to remain as a long-term stockholder in the absence of the proposed transaction.

Also on November 9, 2016, Mr. Mutch spoke by telephone with Mr. Lichtenstein to advise him that the special committee, with the assistance of its independent financial and legal advisors, would evaluate the November 9, 2016 Proposal. Mr. Mutch subsequently had a follow-up conversation with representatives of SPLP to discuss the terms of the preferred units proposed to be issued by SPLP as part of the November 9, 2016 Proposal.

On November 21, 2016, the special committee held a telephonic meeting, together with representatives of Duff & Phelps and Littman, to discuss Duff & Phelps’ financial perspectives on the November 9, 2016 Proposal. Subsequent to this meeting, Duff & Phelps had telephonic conversations with Corporate Fuel in which Duff & Phelps relayed its financial perspectives on the November 9, 2016 Proposal to Corporate Fuel, and Corporate Fuel indicated that SPLP might be willing to increase its proposal to $17.00 per share of Company common stock and increase the proposed distribution on the SPLP preferred units to 6.0% per annum.

On November 23, 2016, SPLP delivered a letter to the special committee proposing to acquire all of the outstanding shares of common stock of Steel Excel not owned by SPLP or its subsidiaries for a price of $17.00 per share (the “November 23, 2016 Proposal”). The November 23, 2016 Proposal contemplated that the Company’s stockholders (other than SPLP and its subsidiaries) would receive newly created preferred units of SPLP. The November 23, 2016 Proposal stated that such preferred units would (1) be issued at a liquidation preference of $25.00 per unit, (2) be registered with the SEC and listed on the NYSE, to the extent permitted by NYSE rules, (3) bear a distribution at a rate of 6.0% per annum, payable in cash or in kind (or a combination) at the option of SPLP, (4) have a ten-year maturity, and (5) provide the Company’s stockholders with either cash or SPLP common units upon maturity or earlier redemption at the option of SPLP. The November 23, 2016 Proposal was not subject to obtaining financing or due diligence.

In the November 23, 2016 Proposal, SPLP expressed its disagreement with the special committee on the valuation of the Company and set forth a list of factors that SPLP believed weighed heavily in favor of the fairness of the transaction to the Company’s unaffiliated stockholders, including the following: (a) the fact that SPLP’s $17.00 offer price represented a 70% premium over the closing price of the Company’s common stock on the day before the July 2016 Proposal; (b) the limited trading volume of the Company’s stock and the likelihood that, absent a transaction, large stockholders who attempted to sell their shares might need to do so at a lower price in order to obtain liquidity; (c) that the Company’s stockholders would receive a more liquid security that would provide them the opportunity to receive a yield of 6.0% on their investment from a financially stronger enterprise; (d) SPLP’s belief that the senior ranking of the SPLP preferred units in relation to SPLP’s common units would provide significant protection that the preferred units would maintain their face value; and (e) SPLP’s expectation that the receipt of the SPLP preferred units in the proposed transaction would be tax-free to the Company’s stockholders. SPLP proposed to have a meeting the following week with the special committee and its advisors to review the November 23, 2016 Proposal, the Company’s valuation and the premium offered by SPLP to see if there was a way to reach agreement on a transaction.

In the November 23, 2016 Proposal, SPLP stated that the proposed transaction would be subject to the approval of the board of directors of the Company and the execution of definitive transaction documents in substantially their current form (with such modifications as necessary to reflect the revised transaction terms). The November 23, 2016 Proposal also included SPLP’s expectation that the special committee would consider the proposal and make a recommendation to the full board. SPLP stated, however, that, if the special committee was not in a position to pursue this transaction at a reasonable valuation, SPLP would consider moving forward with the transaction without the recommendation of the special committee and proceeding directly to the Company’s stockholders while maintaining a non-waivable condition requiring acceptance by a majority of the outstanding shares of the Company not owned by SPLP or its affiliates.

On November 28, 2016, the special committee members and its financial and legal advisors met with representatives of SPLP and its counsel to discuss their respective views on the Company, its businesses and assets as well as the terms of the November 23, 2016 Proposal, including the factors described in such proposal that SPLP believed supported the fairness of the proposed transaction to the Company’s unaffiliated stockholders. Based on these discussions, the special committee members directed Duff & Phelps to update its review of the Company’s businesses and assets and advise the committee as to any impact of this review on Duff & Phelps’ financial perspectives regarding the Company and the proposed transaction.

On December 1, 2016, Olshan sent to Littman a revised draft of the merger agreement reflecting the revised transaction terms, as contained in the November 23, 2016 Proposal, and comments that had been previously communicated by Littman.

On December 2, 2016, representatives of SPLP had separate conversations with Mr. Mutch and representatives of Duff & Phelps regarding their respective financial perspectives of the Company and the terms of the SPLP preferred units contemplated to be issued in the proposed transaction.

Later that day, SPLP delivered a letter to the special committee proposing to acquire all of the outstanding shares of common stock of Steel Excel not owned by SPLP or its subsidiaries for a price of $17.80 per share (the “December 2016 Proposal”). The December 2016 Proposal contemplated that the Company’s stockholders (other than SPLP and its subsidiaries) would receive newly created preferred units of SPLP. The December 2016 Proposal stated that such preferred units would (1) be issued at a liquidation preference of $25.00 per unit, (2) be registered with the SEC and listed on the NYSE, to the extent permitted by NYSE rules, (3) bear a distribution at a rate of 6.0% per annum, payable in cash or in kind (or a combination) at the option of SPLP, (4) have a nine-year maturity, and (5) provide the Company’s stockholders with either cash or SPLP common units upon maturity or earlier redemption at the option of SPLP. The December 2016 Proposal was not subject to obtaining financing or due diligence.

In the December 2016 Proposal, SPLP stated that the proposed transaction would be subject to the approval of the board of directors of the Company and the execution of definitive transaction documents in substantially their current form (with such modifications as necessary to reflect the revised transaction terms). The December 2016 Proposal also included SPLP’s expectation that the special committee would consider the proposal and make a recommendation to the full board. SPLP affirmed that, ideally, it preferred not to move forward with the proposed transaction unless the transaction resulted from such a process and was approved by the special committee, but reiterated that it would consider moving forward with the transaction without the recommendation of the special committee and proceeding directly to a tender offer to the Company’s stockholders. In any case, SPLP emphasized that any such transaction would be subject to a non-waivable condition requiring the acceptance of a majority of the outstanding shares of the Company not owned by SPLP or its affiliates. Concurrent with the delivery of the December 2016 Proposal, Olshan delivered a draft of the sixth amended and restated limited partnership agreement of SPLP, which contained the proposed terms of the SPLP preferred units.

The special committee members held several telephone conversations with Duff & Phelps and Littman on December 2 and 5, 2016 regarding the December 2016 Proposal and the results of Duff & Phelps’ additional review of the Company’s business and assets. Based on these discussions, the special committee directed its advisors to finalize the negotiation of the transaction documentation on the terms contained in the December 2016 Proposal.

On December 5, 2016, Littman provided to Olshan additional comments on the merger agreement, as well as comments on the terms of the SPLP preferred units. Between December 5, 2016 and December 6, 2016, Mr. Mutch had several conversations with representatives of SPLP, and representatives of Olshan and Littman engaged in multiple telephone calls, as a result of which they negotiated the terms of the merger agreement and the SPLP preferred units and finalized the transaction documentation.

On December 6, 2016, the special committee held a meeting at which, with the assistance of its independent legal and financial advisors, it engaged in further review and discussion regarding the proposed transaction with SPLP. Littman then summarized the material terms of the proposed form of merger agreement and the material terms of the SPLP preferred units. At the request of the special committee, Duff & Phelps then reviewed and discussed its financial analyses with respect to the Company and the proposed transaction. Following discussion of Duff & Phelps’ financial analyses and at the request of the special committee, Duff & Phelps verbally rendered its opinion to the special committee as to, as of such date, the fairness, from a financial point of view, to the stockholders of the Company (other than SPLP or its affiliates and associates) of the consideration to be received by such holders in the offer and the merger pursuant to the merger agreement (without giving effect to any impact of the transaction on any particular stockholder other than in its capacity as a stockholder). Duff & Phelps subsequently confirmed this opinion by delivery of its written opinion addressed to the special committee dated December 6, 2016. After further discussion, the special committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement (including the offer and the merger) were advisable and fair to and in the best interests of the Company and its unaffiliated stockholders. The special committee unanimously resolved to recommend the proposed transaction to the board and recommend that the board adopt resolutions approving and declaring the advisability and fairness of the merger agreement and the transactions contemplated by the merger agreement (including the offer and the merger) and recommending that the unaffiliated stockholders of the Company accept the offer and tender their shares pursuant to the offer.

On December 6, 2016, the board of directors of the Company met to receive the recommendation and report of the special committee with respect to the transaction. At this meeting, the board (acting on the unanimous recommendation of the special committee) unanimously (a) determined and declared that the merger agreement and the transactions contemplated by the merger agreement (including the offer and the merger) are, on the terms and subject to the conditions set forth in the merger agreement, advisable and in the best interests of and are fair to the Company and its unaffiliated stockholders, (b) approved, adopted and authorized in all respects the merger agreement and the transactions contemplated by the merger agreement (including the offer and the merger), and (c) recommended that the unaffiliated stockholders of the Company accept the offer and tender their shares pursuant to the offer. In addition, the board of directors of the Company approved an amendment to the Company’s bylaws to add a forum selection provision, which provides that, unless the Company consents in writing to an alternative forum, to the fullest extent permitted by law, the courts of the State of Delaware shall be the sole and exclusive forum for internal corporate claims (as defined in Section 115 of the Delaware General Corporation Law) brought by a stockholder (including any beneficial owner) of the Company, including without limitation: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Company to the Company or some or all of the Company’s stockholders, or a claim for aiding and abetting any such breach, (iii) any action asserting a claim against the Company (or any director, officer, stockholder, employee or agent) arising pursuant to or under any provision of the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Company’s certificate of incorporation or bylaws, or (v) any action asserting a claim against the Company or any director, officer, stockholder, employee or agent of the Company governed by the internal affairs doctrine of the State of Delaware.

On December 7, 2016, the SPLP GP Board held a meeting whereby it unanimously authorized SPLP to enter into the merger agreement and consummate the transactions contemplated by the merger agreement, including the offer and the merger.

Later that same day, the parties executed the merger agreement, and SPLP issued a press release announcing that SPLP and Steel Excel had entered into the merger agreement.

Following the announcement of the merger agreement, representatives of SPLP had conversations with certain significant stockholders of Steel Excel regarding the transaction, including a conversation between Mr. Lichtenstein and Mario J. Gabelli, Chairman and Chief Executive Officer of GAMCO Investors, Inc. (“GAMCO”), regarding the terms of the SPLP preferred units.

On December 12, 2016, SPLP received a letter from Mr. Gabelli (which was also included as an exhibit to a Schedule 13D/A filed by GAMCO with the SEC on that day) regarding proposed modifications sought by GAMCO to the terms of the SPLP preferred units, including that distributions on the SPLP preferred units be cumulative and that up to 25% of the SPLP preferred units be “puttable” on the third anniversary of their issuance. The letter concluded that, in the absence of clarification on these issues, it would be difficult for GAMCO’s affiliated funds to tender their shares and not seek appraisal rights under Delaware law.

On December 13, 2016, Messrs. Lichtenstein and Gabelli discussed GAMCO’s proposed modifications to the terms of the SPLP preferred units. Mr. Lichtenstein indicated that SPLP would be amenable to having the distributions on the SPLP preferred units be cumulative and providing for SPLP to offer to repurchase or redeem, for cash, 20% of the SPLP preferred units to be issued in the transaction within the first three years after completion of the offer.

Following this conversation, representatives of SPLP contacted Mr. Mutch and representatives of Duff & Phelps, and representatives of Olshan reached out to their counterparts at Littman, to advise them that SPLP was considering certain modifications to the terms of the SPLP preferred units in response to discussions with significant stockholders of Steel Excel.

On December 14, 2016, a telephonic meeting was held among Mr. Mutch, Duff & Phelps and Littman to discuss the potential modifications to the terms of the SPLP preferred units and the fact that these modifications were favorable to the Company’s unaffiliated stockholders.

On December 15, 2016, Olshan sent to Littman drafts of amended transaction documentation reflecting the proposed modified terms of the SPLP preferred units. Olshan and Littman negotiated the proposed revisions on December 19, 2016, and later that day Olshan sent to Littman a further revised draft of the first amendment to the merger agreement reflecting certain limited modifications to clarify the tax treatment of the transaction and for administrative reasons.

On December 20, 2016, Olshan sent the drafts of the first amendment to the merger agreement and the proposed modified terms of the SPLP preferred units to a representative of GAMCO. On

December 20 and 21, representatives of SPLP and Olshan communicated with representatives of GAMCO regarding the proposed modified terms of the SPLP preferred units, and certain adjustments were made to clarify that all redemptions of preferred units by SPLP would be made on a pro rata basis (and not by lot).

On December 22, 2016, SPLP received a letter from Mr. Gabelli (which was also included as an exhibit to a Schedule 13D/A filed by GAMCO with the SEC on that day) reflecting Mr. Gabelli’s understanding of the discussions between representatives of SPLP and GAMCO regarding the proposed modified terms of the SPLP preferred units. Mr. Gabelli wrote that if “these conditions are built in to your proposal and other conditions are standard, it is likely that our proxy voting committee would examine the final documents sent to shareholders in a more favorable light.” Following receipt of this letter, representatives of SPLP had a follow-up telephone conversation with Mr. Gabelli confirming the proposed modified terms of the SPLP preferred units.

On December 22, 2016, the members of the special committee, with the assistance of its independent legal and financial advisors, engaged in further review and discussion regarding the transaction with SPLP, as proposed to be amended. At the request of the special committee, Duff & Phelps verbally confirmed its opinion to the special committee as to the fairness, from a financial point of view, to the stockholders of the Company (other than SPLP or its affiliates and associates) of the consideration to be received by such holders in the offer and the merger pursuant to the merger agreement (without giving effect to any impact of the transaction on any particular stockholder other than in its capacity as a stockholder) in light of the proposed amendments to the merger agreement and the terms of the SPLP preferred units. The special committee then unanimously determined that the amended merger agreement and the transactions contemplated by the amended merger agreement (including the offer and the merger) were advisable and fair to and in the best interests of the Company and its unaffiliated stockholders. The special committee unanimously resolved to recommend the proposed transaction to the board and recommend that the board adopt resolutions approving and declaring the advisability and fairness of the amended merger agreement and the transactions contemplated by the amended merger agreement (including the offer and the merger) and recommending that the unaffiliated stockholders of the Company accept the offer and tender their shares pursuant to the offer.

On December 23, 2016, the board of directors of the Company met to receive the recommendation and report of the special committee with respect to the transaction, as amended. At this meeting, the board (acting on the unanimous recommendation of the special committee) unanimously (a) determined and declared that the amended merger agreement and the transactions contemplated by the amended merger agreement (including the offer and the merger) are, on the terms and subject to the conditions set forth in the amended merger agreement, advisable and in the best interests of and are fair to the Company and its unaffiliated stockholders, (b) approved, adopted and authorized in all respects the amended merger agreement and the transactions contemplated by the amended merger agreement (including the offer and the merger), and (c) recommended that the unaffiliated stockholders of the Company accept the offer and tender their shares pursuant to the offer.

Also on December 23, 2016, the SPLP GP Board held a meeting whereby it unanimously authorized SPLP to enter into the amended merger agreement and consummate the transactions contemplated by the amended merger agreement, including the offer and the merger.

Later that same day, the parties executed the first amendment to the merger agreement, and SPLP issued a press release announcing that SPLP and Steel Excel had entered into the amendment.

SPLP’s Reasons for the Offer and the Merger; Recommendation of the SPLP GP Board

The SPLP GP Board approved the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement, including the offer, the merger and the issuance of the SPLP preferred units as the transaction consideration, are advisable and in the best interests of and are fair to SPLP and its securityholders.

SPLP determined to enter into the merger agreement and pursue the offer in light of its belief that Steel Excel’s operations and business represent an important strategic fit within SPLP’s overall holdings group and a logical next step in SPLP’s business simplification plan aimed at streamlining its corporate structure. In reaching its determination, the SPLP GP Board considered a variety of potential benefits and factors weighing favorably towards the offer and the merger, including the factors described below (not in any relative order of importance):

Strategic and Financial Considerations

•	If Steel Excel becomes a wholly owned subsidiary of SPLP, the companies together should be able to realize cost savings and enhance operational efficiencies by eliminating duplication, reducing complexity and improving economies of scale;

•	The tangible synergies expected to be generated with SPLP’s existing businesses across certain corporate and executive functions should help to position Steel Excel for future growth and success as part of SPLP; and

•	SPLP’s belief that the exchange of Steel Excel common stock for SPLP preferred units should not impair the Company’s net operating loss carryforward, which may be offset against future federal taxable income of SPLP and its other subsidiaries under current income tax law.

Market Conditions

•	The SPLP GP Board also took into account current financial market conditions and the market prices, liquidity and volatility of shares of Steel Excel common stock.

Due Diligence

•	The SPLP GP Board further considered its due diligence review and investigations of the business operations, products, strategy, financial condition, contingent liabilities, earnings and future prospects of Steel Excel.

Financial Terms of the Transaction

•	The SPLP GP Board reviewed the amount and form of consideration to be issued in the transaction, the fact that the exchange ratio is fixed, the terms of the SPLP preferred units and other financial terms of the offer and the merger.

Provisions of the Merger Agreement

•

The SPLP GP Board considered the structure of the offer and the merger and the terms and conditions of the merger agreement, which was negotiated on an arm’s length basis, including the financial terms, the anticipated short time period from announcement to completion achievable through the exchange offer structure, the conditions to completion, the termination rights of the parties, and the obligation of Steel Excel to pay a $2.0 million termination fee and reimburse SPLP up to $1.0 million in expenses in certain circumstances upon termination; and

•	The expectation that the conditions to consummation of the offer and the merger will be satisfied on a timely basis.

The SPLP GP Board also identified and considered certain risks and potentially negative factors in its deliberations to be balanced against the benefits and positive factors, including:

•	the risk that the anticipated benefits of the offer and the merger will not be realized in full or in part, including the risks that expected synergies or cost savings will not be achieved or not achieved on the expected timeframe;

•	the risk that the transaction may not be consummated despite the parties’ efforts or that the closing of the transaction may be unduly delayed;

•	the challenges in absorbing the effect of any failure to complete the transaction, including potential stockholder and market reactions;

•	the costs and expenses associated with the offer and the merger;

•	the risks associated with the occurrence of events which may materially adversely affect the business, operations or financial condition of Steel Excel but which may not entitle SPLP to terminate the merger agreement;

•	the risk of diverting SPLP management’s focus and resources from other strategic opportunities and from operational matters while working to implement the transaction with Steel Excel, and other potential disruption associated with combining the companies;

•	the potential impact on SPLP’s capital structure of the issuance in the transaction of the SPLP preferred units, which rank senior to the common units with respect to distributions and upon liquidation;

•	the risks associated with the offer and the merger, the combined company following the offer and the merger, the SPLP preferred units, SPLP’s business and Steel Excel’s business described under the sections entitled “Forward-Looking Statements” and “Risk Factors.”

After consideration of these factors, the SPLP GP Board determined that, overall, the potential benefits of the offer and the merger outweighed the potential risks.

This discussion of the information and factors considered by the SPLP GP Board includes the material positive and negative factors considered by the SPLP GP Board, but it is not intended to be exhaustive and may not include all the factors considered by the SPLP GP Board. In view of the variety of factors considered in connection with its evaluation of the offer and the merger and the complexity of these matters, the SPLP GP Board did not consider it practicable to, and did not attempt to, quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and the offer and the merger. Rather, the SPLP GP Board viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the SPLP GP Board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the SPLP GP Board and certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Forward-Looking Statements.”

Steel Excel’s Reasons for the Offer and the Merger; Recommendation of the Board of Directors of Steel Excel

The Special Committee; Reasons for its Determinations

Following receipt of the July 2016 Proposal, the Company board determined that it was advisable and in the best interests of the Company and its stockholders to reconstitute the Company special committee consisting only of independent directors for the purpose of evaluating any proposal from SPLP and alternative transactions. The Company board appointed John Mutch and Robert Valentine as members of the Company special committee.

The Company board delegated full power and authority to the Company special committee in connection with its evaluation of any SPLP proposal and third party alternatives, including the full power and authority to: (1) establish, approve, modify, monitor and direct the process and procedures related to the review and evaluation of a possible transaction with SPLP and/or any alternatives thereto, including the authority to determine not to proceed with any such process, procedures, review or evaluation and to reject a possible transaction with SPLP and/or any alternatives thereto; (2) respond on behalf of the Company to any communications, inquiries or proposals regarding a possible transaction with SPLP and/or any alternatives thereto; (3) review, evaluate, investigate, pursue and negotiate the terms and conditions of a possible transaction with SPLP and/or any alternatives thereto; (4) solicit expressions of interest or other proposals for a possible transaction with SPLP and/or any alternatives thereto, to the extent the Company special committee deems appropriate; (5) negotiate the terms of and documentations for any possible transaction with SPLP and/or any alternatives thereto; (6) determine whether a possible transaction with SPLP and/or any alternatives thereto is advisable and is fair to, and in the best interests of, the Company’s unaffiliated stockholders; and (7) effectuate or recommend to the Company board the effectuation of a possible transaction with SPLP and/or any alternatives thereto. The Company board also resolved that it would not authorize a possible transaction with SPLP and/or any alternatives thereto or recommend a possible transaction with SPLP and/or any alternatives thereto for acceptance or approval by the Company’s stockholders, without the prior favorable recommendation by the Company special committee.

The Company special committee unanimously:

i. approved and declared advisable the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement (for the purposes of this section, all references to the “Merger Agreement Transactions” refer to the transactions contemplated by the merger agreement, including the offer and the merger);

ii. determined that the merger agreement (in substantially the form presented to the Company special committee) and the Merger Agreement Transactions are fair to and in the best interests of the Company and the Company’s unaffiliated stockholders; and

iii. resolved that the Company special committee recommend the merger agreement and the Merger Agreement Transactions to the Company board and recommend that the Company board adopt resolutions:

A. approving the merger agreement and the Merger Agreement Transactions;

B. determining that the merger agreement and the Merger Agreement Transactions are advisable and in the best interests of and fair to the Company and its unaffiliated stockholders and that the Company enter into the merger agreement and consummate the Merger Agreement Transactions on the terms and subject to the conditions set forth in the merger agreement; and

C. recommending to the unaffiliated stockholders of the Company that they accept the offer and tender their shares of Steel Excel common stock pursuant to the offer.

In reaching its determinations, the Company special committee consulted with and received the advice of its independent financial and legal advisors and considered a number of factors that the Company special committee believed supported the decision to recommend the merger agreement and the Merger Agreement Transactions, including, but not limited to, the following material factors:

•	the Company special committee’s belief that the offer and the merger will provide the Company’s unaffiliated stockholders with the opportunity to receive securities (as to which SPLP intends to file an application to list on the New York Stock Exchange) that provide a greater opportunity for liquidity at a price that is likely to be higher than what may be available in the open market for the Steel Excel common stock (which is currently traded over the counter and has an extremely thin trading volume) at this time and for the foreseeable future;

•	the recent trading activity of the Steel Excel common stock, including the fact that the value of the transaction consideration represented a premium of approximately 54.8% over the closing price of the Steel Excel common stock on December 7, 2016 (the last trading day prior to the public announcement of the entry into the merger agreement);

•	it could take a considerable period of time before the present value of the trading price of the Steel Excel common stock in the future would reach and sustain at least the per share value of the transaction consideration of $17.80;

•	the Company special committee’s belief that, based upon the arms-length negotiation process led by the Company special committee, the transaction consideration was the highest price per share that was reasonably attainable;

•	the availability and likelihood of success of possible alternatives to the offer and the merger, including pursuing alternative transactions or continuing to operate the Company, which alternatives the Company special committee evaluated and were determined by the Company special committee to be less favorable to the Company’s unaffiliated stockholders than the offer and the merger given the potential risks and uncertainties associated with those alternatives;

•	the financial analysis reviewed by Duff & Phelps with the Company special committee as well as the oral opinion of Duff & Phelps rendered to the Company special committee on December 6, 2016 (which was subsequently confirmed in writing by delivery of Duff and Phelps’ written opinion addressed to the Company special committee dated December 6, 2016), as to, as of such date, the fairness, from a financial point of view, to the Company’s stockholders (other than SPLP or its affiliates and associates) of the consideration to be received by such stockholders in the offer and merger pursuant to the merger agreement (without giving effect to any impact of the Merger Agreement Transactions on any particular stockholder other than in its capacity as a stockholder), which opinion was confirmed orally on December 22, 2016 in connection with the Company special committee’s consideration of the first amendment to the merger agreement;

•	the Company special committee’s belief that the terms of the SPLP preferred units are favorable to the Company’s unaffiliated stockholders, including as a result of the modifications to such terms stemming from discussions with significant stockholders of the Company and which were reflected in the first amendment to the merger agreement;

•	the SPLP preferred units provide the Company’s unaffiliated stockholders with a senior equity interest in a larger and financially stronger enterprise and allow them to participate in SPLP’s future earnings and growth;

•	it is expected that the exchange of Steel Excel common stock for SPLP preferred units in the offer and the merger should not be a taxable exchange to the Company’s stockholders, except to the extent there is cash paid for fractional shares. See “Material U.S. Federal Income Tax Consequences;”

•	the majority of the minority tender condition, which requires that unaffiliated stockholders holding in excess of 50% of the shares held by all unaffiliated stockholders tender their shares in the offer in order for the offer to close and the merger to proceed, which condition cannot be waived and - if satisfied - would demonstrate clear unaffiliated stockholder support for the offer;

•	because of the longstanding role of Messrs. Lichtenstein and Howard on the Company board, SPLP is intimately familiar with risks associated with the Company’s business, including business risks and environmental risks, while third parties - in order to provide a firm proposal on price and assurances to the Company with respect to the likelihood of execution of a definitive agreement and a subsequent closing thereunder - would require extensive due diligence and a significant commitment of Company time and resources;

•	the likelihood that the transaction with SPLP would be completed based on, among other things:

•	since the consideration consists solely of securities of SPLP, the offer is not conditioned on receipt of financing;

•	the likelihood and anticipated timing of completing the offer in light of the scope of the conditions, including the absence of any significant required regulatory approvals and the fact that the offer conditions are otherwise limited to customary contractual conditions for a transaction of this type (and, based on the information provided by senior management and independent legal counsel, the Company special committee’s belief that such conditions are expected to be satisfied);

•	the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance of the obligations of SPLP under the merger agreement;

•	SPLP’s and its affiliates’ overall familiarity with the business and the limited risk of any “negative surprises” for them between signing and closing; and

•	SPLP’s and Mr. Lichtenstein’s reputation and significant experience and track record in completing acquisition transactions;

•	the other terms of the merger agreement, including:

•	the Company’s ability to consider and respond to an unsolicited written acquisition proposal, to furnish confidential information to any person making such a proposal and to engage in discussions or negotiations with the person making such a proposal, if the Company special committee, prior to taking any such actions, determines in good faith that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal;

•	the ability of the Company board and the Company special committee, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation that the unaffiliated stockholders tender their shares of Steel Excel common stock pursuant to the offer;

•	the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, provided that the Company complies with its obligations relating to the entering into of any such agreement and concurrently with the termination of the merger agreement pays to SPLP a termination fee of $2 million plus up to $1 million to reimburse SPLP’s expenses;

•	the termination fee and expenses payable to SPLP under certain circumstances, including as described above, in connection with a termination of the merger agreement, which the Company special committee concluded are reasonable in the context of termination fees and expenses payable in comparable transactions and in light of the overall terms of the merger agreement, including the per share consideration;

•	the Company being permitted under the terms of the merger agreement to continue to conduct its business in the ordinary course during the period between the execution of the merger agreement and the effective time of the merger, subject only to limitations and restrictions on the taking of certain prescribed actions, which management of the Company has advised the Company special committee are reasonable and should not adversely affect the Company’s operations to any significant extent; and

•	if the merger is consummated, the ability of the stockholders to exercise appraisal rights, which provide properly exercising stockholders with the opportunity to have the Delaware Court of Chancery determine the “fair value” of their Steel Excel common stock and to receive payment based on that valuation in lieu of receiving the transaction consideration.

In the course of reaching the determinations and decisions, and making the recommendation, described above, the Company special committee also considered the following factors relating to the procedural safeguards that the Company special committee believed were present to ensure fairness of the offer and the merger, each of which the Company special committee believes supported its decision and provided assurance of the fairness of the offer and the merger to the unaffiliated stockholders:

•	the Company special committee is comprised of two independent directors who are not affiliated with SPLP and its affiliates (including Warren G. Lichtenstein and Jack L. Howard) and are not employees of the Company or any of its subsidiaries;

•

other than their receipt of Company board and Company special committee fees (which are not contingent upon the consummation of the offer or the merger or the recommendation for the offer and the merger by the Company special committee or Company board) and their interests described under “The Offer and the Merger — Interests of Certain Persons in the Offer and the Merger,” members of the Company special committee do not have any interest in the offer and the merger different from, or in addition to, those of the unaffiliated stockholders;

•	the determination to engage in discussions related to the transaction with SPLP and the consideration and negotiation of the transaction consideration and other terms of the SPLP transaction were conducted entirely under the oversight of the members of the Company special committee without the involvement in the Company’s decision making process of any director who is affiliated with SPLP or is a member of the Company’s management and without any limitation on the authority of the Company special committee to act with respect to any alternative transaction or any related matters;

•	the Company special committee was given the express authority to reject any SPLP proposal and had the authority not to recommend the approval of the SPLP transaction or any other alternative transaction;

•	the Company special committee’s extensive arms-length negotiations with SPLP, which, among other things, resulted in an increase in the value of the transaction consideration from approximately $12.50 to $17.80 per share, and also provided unaffiliated stockholders of the Company with a form of consideration that the Company special committee believed was significantly more favorable than the consideration initially proposed by SPLP;

•	the fact that a tender offer structure involves a direct offer to stockholders who voluntarily determine whether to sell their shares and also provides that the decision regarding the proposed transaction is made by the stockholders who actually own the shares at the time of tendering and, accordingly, have a true economic interest in the decision. This is in contrast to a one-step merger, where a vote of stockholders is required and voting rights are limited to those who held shares on a record date typically several weeks prior to the date of the vote and who therefore may or may not be stockholders as of the date of the vote;

•	the fact that the Company special committee had engaged its own financial and legal advisors to provide advice to the Company special committee with respect to a possible transaction with SPLP or a potential alternative transaction;

•	the Company special committee requested and received from Duff & Phelps a written opinion addressed to the Company special committee dated December 6, 2016, as to, as of such date, the fairness, from a financial point of view, to the Company’s stockholders (other than SPLP or its affiliates and associates) of the consideration to be received by such stockholders in the offer and merger pursuant to the merger agreement (without giving effect to any impact of the Merger Agreement Transactions on any particular stockholder other than in its capacity as a stockholder), which opinion was confirmed orally on December 22, 2016 in connection with the Company special committee’s consideration of the first amendment to the merger agreement;

•	the terms and conditions of the merger agreement are designed to enable a superior proposal to be accepted by the Company special committee, including:

•	the Company’s ability to consider and respond to an unsolicited written acquisition proposal, to furnish confidential information to any person making such a proposal and to engage in discussions or negotiations with the person making such a proposal, if the Company special committee, prior to taking any such actions, determines in good faith that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal;

•

following the Company board’s or Company special committee’s determination that a third party proposal is superior to the SPLP transaction, the Company special committee’s right to request an extension of the offer period following commencement of a required matching period for SPLP, which right enables the Company special committee to preserve the ability to pursue and accept a superior proposal, either from SPLP or such third party;

•	the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, provided that the Company complies with its obligations relating to entering any such agreement and concurrently with the termination of the merger agreement pays to SPLP a termination fee of $2 million, plus up to $1 million to reimburse SPLP’s expenses; and

•	a termination fee and expenses payable to SPLP under certain circumstances, including as described above, in connection with a termination of the merger agreement, which the Company special committee concluded were reasonable in the context of termination fees and expenses payable in comparable transactions and in light of the overall terms of the merger agreement, including the per share consideration.

In the course of its deliberations, the Company special committee also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including:

•	the offer and the merger might not be completed in a timely manner or at all by virtue of limitations or actions of SPLP;

•	if the offer and the merger are not completed by virtue of a breach of the merger agreement by SPLP, the Company might have to pursue legal remedies against its largest stockholder and its affiliates, including long-time Company board members;

•	the Company would be proceeding with a transaction that is subject to an acceptance threshold by unaffiliated stockholders (the majority of the minority tender condition), which acceptance rate may not be achieved and cause the SPLP transaction not to close;

•	the SPLP transaction’s tender offer structure may permit the SPLP transaction to close faster than a traditional one step merger, thereby shortening the possible window of time available to third party bidders to make superior proposals;

•	the possible perception that, given the longstanding ties of SPLP and Mr. Lichtenstein to the Company, the SPLP transaction resulted from an “inside” arrangement;

•	third parties may be reluctant to commit time and resources to making an alternative acquisition proposal, because of a perception that competing successfully against SPLP will be difficult due to SPLP’s approximately 64.2% beneficial ownership position;

•	the restrictions in the merger agreement on the conduct of the Company’s business prior to the completion of the offer and the merger, which may delay or prevent the Company from undertaking business opportunities or taking other action with respect to its operations pending completion of the offer and the merger;

•	the risks and costs to the Company if the SPLP transaction does not close, including the diversion of management and employee time and attention from on-going operations;

•	the possible adverse effect on the Company’s share price if the offer and the merger were publicly announced but not consummated.

In analyzing the offer and the merger and reaching its determination as to the fairness of the Merger Agreement Transactions to the unaffiliated stockholders, the Company special committee considered, among other factors, the financial analyses reviewed and discussed with the Company special committee by Duff & Phelps as described above. The Company special committee considers the Company to be a viable going concern business but that the trading history of the Steel Excel common stock may not be an indication of its going concern value, due to the fact that the shares are traded over the counter and have an extremely thin trading volume. In addition, the Company special committee did not consider the liquidation value of the Company relevant to a determination as to whether the offer and the merger are fair to the unaffiliated stockholders as the Company special committee believes the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Further, the Company special committee did not consider net book value a material indicator of the value of the Company because it believes that net book value is not a material indicator of the value of the Company as a going concern but rather is reflective of historical costs and because net book value does not take into account the prospects of the Company, market conditions, trends in the industry in which the Company operates or the business risks inherent in the industry. Except as set forth above, the Company is not aware of any firm offers by any person other than SPLP during the past two years with respect to a business combination or change in control transaction and the Company special committee concluded that, given SPLP’s approximately 64.2% beneficial ownership of the issued and outstanding shares of Steel Excel common stock, such offers may be unlikely.

The foregoing discussion of the factors considered by the Company special committee is not intended to be exhaustive, but rather includes the principal factors considered by the Company special committee. The Company special committee reached the conclusion to approve the Merger Agreement Transactions in light of the various factors described above and other factors that the Company special committee believes were appropriate. In view of the wide variety of factors (both favorable and unfavorable) considered by the Company special committee in connection with its evaluation of the offer and the merger and the complexity of these matters, as well as the advice of its financial and legal advisors, the Company special committee did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Company special committee. Rather, the Company special committee made its recommendation based on the totality of information considered, and the investigation conducted, by it. In considering the factors discussed above, individual members of the Company special committee may have given different weights to different factors.

Reasons for the Company Board Determinations

In reaching its determinations, the Company board considered a number of factors, including the following material factors:

•	the Company special committee’s analysis, conclusions and unanimous determination, which the Company board adopted, that the merger agreement and the Merger Agreement Transactions are advisable and fair to and in the best interests of the Company and the unaffiliated stockholders, and the Company special committee’s unanimous recommendation that the Company board adopt a resolution to, among other things, approve and declare the advisability and fairness of the merger agreement and the Merger Agreement Transactions and recommend that the unaffiliated stockholders of the Company accept the offer and tender their shares of Steel Excel common stock pursuant to the offer;

•	the Company special committee is comprised of two independent directors who are not affiliated with SPLP and its affiliates (including Warren G. Lichtenstein and Jack L. Howard) and are not employees of the Company or any of its subsidiaries, and that, other than their receipt of board and Company special committee fees (which are not contingent upon the consummation of the offer and the merger or the Company special committee’s or Company board’s recommendation of the offer) and their interests described under “The Offer and the Merger — Interests of Certain Persons in the Offer and the Merger,” members of the Company special committee do not have an interest in the offer and the merger different from, or in addition to, that of the unaffiliated stockholders;

•	the fact that the Company special committee had engaged its own independent financial and legal advisors to provide advice to the Company special committee with respect to a possible transaction with SPLP or alternatives thereto;

•	the nature of the arms-length negotiations with SPLP (including the Company special committee’s ability to improve the value and composition of the transaction consideration and other terms of the merger agreement for the benefit of the unaffiliated stockholders);

•	the fact that, although the Company board was not entitled to rely upon Duff & Phelps’ opinion, the Company special committee had received the written opinion of Duff & Phelps addressed to the Company special committee dated December 6, 2016, as to, as of such date, the fairness, from a financial point of view, to the Company’s stockholders (other than SPLP or its affiliates and associates) of the consideration to be received by such stockholders in the offer and merger pursuant to the merger agreement (without giving effect to any impact of the Merger Agreement Transactions on any particular stockholder other than in its capacity as a stockholder), which opinion was confirmed orally on December 22, 2016 in connection with the Company special committee’s consideration of the first amendment to the merger agreement; and

•	the analysis and recommendation of the Company special committee and the other factors considered by the Company special committee as described above under this section, which analysis and recommendation were adopted by the Company board.

The foregoing discussion of the factors considered by the Company board is not intended to be exhaustive, but rather includes the principal factors considered by the Company board. The Company board collectively reached the conclusion to approve the merger agreement and the Merger Agreement Transactions in light of the various factors described above and other factors that the members of the Company board believed were appropriate. In view of the wide variety of factors (both favorable and unfavorable) considered by the Company board in connection with its evaluation of the SPLP transaction and the complexity of these matters, the Company board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Company board. Rather, the Company board made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

In connection with the consummation of the merger, certain of the Company’s directors will receive benefits and compensation that may differ from the transaction consideration payable to unaffiliated stockholders. See “The Offer and the Merger — Interests of Certain Persons in the Offer and the Merger.”

Opinion of the Financial Advisor to the Company Special Committee

Opinion of Duff & Phelps, LLC

On September 16, 2016, the Company special committee engaged Duff & Phelps to serve as an independent financial advisor to the Company special committee (solely in their capacity as members of the Company special committee) to, among other things, provide an opinion as to the fairness, from a financial point of view, to the stockholders of Steel Excel (other than SPLP or its affiliates and associates (collectively, the “SPLP Stockholders”), the majority stockholder of Steel Excel) of the Consideration (as defined below) to be received by such stockholders in the offer and the merger (collectively, the “Transaction”) (without giving effect to any impact of the Transaction on any particular stockholder other than in its capacity as a stockholder).

Steel Excel, SPLP and Merger Sub entered into the merger agreement, which provides, among other things, that the Transaction will be effected pursuant to the terms and subject to the conditions set forth therein: (i) SPLP shall make a tender offer to purchase any and all of the outstanding shares of common stock of Steel Excel not already owned by SPLP or any of its affiliated entities (the “Tendered Stock”), and (ii) as consideration for a stockholder’s tender of its Tendered Stock, such stockholder shall receive $17.80 per share in newly created SPLP preferred units. Assuming a tender by all of Steel Excel’s stockholders (other than SPLP and its affiliated entities), who collectively hold approximately 3.69 million shares, the total consideration is approximately $65.7 million in SPLP preferred units (the “Consideration”). The SPLP preferred units would (1) be issued at a liquidation preference of $25.00 per unit, (2) be registered with the SEC, (3) bear a cumulative distribution at a rate of 6.0% per annum, payable in cash or in kind (or a combination) at the option of SPLP, (4) have a nine-year maturity and (5) provide holders of the SPLP preferred units with either cash or common units of SPLP upon maturity or earlier redemption at the option of SPLP. In addition, SPLP will offer to repurchase or redeem, for cash on a pro rata basis, 20% of the SPLP preferred units to be issued in the Transaction within the first three years after completion of the offer. SPLP intends to file an application to list to SPLP preferred units on the NYSE under the symbol “SPLPPRA.”

Duff & Phelps rendered its written opinion to the Company special committee on December 6, 2016 (the “Opinion”), that, based upon and subject to the assumptions, qualifications and limiting conditions set forth in the Opinion, as of such date, the Consideration to be received by the stockholders of the Company (other than the SPLP Stockholders) in the Transaction was fair, from a financial point of view, to such stockholders (without giving effect to any impact of the Transaction on any particular stockholder other than in its capacity as a stockholder).

The full text of the Opinion of Duff & Phelps is attached as Annex D to this prospectus/offer to exchange and is incorporated herein by reference. The full text of the Opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering the Opinion.

The Opinion (i) does not address the merits of the underlying business decision to enter into the Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Transaction; (iii) is not a recommendation as to how the Company special committee or any stockholder should vote or act with respect to any matters relating to the Transaction, or whether to proceed with the Transaction or any related transaction; and (iv) does not indicate that the Consideration received is the best possibly attainable under any circumstances. Instead, the Opinion merely states whether the Consideration in the Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based.

In connection with the Opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of the Opinion included, but were not limited to, the items summarized below:

•	Reviewed the following documents:

•	Steel Excel’s annual reports and audited financial statements on Form 10-K filed with the SEC for the years ended December 31, 2013 through December 31, 2015, and Steel Excel’s unaudited interim financial statements for the six months ended June 30, 2016;

•	Unaudited segment financial information for Steel Excel for the nine months ended September 30, 2016, which Steel Excel’s management identified as being the most current financial statements available;

•	Other internal documents relating to the history, operations, and probable future outlook of Steel Excel, including financial projections, provided to Duff & Phelps by management of Steel Excel; and

•	Documents related to the Transaction, including the December 2016 Proposal and the merger agreement;

•	Discussed the information referred to above and the background and other elements of the Transaction with management of Steel Excel;

•	Reviewed the historical trading price and trading volume of Steel Excel’s common stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant, in each case as described in more detail below; and

•	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering the Opinion with respect to the Transaction, Duff & Phelps, with Steel Excel’s consent:

•	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Steel Excel’s management, and did not independently verify such information;

•	Relied upon the fact that the Company special committee was advised by counsel as to all legal matters with respect to the Transaction, including whether all procedures required by law to be taken in connection with the Transaction had been duly, validly and timely taken;

•	Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best available information at such time and good faith judgment of the person furnishing the same, and Duff & Phelps expressed no opinion with respect to such projections or the underlying assumptions;

•	Assumed that information supplied and representations made by Steel Excel’s management on or prior to the delivery of the Opinion were substantially accurate regarding Steel Excel and the Transaction;

•	Assumed that the representations and warranties made in the merger agreement were substantially accurate;

•	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conformed in all material respects to the drafts reviewed;

•	Assumed that there was no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of Steel Excel since the date of the most recent financial statements and other information made available to Duff & Phelps at or prior to the delivery of the Opinion, and that there was no information or facts that would have made the information reviewed by Duff & Phelps incomplete or misleading as of such time;

•	Assumed that all of the conditions required to implement the Transaction would be satisfied and that the Transaction would be completed in accordance with the merger agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

•	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction would be obtained without any adverse effect on Steel Excel or the contemplated benefits expected to be derived in the Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which the Opinion was based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction.

Although developments following the date the Opinion was delivered may affect the Opinion, Duff & Phelps assumes no obligation to update, revise or reaffirm the Opinion. The Opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated on the date of the Opinion. Developments subsequent to December 6, 2016 may affect the conclusion expressed in the Opinion. Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date of the Opinion.

Duff & Phelps did not evaluate Steel Excel’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of Steel Excel, or any alternatives to the Transaction, (ii) negotiate the terms of the Transaction, and therefore, Duff & Phelps assumed that such terms were the most beneficial terms, from Steel Excel’s perspective, that could, under the circumstances, be negotiated among the parties to the merger agreement and the Transaction, or (iii) advise the Committee or any other party with respect to alternatives to the Transaction.

Duff & Phelps did not express any opinion as to the market price or value of Steel Excel’s common stock (or anything else) after the announcement or the consummation of the Transaction. The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of Steel Excel’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering the Opinion, Duff & Phelps did not express any opinion with respect to the amount or nature of any compensation to any of Steel Excel’s officers, directors, or employees, or any class of such persons, relative to the Consideration to be received by the public stockholders of Steel Excel in the Transaction, or with respect to the fairness of any such compensation.

Summary of Financial Analyses by Duff & Phelps

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with providing the Opinion to the Company special committee. This summary is qualified in its entirety by reference to the full text of the Opinion, attached hereto as Annex D. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Company special committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, neither the Opinion nor Duff & Phelps’ underlying analysis is susceptible to partial analysis or summary description. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps’ analyses must be considered as a whole and selecting portions of its analyses and of the factors considered by it in rendering the Opinion, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying the Opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses undertaken by Duff and Phelps. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a sum-of-the-parts analysis for Steel Excel by utilizing a discounted cash flow analysis of the projected unlevered free cash flows of Steel Excel’s energy services business (“Steel Energy”) and each of (i) the Baseball Heaven, LLC (“Baseball Heaven”) and National Youth Baseball Championships (“NYBC”) segment; (ii) the UK Elite Soccer, Inc. (“UK Elite”) segment; (iii) Crossfit segment; and (iv) the L.A. corporate operations segment, of Steel Excel’s sports business (“Steel Sports”) for the fiscal years ending December 31, 2016 through December 31, 2020. Duff & Phelps defines “free cash flow” as the cash generated by each segment of Steel Excel that is available either to reinvest or to distribute to stockholders. The discounted cash flow analysis was used to determine the net present value of projected unlevered free cash flows utilizing an appropriate cost of capital for the discount rate, which reflects the relative risk associated with these cash flows as well as the rates of return that stockholders could expect to realize on alternative investment opportunities with similar risk profiles to each segment of Steel Excel. Steel Excel’s management provided Duff & Phelps financial projections for the fiscal years ending December 31, 2016 through December 31, 2020 for each of the Steel Energy and Steel Sports segments.

Duff & Phelps used a discount rate of 15.75% to 17.75% for Steel Energy to discount the projected unlevered free cash flows and terminal value. Duff & Phelps calculated Steel Energy’s projected unlevered free cash flows by taking its earnings before interest and taxes (“EBIT”), subtracting taxes, adding back depreciation, subtracting capital expenditures and the change in working capital. Duff & Phelps calculated Steel Energy’s terminal value in 2020 using a perpetuity growth formula assuming a 2.0% terminal growth rate and the discount rate. Duff & Phelps believed at the time it gave the Opinion that this range of discount rates is consistent with the rate of return that stockholders could expect to realize on alternative investment opportunities with similar risk profiles to Steel Energy.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis indicated an estimated enterprise value for Steel Energy of $92.8 million to $106.2 million.

Duff & Phelps used a discount rate of 10.25% to 11.25% for Steel Sports’ Baseball Heaven and NYBC segment to discount the projected unlevered free cash flows and terminal value. Duff & Phelps calculated the Baseball Heaven and NYBC segment’s projected unlevered free cash flows by taking their EBIT, subtracting taxes, adding back depreciation, subtracting the purchase of the NYBC license agreement, subtracting capital expenditures and the change in working capital. Duff & Phelps calculated the Baseball Heaven and NYBC segment’s terminal value in 2020 using a perpetuity growth formula assuming a 3.0% terminal growth rate and the normalized-growth stage discount rate. Duff & Phelps believed at the time it gave the Opinion that this range of discount rates is consistent with the rate of return that stockholders could expect to realize on alternative investment opportunities with similar risk profiles to the Baseball Heaven and NYBC segment.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis indicated an estimated enterprise value for the Baseball Heaven and NYBC segment of $7.1 million to $8.1 million.

Duff & Phelps used a discount rate of 10.25% to 11.25% for Steel Sports’ UK Elite segment to discount the projected unlevered free cash flows and terminal value. Duff & Phelps calculated the UK Elite segment’s projected unlevered free cash flows by taking its EBIT, subtracting taxes, adding back depreciation, subtracting capital expenditures and the change in working capital. Duff & Phelps calculated the UK Elite segment’s terminal value in 2020 using a perpetuity growth formula assuming a 3.0% terminal growth rate and the discount rate. Duff & Phelps believed at the time it gave the Opinion that this range of discount rates is consistent with the rate of return that stockholders could expect to realize on alternative investment opportunities with similar risk profiles to the UK Elite segment.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis indicated an estimated enterprise value for the UK Elite segment of $5.8 million to $6.8 million.

Duff & Phelps used a discount rate of 10.25% to 11.25% for Steel Sports’ Crossfit segment to discount the projected unlevered free cash flows and terminal value. Duff & Phelps calculated the Crossfit segment’s projected unlevered free cash flows by taking their EBIT, subtracting taxes, adding back depreciation, subtracting capital expenditures and the change in working capital. Duff & Phelps calculated the Crossfit segment’s terminal value in 2020 using a terminal year earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiple of 8.0x to 10.0x. Duff & Phelps believed at the time it gave the Opinion that this range of discount rates is consistent with the rate of return that stockholders could expect to realize on alternative investment opportunities with similar risk profiles to the Crossfit segment.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis indicated an estimated enterprise value for the Crossfit segment of $0.5 million to $0.7 million.

Duff & Phelps used a discount rate of 10.25% to 11.25% for Steel Sports’ L.A. corporate operations segment to discount the projected unlevered free cash flows and terminal value. Duff & Phelps calculated the L.A. corporate operations segment’s projected unlevered free cash flows by taking its EBIT, subtracting taxes, adding back depreciation, subtracting capital expenditures and the change in working capital. Duff & Phelps calculated the L.A. corporate operations segment’s terminal value in 2020 using a perpetuity growth formula assuming a 3.0% terminal growth rate and the discount rate. Duff & Phelps believed at the time it gave the Opinion that this range of discount rates is consistent with the risk profile of the L.A. corporate operations segment.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis indicated an estimated enterprise value for the L.A. operations segment of negative $15.4 million to negative $17.4 million.

Selected Public Companies Reviewed

Duff & Phelps compared certain financial performance metrics of Steel Energy and Steel Sports to corresponding data and ratios from publicly traded companies in the oilfield services industry and leisure and fitness facilities industries, respectively, that Duff & Phelps deemed relevant to its analysis.

The companies reviewed in the oilfield services industry were:

•	Calfrac Well Services Ltd.

•	Patterson-UTI Energy, Inc.

•	Pioneer Energy Services Corp.

•	Precision Drilling Corporation

•	RPC, Inc.

•	Superior Energy Services, Inc.

•	Total Energy Services Inc.

The companies reviewed in the leisure and fitness facilities industries were:

•	Canlan Ice Sports Corp.

•	ClubCorp Holdings, Inc.

•	Peak Resorts, Inc.

•	TWC Enterprises Limited

•	Vail Resorts Inc.

•	The Gym Group plc

•	Planet Fitness, Inc.

•	Town Sports International Holdings Inc.

•	Tosho Co., Ltd.

For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected public companies.

As the segments within Steel Sports each, at the time the Opinion was delivered, had profits below normalized levels, Duff & Phelps determined it was not possible to develop a meaningful valuation indication of the business segments within Steel Sports using selected public companies or precedent M&A transactions.

Due to a steep decline in commodity prices in 2015 and into 2016, and the resulting depressed levels of profitability industry-wide, Duff & Phelps determined it was not possible to develop a meaningful valuation indication of Steel Energy using selected public companies or precedent M&A transactions. However, the selected public company analysis was primarily used to assess the reasonableness of Steel Energy’s implied projected 2018 EBITDA multiple derived from the discounted cash flow analysis.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies as of December 5, 2016 for companies in the oilfield services industry and leisure and fitness facilities industries. The revenue and EBITDA estimates for 2016, 2017 and 2018 in the tables below for the selected public companies were derived based on information for the 12-month periods ending closest to Steel Excel’s 2016, 2017 and 2018 fiscal years for which information was available.

	Revenue Growth				EBITDA Growth				EBITDA Margin
	LTM	2016E	2017E	2018E	LTM	2016E	2017E	2018E	LTM	2016E	2017E	2018E
Steel Energy
Mean	-44.2%	-37.6%	30.3%	32.1%	-72.1%	-68.3%	140.0%	131.0%	11.9%	7.8%	14.3%	21.3%
Median	-51.9%	-43.7%	32.0%	34.6%	-71.8%	-69.5%	106.0%	115.4%	7.4%	5.7%	12.0%	20.7%

Leisure and Recretional Facilities
Mean	3.0%	16.1%	1.2%	5.7%	1.0%	42.1%	1.9%	9.4%	18.1%	18.6%	18.7%	19.7%
Median	2.5%	17.7%	0.0%	2.6%	2.9%	29.6%	0.1%	8.2%	18.5%	24.6%	25.3%	26.7%

Fitness Facilities
Mean	6.9%	4.8%	6.3%	9.7%	22.1%	26.1%	10.9%	10.0%	20.5%	21.3%	22.1%	26.1%
Median	7.5%	5.7%	4.5%	10.7%	27.5%	25.8%	13.8%	11.8%	22.6%	22.9%	23.5%	33.9%

Steel Energy	-47.6%	-34.4%	27.2%	30.5%	-59.7%	-44.2%	45.4%	33.1%	18.4%	18.6%	21.3%	21.7%
Baseball Heaven & NYBC	12.6%	9.9%	6.9%	8.4%	NM	16.2%	25.4%	6.8%	15.5%	17.0%	20.0%	19.7%
UK Elite	-14.2%	-13.6%	18.7%	9.9%	NM	NM	NM	NM	-11.3%	-8.5%	0.7%	3.9%
Crossfit	18.3%	20.1%	27.1%	3.9%	NM	NM	NM	85.7%	-45.9%	-24.3%	3.9%	7.0%

Enterprise Value as Multiple of
	LTM	2016E	2017E	2018E	LTM	2016E	2017E	2018E	LTM
	EBITDA	EBITDA	EBITDA	EBITDA	EBIT	EBIT	EBIT	EBIT	Revenue
Steel Energy
Mean	23.2x	39.6x	18.1x	7.9x	NA	NA	54.0x	19.6x	3.06x
Median	18.3x	25.1x	16.3x	7.8x	NA	NA	54.0x	22.5x	2.39x

Leisure and Recretional Facilities
Mean	11.2x	9.0x	8.8x	7.8x	19.6x	16.9x	15.3x	12.7x	2.44x
Median	9.9x	7.9x	7.5x	7.1x	18.9x	19.7x	16.7x	14.6x	2.11x

Fitness Facilities
Mean	11.6x	9.9x	8.4x	8.2x	16.9x	17.7x	13.2x	11.4x	3.35x
Median	13.1x	10.5x	8.6x	8.3x	16.9x	17.7x	13.2x	11.4x	3.94x

LTM = Latest twelve months for which financial information was available

Enterprise Value = (Market Capitalization + Management Equity + Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Equivalents + Net Non-Operating Assets)

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports

Selected M&A Transactions Reviewed

Duff & Phelps reviewed the target companies involved in the selected merger and acquisition transactions in the oilfield services industry listed in the below table. The selection of these transactions was based, among other things, on the target company’s industry, the relative size of the transaction compared to the Transaction, and the availability of public information related to the selected transaction. The selected transactions indicated (i) enterprise value to last twelve months’ EBITDA multiples ranging from 2.8x to 10.9x, with a median and mean of 6.0x, and (ii) enterprise value to last twelve months’ revenue multiples ranging from 0.41x to 3.46x, with a median of 1.40x and a mean of 1.48x.

Date Announced	Acquirer Name	Target Name
8/25/2015	Schlumberger Limited	Cameroon International Corporation
5/22/2015	Trinidad Drilling Ltd.	CanElson Drilling Inc.
11/1/2014	Apollo	Express Energy Services
9/24/2014	Maxim Partners; Falcon Investment Advisors	Integrity Directional Services Inc.
9/3/2014	US Shale Solutions, Inc.	J4 Fluid Services; WPW Ltd; Culberson Construction, Inc.
8/11/2014	Maxim Partners; Falcon Investment Advisors	Laney Directional Drilling Company
7/19/2014	Silverfleet Capital Partners	AGR Petroleum Services Holdings AS
6/25/2014	C&J Energy Services, Inc. (nka: C&J Energy Services, Ltd.)	Nabors Red Lion Limited (Completion & Production Services Business)
5/6/2014	Great Prairie Energy Services Inc.	Oilfield Services Business and Related Operations
5/1/2014	Ferrellgas Partners (FGP)	Sabre Environmental
3/31/2014	B/E Aerospace Inc.	Vision Oil Tools, LLC
3/26/2014	Certain members of Integra management team	Integra Group
3/15/2014	Cardno Limited	PPI Technology Services, LLC
3/3/2014	General Finance Corporation	Lone Star Tank Rental LP and KHM Rentals, LLC
2/11/2014	Offshore Cleaning Systems L.L.C. (Lariat Partners; RedCloud Capital, LLC)	Newpark Environmental Services, L.P. (nka: ecoserv, LLC)
2/7/2014	B/E Aerospace Inc.	Wildcat Wirelines LLC
1/30/2014	B/E Aerospace Inc.	LT Energy Services, LLC
12/24/2013	Rodan Transport (U.S.A.) Ltd.	M&K Hotshot & Trucking, Inc. and M&K Rig Service, Inc.
12/20/2013	B/E Aerospace Inc.	Bulldog Frac Rentals, LLC
12/9/2013	DXP Enterprises, Inc.	B27, LLC
12/3/2013	Enterprise Group, Inc.	Hart Oilfield Rentals Ltd.
11/11/2013	John Wood Group plc	Elkhorn Holdings, Inc.
10/21/2013	First Reserve Corporation	TNT Crane & Rigging, Inc.
9/27/2013	Hawk Manufacturing, Inc.	Trump Equipment Company, Inc.
9/24/2013	Mill City Capital, L.P.	Bonnett’s Energy Corp.
8/2/2013	NGL Energy Partners (High Sierra)	Oilfield Water Lines
7/12/2013	Bain Private Equity	Blackhawk Specialty Tools, LLC
6/17/2013	EMCOR Group Inc.	RepconStrickland, Inc.
6/4/2013	Secure Energy Services Inc.	Target Rentals Ltd.

5/22/2013	Clearlake Capital Group, LLC	Archer Limited, North American Rental and Tubular Division
5/17/2013	Trinity Environmental Services	CJ Energy
5/13/2013	Basin Tools, LP	Wenzel Downhole Tools Ltd.
4/1/2013	Secure Energy Services Inc.	Frontline Integrated Services Ltd.
2/22/2013	Western Energy Services Corp.	IROC Energy Services Corp.
1/15/2013	Frontier Oilfield Services, Inc.	Stark & Stark Equipment and L&R Tank Trucks, Inc.

Duff & Phelps also reviewed the target companies involved in the selected merger and acquisition transactions in the leisure and fitness facilities industries listed in the below table. The selection of these transactions was based, among other things, on the target company’s industry, the relative size of the transaction compared to the Transaction, and the availability of public information related to the selected transaction. The selected transactions indicated (i) enterprise value to last twelve months’ EBITDA multiples ranging from 5.6x to 10.9x, with a median of 8.6x and a mean of 8.3x, and (ii) enterprise value to last twelve months’ revenue multiples ranging from 0.35x to 3.92x, with a median of 1.15x and a mean of 1.84x.

Date Announced	Acquirer Name	Target Name
11/30/2015	Peak Resorts, Inc.	Hunter Mountain Ski Resorts
8/14/2015	Townsquare Live Events, LLC	North American Midway Entertainment LLC
6/26/2015	Harwood Private Equity; Trident Private Equity Fund III L.P.	Essenden PLC
3/30/2015	Vail Resorts Inc.	Perisher Blue Pty Limited
9/5/2014	Electra Private Equity Plc; Electra Partners LLP	Hollywood Bowl Group Plc
8/13/2014	ClubCorp USA, Inc.	Sequoia Golf LLC
12/3/2012	KSL Advisors, LLC	Whistler Blackcomb Holdings Inc.
11/15/2012	PGM Holdings K.K.	Acccordia Golf Co., Ltd.
7/20/2012	Teachers’ Private Capital	Goals Soccer Centres plc

Summary of Analyses

Based on the concluded enterprise value of Steel Energy, Duff & Phelps estimated the range of equity value of Steel Energy to be $56.4 million to $74.0 million by adjusting the enterprise value as follows:

•	Subtracting the present value of after-tax Steel Excel corporate overhead allocated to Steel Energy of approximately $29.1 million to $25.7 million;

•	Adding cash and equivalents of $29.2 million as of September 30, 2016;

•	Adding the present value of Steel Energy’s tax benefits of amortization of approximately $5.9 million to $6.7 million;

•	Adding the estimated value of Steel Energy’s state net operating loss carryforwards of approximately $0.5 million; and

•	Subtracting debt of $42.8 million as of September 30, 2016.

The combined range of estimated enterprise values for the Baseball Heaven and NYBC segment, the UK Elite segment, the Crossfit segment, and the L.A. operations segment that Duff & Phelps derived from its discounted cash flow analyses was negative $3.9 million to $0.2 million. Based on the concluded enterprise value of Steel Sports, Duff & Phelps estimated the range of equity value of Steel Sports to be negative $4.9 million to negative $1.0 million by adjusting the enterprise value as follows:

•	Adding the present value of Steel Sports’ tax benefits of amortization of approximately $0.3 million; and

•	Subtracting the estimated value of the UK Elite minority interest of approximately $1.3 million to $1.5 million.

Duff & Phelps estimated the range of aggregate common equity value of Steel Excel to be $182.1 million to $206.2 million by adjusting the combined range of estimated equity values for Steel Energy and Steel Sports as follows:

•	Adding total cash and the value of marketable securities of $142.3 million as of November 10, 2016;

•	Adding the estimated value of Steel Excel’s federal net operating loss carryforwards and R&D credits of approximately $6.8 million to $7.2 million;

•	Subtracting the present value of after-tax Steel Excel corporate overhead of approximately $16.2 million to $18.4 million; and

•	Subtracting the value of options of approximately $0.1 million.

Based on the foregoing analysis, Duff & Phelps estimated the value of each common share to range from $17.68 to $20.02. Subsequently, given the approximately 3.69 million shares of Steel Excel held by stockholders other than the SPLP and its affiliated entities, the value of the Tendered Stock was estimated to be $65.21 million to $73.84 million. Duff & Phelps noted that the Consideration to be received by the stockholders of Steel Excel (other than SPLP and its affiliated entities) pursuant to the merger agreement was within the range of the per share value indicated by its analyses.

SPLP Preferred Yield Analysis

Duff & Phelps determined that the value, within a range, of the SPLP preferred units approximated its face value by comparing its dividend yield of 6.0% to an estimated market yield based on the credit profile of the issuer, SPLP, and the terms of the SPLP preferred units. The market yield analysis involved (i) selecting a credit spread for the SPLP preferred units based on an analysis of SPLP’s credit profile and benchmarking credit spreads of industrial bond indices, as well as indicative pricing for a senior secured revolving credit facility which may be obtained by SPLP through a comprehensive refinancing, (ii) adjusting this credit spread for appropriate differences between the SPLP preferred units and the benchmark indices and securities including seniority, PIK dividends, and a lack of call protection, and (iii) adding the adjusted selected credit spread of 3.5% to 6.0% to the 9-year U.S. Treasury yield of 2.1%. Duff & Phelps noted that the dividend yield of the SPLP preferred units of 6.0% was within the range of Duff & Phelps’ estimated market yield of 5.6% to 8.1%.

The Opinion and financial analyses were only one of the many factors considered by the Company special committee in its evaluation of the Transaction and should not be viewed as determinative of the views of the Company special committee.

Miscellaneous

Duff & Phelps is a premier global valuation and corporate finance advisor with expertise in complex valuation, dispute and legal management consulting, M&A, restructuring, and compliance and regulatory consulting. Since 2005, Duff & Phelps has rendered over 655 fairness opinions in transactions aggregating more than $188 billion and is regularly engaged in the valuation of businesses and securities in the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions.

Fees and Expenses

The aggregate amount of the fees that Steel Excel has agreed to pay Duff & Phelps for its services in connection with the rendering of the Opinion to the Company special committee is $350,000 due and payable as follows: $175,000 upon execution of the engagement letter for Duff & Phelps to serve as financial advisor to the Company special committee and the remaining $175,000 upon Duff & Phelps informing the Company special committee that it is prepared to render and deliver the Opinion. No portion of Duff & Phelps’ fee is contingent upon the consummation of the Transaction or the conclusion reached in the Opinion. Furthermore, subject to certain exceptions, Duff & Phelps is entitled to be paid additional fees at Duff & Phelps’ standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings (to parties other than the Company special committee) subsequent to the delivery of the Opinion. Steel Excel has also agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses and reasonable fees and expenses of counsel retained by Duff & Phelps, in each case in connection with the engagement and not to exceed $25,000 in the aggregate. Steel Excel has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement.

The terms of the fee arrangements with Duff & Phelps, which Steel Excel believes are customary in transactions of this nature, were negotiated at arm’s length, and the Company special committee has approved these fee arrangements.

Other than this engagement, during the two years preceding the date of the Opinion, Duff & Phelps has been engaged to provide corporate finance consulting services to affiliates of SPLP. For these prior engagements, Duff & Phelps received customary fees, expense reimbursement, and indemnification.

Certain Unaudited Prospective Financial Information of Steel Excel

Steel Excel does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, revenues, earnings or financial condition. For internal planning purposes and in connection with the potential acquisition of the Company, management of the Company prepared and provided the projections to the Company board, the Company special committee and to Duff & Phelps to use and rely upon the projections for purposes of Duff & Phelps’ analyses and advice to the Company special committee.

The projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or pro forma financial information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective or pro forma financial information. Neither the Company’s independent registered public accounting firm, nor any independent accountants, have compiled, examined or performed any procedures with respect to the projections, nor have they expressed any opinion or any other form of assurance on such financial information or its achievability.

The projections are included solely to give the Company’s stockholders access to certain financial projections that were made available to the Company board, the Company special committee, Duff & Phelps and SPLP, and are not being included in this prospectus/offer to exchange to influence a Steel Excel stockholder’s decision as to whether to tender Steel Excel shares in the offer or for any other purpose.

The inclusion of the projections should not be regarded as an indication that the Company’s management, the Company board, the Company special committee, Duff & Phelps or SPLP considered, or now considers, any of the projections to be predictive of actual future results. The projections were based upon expectations of the Company’s management at the time the projected financial information was prepared. In addition, the projections did not reflect the effects of the announcement of the merger agreement. Although the projections are presented with numerical specificity, the projections necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of the Company’s management. Because the projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. Important factors that may affect actual results and result in the projections not being achieved include, but are not limited to, general economic conditions, changes in demand for the Company’s products, product mix, the timing of work requested by customers, the impact of competitive products and pricing, the price of oil, the Company’s ability to achieve strategic goals, and other risk factors described herein.

Accordingly, there can be no assurance that the projections will be realized, and actual results may vary materially from those shown. Neither the Company, nor any of its affiliates, advisors, officers, directors or representatives, can give any assurance that actual results will not differ from the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The Company does not intend to make publicly available any update or other revision to the projections, except as otherwise required by law. Neither the Company nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any of the Company’s stockholders or other persons regarding the ultimate performance of the Company compared to the information contained in the projections or that the projections will be achieved. The Company has made no representations or warranties to SPLP or Merger Sub, in the merger agreement or otherwise, concerning the projections.

In addition, the projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement and pendency of the merger agreement. Further, the projections do not take into account any changes in the Company’s operations, business, financial condition or results of operations which may result from the offer and the merger, including, without limitation, any cost savings or other benefits, nor do the projections take into account the effect of any failure to complete the offer and the merger. The inclusion of the projections herein should not be deemed an admission or representation by the Company or any other person that they were viewed as material information with respect the Company, and the Company and its management do not view the projections as material because of the inherent risks and uncertainties associated with the projections.

Certain of the projected financial information set forth herein may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

IN LIGHT OF THE FOREGOING AND THE UNCERTAINTIES INHERENT IN THE PROJECTIONS, THE COMPANY’S STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE, IF ANY, RELIANCE ON THE PROJECTIONS.

The projections are set forth below:

Steel Excel Consolidated Projections

(dollars in thousands)

	Projected 2016 ($)	Projected 2017 ($)	Projected 2018 ($)	Projected 2019 ($)	Projected 2020 ($)
Revenue	92,524	115,453	145,899	166,327	177,274
Gross Profit	15,697	24,093	32,621	41,790	48,798
Operating Income (Loss)	(20,589)	(14,156)	(6,374)	3,417	8,460
Net Income (Loss)	(12,938)	(15,750)	(7,046)	3,479	8,522
Net Income (Loss) Attributable to Steel Excel	(12,610)	(15,960)	(7,158)	3,303	8,319
Adjusted EBITDA	(1,601)	7,055	14,048	20,444	23,491
Capital Expenditures	5,320	5,550	6,850	10,350	10,350

Steel Energy Projections

(dollars in thousands)

	Projected 2016 ($)	Projected 2017 ($)	Projected 2018 ($)	Projected 2019 ($)	Projected 2020 ($)
Revenue	73,127	93,039	121,401	139,794	149,549
Gross Profit	7,506	13,887	21,347	29,478	35,593
Operating Income (Loss)	(2,185)	1,443	8,485	18,081	23,112
Net Income (Loss)	(3,638)	(213)	7,751	18,081	23,112
Net Income (Loss) Attributable to Steel Excel	(3,638)	(213)	7,751	18,081	23,112
Adjusted EBITDA	13,116	19,770	26,321	32,596	35,631
Capital Expenditures	4,970	5,200	6,500	10,000	10,000

Steel Sports Projections

(dollars in thousands)

	Projected 2016 ($)	Projected 2017 ($)	Projected 2018 ($)	Projected 2019 ($)	Projected 2020 ($)
Revenue	19,397	22,414	24,498	26,533	27,725
Gross Profit	8,191	10,206	11,274	12,312	13,205
Operating Income (Loss)	(3,648)	(2,111)	(1,230)	(887)	(719)
Net Income (Loss)	(3,649)	(2,111)	(1,230)	(887)	(719)
Net Income (Loss) Attributable to Steel Excel	(3,321)	(2,051)	(1,342)	(1,063)	(922)
Adjusted EBITDA	(1,939)	(544)	39	308	476
Capital Expenditures	350	350	350	350	350

Steel Excel - Corporate Projections

(dollars in thousands)

	Projected 2016 ($)	Projected 2017 ($)	Projected 2018 ($)	Projected 2019 ($)	Projected 2020 ($)
Revenue	—	—	—	—	—
Gross Profit	—	—	—	—	—
Operating Income (Loss)	(14,756)	(13,488)	(13,629)	(13,777)	(13,933)
Net Income (Loss)	(5,651)	(13,426)	(13,567)	(13,715)	(13,871)
Net Income (Loss) Attributable to Steel Excel	(5,651)	(13,426)	(13,567)	(13,715)	(13,871)
Adjusted EBITDA	(12,778)	(12,171)	(12,312)	(12,460)	(12,616)
Capital Expenditures	—	—	—	—	—

The Company defines Adjusted EBITDA as net income (loss) from continuing operations before the effects of realized and unrealized gains or losses, interest income or expense, income taxes, and depreciation and amortization, and excludes certain non-recurring and non-cash items including stock-based compensation. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company board and management to evaluate its business, including in internal management reporting, budgeting, and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under U.S. GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income (loss) or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized and unrealized gains or losses, interest income or expense, and income taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company’s realized and unrealized gains and losses;

•	Adjusted EBITDA does not reflect the Company’s interest income or expense;

•	Adjusted EBITDA does not reflect the Company’s income tax provision or benefit or the cash requirements to pay its income taxes;

•	Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include stock-based compensation;

•	Adjusted EBITDA does not include goodwill and other asset impairments;

•	Adjusted EBITDA does not include the income or losses of equity-method investees;

•	Adjusted EBITDA does not include the attribution of income or loss to non-controlling interests;

•	Adjusted EBITDA does not include discontinued operations; and

•	Adjusted EBITDA does not include certain other non-recurring and non-cash items.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its U.S. GAAP financial measures, is the most informed method of analyzing the Company.

Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Ownership of SPLP After the Offer and the Merger

Based on 3,567,631 shares of Steel Excel common stock owned by stockholders other than SPLP and its affiliated entities as of January 5, 2017 (other than unvested restricted shares) and the exchange ratio of 0.712 SPLP preferred units for each share of Steel Excel common stock, Steel Excel’s former unaffiliated stockholders will own in the aggregate approximately 2,540,154 SPLP preferred units immediately following the consummation of the offer and the merger, representing 100% of the outstanding SPLP preferred units.

Dissenters’ Rights

No appraisal rights are available to holders of shares of Steel Excel common stock in connection with the offer. However, if the merger is consummated, holders of Steel Excel common stock at the effective time of the merger who have not tendered their Steel Excel common stock pursuant to the offer and who otherwise comply in all respects with Section 262 of the DGCL will be entitled to receive a determination by the Delaware Court of Chancery of the fair value of such holder’s shares of Steel Excel common stock (the “appraisal shares”) (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of that fair value in cash, together with interest, if any, to be paid upon the amount determined to be fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger will be compounded quarterly and will accrue at 5% over the federal discount rate (including any surcharge) as established from time to time between the effective time of the merger and the date of payment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 of the DGCL only upon the sum of (a) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (b) interest theretofore accrued, unless paid at that time.

In determining the fair value of the appraisal shares, the Delaware Court of Chancery will take into account all relevant factors. As such, any determination by the Delaware Court of Chancery of the fair value of the appraisal shares could be based upon considerations other than or in addition to the amount paid in the offer and the merger and the market value of the shares of Steel Excel common stock. Steel Excel stockholders should recognize that the value so determined could be higher or lower than or the same as the transaction consideration. Moreover, Steel Excel may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the appraisal shares is less than the transaction consideration. Steel Excel stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the offer and the merger, are not opinions as to fair value under Section 262 of the DGCL.

Under Section 262 of the DGCL, if a merger is approved under Section 228 or Section 253 of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who is entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Solicitation/Recommendation Statement that is being mailed to you together with this document constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

As described more fully in the Solicitation/Recommendation Statement, if a Steel Excel stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following, among other things:

•	within the later of the consummation of the offer and 20 days after the mailing of the Solicitation/Recommendation Statement, deliver to Steel Excel a written demand for appraisal of shares of Steel Excel common stock held, which demand must reasonably inform Steel Excel of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender such holder’s Steel Excel shares in the offer; and

•	continuously hold of record the shares from the date on which the written demand for appraisal is made through the effective time of the merger.

The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law or a statement of the procedures to be followed by Steel Excel stockholders desiring to exercise such appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is included as Annex B to the Solicitation/Recommendation Statement, which stockholders are encouraged to read in its entirety. Any Steel Excel stockholder who considers demanding appraisal is advised to consult legal counsel. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law. Failure to comply with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Stockholders who tender shares of Steel Excel common stock pursuant to the offer (or otherwise sell their shares prior to the merger) will not be entitled to exercise appraisal rights with respect thereto but, rather, will receive the transaction consideration in the offer or other consideration in such transaction.

Plans for Steel Excel

In connection with the offer, SPLP has reviewed and will continue to review various possible business strategies that it might consider in the event that SPLP acquires all outstanding shares of common stock of Steel Excel it does not already own, whether pursuant to the offer and/or the merger or otherwise. These changes could include, among other things, changes in Steel Excel’s business, operations, personnel, employee benefit plans, corporate structure and capitalization. See also “The Offer and the Merger — SPLP’s Reasons for the Offer and the Merger; Recommendation of the SPLP GP Board.”

Delisting and Termination of Registration

Following the consummation of the offer and the merger, shares of Steel Excel common stock will cease to be quoted on the OTC Market. Steel Excel terminated the registration of the Steel Excel common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on May 3, 2016.

Board of Directors, Management and Organizational Documents

Upon consummation of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the initial directors of the surviving corporation, and the officers of Merger Sub immediately prior to the effective time of the merger will become the initial officers of the surviving corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors have been duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

At the effective time of the merger, (i) the certificate of incorporation of Steel Excel, as in effect immediately prior to the effective time, will be amended as set forth in the merger agreement to become the certificate of incorporation of the surviving corporation until thereafter amended in accordance with the provisions thereof and applicable law, and (ii) the bylaws of Steel Excel, as in effect immediately prior to the effective time, will be amended in their entirety to conform to the bylaws of Merger Sub in effect immediately prior to the effective time and, as so amended, will become the bylaws of the surviving corporation until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the surviving corporation and applicable law.

The merger agreement provides that the certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and bylaws, respectively, of the Company, unless any modification is required by law (and then only to the minimum extent required by law), and that these provisions may not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would affect adversely the rights of individuals who, at or prior to the effective time, were directors or officers of the Company or any of its subsidiaries.

Regulatory Approvals

SPLP is not aware of any governmental license or regulatory permit that appears to be material to Steel Excel’s business that might be adversely affected by SPLP’s acquisition of Steel Excel shares pursuant to the offer or the merger or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for SPLP’s acquisition or ownership of Steel Excel shares pursuant to the offer or the merger. Should any of these approvals or other actions be required, SPLP and Merger Sub currently contemplate that these approvals or other actions will be sought. There can be no assurance that (a) any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), or (b) if these approvals were not obtained or these other actions were not taken adverse consequences would not result to SPLP’s or Steel Excel’s business.

SPLP and Steel Excel agreed to use their reasonable best efforts to obtain any required governmental or third party consents and approvals required in connection with the offer and the merger and use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the offer and the merger as promptly as practicable.

It is a condition to completion of the offer and the merger that no governmental entity having jurisdiction over SPLP, Merger Sub or Steel Excel has enacted, issued, promulgated, enforced or entered any law, order, decree or ruling (whether temporary, preliminary or permanent) that is then in effect which has the effect of making the offer or the merger illegal or otherwise prohibiting consummation of the offer or the merger.

Interests of Certain Persons in the Offer and the Merger

Certain of Steel Excel’s executive officers and directors have financial interests in the transaction that are different from, or in addition to, the interests of Steel Excel’s stockholders generally. The Company special committee and the Company board were aware of these potentially differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in reaching its decision to approve the merger agreement and the transactions contemplated therein.

Treatment of Equity Awards

Certain Steel Excel directors and executive officers hold Steel Excel stock options and/or Steel Excel restricted shares, which awards will be treated as follows in connection with the merger:

Steel Excel Stock Options

At the effective time of the merger, each outstanding Steel Excel stock option under any equity-based compensation plans of Steel Excel, to the extent it is outstanding and unexercised immediately prior thereto, will become fully vested as of the effective time of the merger and will by virtue of the merger and without any action on the part of any holder of any Steel Excel stock option be automatically cancelled and the holder thereof will receive, as soon as reasonably practicable following the effective time of the merger, a cash payment (without interest) with respect thereto equal to the product of (i) the excess, if any, of $17.80 (the transaction consideration value) over the exercise price per share of such Steel Excel stock option and (ii) the number of shares of Steel Excel common stock issuable upon exercise of such Steel Excel stock option. As of the effective time of the merger, all Steel Excel stock options, whether or not vested or exercisable, will no longer be outstanding and will automatically cease to exist, and each holder of a Steel Excel stock option will cease to have any rights with respect thereto, except the right to receive the option consideration with respect thereto. If the exercise price of any such Steel Excel stock option is equal to or greater than $17.80, such Steel Excel stock option will be cancelled without any payment being made in respect thereof.

Steel Excel Restricted Shares

At the effective time of the merger, each Steel Excel restricted share that, as of immediately prior to the effective time of the merger, remains subject to any performance-vest, time-vest or other condition(s) that constitutes a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and which is outstanding immediately prior thereto will become fully vested as of the effective time of the merger. Each Steel Excel restricted share will, by virtue of the merger and without any further action on part of any holder thereof, be automatically cancelled, and the holder thereof will receive, as soon as reasonably practicable following the effective time of the merger, at the option of SPLP, (i) a cash payment (without interest) with respect thereto equal to $17.80, or (ii) the transaction consideration. As of the effective time, all Steel Excel restricted shares that are outstanding immediately prior thereto, whether or not vested, will no longer be outstanding and will automatically cease to exist, and each holder of a Steel Excel restricted share will cease to have any rights with respect thereto, except the right to receive the consideration (as elected by SPLP) with respect thereto. SPLP has determined to make the cash payment with respect to Steel Excel restricted shares in the merger.

Steel Excel Stock Options and Restricted Shares to Be Cancelled in Exchange for Consideration Pursuant to the Merger Agreement

The following table sets forth Steel Excel stock option and Steel Excel restricted share information related to the payments expected to be made to the non-employee directors and named executive officers of Steel Excel in exchange for cancellation of these awards. The amounts listed below are estimates based on an assumed closing date of the merger of February 7, 2017. However, the actual amounts, if any, to be received by a non-employee director or executive officer will depend on the outstanding Steel Excel stock options and Steel Excel restricted shares held by such individuals as of the actual closing date of the merger, which may differ from the amounts set forth below.

	Total Payment With Respect to Options(1)		Total Payment With Respect to Unvested Restricted Shares
	Steel Excel Stock Options	Total Payment ($)	Steel Excel Unvested Restricted Shares (#)	SPLP Total Payment ($)(2)
Non-Employee Directors
Warren G. Lichtenstein	28,250	—	25,000	$445,000
John Mutch	7,000	—	8,820	$156,996
Robert J. Valentine	3,250	—	8,820	$156,996
Named Executive Officers
Jack L. Howard	7,000	—	20,000	$356,000
Douglas B. Woodworth	—	—	—	—

(1)	Since the exercise price of each Steel Excel stock option held by the non-employee directors and named executive officers of Steel Excel is greater than $17.80, the Steel Excel stock options held by these individuals will be cancelled without any payment being made in respect thereof.
(2)	The merger agreement provides that holders of unvested restricted shares will receive, as a result of the merger and at the option of SPLP, either $17.80 in cash or the transaction consideration with respect to each unvested restricted share owned immediately prior to the effective time of the merger. SPLP has determined to make the cash payment with respect to Steel Excel restricted shares in the merger.

Change of Control / Golden Parachute Compensation

None of the non-employee directors or executive officers of Steel Excel is a party to any change of control, employment, severance or other agreement that would entitle any such individual to receive any compensation based on or otherwise relating to the offer or the merger, other than as described under “—Treatment of Equity Awards” above, which is incorporated by reference herein.

Indemnification of Directors and Officers

The merger agreement provides that from and after the effective time, the surviving corporation will indemnify and hold harmless, to the fullest extent permitted under applicable law (and the surviving corporation will also advance expenses as incurred to the fullest extent permitted under applicable law; provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director and officer of Steel Excel and its subsidiaries (collectively, the “Indemnified Parties”) against any and all costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission or matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement, to the same extent as provided in the certificate of incorporation or bylaws of Steel Excel in effect on the date of the merger agreement.

For six years from the effective time, the merger agreement provides that the surviving corporation and any of its subsidiaries, as applicable will maintain in effect for the benefit of the directors and officers of Steel Excel or such subsidiary currently covered by the officers’ and directors’ liability insurance policies of Steel Excel or such subsidiary, an insurance and indemnification policy with an insurer with a Standard & Poor’s rating of at least A that provides coverage for acts or omissions occurring at or prior to the effective time (the “D&O Insurance”) covering each such person on terms with respect to coverage and in amounts no less favorable in the aggregate than those of Steel Excel’s or such subsidiary’s directors’ and officers’ insurance policy in effect on the date of the merger agreement. However, the surviving corporation or such subsidiary will not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by Steel Excel or such subsidiary for such coverage, but if the annual premiums for such insurance coverage exceed 200% of such annual premium, the surviving corporation or such subsidiary will obtain a policy with the greatest coverage available for a cost not exceeding such amount. Each of the surviving corporation and its subsidiaries may satisfy its obligations under the merger agreement by purchasing a “tail” policy from an insurer with a Standard & Poor’s rating of at least A under Steel Excel’s or the applicable subsidiary’s existing directors’ and officers’ insurance policy, that (i) has an effective term of six years from the effective time, (ii) covers each director and officer currently covered by Steel Excel’s or the applicable subsidiary’s directors’ and officers’ insurance policy in effect on the date of the merger agreement for actions and omissions occurring at or prior to the effective time, and (iii) contains terms that are no less favorable in the aggregate than those of Steel Excel’s or the applicable subsidiary’s directors’ and officers’ insurance policy in effect on the date of the merger agreement.

Pursuant to the merger agreement, the certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and bylaws, respectively, of Steel Excel, unless any modification thereof is required by law and then such modification will be made only to the minimum extent required by such law, which provisions may not be amended, repealed or otherwise modified, except as provided in the merger agreement, for a period of six years from the effective time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time, were directors or officers of Steel Excel or any of its subsidiaries.

Nothing in the merger agreement is intended to, will be construed to or will release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Steel Excel or any of its subsidiaries or their respective officers, directors and employees. The indemnification provided for in the merger agreement is not prior to, or in substitution for, any such claims under any such policies. From and after the effective time, the surviving corporation will honor, in accordance with their terms, all indemnification agreements with Steel Excel in effect immediately prior to the effective time that are applicable to Indemnified Parties.

Notwithstanding anything to the contrary in the merger agreement, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the effective time) is made against any Indemnified Party or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the effective time, the foregoing indemnification provisions will continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

If the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the surviving corporation will assume the obligations set forth in the merger agreement relating to directors’ and officers’ indemnification.

Treatment of Employee Benefits

The merger agreement provides that for a period of at least 12 months following the closing date of the merger, each employee of Steel Excel who continues employment with SPLP, the surviving corporation or any of their respective subsidiaries after the closing date (each, a “continuing employee”) will be provided, at SPLP’s election, with benefits on substantially the same terms as those provided to (i) similarly situated employees of SPLP or (ii) such continuing employee by Steel Excel immediately prior to the effective time of the merger.

SPLP and the surviving corporation will ensure that, as of the closing date, each continuing employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits) for service with Steel Excel or any of its subsidiaries under each of the comparable employee benefit plans, programs and policies of SPLP, the surviving corporation or the relevant subsidiary, as applicable, in which such continuing employee becomes a participant, although no such service recognition will result in any duplication of benefits. As of the closing date, SPLP will, or will cause the surviving corporation or relevant subsidiary to, credit to each continuing employee the amount of vacation time that such employee had accrued under any applicable benefit plan of Steel Excel as of the closing date. With respect to each health or welfare benefit plan maintained by SPLP, the surviving corporation or the relevant subsidiary for the benefit of any continuing employee, SPLP will (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each continuing employee to be given credit under such plan for all amounts paid by such continuing employee under any similar benefit plan of Steel Excel for the plan year that includes the closing date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by SPLP, the surviving corporation or the relevant subsidiary, as applicable, for the plan year in which the closing date occurs.

Certain Relationships With Steel Excel

Neither SPLP nor Merger Sub has effected any transaction in the securities of Steel Excel in the past 60 days. Except as otherwise set forth in this prospectus/offer to exchange, to the best of SPLP’s and Merger Sub’s knowledge, after reasonable inquiry, none of the persons listed on Annex E, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of Steel Excel or has effected any transaction in the securities of Steel Excel during the past 60 days. Except in connection with the offer and the merger as described in this document and for the other transactions described below, there have been no transactions in the past two years between SPLP, Merger Sub or the individuals listed on Annex E, on the one hand, and Steel Excel or its directors, executive officers or affiliates, on the other hand.

Management by Affiliates of SPLP

As of January 5, 2017, SPLP, through its indirect, wholly owned subsidiary SPH Group Holdings LLC, beneficially owned 6,611,799 shares of Steel Excel’s common stock, representing approximately 64.2% of Steel Excel’s outstanding shares of common stock. The power to vote and dispose of the securities beneficially owned by SPLP is controlled by Steel Holdings GP. Warren G. Lichtenstein, Chairman of Steel Excel’s board of directors, is also the Executive Chairman of Steel Holdings GP. Certain other affiliates of Steel Holdings GP hold positions with the Company, including Jack L. Howard as principal executive officer and Vice Chairman and Douglas B. Woodworth as Chief Financial Officer.

Management Services Agreement

On August 1, 2012, Steel Excel entered into a management services agreement with SP Corporate Services LLC (“SP Corporate”), as amended on April 5, 2013, January 1, 2014, and October 3, 2014. The management services agreement was amended effective March 9, 2016 to have SPH Services Ltd. (“SPH Services”), a wholly-owned subsidiary of SPLP, furnish the services to the Company. Following the assignment of the management services agreement to SPH Services, SP Corporate merged with and into its parent company, SPH Services. SPH Services is an affiliate of SPLP. Warren Lichtenstein, Steel Excel’s Chairman of the Board, was the Chief Executive Officer of SP Corporate and is the Chief

Executive Officer of SPH Services, Jack Howard, Steel Excel’s principal executive officer and Vice Chairman of the board of directors, was Senior Vice President of SP Corporate and is President of SPH Services, and Douglas B. Woodworth, Steel Excel’s Chief Financial Officer, is Chief Financial Officer of SPH Services. Under the management services agreement, as amended, SPH Services furnishes the services of Jack L. Howard as Steel Excel’s principal executive officer, and Douglas B. Woodworth as Steel Excel’s Chief Financial Officer. Additionally, SPH Services agreed to furnish to Steel Excel personnel to perform additional services, which include, without limitation:

•	legal, tax, accounting, treasury, environmental health and safety, human resources, marketing and investor relations services;

•	additional executive services;

•	international business services;

•	information technology services; and

•	preparation of reports for filing with the SEC, to the extent required.

Messrs. Howard and Woodworth, as well as the persons that will render the above functions to the Company are made available to Steel Excel on a non-exclusive basis. However, pursuant to the terms of the management services agreement, all such persons are required to devote such time and effort as is reasonably necessary to fulfill the statutory and fiduciary duties applicable to them in performing such services.

Under the management services agreement, the annual fee payable to SP Corporate was adjusted to $8,150,000 effective October 3, 2014, and in 2015 Steel Excel paid $8,150,000 to SP Corporate. During the nine months ended September 30, 2016, Steel Excel paid a total of $6,100,000 to SP Corporate and SPH Services. This amount is subject to review and adjustment by agreement between Steel Excel and SPH Services for periods commencing in 2016 and beyond. Additionally, Steel Excel reimburses SPH Services and its affiliates for all reasonable and necessary business expenses incurred on its behalf in connection with the performance of the services under the management services agreement. During the nine months ended September 30, 2016 and the year ended December 31, 2015, Steel Excel reimbursed SP Corporate and its affiliates an aggregate of approximately $1,700,000 and $833,000, respectively, for business expenses incurred on its behalf pursuant to the management services agreement.

The management services agreement provides that Steel Excel is to indemnify and hold harmless SPH Services and its affiliates and employees (other than the person serving as Steel Excel’s principal executive officer, chief financial officer and other persons that may be furnished as officers to Steel Excel by SPH Services to perform the above services (the “designated persons”)) from any claims or liabilities by a third party in connection with activities or the rendering of services under the management services agreement. Pursuant to the management services agreement, Steel Excel will enter into its customary indemnification agreement with the designated persons.

The management services agreement has a term of one year, which shall renew for successive one year periods, unless and until terminated in accordance with the terms set forth therein, which include, under certain circumstances, the payment by the Company of termination fees to SPH Services.

Steel Excel’s audit committee approved the entry into the management services agreement. The audit committee concluded that the engagement of SPH Services provides a cost effective solution to the Company for obtaining executive and other necessary services. The services provided under the management services agreement were formerly provided by employees of the Company who were terminated following the sale or wind down of Steel Excel’s historical businesses or who became employees of SPH Services. In negotiating and approving the management services agreement, Steel Excel’s audit committee, consisting of its “independent” directors as defined by the rules of the NASDAQ Market, considered such issues as the scope of the services to be provided by SPH Services to the Company, the pricing of any arrangement with SPH Services and the limits of authority for the outsourced personnel.

Equity Grants to SP Corporate Employees

During 2016 and 2015, Steel Excel awarded shares of restricted stock to personnel of SP Corporate and its affiliates providing services to Steel Excel, including awards of 25,000 and 36,301 shares to Warren Lichtenstein, 20,000 and 29,041 shares to Jack Howard, and 8,820 and 10,890 shares to John Quicke, the Company’s former President and Chief Executive Officer of Steel Energy Services Ltd., a subsidiary of the Company, respectively. Steel Excel’s compensation committee approved these awards after taking into account the recommendation of SP Corporate. In addition, each of Messrs. Lichtenstein, Howard and Quicke received a restricted stock unit for 2,500 shares of common stock in their capacity as directors pursuant to the policy of restricted stock unit grants to all board members following each annual meeting of stockholders. All restricted stock units have vested.

Deposits at WebBank

During 2015, Steel Excel closed an account in which it previously held short-term deposits at WebBank, an affiliate of SPLP. During 2015 Steel Excel recorded interest income of approximately $39,000 from such deposits.

Securities Transactions Through Mutual Securities

Steel Excel uses several firms to execute trades of its marketable securities and certain of its other investments. Steel Excel uses Mutual Securities, Inc. (“Mutual Securities”) to execute certain trades, including repurchases of Steel Excel’s common stock. Jack Howard, Steel Excel’s principal executive officer, is a registered principal of Mutual Securities and receives commission payments from Mutual Securities after deductions for fees and expenses. In 2015, Steel Excel paid approximately $107,000 in commissions to Mutual Securities. During the three months ended September 30, 2016 and 2015, Steel Excel paid commissions to Mutual Securities totaling $3,000 and $77,000, respectively. During the nine months ended September 30, 2016 and 2015, Steel Excel paid commissions to Mutual Securities totaling $77,000 and $106,000, respectively.

Fees and Expenses

SPLP has retained MacKenzie Partners, Inc. as information agent in connection with the offer and the merger. The information agent may contact holders of shares by mail, email, telephone, facsimile or personal interview and may request brokers, dealers, commercial banks and trust companies and other nominees to forward material relating to the offer and the merger to beneficial owners of shares. SPLP will pay the information agent approximately $15,000 for its services in connection with the offer, will reimburse the information agent for its reasonable out-of-pocket expenses and will indemnify the information agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

In addition, SPLP has retained American Stock Transfer & Trust Company, LLC as exchange agent in connection with the offer and the merger. SPLP will pay the exchange agent approximately $21,500 for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

SPLP will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding materials related to the offer and the merger to their customers. Except as set forth above, neither SPLP nor Merger Sub will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.

Accounting Treatment

In accordance with GAAP, SPLP will account for the acquisition of shares in the offer and the merger as an equity transaction. Therefore, no gain or loss will be recognized in consolidated net income or comprehensive income. The carrying amount of SPLP’s noncontrolling interests will be adjusted to reflect the change in SPLP’s ownership interest in Steel Excel. Any difference between the fair value of the consideration and the amount by which the noncontrolling interest is adjusted will be recognized in capital attributable to SPLP.

Stock Exchange Listing

The SPLP preferred units are a new series of units and are not currently listed on any national securities exchange. SPLP intends to file an application to list the SPLP preferred units that SPLP will issue in the offer and the merger on the NYSE under the symbol “SPLPPRA.”

Resale of SPLP Preferred Units

All SPLP preferred units received by Steel Excel stockholders as consideration in the offer and the merger will be freely tradable for purposes of the Securities Act, except for SPLP preferred units received by any person who is deemed an “affiliate” of SPLP at the time of the closing of the merger. SPLP preferred units held by an affiliate of SPLP may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This prospectus/offer to exchange does not cover resales of SPLP preferred units received upon completion of the offer or the merger by any person, and no person is authorized to make any use of this prospectus/offer to exchange in connection with any resale.

EXCHANGE OFFER PROCEDURES

Distribution of Offering Materials

This document, the related letter of transmittal, the related notice of guaranteed delivery and other relevant materials will be delivered to record holders of shares of Steel Excel common stock and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Steel Excel’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of shares.

Expiration of the Offer

The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of February 6, 2017, which is the “expiration date,” unless terminated or extended. “Expiration date” means February 6, 2017, unless and until SPLP has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by SPLP, will expire.

Extension, Termination and Amendment of Offer

The merger agreement provides that SPLP will:

•	extend the offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the offer; and

•	if, on the expiration date or any subsequent date as of which the offer is scheduled to expire, any condition to the offer has not been satisfied or waived, extend the offer on one or more occasions in consecutive increments of up to five (5) business days each (or such longer period as the parties may agree) until such time as each such condition has been satisfied or waived.

However, (1) in no event will SPLP be required to extend the offer beyond May 31, 2017 or the valid termination of the merger agreement, (2) if, at any otherwise scheduled expiration of the offer, all of the conditions to the offer, except for the minimum tender condition and/or the majority of the minority tender condition, has been satisfied or waived, SPLP will in such situation be required to extend the offer in consecutive increments of up to five (5) business days each but in no event more than fifteen (15) business days in the aggregate (or such other period as the parties may agree), (3) SPLP may extend the offer for up to five (5) business days in order to determine whether the condition that the shares of Steel Excel common stock held by dissenting stockholders shall not have exceeded ten (10%) percent of the shares of Steel Excel common stock outstanding immediately prior to the acceptance time (as defined herein) has been satisfied, and (4) SPLP will extend the offer if requested by the Company special committee, or may extend the offer at its election, in connection with its right to renegotiate the terms of the merger agreement in the event that the Company receives a superior third-party proposal to the offer and the merger.

Other than as described above, SPLP may not extend, terminate or withdraw the offer without the prior written consent of Steel Excel, with the approval of the Company special committee.

Any decision to extend, terminate or withdraw the offer will be made public by a press release or otherwise by a public announcement.

SPLP expressly reserves the right, prior to the expiration of the offer, to waive any condition to the offer (other than the minimum tender condition and the majority of the minority tender condition, which are non-waivable) or modify the terms of the offer, except that, without the prior written consent of the Company, SPLP may not (i) reduce the number of shares of Steel Excel common stock subject to the offer, (ii) reduce the transaction consideration, (iii) add to the conditions to the offer or change, modify or waive any condition to the offer in a manner adverse to Steel Excel’s unaffiliated stockholders, (iv) extend or otherwise change the expiration date of the offer (except as described above), (v) change the form of consideration payable in the offer, or (vi) otherwise amend, modify or supplement any of the other terms of the offer in any manner adverse to Steel Excel’s unaffiliated stockholders.

In the case of any extension, SPLP will make a public announcement of such extension that is issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Subject to applicable law and without limiting the manner in which SPLP may choose to make any public announcement, SPLP assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release or making a public announcement.

If SPLP materially changes the terms of the offer or the information concerning the offer, or if SPLP waives a material condition of the offer, SPLP will extend the offer to the extent legally required under the Exchange Act.

For purposes of the offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The parties do not anticipate making any subsequent offering period available after the offer.

Exchange of Shares

SPLP has retained American Stock Transfer & Trust Company, LLC as the exchange agent (the “exchange agent”) to handle the exchange of shares for the transaction consideration in both the offer and the merger.

Upon the terms and subject to the satisfaction or waiver (to the extent permitted) of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), SPLP will accept for exchange (the time of such acceptance, the “acceptance time”) promptly after the expiration date, and will thereafter promptly exchange the transaction consideration for, shares of Steel Excel common stock validly tendered and not properly withdrawn. In all cases, a Steel Excel stockholder will receive consideration for tendered Steel Excel shares only after timely receipt by the exchange agent of certificates for those shares, or a confirmation of a book-entry transfer of those shares into the exchange agent’s account at Depository Trust Company (“DTC”), a properly completed and duly executed letter of transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.

For purposes of the offer, SPLP will be deemed to have accepted for exchange shares validly tendered and not properly withdrawn if and when it notifies the exchange agent of its acceptance of those shares pursuant to the offer. The exchange agent will deliver to the applicable Steel Excel stockholders SPLP preferred units issuable in exchange for shares of Steel Excel validly tendered and accepted pursuant to the offer promptly after receipt of such notice informing it of SPLP’s acceptance. The exchange agent will act as the agent for tendering Steel Excel stockholders for the purpose of receiving the SPLP preferred units from SPLP and transmitting such SPLP preferred units to the tendering Steel Excel stockholders. Steel Excel stockholders will not receive any interest on any cash that SPLP pays in the offer in lieu of fractional units, even if there is a delay in making the exchange.

If SPLP does not accept any tendered Steel Excel shares for exchange pursuant to the terms and conditions of the offer for any reason, SPLP will cause to be returned certificates for such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the exchange agent’s account at DTC, the shares to be returned will be credited to an account maintained with DTC following expiration or termination of the offer.

Withdrawal Rights

Steel Excel stockholders may withdraw tendered shares of Steel Excel common stock at any time until the expiration time on the expiration date and until SPLP accepts such shares for exchange.

For the withdrawal of shares to be effective, the exchange agent must receive a written notice of withdrawal from the Steel Excel stockholder at its address set forth elsewhere in this document, prior to the expiration time on the expiration date. The notice must include the Steel Excel stockholder’s name, address, social security number, the certificate number(s), if any, the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates.

SPLP will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction. None of Merger Sub, SPLP, Steel Excel, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, a Steel Excel stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section “— Procedures for Tendering” at any time on or prior to the expiration date.

Procedures for Tendering

To validly tender shares of Steel Excel common stock held of record, Steel Excel stockholders must:

•	if such shares are in certificated form or are held in book entry form directly with Steel Excel via the direct registration system, deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and certificates, if applicable, for tendered Steel Excel shares to the exchange agent for the offer, at its address set forth elsewhere in this document, all of which must be received by the exchange agent on or prior to the expiration date;

•	if such shares are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document and follow the other procedures for book-entry tender set forth herein, all of which must be received by the exchange agent on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

If shares of Steel Excel common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by the nominee holding such shares by book-entry transfer through DTC. To validly tender such shares held in street name, Steel Excel stockholders should instruct such nominee to do so prior to the expiration date.

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that SPLP may enforce that agreement against such participant.

The exchange agent has established an account with respect to the shares at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares on or prior to the expiration date into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth elsewhere in this document on or prior to the expiration date. SPLP cannot assure Steel Excel stockholders that book-entry delivery of shares will be available. If book-entry delivery is not available, Steel Excel stockholders must tender shares by means of delivery of Steel Excel share certificates. Tendered shares received by the exchange agent after the expiration date will be disregarded and of no effect.

Signatures on all letters of transmittal must be guaranteed by an eligible institution (as defined below), except in cases in which shares are tendered either by a registered holder of shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.

If the certificates for shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature or signatures on the certificates or stock powers guaranteed by an eligible institution.

If a stockholder desires to tender shares pursuant to the offer and the share certificates evidencing such stockholder’s shares are not immediately available or such stockholder cannot deliver the share certificates and all other required documents to the exchange agent on or prior to the expiration date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	such tender is made by or through an eligible institution;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received on or prior to the expiration date by the exchange agent as provided below; and

•	the share certificates (or a book-entry confirmation) evidencing all tendered shares, in proper form for transfer, in each case together with the letter of transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message) and any other documents required by the letter of transmittal are received by the exchange agent within three business days after the date of execution of such notice of guaranteed delivery.

The notice of guaranteed delivery should be delivered to the exchange agent at one of its addresses set forth in this prospectus/offer to exchange and must include a guarantee by an eligible institution in the form set forth in the form of notice of guaranteed delivery made available by SPLP.

The term “eligible institution” shall mean a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act.

The method of delivery of Steel Excel share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering Steel Excel stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, SPLP recommends registered mail with return receipt requested and properly insured. In all cases, Steel Excel stockholders should allow sufficient time to ensure timely delivery.

To prevent U.S. federal backup withholding, each Steel Excel stockholder that is a U.S. person, other than a stockholder exempt from backup withholding as described elsewhere in this document, must provide the exchange agent with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Internal Revenue Service (“IRS”) Form W-9 included with the letter of transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding requirements. In order for a foreign person to qualify as an exempt recipient for purposes of U.S. backup withholding, the stockholder must submit an IRS Form W-8BEN, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person’s exempt status. In addition, foreign persons may be subject to U.S. federal withholding tax with respect to cash received in lieu of fractional units pursuant to the offer. See “Material U.S. Federal Income Tax Consequences.”

The tender of shares pursuant to any of the procedures described above will constitute a binding agreement between SPLP and the tendering Steel Excel stockholder upon the terms and subject to the satisfaction or waiver, to the extent permitted, of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment).

Grant of Proxy

By executing a letter of transmittal, a Steel Excel stockholder will irrevocably appoint SPLP’s designees as such Steel Excel stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to its shares tendered and accepted for exchange by SPLP and with respect to any and all other shares and other securities issued or issuable in respect of those shares on or after the expiration date. That appointment is effective, and voting rights will be effected, when and only to the extent that SPLP accepts tendered Steel Excel shares for exchange pursuant to the offer and deposits with the exchange agent the transaction consideration for such shares. All such proxies will be considered coupled with an interest in the tendered shares and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that the Steel Excel stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective). SPLP’s designees will, with respect to the shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Steel Excel’s stockholders, by written consent or otherwise.

SPLP reserves the right to require that, in order for shares to be deemed validly tendered, immediately upon the exchange of such shares, SPLP must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by SPLP in accordance with the terms of the offer, the appointment will not be effective, and SPLP will have no voting rights as a result of the tender of shares until such acceptance.

Fees and Commissions

Tendering registered Steel Excel stockholders who tender shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering Steel Excel stockholders who hold Steel Excel shares through a broker, dealer, commercial bank, trust company or other nominee should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering shares pursuant to the offer. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of shares pursuant to the offer will be paid by SPLP.

Matters Concerning Validity and Eligibility

SPLP will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares, in its sole discretion, and its determination will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction. SPLP reserves the absolute right to reject any and all tenders of shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. SPLP also reserves the absolute right, subject to applicable laws, to waive any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. None of Merger Sub, SPLP, Steel Excel, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification. Subject to any rights of Steel Excel under the merger agreement, SPLP’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction.

Steel Excel stockholders who have any questions about the procedure for tendering shares in the offer should contact the information agent, MacKenzie Partners, Inc., at (212) 929-5500 (collect) or (800) 322-2885 (toll free) or at the address set forth elsewhere in this document.

Announcement of Results of the Offer

SPLP will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or, to the extent permitted, waived and whether SPLP will accept the tendered shares of Steel Excel common stock for exchange, as promptly as practicable following the expiration date. The announcement will be made by a press release in accordance with applicable securities laws and stock exchange requirements.

Approval of Merger

Promptly after the acceptance time, if Steel Excel stockholder approval is required by applicable law in order to consummate the merger, SPLP will, and will cause its applicable subsidiaries to, execute and deliver to the Company a consent in writing approving and adopting the merger agreement and the merger. The Company will deliver prompt notice of the taking of such action by written consent to those stockholders who have not consented thereto in writing in accordance with Section 228(e) of the DGCL. The Company’s obligations will not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any acquisition proposal or by any adverse recommendation change.

Notwithstanding the foregoing provisions, in the event that SPLP and its subsidiaries acquire that number of shares of Steel Excel common stock which, together with the shares of Steel Excel common stock they already own, constitute in the aggregate at least 90% of the outstanding Steel Excel common stock, pursuant to the offer or otherwise, SPLP, Merger Sub and Steel Excel will, subject to the terms and conditions of the merger agreement, take all necessary and appropriate action to cause the merger to become effective as soon as practicable after such acquisition, without a meeting or written consent of stockholders of the Company, in accordance with Section 253 of the DGCL.

Non-Applicability of Rules Regarding “Going Private” Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions. Rule 13e-3 is not applicable to the merger because Steel Excel does not have a class of securities registered pursuant to Section 12 of the Exchange Act.

Effect of the Offer on the Market for Steel Excel Common Stock

The purchase of shares of Steel Excel common stock by SPLP pursuant to the offer will reduce the number of holders of shares of Steel Excel common stock and the number of shares of Steel Excel common stock that might otherwise trade on the OTC Market and could adversely affect the liquidity and market value of the remaining shares held by the public. The extent of the public market for shares of Steel Excel common stock after consummation of the offer and the availability of quotations for such shares will depend upon a number of factors, including the interest in maintaining a market in the shares of Steel Excel common stock and other factors. It is anticipated that the merger will be consummated promptly after the completion of the offer. As a result of the merger, shares of Steel Excel common stock will be no longer be quoted on the OTC Market.

Quotation on the OTC Market

The shares of Steel Excel common stock are currently quoted on the OTC Market. Following the consummation of the offer, if the merger is for some reason not consummated, it is possible that shares of Steel Excel common stock would continue to be quoted on the OTC Market. The extent of the public market for such shares would, however, depend upon the interest in maintaining a market in such shares on the part of securities firms and other factors.

Registration Under the Exchange Act

The shares of Steel Excel common stock are not currently registered under the Exchange Act. Steel Excel terminated the registration of the Steel Excel common stock under the Exchange Act on May 3, 2016. The shares of Steel Excel common stock also do not constitute “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System.

Exchange Agent Contact Information

The Exchange Agent for the Offer is:

If delivering by mail:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, New York 10272-2042

Phone: Toll-free (877) 248-6417

(718) 921-8317

If delivering by hand, express mail, courier

or any other expedited service:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this document is qualified in its entirety by reference to the complete text of the merger agreement and the first amendment to the merger agreement, copies of which are attached as Annex A and Annex B, respectively, and are incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement, as amended, carefully and in its entirety. All references to the merger agreement in this document refer to the merger agreement, as amended by the first amendment to the merger agreement.

Explanatory note regarding the merger agreement and the summary of the merger agreement - representations, warranties and covenants in the merger agreement are not intended to function or be relied on as public disclosures

The merger agreement and the summary of terms included in this document have been prepared to provide you with information regarding its terms and are not intended to provide any factual information about Steel Excel, SPLP, Merger Sub or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this document or in the public filings that SPLP makes with the SEC, as described in the section entitled “Where To Obtain Additional Information.” The representations, warranties and covenants contained in the merger agreement have been made solely for the purposes of the merger agreement as of specific dates and solely for the benefit of parties to the merger agreement and:

•	are not intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•	have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself;

•	may no longer be true as of a given date;

•	may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other stockholders and reports and documents filed with the SEC; and

•	may be subject in some cases to other exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect”).

Accordingly, you should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of SPLP, Steel Excel, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date as of which the representations and warranties were made in the merger agreement, which subsequent information may or may not be fully reflected in SPLP’s public disclosures. Accordingly, the representations and warranties and other provisions of the merger agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where To Obtain Additional Information.”

The Offer

Principal Terms of the Offer

The merger agreement provides that, subject to the terms and conditions of the offer and the merger agreement, SPLP will, immediately after the offer expires, accept for payment (the time of such acceptance, the “acceptance time”), and promptly after the expiration of the offer pay for, all shares of Steel Excel common stock validly tendered and not withdrawn pursuant to the offer (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee). The merger agreement provides that the obligation of SPLP to accept for payment, and pay for, the shares validly tendered (and not withdrawn) is subject to the satisfaction or (if permitted) waiver of the conditions of the Offer.

The merger agreement provides that SPLP expressly reserves the right, prior to the expiration of the offer, to waive any of the conditions to the offer, except that SPLP may not waive (a) the minimum tender condition, (b) the majority of the minority tender condition, or (c) the condition that any governmental authority of competent jurisdiction shall not have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the offer or the merger illegal or otherwise preventing or prohibiting consummation of the offer or the merger.

In addition, the merger agreement provides that SPLP expressly reserves the right to modify the terms of the offer, except that, without the prior written consent of Steel Excel, SPLP will not (i) reduce the number of shares subject to the offer, (ii) reduce the transaction consideration, (iii) add to the conditions to the offer or change, modify or waive any of the conditions to the offer in a manner adverse to Steel Excel’s unaffiliated stockholders, (iv) extend or otherwise change the expiration date of the offer (except as required or permitted by the merger agreement), (v) change the form of consideration payable in the offer, or (vi) otherwise amend, modify or supplement any of the other terms of the offer in any manner adverse to Steel Excel’s unaffiliated stockholders.

For administrative reasons, the first amendment to the merger agreement provides that SPLP will cause any shares of Steel Excel common stock purchased pursuant to the offer to be contributed to SPH Group LLC and then to SPH Group Holdings LLC, each of which is a wholly owned subsidiary of SPLP. As of the date of this prospectus/offer to exchange, SPH Group Holdings LLC directly owns 6,611,799 shares of Steel Excel common stock, representing approximately 64.2% of the outstanding shares.

Expiration and Extensions of the Offer

The initial expiration date of the offer shall be 12:00 midnight (New York City time) on the twentieth (20th) business day following the commencement of the offer (determined using Exchange Act Rule 14d-1(g)(3)).

The merger agreement provides that SPLP will:

•	extend the offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the offer; and

•	if, on the expiration date, any condition to the offer has not been satisfied or waived, extend the offer on one or more occasions in consecutive increments of up to five (5) business days each (or such longer period as the parties may agree) until such time as each such condition has been satisfied or waived.

However, (1) in no event will SPLP be required to extend the offer beyond May 31, 2017 or the valid termination of the merger agreement, (2) if, at any otherwise scheduled expiration of the offer, all of the conditions to the offer, except for the minimum tender condition and/or the majority of the minority tender condition, has been satisfied or waived, SPLP will in such situation be required to extend the offer in consecutive increments of up to five (5) business days each but in no event more than fifteen (15) business days in the aggregate (or such other period as the parties may agree), (3) SPLP may extend the offer for up to five (5) business days in order to determine whether the appraisal rights condition to the offer will have been satisfied, and (4) SPLP will extend the offer if requested by the Company special committee, or may extend the offer at its election, in connection with its right to renegotiate the terms of the merger agreement in the event that Steel Excel receives a superior third-party proposal to the offer and the merger.

The offer may not be extended by SPLP except as specifically provided above. The offer also may not be terminated prior to the expiration date unless the merger agreement is validly terminated in accordance with its terms.

Solicitation/Recommendation Statement and Board Recommendation

The merger agreement provides that the Company will disseminate to its unaffiliated stockholders the Solicitation/Recommendation Statement. In accordance with the merger agreement, the Solicitation/Recommendation Statement will include, among other things, the Company board’s recommendation that the unaffiliated stockholders of the Company accept the offer and tender their shares pursuant to the offer.

The Company also represents in the merger agreement that it has been advised that all of its directors and named executive officers who own shares intend to tender such shares pursuant to the offer.

The Merger

Principal Terms of the Merger

The merger agreement provides that as soon as practicable on the date of the closing of the merger, SPLP, Merger Sub and Steel Excel will cause the merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and will make all other filings or recordings required under the DGCL in connection with the merger. The merger will become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as SPLP and Steel Excel agree and specify in the Certificate of Merger. The merger agreement provides that, at the effective time of the merger (the “effective time”), Merger Sub will be merged with and into Steel Excel, the separate existence of Merger Sub will cease, and Steel Excel will continue as the surviving corporation of the merger (the “surviving corporation”). As a result of the first amendment to the merger agreement, the surviving corporation will be a wholly owned subsidiary of SPH Group Holdings LLC.

The merger agreement provides that, at the effective time, each share of Steel Excel common stock (other than shares held by the Company, any of its subsidiaries, SPLP, Merger Sub or any other subsidiary of SPLP or held by stockholders of the Company who have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the DGCL) issued and outstanding immediately prior to the effective time will be converted into and become the right to receive the transaction consideration, without interest thereon and subject to any required tax withholding.

The parties agreed that the offer and the merger are integrated transactions and that they will treat the exchange of Steel Excel common stock for SPLP preferred units, whether pursuant to the offer or the merger, as a transaction governed by Section 721(a) of the Code.

Adjustments to the Transaction Consideration

The merger agreement provides that if, between the date of the merger agreement and the acceptance time or the effective time, as applicable, any change in the number of issued or outstanding shares of Steel Excel common stock occurs as a result of a reclassification, recapitalization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into Steel Excel common stock) with a record date during such period, the transaction consideration will be equitably adjusted to reflect such change.

Fractional Securities

No fraction of a SPLP preferred unit will be issued by virtue of the offer or the merger, but in lieu thereof each unaffiliated stockholder of Steel Excel that would otherwise be entitled to a fraction of a SPLP preferred unit (after aggregating all fractional SPLP preferred units that otherwise would be received by such unaffiliated stockholder) will, in lieu of such fractional SPLP preferred unit, upon surrender of such unaffiliated stockholder’s stock certificate(s) or book-entry share(s), be paid an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) $25.00, the SPLP preferred unit liquidation preference.

Treatment of Stock Options, Restricted Stock Units, and Restricted Shares in the Merger

The merger agreement provides that at the effective time:

•	each stock option that is outstanding and unexercised will become fully vested and will as a result of the merger, without any action on the part of the holder of such stock option, be automatically cancelled and the holder will cease to have any rights with respect thereto except the right to receive a cash payment (without interest) equal to the product of (i) the excess, if any, of $17.80 over the exercise price per share of such option and (ii) the number of shares subject to such option. Options with an exercise price that is equal to or greater than $17.80 will be cancelled without any payment being made in respect thereof; and

•	each unvested restricted share will become fully vested and will as a result of the merger, without any action on the part of the holder of such restricted share, be automatically cancelled and the holder will cease to have any rights with respect thereto except the right to receive, at the option of SPLP, (i) a cash payment (without interest) equal to $17.80 or (ii) the transaction consideration.

Appraisal Rights

Any shares of Steel Excel common stock that are issued and outstanding immediately prior to the effective time and that are held by unaffiliated stockholders who, in accordance with Section 262 of the DGCL, (i) have not voted in favor of adopting the merger agreement or consented thereto in writing, (ii) shall have demanded properly in writing appraisal for such shares, (iii) have otherwise complied in all respects with Section 262 of the DGCL, and (iv) have not effectively withdrawn, lost or failed to perfect their rights to appraisal (the “dissenting stockholders”), will not be converted into the transaction consideration, but at the effective time, by virtue of the merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and each holder of such shares (the “dissenting shares”) shall cease to have any rights with respect thereto, other than such rights to be paid the fair value of such dissenting shares provided under Section 262 of the DGCL. However, all shares of Steel Excel common stock held by the stockholders of Steel Excel who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Steel Excel common stock under Section 262 of the DGCL shall thereupon be deemed to have been cancelled and to have been converted, as of the effective time, into the right to receive the merger consideration relating thereto, without interest, upon surrender of the certificate or certificates that formerly evidenced such shares of Steel Excel common stock or, in the case of book-entry shares, upon adherence to the procedures set forth in the letter of transmittal, in each case in accordance with the merger agreement. From and after the effective time, holders of dissenting shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions with respect to Steel Excel, the surviving corporation or SPLP (except dividends or other distributions payable to stockholders of record of the Company prior to the effective time).

Certificate of Incorporation and Bylaws of the Surviving Corporation

At the effective time, (i) the certificate of incorporation of Steel Excel, as in effect immediately prior to the effective time, shall be amended as set forth in the merger agreement and, as so amended, shall be the certificate of incorporation of the surviving corporation until thereafter amended in accordance with the provisions thereof and applicable Law, and (ii) the bylaws of the Company, as in effect immediately prior to the effective time, shall be amended in their entirety to conform to the bylaws of Merger Sub in effect immediately prior to the effective time and, as so amended, shall by the bylaws of the surviving corporation until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the surviving corporation and applicable law.

Changes of Directors and Officers in Connection with the Merger

The merger agreement provides that from and after the effective time, (i) the directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving corporation, and (ii) the officers of Merger Sub immediately prior to the effective time will be the initial officers of the surviving corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal. As of the date of this prospectus/offer to exchange, the officers and directors of Merger Sub are Warren G. Lichtenstein, Jack L. Howard and Douglas B. Woodworth.

Representations and Warranties

In the merger agreement, Steel Excel has made customary representations and warranties to SPLP, including representations relating to, among other things: corporate existence and power; corporate authorization; qualification to do business; good standing; enforceability; subsidiaries; capitalization; no conflict; required filings and consents; state anti-takeover statutes; SEC reports; absence of certain changes or events; permits; compliance with applicable law and orders; financial statements; absence of certain undisclosed liabilities; absence of litigation; employee benefit plans; labor matters; real property and leases; material contracts; intellectual property; tax matters; environmental matters; brokers; and insurance.

In the merger agreement, SPLP and Merger Sub have made customary representations and warranties to Steel Excel, including representations relating to, among other things: corporate existence and power; corporate authorization; good standing; enforceability; no conflict; required filings and consents; SEC reports; financial statements; capitalization; absence of certain changes or events; interim operations of Merger Sub; brokers; and absence of litigation.

Material Adverse Effect

Certain of the representations and warranties contained in the merger agreement and certain of the conditions to the offer contained in the merger agreement refer to the concept of a “material adverse effect.”

The merger agreement defines a “company material adverse effect” as any change, event, circumstance, occurrence, development or effect (any such item, an “effect”), individually or when taken together with all other effects, that is, or would reasonably be expected to be, materially adverse to (A) the properties, assets, liabilities, business, financial condition or results of operations of Steel Excel and its subsidiaries, taken as a whole, or (B) the ability of Steel Excel to perform its obligations under the merger agreement or consummate the transactions contemplated thereby, except in each case for any such effect resulting from or arising out of the following:

1.	any changes in interest rates;

2.	general economic conditions in the United States of America or foreign countries or changes therein;

3.	U.S. or foreign financial, banking or securities market conditions or changes therein;

4.	any event or change in conditions generally affecting Steel Excel’s or any of its subsidiaries’ industries;

5.	any change in or interpretations of GAAP or any law;

6.	changes in the market price or trading volume of Steel Excel’s stock (except that the underlying facts or occurrences giving rise or contributing to such changes will be taken into account in determining whether there has been a material adverse effect);

7.	any failure by Steel Excel to meet internal or published estimates of revenues, earnings or other financial projections, or projections or forecasts of any other person, of revenues, earnings or cash flow for any period ending on or after the date of the merger agreement (except that the underlying facts or occurrences giving rise or contributing to such failure will be taken into account in determining whether there has been a material adverse effect);

8.	any pandemic, earthquake, hurricane, tornado or other natural disaster or act of God;

9.	national or international political conditions, including any engagement in or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any act of sabotage or military or terrorist attack;

10.	the announcement or pendency of the merger agreement, including, to the extent arising out of or resulting therefrom, (A) the termination or potential termination (or the failure or potential failure to renew or enter into) of contracts with actual or potential customers, suppliers, distributors, resellers, licensors or other business partners, or any other negative development (or potential negative development) in the relationship of Steel Excel or any of its subsidiaries with any of their respective customers, suppliers, distributors, resellers, licensors or other business partners, (B) the loss or departure of any officers or other employees of Steel Excel or any of its subsidiaries, or (C) any decline or other degradation in Steel Excel’s or any of its subsidiaries’ customer bookings; or

11.	the taking of any action expressly provided by the merger agreement or consented to in writing by SPLP or Merger Sub.

However, in the case of items (1) through (5), (8) and (9) above, if the effect materially disproportionately affects the properties, assets, liabilities, business, financial condition, results of operations or prospects of Steel Excel and its subsidiaries relative to other for-profit industry participants, then only the extent of such disproportionate effects, if any, will be taken into account when determining whether there is, or would reasonably expected to be, a “material adverse effect”.

Conduct of Business

Covenants of Steel Excel

The merger agreement provides that, between the date of the merger agreement and the effective time, except as expressly contemplated by the merger agreement, Steel Excel will, and will cause each of its subsidiaries to:

•	conduct its business in, and not take any action except in, the ordinary course of business; and

•	use its reasonable best efforts to preserve substantially intact the business organization of Steel Excel and its subsidiaries, to keep available the services of the current officers, employees and consultants of Steel Excel and its subsidiaries, and to preserve, in all material respects, the current relationships of Steel Excel and its subsidiaries with customers, licensees, suppliers and other persons with which Steel Excel or any of its subsidiaries has business relations. The foregoing obligations will not require any expenditure of money (or commitment thereto) by Steel Excel unless directed in writing by SPLP.

The merger agreement also provides that, except (a) as expressly contemplated by the merger agreement, (b) as directed in writing by SPLP, Merger Sub or of any affiliate thereof, or (c) as specifically approved by the Company board or a standing committee (other than the special committee) thereof (and in the case of committee approval, specifically disclosed to the Company board) prior to the date of the merger agreement, neither Steel Excel nor any of its subsidiaries will, between the date of the merger agreement and the effective time, directly or indirectly, do or agree to do any of the following without the prior written consent of SPLP (such consent not to be unreasonably withheld, conditioned or delayed):

•	make, revoke or change any tax election, change any method of tax accounting, settle, compromise or incur any liability for taxes, fail to timely file any tax return that is due, file any amended tax return or claim for refund, surrender any right to claim a tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any tax claim or assessment, in each case except as required by GAAP or applicable law;

•	change the accounting principles used by it unless required by a change in GAAP, applicable law or any governmental authority;

•	except for short-term borrowings incurred in the ordinary course of business under its existing credit facility, incur or guarantee indebtedness for borrowed money or commit to borrow money, make any loans or cancel, release or assign any indebtedness to any person;

•	make any capital expenditure in excess of $250,000 in the aggregate;

•	acquire, lease or license from any person (by merger, consolidation, acquisition of stock or assets or otherwise), or sell, lease, license, dispose or effect an encumbrance of (by merger, consolidation, sale of stock or assets or otherwise), any material assets other than in the ordinary course of business;

•	change any compensation arrangement or contract with any present or former employee (except for increases in the base salaries of employees other than officers or senior managers in the ordinary course of business), officer, director, consultant, stockholder or other service provider of Steel Excel or any of its subsidiaries or grant any severance or termination or change in control pay to any such present or former employee, officer, director, consultant, stockholder or other service provider or increase any benefits payable under any severance or termination or change in control pay policies or establish, amend or terminate any benefit plan or increase benefits under any benefit plan, or grant any equity awards or other awards under any stock plan, in each case other than as (a) required pursuant to the terms of any benefit plan or contract as in effect on the date of the merger agreement, (b) annual merit based raises for employees (other than officers) in an amount and on a schedule consistent with past practice or (c) required by law;

•	declare, set aside or pay any dividend or make any other distribution with respect to equity interests of Steel Excel or any of its subsidiaries, or otherwise make any payments to stockholders in their capacity as such, other than dividends or distributions payable by a directly or indirectly wholly owned subsidiary of the Company to the Company or to another directly or indirectly wholly owned subsidiary of the Company;

•	effect a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act;

•	(i) except as otherwise required pursuant to an existing contract, issue, deliver, sell, pledge, transfer, convey, dispose of or permit the imposition of an encumbrance on any equity interests, or any options, warrants, securities exercisable, exchangeable or convertible into any equity interest, or any right to acquire any equity interest or any voting debt, other than the issuance of shares upon the exercise of options outstanding as of the date of the merger agreement, (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding equity interests or (iii) split, combine, subdivide or reclassify any equity interests;

•	enter into any contract providing for the sale or license of material intellectual property (other than ordinary course software licenses);

•	except as otherwise provided in the merger agreement, modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any confidentiality agreement or non-competition agreement or standstill contract that relates to a business combination involving Steel Excel or any of its subsidiaries;

•	lease, license, mortgage, hypothecate, pledge, sell, sublease, grant any material encumbrance affecting and/or transfer any interest in any owned or leased real property, or enter into any material amendment or extension, or termination, of any leasehold interest in any leased real property or create any new leasehold interest in any leased real property;

•	take any action that is intended or would reasonably be expected to result in any of the conditions to the offer or the merger not being satisfied;

•	make any acquisition of, capital contribution to, or investment in, any assets or stock of any person (other than any wholly owned subsidiary) (whether by way of merger, consolidation, tender offer, share exchange or other activity);

•	merge or consolidate with any person (other than mergers among wholly owned subsidiaries);

•	enter into, terminate, materially amend or waive any material rights under any material contract, except for those contracts which terminate or expire in accordance with their terms;

•	waive, release, assign, settle or compromise any material claim or any material action, suit or proceeding;

•	satisfy, discharge, waive or settle any material liabilities, other than in the ordinary course of business;

•	fail to maintain in full force and effect or fail to use commercially reasonable efforts to replace or renew any insurance policies existing as of the date of the merger agreement;

•	amend its certificate of incorporation, bylaws or other organizational or governing documents; or

•	enter into any contract to do any of the foregoing.

Covenants of SPLP

Except as otherwise expressly contemplated by the merger agreement, neither SPLP nor any of its subsidiaries shall, between the date of the merger agreement and the effective time, directly or indirectly, do or agree to do any of the following without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed):

•	split, combine, subdivide or reclassify any equity interests;

•	take any action that is intended or would reasonably be expected to result in any of the conditions to the offer or the merger not being satisfied;

•	amend its certificate of incorporation, bylaws or other organizational or governing documents in a manner that would prohibit, or hinder, impede or delay in any material respect, the offer, the merger or the consummation of the other transactions contemplated by the merger agreement; or

•	enter into any contract to do any of the foregoing.

Additional Agreements

Access to Information

The merger agreement provides that from the date of the merger agreement to the effective time and in compliance with applicable laws, Steel Excel will, and will cause its subsidiaries and the officers, directors, employees, auditors, investment bankers, counsel, agents and other representatives (“Representatives”) of Steel Excel and its subsidiaries to afford the Representatives of SPLP reasonable access at all reasonable times to the officers, employees, properties, offices and other facilities, books and records of Steel Excel and each subsidiary, and will furnish SPLP with such financial, operating and other data and information as SPLP, through its Representatives, may reasonably request, subject to the terms of any pre-existing confidentiality obligation which restricts such access.

No Solicitation; Acquisition Proposals

The merger agreement provides that from the date of the merger agreement until the effective time or, if earlier, the termination of the merger agreement in accordance with its terms, none of Steel Excel, its subsidiaries or any of their respective Representatives will, directly or indirectly:

•	initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any acquisition proposal (as defined below) or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations; or

•	approve or recommend, or propose to approve or recommend, an acquisition proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an acquisition proposal or enter into any agreement or agreement in principle requiring Steel Excel to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach any of its obligations under the merger agreement or propose or agree to do any of the foregoing.

Subject to the terms of the merger agreement, Steel Excel will immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person conducted prior to the date of the merger agreement by Steel Excel or any of its subsidiaries or any of their respective Representatives with respect to any acquisition proposal and use its (and will cause its subsidiaries and their respective Representatives to use their) reasonable best efforts to cause to be returned or destroyed all confidential information provided or made available to any such person on behalf of Steel Excel or any of its subsidiaries.

The merger agreement provides that, notwithstanding anything to the contrary, if at any time following the date of the merger agreement and prior to the acceptance time, (i) Steel Excel has received a written acquisition proposal that did not result from a breach of the no solicitation provisions from a third party that the Company special committee believes in good faith to be bona fide, (ii) the Company board and/or the special committee determines in good faith, after consultation with its independent financial advisors and outside counsel, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal (as defined below), (iii) Steel Excel has complied with the terms of the no solicitation provisions in all material respects, and (iv) the Company board and/or the special committee determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, then Steel Excel (acting through the special committee) may:

•	furnish information with respect to Steel Excel and its subsidiaries to the person making such acquisition proposal; and

•	participate in discussions or negotiations with the person making such acquisition proposal regarding such acquisition proposal; provided, that Steel Excel will not, and will not allow any of its Representatives to, disclose any material non-public information to such person without entering into a customary confidentiality agreement with such person as provided in the merger agreement, and will promptly provide or make available to SPLP any material non-public information concerning Steel Excel or any of its subsidiaries provided to such other person which was not previously provided or made available to SPLP.

The merger agreement provides that Steel Excel will promptly (and in any event within two (2) business days) notify SPLP if it receives an acquisition proposal from a person or group of related persons, including the material terms and conditions thereof and the identity of the person making such acquisition proposal and will keep SPLP apprised and, at SPLP’s request, will update SPLP as to the status and any material developments, discussions and negotiations concerning such acquisition proposal.

As defined in the merger agreement, “acquisition proposal” means any inquiry, offer or proposal (other than from SPLP, Merger Sub or their respective affiliates) concerning any of the following:

•	direct or indirect merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Steel Excel or any of its subsidiaries, the assets or business of which constitutes or generates thirty percent (30%) or more of the revenues, net income or assets of Steel Excel and its subsidiaries on a consolidated basis (a “significant subsidiary”);

•	direct or indirect sale, lease, pledge or other disposition of assets of Steel Excel or any of its subsidiaries (including equity interests of any subsidiary) or businesses that constitute or generate thirty percent (30%) or more of the revenues, net income or assets of Steel Excel and its subsidiaries on a consolidated basis, in a single transaction or a series of related transactions;

•	transaction or series of related transactions in which any person or group (other than SPLP, Merger Sub or their respective affiliates) acquires beneficial ownership, or the right to acquire beneficial ownership, of thirty percent (30%) or more of the outstanding equity interests of Steel Excel or any significant subsidiary; or

•	other purchase or sale of, or tender offer or exchange offer for, equity interests of Steel Excel or any of its significant subsidiaries that, if consummated, would result in any person beneficially owning thirty percent (30%) or more of the outstanding equity interests of Steel Excel or significant subsidiary.

As defined in the merger agreement, “superior proposal” means any bona fide written acquisition proposal (with all references therein to “thirty percent (30%)” being deemed to be references to “eighty percent (80%)”), not obtained in violation of the no solicitation provisions of the merger agreement, that the Company board and/or the special committee determines in its good faith judgment (after receiving the advice of its financial and legal advisors and after taking into account all appropriate legal (with the advice of outside legal counsel), regulatory and financial aspects, including the financing terms thereof and the conditionality and the timing and likelihood of consummation of such proposal, and the person making the proposal) is more favorable to Steel Excel’s unaffiliated stockholders from a financial point of view than the merger agreement (considering any changes to the merger agreement agreed in writing by SPLP in response thereto) and which the Company board and/or the special committee determines in good faith is reasonably likely to be consummated on the terms set forth therein.

Board Recommendation Change

The merger agreement provides that neither the Company board nor any committee thereof may directly or indirectly (x) withdraw, qualify or modify in a manner adverse to SPLP or Merger Sub, or publicly propose to withdraw, qualify or modify in a manner adverse to SPLP or Merger Sub, the Company board’s approval of the offer and the merger, or (y) approve or recommend, or publicly propose to approve or recommend, any acquisition proposal (each of the foregoing, an “adverse recommendation change”). However, if at any time prior to the acceptance time, Steel Excel receives an acquisition proposal which the Company board and/or the special committee concludes in good faith (after consultation with its independent financial advisors and outside legal counsel and, in the case of the Company board, upon recommendation thereof by the special committee) constitutes a superior proposal (after having complied with, and giving effect to all of the adjustments which may be offered by SPLP pursuant to, the merger agreement), and Steel Excel has complied with the no solicitation provisions in all material respects and such acquisition proposal did not result from a breach of such provisions, the Company board and/or the special committee may (upon the recommendation of the special committee in the case of the Company board) (i) cause Steel Excel to terminate the merger agreement to concurrently enter into a definitive agreement with respect to such superior proposal and (ii) effect an adverse recommendation change if the Company board or the special committee, as applicable, determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law. Notwithstanding the foregoing, Steel Excel may not terminate the merger agreement pursuant to the foregoing clause (i) and any purported termination pursuant to the foregoing clause (i) will be void and of no force and effect, unless concurrently with such termination Steel Excel pays to SPLP the termination fee as provided in the merger agreement and such acquisition proposal continues to constitute a superior proposal. In addition, Steel Excel may not terminate the merger agreement pursuant to the foregoing clause (i), and the Company board and the special committee may not approve or recommend such acquisition proposal or effect an adverse recommendation change pursuant to the foregoing clause (ii) unless Steel Excel has provided prior written notice to SPLP, at least five (5) business days in advance (the “notice period”), of its intention to effect an adverse recommendation change or terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal, which notice must include a written summary of the material terms and conditions of such superior proposal (including the identity of the party making such superior proposal), and contemporaneously provides a copy of the relevant proposed transaction agreements with the party making such superior proposal and any other material documents relating thereto. During the notice period, Steel Excel (acting through the special committee) will, and will cause its Representatives to, negotiate with SPLP in good faith (to the extent SPLP has notified the special committee in writing of SPLP’s desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement, and the Company board and special committee will take into account any changes to the financial and other terms of the merger agreement proposed by SPLP in response to any such written notice by Steel Excel or otherwise, with a view to providing that the acquisition proposal ceases to constitute a superior proposal. Any amendment to the financial terms or other material terms of such superior proposal will require a new written notice by Steel Excel and a new five (5) business day period. Pursuant to the merger agreement, if the notice period (or any new five (5) business day period) ends on a date that is concurrent with, or later than, the date of the scheduled expiration of the offer, at the written request of the special committee, SPLP will, or at its election SPLP may, extend the offer until 12:00 midnight (New York City time) on the date that is the later of (a) two (2) business days following the last day of the applicable notice period (or any new five (5) business day period) or (b) the last day of the minimum period required by applicable law, interpretation or position of the SEC or its staff or the NYSE for any such extension.

The merger agreement further provides that neither the Company board nor any committee thereof may effect an adverse recommendation change (by withdrawing, qualifying or modifying in a manner adverse to SPLP or Merger Sub, or publicly proposing to withdraw, qualify or modify in a manner adverse to SPLP or Merger Sub, the Company board’s approval of the merger and the offer), except that at any time prior to the acceptance time, the Company board and/or the special committee may effect such an adverse recommendation change if the Company board and/or the special committee determines in good faith, after consultation with outside counsel (and upon recommendation thereof by the special committee in the case of the Company board), that, in light of material facts, events or circumstances that have arisen or occurred since the date of the merger agreement that were not known by or reasonably foreseeable to Steel Excel or the Company board (or the special committee) prior to the date of the merger agreement, other than an acquisition proposal, or an inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal, or the consequences thereof (a “Company intervening event”), the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. The Company board and the special committee may not effect an adverse recommendation change pursuant to the foregoing unless Steel Excel has provided prior written notice to SPLP, at least five (5) business days in advance, of its intention to effect such adverse recommendation change, which notice must describe in reasonable detail the underlying facts giving rise to the Company intervening event and the reasons for taking such action. During such five (5) business day period, Steel Excel (acting through the special committee) will, and will cause its Representatives to, negotiate with SPLP in good faith (to the extent SPLP has notified the special committee in writing of SPLP’s desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement, and the Company board and special committee will take into account any changes to the financial and other terms of the merger agreement proposed by SPLP in response to any such written notice by Steel Excel or otherwise, so that the need for effecting an adverse recommendation change is obviated. Any material developments relating to a Company intervening event will require a new written notice by Steel Excel and a new five (5) business day period.

Director and Officer Indemnification

The merger agreement provides that from and after the effective time, the surviving corporation will indemnify and hold harmless, to the fullest extent permitted under applicable law (and the surviving corporation will also advance expenses as incurred to the fullest extent permitted under applicable law; provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director and officer of Steel Excel and its subsidiaries (collectively, the “Indemnified Parties”) against any and all costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission or matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement, to the same extent as provided in the certificate of incorporation or bylaws of Steel Excel in effect on the date of the merger agreement.

For six years from the effective time, the merger agreement provides that the surviving corporation and any of its subsidiaries, as applicable will maintain in effect for the benefit of the directors and officers of Steel Excel or such subsidiary currently covered by the officers’ and directors’ liability insurance policies of Steel Excel or such subsidiary, an insurance and indemnification policy with an insurer with a Standard & Poor’s rating of at least A that provides coverage for acts or omissions occurring at or prior to the effective time (the “D&O Insurance”) covering each such person on terms with respect to coverage and in amounts no less favorable in the aggregate than those of Steel Excel’s or such subsidiary’s directors’ and officers’ insurance policy in effect on the date of the merger agreement. However, the surviving corporation or such subsidiary will not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by Steel Excel or such subsidiary for such coverage, but if the annual premiums for such insurance coverage exceed 200% of such annual premium, the surviving corporation or such subsidiary will obtain a policy with the greatest coverage available for a cost not exceeding such amount. Each of the surviving corporation and its subsidiaries may satisfy its obligations under the merger agreement by purchasing a “tail” policy from an insurer with a Standard & Poor’s rating of at least A under Steel Excel’s or the applicable subsidiary’s existing directors’ and officers’ insurance policy, that (i) has an effective term of six years from the effective time, (ii) covers each director and officer currently covered by Steel Excel’s or the applicable subsidiary’s directors’ and officers’ insurance policy in effect on the date of the merger agreement for actions and omissions occurring at or prior to the effective time, and (iii) contains terms that are no less favorable in the aggregate than those of Steel Excel’s or the applicable subsidiary’s directors’ and officers’ insurance policy in effect on the date of the merger agreement.

Pursuant to the merger agreement, the certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and bylaws, respectively, of Steel Excel, unless any modification thereof is required by law and then such modification will be made only to the minimum extent required by such law, which provisions may not be amended, repealed or otherwise modified, except as provided in the merger agreement, for a period of six years from the effective time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time, were directors or officers of Steel Excel or any of its subsidiaries.

Nothing in the merger agreement is intended to, will be construed to or will release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Steel Excel or any of its subsidiaries or their respective officers, directors and employees. The indemnification provided for in the merger agreement is not prior to, or in substitution for, any such claims under any such policies. From and after the effective time, the surviving corporation will honor, in accordance with their terms, all indemnification agreements with Steel Excel in effect immediately prior to the effective time that are applicable to Indemnified Parties.

Notwithstanding anything to the contrary in the merger agreement, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the effective time) is made against any Indemnified Party or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the effective time, the foregoing indemnification provisions will continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

If the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the surviving corporation will assume the obligations set forth in the merger agreement relating to directors’ and officers’ indemnification.

Reasonable Best Efforts; Consents and Filings

The merger agreement provides that, subject to its terms and conditions, each of SPLP, Merger Sub and Steel Excel will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the merger agreement. Upon the terms and subject to the conditions of the merger agreement, each of SPLP, Merger Sub and Steel Excel agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the transactions contemplated by the merger agreement to be satisfied by it.

Without limiting the generality of the foregoing, upon the terms and subject to the conditions of the merger agreement and in accordance with applicable law, each of SPLP, Merger Sub and Steel Excel will use reasonable best efforts to as promptly as practicable (i) obtain any consents, approvals or other authorizations from all governmental authorities and other third parties, and make any filings and notifications, required in connection with the transactions contemplated by the merger agreement, and (ii) make any other submissions either required or reasonably deemed appropriate by SPLP or Steel Excel in connection with the transactions contemplated by the merger agreement under the Securities Act, the Exchange Act, the DGCL, the rules and regulations of the NYSE, the rules and regulations applicable to the OTC Market, and any other applicable law. SPLP, Merger Sub and Steel Excel will cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents (except to the extent containing confidential information of such party) to the non-filing party and its advisors before filing.

Steel Excel will, and will cause its subsidiaries to, to the extent permitted by applicable law, (i) take all actions necessary so that no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover law (each, a “takeover law”) becomes applicable to any of the transactions contemplated by the merger agreement or the merger agreement and (ii) if any takeover law becomes applicable to any of the transactions contemplated by the merger agreement or the merger agreement, take all actions necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable as contemplated by the merger agreement and otherwise to eliminate or minimize the effect of such takeover law on the transactions contemplated by the merger agreement or the merger agreement.

Public Announcements

The merger agreement provides that SPLP and Merger Sub, on the one hand, and Steel Excel, on the other hand, agree that no public release or announcement concerning the transactions contemplated by the merger agreement will be issued by either party without the prior consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement will use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. However, each party may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made in compliance with the merger agreement and do not reveal non-public information regarding the other party.

Advice of Changes

The merger agreement provides that each of SPLP, Merger Sub and Steel Excel will promptly advise the other parties to the merger agreement of any Effect, (i) in having or that would reasonably be expected to have a material adverse effect on such party, or (ii) that constitutes a material breach of any of its representations, warranties or covenants contained in the merger agreement. No such notification will affect the representations, warranties, covenants or agreements of such party (or remedies with respect thereto) or the conditions to the obligations of the parties under the merger agreement. Each party will give prompt written notice to the other parties of any notice or other communication (x) from any person and the response thereto of such party or its Representatives alleging that the consent of such person is or may be required in connection with the merger agreement or any of the transactions contemplated by the merger agreement, and (y) from any governmental authority and the response thereto of such party or its Representatives in connection with the merger agreement or any of the transactions contemplated by the merger agreement.

Benefit Plans and Employee Matters

SPLP agreed that, for a period of at least one year following the closing of the merger, each employee of Steel Excel who continues employment with SPLP, the surviving corporation or any of their respective subsidiaries after the closing (each, a “continuing employee”) will be provided, at SPLP’s election, with benefits on substantially the same terms as those provided to (i) similarly situated employees of SPLP or (ii) such continuing employee by Steel Excel immediately prior to the effective time. Nothing in the merger agreement requires SPLP, the surviving corporation or any of their respective subsidiaries to continue to employ any particular employee of Steel Excel following the closing of the merger, or will be construed to prohibit SPLP, the surviving corporation or any of their respective subsidiaries from amending or terminating any employee benefit plan of Steel Excel.

SPLP and the surviving corporation will ensure that, as of the closing of the merger, each continuing employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits) for service with Steel Excel or any of its subsidiaries under each of the comparable employee benefit plans, programs and policies of SPLP, the surviving corporation or the relevant subsidiary, as applicable, in which such continuing employee becomes a participant; provided, however, that no such service recognition will result in any duplication of benefits. As of the closing of the merger, SPLP will, or will cause the surviving corporation or relevant subsidiary to, credit to each continuing employee the amount of vacation time that such employee had accrued under any applicable employee benefit plan of Steel Excel as of the closing. With respect to each health or welfare benefit plan maintained by SPLP, the surviving corporation or the relevant subsidiary for the benefit of any continuing employee, SPLP will (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each continuing employee to be given credit under such plan for all amounts paid by such continuing employee under any similar employee benefit plan of Steel Excel for the plan year that includes the closing for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by SPLP, the surviving corporation or the relevant subsidiary, as applicable, for the plan year in which the closing occurs.

Except as specifically set forth above, nothing in the foregoing, whether express or implied, confers upon any current or former director, officer, employee, independent contractor or consultant of the Company or any of its subsidiaries any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever. None of the foregoing provisions is intended to modify, amend or create any employee benefit plan of the Company, SPLP, the surviving corporation or any of their respective affiliates.

Stock De-Registration

Steel Excel shall use its reasonable best efforts to cause its common stock to no longer be quoted on the OTC Market as soon as practicable following the effective time.

Approval of Merger

Promptly after the acceptance time, if Steel Excel stockholder approval is required by applicable law in order to consummate the merger, SPLP will, and will cause its applicable subsidiaries to, execute and deliver to Steel Excel a consent in writing approving and adopting the merger agreement and the merger. Steel Excel shall deliver prompt notice (and in any event prior to the filing of the Certificate of Merger) of the taking of such action by written consent to those stockholders who have not consented thereto in writing in accordance with Section 228(e) of the DGCL. Steel Excel’s obligations under these provisions will not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any acquisition proposal or by any adverse recommendation change.

Notwithstanding the paragraph above, in the event that SPLP and its subsidiaries acquire that number of shares of Steel Excel common stock which, together with the shares of Steel Excel common stock they already own, constitute in the aggregate at least 90% of the outstanding shares of Steel Excel common stock, pursuant to the offer or otherwise, the parties shall, subject to the conditions set forth in the merger agreement, take all necessary and appropriate action to cause the merger to become effective as soon as practicable after such acquisition, without a meeting or written consent of stockholders of the Company, in accordance with Section 253 of the DGCL.

Parent Preferred Unit

Prior to the acceptance time, SPLP agrees to (a) cause its sixth amended and restated limited partnership agreement to be executed, and (b) use reasonable best efforts to cause the SPLP preferred units to be issued in the offer and the merger to be approved for listing on the NYSE or, if for any reason they cannot be so listed, on the OTC Bulletin Board or OTC Market.

Conditions to the Offer

Completion of the offer is subject to certain conditions, including, among others:

•	Steel Excel stockholders having validly tendered and not validly withdrawn prior to the expiration of the offer that number of shares of Steel Excel common stock which, when added to the shares of Steel Excel common stock already owned by SPLP and its other subsidiaries, but excluding any shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, represents at least a majority of all then outstanding shares of Steel Excel common stock;

•	Steel Excel stockholders having validly tendered and not validly withdrawn prior to the expiration of the offer that number of shares of Steel Excel common stock (but excluding any shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which would represent at least a majority of all then outstanding shares of Steel Excel common stock not owned by SPLP or any of its affiliates;

•	The registration statement on Form S-4 of which this prospectus/offer to exchange is a part having been declared effective by the SEC under the Securities Act, and no stop order having been issued or proceeding seeking a stop order having been initiated or threatened in writing by the SEC;

•	The SPLP preferred units to be issued in the offer and the merger having been approved for listing on the NYSE, subject to official notice of issuance, or, if for any reason they cannot be so listed, on the OTC Bulletin Board or OTC Market;

•	The shares of Steel Excel common stock held by stockholders having properly exercised appraisal rights under Delaware law do not exceed ten percent (10%) of the shares of Steel Excel common stock outstanding immediately prior to the expiration of the offer;

•	No governmental entity having jurisdiction over SPLP, Merger Sub or Steel Excel having enacted, issued, promulgated, enforced or entered any law, order, decree or ruling (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the offer or the merger illegal or otherwise prohibiting consummation of the offer or the merger;

•	Since the date of the merger agreement, no material adverse effect on the business, financial condition or results of operations of Steel Excel having occurred;

•	The representations and warranties of Steel Excel contained in the merger agreement being true and correct as of the date of the merger agreement and the expiration date of the offer, subject to specified materiality standards;

•	Steel Excel having complied with or performed in all material respects its obligations under the merger agreement; and

•	The merger agreement not having been terminated in accordance with its terms.

Conditions to the Merger

The merger agreement provides that the respective obligations of SPLP, Merger Sub and Steel Excel to consummate the merger are subject to the satisfaction or waiver (where permissible), at or prior to the closing, of the following conditions:

•	Merger Sub having previously accepted for payment all shares validly tendered and not validly withdrawn pursuant to the offer; and

•	no governmental authority having enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the merger illegal or otherwise preventing or prohibiting consummation of the merger.

Termination of the Merger Agreement

Termination Prior to the Acceptance Time

The merger agreement may be terminated and the offer, the merger and the other transactions contemplated by the merger agreement may be abandoned at any time prior to the acceptance time as follows:

•	by mutual written consent of each of SPLP and Steel Excel, duly authorized by the SPLP GP Board and the Company board;

•	by SPLP or Steel Excel, by written notice, if the acceptance time shall not have occurred on or before May 31, 2017. The right to terminate the merger agreement under this provision shall not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the acceptance time to have occurred on or before May 31, 2017;

•	by SPLP or Steel Excel if any governmental authority shall have enacted, issued, promulgated, enforced or entered any order or applicable law or taken any other action (including the failure to take an action) that is, in each case, then in effect and is final and nonappealable and has the effect of preventing or prohibiting the consummation of the offer or the merger. The right to terminate the merger agreement under this provision will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, any such order or law having been enacted, issued, promulgated, enforced or entered or any such action having been taken or omitted to be taken;

•	by written notice of SPLP if any of the following actions or events occurs, whether or not they are permitted by the terms of the merger agreement (any such termination, a “Steel Excel adverse recommendation change termination”):

•	the Company board (or any committee thereof) withdraws, qualifies, amends, modifies or changes its approval of the offer and the merger in a manner adverse to SPLP or resolves or publicly proposes to do so;

•	the Company board (or any committee thereof) approves or recommends an acquisition proposal or resolves or publicly proposes to do so or Steel Excel enters into any letter of intent or similar document or any contract accepting any acquisition proposal;

•	Steel Excel breaches in any material respect the no solicitation provisions of the merger agreement;

•	at any time after public announcement of an acquisition proposal, the Company board fails to reaffirm its recommendation of the merger agreement and the transactions contemplated by the merger agreement within three (3) business days of receipt of any written request to do so by SPLP; or

•	any tender or exchange offer (other than the offer) is commenced that, if successful, would result in any person or group becoming the beneficial owner of 20% or more of the outstanding shares of Steel Excel common stock and the Company board, within ten (10) business days after the commencement thereof, has not recommended that Steel Excel’s stockholders reject such tender or exchange offer and not tender their shares into such tender or exchange offer.

•	by written notice of SPLP (if SPLP or Merger Sub is not in material breach of its obligations or its representations and warranties under the merger agreement), if there has been a breach by Steel Excel of any of its representations, warranties, covenants or agreements contained in the merger agreement, or if any representation or warranty of Steel Excel has become untrue, in either case that would reasonably be expected to result in a failure of the conditions to the offer relating to Steel Excel’s representations, warranties and covenants; provided, that if such breach is reasonably curable by Steel Excel within twenty (20) days after the occurrence of such breach through the exercise of its reasonable best efforts and for as long as Steel Excel continues to exercise such reasonable best efforts, SPLP may not terminate the merger agreement pursuant to the foregoing provisions until the earlier of the expiration of such twenty (20)-day period and May 31, 2017;

•	by written notice of Steel Excel (if Steel Excel is not in material breach of its obligations or its representations and warranties under the merger agreement), if there has been a breach by SPLP or Merger Sub of any of its representations, warranties, covenants or agreements contained in the merger agreement, or if any representation or warranty of SPLP or Merger Sub has become untrue, in either case that would reasonably be expected to have a material adverse effect on SPLP; provided, that if such breach is reasonably curable by SPLP within twenty (20) days after the occurrence of such breach through the exercise of its reasonable best efforts and for as long as SPLP continues to exercise such reasonable best efforts, Steel Excel may not terminate the merger agreement pursuant to the foregoing provisions until the earlier of the expiration of such twenty (20)-day period and May 31, 2017;

•	by written notice of Steel Excel in accordance with the terms of the merger agreement relating to an adverse recommendation change, if Steel Excel concurrently enters into a definitive agreement with respect to a superior proposal; provided, that Steel Excel will not have the right to terminate the merger agreement pursuant to the foregoing provision unless Steel Excel has complied with the no solicitation provisions of the merger agreement and has paid, or simultaneously with the termination of the merger agreement pays, to Purchaser the termination fee (as defined in “— Fees and Expenses” below); or

•	by SPLP or Steel Excel, by written notice, if the offer has been terminated or has expired (and not been extended) in accordance with its terms and the terms of the merger agreement without SPLP being required to accept for payment any shares pursuant to the offer; provided, however, that the right to terminate the merger agreement pursuant to the foregoing provision will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the acceptance time to have occurred by such date.

Effect of Termination

The merger agreement provides that in the event of the termination of the merger agreement, as described above, the merger agreement will immediately become void, and there will be no liability on the part of any party to the merger agreement or any of their respective affiliates or the directors, officers, employees, agents or other Representatives of any of them, and all rights and obligations of each party thereto will cease, except for the provisions relating to confidentiality, public announcements, the effect of termination, fees and expenses and the general provisions of the merger agreement, all of which will survive the termination of the merger agreement, and except for any willful or intentional breach by a party of any of its representations, warranties, covenants or agreements set forth in the merger agreement (which willful or intentional breach and liability therefor will not be affected by termination of the merger agreement). Notwithstanding anything to the contrary contained in the merger agreement, nothing will limit or prevent any party to the merger agreement from exercising any rights or remedies under the provisions relating to specific performance in lieu of terminating the merger agreement.

Fees and Expenses

The merger agreement provides that, except as otherwise provided below, all fees and out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, whether or not any of the transactions contemplated by the merger agreement is consummated.

The merger agreement provides that if the merger agreement is terminated:

1.	pursuant to a Steel Excel adverse recommendation change termination (if SPLP or Merger Sub is not then in material breach of any of its obligations, representations or warranties under the merger agreement), other than a breach by Steel Excel of the no solicitation provisions of the merger agreement;

2.	because Steel Excel has concurrently entered into a definitive agreement with respect to a superior proposal;

3.

(A) (i) because the acceptance time has not occurred on or before May 31, 2017 (if SPLP or Merger Sub is not then in material breach of any of its obligations, representations or warranties under the merger agreement) and, at any time after the date of the merger agreement but prior to May 31, 2017, an acquisition proposal has been publicly disclosed or otherwise becomes generally known to the public and is not withdrawn or terminated, (ii) because of a breach by Steel Excel of any of its representations, warranties, covenants or agreements contained in the merger agreement (other than the no solicitation provisions of the merger agreement) and, at any time after the date of the merger agreement and prior to the breach giving rise to the right of SPLP to terminate the merger agreement, an acquisition proposal has been publicly disclosed or otherwise becomes generally known to the public and is not withdrawn or terminated, or (iii) because the offer has been terminated or has expired without SPLP being required to accept for payment any shares pursuant to the offer (and in such case the majority of the minority tender condition was not satisfied as of the expiration or termination of the offer) and, at any time after the date of merger agreement and prior to the expiration or termination of the offer, an acquisition proposal has been publicly disclosed or otherwise becomes generally known to the public and is not withdrawn or terminated, and (B) in the case of any of the foregoing provisions, within twelve (12) months after the date of such termination, Steel Excel enters into a definitive agreement with respect to or consummates an acquisition proposal (provided that, with respect to use of the term “acquisition proposal” in the foregoing provisions, all references in the definition thereof to “thirty percent (30%)” will be deemed to be “fifty percent (50%)”); or

4.	because Steel Excel breaches in any material respect any of the no solicitation provisions of the merger agreement,

then:

•	Steel Excel will pay SPLP an amount equal to $2,000,000 (the “termination fee”) and will reimburse SPLP’s documented transaction costs not to exceed $1,000,000, by wire transfer of immediately available funds, (a) within three (3) business days after the termination of the merger agreement in the case of the foregoing paragraph (1), (b) concurrently with such termination, in the case of the foregoing paragraph (2), and (c) upon the earlier of entry into the definitive agreement with respect to, or consummation of, an acquisition proposal within twelve (12) months after the date of termination, in the case of the foregoing paragraph (3); or

•	Steel Excel will reimburse SPLP’s documented transaction costs not to exceed $1,000,000, by wire transfer of immediately available funds, within three (3) business days after the termination of the merger agreement, in the case of the foregoing paragraph (4); provided, that if Steel Excel within twelve (12) months after the date of such termination enters into a definitive agreement with respect to or consummates an acquisition proposal, Steel Excel will also pay SPLP the termination fee by wire transfer of immediately available funds, upon the earlier of entry into the definitive agreement with respect to, or consummation of, such acquisition proposal.

In no event will payment of more than one termination fee be made by Steel Excel pursuant to the foregoing provisions.

Any and all rights and remedies of Steel Excel under the termination and fee and expense provisions of the merger agreement will be exercised by Steel Excel at the direction of the Company special committee.

Amendment of the Merger Agreement

The merger agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors (in the case of SPLP, the SPLP GP Board) at any time prior to the closing of the merger; provided that, after the acceptance time, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Steel Excel common stock will be converted upon consummation of the merger or that would result in the merger not being consummated as promptly as practicable after the acceptance time. The merger agreement may only be amended pursuant to a written agreement signed by each of the parties. Any amendment to the merger agreement requires the approval of the special committee.

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS

Market Price History

SPLP’s common units are listed on the NYSE under the symbol “SPLP.” On April 1, 2016, Steel Excel common stock commenced trading on the OTC Market under the symbol “SXCL.” Prior to such date, Steel Excel common stock was listed on the Nasdaq Capital Market from July 7, 2015 through March 31, 2016 under the ticker symbol “SXCL” and before that, Steel Excel common stock was traded in the over the counter market and quoted on the OTCQB marketplace under the ticker symbol “SXCL.” The following table sets forth, for the periods indicated, as based on published financial sources, the high and low sale or bid prices, as applicable, of each company’s common stock or common units, as applicable.

	SPLP Common Units			Steel Excel Common Stock
	High	Low	Distribution	High	Low	Dividend
2014
First Calendar Quarter	$17.66	$15.68	N/A	$32.50	$28.10	N/A
Second Calendar Quarter	$17.23	$15.74	N/A	$36.10	$30.05	N/A
Third Calendar Quarter	$17.00	$16.13	N/A	$34.50	$30.10	N/A
Fourth Calendar Quarter	$18.56	$15.50	N/A	$32.00	$23.00	N/A
2015
First Calendar Quarter	$19.50	$16.30	N/A	$25.25	$20.75	N/A
Second Calendar Quarter	$19.37	$17.07	N/A	$21.75	$18.01	N/A
Third Calendar Quarter	$17.79	$16.05	N/A	$23.84	$15.64	N/A
Fourth Calendar Quarter	$17.96	$16.10	N/A	$20.35	$12.46	N/A
2016
First Calendar Quarter	$16.49	$12.86	N/A	$15.06	$9.63	N/A
Second Calendar Quarter	$15.86	$14.00	N/A	$10.50	$9.25	N/A
Third Calendar Quarter	$15.42	$14.25	N/A	$11.50	$9.45	N/A
Fourth Calendar Quarter	$16.20	$13.70	N/A	$15.18	$10.90	N/A
2017
First Calendar Quarter (through January 20, 2017)	$16.65	$15.20	N/A	$17.00	$15.20	N/A

On December 7, 2016, the trading day prior to public announcement of the execution of the merger agreement, the closing price per share of Steel Excel common stock on the OTC Market was $11.50, and the closing price per SPLP common unit on the NYSE was $14.60. On January 20, 2017, the most recent practicable trading date prior to the filing of this document, the closing price per share of Steel Excel common stock on the OTC Market was $16.61, and the closing price per SPLP common unit on the NYSE was $16.65.

	Per-Share Steel Excel Closing Price	Per-Unit SPLP Closing Price
December 7, 2016	$11.50	$14.60
January 20, 2017	$16.61	$16.65

The SPLP preferred units are a new series of units to be issued pursuant to the offer and the merger; we intend to file an application to list the SPLP preferred units on the NYSE under the symbol “SPLPPRA.” The value of the transaction consideration, which is based on the liquidation preference of the SPLP preferred units, is fixed and will not change due to fluctuations in the market value of any SPLP securities or the Steel Excel common stock during the offer period. Steel Excel stockholders should obtain current market quotations for shares of Steel Excel common stock before deciding whether to tender their Steel Excel shares in the offer.

Dividends/Distributions

SPLP has not paid regular cash distributions in the last five years and has no current plans to do so. On December 22, 2016, SPLP announced that the SPLP GP Board declared a special, one-time cash distribution of $0.15 per common unit, payable January 13, 2017, to unitholders of record as of January 3, 2017. Any future determination to declare distributions on SPLP’s common units will remain at the discretion of the SPLP GP Board and will be dependent upon a number of factors, including SPLP’s results of operations, cash flows, financial position and capital requirements, among others. No cash dividends have been paid or declared on Steel Excel common stock in the last five years.

OVERVIEW OF STEEL EXCEL

General

Steel Excel and its subsidiaries currently operate in two reporting segments - Energy and Sports. Through its wholly-owned subsidiary Steel Energy Services Ltd. (“Steel Energy Services”), the Company’s Energy business provides drilling and production services to the oil and gas industry. Through its wholly-owned subsidiary Steel Sports Inc., the Company’s Sports business is a social impact organization that strives to provide a first-class youth sports experience emphasizing positive experiences and instilling the core values of discipline, teamwork, safety, respect, and integrity. The Company also makes significant non-controlling investments in entities in industries related to its reporting segments as well as entities in other unrelated industries. The Company continues to identify business acquisition opportunities in both the Energy and Sports industries as well as in other unrelated industries.

Through September 2010, the Company provided enterprise-class external storage products and software to original equipment manufacturers, at which time the Company wound down its remaining business operations. At such time the Company focused on capital redeployment and identification of new business opportunities in which it could utilize existing working capital and maximize the use of net operating losses.

The Company began its Energy business in December 2011 with the acquisition of the business and assets of Rogue Pressure Services, LLC (“Rogue”). The Company expanded the business with the acquisition of the business and assets of Eagle Well Services, Inc. (“Eagle Well”), in February 2012 and the acquisition of Sun Well Service, Inc. (“Sun Well”) in May 2012, both of which operate as Sun Well Service as a combined business. In December 2013, the Company further expanded its Energy business with the acquisition by its wholly-owned subsidiary, Black Hawk Energy Services Ltd. (“Black Hawk Ltd.”), of the business and assets of Black Hawk Energy Services, Inc. (“Black Hawk Inc.”).

The Company began its Sports business in June 2011 with the acquisition of the assets of Baseball Heaven LLC (“Baseball Heaven”), a provider of a wide variety of baseball services, including tournaments, training, teams, and camps. In August 2011, the Company acquired a 75% membership in The Show, LLC (“The Show”), a provider of baseball uniforms to Little League and softball players and coaches. The Company expanded the business in November 2012 with the acquisition of a 50% interest in two Crossfit® facilities located in Torrance, CA, and Hermosa Beach, CA, and in 2014 the Company increased its ownership interest in the Torrance Crossfit® facility to approximately 86%. In January 2013, the Company acquired a 20% membership interest in Ruckus Sports LLC (“Ruckus”), an obstacle course and mass-participation events company that was controlled by the Company through its majority representation on the Ruckus board. The Company increased its membership interest in Ruckus to 45% during 2013. Also in January 2013, the Company acquired a 40% membership interest in Again Faster LLC (“Again Faster”), a fitness equipment company that is accounted for as an equity-method investment. In June 2013, the Company further expanded its Sports business with the acquisition of 80% of UK Elite Soccer, Inc. (“UK Elite”), a provider of youth soccer programs, coaching services, tournaments, tours, and camps.

In July 2012 and November 2013 the Company shut down The Show and Ruckus, respectively, after they did not meet operational and financial expectations. The Show and Ruckus are each reported as discontinued operations in the Company’s consolidated financial statements. In September 2015, the Company fully impaired its investment in Again Faster based on the state of the business and the available strategic alternatives. In January 2016, the Company exchanged its 50% interest in the Hermosa Crossfit® facility for the remaining 14% interest in the Torrance Crossfit® facility.

The Company effected a 1-for-500 reverse stock split (the “Reverse Split”) in June 2014, immediately followed by a 500-for-1 forward stock split (the “Forward Split”, and together with the Reverse Split, the “Reverse/Forward Split”), of its common stock. As a result of the Reverse Split, stockholders holding fewer than 500 shares received a cash payment for all of their outstanding shares based on a per share price equal to the closing price of the Company’s common stock on June 18, 2014, the effective date of the Reverse/Forward Split. Stockholders holding 500 or more shares as of the effective date of the Reverse/Forward Split did not receive any payments for fractional shares resulting from the Reverse Split, and therefore the total number of shares held by such holders did not change as a result of the Reverse/Forward Split.

In December 2010, Steel Excel changed its fiscal year-end date from March 31 to December 31. Accordingly, Steel Excel had a nine-month transition period from April 1, 2010, to December 31, 2010.

The Company was incorporated in California in 1981 under the name “Adaptec, Inc.”, and reincorporated in Delaware in March 1998. The Company subsequently changed its name to “ADPT Corporation” in June 2010 and to “Steel Excel Inc.” in October 2011. The Company’s website is http://www.steelexcel.com. The Company’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

Segment Information

See Note 21 to the Company’s audited consolidated financial statements for information regarding segments.

Services

Energy business. The Energy business provides various services to exploration and production companies in the oil and gas business. The services provided include well completion and recompletion, well maintenance and workover, snubbing, flow testing, down hole pumping, plug and abatement, and rental of auxiliary equipment. Prior to the acquisition of the Black Hawk business in December 2013, the Energy business primarily provided its services to customers’ extraction and production operations in North Dakota and Montana in the Bakken basin, and to a lesser extent serviced customers in Colorado and Wyoming in the Niobrara basin. The acquisition of the Black Hawk business increased the Energy business’ heavy concentration in the Bakken basin, and expanded the business into Texas in the Permian basin and New Mexico in the San Juan basin.

Well completion services involve prepping the well for production, including running frac strings, setting production tubing, installing down hole equipment, drilling out vertical and horizontal plugs, cleaning out the wellbore, and starting production flow. Well recompletion services involve assisting in the re-stimulation of an existing well or plug-back to shut off the flow in the well from points before the plug. Well maintenance and workover services include pulling rods or tubing, installing submersible pumping equipment, repairing casing, and swabbing. Snubbing services involve installing or removing tubes to enable the customer to continue to work on a well and perform many tasks without having to stop production. Flow testing services involve separating the elements - oil, water, gas, and solids - so that the customer can maximize the quality and quantity of their product. Down hole pumping services involve pumping the necessary fluids into the wellbore. Plug and abatement services involve sealing the well and cleaning the site to reduce the potential for any pollution.

Sports business. The Sports business is focused on providing a first-class experience for all families that participate in Steel Excel’s programs through the implementation of the Steel Coaching System. Steel Excel’s baseball business is focused on teams, tournaments, camps, lessons, and showcases.

Baseball Heaven is equipped with four full-sized outdoor fields, three smaller youth-sized outdoor fields, and an indoor facility. Steel Excel’s soccer business covers a wide variety of programs, including teams, coaching services, tournaments, tours, and camps. Soccer programs are run at facilities owned by municipalities or schools and are run either in conjunction with local youth soccer leagues or as a stand-alone offering. Strength and conditioning services as well as yoga, pilates, and spin were provided at the Torrance and Hermosa Crossfit® facilities through January 2016, and are provided solely at the Torrance facility subsequently.

Customers

Steel Excel’s Energy business client base consists of exploration and production companies in the oil and gas industry. For the year ended December 31, 2015, revenues from Oasis Petroleum, XTO Energy, Continental Resources, and Whiting Petroleum represented 16.3%, 12.1%, 11.5%, and 10.5%, respectively, of the Company’s consolidated revenues; for the year ended December 31, 2014, revenues from Oasis Petroleum and Continental Resources represented 20.7% and 20.3%, respectively, of the Company’s consolidated revenues; and for the year ended December 31, 2013, revenues from Continental Resources and XTO Energy represented 17.0% and 10.5%, respectively, of the Company’s consolidated revenues. For the years ended December 31, 2015, 2014, and 2013, revenues from the Energy business’ five largest customers represented 55.7%, 61.2%, and 51.3%, respectively, of the Company’s consolidated revenues. For the years ended December 31, 2015, 2014, and 2013, the Energy business’ five largest customers represented 66.3%, 67.1%, and 56.1%, respectively, of the segment’s revenues and the fifteen largest customers represented 90.4%, 89.0%, and 88.2%, respectively, of the segment’s revenues. The loss of a significant customer could have a material adverse effect on the Energy business and Steel Excel.

Steel Excel’s Sports business client base consists of numerous municipalities, youth sports leagues and organizations, and individuals, none of which provide a significant percentage of the Company’s consolidated revenues. The loss of a customer would not have a material adverse effect on the Sports business or Steel Excel.

Sales and Marketing

Steel Excel relies primarily on its local operations to sell and market the Company’s services. Because they have conducted business together over several years, the members of Steel Excel’s local operations have established strong working relationships with certain of its clients. These strong client relationships provide a better understanding of region-specific issues and enable Steel Excel to better address customer needs.

Competition

Energy business. The Energy business operates in a highly competitive industry that is influenced by price, capacity, reputation, and experience. When oil and natural gas prices and drilling activities are at high levels, service companies are ordering new equipment to expand their capacity as they are seeing increased demand for their services and attractive returns on investment. When oil and natural gas prices are declining, service companies may be willing to provide their services at reduced prices to be able to cover their equipment and other fixed costs. To be successful, Steel Excel must provide quality services that meet the specific needs of oil and gas exploration and production companies at competitive prices. In addition, Steel Excel needs to maintain a safe work environment and a well-trained work force to remain competitive.

Steel Excel’s Energy services are affected by seasonal factors, such as inclement weather, fewer daylight hours, and holidays during the winter months. Heavy snow, ice, wind, or rain can make it difficult to operate and to move equipment between work sites, which can reduce the Company’s ability to provide services and generate revenues. These seasonal factors affect the Company’s competitors as well. Demand for services in the industry as a whole fluctuates with the supply and demand for oil and natural gas. In general, the need for Steel Excel’s services increases when demand exceeds supply. The oil and gas exploration and production companies attempt to take advantage of a higher-priced environment when demand exceeds supply, which leads to an increased need for the Company’s services. Conversely, as supply equals or exceeds demand, the oil and gas exploration and production companies will cut back on their production resulting in a decline in their well servicing needs or seek pricing concessions from Steel Excel and other service providers when the price of oil declines.

Sports business. The market for the Sports business’ baseball and soccer service offerings is very fragmented, and its competitors are primarily small local or regional operations. The market for its strength and conditioning services is fragmented, and its competitors vary from large national providers of such services to local providers of comparable or other niche services.

The baseball business and the soccer business are affected by seasonal factors, with business volume declining from late autumn through early spring as a result of colder temperatures and fewer daylight hours. In addition, inclement weather during peak seasons can have an adverse effect on the business since fields may not be available to reschedule any canceled events. In 2013, Steel Excel completed the construction of an indoor baseball facility to enable it to provide year-round baseball services to partially mitigate the revenue declines experienced in non-peak months and during periods of inclement weather.

Government and Environmental Regulation

Steel Excel’s businesses are subject to multiple federal, state, and local laws and regulations pertaining to worker safety, the handling of hazardous materials, transportation standards, and the environment.

Among the various environmental laws Steel Excel is subject to, the Clean Water Act established the basic structure for regulating discharges of pollutants into the waters of the United States and quality standards for surface waters. Steel Excel’s businesses could be required to obtain permits for the discharge of wastewater or stormwater. In addition, the Oil Pollution Act of 1990 imposed a multitude of requirements on responsible parties related to the prevention of oil spills and liability for damages resulting from such spills in the waters of the United States. These and comparable state laws provide for administrative, civil, and criminal penalties for unauthorized discharges and impose stringent requirements for spill prevention and response planning, as well as considerable potential liability for the costs of removal and damages in connection with unauthorized discharges.

The Comprehensive Environmental Response, Compensation and Liability Act, as amended, and comparable state laws (“CERCLA” or “Superfund”) impose liability without regard to fault or the legality of the original conduct on certain defined parties, including current and prior owners or operators of a site where a release of hazardous substances occurred and entities that disposed or arranged for the disposition of the hazardous substances found at the site. Under CERCLA, these parties may be subject to joint and several liability for the costs of cleaning up the hazardous substances that were released into the environment and for damages to natural resources. Further, claims may be filed for personal injury and property damages allegedly caused by the release of hazardous substances and other pollutants. Steel Excel may encounter materials that are considered hazardous substances in the course of Steel Excel’s operations. As a result, Steel Excel may incur CERCLA liability for cleanup costs and be subject to related third-party claims. Steel Excel also may be subject to the requirements of the Resource Conservation and Recovery Act, as amended, and comparable state statutes (“RCRA”) related to solid wastes. Under CERCLA or RCRA, Steel Excel could be required to clean up contaminated property (including contaminated groundwater) or to perform remedial activities to prevent future contamination.

Steel Excel’s businesses are also subject to the Clean Air Act, as amended, and comparable state laws and regulations that restrict the emission of air pollutants and impose various monitoring and reporting requirements. These laws and regulations may require the Company to obtain approvals or permits for construction, modification, or operation of certain projects or facilities and may require use of emission controls. Various scientific studies suggest that emissions of greenhouse gases, including, among others, carbon dioxide and methane, contribute to global warming. While it is not possible to predict how legislation or new regulations that may be adopted to address greenhouse gas emissions would impact the Company’s business, any new restrictions on emissions that are imposed could result in increased compliance costs for, or additional operating restrictions on, the Company’s customers and, which could have an adverse effect on Steel Excel’s business.

Steel Excel is also subject to the Occupational Safety and Health Act, as amended, (“OSHA”) and comparable state laws that regulate the protection of employee health and safety. OSHA’s hazard communication standard requires that information about hazardous materials used or produced in the Company’s operations be maintained and provided to employees and state and local government authorities. Steel Excel believes it is in substantial compliance with OSHA and comparable state law requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

Steel Excel cannot predict the level of enforcement or the interpretation of existing laws and regulations by enforcement agencies in the future, or the substance of future court rulings or permitting requirements. In addition, Steel Excel cannot predict what additional laws and regulations may be put in place in the future, or the effect of those laws and regulations on the Company’s business and financial condition. Steel Excel believes it is in substantial compliance with applicable environmental laws and regulations. While Steel Excel does not believe that the cost of compliance is material to the Company’s business or financial condition, it is possible that substantial costs for compliance or penalties for non-compliance may be incurred in the future.

Employees

As of December 31, 2016, Steel Excel had 645 employees, of which 633 were full-time employees and 12 were part-time employees. All of Steel Excel’s employees are located in the United States. Steel Excel also hires additional full-time and part-time employees during peak seasonal periods. None of Steel Excel’s employees are covered by collective bargaining agreements. Steel Excel considers its employee relations to be satisfactory.

Properties

In September 2016 Steel Excel entered into a 62-month lease for 4,510 square feet of office space in Hermosa Beach, CA. With SPLP’s consent, Steel Excel has notified the landlord that it intends to cause this lease to be assigned to a subsidiary of SPLP. Following the assignment, Steel Excel’s Sports business expects to occupy part of this space upon exiting its current Hermosa Beach office lease.

The Energy business owns four buildings in Williston, ND, including one that serves as its headquarters and operations hub in the Bakken basin along with separate buildings with office space and shop space. The Energy business also owns office space and shop space in Texas that serves as its operations hub in the Permian basin. The Energy business also leases shop space and office space in other locations under month-to-month arrangements on an as needed basis, and owns and leases housing for temporary living arrangements for certain of its employees.

The Sports business has a lease for office space in Hermosa Beach, CA, on a month-to-month basis that expires on January 31, 2017, which serves as its headquarters, and a month-to-month arrangement in Sacramento, CA, for executive office space. The Sports business has a lease for approximately 27.9 acres of land in Yaphank, NY, for its baseball services operation that expires in December 2021. Under this lease the Company has one extension option and a right of first refusal to purchase the parcel. The Sports business also has a lease for 9,940 square feet for its Crossfit® facility in Torrance, CA, that expires in March 2023. In addition, the Sports business has a lease for office space in Cedar Knolls, NJ, that expires in February 2019, which serves as the headquarters for its youth soccer operation, and also has leases in various states for small administrative offices to support the soccer operation.

The Company believes that its facilities are adequate to meet its needs.

Legal Proceedings

From time to time Steel Excel is subject to litigation or claims that arise in the normal course of business. While the results of such litigation matters and claims cannot be predicted with certainty, Steel Excel believes that the final outcome of such matters will not have a material adverse impact on Steel Excel’s financial position or results of operations. However, because of the nature and inherent uncertainties of litigation, should the outcome of these actions be unfavorable, Steel Excel’s business, financial condition, and results of operations could be materially and adversely affected.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Steel Excel

The following discussion should be read in conjunction with the consolidated financial statements of Steel Excel and the notes thereto included elsewhere in this prospectus/offer to exchange. The discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Risk Factors – Risks Relating to Steel Excel’s Business” and “Forward-Looking Statements.”

Steel Excel currently operates in two reporting segments - Energy and Sports. The Energy segment focuses on providing drilling and production services to the oil and gas industry. The Sports segment is a social impact organization that strives to provide a first-class youth sports experience emphasizing positive experiences and instilling the core values of discipline, teamwork, safety, respect, and integrity. The Company also makes significant non-controlling investments in entities in industries related to its reporting segments as well as entities in other unrelated industries. The Company continues to identify business acquisition opportunities in both the Energy and Sports industries as well as in other unrelated industries.

The Company began its Energy business in December 2011 with the acquisition of the business and assets of Rogue. The Company expanded the business with the acquisition of the business and assets of Eagle Well in February 2012 and the acquisition of Sun Well in May 2012, both of which operate under Sun Well as a combined business. In December 2013, the Company further expanded its Energy business with the acquisition by its wholly-owned subsidiary Black Hawk Ltd. of the business and assets of Black Hawk Inc.

The Company began its Sports business in June 2011 with the acquisition of the assets of Baseball Heaven, a provider of a wide variety of baseball services, including tournaments, training, teams, and camps. The Company expanded the business in November 2012 with the acquisition of a 50% interest in two Crossfit® facilities located in Torrance, CA, and Hermosa Beach, CA, and in 2014 the

Company increased its ownership interest in Torrance facility to approximately 86%. In January 2013, the Company acquired a 20% membership interest in Ruckus, an obstacle course and mass-participation events company that was controlled by the Company through its representation on the Ruckus board. The Company increased its membership interest in Ruckus to 45% during 2013. Also in January 2013, the Company acquired a 40% membership interest in Again Faster, a fitness equipment company that is accounted for as an equity-method investment. In June 2013, the Company further expanded its Sports business with the acquisition of 80% of UK Elite, a provider of youth soccer programs, coaching services, tournaments, tours, and camps. In 2014, UK Elite acquired the business and assets of three independent providers of soccer clinics and camps.

In November 2013 the Company shut down Ruckus after it did not meet operational and financial expectations. Ruckus is reported as a discontinued operation in the Company’s consolidated financial statements. In 2015, the Company fully impaired its investment in Again Faster based on the state of the business and the available strategic alternatives.

In July 2013, Steel Energy Services, a wholly-owned subsidiary of the Company, entered into a credit agreement, as amended (the “Amended Credit Agreement”), that provides for a borrowing capacity of $105.0 million consisting of a $95.0 million secured term loan and up to $10.0 million in revolving loans. A pre-existing credit agreement at Sun Well that had been fully repaid was terminated upon the initial closing of the Amended Credit Agreement.

During 2015, the Company identified an error related to the manner in which the change in the valuation allowance for deferred tax assets was reflected in its financial statements for all annual and quarterly periods in the years ended December 31, 2014 and 2013. The change in the valuation allowance, which resulted from a change in deferred tax liabilities related to unrealized gains on available-for-sale securities, was recognized as a component of income from continuing operations, resulting in a benefit from or provision for income taxes allocated to continuing operations in each period, with an offsetting provision for or benefit from income taxes allocated to other comprehensive income relating to unrealized gains or losses on available-for-sale securities. Upon subsequent review, the Company determined that proper intra-period allocation of the provision for income taxes would have resulted in this change in the valuation allowance being allocated to other comprehensive income, resulting in no provision or benefit for such item. In periods in which the valuation allowance decreased, the impact of this error was an overstatement of income from continuing operations and an understatement of other comprehensive income; in periods in which the valuation allowance increased, the impact of this error was an understatement of income from continuing operations and an overstatement of other comprehensive income. The correction of this error has resulted in adjustments to the Company’s balance sheet at December 31, 2014, and its statement of operations, statement of comprehensive income, statement of stockholders’ equity, and statement of cash flows for the year ended December 31, 2013.

In June 2014, following stockholder approval and authorization from the Company board, the Company effected the Reverse Split, immediately followed by the Forward Split, of its common stock effective as of the close of business on June 18, 2014. In connection with the Reverse Split, the Company paid $10.1 million in July 2014 for 295,659 shares of common stock and the return of 1,388 non-vested restricted stock awards previously awarded to employees.

The following discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and notes thereto.

Results of Operations

The continuing weakness in the oil services industry had an adverse effect on the results of operations of the Company’s Energy segment in 2015 and in the first nine months of 2016. The decline in energy prices, particularly the significant decline in oil prices, has resulted in the Energy segment’s customers, the oil and gas exploration and production companies (the “E&P Companies”), cutting back on their capital expenditures, which has resulted in reduced drilling activity. In addition, the E&P Companies have sought price concessions from their service providers to offset their drop in revenue. Such actions on the part of the E&P Companies had an adverse effect on the operations of the Energy segment in 2015 and 2016. The Company has taken certain actions and instituted cost-reduction measures in an effort to mitigate these adverse effects. The Energy segment’s results of operations going forward will be dependent on the price of oil in the future, the resulting well production and drilling rig count in the basins in which it operates, and the Company’s ability to return to the pricing and service levels of the past as oil prices increase. The drilling rig count in North America has declined significantly since its recent peak in 2014, which has directly impacted the segment’s rig utilization, and the pricing for the segment’s services has declined. The North American drilling rig count continued to decline into the second quarter of 2016, but has since been gradually increasing. However, the North American drilling rig count is still substantially lower than in prior years, and as a result the Company expects the Energy segment to experience a further decline in operating income in 2016 as compared to the prior years’ results.

Three months ended September 30, 2016, compared to three months ended September 30, 2015

Net revenues for the three months ended September 30, 2016, decreased by $6.3 million, or 18.9%, as compared to the 2015 period. Net revenues from the Company’s Energy segment decreased by $4.7 million, or 19.9%, primarily from the decline in rig utilization and the decline in prices that resulted from the adverse effects the decline in energy prices had on the oil services industry. Net revenues in the Company’s Sports segment decreased by $1.6 million, or 16.5%, from a decrease in revenues from the segment’s youth soccer business caused by cancellations and delays resulting from issues encountered in obtaining visas for certain members of its coaching staff.

Gross profit for the three months ended September 30, 2016, decreased by $2.1 million as compared to the 2015 period, and as a percentage of revenue declined to 19.5% in the third quarter of 2016 from 21.9% in the comparable 2015 period. Gross profit in the Energy segment decreased by $1.4 million, and as a percentage of revenue declined to 11.0% in the third quarter of 2016 from 14.7% in the comparable 2015 period. Gross profit in the Energy segment decreased as a result of the decline in revenues. Gross profit in the Sports segment in the 2016 period decreased by $0.7 million primarily as a result of the decline in revenues from the segment’s youth soccer business.

Selling, general and administrative (“SG&A”) expenses in the third quarter 2016 increased by $0.2 million as compared to the comparable 2015 period primarily from an increase in corporate overhead costs.

The Company incurred an operating loss of $4.8 million in the third quarter of 2016 as compared to a loss of $3.1 million in the 2015 period. The operating loss in the Energy segment increased by $0.7 million, resulting in an operating loss of $1.2 million for the period as a result of the adverse effects the decline in energy prices had on the oil services industry. Operating income in the Sports segment decreased by $0.6 million, resulting in operating income of $0.2 million for the period. The operating loss from Corporate activities increased by $0.4 million as a result of additional overhead costs.

Amortization of intangibles in the third quarter 2016 decreased by $0.6 million as compared to the comparable 2015 period as a result of the impairment of intangible assets in the fourth quarter of 2015 and a declining rate of amortization for the intangible assets recognized in connection with prior period acquisitions.

Interest expense of $0.4 million in the third quarter 2016 decreased by $0.2 million as compared to the 2015 period primarily as a result of the repayment of long-term debt.

The Company incurred impairment charges related to its marketable securities of $7.9 million in the third quarter 2015. The impairment charges resulted from the Company’s determination that certain unrealized losses in available-for-sale securities represented other-than-temporary impairments.

Other income of $0.7 million in the third quarter 2016 primarily represented realized gains on the sale of marketable securities of $0.2 million and investment income of $0.9 million, partially offset by realized losses on financial instrument obligations of $0.6 million. Other income of $7.9 million in the third quarter 2015 primarily represented a realized gain on a non-monetary exchange of $9.3 million, realized gains on financial instrument obligations of $1.3 million, and investment income of $1.0 million, partially offset by realized losses on the sale of marketable securities of $3.4 million and a foreign exchange loss of $0.3 million.

The Company recognized a benefit from income taxes of $1.3 million for the three months ended September 30, 2016, primarily from the allowable benefit recognizable on unrealized gains on marketable securities included in other comprehensive income and from the recognition of state deferred income tax benefits. The Company recognized a provision for income taxes of $2.4 million for the three months ended September 30, 2015, primarily from the a reduction in the allowable benefit recognizable on unrealized gains on marketable securities included in other comprehensive income.

Nine months ended September 30, 2016, compared to nine months ended September 30, 2015

Net revenues for the nine months ended September 30, 2016, decreased by $39.1 million, or 36.2% as compared to the 2015 period. Net revenues from the Company’s Energy segment decreased by $37.3 million, or 41.3%, primarily from the decline in rig utilization and the decline in prices that resulted from the adverse effects the decline in energy prices had on the oil services industry. Net revenues in the Company’s Sports segment decreased by $1.8 million, or 10.1%, primarily from a decrease in revenues from the segment’s youth soccer business caused by cancellations and delays resulting from issues encountered in obtaining visas for certain members of its coaching staff.

Gross profit for the nine months ended September 30, 2016, decreased by $11.2 million as compared to the 2015 period, and as a percentage of revenue declined to 17.5% in the first nine months of 2016 from 21.5% in the comparable 2015 period. Gross profit in the Energy segment decreased by $10.4 million, and as a percentage of revenue declined to 10.5% in the first nine months of 2016 from 17.6% in the comparable 2015 period. Gross profit in the Energy segment decreased as a result of the decline in revenues. Gross profit in the Sports segment in the 2016 period decreased by $0.8 million primarily as a result of the decline in revenues from the segment’s youth soccer business.

SG&A expenses in the first nine months of 2016 decreased by $2.7 million as compared to the comparable 2015 period primarily from the 2016 period including the receipt of a litigation settlement of $4.2 million relating to a 2012 acquisition, partially offset by an increase in corporate overhead costs and legal fees totaling $1.1 million in the 2016 period and the 2015 period including the receipt of $0.5 million for a purchase price adjustment related to a 2013 acquisition.

The Company incurred an operating loss of $15.1 million in the first nine months of 2016 as compared to a loss of $8.5 million in the 2015 period. Operating income in the Energy segment decreased by $4.6 million, resulting in an operating loss of $0.9 million for the period. Operating income in the 2016 period included the receipt of a litigation settlement of $4.2 million relating to a 2012 acquisition. Exclusive of the litigation settlement, operating income in the Energy segment decreased $8.8 million as a result of the decline in revenues and margins that resulted from the adverse effects the decline in energy prices had on the oil services industry. The operating loss from Corporate activities increased by $1.1 million as a result of additional overhead costs and legal fees. The operating loss in the Sports segment increased by $0.9 million, resulting in an operating loss of $2.4 million for the period.

Amortization of intangibles in the first nine months of 2016 decreased by $1.9 million as compared to the comparable 2015 period as a result of the impairment of intangible assets in the fourth quarter of 2015 and a declining rate of amortization for the intangible assets recognized in connection with prior period acquisitions.

Interest expense of $1.2 million in the first nine months of 2016 decreased by $0.7 million as compared to the 2015 period primarily as a result of the repayment of long-term debt.

The Company incurred impairment charges related to its marketable securities of $1.5 million and $30.6 million in the first nine months of 2016 and 2015, respectively. The impairment charges resulted from the Company’s determination that certain unrealized losses in available-for-sale securities represented other-than-temporary impairments.

Other income of $3.4 million in the first nine months of 2016 primarily represented investment income of $2.7 million, realized gains on financial instrument obligations of $0.1 million, and realized gains on the sale of marketable securities of $0.6 million. Other income of $9.2 million in the 2015 period primarily represented a realized gain on a non-monetary exchange of $9.3 million, investment income of $3.5 million, and realized gains on financial instrument obligations of $1.1 million, partially offset by realized losses on the sale of marketable securities of $1.4 million, a realized loss of $2.8 million recognized upon initially accounting for an investment under the equity method of accounting at fair value, and a foreign exchange loss of $0.5 million.

The Company recognized a benefit from income taxes of $2.0 million for the nine months ended September 30, 2016, primarily from the allowable benefit recognizable on unrealized gains on marketable securities included in other comprehensive income and from the recognition of state deferred income tax benefits. The Company recognized a benefit from income taxes of $4.3 million for the nine months ended September 30, 2015, primarily from the allowable benefit recognizable on unrealized gains on marketable securities included in other comprehensive income.

Year ended December 31, 2015, compared with 2014

Net revenues for the year ended December 31, 2015, decreased by $77.5 million as compared to 2014. Net revenues from the Company’s Energy segment decreased by $80.2 million primarily from the decline in rig utilization and the decline in prices that resulted from the adverse effects the decline in energy prices had on the oil services industry. Net revenues in the Company’s Sports segment increased by $2.7 million from an increase in revenues of $2.1 million from UK Elite primarily as a result of operating the businesses acquired during the 2014 period for the full period in 2015 and an increase in revenues of $0.6 million from Baseball Heaven.

Gross profit for the year ended December 31, 2015, decreased by $31.4 million as compared to 2014, and as a percentage of revenue declined to 20.1% from 27.6%. Gross profit in the Energy segment decreased by $31.2 million, and as a percentage of revenue declined to 16.5% in 2015 from 25.9% in 2014. Gross profit in the Energy segment decreased as a result of the decline in revenues. Gross profit in the Sports segment in 2015 decreased by $0.3 million primarily as a result of a decrease in gross profit of $0.2 million from UK Elite.

SG&A expenses in 2015 decreased by $1.7 million as compared to 2014. SG&A expenses in the Energy segment decreased by $2.3 million primarily from cost reduction initiatives and the receipt of a purchase price adjustment of $0.5 million related to a 2013 acquisition. SG&A expenses also decreased $0.3 million from corporate and other business activities. Such decreases were partially offset by SG&A expenses in the Sports segment that increased by $0.9 million primarily from UK Elite as a result of the businesses acquired during the 2014 period and additional segment management costs.

The Company incurred an operating loss of $40.7 million in 2015 as compared to an operating loss of $23.4 million in 2014. The Company incurred goodwill and intangible asset impairment charges relating primarily to the Energy segment of $25.6 million and $36.7 million in 2015 and 2014, respectively. The operating loss before goodwill and other asset impairments was $15.0 million in 2015 as compared to operating income of $13.3 million in 2014. Operating income before goodwill and other asset impairments in the Energy segment decreased by $27.4 million primarily as a result of the decline in revenues and margins that resulted from the adverse effects the decline in energy prices had on the oil services industry. The operating loss before goodwill and other asset impairments in the Sports segment increased by $1.2 million primarily due to increased losses incurred at UK Elite of $0.6 million and additional segment management costs of $0.4 million. The operating loss from Corporate and other business activities decreased by $0.3 million.

Amortization of intangibles in 2015 decreased by $1.4 million as compared to 2014 as a result of a declining rate of amortization for the intangible assets recognized in connection with prior period acquisitions.

The Company recognized impairment charges of $25.6 million in 2015 related to the goodwill and intangible assets primarily associated with its Energy segment. The impairments resulted from the adverse effects the decline in energy prices had on the oil services industry and the projected future results of operations of the Energy segment.

Interest expense of $2.5 million in 2015 decreased by $0.7 million as compared to 2014 primarily as a result of the repayment of long-term debt.

The Company incurred an impairment charge of $59.8 million related to its marketable securities in 2015. The impairment charge resulted from the Company’s determination that certain unrealized losses in available-for-sale securities represented other-than-temporary impairments during 2015.

Other income of $14.9 million in 2015 primarily represented a gain on a non-monetary exchange of $9.3 million, investment income of $4.7 million, and realized gains on the sale of marketable securities of $5.2 million, partially offset by a loss of $2.8 million recognized upon initially accounting for an investment under the equity method of accounting at fair value, a foreign exchange loss of $0.7 million, and a loss of $0.5 million recognized on financial instrument obligations.

The Company recognized a benefit from income taxes of $6.3 million for the year ended December 31, 2015, primarily from the allowable benefit recognizable on unrealized gains on marketable securities included in other comprehensive income and from the recognition of state deferred income tax benefits.

Year ended December 31, 2014, compared with 2013

Net revenues for the year ended December 31, 2014, increased by $90.1 million as compared to 2013. Net revenues from the Company’s Energy segment increased by $82.0 million as a result of an increase of $75.5 million from Black Hawk Ltd., which business was acquired in December 2013, and an increase in revenues of $6.5 million in the Energy segment’s other operations due primarily to an increase in rig utilization for its snubbing services and an increase in revenues from its flow back services related to new equipment purchased in 2014. Net revenues from the Company’s Sports segment increased by $8.1 million primarily as a result of an increase in revenues of $6.8 million from UK Elite, which was acquired in June 2013, and an increase in revenues of $1.1 million from Baseball Heaven.

Gross profit for year ended December 31, 2014, increased by $25.9 million as compared to 2013, and as a percentage of revenue increased to 27.6% from 26.8%. Gross profit in the Energy segment increased by $22.5 million and as a percentage of revenue increased to 25.9% in 2014 from 24.7% in 2013. Gross profit in the Energy segment increased as a result of an increase of $23.4 million from Black Hawk Ltd., partially offset by a decrease in gross profit of $0.9 million in the Energy segment’s other operations. Gross profit in the Sports segment in 2014 increased by $3.4 million primarily as a result of an increase in gross profit of $2.7 million from UK Elite and an increase in gross profit of $0.6 million from Baseball Heaven.

SG&A expenses in 2014 increased by $14.3 million as compared to 2013. SG&A expenses in the Energy segment increased by $4.4 million primarily as a result of an increase of $4.0 million in costs incurred at Black Hawk Ltd. in 2014. SG&A expenses in the Sports segment increased by $3.8 million primarily as a result of costs incurred at UK Elite, including costs associated with operating the businesses acquired in the current period. SG&A expenses in corporate and other business activities increased by $6.1 million primarily as a result of increased costs incurred for services provided by affiliates of the Company and an increase in stock-based compensation expense in the 2014 period.

The Company incurred an operating loss of $23.4 million in 2014 as compared to operating income of $2.6 million in 2013 primarily as a result of the goodwill impairment charge of $36.7 million relating to the Energy segment. Operating income before goodwill impairments was $13.3 million in 2014 as compared to $2.6 million in 2013. Operating income before goodwill impairments in the Energy segment increased by $17.5 million primarily as a result of an increase of $16.8 million from Black Hawk Ltd. The operating loss in the Sports segment increased by $0.8 million primarily due to the expected seasonal losses incurred in the first half of 2014 at UK Elite with no corresponding losses in the prior year. The operating loss from Corporate and other business activities increased by $6.1 million from increased costs incurred for services provided by affiliates of the Company and an increase in stock-based compensation expense in 2014.

Amortization of intangibles in 2014 increased by $0.9 million as compared to 2013 as a result of amortization expense on the intangible assets recognized in connection with the businesses acquired by Black Hawk Ltd. and UK Elite, partially offset by a declining rate of amortization for the intangible assets recognized in connection with prior period acquisitions.

The Company recognized an impairment charge of $36.7 million in 2014 related to the goodwill associated with its Energy segment. The impairment resulted from the adverse effects the decline in energy prices had on the oil services industry and the projected future results of operations of the Energy segment.

Interest expense of $3.2 million in 2014 increased by $1.5 million as compared to 2013 primarily as a result of the borrowings under the Amended Credit Agreement being outstanding for the full year in 2014.

Other income of $7.1 million in 2014 primarily represented investment income of $6.6 million and realized gains on the sale of marketable securities of $3.8 million, partially offset by a loss of $0.6 million recognized upon initially accounting for an investment under the equity method of accounting at fair value, a foreign exchange loss of $1.1 million, and a loss of $1.8 million recognized on financial instrument obligations.

The Company recognized a benefit from income taxes of $1.3 million for the year ended December 31, 2014, primarily as a result of a foreign tax benefit of $1.7 million recognized upon the conclusion of tax examinations by a foreign tax authority.

The results of operations for the year ended December 31, 2014, included income from discontinued operations of $0.5 million primarily related to an adjustment to the outstanding obligations of Ruckus.

Liquidity and Capital Resources

Steel Energy Services’ Amended Credit Agreement provides for a borrowing capacity of $105.0 million consisting of a $95.0 million secured term loan (the “Term Loan”) and up to $10.0 million in revolving loans (the “Revolving Loans”) subject to a borrowing base of 85% of the eligible accounts receivable. At September 30, 2016, $42.9 million was outstanding under the Amended Credit Agreement, all of which represented the Term Loan, and $8.7 million was available for future borrowing under the Revolving Loans. Borrowings under the Amended Credit Agreement are collateralized by substantially all the assets of Steel Energy and its wholly-owned subsidiaries Sun Well, Rogue, and Black Hawk Ltd., and a pledge of all of the issued and outstanding shares of capital stock of Sun Well, Rogue, and Black Hawk Ltd. Borrowings under the Amended Credit Agreement are fully guaranteed by Sun Well, Rogue, and Black Hawk Ltd. The Company was in compliance with all financial covenants of the Amended Credit Agreement as of September 30, 2016.

The Company finances its operations and capital expenditure requirements from its existing cash and marketable securities balances, which at September 30, 2016, totaled $84.6 million and $80.7 million, respectively, and at December 31, 2015, totaled $31.7 million and $96.2 million, respectively. Working capital in the first nine months of 2016 increased by $21.6 million due primarily to proceeds from the sale of equity method investments of $22.9 million, an increase of $6.9 million from net investment gains, the reclassification to current assets of a $3.0 million note receivable coming due within one year, and cash generated from net losses of $3.1 million, partially offset by the acquisition of treasury shares of $11.3 million and capital expenditures of $1.6 million. Working capital in 2015 decreased by $41.8 million due primarily to a decrease of $10.9 million from a reclassification of current available-for-sale securities to non-current equity method investments, a decrease of $34.8 million from net investment losses, a decrease of $4.8 million from capital expenditures, a decrease of $23.1 million from the repayment of long-term debt, and a decrease of $4.6 million from repurchases of the Company’s common stock, partially offset by an increase of $34.3 million from the receipt of marketable securities in exchange for an investment in a limited partnership that was liquidated in 2015.

Cash flows from operating activities decreased $23.8 million in the first nine months of 2016 as compared to the 2015 period due primarily to a decrease in net collections of accounts receivable of $15.8 million, a decrease in cash generated from net losses of $9.4 million, partially offset by a decrease in payments for prepaid expenses of $1.0 million and a decrease in payments for accounts payable and accrued expenses of $0.4 million. Cash flows from operating activities of continuing operations decreased by $17.4 million in 2015 as compared to 2014 due primarily to a decrease in cash generated from net income of $31.1 million, an increase in payments for accounts payable and accrued expenses of $4.6 million, and an increase in payments for prepaid expenses of $1.6 million, partially offset by an increase in net collections of accounts receivable of $19.9 million.

During the first nine months of 2016, the Company generated $65.5 million of cash from investing activities. The Company received proceeds from sales of marketable securities, net of purchases and restricted cash, of $43.3 million, proceeds from the sale equity method investments of $22.9 million, and proceeds from the sale of equipment of $0.8 million, partially offset by $1.6 million in purchases of property and equipment. During 2015, the Company used $5.2 million of cash for investing activities primarily for purchases of property and equipment of $4.8 million.

During the first nine months of 2016, the Company used $11.3 million of cash for financing activities for the acquisition of treasury shares. During 2015, the Company used $41.5 million of cash for financing activities primarily for debt repayments on the Amended Credit Facility of $36.3 million and the acquisition of treasury shares for $4.6 million.

At September 30, 2016, the Company had $165.3 million in cash and marketable securities, exclusive of $12.4 million of restricted cash related to short sale transactions on certain financial instruments for which the Company has an obligation to deliver or purchase securities at a later date. At December 31, 2015, the Company had $127.9 million in cash and marketable securities, exclusive of $21.6 million of restricted cash related to short sale transactions on certain financial instruments for which the Company has an obligation to deliver or purchase securities at a later date.

Available-for-sale securities at September 30, 2016 and December 31, 2015, included short-term deposits, corporate debt and equity instruments, and mutual funds, and were recorded on the consolidated balance sheet at fair market value, with any related unrealized gain or loss, except for other-than-temporary impairments, reported as a component of “Accumulated other comprehensive income” in stockholders’ equity. The Company expects to realize the full value of all of its marketable securities upon maturity or sale, as it has the intent and ability to hold the securities until the full value is realized. However, the Company cannot provide any assurance that the Company’s invested cash and marketable securities will not be impacted by adverse conditions in the financial markets, which may require Steel Excel to record an impairment charge that could adversely impact Steel Excel’s financial results. In the first nine months of 2016, the Company incurred an impairment charge of $1.5 million related to its marketable securities that resulted from the Company’s determination that certain unrealized losses in available-for-sale securities represented other-than-temporary impairments in 2016. In addition, the Company maintains its cash and marketable securities with certain financial institutions, in which its balances exceed the limits that are insured by the Federal Deposit Insurance Corporation. If the underlying financial institutions fail or other adverse events occur in the financial markets, the Company’s cash balances may be impacted.

The Company believes that its cash balances will be sufficient to satisfy its anticipated cash needs for working capital and capital expenditures for at least the next twelve months. Steel Excel anticipates making additional acquisitions and investments, and it may be required to use a significant portion of the Company’s available cash balances for such acquisitions and investments or for working capital needs thereafter. The consummation of additional acquisitions, prevailing economic conditions, and financial, business and other factors beyond the Company’s control could adversely affect the Company’s estimates of the Company’s future cash requirements. As such, the Company could be required to fund its cash requirements by alternative financing. In these instances, the Company may seek to raise such additional funds through public or private equity or debt financings or from other sources. As a result, the Company may not be able to obtain adequate or favorable equity financing, if needed. Any equity financing the Company obtains may dilute existing ownership interests, and any debt financing could contain covenants that impose limitations on the conduct of Steel Excel’s business. There can be no assurance that additional financing, if needed, would be available on terms acceptable to Steel Excel or at all.

Off-balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Contractual Obligations

The Company’s contractual obligations at December 31, 2015, were as follows:

	Payments Due By Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(in thousands)
Long-term debt	$42,946	$—	$42,946	$—	$—
Interest on long-term debt (1)	3,409	1,396	2,013	—	—
Operating lease obligations	2,865	796	1,033	1,036	—
Deferred compensation	3,546	3,546	—	—	—

Total	$52,766	$5,738	$45,992	$1,036	$—

(1)	Interest on variable-rate long-term debt is an estimate based on current interest rates. Interest excludes commitment fees and non-cash amortization of debt issuance costs, which are included as components of interest expense in the consolidated statements of operations.

Critical Accounting Policies

The Company’s management must make certain estimates and assumptions in preparing the financial statements. Certain of these estimates and assumptions relate to matters that are inherently uncertain as they pertain to future events. The Company’s management believes that the estimates and assumptions used in preparing the financial statements were the most appropriate at that time, although actual results could differ significantly from those estimates under different conditions.

Note 2, “Summary of Significant Accounting Policies,” to the Company’s audited consolidated financial statements included in this prospectus/offer to exchange provides a detailed discussion of the various accounting policies of the Company. The Company believes that the following accounting policies are critical since they require subjective or complex judgments that could potentially affect the financial condition or results of operations of the Company.

Allowance for Doubtful Accounts: Steel Excel assesses the carrying value of its accounts receivable based on management’s assessment of the collectibility of specific client accounts, which includes consideration of the creditworthiness and financial condition of those specific clients. The Company also assesses the carrying value of accounts receivable balances based on other factors, including historical experience with bad debts, client concentrations, the general economic environment, and the aging of such receivables. The Company records an allowance for doubtful accounts to reduce the accounts receivable balance to the amount that is reasonably believed to be collectible. Based on the Company’s estimates, it established an allowance for doubtful accounts of $38,000 at December 31, 2015; there was no allowance for doubtful accounts at December 31, 2014. A change in the Company’s assumptions, including the creditworthiness of clients and the default rate on receivables, would result in the Company recovering an amount of the Company’s accounts receivable that differs from the current carrying value. Such difference, either positive or negative, would be reflected as a component of SG&A expense in future periods.

Marketable Securities: The Company’s marketable securities are classified as available-for-sale securities. Accordingly, marketable securities are reported at fair value with unrealized gains and losses, except for other-than-temporary impairments, recognized in stockholders’ equity as “other comprehensive income (loss)”. Declines in the fair value of securities below their amortized cost basis are evaluated to determine if the decline in value is other than temporary, with other-than-temporary declines recognized as an impairment charge. This determination requires a high degree of judgment and is based on several factors, including the length of time and extent to which fair value has been less than the cost basis, the financial condition and near-term prospects of the entity, the Company’s intent and ability to hold the corporate securities for a period of time sufficient to allow for any anticipated recovery in market value, and other factors specific to the individual security. Based on the Company’s assessment of these factors, the Company incurred a marketable securities impairment charges of $59.8 million and $1.5 million for the year ended December 31, 2015, and the nine months ended September 30, 2016, respectively. A change in any one of the aforementioned factors could result in additional other-than-temporary impairment charges in future periods, which could have an adverse effect on the Company’s results of operations.

Fair Value Measurements: Certain of the Company’s assets and liabilities, primarily marketable securities, certain equity-method investments, and financial instrument obligations are reported at their estimated fair value. The Company estimates the fair value of such assets and liabilities based on quoted market prices (Level 1), quoted prices of similar instruments with an active market (Level 2), or prices obtained from funds statements or from third-party pricing services (Level 3). Securities valued as Level 2 and Level 3 securities consist primarily of marketable securities that are classified as “available for sale” securities, with changes in fair value recognized in stockholders’ equity as “other comprehensive income (loss)”. A change in the Company’s assumptions, including obtaining quoted market prices for specific securities valued as a Level 2 or Level 3 securities or obtaining quoted prices of similar securities with an active market for securities valued as a Level 3 security, would result in a fair value of such securities that differs from the previously estimated fair value. Such difference, either positive or negative, would be reflected as an increase or decrease in the carrying value of such securities.

Valuation of Long-Lived Assets: The Company reviews the carrying value of its property and equipment and other long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability is assessed by comparing the carrying value of the assets to the future undiscounted cash flows the assets are expected to generate. If it is determined that the carrying amount is not recoverable, an impairment charge is recognized equal to the amount by which the carrying value of the asset exceeds its fair market value. The adverse effect on the Energy business of declining oil prices resulted in the need for the Company to assess the recoverability of certain of its finite-lived intangible assets and property and equipment. In 2015, the undiscounted cash flows expected to be generated by such assets in one of the operations in the Energy business did not exceed their carrying value. Accordingly, the Company recognized an impairment charge on such long-lived assets of $7.4 million in 2015. For the other operations in the Energy business in 2015 and for all operations in the Energy business in 2014, the undiscounted cash flows expected to be generated by the long-lived assets exceeded their carrying value, and therefore the Company has not recognized any impairment charges on such long-lived assets. A change in the Company’s business climate in future periods, including a general downturn in one of the Company’s businesses, could lead to a required assessment of the recoverability of the Company’s long-lived assets, which may subsequently result in an impairment charge.

Impairment of Goodwill: The Company assesses the carrying value of goodwill for impairment by comparing the carrying value of underlying businesses to their fair values. The Company is required to test goodwill for impairment at least annually, and more frequently if an event occurs or circumstances change to indicate that an impairment may have occurred. The Company performs its annual goodwill impairment test during the fourth quarter of each year. Steel Excel estimated the fair value of the operations in its Energy business based on valuations, which relied on certain assumptions it made including projections of future revenues based on assumed long-term growth rates, estimated costs, and the appropriate discount rates. The estimates the Company used for long-term revenue growth and future costs are based on historical data, various internal estimates, and a variety of external sources, and were developed as part the Company’s long-range assessment of its Energy business given the recent developments in the oil services industry. Based primarily on the use of these assumptions in estimating the fair value of the operations in the Energy business, the Company incurred goodwill impairment charges of $18.3 million and $36.7 million in 2015 and 2014, respectively. After the impairment charges, the carrying value of the goodwill in the Energy business was $10.6 million at December 31, 2015. A change in the Company’s assumptions, including lower long-term growth rates, higher operating costs, or higher discount rates could cause a change in the estimated fair value of the operations in the Energy business, and therefore could result in an additional impairment of goodwill, which would have an adverse effect on the Company’s results of operations.

Stock-Based Compensation: The amount of stock-based compensation expense to be recognized on stock options and restricted shares granted to employees and non-employee directors is based on their fair value on the grant date. The Company determines the fair value of restricted share awards based on the market price of the Company’s common stock on the date of grant; Steel Excel determines the fair value of stock option awards using the Black-Scholes pricing model. The Company must make certain assumptions in determining the fair value of the stock option awards, including the volatility of its common stock, the future dividend yield on its common stock, and the term over which equity awards will remain outstanding. In addition, the Company must make certain assumptions regarding the rate at which options will be forfeited to estimate the service period that will be completed by the holders of stock options. Any deviation in the actual volatility of the Company’s common stock, the actual dividend yield, and the actual early exercise behavior of holders of stock options from that assumed in estimating the fair value of the awards will not result in a change in the amount of compensation expense recognized, but will result in the actual value realized by the holder of the award to be different from the amount of compensation expense recognized. Any deviation in the actual forfeitures of non-vested stock options during the service period from that assumed will result in a change to the amount of compensation expense recognized, either as additional compensation expense or a reversal of previously recognized compensation expense in the period of change.

Income Taxes: The Company makes certain assumptions and judgments in determining income tax expense for financial reporting purposes. These include estimates of taxable income for the current and future periods, the timing of utilization of tax benefits, the amount of business the Company will conduct in the jurisdictions in which the Company operates, and the applicable tax rates. The Company also must make certain judgments in assessing the likelihood that certain tax positions will be sustained upon examination, including those in foreign jurisdictions. A change in these assumptions would result in a change in Steel Excel’s tax provision for financial reporting purposes in future periods and could result in the Company’s cash payments for taxes to be more or less than originally estimated.

The Company assesses the recoverability of its deferred tax assets based on its historical taxable income and estimates of future taxable income. In estimating Steel Excel’s future taxable income, the Company has to make various assumptions about its future operating performance, including assumptions regarding the energy industry. The Company believes that it was more likely than not that the benefit associated with the deferred tax assets will not be fully realized in future periods. Accordingly, a valuation allowance in the amount of $93.4 million and $78.0 million at December 31, 2015 and 2014, respectively, was established to reserve against the carrying value of certain of the Company’s deferred tax assets. A change in the assumptions, including better or worse operating performance than projected, could result in a change in the amount of deferred tax assets that will be recovered, and therefore could result in a reduction or increase to the valuation allowance established at December 31, 2015. Such an adjustment would be reflected as a component of the provision for income taxes in the period of the adjustment.

Contingent Liabilities: The Company is subject to subject to litigation or claims that arise in the normal course of business. The Company is also subject to multiple federal, state, and local laws and regulations pertaining to worker safety, the handling of hazardous materials, transportation standards, and the environment. The Company assessed its potential exposure to legal and environmental claims based on the facts and circumstances and its knowledge of any potential exposure. Based on such assessments the Company has not recognized a contingent liability for environmental or legal claims. A change in assumptions could result in Steel Excel being deemed liable for certain such matters, which would be result in additional expense and an increased liability.

Recent Accounting Pronouncements

In January 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-01, Financial Instruments — Overall (Subtopic 825-10), which eliminates the requirement to classify equity securities with readily determinable market values as either available-for-sale securities and trading securities, and requires that equity investments, other than those accounted for under the traditional equity method of accounting, be measured at their fair value with changes in fair value recognized in net income. Equity investments that do not have readily determinable market values may be measured at cost, subject to an assessment for impairment. ASU 825-10 also requires enhanced disclosures about such equity investments. ASU No. 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption prohibited. Upon adoption, a reporting entity should apply the provisions of ASU 2016-01 by means of a cumulative effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The Company is evaluating the potential impact on its consolidated financial statements of adopting ASU 2016-01.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires, among other things, a lessee to recognize a liability representing future lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term. For operating leases, a lessee will be required to recognize at inception a right-of-use asset and a lease liability equal to the net present value of the lease payments, with lease expense recognized over the lease term on a straight-line basis. For leases with a term of twelve months or less, ASU No. 2016-02 allows a reporting entity to make an accounting policy election to not recognize a right-of-use asset and a lease liability, and to recognize lease expense on a straight-line basis. ASU No. 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. Upon adoption, a reporting entity should apply the provisions of ASU No. 2016-02 at the beginning of the earliest period presented using a modified retrospective approach, which includes certain optional practical expedients that an entity may elect to apply. The Company is evaluating the potential impact on its consolidated financial statements of adopting ASU No. 2016-02.

In March 2016, the FASB issued ASU No. 2016-07, Investments — Equity Method and Joint Ventures (Topic 323), which eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. ASU No. 2016-07 also requires that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. ASU No. 2016-07 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, and should be applied prospectively. Earlier application is permitted. The Company does not expect the adoption of ASU No. 2016-07 to have a material effect on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, treatment of forfeitures, and classification on the statement of cash flows. ASU No. 2016-09 is effective for public companies for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early application is permitted. The Company does not expect the adoption of ASU No. 2016-07 to have a material effect on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), in April 2016, issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, and in May 2016, issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, all three of which modify certain aspects of the proposed guidance under ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU No. 2016-08, ASU No. 2016-10, and ASU No. 2016-12 are all effective upon the effective date of ASU No. 2014-09. The Company continues to evaluate the potential impact on its consolidated financial statements of adopting ASU No. 2014-09, including the potential impact of ASU No. 2016-08, ASU No. 2016-10, and ASU No. 2016-12.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends existing guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. ASU No. 2016-13 requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected, with any write-down reflected in a valuation account that is deducted from the amortized cost basis of the financial assets. For available-for-sale debt securities, ASU No. 2016-13 requires that credit losses be presented as an allowance rather than as a write-down. ASU No. 2016-13 is effective for public companies for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company does not expect the adoption of ASU No. 2016-13 to have a material effect on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. ASU No. 2016-15 is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early application is permitted. The Company does not expect the adoption of ASU No. 2016-15 to have a material effect on its consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU No. 2016-18 is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early application is permitted. The Company does not expect the adoption of ASU No. 2016-18 to have a material effect on its consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

The Company is exposed to interest rate risk in connection with the Company’s borrowings under a credit facility that aggregated $42.9 million at September 30, 2016 and December 31, 2015. Interest

rates on funds borrowed under the credit facility vary based on changes to the prime rate, LIBOR, or the Federal Funds Rate. A change in interest rates of 1.0% would result in an annual change in income before taxes of $0.4 million based on the outstanding balance under the credit facility at September 30, 2016 and December 31, 2015.

The Company is also exposed to interest rate risk related to certain of the Company’s investments in marketable securities. At September 30, 2016 and December 31, 2015, the Company’s marketable securities aggregated $80.7 million and $96.2 million, respectively, of which $19.3 million and $25.3 million, respectively, represented corporate obligations that pay a fixed rate of interest and are reported at fair value. A change in interest rates would result in a change in the value of such securities in future periods. Although a change in interest rates in future periods will not affect the amount of interest income earned on the specific securities held at September 30, 2016 and December 31, 2015, a change in interest rates of 1.0% would result in an annual change in income before taxes of $0.2 million and $0.3 million, respectively, in future periods if comparable amounts were invested in similar securities.

Equity Price Risk

The Company is exposed to equity price risk related to certain of the Company’s investments in marketable securities. At September 30, 2016 and December 31, 2015, the Company’s marketable securities aggregated $80.7 million and $96.2 million, respectively, of which $61.5 million and $70.9 million, respectively, represented corporate equities and mutual funds that are reported at fair value, and the Company’s investments in equity-method investees accounted for using the fair value option aggregated $6.2 million and $22.0 million, respectively. In addition, the Company’s financial instrument obligations aggregated $12.4 million and $21.6 million at September 30, 2016 and December 31, 2015, respectively. A change in the equity price of the marketable securities or equity method investments or in the equity price of the securities underlying the financial instrument obligations would result in a change in value of such securities and obligations in future periods.

Foreign Currency Exchange Risk

The Company holds certain investments denominated in a currency other than the United States dollar. The Company also holds assets and has legacy obligations in foreign countries even though the Company no longer has any operations outside of the United States. Changes in foreign currency exchange rates can have an impact on the Company’s results of operations since the Company translates foreign currencies into United States dollars for financial reporting purposes. Changes in foreign currency exchange rates would also result in changes in the value received or paid in United States dollars for the assets and obligations denominated in a foreign currency.

Financial Statements and Supplementary Data

See financial statements beginning on page F-1 of this prospectus/offer to exchange.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of Steel Excel’s management, including Steel Excel’s Vice Chairman and its Chief Financial Officer (“CFO”), the Company conducted an evaluation of its disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), as of September 30, 2016. Based upon that evaluation, the Company’s Vice Chairman and its CFO have concluded that the design and operation of Steel Excel’s disclosure controls and procedures were effective to provide reasonable assurance that the information required to be disclosed by Steel Excel (i) is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and (ii) is accumulated and communicated to Steel Excel’s management, including its Vice Chairman and CFO, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

There has been no change in Steel Excel’s internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during the nine-month period ended September 30, 2016 or the twelve-month period ended December 31, 2015, that has materially affected, or is reasonably likely to materially affect, Steel Excel’s internal control over financial reporting.

Inherent Limitations on Effectiveness of Controls

A control system, no matter how well conceived and operated, can only provide reasonable assurance that the objectives of the control system are met. Because of these inherent limitations, no evaluation of Steel Excel’s disclosure controls and procedures or its internal control over financial reporting will provide absolute assurance that misstatements due to error or fraud will not occur.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF STEEL EXCEL

The following table presents certain information regarding the beneficial ownership of Steel Excel common stock as of January 5, 2017, by (a) each beneficial owner of 5% or more of Steel Excel outstanding common stock known to Steel Excel, (b) each of Steel Excel’s directors, (c) each of Steel Excel’s “named executive officers” and (d) all of Steel Excel’s current directors and executive officers as a group.

The percentage of beneficial ownership for the table is based on 10,296,620 shares of Steel Excel common stock outstanding as of January 5, 2017. To the Company’s knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of Steel Excel common stock. Unless otherwise indicated in the footnotes to the table below, each beneficial owner listed below maintains a mailing address of c/o Steel Excel Inc., 590 Madison Avenue, 32nd Floor, New York, New York 10022.

The number of shares beneficially owned by each stockholder is determined under SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of Steel Excel common stock over which the stockholder has sole or shared voting or investment power and those shares of common stock that the stockholder has the right to acquire within 60 days after January 5, 2017, including through the exercise of an option or vesting of a restricted share. The “Percentage of Shares Outstanding” column treats as outstanding all shares underlying options that are exercisable or restricted stock that vest within 60 days after January 5, 2017, held by the directors and named executive officers individually and as a group, but not shares underlying equity awards that are exercisable by other stockholders.

	Steel Excel Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares(1)	Percentage of Shares Outstanding
Directors and Named Executive Officers:
Jack L. Howard (2)	70,743	*
Warren G. Lichtenstein	153,676	1.5%
John Mutch	40,726	*
Robert J. Valentine	31,551	*
Douglas B. Woodworth	—
Directors and executive officers as a group (5 persons)	299,696	2.9%
5% Stockholders:
SPH Group Holdings, LLC (3)	6,611,799	64.2%
Dimensional Fund Advisors, L.P. (4)	817,414	7.9%
GAMCO Investors, Inc. et al (5)	1,264,683	12.3%
Wells Fargo & Company (6)	903,161	8.8%

*	Less than 1% ownership.

(1)	Includes the following shares that may be acquired upon exercise of stock options or vesting of restricted shares granted under the Company’s equity incentive plans:

Name	Number of Shares Subject to Options or Restricted Shares
Jack L. Howard	27,000
Warren G. Lichtenstein	53,250
John Mutch	15,820
Robert J. Valentine	12,070

(2)	Mr. Howard sold 3,000 shares in an open market transaction on December 29, 2016 at a price of $14.70 per share.
(3)	Based on information contained in Amendment No. 40 to the Schedule 13D filed on April 25, 2016, SPH Group Holdings, LLC (“SPHG Holdings”) directly owns 6,611,799 shares of the Company’s common stock. SPH Group LLC (“SPHG”) is the sole member of SPHG Holdings and Steel Holdings owns 99% of the membership interests of SPHG. Steel Holdings GP is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. Steel Holdings, SPHG and Steel Holdings GP disclaim beneficial ownership of the shares owned by SPHG Holdings except to the extent of their pecuniary interest therein. SPHG Holdings’ address is 590 Madison Avenue, 32 Floor, New York, New York 10022.
(4)	Based solely on information contained in Amendment No. 8 to the Schedule 13G filed by Dimensional Fund Advisors, L.P. a Delaware limited partnership (“Dimensional”) with the SEC on February 9, 2016. Dimensional reported that it had sole voting power with respect to 814,664 shares and sole dispositive power with respect to 817,414 shares. In its filing, Dimensional states that it is an investment adviser under Section 203 of the Investment Advisers Act of 1940, which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (these investment companies, trusts and accounts are collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser and/or manager to certain Funds. In its role as investment adviser, sub-adviser and/or manager, neither Dimensional nor its subsidiaries possesses voting and/or investment power over the shares held by the Funds. However, all shares reported are owned by the Funds. Dimensional, on behalf of itself and its subsidiaries, disclaims beneficial ownership of the shares. Dimensional’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(5)	Based solely on information contained in Amendment No. 12 to the Schedule 13D filed by GAMCO Investors, Inc. et al with the SEC on December 22, 2016. GAMCO Asset Management Inc. reported that it had sole voting and dispositive power with respect to 565,982 shares. Gabelli Funds, LLC reported that it had sole voting and dispositive power with respect to 242,000 shares. GGCP, Inc. reported that it had sole voting and dispositive power with respect to 4,000 shares. Teton Advisors, Inc. reported that it had sole voting and dispositive power with respect to 443,501 shares. Associated Capital Group, Inc. reported that it had sole voting and dispositive power with respect to 9,200 shares. The address of these parties other than GGCP is One Corporate Center, Rye, New York 10580-1435. The address of GGCP is 140 Greenwich Avenue, Greenwich, CT 06830.
(6)	Based solely on information contained in the Schedule 13G filed by Wells Fargo & Company et al with the SEC on January 29, 2016. Wells Fargo & Company reported that it had shared voting and dispositive power with respect to 903,161 shares. Wells Capital Management Incorporated reported that it had shared voting and dispositive power with respect to 850,961 shares. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104. The address of Wells Capital Management Incorporated is 525 Market St, 10th Floor, San Francisco, CA 94105.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based upon the historical financial statements of SPLP, after giving effect to (1) the acquisition by HNH of JPS, which occurred on July 2, 2015, (2) the acquisition by HNH of SLI, which occurred on June 1, 2016 and (3) the proposed acquisition of the remaining minority interest in Steel Excel not already owned by SPLP or any of its affiliated entities.

•	The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2015 combines the historical consolidated statements of operations of SPLP, JPS and SLI, and illustrates the effect of the proposed Steel Excel transaction as if the JPS, SLI and proposed Steel Excel transactions had occurred on January 1, 2015.

•	The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2016 combines the historical consolidated statements of operations of SPLP and SLI, and illustrates the effect of the proposed Steel Excel transaction as if the SLI acquisition and proposed Steel Excel transaction had occurred on January 1, 2015.

•	The unaudited pro forma condensed combined balance sheet as of September 30, 2016 has been prepared to illustrate the effect of the proposed Steel Excel transaction as if it had occurred on September 30, 2016.

The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the transactions, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results. The unaudited pro forma condensed combined financial information should be read in conjunction with the:

•	separate historical financial statements of SPLP as of and for the year ended December 31, 2015 and the related notes, which are incorporated by reference in this document;

•	separate historical financial statements of JPS as of and for the six months ended May 2, 2015 and May 3, 2014 and the related notes included in JPS’s financial statements as of and for the six months ended May 2, 2015, which are incorporated by reference in this document;

•	separate historical financial statements of SLI as of and for the year ended December 31, 2015 and the related notes included in SLI’s Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated by reference in this document;

•	separate historical financial statements of Steel Excel as of and for the year ended December 31, 2015 and the related notes, which are included in this document;

•	separate historical financial statements of SPLP as of and for the nine months ended September 30, 2016 and the related notes, which are incorporated by reference in this document;

•	separate historical financial statements of SLI as of and for the three months ended March 31, 2016 and the related notes, which are incorporated by reference in this document; and

•	separate historical financial statements of Steel Excel as of and for the nine months ended September 30, 2016 and the related notes, which are included in this document.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what SPLP’s financial position or results of operations actually would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of SPLP.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for the JPS and SLI acquisitions under existing U.S. generally accepted accounting principles (“U.S. GAAP”), which are subject to change and interpretation. The acquisition accounting for the SLI acquisition is subject to finalization of the valuations of certain acquired assets and liabilities. Accordingly, the pro forma adjustments included herein are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information, and may be revised as additional information becomes available and as additional analyses are performed. Differences between the preliminary estimates reflected in these unaudited pro forma condensed combined financial statements and the final acquisition accounting will likely occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

Also, the unaudited pro forma condensed combined financial information does not fully reflect the cost savings, operating synergies or revenue enhancements that SPLP may achieve as a result of the proposed Steel Excel transaction and HNH’s acquisitions of JPS and SLI, the costs to integrate the operations of JPS and SLI or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

STEEL PARTNERS HOLDINGS L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2015

(in thousands, except common unit and per common unit data)	SPLP	JPS			SLI			Proposed Steel Excel Transaction		SPLP
	Historical	Historical	Pro Forma Adjust ments (Note 5)		Historical	Pro Forma Adjust ments (Note 6)		Pro Forma Adjust ments (Note 7)		Pro Forma Combined
Revenue:
Diversified industrial net sales	$763,009	$78,734	$—		$199,862	$—		$—		$1,041,605
Energy net revenue	132,620	—	—		—	—		—		132,620
Financial services revenue	69,430	—	—		—	—		—		69,430
Investment and other income	711	—	—		—	—		—		711
Net investment gains	32,267	—	—		—	—		—		32,267

Total revenue	998,037	78,734	—		199,862	—		—		1,276,633

Costs and expenses:
Cost of goods sold	670,047	65,165	2,255	(a)	135,044	(74	) (a)	—		872,437
Selling, general and administrative expenses	230,199	10,446	(2,074	) (b)	49,756	8,104	(b)	—		296,431
Goodwill impairment	19,571	—	—		—	—		—		19,571
Asset impairment charges	68,092	—	—		—	—		—		68,092
Finance interest expense	1,450	—	—		—	—		—		1,450
Recovery of loan losses	(50)	—	—		—	—		—		(50)
Interest expense	8,862	184	648	(c)	289	3,508	(c)	3,810	(a)	17,301
Realized and unrealized gain on derivatives	(588)	—	—		—	—		—		(588)
Other income, net	(22,915)	—	—		(304)	—		—		(23,219)

Total costs and expenses	974,668	75,795	829		184,785	11,538		3,810		1,251,425

Income from continuing operations before income taxes, equity method income (loss) and investments held at fair value	23,369	2,939	(829)		15,077	(11,538)		(3,810)		25,208
Income tax (benefit) provision	(78,719)	1,081	(321	) (d)	4,379	(4,473	) (d)	—		(78,053)

Income (loss) from equity method investments and investments held at fair value:
Loss of associated companies, net of taxes	(34,931)	—	(5,429	) (e)	—	7,083	(e)	—		(33,277)
Income from other investments - related party	361	—	—		—	—		—		361
Income from investments held at fair value	2,793	—	—		—	—		—		2,793

Net income from continuing operations	70,311	1,858	(5,937)		10,698	18		(3,810)		73,138
Net loss (income) from continuing operations attributable to noncontrolling interests in consolidated entities	10,875	—	(405	) (f)	—	(1,235	) (f)	(37,247	) (b)	(28,012)

Net income from continuing operations attributable to common unitholders	$81,186	$1,858	$(6,342)		$10,698	$(1,217)		$(41,057)		$45,126

Net income per common unit - basic:
Net income from continuing operations attributable to common unitholders - basic	$2.97									$1.65

Net income per common unit - diluted:
Net income from continuing operations attributable to common unitholders - diluted	$2.96									$1.64

Weighted average number of common units outstanding - basic	27,317,974									27,317,974
Weighted average number of common units outstanding - diluted	27,442,308									27,442,308

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

STEEL PARTNERS HOLDINGS L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016

(in thousands, except common unit and per common unit data)	SPLP	SLI			Proposed Steel Excel Transaction		SPLP
	Historical	Historical	Pro Forma Adjustments (Note 6)		Pro Forma Adjustments (Note 7)		Pro Forma Combined
Revenue:
Diversified industrial net sales	$722,399	$83,621	$—		$—		$806,020
Energy net revenue	68,868	—	—		—		68,868
Financial services revenue	53,777	—	—		—		53,777
Investment and other income	791	—	—		—		791

Total revenue	845,835	83,621	—		—		929,456

Costs and expenses:
Cost of goods sold	590,814	55,941	(1,307	) (a)	—		645,448
Selling, general and administrative expenses	198,779	25,887	(3,426	) (b)	(233	) (c)	221,007
Asset impairment charges	11,527	—	—		—		11,527
Finance interest expense	1,832	—	—		—		1,832
Provision for loan losses	919	—	—		—		919
Interest expense	7,390	196	1,462	(c)	2,858	(a)	11,906
Realized and unrealized loss on derivatives	814	—	—		—		814
Other income, net	(7,220)	(357)	—		—		(7,577)

Total costs and expenses	804,855	81,667	(3,271)		2,625		885,876

Income from continuing operations before income taxes, equity method loss and investments held at fair value	40,980	1,954	3,271		(2,625)		43,580
Income tax provision	18,357	1,751	1,268	(d)	—		21,376

Income/(loss) from equity method investments and investments held at fair value
Income of associated companies, net of taxes	2,729	—	(8,078	) (e)	—		(5,349)
Loss from investments held at fair value	(80)	—	—		—		(80)

Net income from continuing operations	25,272	203	(6,075)		(2,625)		16,775
Net income from continuing operations attributable to noncontrolling interests in consolidated entities	(3,269)	—	(706	) (g)	(1,063	) (b)	(5,038)

Net income from continuing operations attributable to common unitholders	$22,003	$203	$(6,781)		$(3,688)		$11,737

Net income per common unit - basic and diluted:
Net income from continuing operations attributable to common unitholders	$0.83						$0.44

Weighted average number of common units outstanding - basic	26,421,116						26,421,116
Weighted average number of common units outstanding - diluted	26,434,636						26,434,636

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

STEEL PARTNERS HOLDINGS L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2016

(in thousands)	SPLP	Proposed Steel Excel Transaction		SPLP
	Historical	Pro Forma Adjustments (Note 7)		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$328,339	$(2,086	) (d)	$326,253
Restricted cash	12,446	—		12,446
Marketable securities	67,290	—		67,290
Trade and other receivables, net of allowance for doubtful accounts of $2,863	170,236	—		170,236
Receivables from related parties	335	—		335
Loans receivable, including loans held for sale of $107,318, net	115,599	—		115,599
Inventories, net	127,619	—		127,619
Prepaid expenses and other current assets	23,883	—		23,883
Assets held for sale	2,549	—		2,549

Total current assets	848,296	(2,086)		846,210
Long-term loans receivable, net	75,100	—		75,100
Goodwill	191,397	—		191,397
Other intangible assets, net	235,737	—		235,737
Deferred tax assets	178,221	—		178,221
Other non-current assets	26,020	—		26,020
Property, plant and equipment, net	263,937	—		263,937
Long-term investments	114,905	—		114,905

Total Assets	$1,933,613	$(2,086)		$1,931,527

LIABILITIES AND CAPITAL
Current liabilities:
Accounts payable	$90,656	$—		90,656
Accrued liabilities	69,885	—		69,885
Financial instruments	12,446	—		12,446
Deposits	66,782	—		66,782
Payables to related parties	755	—		755
Short-term debt	1,237	—		1,237
Current portion of long-term debt	3,622	—		3,622
Other current liabilities	15,846	3,922	(e)	19,768
Liabilities of discontinued operations	450	—		450

Total current liabilities	261,679	3,922		265,601
Long-term deposits	223,134	—		223,134
Long-term debt	418,105	—		418,105
Redeemable preferred units	—	63,504	(f)	63,504
Accrued pension liabilities	263,779	—		263,779
Deferred tax liabilities	2,904	—		2,904
Other liabilities	11,052	—		11,052

Total Liabilities	1,180,653	67,426		1,248,079

Commitments and Contingencies	—	—		—
Capital:
Partners’ capital	636,388	20,374	(g)	656,762
Accumulated other comprehensive loss	(50,818)	(625	) (h)	(51,443)

Total Partners’ Capital	585,570	19,749		605,319
Noncontrolling interests in consolidated entities	167,390	(89,261	) (i)	78,129

Total Capital	752,960	(69,512)		683,448

Total Liabilities and Capital	$1,933,613	$(2,086)		$1,931,527

STEEL PARTNERS HOLDINGS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, except unit and per unit data)

1. DESCRIPTION OF TRANSACTIONS

JPS Acquisition

Effective July 2, 2015, Handy & Harman Group Ltd. (“H&H Group”), a wholly owned subsidiary of HNH, completed the acquisition of JPS pursuant to an agreement and plan of merger, dated as of May 31, 2015, by and among HNH, H&H Group, HNH Group Acquisition LLC, a Delaware limited liability company and a subsidiary of H&H Group (“H&H Acquisition Sub”), HNH Group Acquisition Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of H&H Acquisition Sub (“Sub”), and JPS. JPS is a manufacturer of mechanically formed glass and aramid substrate materials for specialty applications in a wide expanse of markets requiring highly engineered components. At the effective time of the Merger (as defined below), Sub was merged with and into JPS (“Merger”), with JPS being the surviving corporation in the Merger, and each outstanding share of JPS common stock (other than shares held by HNH and its affiliates, including SPH Group Holdings LLC (“SPH Group Holdings”), a subsidiary of SPLP, and a significant stockholder of JPS), was converted into the right to receive $11.00 in cash. The total merger consideration was $114,493 which represents the aggregate cash merger consideration of $70,255 and the fair value of SPLP’s previously held interest in JPS of $44,238. The cash consideration was funded by H&H Group and SPH Group Holdings. SPH Group Holdings’ funding of the aggregate merger consideration totaled approximately $4,510, with the remainder funded by H&H Group financed through additional borrowings under HNH’s senior secured revolving credit facility.

As a result of the closing of the Merger, JPS was indirectly owned by both H&H Group and SPH Group Holdings. Following the expiration of the 20-day period provided in Section 262(d)(2) of the Delaware General Corporation Law for JPS stockholders to exercise appraisal rights in connection with the Merger, and in accordance with an exchange agreement, dated as of May 31, 2015, by and between H&H Group and SPH Group Holdings, on July 31, 2015, HNH issued (“Issuance”) to H&H Group 1,429,407 shares of HNH’s common stock with a value of $48,700 and, following the Issuance, H&H Group exchanged (“Exchange”) those shares of HNH common stock for all shares of JPS common stock held by SPH Group Holdings. As a result of the Exchange, H&H Group owned 100% of JPS and merged JPS with and into its wholly-owned subsidiary, HNH Acquisition LLC, a Delaware limited liability company, which was the surviving entity in the merger and was renamed JPS Industries Holdings LLC.

SLI Acquisition

On April 6, 2016, HNH entered into a definitive merger agreement with SLI, pursuant to which it commenced a cash tender offer to purchase all of the outstanding shares of SLI’s common stock, at a purchase price of $40.00 per share in cash (“Offer”). SLI designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic equipment, and custom gears and gearboxes that are used in a variety of medical, commercial and military aerospace, computer, datacom, industrial, architectural and entertainment lighting, and telecom applications. Consummation of the Offer was subject to certain conditions, including the tender of a number of shares that constituted at least (1) a majority of SLI’s outstanding shares and (2) 60% of SLI’s outstanding shares not owned by HNH or any of its affiliates, as well as other customary conditions. SPLP beneficially owned approximately 25.1% of SLI’s outstanding shares.

On June 1, 2016, the conditions noted above as well as all other conditions to the Offer were satisfied, and HNH successfully completed its tender offer through a wholly owned subsidiary. Pursuant to the terms of the merger agreement, the wholly-owned subsidiary merged with and into SLI, with SLI being the surviving corporation (“Merger”). Upon completion of the Merger, SLI became a wholly owned subsidiary of HNH.

The total merger consideration was approximately $161,985, excluding related transaction fees and expenses. The merger consideration represents the aggregate cash merger consideration of approximately $122,191 paid by HNH to non-affiliates and the fair value of SPLP’s previously held interest in SLI of approximately $39,794. All of the funds necessary to consummate the Offer, the Merger and to pay related fees and expenses were financed with additional borrowings under HNH’s senior secured revolving credit facility.

Proposed Steel Excel Transaction

On December 7, 2016, SPLP signed a definitive agreement to acquire all of the remaining shares it does not own of Steel Excel. Prior to the transaction, SPLP beneficially owns approximately 64% of Steel Excel’s outstanding shares. Under the agreement, SPLP will commence an exchange offer to acquire all of the outstanding shares of Steel Excel’s common stock (not owned by SPLP or any of its affiliated entities) for newly issued preferred units of SPLP (see Note 4 — “Issuance of Steel Partners Preferred Units” for additional information).

2. BASIS OF PRESENTATION

The pro forma financial statements were prepared using the SPLP, JPS and SLI historical financial statements as of the dates and for the periods referred to in the introduction above. In addition to presenting the impacts of the JPS and SLI acquisitions, these pro forma financial statements have been prepared to illustrate the effect of the proposed transaction to acquire all of the remaining shares that SPLP does not own of Steel Excel. Related to the JPS and SLI acquisitions, the unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of JPS and SLI. The presentation of certain items in the JPS and SLI historical financial statements have been conformed to the SPLP presentation for purposes of the unaudited pro forma condensed combined financial information.

The acquisition method of accounting under existing U.S. GAAP requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, the consideration transferred is measured at the closing date of the acquisition at the then-current market price. Accordingly, the assets acquired and liabilities assumed from JPS and SLI have been recorded as of the completion of the acquisition at their respective fair values and added to those of HNH and SPLP. The acquisition accounting for the SLI acquisition is subject to finalization of the valuations of certain acquired assets and liabilities. Financial statements and reported results of operations of SPLP issued after completion of the acquisitions reflect these values, but have not been retroactively restated to reflect the historical financial position or results of operations of JPS and SLI.

Acquisition-related transaction costs (e.g., advisory, legal, valuation, and other professional fees) and certain acquisition-related restructuring charges impacting the acquired company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred (see Note 5 — “Pro Forma Adjustments - JPS Acquisition” and Note 6 — “ Pro Forma Adjustments - SLI Acquisition” for additional information). The unaudited pro forma condensed combined financial statements do not reflect any restructuring and integration charges which may be incurred in connection with HNH’s acquisitions of JPS and SLI. Any such costs will be expensed as incurred.

3. ACQUISITION OF NONCONTROLLING INTEREST

In accordance with Accounting Standards Codification (“ASC”) No. 810, Consolidation, changes in a parent’s ownership interest where the parent retains a controlling financial interest in its subsidiary will be accounted for as equity transactions. Therefore, remeasurement of assets and liabilities of previously controlled and consolidated subsidiaries is not permitted. The carrying amount of the noncontrolling interest is adjusted to reflect the change in SPLP’s ownership interest in Steel Excel. The difference between the fair value of the consideration paid and the amount by which the noncontrolling interest is adjusted has been recognized in equity attributable to SPLP.

4. ISSUANCE OF SPLP PREFERRED UNITS

Pursuant to the agreement, SPLP will commence an exchange offer to acquire all of the outstanding shares of Steel Excel stock not already owned by SPLP or any of its affiliated entities for newly issued SPLP preferred units. As a result, the pro forma adjustments (see Note 7 — “Pro Forma Adjustments — Proposed Steel Excel Transaction”) related to the issuance of the SPLP preferred units reflect the issuance of approximately 2,540,154 SPLP preferred units with an aggregate value of approximately $63,504.

The SPLP preferred units have a liquidation value of $25.00 per unit and they entitle the holders to a 6.0% per annum cumulative quarterly cash or in kind (or a combination) distribution. The SPLP preferred units have a term of nine years and are redeemable at any time at SPLP’s option at the liquidation value, plus any accrued and unpaid distributions (payable in cash or common units of SPLP, or a combination of both, at SPLP’s discretion). If redeemed in common units, the number of common units to be issued will be equal to the liquidation value of $25.00 per unit divided by the volume weighted average price of the common units for 60 days prior to the redemption.

In addition, the holders can require SPLP to repurchase up to 525,000 of the SPLP preferred units, in cash on a pro rata basis, on the third anniversary of the original issuance date, reduced by any preferred units called for redemption by SPLP, in cash on a pro rata basis, prior to that time. The SPLP preferred units have no voting rights, except that holders of the preferred units have certain voting rights in limited circumstances relating to the election of directors following the failure to pay six quarterly distributions.

The SPLP preferred units are being accounted for as a liability in accordance with ASC No. 480, Distinguishing Liabilities From Equity, because they have an unconditional obligation to be redeemed for cash or by issuing a variable number of SPLP common units for a monetary value of $25.00 that is fixed and known at inception.

5. PRO FORMA ADJUSTMENTS — JPS ACQUISITION

(a)	To record an estimate of the additional depreciation expense related to the preliminary estimated fair value adjustment to property, plant and equipment acquired.

(b)	To record the following adjustments:

Year ended December 31, 2015
Eliminate HNH’s advisory, legal, regulatory and valuation costs, which are non-recurring (1)	$(679)
Eliminate JPS’s acquisition-related transaction costs which are non-recurring (1)	(1,890)
Adjustment to amortization expense for estimated intangible asset amortization (2)	495

Total	$(2,074)

(1)	These costs are directly attributable to the acquisition of JPS and are not expected to have a continuing impact on the combined results of SPLP and JPS.
(2)	Details of the adjustment to amortization expense are as follows:

Year ended December 31, 2015
Estimated amortization expense of trade names (estimated to be $4,420 over useful life of 10 years on a straight-line basis)	$221
Estimated amortization expense of customer relationships (estimated to be $3,700 over useful life of 15 years using the double-declining balance method)	214
Estimated amortization expense of other intangibles (estimated to be $1,800 over useful life of 15 years on a straight-line basis)	60

Total	$495

(c)	To record an estimate of the additional interest expense on incremental debt utilized to finance the JPS acquisition. The additional interest expense is based on additional borrowings of approximately $65,745 under HNH’s senior secured revolving credit facility, using HNH’s interest rate at the time of the borrowing.

(d)	To record an estimate of the tax impacts of the pro forma adjustments using the applicable statutory tax rates for the period.

(e)	To eliminate SPLP’s equity method income recorded on its investment in JPS.

(f)	To record net income attributable to noncontrolling interests for JPS net income of $1,858, the pro forma loss from continuing operations before income taxes, equity method income (loss) and investments held at fair value of $829 and the pro forma income tax benefit of $321 at 30%, which represents SPLP’s average ownership of HNH after additional HNH interest acquired as part of the JPS acquisition.

6. PRO FORMA ADJUSTMENTS — SLI ACQUISITION

(a)	To record estimates of the change in depreciation expense of $74 and $323 related to the preliminary estimated fair-value adjustment to acquired property, plant and equipment, using the straight-line method for the year ended December 31, 2015 and the nine months ended September 30, 2016, respectively, and to remove the effect of non-recurring amortization of the fair-value adjustment to acquisition-date inventories of $984 in the 2016 period.

(b)	To record the following adjustments:

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016
Eliminate HNH’s advisory, legal, regulatory and valuation costs, which are non-recurring (1)	$—	$(482)
Eliminate SLI’s acquisition-related transaction costs and non-cash stock compensation expenses, which are non-recurring (1)	(246)	(5,533)
Record an estimate of the additional amortization expense related to the preliminary estimated fair-value adjustment to the intangible assets acquired (2)	8,350	2,589

Total	$8,104	$(3,426)

(1)	These costs are directly attributable to HNH’s acquisition of SLI and are not expected to have a continuing impact on the combined results of SPLP and SLI.
(2)	Amortization expense is computed based upon the following: customer relationships of $58,700 using the double-declining balance method over a useful life of 15 years, trade names of $13,300, patented and unpatented technology of $9,200, and other intangibles of $100 using the straight-line method over useful lives ranging from 10 - 15 years.

(c)	To record an estimate of the additional interest expense on incremental debt utilized to finance the SLI acquisition. The additional interest expense is based on additional borrowings of approximately $158,000 under HNH’s senior secured revolving credit facility, using HNH’s interest rate at the time of the borrowing.

(d)	To record an estimate of the tax impact of the pro forma adjustments using the applicable statutory tax rates for the period.

(e)	To eliminate SPLP’s equity method income or loss recorded on its investment in SLI.

(f)	To record net income attributable to noncontrolling interests for SLI’s net income of $10,698, the pro forma loss from continuing operations before income taxes, equity method income (loss) and investments held at fair value of $11,538 and the pro forma income tax benefit of $4,473 at 34%, based on SPLP’s average ownership of HNH during the period.

(g)	To record net income attributable to noncontrolling interests for SLI’s net income of $203, the pro forma income from continuing operations before income taxes, equity method loss and investments held at fair value of $3,271 and the pro forma income tax provision of $1,268 at 32%, based on SPLP’s average ownership of HNH during the period.

7. PRO FORMA ADJUSTMENTS — PROPOSED STEEL EXCEL TRANSACTION

(a)	To record distribution expense for the SPLP preferred units. Distributions are cumulative and payable quarterly at a rate of 6.0% per year based on the liquidation value of $25.00 per SPLP preferred unit (or $1.50 annually per SPLP preferred unit). Distribution expense for the year ended December 31, 2015 would total $3,810 (2,540,154 units, at $1.50 per unit) and distribution expense for the nine months ended September 30, 2016 would total $2,858.

(b)	To eliminate the historical net income attributable to the noncontrolling interest in Steel Excel.

(c)	To eliminate Steel Excel’s advisory, legal and valuation costs which are directly attributable to SPLP’s acquisition of the remaining noncontrolling interest. These costs are non-recurring and are not expected to have a continuing impact on the consolidated results of SPLP.

(d)	To record cash paid for unvested restricted shares of Steel Excel at the transaction consideration value of $17.80 per share of Steel Excel (117,190 shares x $17.80 per share).

(e)	To record a liability for the SPLP distribution declared for its common unit holders in December 2016, payable in January 2017.

(f)	To reflect the issuance of 2,540,154 SPLP preferred units with an aggregate value of approximately $63,504.

(g)	The adjustment to Partners’ Capital represents the consideration paid to acquire all of the shares of Steel Excel not already owned by SPLP in the form of preferred units, less the carrying value of the noncontrolling interest in Steel Excel. In addition, the adjustment includes a reduction to Partners’ Capital for the common unit distribution declared in December 2016 (see “(e)” above).

(h)	To reflect the reclass to Accumulated other comprehensive loss of items previously recognized in Noncontrolling interests in consolidated subsidiaries.

(i)	To eliminate the historical carrying value of the noncontrolling interest in Steel Excel.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This discussion is for general information only and is not tax advice. It does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of the Company common stock in light of their particular facts and circumstances. The following is a general discussion of the material U.S. federal income tax consequences of the offer and the merger to U.S. holders of Steel Excel common stock who exchange shares of Steel Excel common stock for the transaction consideration pursuant to the offer or the merger. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the IRS, each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth herein.

For purposes of this discussion, a “U.S. Holder” is for U.S. federal income tax purposes:

(i)	an individual citizen or resident of the United States;

(ii)	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

(iii)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv)	a trust which either (A) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

This section focuses on the tax consequences to individuals who hold the Steel Excel stock as a capital asset, and has no applicability to stockholders who are subject to specialized tax regimes, such as tax-exempt institutions, individual retirement accounts, employee benefit plans, persons who are not U.S. Holders, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), “S” corporations, real estate investment trusts, and mutual funds, among others.

The discussion that constitutes the opinions of Pepper Hamilton LLP below indicates the Company’s expected U.S. federal income tax treatment of the offer and merger, and the impact of holding the SPLP preferred units. The opinions, which will be delivered at the time of the closing, are based on the facts and law at such time and on representations made by SPLP at that time.

Unlike a ruling from the IRS, an opinion of counsel represents the counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, there is no assurance that the opinions and statements in this section will be sustained if challenged by the IRS.

We encourage each exchanging shareholder of Steel Excel to consult their own tax advisor with regard to the federal, state, local and non-U.S. tax consequences particular to that shareholder resulting from the offer and the merger and SPLP preferred unit ownership.

U.S. Federal Income Tax Classification of SPLP

SPLP is a publicly traded partnership for U.S. federal income tax purposes. Section 7704 of the Code provides that generally publicly traded partnerships are taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships in which 90 percent or more of the gross income for every taxable year consists of “qualifying income” as defined in the Code. It is the opinion of Pepper Hamilton LLP that, based on the Internal Revenue Code (the “Code”), its regulations, published guidance and court decisions, and on the representations described below, that SPLP will be classified as a partnership for U.S. federal income tax purposes.

In rendering its opinion, Pepper Hamilton LLP has relied upon factual representations made by SPLP, including that (i) SPLP has not made an election to be treated as a corporation for federal income tax purposes, (ii) SPLP has not and will not (prior to the exchange) be required to register as an investment company for purposes of the Investment Company Act and (iii) for each taxable year that it has been or will be a publicly traded partnership as defined by the Code, more than 90% of its gross income has been and will be “qualifying income” as defined by Section 7704(d) of the Code.

If the Qualifying Income Exception ceases to be available to us, we will be treated as having transferred all of our assets to a corporation and distributing that stock to our unitholders in liquidation. The deemed incorporation and liquidation would generally be expected to be tax free, unless our liabilities exceed our basis in our assets at that time. If we are taxed as a corporation, (i) our net income would be taxed at corporate income tax rates, which could substantially reduce our profitability, (ii) you would not be allowed to deduct your share of losses of SPLP, if any, and (iii) distributions to you, other than liquidating distributions, would constitute dividends to the extent of our current or accumulated earnings and profits, and would be taxable as such.

The current U.S. federal income tax treatment of (i) publicly traded partnerships, including us, or (ii) an investment in our units may be modified by administrative, legislative or judicial interpretation at any time, possibly on a retroactive basis. The U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the IRS, and the United States.

The discussion that constitutes the opinions of Pepper Hamilton LLP below is based on the opinion of Pepper Hamilton LLP that SPLP is and will be classified as a partnership for federal income tax purposes.

Federal Income Tax Treatment of the Offer and Merger for U.S. Holders

In the offer a shareholder will exchange its shares of Steel Excel’s common stock for SPLP preferred units, and a shareholder who does not participate in the offer will, as a result of the merger, receive SPLP preferred units in exchange for its Steel Excel common stock. Because of the issue described in the next paragraph, it is the opinion of Pepper Hamilton LLP that the exchange of Steel Excel common stock in the offer or pursuant to the merger should not be a taxable exchange to a shareholder under Section 721(a) of the Code, except to the extent there is cash paid for fractional shares.

While Section 721(a) provides that an exchange of property with a partnership in exchange for partnership interests is generally a non-taxable event, Section 721(b) would override Section 721(a), and the exchange would be a taxable transaction to Steel Excel stockholders in which gain or loss would be recognized depending on the basis in their shares, if SPLP is an “investment company,” as defined by Section 351 of the Code.

The rules for determining if we are an investment company are dependent, among other things, on the assets we hold, our percentage ownership of our indirect corporate subsidiaries and the assets that certain of our subsidiary companies hold. It is the opinion of Pepper Hamilton LLP that, based on the factual representations made by SPLP, SPLP should not be an investment company for these purposes. A partnership is an investment partnership if more than 80% of its assets are held for investments, and they constitute “stock or securities.” In analyzing this test, SPLP looks through stock owned by subsidiaries that are 50% or more owned by SPLP to evaluate their assets. It is unclear whether the 50% threshold is measured by voting power or value of the subsidiary stock. In preparing its opinion, Pepper Hamilton LLP did the analysis using the most conservative position, as applied to the relevant subsidiaries. In addition, the term “stock or securities” includes cash. Whether cash held as working capital should be included in the term stock and securities is unclear. In preparing its opinion, Pepper Hamilton LLP requested that SPLP assume, for purposes of the factual representations as to the assets held by the subsidiaries, that all cash constituted stock or securities. Thus, while there is some unsettled law, the opinion of Pepper Hamilton LLP is that SPLP should not be an investment company for purposes of Section 721(b) of the Code.

Based on Pepper Hamilton LLP’s opinion that the exchange of Steel Excel common stock for SPLP preferred units in connection with the merger and offer should not be treated as a taxable exchange to a shareholder of the Company under Section 721(a) of the Code (except to the extent there is cash paid for fractional shares, as discussed below), it is the opinion of Pepper Hamilton LLP that the Company shareholders receiving SPLP preferred units should have a tax basis and holding period in those SPLP units equal to that of the Steel Excel common stock surrendered in exchange for the SPLP preferred units.

To the extent cash is paid for fractional shares, you will be treated as having sold that fractional share and will have gain or loss to the extent the cash received varies from the basis in that fractional share. Any gain resulting from such sale will be capital gain, assuming you held the shares of the Company as a capital asset. Such capital gain will be subject to tax at the preferential rates applicable to long-term capital gain in the case of individual holders that held Steel Excel common stock for more than one year at the time of the merger or offer, as applicable. If there is a loss, the use of the loss will be subject to limitations.

Tax Consequences of Owning SPLP Preferred Units

Consequences to U.S. Holders of Units- Flow Through in General

For U.S. federal income tax purposes, your allocable share of our items of income, gain, loss, deduction or credit will be governed by the limited partnership agreement for our partnership if such allocations have “substantial economic effect” or are determined to be in accordance with your interest in our partnership. We believe that for U.S. federal income tax purposes, such allocations will be given effect, and we intend to prepare tax returns based on such allocations. If the IRS successfully challenges the allocations made pursuant to the limited partnership agreement, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in the limited partnership agreement.

The characterization of an item of our income, gain, loss, deduction or credit will be determined at our (rather than at your) level. Distributions we receive from our investments will be taxable as dividend income to the extent of the paying company’s current and accumulated earnings and profits and, to the extent allocable to individual holders of units, they will be eligible for a reduced rate of tax, provided that certain holding period requirements are satisfied.

We may derive taxable income from an investment that is not matched by a corresponding distribution of cash. In addition, special provisions of the Code may be applicable to certain of our investments, and may affect the timing of our income, requiring us (and, consequently, you) to recognize taxable income before we (or you) receive cash, if any, attributable to such income. Accordingly, it is possible that your allocable share of our income for a particular taxable year could exceed any cash distribution you receive for the year, thus giving rise to an out-of-pocket tax liability for you.

Basis

As described above, and opined upon by Pepper Hamilton LLP, the exchange of Steel Excel common stock for SPLP preferred units in connection with the merger and offer should not be treated as a taxable exchange to a shareholder of the Company under Section 721(a) of the Code (except to the extent there is cash paid for fractional shares, as discussed above), and you will have an initial tax basis in your units equal to that of Steel Excel common stock surrendered in exchange for the units. Your basis will be increased by your share of our income and by increases in your share, under partnership tax rules, of our liabilities, if any. Your basis will be decreased, but not below zero, by distributions from us, by your share of our losses and by any decrease in your share of our liabilities.

If you acquire units in separate transactions you must combine the basis of those units and maintain a single adjusted tax basis for all those units. Upon a sale or other disposition of less than all of the units, a portion of that tax basis must be allocated to the units sold. This may result in a portion of any gain realized in connection with the sale of our units being treated as short-term capital gain even if you have held some (or most) your investment in us for more than one year. As discussed below, you should consult your tax advisor regarding these rules.

Treatment of Distributions

Subject to the discussion below, under treatment of SPLP preferred units, distributions of cash by us will not be taxable to you to the extent of your adjusted tax basis (described above) in your units. Any cash distributions in excess of your adjusted tax basis will be considered to be gain from the sale or exchange of your units (described below). Under current laws, such gain would be treated as capital gain and would be long-term capital gain if your holding period for your units exceeds one year, subject to certain exceptions (described below). A reduction in your allocable share of our liabilities, and certain distributions of marketable securities by us, are treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of Units

You will recognize gain or loss on a sale of units equal to the difference, if any, between the amount realized and your adjusted tax basis in the units sold. Your amount realized will be measured by the sum of the cash or the fair market value of other property received by you plus your share, under partnership tax rules, of our liabilities, if any, at the time of such sale or exchange.

Subject to the exceptions discussed in this paragraph, gain or loss recognized by you on the sale or exchange of a unit will be taxable as capital gain or loss and will be long-term capital gain or loss if all of the units you hold were held for more than one year on the date of such sale or exchange. If we hold, directly or indirectly, interests in certain non-U.S. corporations at the time of the sale, a portion of the gain on the sale could be converted into ordinary income and an interest charge may be imposed on such gain. In addition, certain gain attributable to “unrealized receivables” or “inventory items” would be characterized as ordinary income rather than capital gain. For example, if we hold debt acquired at a market discount, accrued market discount on such debt would be treated as “unrealized receivables.” The deductibility of capital losses is subject to limitations.

Holders who acquire units at different times and intend to sell all or a portion of the units within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding period” rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss. Holders in publicly traded partnerships may choose to use the actual holding period for each unit sold provided certain requirements are met. You should consult your tax advisor regarding these rules.

Treatment of the SPLP Preferred Units- Allocation of Profits and Losses

In general, we will specially allocate to the SPLP preferred units items of our gross ordinary income in an amount equal to the distributions paid in respect of the SPLP preferred units during the taxable year. The gross ordinary income allocated to a holder of SPLP preferred units will generally have the same character as our gross ordinary income (e.g., interest, dividends, rents from real property, UBTI, etc.). If we elect to pay the annual 6% distribution in kind, we may allocate to you gross income in an amount of the in kind payment. As a result, you may have income allocated to you that exceeds the cash received by you. In addition, to the extent our distributions in prior years exceed the cumulative gross ordinary income allocated to the SPLP preferred units, we will allocate additional gross ordinary income to the SPLP preferred units such excess is eliminated. In such circumstance, the gross income allocated to holders of the SPLP preferred units during a taxable year would exceed the distributions to the SPLP preferred units during such taxable year.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO A PARTICULAR HOLDER. ALL HOLDERS OF STEEL EXCEL COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING TAX REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.

DESCRIPTION OF THE SPLP PREFERRED UNITS

The following description of the particular terms of the SPLP preferred units supplements the description of the general terms and provisions of the SPLP preferred units in this prospectus/offer to exchange. The following description is a summary and it does not describe every aspect of the SPLP preferred units. Our sixth amended and restated limited partnership agreement, which we will enter into in connection with the completion of the offer and is attached to this prospectus/offer to exchange as Annex C, contains the full legal text of the matters described in this section. This summary is qualified by the sixth amended and restated limited partnership agreement. Therefore, you should read carefully the detailed provisions of the sixth amended and restated limited partnership agreement. As used in this section, “we,” “us” and “our” mean SPLP, a Delaware limited partnership, and its successors, but not any of its subsidiaries. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the sixth amended and restated limited partnership agreement, and those definitions are incorporated herein by reference.

The SPLP preferred units are a single series of authorized preferred units. Our limited partnership agreement permits our General Partner to authorize the issuance of an unlimited number of preferred units, in one or more classes or series without action by holders of outstanding common or, except as specified below, preferred units. We may from time to time, without notice to or the consent of holders of the SPLP preferred units, issue equity securities that rank equally with or junior to the SPLP preferred units. We may also from time to time, without notice to or consent of holders of the SPLP preferred units, issue additional SPLP preferred units. The additional SPLP preferred units may form a single series with the SPLP preferred units or may be offered as a separate series.

Distributions

Distributions on the SPLP preferred units will be payable when, as and if declared by the SPLP GP Board out of funds legally available, at a rate per annum equal to 6.0% of the $25.00 liquidation preference per unit. Distributions are payable in cash or in kind or a combination thereof at the sole discretion of the SPLP GP Board. The liquidation preference per unit for purposes of calculating distributions will not be adjusted for any changes to the capital account balance per unit as described below under “— Amount Payable in Liquidation.”

Distributions on the SPLP preferred units will be payable quarterly on March 15, June 15, September 15 and December 15 of each year (each, a “distribution payment date”), beginning on the first distribution payment date for which the applicable record date occurs after the completion of the offer, when, as and if declared by the SPLP GP Board. If any of those dates is not a business day, then distributions will be payable on the next succeeding business day, without any increase to account for the period from the distribution payment date through the date of actual payment. A “distribution period” is the period from and including a distribution payment date to, but excluding, the next distribution payment date, except that the initial distribution period will commence on and include the original issue date of the SPLP preferred units. The amount of distributions payable for the initial distribution period and any period shorter than a full distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Declared distributions will be payable on the relevant distribution payment date to holders of record as they appear on our register at the close of business, New York City time, on the March 1, June 1, September 1 and December 1, as the case may be, immediately preceding the relevant distribution payment date (each, a “record date”). These record dates will apply regardless of whether a particular record date is a business day, provided that if the record date is not a business day, the declared distributions will be payable on the relevant distribution payment date to holders of record as they appear on our register at the close of business, New York City time on the business day immediately preceding such record date. A “business day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City are authorized or required by law to close.

Distributions on the SPLP preferred units are cumulative and shall accumulate from the date of issuance of the applicable SPLP preferred units. Distributions on the SPLP preferred units will accumulate whether or not the terms and provisions of any agreement of SPLP, including any agreement relating to its indebtedness, at any time prohibit the current payment of distributions, whether or not SPLP has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accumulated but unpaid distributions on the SPLP preferred units will accumulate as of the applicable distribution payment date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular distribution payment date, to holders of record of the SPLP preferred units on the record date fixed by SPLP acting through the General Partner. Accumulated and unpaid distributions will not bear interest.

The SPLP preferred units will rank senior to our common units with respect to the payment of distributions to the extent provided in our limited partnership agreement.

The SPLP GP Board, or a duly authorized committee thereof, may, in its discretion, choose to pay distributions on the SPLP preferred units without the payment of any distributions on our common units and any other units SPLP may issue in the future ranking, as to the payment of distributions, junior to the SPLP preferred units (collectively, “junior units”). No distributions may be declared or paid or set apart for payment on any SPLP preferred units if at the same time any arrears exist or default exists in the payment of distributions on any outstanding series of our senior units (defined below), if any are issued.

When distributions are not paid (or duly provided for) on any distribution payment date (or, in the case of parity units (as defined below) having distribution payment dates different from the distribution payment dates pertaining to the SPLP preferred units, on a distribution payment date falling within the related distribution period for the SPLP preferred units) in full upon the SPLP preferred units or any parity units, all distributions declared upon the SPLP preferred units and all such parity units payable on such distribution payment date (or, in the case of parity units having distribution payment dates different from the distribution payment dates pertaining to the SPLP preferred units, on a distribution payment date falling within the related distribution period for the SPLP preferred units) shall be declared pro rata so that the respective amounts of such distributions shall bear the same ratio to each other as all accumulated and unpaid distributions per unit on the SPLP preferred units and all accumulated and unpaid distributions per unit on all parity units payable on such distribution payment date (or in the case of non-cumulative party units, unpaid distributions for the then current distribution period (whether or not declared) and in the case of parity units having distribution payment dates different from the distribution payment dates pertaining to the SPLP preferred units, on a distribution payment date falling within the related distribution period for the SPLP preferred units) bear to each other.

Ranking

The SPLP preferred units will rank senior to our junior units with respect to payment of distributions and distribution of our assets upon our liquidation, dissolution or winding up.

The SPLP preferred units will rank equally with any of our equity securities, including preferred units, that we may issue in the future, the terms of which provide that such securities will rank equally with the SPLP preferred units with respect to payment of distributions and distribution of our assets upon our liquidation, dissolution or winding up (“parity units”).

The SPLP preferred units will rank junior to (i) all of our existing and future indebtedness and (ii) any of our equity securities, including preferred units, that we may issue in the future, the terms of which provide that such securities will rank senior to the SPLP preferred units with respect to payment of distributions and distribution of our assets upon our liquidation, dissolution or winding up (such equity securities, “senior units”). We currently have no senior units outstanding. While any SPLP preferred units are outstanding, we may not authorize or create any class or series of senior units without the approval of two-thirds of the votes entitled to be cast by the holders of outstanding SPLP preferred units and all other series of voting preferred units (defined below), acting as a single class. See “— Voting Rights” below for a discussion of the voting rights applicable if we seek to create any class or series of senior units.

Optional Redemption

At any time or from time to time we may, at our option, out of funds legally available redeem the SPLP preferred units, in whole or in part, in cash or in common units or a combination thereof, at the sole discretion of the SPLP GP Board, upon not less than 30 nor more than 60 days’ notice, at a price of $25.00 per SPLP preferred unit plus accumulated and unpaid distributions, if any, on such SPLP preferred unit to, but excluding, the redemption date. If we choose to redeem less than all of the SPLP preferred units, we will either determine the SPLP preferred units to be redeemed pro rata. Once proper notice has been given and so long as funds legally available and sufficient to pay the redemption price for all of the SPLP preferred units called for redemption have been set aside for payment, from and after the redemption date, distributions on the SPLP preferred units called for redemption will cease to accrue and such SPLP preferred units called for redemption will no longer be deemed outstanding, and all rights of the holders thereof will cease other than the right to receive the redemption price, without interest. If we elect to pay the redemption price for any SPLP preferred units in common units, such common units will be valued at their volume-weighted average price for the 60 consecutive trading days immediately preceding the applicable redemption date.

Repurchase at the Option of the Holders

Holders of the SPLP preferred units will have the right to require SPLP to repurchase up to 525,000 SPLP preferred units (as such amount may be reduced pursuant to the immediately following sentence, the “optional redemption amount”) on the third (3rd) anniversary of the original issuance date of the SPLP preferred units (the “optional redemption date”) at a redemption price of $25.00 per SPLP preferred unit plus accumulated and unpaid distributions, if any, on such SPLP preferred unit to, but excluding, the redemption date, in cash. The optional redemption amount shall be reduced by the number of any SPLP preferred units called for redemption by SPLP (on a pro rata basis) in cash prior to the optional redemption date. The General Partner will give notice of such repurchase option to the SPLP preferred unit holders at least 30 days prior to the optional redemption date. If SPLP preferred unit holders elect to have SPLP repurchase an aggregate number of SPLP preferred units in excess of the optional redemption amount, SPLP shall repurchase such SPLP preferred units on a pro rata basis (based on the relative number of SPLP preferred units that such SPLP preferred unit holders have elected to be repurchased in such optional redemption) up to the optional redemption amount.

Mandatory Redemption

If not earlier redeemed, on the date that is the ninth (9th) anniversary of the original issuance date of the SPLP preferred units, SPLP shall redeem all of the SPLP preferred units at a redemption price equal to $25.00 per SPLP preferred unit plus an amount equal to accumulated and unpaid distributions, if any, on such SPLP preferred unit to, but excluding, the redemption date, in cash or in common units or a combination thereof, at the sole discretion of the SPLP GP Board.

Voting Rights

Except as indicated below, the holders of the SPLP preferred units will have no voting rights.

If and whenever six quarterly distributions (whether or not consecutive) payable on the SPLP preferred units or on any series or class of parity units have not been declared and paid (a “Nonpayment”), the number of directors then constituting the SPLP GP Board will be increased by two and the holders of the SPLP preferred units, voting together as a single class with the holders of any other class or series of parity units then outstanding upon which like voting rights have been conferred and are exercisable (any such other series, the “voting preferred units”), will have the right to elect these two additional directors at a meeting of the holders of the SPLP preferred units and such other voting preferred units. When quarterly distributions have been declared and paid on the SPLP preferred units for four consecutive quarters following the Nonpayment, the right of the holders of the SPLP preferred units and any other voting preferred units to elect these two additional directors will cease, the terms of office of these two directors will forthwith terminate and the number of directors constituting the SPLP GP Board will be reduced accordingly. However, the right of the holders of the SPLP preferred units and any other voting preferred units to elect two additional directors will again vest if and whenever six additional quarterly distributions have not been declared and paid, as described above.

The approval of two-thirds of the votes entitled to be cast by the holders of outstanding SPLP preferred units and all other voting preferred units, acting as a single class regardless of series, either at a meeting of unitholders or by written consent, is required in order:

(i)	to amend, alter or repeal any provisions of our limited partnership agreement relating to the SPLP preferred units or other series of voting preferred units, whether by merger, consolidation or otherwise, to affect materially and adversely the powers, rights or preferences of the holders of the SPLP preferred units or other series of voting preferred units, unless in connection with any such amendment, alteration or repeal, each SPLP preferred unit and any other voting preferred unit remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred units of the surviving entity having rights, powers and preferences substantially similar to those of the SPLP preferred units or any other series of voting preferred units, as the case may be, or

(ii)	to authorize, create or increase the authorized amount of, any class or series of preferred units having rights senior to the SPLP preferred units with respect to the payment of distributions or distribution of amounts upon liquidation, dissolution or winding up, provided that in the case of clause (i) above, if such amendment affects materially and adversely the rights, preferences or powers of one or more but not all of the classes or series of voting preferred units (including the SPLP preferred units), only the consent of the holders of at least two-thirds of the outstanding units of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of two-thirds of the voting preferred units (including the SPLP preferred units) as a class.

We may authorize or create additional series or classes of parity units and junior units and issue additional series of parity units and junior units, or issue additional SPLP preferred units, without notice to or the consent of any holder of the SPLP preferred units.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, provision is made for the redemption of all of the then outstanding SPLP preferred units.

In addition, if at any time any person or group (other than our General Partner, our manager and their affiliates, or any transferee receiving the prior approval of the SPLP GP Board) acquires, in the aggregate, beneficial ownership of 10% or more of the SPLP preferred units then outstanding, that person or group will lose voting rights on all of its units in excess of 9.9% and the units may not be voted on any matter and will not be considered to be outstanding when calculating required votes or for other similar purposes.

Amount Payable in Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of our partnership (“liquidation”), each holder of the SPLP preferred units will be entitled to a payment out of our assets available for distribution to the holders of the SPLP preferred units following the satisfaction of all claims ranking senior to the SPLP preferred units. Such payment will equal the sum of the $25.00 liquidation preference per SPLP preferred unit and accumulated and unpaid distributions, if any, to, but excluding, the date of liquidation (the “preferred unit liquidation value”), to the extent that we have sufficient gross income (excluding any gross income attributable to the sale or exchange of capital assets) in the year of liquidation and in the prior years in which the SPLP preferred units have been outstanding to ensure that each holder of SPLP preferred units will have a capital account balance equal to the preferred unit liquidation value.

The capital account balance for each SPLP preferred unit will equal $25.00 initially and will be increased each year by an allocation of gross ordinary income recognized by us (including any gross ordinary income recognized in the year of liquidation) that is allocated to the SPLP preferred units, as described above in “Material U.S Federal Income Tax Consequences.” We refer to our gross income (excluding any gross income attributable to the sale or exchange of capital assets) as our “gross ordinary income.” The allocations of gross ordinary income to the capital account balances for the SPLP preferred units in any year will not exceed the sum of the amount of distributions paid on the SPLP preferred units during such year and, to the extent the amount of our distributions in prior years exceeded the cumulative gross ordinary income allocated to the capital account balances for the SPLP preferred units in those years, the amount of such excess for all prior years. If the SPLP GP Board declares a distribution on the SPLP preferred units, the amount of the distribution paid on each such SPLP preferred unit will be deducted from the capital account balance for such SPLP preferred unit, whether or not such capital account balance received an allocation of gross ordinary income in respect of such distribution. The allocation of gross ordinary income to the capital account balances for the SPLP preferred units is intended to entitle the holders of the SPLP preferred units to a preference over the holders of outstanding common units upon our liquidation, to the extent required to permit each holder of a SPLP preferred unit to receive the preferred unit liquidation value in respect of such unit. If, however, we were to have insufficient gross ordinary income to achieve this result, holders of SPLP preferred units would be entitled, upon liquidation, to less than the preferred unit liquidation value and may receive less than $25.00 per SPLP preferred unit. See “Risk Factors — If the amount of distributions on the SPLP preferred units is greater than our gross ordinary income, then the amount that a holder of SPLP preferred units would receive upon liquidation may be less than the preferred unit liquidation value.”

After each holder of SPLP preferred units receives a payment equal to the capital account balance for such holder’s units (even if such payment is less than the preferred unit liquidation value of such holder’s units), holders will not be entitled to any further participation in any distribution of our assets.

If upon any liquidation, the amounts payable with respect to the SPLP preferred units and any other outstanding series of parity units are not paid in full, then the holders of the SPLP preferred units and the holders of such parity units will share equally and ratably in any distribution of our assets in proportion to the full distributable amounts to which each such holder is entitled.

Neither the sale, conveyance, exchange or transfer, for cash, units of capital stock, securities or other consideration, of all or substantially all of our property or assets nor the consolidation, merger or amalgamation of our partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into our partnership will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our partnership, notwithstanding that for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up. In addition, no payment will be made to the holders of the SPLP preferred units pursuant to this “— Amount Payable in Liquidation” section (i) upon the voluntary or involuntary liquidation, dissolution or winding up of any of our subsidiaries or upon any reorganization of our partnership into another limited liability entity pursuant to the provisions of our limited partnership agreement that allow us to convert, merge or convey our assets to another limited liability entity with or without limited partner approval (including a merger or conversion of our partnership into a corporation if the General Partner determines in its sole discretion that it is no longer in the interests of our partnership to continue as a partnership for U.S. federal income tax purposes) or (ii) if our partnership engages in a reorganization or other transaction in which a successor to our partnership issues equity securities to the holders of the SPLP preferred units that have rights, powers and preferences that are substantially similar to the rights, powers and preferences of the SPLP preferred units pursuant to provisions of our limited partnership agreement that allow us to do so without limited partner approval. The General Partner may, in its sole discretion, modify the terms of the SPLP preferred units to provide for any of the foregoing transactions.

No Conversion Rights

The SPLP preferred units will not be convertible into common units or any other class or series of interests or any other security.

Transfer Agent, Registrar and Paying Agent

American Stock Transfer & Trust Company, LLC will be the exchange agent, registrar and paying agent for the SPLP preferred units.

DESCRIPTION OF THE SPLP COMMON UNITS

Description of Common Units

Common Units

The common units represent limited partner interests in SPLP. The holders of common units are entitled to participate in our distributions and exercise the rights or privileges available to unitholders under the sixth amended and restated agreement of limited partnership of SPLP that we will enter into in connection with the completion of the offer (the “Partnership Agreement”). For a description of the rights and privileges of limited partners under our Partnership Agreement, including voting rights, see “— Material Provisions of SPLP Partnership Agreement” below.

Transfer of Partnership Interests

Except as provided below, no transfer of any partnership interests shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws or rules and regulations of the SEC, any state securities commission, or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of us under the laws of the jurisdiction of its formation, (iii) cause us to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) or (iv) cause us to be subjected to the provisions of the Investment Company Act.

The SPLP GP Board may impose restrictions on the transfer of partnership interests if it receives an opinion of counsel that such restrictions are necessary to avoid a significant risk of (i) us becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) us being subjected to the provisions of the Investment Company Act. The SPLP GP Board may impose such restrictions by amending the Partnership Agreement; provided however, that any amendment that would result in the delisting or suspension of trading of any class of limited partner interests on the principal national securities exchange on which such class of limited partner interests is then traded must be approved, prior to such amendment being effected, by the approval by the vote of the holders of a majority of the voting power of outstanding voting units (excluding voting units owned by us, our General Partner and persons we control).

Nothing contained in the Partnership Agreement precludes the settlement of any transactions involving partnership interests entered into through the facilities of any national securities exchange on which such partnership interests are listed for trading.

The Partnership Agreement contains specific provisions that are intended to comply with regulatory limitations on the ownership of our securities as a result of our ownership of WebBank. If, absent regulatory approval, at any time any person or group, other than (i) the General Partner, our Manager, and their respective affiliates, and (ii) a person or group that acquires 10% or more of any common units with the prior approval of the SPLP GP Board, acquires, in the aggregate, beneficial ownership of 10% or more of any class of common units then outstanding, that person or group will lose voting rights with respect to all of its common units in excess of 9.9%, and such common units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes. Limited partnership interests owned by us or our subsidiaries will not be considered to be outstanding.

Protection of Tax Benefits

The past operations of certain of SPLP’s corporate subsidiaries and other portfolio companies (each, an “Associated Company” and together, the “Associated Companies”) generated significant NOLs. In order to protect the significant potential long-term tax benefits presented by the NOLs the Partnership Agreement contains provisions designed to prevent certain transfers of SPLP’s securities that could result in an ownership change with respect to an Associated Company. These provisions generally restrict any direct or indirect transfer of our limited partnership interests or any warrant, right or option to purchase a limited partnership interest if the effect would be to cause a holder to own more than 4.25% of our units (a “Prohibited Owner”) or increase the percentage of units owned directly or indirectly by a Prohibited Owner.

Transfer Agent and Registrar

American Stock Transfer & Trust Company LLC served as registrar and exchange agent for our common units. You may contact the registrar and exchange agent at the following address: P.O. Box 2042, New York, New York 10272-2042, Telephone: (877) 248-6417 (toll-free) or (718) 921-831.

Material Provisions of SPLP Partnership Agreement

The following is a summary of the material provisions of the Partnership Agreement. We summarize the provisions of the Partnership Agreement regarding the transfer of common units above. See “— Transfer of Partnership Interests.”

Issuance of Additional Securities

We may, with the approval of the SPLP GP Board, issue additional securities. Such securities may be issued in one or more classes, or one or more series of any such classes. The issuance of additional securities will be subject to the rules of any exchange upon which our securities may be listed.

Allocations

Each item of our income, gain, loss and deduction is determined on an annual basis and prorated on a monthly basis and is allocated to the General Partner and the unitholders, or together, the “Partners”, as of the opening of the national securities exchange on which the common units are listed or admitted to trading on the first business day of each month; provided, however, that gain or loss on a sale or other disposition of any of our assets or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the SPLP GP Board, is allocated to the unitholders as of the opening of the national securities exchange on which the common units are listed or admitted to trading on the first business day of the month in which such income, gain, deduction or loss is recognized for federal income tax purposes. The SPLP GP Board may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code, and the regulations or rulings promulgated thereunder.

Distributions

The SPLP GP Board has the right to authorize distributions, in its sole discretion, which may be made in cash or in kind to the Partners pro rata according to their respective percentage interests in us.

General Partner

The General Partner, through the SPLP GP Board, manages certain of our operations, activities and assets, and has delegated certain management duties to the Manager pursuant to that certain Fifth

Amended and Restated Management Agreement, by and between SPH Services, a wholly owned subsidiary of SPLP, and the Manager (the “Management Agreement”). The SPLP GP Board is authorized in general to perform all acts that it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

The Partnership Agreement provides that, whenever the SPLP GP Board is permitted or required to make a decision in its sole discretion or that it deems necessary or appropriate in managing our operations and activities, except as otherwise provided in the Partnership Agreement, it will make such decisions in its sole discretion and will be entitled to consider only such interests and factors as it desires, will have no duty or obligation to give any consideration to any interest of or factors affecting us or any of our unitholders, and will not be subject to any different standards imposed by the Partnership Agreement, the Delaware Limited Partnership Act or under any other law, rule or regulation or in equity.

The General Partner has a SPLP GP Board that is elected annually by the unitholders, as provided in the Partnership Agreement and described below. The unitholders have only limited voting rights on matters affecting our business and therefore have limited ability to influence management’s decisions regarding our business. The voting rights of the unitholders are limited as set forth in the Partnership Agreement and in the Delaware Limited Partnership Act.

Power of Attorney

Each unitholder, and each person who acquires a limited partner interest in accordance with the Partnership Agreement, granted to the General Partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, dissolution or termination. The power of attorney also granted the General Partner the authority to amend, and to make consents and waivers under, the Partnership Agreement and certificate of limited partnership, in each case in accordance with the Partnership Agreement.

SPLP GP Board

The number of directors that constitutes the whole SPLP GP Board is seven and the SPLP GP Board must consist of not less than five and not more than nine directors. The SPLP GP Board must consist of at least a majority of independent directors and the Manager has two representatives serving as directors (Warren G. Lichtenstein and Jack Howard). Subject to these requirements, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the SPLP GP Board, provided that no decrease in the number of directors constituting the SPLP GP Board will shorten the term of any incumbent director. The SPLP GP Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each composed solely of independent directors. The SPLP GP Board may designate such other committees as it deems appropriate or as may be required by any national securities exchange on which the common units are listed for trading, to serve at the pleasure of the SPLP GP Board.

Each director will hold office for a one-year term and until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation or removal. Any vacancy on the SPLP GP Board (including, without limitation, any vacancy caused by an increase in the number of directors on the SPLP GP Board) other than a vacancy created by the removal of a director by the unitholders, as provided below, may be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director may be removed, at any time, but only for cause, upon the affirmative vote of the unitholders holding a majority of the voting power of the outstanding limited partner interests and any vacancy on the SPLP GP Board created by such removal is to be filled by a vote of the unitholders at a meeting of the unitholders or by written consent in accordance with the Partnership Agreement.

Except as provided in the Partnership Agreement or otherwise required by the Delaware Limited Partnership Act, each director has the same fiduciary duties and obligations to us and the unitholders as a director of a Delaware corporation has to such corporation and its stockholders, as if such directors were directors of a Delaware corporation.

Meetings; Voting

The Partnership Agreement provides that an annual meeting of the unitholders for the election of directors to the SPLP GP Board will be held each year at such date and time as determined by the SPLP GP Board. Notice of the annual meeting must be given not less than 10 days nor more than 60 days prior to the date of such meeting.

The unitholders will vote together as a single class for the election of directors. The unitholders entitled to vote will elect by a plurality of the votes cast at such meeting persons to serve as directors on the SPLP GP Board who are nominated in accordance with the provisions of the Partnership Agreement. The exercise by a unitholder of the right to elect the directors and any other rights afforded to such unitholder under the Partnership Agreement will be in such unitholder’s capacity as a unitholder of SPLP and are not intended to cause a unitholder to be deemed to be taking part in the management and control of our business and affairs.

Each record holder of a common unit is entitled to one vote per common unit. However, the Partnership Agreement contains specific provisions that are intended to comply with regulatory limitations on the ownership of our securities as a result of our ownership of WebBank. If, absent regulatory approval, at any time any person or group, other than (i) the General Partner, the Manager and their respective affiliates, and (ii) a person or group that acquires 10% or more of any common units with the prior approval of the SPLP GP Board, acquires, in the aggregate, beneficial ownership of 10% or more of any class of common units then outstanding, that person or group will lose voting rights with respect to all of its common units in excess of 9.9%, and such common units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes. Limited partnership interests owned by us or our subsidiaries will not be considered to be outstanding.

Any common units held for its own account by a unitholder that is a bank holding company or a financial holding company, as defined in the U.S. Bank Holding Company Act of 1956, as amended, or the “BHCA”, or a non-bank subsidiary of such holding company and that received its common units as a distribution by Steel Partners II Master Fund L.P. or any of its affiliates following the acquisition by SPLP of Steel Partners II, L.P., which became effective without further condition on July 15, 2009, or a “BHC Partner”, that is determined at the time of admission of such BHC Partner to be in excess of 4.99% (or such lesser or greater percentage as may be permitted under Section 4(c)(6) of the BHCA or other applicable law) of the total common units, excluding, for purposes of calculating this percentage, portions of any other common units that are deemed to be non-voting interests, shall be non-voting interests (whether or not subsequently transferred in whole or in part to any other person except if such common units are (i) sold to the public in an offering registered under the Securities Act; (ii) in a transaction pursuant to Rule 144 or Rule 144A under the Securities Act in which no person acquires more than 2% of SPLP’s total common units; or (iii) in a single transaction to a third party who acquires at least a majority of SPLP’s total common units without regard to the transfer of any non-voting interests. Upon the admission of any additional unitholder to the partnership or any reduction of the total outstanding common units (whether as a result of repurchases common units by us or otherwise), recalculation of the common units held by all BHC Partners shall be made, and only that portion of the total common units held by each BHC Partner (which shall include, solely for the purpose of calculating the total common units of such BHC Partner, any common units other than a non-voting interest previously transferred by such BHC Partner to a person who was a unitholder at the time of transfer) that is determined as of the date of such admission or reduction to be in excess of 4.99% (or such lesser or greater percentage as may be permitted under Section 4(c)(6) of the BHCA or other applicable law) of the total outstanding common units, excluding non-voting interests as of such date, shall be a non-voting interest. Non-voting interests are not entitled to be voted on any matter and are not considered to be outstanding when, among other things, sending notices of a meeting of unitholders to vote on any matter (unless otherwise required by law), calculating required votes, or for determining the presence of a quorum.

The Partnership Agreement provides that any action that may be taken at a meeting of the unitholders may be taken without a meeting if an approval in writing describing the action so taken is signed by holders of the number of units that would be necessary to authorize or take that action at a meeting at which all the unitholders were present and voted. The SPLP GP Board or unitholders holding 50.1% or more of the outstanding common units will be entitled to call special meetings of the unitholders. Unitholders will be entitled to vote either in person or by proxy at meetings. The unitholders holding a majority of the voting power of the outstanding limited partner interests of the class or classes for which a meeting was called (including outstanding limited partner interests deemed owned by the General Partner), represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the voting power of such limited partner interests, in which case the quorum will be the greater percentage.

Nomination of Directors and Proposals of Other Business

The Partnership Agreement provides that nominations of persons for election to the SPLP GP Board and the proposal of other business to be considered by the unitholders may be made at an annual meeting of the unitholders only (i) pursuant to the SPLP GP Board’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the SPLP GP Board or any committee thereof or (iii) by any unitholder who (a) was a record holder at the time the notice provided for in the Partnership Agreement is delivered to the SPLP GP Board, (b) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in the Partnership Agreement.

For any nominations or other business to be properly brought before an annual meeting by a unitholder, the unitholder must give timely notice thereof in writing to the SPLP GP Board. The notice must contain certain information as specified in the Partnership Agreement. To be timely, a unitholder’s notice will have to be delivered to the SPLP GP Board not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the unitholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by us or the SPLP GP Board). The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a unitholder’s notice as described above.

In the event that the number of directors to be elected to the SPLP GP Board is increased effective at the annual meeting and there is no public announcement by us or the SPLP GP Board naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a unitholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to the SPLP GP Board not later than the close of business on the tenth day following the day on which such public announcement is first made by us or the SPLP GP Board.

The Partnership Agreement provides that nominations of persons for election to the SPLP GP Board may also be made at a special meeting of unitholders at which directors are to be elected in accordance with the provisions of the Partnership Agreement.

Only such persons who are nominated in accordance with the procedures set forth in the Partnership Agreement will be eligible to be elected at an annual or special meeting of unitholders to serve as directors. Notwithstanding the foregoing, unless otherwise required by law, if the unitholder (or a qualified representative of the unitholder) does not appear at the annual or special meeting of unitholders to present a nomination, such nomination will be disregarded notwithstanding that proxies in respect of such vote may have been received by the SPLP GP Board or us.

The Partnership Agreement provides that in addition to the provisions described in the Partnership Agreement, a unitholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder; provided, however, that any references in the Partnership Agreement to the Exchange Act or the rules promulgated thereunder are not intended to and will not limit any requirements applicable to nominations pursuant to the Partnership Agreement, and compliance with the Partnership Agreement will be the exclusive means for a unitholder to make nominations.

Poison Pill and Staggered Board

The SPLP GP Board may not adopt a “poison pill” or unitholder or other similar rights plan with respect to us or provide for a classified board of directors without both the approval of the majority of independent directors of the SPLP GP Board and the approval by the vote of the holders of a majority of the voting power of outstanding voting units (excluding voting units owned by us, the General Partner and persons they control).

Limitations on Voting Rights

The Partnership Agreement contains specific provisions that are intended to comply with regulatory limitations on the ownership of our securities as a result of our ownership of WebBank. If, absent regulatory approval, at any time any person or group, other than (i) the General Partner, the Manager and their respective affiliates, and (ii) a person or group that acquires 10% or more of any common units with the prior approval of the SPLP GP Board, acquires, in the aggregate, beneficial ownership of 10% or more of any class of common units then outstanding, that person or group will lose voting rights with respect to all of its common units in excess of 9.9%, and such common units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes. Limited partnership interests owned by us or our subsidiaries will not be considered to be outstanding.

Amendment of the Partnership Agreement

General

Amendments to the Partnership Agreement may not be proposed except by or with the consent of the SPLP GP Board. To adopt a proposed amendment (other than an amendment that does not require unitholder approval, as discussed below), the SPLP GP Board must seek the written approval of unitholders holding a majority of the voting power of the outstanding voting units (including voting units held by the General Partner and its affiliates), unless a greater or different percentage is required under the Partnership Agreement or Delaware law, or call a meeting of the unitholders to consider and vote upon the proposed amendment.

Prohibited Amendments

The Partnership Agreement provides that no amendment may be made that would:

(1) enlarge the obligations of any unitholder without its consent, except an amendment (other than an amendment that is permitted to be adopted solely by the SPLP GP Board or an amendment involving certain business combinations) that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests that is approved by the holders of at least a majority of the outstanding partnership interests of the type or class of partnership interests so affected (including partnership interests held by the General Partner and its affiliates);

(2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to the General Partner or any of its affiliates without the consent of the SPLP GP Board, which consent may be given or withheld in its sole discretion; or

(3) result in us, or the General Partner or its directors, officers, trustees or agents having a material risk of being in any manner subjected to the provisions of the Investment Company Act, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor.

Except pursuant to an amendment that is permitted to be adopted solely by the SPLP GP Board, the provision of the Partnership Agreement containing the foregoing prohibitions may be amended only upon the approval of the unitholders holding at least 90% of the voting power of the outstanding voting units (including voting units held by the General Partner and its affiliates).

No Unitholder Approval

The SPLP GP Board has the right generally to make amendments to the Partnership Agreement or certificate of limited partnership without the approval of any unitholder to reflect:

(1) a change in the name of SPLP, the location of our principal place of business, our registered agent or its registered office;

(2) the admission, substitution, withdrawal or removal of Partners in accordance with the Partnership Agreement;

(3) a change that the SPLP GP Board determines in its sole discretion is necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the unitholders have limited liability under the laws of any state or other jurisdiction or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

(4) a change that the SPLP GP Board determines in its sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation;

(5) an amendment that is necessary, in a written opinion of counsel that is acceptable to a majority of the independent directors of the SPLP GP Board, to prevent the partnership or the General Partner or its directors, officers, agents or trustees, from having a material risk of being in any manner subjected to the provisions of the Investment Company Act, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

(6) an amendment that the SPLP GP Board determines is necessary for the SPLP GP Board to elect to treat us as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes, if the SPLP GP Board determines in its sole discretion that it is no longer in our best interests to continue as a partnership for U.S. federal income tax purposes;

(7) an amendment that the SPLP GP Board determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership securities or options, rights, warrants or appreciation rights relating to partnership securities;

(8) an amendment expressly permitted in the Partnership Agreement to be made by the SPLP GP Board acting alone;

(9) an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination that has been approved under the terms of the Partnership Agreement;

(10) an amendment that in the sole discretion of the SPLP GP Board is necessary or appropriate to reflect and account for the formation by SPLP of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by us of activities permitted by the Partnership Agreement;

(11) a change in our fiscal year or taxable year and related changes;

(12) a merger with or conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance, subject to certain conditions; or

(13) any other amendments substantially similar to any of the matters described in (1) through (12) above or (1) through (5) below.

In addition, the Partnership Agreement provides that the SPLP GP Board may make amendments to the Partnership Agreement without the approval of any unitholder if those amendments, in the discretion of the SPLP GP Board:

(1) do not adversely affect the unitholders considered as a whole (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect;

(2) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state or non-U.S. agency or judicial authority or contained in any federal or state or non-U.S. statute (including the Delaware Limited Partnership Act);

(3) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

(4) are necessary or appropriate for any action taken by the SPLP GP Board relating to splits or combinations of units under the provisions of the Partnership Agreement; or

(5) are required to effect the intent of the provisions of the Partnership Agreement or are otherwise contemplated by the Partnership Agreement.

Opinion of Counsel and Unitholder Approval

The SPLP GP Board will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the unitholders for amendments described above under “— No Unitholder Approval.” No other amendments to the Partnership Agreement (other than an amendment pursuant to a merger, sale or other disposition of assets effected in accordance with the provisions described under “— Merger, Sale or Other Disposition of Assets”) will become effective without the approval of the unitholders holding at least 90% of the voting power of the outstanding voting units (including voting units held by the General Partner and its affiliates), unless we obtain an opinion of counsel that is acceptable to a majority of the independent directors of the SPLP GP Board to the effect that the amendment will not affect the limited liability of any of the unitholders under the Delaware Limited Partnership Act.

In addition to the above restrictions, any amendment (other than an amendment that may be adopted solely by the SPLP GP Board or an amendment involving certain business combinations) that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests will also require the approval of the holders of at least a majority of the outstanding partnership interests of the class so affected (including partnership interests held by the General Partner and its affiliates).

In addition, any amendment that reduces the voting percentage required to take any action under the Partnership Agreement will require approval by the affirmative vote of unitholders or holders of outstanding voting units (including voting units held by the General Partner and its affiliates) whose aggregate outstanding voting units constitute not less than the voting percentage sought to be reduced.

Merger, Sale or Other Disposition of Assets

The Partnership Agreement generally prohibits the SPLP GP Board, without the prior approval by the vote of the holders of a majority of the voting power of outstanding voting units (excluding voting units owned by us, the General Partner and persons they control), from causing us to directly or indirectly (through any other entity or person, by derivative, lease, license, joint venture or otherwise) to, among other things, sell, exchange or otherwise dispose of all or any substantial part of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other business combination. However, the SPLP GP Board may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets (including for the benefit of persons other than us or our subsidiaries) without that approval. The SPLP GP Board may also sell all or substantially all of our assets under any forced sale of any or all of our assets pursuant to the foreclosure or other realization upon those encumbrances without that approval.

The SPLP GP Board may, without unitholder approval, convert or merge SPLP or any of our subsidiaries into, or convey all of our assets to, a newly formed limited liability entity that has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance if (i) the SPLP GP Board receives an opinion of counsel acceptable to a majority of the independent directors that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any unitholder, (ii) the sole purpose of the conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, to effect a change in the jurisdiction of organization of us into a new jurisdiction of organization, including any foreign jurisdiction, or to cause us to be taxable as a corporation. The holders of the units will not be entitled to dissenters’ rights of appraisal under the Partnership Agreement or the Delaware Limited Partnership Act in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Election to be Treated as a Corporation

If the SPLP GP Board determines in its sole discretion that it is no longer in our best interests to continue as a partnership for U.S. federal income tax purposes, the SPLP GP Board will be entitled to elect to treat us as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes or to cause us to transfer our assets, subject to our liabilities, to a corporation in exchange for stock of the corporation and to transition such stock to our Partners pursuant to the liquidation of SPLP.

Dissolution

We will dissolve upon:

(1) the election of the SPLP GP Board to dissolve us, if approved by a majority of the SPLP GP Board after December 31, 2011 or such earlier date with the consent of the Manager;

(2) the election of the SPLP GP Board to dissolve us, if approved by the unitholders holding at least 66 2⁄3% of the voting power of our outstanding voting units (including voting units held by the General Partner and its affiliates); provided, however that such action will not take effect until after December 31, 2011;

(3) there being no unitholders, unless we are continued without dissolution in accordance with the Delaware Limited Partnership Act;

(4) the entry of a decree of judicial dissolution of SPLP pursuant to the Delaware Limited Partnership Act; or

(5) the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner other than by reason of a transfer of its general partner interests or withdrawal or removal of the General Partner following approval and admission of a successor, in each case in accordance with the Partnership Agreement.

Upon a dissolution under clause (5) above, the holders of a majority of the voting power of our outstanding voting units will have the right to elect, within specific time limitations, to continue our business without dissolution on the same terms and conditions described in the Partnership Agreement by appointing as a successor general partner an individual or entity approved by the unitholders holding a majority of the voting power of the outstanding voting units, subject to our receipt of an opinion of counsel to the effect that:

(1) the action would not result in the loss of limited liability of any unitholder; and

(2) neither us nor any successor limited partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, subject to the Partnership Agreement and the Delaware Limited Partnership Act, liquidate our assets and apply the proceeds of the liquidation first to discharge our liabilities as provided in the Partnership Agreement and by law and thereafter to the Partners pro rata according to the percentages of their respective partnership interests as of a record date selected by the liquidator. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time if it determines that an immediate sale or distribution of all or some of such assets would be impractical or would cause undue loss to the Partners. The liquidator may also distribute assets in kind, in whole or in part, if it determines that a sale would be impractical or would cause undue loss to the Partners.

Special Provisions Regarding Conflicts of Interest and Fiduciary Duties

The Partnership Agreement generally provides that resolutions of conflicts of interest between the Manager or any of its affiliates, on the one hand, and us on the other, not approved by the majority of disinterested directors of the SPLP GP Board or by a conflicts committee established by the SPLP GP Board or not approved by the vote of the holders of a majority of the voting power of the outstanding voting units (excluding voting units owned by us, the General Partner and persons they control), must be:

•	on terms no less favorable to us than those generally provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

Fiduciary duties owed to us and unitholders by the General Partner are prescribed by Delaware law and the Partnership Agreement. The Delaware Limited Partnership Act provides that Delaware limited partnerships may in their partnership agreements expand, restrict or eliminate the duties (including fiduciary duties) otherwise owed by a general partner to limited partners and the partnership.

The Partnership Agreement contains various provisions modifying, restricting and eliminating the duties (including fiduciary duties) that might otherwise be owed by the General Partner. The Partnership Agreement contains provisions that waive or consent to conduct by the General Partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, the Partnership Agreement provides that when the General Partner, in its capacity as the general partner, is permitted to or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, except as otherwise provided in the Partnership Agreement, then the General Partner will be entitled to make such decision in its sole discretion, and to consider only such interests and factors as it desires, and will have no duty or obligation to give any consideration to any interest of or factors affecting us or the Partners, and will not be subject to any other or different standards imposed by us or the Partners, and will not be subject to any other or different standards imposed by the Partnership Agreement, any other agreement, contemplated thereby, under the Delaware Limited Partnership Act, or under any other law, rule or regulation or in equity.

Corporate Opportunities

The approval by the majority of disinterested directors of the SPLP GP Board or by a conflicts committee established by the SPLP GP Board is required for any pursuit by any director, the General Partner, the Manager or any of their respective affiliates, of any corporate opportunity of SPLP.

Withdrawal or Removal of the General Partner

The General Partner’s voluntary withdrawal will not constitute a violation of the Partnership Agreement, if (i) the General Partner gives at least 90 days’ advance notice to the unitholders of its intention to withdraw and the withdrawal is approved by the vote of the holders of a majority of the voting power of the outstanding voting units (excluding voting units owned by us, the General Partner and persons they control) and furnishes an opinion of counsel acceptable to a majority of the independent directors regarding tax and limited liability matters, or (ii) at any time that the General Partner ceases to be the General Partner due to a transfer of all of its general partner interest, or removal, each in accordance with the Partnership Agreement.

If the General Partner gives notice of voluntary withdrawal, the unitholders holding a majority of the voting power of our outstanding voting units will be entitled to select a successor to that withdrawing General Partner. If, prior to the effective date of the General Partner’s voluntary withdrawal, a successor is not elected, or is elected but we do not receive an opinion of counsel regarding limited liability and tax matters, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the unitholders holding a majority of the voting power of our outstanding voting units elect to continue our business on the same terms and conditions set forth in the Partnership Agreement by appointing a successor general partner; provided that the right of the unitholders holding a majority of the voting power of outstanding voting units to approve a successor general partner and to continue our business does not exist and may not be exercised unless we have received an opinion of counsel regarding limited liability and tax matters. See “— Dissolution” above.

The Partnership Agreement provides that the General Partner may be removed if such removal is approved by the vote of the unitholders holding at least 66 2⁄3% of the voting power of the outstanding voting units (including voting units held by the General Partner and its affiliates) and we receive an opinion of counsel regarding limited liability and tax matters; provided, however that such action will not take effect until after December 31, 2011. Any removal of the General Partner will be subject to the approval of a successor general partner by the vote of the unitholders holding a majority of the voting power of our outstanding voting units (including voting units held by the General Partner and its affiliates).

In the event of removal of the General Partner under circumstances where cause exists, or withdrawal of the General Partner where that withdrawal violates the Partnership Agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to its then fair market value. Under all other circumstances where a general partner withdraws or is removed by the unitholders, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for a cash payment equal to its then fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days of the general partner’s departure, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert within 45 days of the general partner’s departure, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including without limitation all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interests

Subject to certain conditions, we may not transfer all or any part of our interests in the General Partner, and the General Partner may not transfer all or any part of its general partner interest to a person (other than us or our subsidiary) unless such transfer (i) has been approved by the prior written consent or vote of unitholders holding at least 66 2⁄3% of the voting power of the outstanding voting units, or (ii) is of all, but not less than all, of its general partner interest to (a) an affiliate of the General Partner (other than an individual) or (b) subject to approval by a majority of the independent directors, another person (other than an individual) in connection with the merger or consolidation of the General Partner with or into another person (other than an individual) or the transfer by the General Partner of all, but not less than all, of its general partner interest to another person (other than an individual), or (iii) is the transfer by SPIIGP of the general partner interest to the General Partner pursuant to the terms of the Exchange Agreement. As a condition of the transfer by the General Partner of all or any part of its general partner interest to another person, the transferee must assume the rights and duties of the General Partner under the Partnership Agreement and agree to be bound by the provisions of the Partnership Agreement, and we must receive an opinion of counsel acceptable to the majority of independent directors regarding limited liability matters.

Redemption of Partnership Interests of Certain Unitholders

If at any time the SPLP GP Board obtains an opinion of counsel acceptable to the majority of independent directors to the effect that the ownership by a unitholder of a limited partner interest would cause us or the SPLP GP Board to be in violation of, or to the effect that such unitholder is in violation of, the U.S. Bank Secrecy Act, the U.S. Money Laundering Act of 1986, the U.S. International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the USA Patriot Act, or any other law or regulation to which we, the SPLP GP Board, or such unitholder’s investment in us may be subject from time to time, or, if at any time the SPLP GP Board, in its sole discretion, determines that the ownership by a unitholder that is an ERISA unitholder (as such term is defined in the Partnership Agreement) would create a substantial likelihood that our assets would be deemed to be “plan assets” for purposes of ERISA or the Code, or, if at any time the General Partner, in its sole discretion, determines that the ownership by a unitholder would create a substantial likelihood that we would become subjected to the provisions of the Investment Company Act or if at any time a unitholder fails to furnish information requested within the 30-day period of such request, the SPLP GP Board, in its sole discretion, may cause us to redeem the limited partner interest of such unitholder in accordance with the terms set forth in the Partnership Agreement.

Call Right

If at any time less than 10% of the then issued and outstanding limited partner interests of any class is held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign and transfer in whole or in part to any of its affiliates or to us, exercisable in its sole discretion, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by the General Partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase will be the greater of:

(1) the current market price as of the date three days before the date the notice is mailed; and

(2) the highest cash price paid by the General Partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the General Partner first mails notice of its election to purchase those limited partner interests.

If the General Partner, any affiliate of the General Partner or we elect to exercise the right to purchase limited partner interests as set forth above, the holders of such limited partner interests will be entitled to appraisal rights.

Status as Unitholder

By transfer of common units in accordance with the Partnership Agreement, each transferee of common units will be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records.

Indemnification

Under the Partnership Agreement, in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts:

•	the General Partner;

•	any departing general partner;

•	the Manager;

•	any person who is or was an affiliate of the General Partner, any departing general partner or the Manager;

•	any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of SPLP or its subsidiaries, the General Partner, any departing general partner or the Manager or any affiliate of SPLP or its subsidiaries, the General Partner, any departing general partner or the Manager;

•	any person who is or was serving at the request of the General Partner, any departing general partner or the Manager or any affiliate of the General Partner, any departing general partner or the Manager, as an officer, director, employee, member, partner, tax matters partner, agent, fiduciary or trustee of another person; or

•	any person designated by the General Partner in connection with activities of such person on behalf of us, WebFinancial Corporation or our subsidiaries, including but not limited to individuals who served as directors of WebFinancial Corporation.

We will provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence. We will also provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be made out of our assets. Unless it otherwise agrees, the General Partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We will be entitled to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the Partnership Agreement.

To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an indemnitee in appearing at, participating in or defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by us prior to a final and non-appealable determination that such indemnitee is not entitled to be indemnified upon receipt by us of an undertaking by or on behalf of the indemnitee to repay such amount if it ultimately shall be determined that the indemnitee is not entitled to be indemnified.

Reimbursement of Expenses; Management Fees; Incentive Compensation

The Partnership Agreement requires us to reimburse the General Partner for all direct and indirect expenses of SPLP and all direct and indirect expenses of the General Partner, including, without limitation, all director fees and expenses, all accounting and administrative expenses, all insurance costs and all indemnification obligations.

The Partnership Agreement also requires us to pay in a timely manner, all fees payable by it to the Manager in accordance with the terms and subject to the conditions of the Management Agreement, and we must reimburse the Manager for all costs and expenses provided for in the Management Agreement.

The Manager assigned its rights to receive certain incentive compensation based on SPLP’s performance to SPH SPV-I LLC. On January 7, 2015, SPLP and SPH SPV-I LLC entered into that certain Incentive Unit Agreement, effective as of May 11, 2012, to restate the provisions related to the incentive units from the Management Agreement without substantive change.

Books and Reports

The SPLP GP Board will be required to keep appropriate books and records with respect to our business at our principal offices or any other place designated by the SPLP GP Board in its sole discretion. The books and records will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our year will end on December 31 each year.

We will make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also make available summary financial information within 90 days after the close of each quarter. Under the Partnership Agreement, we will be deemed to have made such annual reports and quarterly financial information available to each record holder of common units if we have either (i) filed the report or information with the SEC via its Electronic Data Gathering, Analysis and Retrieval system and such report or information is publicly available on such system or (ii) made such report or information available on any publicly available website maintained by us.

As soon as reasonably practicable after the end of each fiscal year, we will furnish to each Partner tax information (including IRS Schedule K–1), which describes on a U.S. dollar basis such Partner’s share of our income, gain, loss and deduction for our preceding taxable year.

Right to Inspect Books and Records

The Partnership Agreement provides that a unitholder may, not later than five days following the demand at such unitholder’s expense, have furnished to it:

•	promptly after becoming available, a copy of our U.S. federal, state and local income tax returns for each year; and

•	copies of the Partnership Agreement, the certificate of limited partnership of SPLP, related amendments and executed powers of attorney under which they have been executed.

Notwithstanding the foregoing, no unitholder is entitled to obtain a list of the names or addresses of the unitholders; provided, however, that if a unitholder has made or intends to make or is considering making a proxy solicitation in connection with a meeting of the unitholders or action by written consent, or otherwise desires to communicate with unitholders, then upon the written request by any unitholder or record holder of common units entitled to vote at the meeting or to execute a written consent and the execution of a customary confidentiality agreement and for the limited purpose set forth therein, the SPLP GP Board is to either (i) provide the requesting unitholder or record holder with a list of the names and addresses of the unitholders or (ii) mail the requesting unitholder’s or record holder’s materials to the unitholders in connection with such meeting of the unitholders or action by written consent.

The SPLP GP Board will have the right to keep confidential from the unitholders any information that the SPLP GP Board reasonably believes to be in the nature of trade secrets or other information the disclosure of which the SPLP GP Board believes is not in our best interests, could damage us or our business, or which we are required by law or by agreements with third parties to keep confidential (other than agreements with affiliates of SPLP the primary purpose of which is to circumvent the obligations set forth above).

COMPARISON OF SECURITYHOLDERS’ RIGHTS

Upon completion of the offer and the merger, holders of Steel Excel common stock not already owned by SPLP or any entity that is an affiliate of SPLP will receive SPLP preferred units in exchange for their shares of Steel Excel common stock. As a result, upon completion of the offer and the merger, the rights of holders of Steel Excel common stock who become holders of SPLP preferred units in connection with the offer and the merger will be governed by the Delaware Limited Partnership Act and the Partnership Agreement.

The following is a summary of the material differences between the rights of SPLP preferred unitholders and the current rights of Steel Excel stockholders. Although SPLP and Steel Excel believe that this summary covers the material differences between these rights, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of SPLP preferred unitholders and Steel Excel stockholders, and it is qualified in its entirety by reference to Steel Excel’s certificate of incorporation and bylaws, the Partnership Agreement, a copy of which is attached to this prospectus/offer to exchange as Annex C, the DGCL, the Delaware Limited Partnership Act, the rules and regulations of the SEC and the various other documents of SPLP and Steel Excel referred to in this summary. In addition, the characterization of some of the differences in the rights of SPLP preferred unitholders and Steel Excel stockholders as material is not intended to indicate that other differences do not exist or are not important. See “Where To Obtain Additional Information.”

STEEL EXCEL	SPLP

Authorized Capital Stock

The certificate of incorporation of Steel Excel, as amended (the “certificate of incorporation”), authorizes Steel Excel to issue 18,000,000 shares of its capital stock, divided into two classes: 18,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.

Steel Excel preferred stock may be issued from time to time in one or more series.

As of January 5, 2017, there were 10,296,620 shares of Steel Excel’s common stock outstanding.

SPLP’s limited partnership agreement permits the General Partner to authorize the issuance of an unlimited number of preferred units, in one or more classes or series without action by holders of outstanding common or, except as specified below, preferred units. SPLP may from time to time, without notice to or the consent of holders of the SPLP preferred units, authorize the issuance of, or issue, equity securities that rank equally with or junior to the SPLP preferred units.

Dividends/Distributions

Subject to Delaware law, holders of shares of Steel Excel common stock are entitled to receive dividends when, as and if declared by the board of directors of Steel Excel out of funds legally available for payment, subject to the rights of holders, if any, of Steel Excel preferred stock.	Distributions on the SPLP preferred units will be payable when, as and if declared by the SPLP GP Board out of funds legally available, at a rate per annum equal to 6.0% of the $25.00 liquidation preference per unit. Distributions are payable in cash or in kind or a combination thereof at the sole discretion of the SPLP GP Board. Distributions on the SPLP preferred units will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, when, as and if declared by the SPLP GP Board. Distributions on the SPLP preferred units are cumulative and shall accumulate from the date of issuance of the applicable SPLP preferred units.

STEEL EXCEL	SPLP

Liquidation Rights

Pursuant to Section 281 of the DGCL, subject to any preferential rights of any then outstanding preferred stock, in the event of Steel Excel’s liquidation, dissolution or winding up, holders of Steel Excel’s common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Steel Excel’s certificate of incorporation permits the board of directors of Steel Excel to designate preferred stock and in connection with such designation, fix liquidation rights.	Upon any voluntary or involuntary liquidation, dissolution or winding up of SPLP, each holder of the SPLP preferred units will be entitled to a payment out of SPLP’s assets available for distribution to the holders of the SPLP preferred units following the satisfaction of all claims ranking senior to the SPLP preferred units. Such payment will equal the sum of the $25.00 liquidation preference per SPLP preferred unit and accumulated and unpaid distributions, if any, to, but excluding, the date of liquidation, to the extent that SPLP has sufficient gross income (excluding any gross income attributable to the sale or exchange of capital assets) in the year of liquidation and in the prior years in which the SPLP preferred units have been outstanding to ensure that each holder of SPLP preferred units will have a capital account balance equal to the liquidation preference per SPLP preferred unit and accumulated and unpaid distributions.

Voting Rights

Steel Excel’s bylaws provide that each holder of capital stock is entitled to one vote for each share held. Steel Excel’s certificate of incorporation permits the board of directors of Steel Excel to designate preferred stock and in connection with such designation, fix voting rights.

The holders of the SPLP preferred units will have voting rights only in limited circumstances.

If and whenever there is a Nonpayment, the number of directors then constituting the SPLP GP Board will be increased by two and the holders of the SPLP preferred units, voting together as a single class with the holders of any other class of voting preferred units, will have the right to elect these two additional directors. When quarterly distributions have been declared and paid on the SPLP preferred units for four consecutive quarters following such Nonpayment, the right of the holders of the SPLP preferred units and any other voting preferred units to elect these two additional directors will cease, the terms of office of these two directors will forthwith terminate and the number of directors constituting the SPLP GP Board will be reduced accordingly. However, the right of the holders of the SPLP preferred units and any other voting preferred units to elect two additional directors will again vest if and whenever six additional quarterly distributions have not been declared and paid, as described above.

STEEL EXCEL	SPLP

The approval of two-thirds of the votes entitled to be cast by the holders of outstanding SPLP preferred units and all other voting preferred units, acting as a single class regardless of series, is required in order:

(i)     to amend, alter or repeal any provisions of SPLP’s limited partnership agreement relating to the SPLP preferred units or other series of voting preferred units, whether by merger, consolidation or otherwise, to affect materially and adversely the powers, rights or preferences of the holders of the SPLP preferred units or other series of voting preferred units, unless in connection with any such amendment, alteration or repeal, each SPLP preferred unit and any other voting preferred unit remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred units of the surviving entity having rights, powers and preferences substantially similar to those of the SPLP preferred units or any other series of voting preferred units, as the case may be, or

(ii)    to authorize, create or increase the authorized amount of, any class or series of preferred units having rights senior to the SPLP preferred units with respect to the payment of distributions or distribution of amounts upon liquidation, dissolution or winding up, provided that in the case of clause (i) above, if such amendment affects materially and adversely the rights, preferences or powers of one or more but not all of the classes or series of voting preferred units (including the SPLP preferred units), only the consent of the holders of at least two-thirds of the outstanding units of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to)

STEEL EXCEL	SPLP

the consent of the holders of two-thirds of the voting preferred units (including the SPLP preferred units) as a class.

SPLP may authorize or create additional series or classes of parity units and junior units and issue additional series of parity units and junior units, or issue additional SPLP preferred units, without notice to or the consent of any holder of the SPLP preferred units.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, provision is made for the redemption of all of the then outstanding SPLP preferred units.

If, absent regulatory approval, at any time any person or group (other than (i) the General Partner, SPLP’s Manager and their respective affiliates, or (ii) a person or group that acquires 10% or more of the SPLP preferred units with the prior approval of the SPLP GP Board) acquires, in the aggregate, beneficial ownership of 10% or more of the SPLP preferred units, that person or group will lose voting rights with respect to all of such units in excess of 9.9%, and such units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes.

Redemption/Repurchase Rights

At any time or from time to time SPLP may, at its option, out of funds legally available redeem the SPLP preferred units, in whole or in part, in cash or in common units or a combination thereof, at the sole discretion of the SPLP GP Board, at a price of $25.00 per SPLP preferred unit plus accumulated and unpaid distributions, if any, on such SPLP preferred unit to, but excluding, the redemption date. If SPLP elects to pay the redemption price for any SPLP preferred units in common units, such common units will be valued at their volume-weighted average price for the 60 consecutive trading days immediately preceding the applicable redemption date.

STEEL EXCEL	SPLP
None.

Holders of the SPLP preferred units will have the right to require SPLP to repurchase up to 525,000 SPLP preferred units (as such amount may be reduced pursuant to the immediately following sentence, the “Optional Redemption Amount”) on the third (3rd) anniversary of the original issuance date of the SPLP preferred units (the “Optional Redemption Date”) at a redemption price of $25.00 per SPLP preferred unit plus accumulated and unpaid distributions, if any, on such SPLP preferred unit to, but excluding, the redemption date, in cash or in common units or a combination thereof, at the sole discretion of the SPLP GP Board. The Optional Redemption Amount shall be reduced by the number of any SPLP preferred units called for redemption by SPLP prior to the Optional Redemption Date. If SPLP preferred unit holders elect to have SPLP repurchase an aggregate number of SPLP preferred units in excess of the Optional Redemption Amount, SPLP shall repurchase such SPLP preferred units on a pro rata basis (based on the relative number of SPLP preferred units that such SPLP preferred unit holders have elected to be repurchased in such optional redemption) up to the Optional Redemption Amount.

If not earlier redeemed, on the date that is the ninth (9th) anniversary of the original issuance date of the SPLP preferred units, SPLP shall redeem all of the SPLP preferred units at a redemption price equal to $25.00 per SPLP preferred unit plus an amount equal to accumulated and unpaid distributions, if any, on such SPLP preferred unit to, but excluding, the redemption date, in cash or in common units or a combination thereof, at the sole discretion of the SPLP GP Board.

Conversion Rights

Steel Excel’s certificate of incorporation permits board of directors of Steel Excel to designate preferred stock and in connection with such designation, fix conversion rights.	The SPLP preferred units will not be convertible into common units or any other class or series of interests or any other security.

STEEL EXCEL	SPLP

Size of Board of Directors

Steel Excel’s bylaws provide that the board of directors of Steel Excel shall consist of one or more members and that the number of authorized directors shall be seven (7), provided, however the number of authorized directors may be changed from time to time by amendment of the bylaws.

The SPLP GP Board consists of seven (7) directors and the SPLP GP Board will consist of not less than five nor more than nine directors. The SPLP GP Board will consist of a majority of independent directors and SPLP’s Manager will have two representatives serving as directors (Warren G. Lichtenstein and Jack Howard) while the Management Agreement is in effect.

As discussed above under “Voting Rights,” if and whenever there is a Nonpayment, the number of directors then constituting the SPLP GP Board will be increased by two and the holders of the SPLP preferred units, voting together as a single class with the holders of any other voting preferred units, will have the right to elect these two additional directors. When quarterly distributions have been declared and paid on the SPLP preferred units for four consecutive quarters following such Nonpayment, the right of the holders of the SPLP preferred units and any other voting preferred units to elect these two additional directors will cease, the terms of office of these two directors will forthwith terminate and the number of directors constituting the SPLP GP Board will be reduced accordingly.

Structure of Term of Board of Directors

The board of directors of Steel Excel is not classified. Directors are elected annually.	Directors are elected to one-year terms expiring at the next annual meeting. The SPLP GP Board may not provide for a classified board of directors without both the approval of the majority of independent directors of the SPLP GP Board and the approval by the vote of the holders of a majority of the voting power of outstanding voting units (excluding voting units owned by SPLP, the General Partner and persons they control).

Vacancies on Board of Directors

Steel Excel’s bylaws provide that any vacancy on the board of directors of Steel Excel will be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and not by the stockholders.	Vacancies on the SPLP GP Board shall be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, or by a sole remaining director; provided, however, that any vacancy created by the affirmative vote of holders of a majority of SPLP’s outstanding common units for cause may only be filled by a vote of holders of a majority of SPLP’s outstanding common units.

STEEL EXCEL	SPLP
If any vacancy shall occur among the directors elected by the holders of the SPLP preferred units and voting preferred units, a successor shall be elected by the SPLP GP Board, upon the nomination of the then-remaining director elected by the holders of the SPLP preferred units and voting preferred units, or the successor of such remaining director.

Election of Directors

Steel Excel’s bylaws provide that at the annual stockholders’ meeting, the stockholders shall elect a board of directors of Steel Excel by the vote of a majority of the votes cast with respect to each director’s election; provided, however, that if such election is a contested election, the directors shall be elected by the vote of a plurality of the votes cast by the stockholders at such meeting. An election will be deemed a contested election if the secretary of Steel Excel has received one or more notices that a stockholder intends to nominate a person for election to the board of directors in compliance with the bylaws, and all nominations have not been withdrawn on or prior to the 10th day preceding the date Steel Excel first mails its notice of meeting to its stockholders.

In accordance with Steel Excel’s Corporate Governance Principles, in an uncontested election, Steel Excel’s board of directors will not nominate an incumbent director for re-election as a director unless, prior to such nomination, the incumbent has submitted a resignation as a director, which resignation will be effective upon the earlier of (i) Steel Excel’s board of directors’ acceptance of the director’s resignation following the director’s failure to receive a sufficient number of votes for re-election at any meeting of Steel Excel’s stockholders at which the director’s seat on the board of directors is subject to election or (ii) the 90th day after certification of the election results evidencing such failure to be re-elected. Prior to the effectiveness of such resignation, Steel Excel’s board of directors may reject such resignation and permit the director to withdraw such resignation.

Directors are elected annually by a plurality of the votes cast. Cumulative voting for election of directors is not permitted.

Removal of Directors

Steel Excel’s bylaws provide that a director may be removed with or without cause by a vote of a majority of shares entitled to vote in the election of directors.	Directors may be removed for cause upon the affirmative vote of holders of a majority of the outstanding common units.

STEEL EXCEL	SPLP
The holders of SPLP preferred units and voting preferred units, voting together as a class, may remove any director elected by them pursuant to the provisions described under “Voting Rights” above.

Stockholder/Limited Partner Action by Written Consent

Steel Excel’s certificate of incorporation does not prohibit stockholders to act by written consent.	SPLP’s limited partnership agreement provides that any action that is required or permitted to be taken at a meeting of the limited partners may be taken without a meeting if written approval of such action is signed by limited partners owning not less than the minimum percentage of the voting power of the outstanding units that would be necessary to authorize or take that action at a meeting.

Supermajority Provisions

None.

Removal of a General Partner, transfer of the SPLP’s interests in the General Partner and dissolution of the partnership at the election of the limited partners requires the vote of at least 66 2⁄3% of the outstanding voting units.

Except as otherwise provided in SPLP’s limited partnership agreement, amendments to the amendment provisions of the limited partnership agreement and amendments that would affect the limited liability of any limited partner under the Delaware Limited Partnership Act require the vote of at least 90% of the outstanding voting units.

In addition, see “Voting Rights” above for certain supermajority voting provisions related to the SPLP preferred units.

Special Meetings of Stockholders/Limited Partners

Pursuant to Steel Excel’s bylaws, special meetings of stockholders for any purpose or purposes may be called at any time by the Steel Excel board of directors, and shall be called upon the request of the chairperson of the board of directors, the chief executive officer (and if Steel Excel does not have a chief executive officer, the president), or by a majority of the members of the board of directors. Special meetings may not be called by any other person or persons.

Pursuant to SPLP’s limited partnership agreement, special meetings of the limited partners may be called by the General Partner, in its sole discretion, or by limited partners holding 50.1% or more of the common units. Limited Partners shall not vote on matters that would cause them to be deemed to be taking part in the management and control of the business and affairs of SPLP so as to jeopardize the limited partners’ limited liability under the Delaware Limited Partnership Act or the law of any other state in which SPLP is qualified to do business.

If a Nonpayment shall have occurred (as discussed under “Voting Rights” above), the Secretary of the General Partner may, and upon the written request of any holder of SPLP preferred units shall, call a

STEEL EXCEL	SPLP
special meeting of the SPLP preferred unit holders and holders of any other voting preferred units then outstanding for the election of the two directors to be elected by them.

Stockholder/Limited Partner Proposals and Nominations for Candidates for Election

Steel Excel’s bylaws allow stockholders to propose business to be brought before a stockholder meeting, including nominations for the election of directors, subject to timely and proper notice of such business in accordance with the requirements set forth in Steel Excel’s bylaws.

To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of Steel Excel not later than the close of business on the seventy-fifth (75th) day nor earlier than the close of business on the one hundred and fifth (105th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred and fifth (105th) day prior to such annual meeting and not later than the close of business on the later of the seventy-fifth (75th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Steel Excel.

Steel Excel’s bylaws also require that a stockholder’s notice must set forth certain information, including, among other things, information with respect to the stockholder (and, if applicable, the stockholder’s nominee for the board of directors of Steel Excel), a brief description of the business to be conducted, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business.

Additionally, Steel Excel’s bylaws permit stockholder proposals properly brought pursuant to Rule 14a-8 promulgated under the Exchange Act to be included in Steel Excel’s proxy statement for an annual meeting of stockholders.

For nominations or other business to be properly brought by a limited partner before an annual meeting of limited partners, the limited partner must notify SPLP in writing not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting of limited partners; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice of the limited partner must be delivered not earlier than 120 days prior to such annual meeting and not later than the later of 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by SPLP or the General Partner. The notice must contain customary information concerning the person to be nominated or the matters to be brought before the annual meeting as well as specific information concerning the limited partner submitting the nomination or business proposal.

STEEL EXCEL	SPLP

Amendment of Certificate of Incorporation and Bylaws/Limited Partnership Agreement

Steel Excel’s certificate of incorporation may be amended in accordance with the DGCL.

Stockholders of Steel Excel holding a majority of Steel Excel’s outstanding voting stock then entitled to vote at an election of directors shall have the power to adopt, amend or repeal the bylaws. To the extent provided in the certificate of incorporation of Steel Excel, the board of directors of Steel Excel shall also have the power to adopt, amend or repeal the bylaws of Steel Excel.

Certain amendments to the limited partnership agreement may be adopted by the SPLP GP Board without the approval of the limited partners, which do not adversely affect in any material respects the rights of the limited partners. Other amendments generally require the approval of limited partners holding a majority in voting power of SPLP’s outstanding voting units. See “Description of the SPLP Common Units — Material Provisions of SPLP Partnership Agreement.”

NOL Transfer Restrictions

In order to preserve net operating losses, Steel Excel’s certificate of incorporation contains provisions that generally restrict any direct or indirect transfer of Steel Excel’s common stock if the effect would be to cause a holder to own 4.9% or more of Steel Excel’s common stock or increase the ownership percentage of a stockholder owning or deemed to own 4.9% or more of Steel Excel’s common stock.	In order to preserve net operating losses, our limited partnership agreement contains provisions that generally restrict any direct or indirect transfer of our limited partnership interests or any warrant, right or option to purchase a limited partnership interest if the effect would be to cause a holder to own more than 4.25% of our units or increase the percentage of units owned directly or indirectly by a Prohibited Owner.

Tax Benefits Preservation Plan

In order to preserve net operating losses, Steel Excel has a shareholder rights plan to deter ownership of 4.9% or more of Steel Excel’s common stock or an increase in the ownership percentage of a stockholder owning or deemed to own 4.9% or more of Steel Excel’s common stock. Under the plan, Steel Excel declared a dividend of one preferred stock purchase right for each outstanding share of Steel Excel’s common stock payable to holders of record as of the close of business on January 4, 2012. Each right entitles the registered holder to purchase from Steel Excel one one-thousandth of one share of series B participating preferred stock, par value $0.001 per share, of Steel Excel at a purchase price equal to $233.00 per one one-thousandth of a share, subject to adjustment.	None.

Business Combination Statute

Steel Excel has not opted out of Section 203 of the DGCL. This statute regulating corporate takeovers prohibits a Delaware corporation from	Not applicable.

STEEL EXCEL	SPLP

engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•    prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•    upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•    on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination as defined by the DGCL includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is defined by the DGCL as any person who, together with such person’s affiliates and associates, (i) owns 15% or more of a corporation’s voting securities or (ii) is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s voting securities at any time within the three-year period immediately preceding a business combination of the corporation governed by Section 203.

STEEL EXCEL	SPLP

Exclusive Forum

Unless Steel Excel consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware) shall be the sole and exclusive forum for any internal corporate claims, as such term is defined and used in Section 115 of the DGCL, as the same may be amended from time to time, brought by a stockholder (including any beneficial owner), including without limitation: (i) any derivative action or proceeding brought on behalf of Steel Excel, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Steel Excel’s directors, officers, stockholders, employees or agents to Steel Excel or some or all of Steel Excel’s stockholders, or a claim for aiding and abetting any such breach, (iii) any action asserting a claim against Steel Excel (or any director, officer, stockholder, employee or agent) arising pursuant to or under any provision of the DGCL or the certificate of incorporation or bylaws of Steel Excel, in each case as the same may be amended from time to time, (iv) any action to interpret, apply, enforce or determine the validity of the certificate of incorporation or bylaws of Steel Excel, in each case as the same may be amended from time to time, or (v) any action asserting a claim against Steel Excel or any of its directors, officers, stockholders, employees or agents governed by the internal affairs doctrine of the State of Delaware.	None.

LEGAL MATTERS

The validity of the SPLP preferred units offered by this prospectus/offer to exchange will be passed upon for SPLP by Olshan Frome Wolosky LLP, New York, New York.

EXPERTS

The consolidated financial statements of SPLP as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 incorporated by reference in this prospectus/offer to exchange have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Steel Excel as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 included in this prospectus/offer to exchange have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, included herein, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements, schedule, and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of SL Industries, Inc. on the Form 10-K for the year ended December 31, 2015 and incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of ModusLink Global Solutions, Inc. as of July 31, 2016 and 2015 and for each of the three years in the period ended July 31, 2016 incorporated by reference in this prospectus/offer to exchange have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of ModusLink Global Solutions, Inc. for the year ended July 31, 2013, have been incorporated by reference herein in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of JPS Industries, Inc. as of November 1, 2014 and November 2, 2013 and for the years then ended incorporated by reference in this prospectus/offer to exchange have been so incorporated in reliance on the report of Elliott Davis Decosimo, LLC, an independent auditor, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE TO OBTAIN ADDITIONAL INFORMATION

SPLP files annual, quarterly and current reports, proxy statements and other information with the SEC. Steel Excel stockholders may read and copy any reports, statements or other information that SPLP files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. SPLP’s public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at http:/www.sec.gov.

SPLP has filed a registration statement on Form S-4 with the SEC to register the offer and sale of the SPLP preferred units to be issued in the offer and the merger. This prospectus/offer to exchange is a part of that registration statement. SPLP may also file amendments to such registration statement. As allowed by SEC rules, this prospectus/offer to exchange does not contain all of the information in the registration statement, or the exhibits to the registration statement. You may obtain copies of the Form S-4 and Schedule TO (and any amendments) by contacting the information agent as directed elsewhere in this prospectus/offer to exchange.

The SEC allows SPLP to incorporate information into this document “by reference,” which means that SPLP can disclose important information to Steel Excel stockholders by referring to another document or information filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information amended or superseded by information contained in, or incorporated by reference into, this document. This prospectus/offer to exchange incorporates by reference the documents and information set forth below that SPLP has previously filed with the SEC. These documents contain important information about SPLP and its financial condition, businesses, operations and results.

SPLP Filings:

SPLP Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K, which includes separate financial statements of each of SLI, JPS and ModusLink	Fiscal year ended December 31, 2015, as filed with the SEC on March 11, 2016, and as amended March 23, 2016

The description of SPLP’s common units set forth in SPLP’s Registration Statement on Form 8-A	As filed with the SEC on April 4, 2012, together with all amendments and reports filed for the purpose of updating such description

Quarterly Reports on Form 10-Q	For the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016, each as filed with the SEC on May 5, 2016, August 4, 2016 and November 7, 2016, respectively.

Current Reports on Form 8-K	Filed with the SEC on: • February 24, 2016, as amended on February 25, 2016 • May 17, 2016 • May 23, 2016 • June 1, 2016, as amended on August 16, 2016 • June 14, 2016

• October 5, 2016, as amended December 15, 2016 • December 9, 2016 • December 13, 2016 • December 22, 2016 • January 9, 2017

Proxy Statement on Schedule 14A	For the 2016 annual meeting of stockholders, filed with the SEC on April 14, 2016, as supplemented on May 9, 2016 and further supplemented on May 17, 2016.

SPLP also hereby incorporates by reference any additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus/offer to exchange to the termination of the offer. Nothing in this prospectus/offer to exchange shall be deemed to incorporate information furnished but not filed with the SEC or the contents of SPLP’s website.

Steel Excel stockholders may obtain any of these documents without charge upon request to the information agent at (212) 929-5500 (collect) or (800) 322-2885 (toll free) or from the SEC at the SEC’s website at http://www.sec.gov.

FINANCIAL STATEMENTS OF STEEL EXCEL

Unaudited Consolidated Financial Statements

for the Three and Nine Months Ended September 30, 2016 and 2015

Steel Excel Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

for the three- and nine- month periods ended September 30, 2016 and 2015

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands, except per-share data)
Net revenues	$27,154	$33,480	$68,868	$107,975
Cost of revenues	21,872	26,136	56,831	84,784

Gross profit	5,282	7,344	12,037	23,191

Operating expenses:
Selling, general and administrative expenses	8,634	8,461	22,765	25,418
Amortization of intangibles	1,402	1,992	4,326	6,229

Total operating expenses	10,036	10,453	27,091	31,647

Operating loss	(4,754)	(3,109)	(15,054)	(8,456)
Interest expense	(398)	(627)	(1,171)	(1,883)
Impairment of marketable securities	—	(7,886)	(1,470)	(30,626)
Other income (expense), net	670	7,905	3,449	9,177

Loss before income taxes and equity method income	(4,482)	(3,717)	(14,246)	(31,788)
Benefit from (provision for) income taxes	1,287	(2,393)	2,032	4,267
Income (loss) from equity method investees, net of taxes	885	(8,153)	6,976	(4,818)

Net loss	(2,310)	(14,263)	(5,238)	(32,339)
Net loss (income) attributable to non-controlling interests in consolidated entities	(101)	(211)	212	79

Net loss attributable to Steel Excel Inc.	$(2,411)	$(14,474)	$(5,026)	$(32,260)

Basic income (loss) per share attributable to Steel Excel Inc.:
Net loss	$(0.23)	$(1.27)	$(0.47)	$(2.81)
Diluted income (loss) per share attributable to Steel Excel Inc.:
Net loss	$(0.23)	$(1.27)	$(0.47)	$(2.81)
Shares used in computing income (loss) per share:
Basic	10,301	11,421	10,753	11,489
Diluted	10,301	11,421	10,753	11,489

See accompanying Notes to Consolidated Financial Statements.

Steel Excel Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

for the three- and nine- month periods ended September 30, 2016 and 2015

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Net loss	$(2,310)	$(14,263)	$(5,238)	$(32,339)

Other comprehensive income (loss):
Foreign currency translation adjustments (A)	2	(5)	(1)	(6)

Marketable securities:
Gross unrealized gains (losses) on marketable securities, net of tax (B)	1,706	(5,871)	2,692	(2,807)
Reclassifications to realized losses (gains), net of tax (C)	(153)	(567)	553	11,487

Net unrealized gain (loss) on marketable securities, net of tax	1,553	(6,438)	3,245	8,680

Comprehensive loss	(755)	(20,706)	(1,994)	(23,665)
Comprehensive loss (income) attributable to non-controlling interest	(101)	(211)	212	79

Comprehensive loss attributable to Steel Excel Inc.	$(856)	$(20,917)	$(1,782)	$(23,586)

(A) No reclassifications or tax effect on foreign currency translation adjustments
(B) Tax benefit (provision) on gross unrealized gains (losses)	$(997)	$3,279	$(1,569)	$1,572
(C) Tax benefit (provision) on reclassifications to realized losses (gains)	$79	$284	$(323)	$(6,434)

See accompanying Notes to Consolidated Financial Statements.

Steel Excel Inc.

CONSOLIDATED BALANCE SHEETS

as of September 30, 2016 and December 31, 2015

(unaudited)

	September 30, 2016	December 31, 2015
	(in thousands, except par value)
Assets:
Current assets:
Cash and cash equivalents	$84,568	$31,707
Restricted cash	12,446	21,639
Marketable securities	80,736	96,189
Other current investments	3,000	—
Receivable from securities sales not settled	—	23,229
Accounts receivable (net of allowance for doubtful accounts of $70 in 2016 and $38 in 2015)	12,537	10,614
Prepaid expenses and other current assets	4,187	3,937

Total current assets	197,474	187,315
Property and equipment, net	85,302	95,793
Goodwill	12,594	12,594
Intangible assets, net	15,893	20,219
Other long-term investments	511	3,555
Investments in equity method investees ($6,227 in 2016 and $21,954 in 2015 reported at fair value)	8,923	24,815
Deferred income taxes	269	—
Other long-term assets	515	531

Total assets	$321,481	$344,822

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$2,424	$2,781
Accrued expenses and other liabilities	6,534	8,458
Financial instrument obligations	12,446	21,639
Current liabilities of discontinued operations	450	450

Total current liabilities	21,854	33,328
Long-term debt (net of unamortized debt issuance costs of $194 in 2016 and $280 in 2015)	42,752	42,666
Deferred income taxes	531	737
Other long-term liabilities	256	236

Total liabilities	65,393	76,967

Commitments and contingencies
Stockholders’ equity:
Common stock ($0.001 par value, 18,000 shares authorized; 14,476 and 14,392 shares issued in 2016 and 2015, respectively; 10,300 and 11,347 shares outstanding in 2016 and 2015, respectively)	14	14
Additional paid-in capital	271,819	270,516
Accumulated other comprehensive loss	(2,302)	(5,546)
Retained earnings	84,203	89,229
Treasury stock, at cost (4,176 and 3,045 shares in 2016 and 2015, respectively)	(97,261)	(85,967)

Total Steel Excel Inc. stockholders’ equity	256,473	268,246
Non-controlling interest	(385)	(391)

Total stockholders’ equity	256,088	267,855

Total liabilities and stockholders’ equity	$321,481	$344,822

See accompanying Notes to Consolidated Financial Statements.

Steel Excel Inc.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

for the nine-month period ended September 30, 2016

(unaudited)

	Steel Excel Inc. Stockholders’ Equity
	Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non- Controlling Interest
	Shares	Amount	Shares	Amount					Total
	(in thousands)
Balance, January 1, 2016	14,392	$14	(3,045)	$(85,967)	$270,516	$(5,546)	$89,229	$(391)	$267,855
Net loss attributable to Steel Excel Inc.	—	—	—	—	—	—	(5,026)	—	(5,026)
Net loss attributable to non-controlling interests	—	—	—	—	—	—	—	(212)	(212)
Other comprehensive income	—	—	—	—	—	3,244	—	—	3,244
Net issuance of restricted shares	84	—	—	—	(101)	—	—	—	(101)
Stock-based compensation	—	—	—	—	1,598	—	—	—	1,598
Repurchases of common stock	—	—	(1,131)	(11,294)	—	—	—	—	(11,294)
Exchange of non-controlling interests	—	—	—	—	(194)	—	—	218	24

Balance, September 30, 2016	14,476	$14	(4,176)	$(97,261)	$271,819	$(2,302)	$84,203	$(385)	$256,088

See accompanying Notes to Consolidated Financial Statements.

Steel Excel Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the nine-month periods ended September 30, 2016 and 2015

(unaudited)

	Nine Months Ended September 30,
	2016	2015
	(in thousands)
Cash Flows From Operating Activities:
Net loss	$(5,238)	$(32,339)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss (income) from equity method investees	(6,976)	4,818
Stock-based compensation expense	1,598	2,338
Depreciation and amortization	15,823	17,768
Impairment of marketable securities	1,470	30,626
Deferred income tax benefit	(2,367)	(5,230)
Loss (gain) on sales of marketable securities	(594)	1,430
Gain on financial instrument obligations	(119)	(1,063)
Loss on change to equity method at fair value	—	2,807
Gain on non-monetary exchange	—	(9,326)
Other	(507)	627
Changes in operating assets and liabilities:
Accounts receivable	(1,955)	13,865
Prepaid expenses and other assets	(281)	(1,281)
Accounts payable and other liabilities	(2,162)	(2,568)

Net cash provided by (used in) operating activities	(1,308)	22,472

Cash Flows From Investing Activities:
Purchases of property and equipment	(1,619)	(4,477)
Proceeds from sale of property and equipment	808	39
Purchases of marketable securities	(13,113)	(25,590)
Proceeds from sales of marketable securities	47,246	39,446
Proceeds from sales of equity method investees	22,868	—
Proceeds from issuance of financial instrument obligations	144	374
Repayments of financial instrument obligations	(63)	(451)
Reclassification of restricted cash	9,193	1,140

Net cash provided by investing activities	65,464	10,481

Cash Flows From Financing Activities:
Repurchases of common stock - treasury shares	(11,294)	(4,612)
Repayments of capital lease obligations	—	(589)
Repayments of long-term debt	—	(9,910)

Net cash used in financing activities	(11,294)	(15,111)

Net increase in cash and cash equivalents	52,862	17,842
Effect of foreign currency translation on cash and cash equivalents	(1)	(6)
Cash and cash equivalents at beginning of period	31,707	51,910

Cash and cash equivalents at end of period	$84,568	$69,746

See accompanying Notes to Consolidated Financial Statements.

Steel Excel Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1. Description and Basis of Presentation

Steel Excel Inc. (“Steel Excel” or the “Company”) currently operates in two reporting segments—Energy and Sports. Through its wholly-owned subsidiary Steel Energy Services Ltd. (“Steel Energy”), the Company’s Energy business provides drilling and production services to the oil and gas industry. Through its wholly-owned subsidiary Steel Sports Inc., the Company’s Sports business is a social impact organization that strives to provide a first-class youth sports experience emphasizing positive experiences and instilling the core values of discipline, teamwork, safety, respect, and integrity. The Company also makes significant non-controlling investments in entities in industries related to its reporting segments as well as entities in other unrelated industries. The Company continues to identify business acquisition opportunities in both the Energy and Sports industries as well as in other unrelated industries.

The accompanying unaudited consolidated financial statements of Steel Excel and its subsidiaries, which have been prepared in accordance with the instructions to Form 10-Q and therefore do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles, should be read in conjunction with the notes to the consolidated financial statements contained in the Company’s annual report on Form 10-K for the year ended December 31, 2015. The Company believes that all adjustments, consisting primarily of normal recurring accruals, necessary for a fair presentation have been included in the consolidated financial statements. The operating results of any period are not necessarily indicative of the results for the entire year or any future period.

In March 2016, the Company notified the Nasdaq Stock Market (“NASDAQ”) of its intention to voluntarily delist its common stock, with associated preferred stock purchase rights, from the NASDAQ Capital Market. The Company ceased trading on NASDAQ at the close of business on March 31, 2016. On April 4, 2016, the Company filed a Form 15 with the Securities and Exchange Commission (“SEC”) to voluntarily effect deregistration of its securities pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. The Company’s obligation to file current and periodic reports with the SEC terminated the same day upon the filing of the Form 15 with the SEC. The Company was eligible to deregister its common stock, with associated preferred stock purchase rights, because it had fewer than 300 stockholders of record.

Certain prior period amounts have been reclassified to conform to the 2016 financial statement presentation.

2. Recent Accounting Pronouncements

In January 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-01, Financial Instruments—Overall (Subtopic 825-10), which eliminates the requirement to classify equity securities with readily determinable market values as either available-for-sale securities and trading securities, and requires that equity investments, other than those accounted for under the traditional equity method of accounting, be measured at their fair value with changes in fair value recognized in net income. Equity investments that do not have readily determinable market values may be measured at cost, subject to an assessment for impairment. ASU 825-10 also requires enhanced disclosures about such equity investments. ASU No. 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption prohibited. Upon adoption, a reporting entity should apply the provisions of ASU 2016-01 by means of a cumulative effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The Company is evaluating the potential impact on its consolidated financial statements of adopting ASU 2016-01.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires, among other things, a lessee to recognize a liability representing future lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term. For operating leases, a lessee will be required to recognize at inception a right-of-use asset and a lease liability equal to the net present value of the lease payments, with lease expense recognized over the lease term on a straight-line basis. For leases with a term of twelve months or less, ASU No. 2016-02 allows a reporting entity to make an accounting policy election to not recognize a right-of-use asset and a lease liability, and to recognize lease expense on a straight-line basis. ASU No. 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. Upon adoption, a reporting entity should apply the provisions of ASU No. 2016-02 at the beginning of the earliest period presented using a modified retrospective approach, which includes certain optional practical expedients that an entity may elect to apply. The Company is evaluating the potential impact on its consolidated financial statements of adopting ASU No. 2016-02.

In March 2016, the FASB issued ASU No. 2016-07, Investments —Equity Method and Joint Ventures (Topic 323), which eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. ASU No. 2016-07 also requires that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. ASU No. 2016-07 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, and should be applied prospectively. Earlier application is permitted. The Company does not expect the adoption of ASU No. 2016-07 to have a material effect on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, treatment of forfeitures, and classification on the statement of cash flows. ASU No. 2016-09 is effective for public companies for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early application is permitted. The Company does not expect the adoption of ASU No. 2016-07 to have a material effect on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), in April 2016, issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, and in May 2016, issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, all three of which modify certain aspects of the proposed guidance under ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU No. 2016-08, ASU No. 2016-10, and ASU No. 2016-12 are all effective upon the effective date of ASU No. 2014-09. The Company continues to evaluate the potential impact on its consolidated financial statements of adopting ASU No. 2014-09, including the potential impact of ASU No. 2016-08, ASU No. 2016-10, and ASU No. 2016-12.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends existing guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. ASU No. 2016-13 requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected, with any write-down reflected in a valuation account that is deducted from the amortized cost basis of the financial assets. For available-for-sale debt securities, ASU No. 2016-13 requires that credit losses be presented as an allowance rather than as a write-down. ASU 2016-13 is effective for public companies for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company does not expect the adoption of ASU No. 2016-13 to have a material effect on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. ASU No. 2016-15 is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early application is permitted. The Company does not expect the adoption of ASU No. 2016-15 to have a material effect on its consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU No. 2016-18 is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early application is permitted. The Company does not expect the adoption of ASU No. 2016-18 to have a material effect on its consolidated financial statements.

3. Investments

Marketable Securities

All of the Company’s marketable securities at September 30, 2016, and December 31, 2015, were classified as “available-for-sale” securities. Changes in fair value are recognized in stockholders’ equity as “other comprehensive income (loss)”, except for other-than-temporary impairments, which are reflected as a reduction of cost and charged to operations.

The Company’s marketable securities at September 30, 2016, include investments in the common units of Steel Partners Holdings L.P. (“SPLP”), which beneficially owned approximately 64.2% of the Company’s common stock as of September 30, 2016. The SPLP common units held by the Company are classified as “available-for-sale” securities. As of September 30, 2016, the Company held 936,968 SPLP common units that had a fair value of approximately $13.4 million and an unrealized loss of approximately $3.0 million.

Marketable securities at September 30, 2016, consisted of the following:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands)
Short-term deposits	$66,211	$—	$—	$66,211
Mutual funds	11,835	3,624	—	15,459
Corporate securities	43,807	6,282	(4,067)	46,022
Corporate obligations	19,683	1,915	(2,343)	19,255

Total available-for-sale securities	141,536	11,821	(6,410)	146,947
Amounts classified as cash equivalents	(66,211)	—	—	(66,211)

Amounts classified as marketable securities	$75,325	$11,821	$(6,410)	$80,736

Marketable securities at December 31, 2015, consisted of the following:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands)
Short-term deposits	$30,118	$—	$—	$30,118
Mutual funds	11,835	2,182	—	14,017
Corporate securities	58,333	250	(1,674)	56,909
Corporate obligations	25,747	98	(582)	25,263

Total available-for-sale securities	126,033	2,530	(2,256)	126,307
Amounts classified as cash equivalents	(30,118)	—	—	(30,118)

Amounts classified as marketable securities	$95,915	$2,530	$(2,256)	$96,189

Proceeds from sales of marketable securities were $47.2 million and $39.4 million for the nine months ended September 30, 2016 and 2015, respectively, and $3.1 million and $22.8 million for the three months ended

September 30, 2016 and 2015, respectively. The Company determines gains and losses from sales of marketable securities based on specific identification of the securities sold. Gross realized gains and losses from sales of marketable securities, all of which are reported as a component of “Other income (expense), net” in the consolidated statements of operations for the three and nine months ended September 30, 2016 and 2015, were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Gross realized gains	$899	$2,135	$2,902	$4,891
Gross realized losses	(667)	(5,528)	(2,308)	(6,321)

Realized gains (losses), net	$232	$(3,393)	$594	$(1,430)

The fair value of the Company’s marketable securities with unrealized losses at September 30, 2016, and the duration of time that such losses had been unrealized, were as follows:

	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(in thousands)
Corporate securities	$16,813	$(3,938)	$695	$(129)	$17,508	$(4,067)
Corporate obligations	15,030	(2,343)	—	—	15,030	(2,343)

Total	$31,843	$(6,281)	$695	$(129)	$32,538	$(6,410)

The fair value of the Company’s marketable securities with unrealized losses at December 31, 2015, all of which had unrealized losses for periods of less than twelve months, were as follows:

	Fair Value	Gross Unrealized Losses
	(in thousands)
Corporate securities	$18,755	$(1,674)
Corporate obligations	13,199	(582)

Total	$31,954	$(2,256)

Gross unrealized losses related to losses on corporate securities and corporate obligations, which primarily consist of investments in equity and debt securities of publicly-traded entities. Based on the Company’s evaluation of such securities, it has determined that certain unrealized losses represented other-than-temporary impairments. This determination was based on several factors, including adverse changes in the market conditions and economic environments in which the entities operate. The Company recognized impairment charges of approximately $7.9 million for the three months ended September 30, 2015, and recognized impairment charges of approximately $1.5 million and $30.6 million for the nine months ended September 30, 2016 and 2015, respectively. The impairment charges were equal to the cost basis of such securities in excess of their fair values. The Company has determined that there was no indication of other-than-temporary impairments on its other investments with unrealized losses as of September 30, 2016 and 2015. This determination was based on several factors, including the length of time and extent to which fair value has been less than the cost basis, the financial condition and near-term prospects of the entity, and the Company’s intent and ability to hold the corporate securities for a period of time sufficient to allow for any anticipated recovery in market value.

The amortized cost and estimated fair value of available-for-sale debt securities and marketable securities with no contractual maturities at September 30, 2016, by contractual maturity, were as follows:

	Cost	Estimated Fair Value
	(in thousands)
Debt securities maturing after one year through three years	$19,683	$19,255
Securities with no contractual maturities	121,853	127,692

Total	$141,536	$146,947

Financial Instrument Obligations

Financial instrument obligations consisted of the following:

	September 30, 2016		December 31, 2015
	Initial Obligation	Estimated Fair Value	Initial Obligation	Estimated Fair Value
	(in thousands)
Corporate securities	$675	$1,674	$675	$1,352
Market indices	9,353	10,761	18,685	20,285
Covered call options	12	11	26	2

Total	$10,040	$12,446	$19,386	$21,639

For the three months ended September 30, 2016, the Company recognized losses on the financial instrument obligations totaling $0.6 million; for the three months ended September 30, 2015, the Company recognized gains on the financial instrument obligations totaling $1.3 million. For the nine months ended September 30, 2016 and 2015, the Company recognized gains on the financial instrument obligations totaling $0.1 million and $1.1 million, respectively. Gains and losses on the financial instrument obligations are included as a component of “Other income (expense), net” in the Company’s consolidated statements of operations.

Equity-Method Investments

In January 2013, the Company acquired a 40% membership interest in Again Faster LLC (“Again Faster”), a fitness equipment company. In response to adverse developments in its business, Again Faster began pursuing other strategic alternatives in 2015, and commenced liquidation proceedings in 2016. The Company fully impaired its investment in Again Faster in September 2015.

In August 2013, the Company acquired approximately 44.7% of the common stock of iGo, Inc. (“iGo”), a provider of accessories for mobile devices. iGo is accounted for using the traditional method of accounting for equity-method investments, with the Company recognizing its equity in the income and losses of iGo on a one-quarter lag basis.

In May 2014, the Company increased its holdings of the common stock of API Technologies Corp. (“API”), a designer and manufacturer of high performance systems, subsystems, modules, and components, to 11,377,192 shares through the acquisition of 1,666,666 shares on the open market. Upon acquiring such shares the Company held approximately 20.6% of the total outstanding common stock of API. Effective as of that date the investment in API has been accounted for as an equity-method investment using the fair value option, with changes in fair value based on the market price of API’s common stock recognized currently as income or loss from equity method investees. The Company elected the fair value option to account for its investment in API in order to more appropriately reflect the value of API in its consolidated financial statements. Prior to such time the investment in API was accounted for as an available-for-sale security. In April 2016, API consummated a merger pursuant to which holders of its common stock received $2.00 for each share held. Upon consummation of the merger, the Company received $22.9 million for its investment in API.

In January 2015, two members of the Company’s Board of Directors were appointed to the eight-member board of directors of Aviat Networks, Inc. (“Aviat”), a global provider of microwave networking solutions. At the time of the appointment, the Company held approximately 12.9% of the total outstanding common stock. Effective as of the date of the appointment, the investment in Aviat has been accounted for as an equity-method investment as the Company’s voting interest and board representation provide it with significant influence over Aviat’s operations. The Company elected the fair value option to account for its investment in Aviat, with changes in fair value based on the market price of Aviat’s common stock recognized currently as income or loss from equity method investees, in order to more appropriately reflect the value of Aviat in its consolidated financial statements. Prior to such time, the investment in Aviat was accounted for as an available-for-sale security, and upon the change in classification, the Company recognized a loss of approximately $2.8 million that had previously been included as a component of “Accumulated other comprehensive loss.”

The following table summarizes the Company’s equity-method investments.

	Ownership		Carrying Value		Income (Loss) Recognized
					Three Months Ended		Nine Months Ended
	September 30, 2016	December 31, 2015	September 30, 2016	December 31, 2015	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
			(in thousands)
Traditional equity method
Again Faster	40.0%	40.0%	$—	$—	$—	$(2,548)	$—	$(3,105)
iGo	45.0%	45.7%	2,696	2,861	(127)	52	(164)	323

Fair value option
API		20.6%	—	15,779	—	(3,888)	7,089	457
Aviat	12.7%	12.9%	6,227	6,175	1,012	(1,769)	51	(2,493)

Total			$8,923	$24,815	$885	$(8,153)	$6,976	$(4,818)

The losses recognized for Again Faster for the three and nine months ended September 30, 2015, include an impairment charge of $2.5 million. Based on the closing market price of iGo’s publicly-traded shares, the value of the Company’s investment in iGo was approximately $4.1 million at September 30, 2016.

None of the Company’s equity-method investees met the significance test for disclosure of summarized income statement information for the nine months ended September 30, 2015. For the nine months ended September 30, 2016, API met the significance tests for disclosure, but such disclosure has been omitted since the investment in API was sold in April 2016, and the Company no longer holds an investment in API as of September 30, 2016.

Other Investments

The Company’s other current investments consist of a promissory note with an amortized cost of $3.0 million, which is a reasonable approximation of fair value at September 30, 2016. The Company’s other long-term investments at September 30, 2016, include an investment in a venture capital fund totaling $0.4 million and preferred stock of an investee of $0.1 million.

4. Fair Value Measurements

Fair values of assets and liabilities are determined based on a three-level measurement input hierarchy.

Level 1 inputs are quoted prices in active markets for identical assets or liabilities as of the measurement date.

Level 2 inputs are other than quoted market prices that are observable, either directly or indirectly, for an asset or liability. Level 2 inputs can include quoted prices in active markets for similar assets or liabilities, quoted prices in a market that is not active for identical assets or liabilities, or other inputs that can be corroborated by observable market data. The Company uses quoted prices of similar instruments with an active market to determine the fair value of its Level 2 investments.

Level 3 inputs are unobservable for the asset or liability when there is little, if any, market activity for the asset or liability. Level 3 inputs are based on the best information available, and may include data developed by the

Company. The Company uses the net asset value included in quarterly statements it receives in arrears from a venture capital fund to determine the fair value of such fund. The Company determines the fair value of certain corporate securities and corporate obligations by incorporating and reviewing prices provided by third-party pricing services based on the specific features of the underlying securities.

Assets and liabilities measured at fair value on a recurring basis at September 30, 2016, summarized by measurement input category, were as follows:

	Total	Level 1	Level 2	Level 3
	(in thousands)
Assets
Mutual funds	$15,459	$15,459	$—	$—
Corporate securities	46,022	34,508	—	11,514
Corporate obligations	19,255	—	2,549	16,706
Investments in equity-method investees	6,227	6,227	—	—
Other long-term investments	511	—	—	511

Total	$87,474	$56,194	$2,549	$28,731

Liabilities
Financial instrument obligations	$(12,446)	$(12,446)	$—	$—

Assets and liabilities measured at fair value on a recurring basis at December 31, 2015, summarized by measurement input category, were as follows:

	Total	Level 1	Level 2	Level 3
	(in thousands)
Assets
Mutual funds	14,017	14,017	—	—
Corporate securities	56,909	48,604	—	8,305
Corporate obligations	25,263	—	6,143	19,120
Investments in equity-method investees	21,954	21,954	—	—
Other long-term investments	555	—	—	555

Total	$118,698	$84,575	$6,143	$27,980

Liabilities
Financial instrument obligations	$(21,639)	$(21,639)	$—	$—

There were no transfers of securities among the various measurement input levels during the nine months ended September 30, 2016.

Changes in the fair value of assets valued using Level 3 measurement inputs during the three and nine months ended September 30, 2016 and 2015, were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Balance, beginning of period	$28,745	$35,483	$27,980	$34,421
Purchases	—	—	—	5,108
Sales	(1,114)	(1,229)	(4,850)	(1,751)
Unrealized gains (losses)	1,100	(1,736)	5,601	(5,260)

Balance, end of period	$28,731	$32,518	$28,731	$32,518

Realized gains and losses on the sale of investments using Level 3 measurement inputs are recognized as a component of “Other income (expense), net.” Unrealized gains and losses on investments using Level 3 measurement inputs are recognized as a component of “Other comprehensive income (loss)”.

The carrying value of the Company’s long-term debt (see Note 7) is a reasonable approximation of its fair value since it is a variable-rate obligation.

5. Property and Equipment

Property and equipment at September 30, 2016, and December 31, 2015, consisted of the following:

	September 30, 2016	December 31, 2015
	(in thousands)
Rigs and other equipment	$119,222	$118,836
Buildings and improvements	19,535	19,319
Land	1,893	1,893
Vehicles	2,304	2,304
Furniture and fixtures	1,085	925
Assets in progress	135	108

	144,174	143,385
Accumulated depreciation	(58,872)	(47,592)

Property and equipment, net	$85,302	$95,793

Depreciation expense was $3.8 million and $3.9 million for the three months ended September 30, 2016 and 2015, respectively. Depreciation expense was $11.5 million and $11.5 million for the nine months ended September 30, 2016 and 2015, respectively.

6. Goodwill and Other Intangible Assets

The Company’s intangible assets at September 30, 2016, and December 31, 2015, all of which are subject to amortization, consisted of the following:

	September 30, 2016			December 31, 2015
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
	(in thousands)
Energy segment:
Customer relationships	$47,078	$(32,413)	$14,665	$47,078	$(28,966)	$18,112
Trade names	4,860	(4,253)	607	4,860	(3,785)	1,075
Non-compete agreement	120	(67)	53	120	(49)	71

	52,058	(36,733)	15,325	52,058	(32,800)	19,258

Sports segment:
Customer relationships	2,089	(1,564)	525	2,089	(1,189)	900
Trade names	122	(79)	43	122	(61)	61

	2,211	(1,643)	568	2,211	(1,250)	961

Total	$54,269	$(38,376)	$15,893	$54,269	$(34,050)	$20,219

Amortization expense was $1.4 million and $2.0 million for the three months ended September 30, 2016 and 2015, respectively. Amortization expense was $4.3 million and $6.2 million for the nine months ended September 30, 2016 and 2015, respectively.

Estimated aggregate amortization expense related to the intangible assets for the remainder of 2016 and subsequent years is as follows:

Amount
(in thousands)
Remainder of 2016	$1,384
2017	4,800
2018	4,167
2019	1,753
2020	1,753
Thereafter	2,036

Total	$15,893

The changes to the Company’s carrying amount of goodwill were as follows:

	Nine Months Ended September 30, 2016			Year ended December 31, 2015
	Energy	Sports	Total	Energy	Sports	Total
	(in thousands)
Balance, beginning of period	$10,577	$2,017	$12,594	$28,693	$2,171	$30,864
Impairments	—	—	—	(18,116)	(154)	(18,270)

Balance, end of period	$10,577	$2,017	$12,594	$10,577	$2,017	$12,594

The components of goodwill at September 30, 2016, and December 31, 2015, were as follows:

	September 30, 2016	December 31, 2015
	(in thousands)
Goodwill	$73,095	$73,095
Accumulated impairment	(60,501)	(60,501)

Net goodwill	$12,594	$12,594

7. Long-Term Debt

Steel Energy has a credit agreement, as amended (the “Amended Credit Agreement”), with Wells Fargo Bank National Association, RBS Citizens, N.A., and Comerica Bank that provides for a borrowing capacity of $105.0 million, consisting of a $95.0 million secured term loan (the “Term Loan”) and up to $10.0 million in revolving loans (the “Revolving Loans”) subject to a borrowing base of 85% of the eligible accounts receivable.

Borrowings under the Amended Credit Agreement are collateralized by substantially all the assets of Steel Energy and its wholly-owned subsidiaries, Sun Well Service, Inc. (“Sun Well”), Rogue Pressure Services, Ltd. (“Rogue”), and Black Hawk Energy Services, Ltd. (“Black Hawk Ltd.”), and a pledge of all of the issued and outstanding shares of capital stock of Sun Well, Rogue, and Black Hawk Ltd. Borrowings under the Amended Credit Agreement are fully guaranteed by Sun Well, Rogue, and Black Hawk Ltd. The carrying values as of September 30, 2016, of the assets pledged as collateral by Steel Energy and its subsidiaries under the Amended Credit Agreement were as follows:

Amount
(in thousands)
Cash and cash equivalents	$29,161
Accounts receivable	10,363
Property and equipment, net	78,505
Intangible assets, net	15,325

Total	$133,354

The Amended Credit Agreement has a term that runs through July 2018, with the Term Loan amortizing in quarterly installments of $3.3 million and a balloon payment due on the maturity date. At September 30, 2016, $42.9 million was outstanding under the Term Loan and no amount was outstanding under the Revolving Loans. Principal payments under the Amended Credit Agreement for the remainder of 2016 and subsequent years are as follows:

Amount
(in thousands)
Remainder of 2016	$—
2017	3,303
2018	39,643

Total	42,946
Less current portion	—
Less unamortized debt issuance costs	194

Total long-term debt	$42,752

The interest rate on the borrowings under the Amended Credit Agreement was 3.0% at September 30, 2016. For the three months ended September 30, 2016 and 2015, the Company incurred interest expense of $0.4 million and $0.6 million, respectively, in connection with the Amended Credit Agreement. For the nine months ended September 30, 2016 and 2015, the Company incurred interest expense of $1.2 million and $1.8 million, respectively. The Company was in compliance with all financial covenants of the Amended Credit Agreement as of September 30, 2016.

8. Other Liabilities

“Accrued expenses and other current liabilities” consisted of the following:

	September 30, 2016	December 31, 2015
	(in thousands)
Accrued compensation and related taxes	$2,815	$2,472
Deferred revenue	1,328	1,510
Deferred compensation	281	3,546
Professional services	625	156
Accrued fuel and rig-related charges	341	107
Tax-related	471	146
Other	673	521

Total	$6,534	$8,458

“Other long-term liabilities” consisted of the following:

	September 30, 2016	December 31, 2015
	(in thousands)
Deferred compensation	$—	$197
Tax-related	204	—
Other	52	39

Total	$256	$236

9. Other Income (Expense), Net

“Other income (expense), net” consisted of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Investment income	$876	$1,019	$2,678	$3,504
Realized gain (loss) on sales of marketable securities, net	232	(3,393)	594	(1,430)
Realized gain (loss) on financial instrument obligations	(563)	1,346	119	1,063
Realized loss upon change to equity method at fair value	—	—	—	(2,807)
Realized gain on non-monetary exchange	—	9,326	—	9,326
Foreign exchange gain (loss)	24	(295)	59	(492)
Other	101	(98)	(1)	13

Other income (expense), net	$670	$7,905	$3,449	$9,177

10. Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. ASC Topic 740 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be realized. Based on its history of operating losses, the Company has offset its net deferred tax assets by a full valuation allowance. Any reversal of the corresponding valuation allowance will generally result in a tax benefit being recorded in the consolidated statement of operations in the respective period in which the reversal occurs.

For the three and nine months ended September 30, 2016, the Company recognized a benefit from income taxes of $1.3 million and $2.0 million, respectively, primarily from the allowable benefit recognizable on unrealized gains on marketable securities included in other comprehensive income and from the recognition of state deferred income tax benefits. For the three months ended September 30, 2015, the Company recognized a provision for income taxes of $2.4 million primarily from a reduction in the allowable benefit recognizable on unrealized gains on marketable securities included in other comprehensive income. For the nine months ended September 30, 2015, the Company recognized a benefit from income taxes of $4.3 million primarily from the allowable benefit recognizable on unrealized gains on marketable securities included in other comprehensive income.

11. Stock Benefit Plans

The Company grants equity-based awards to employees under its 2004 Equity Incentive Plan, as amended (the “2004 Plan”), and grants equity-based awards to non-employee directors under its 2006 Director Plan, as amended (together with the 2004 Plan, the “Equity Plans”). Stock-based compensation expense was $0.5 million and $0.7 million, for the three months ended September 30, 2016 and 2015, respectively, and $1.6 million and $2.3 million for the nine months ended September 30, 2016 and 2015, respectively. Stock-based compensation expense in all periods related to restricted stock and was recognized as a component of “Selling, general and administrative expenses” in the consolidated statements of operations.

Restricted stock activity in the Equity Plans during the nine months ended September 30, 2016, was as follows:

Shares
(in thousands)
Non-vested stock, January 1, 2016	201
Awarded	83
Vested	(132)
Forfeited	(7)

Non-vested stock, September 30, 2016	145

The Company did not grant any stock options during the nine months ended September 30, 2016.

12. Net Income (Loss) Per Share

Basic net income (loss) attributable to Steel Excel per share of common stock is computed by dividing net income (loss) attributable to Steel Excel by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share attributable to Steel Excel gives effect to all potentially dilutive common shares outstanding during the period.

Amounts used in the calculation of basic and diluted net income (loss) per share of common stock for the three and nine months ended September 30, 2016 and 2015, were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands, except per share data)
Numerators:
Net loss	$(2,310)	$(14,263)	$(5,238)	$(32,339)
Non-controlling interests	(101)	(211)	212	79

Net loss attributable to Steel Excel	$(2,411)	$(14,474)	$(5,026)	$(32,260)

Denominators:
Basic and diluted weighted average common shares outstanding	10,301	11,421	10,753	11,489

Basic income (loss) per share attributable to Steel Excel:
Net loss	$(0.23)	$(1.27)	$(0.47)	$(2.81)
Diluted income (loss) per share attributable to Steel Excel:
Net loss	$(0.23)	$(1.27)	$(0.47)	$(2.81)

The number of shares used in the calculation of diluted earnings (loss) per share for the nine months ended September 30, 2016, excludes 5,000 incremental shares related to restricted stock awards. The number of shares used in the calculation of diluted earnings (loss) per share for the three and nine months ended September 30, 2015, excludes 15,000 incremental shares in each period related to restricted stock awards. Such incremental shares were excluded from the calculation of diluted earnings (loss) per share in each period due to their anti-dilutive effect on the loss from continuing operations.

13. Accumulated Other Comprehensive Loss

Changes in the components of “Accumulated other comprehensive loss” were as follows:

	Unrealized Gains (Losses) on Securities	Cumulative Translation Adjustment	Total
	(in thousands)
Balance, January 1, 2016	$(5,153)	$(393)	$(5,546)

Other comprehensive income (loss) before reclassifications	2,692	(1)	2,691
Reclassifications from accumulated other comprehensive loss	553	—	553

Current period other comprehensive income (loss)	3,245	(1)	3,244

Balance, September 30, 2016	$(1,908)	$(394)	$(2,302)

Amounts reclassified for realized gains or losses on sales of marketable securities and other-than-temporary impairments of marketable securities for the nine months ended September 30, 2016, are reported as components of “Other income (expense), net” and “Impairment of marketable securities,” respectively, in the consolidated statements of operations.

14. Segment Information

The Company currently reports its business in two reportable segments - Energy and Sports. The Company measures profit or loss of its segments based on operating income (loss) before goodwill and other asset impairments.

Segment information relating to the Company’s results from continuing operations was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Revenues
Energy	$19,072	$23,798	$53,062	$90,397
Sports	8,082	9,682	15,806	17,578

Total revenues	$27,154	$33,480	$68,868	$107,975

Operating income (loss) before goodwill and other asset impairments
Energy	$(1,170)	$(498)	$(943)	$3,692
Sports	189	789	(2,442)	(1,570)

Total segment operating income (loss)	(981)	291	(3,385)	2,122
Corporate and other business activities	(3,773)	(3,400)	(11,669)	(10,578)
Interest expense	(398)	(627)	(1,171)	(1,883)
Impairment of marketable securities	—	(7,886)	(1,470)	(30,626)
Other income (expense), net	670	7,905	3,449	9,177

Loss before income taxes and equity method income	$(4,482)	$(3,717)	$(14,246)	$(31,788)

Depreciation and amortization expense:
Energy	$4,808	$5,440	$14,546	$16,485
Sports	429	424	1,277	1,283

Total depreciation and amortization expense	$5,237	$5,864	$15,823	$17,768

Segment information related to the Company’s assets was as follows:

	September 30, 2016	December 31, 2015
	(in thousands)
Sports	$14,719	$14,686
Energy	145,343	150,437
Corporate and other business activities	161,419	179,699

Total assets	$321,481	$344,822

15. Related Party Transactions

SPLP beneficially owned approximately 64.2% of the Company’s outstanding common stock as of September 30, 2016. The power to vote and dispose of the securities held by SPLP is controlled by Steel Partners Holdings GP Inc. (“SPH GP”). Warren G. Lichtenstein, the Chairman of the Board of Directors and Chairman of the Company’s Sports segment, is also the Executive Chairman of SPH GP. Certain other affiliates of SPH GP hold positions with the Company, including Jack L. Howard, as Vice Chairman and Principal Executive Officer, Douglas Woodworth, as Chief Financial Officer, and Leonard J. McGill, as Vice President, General Counsel, and Secretary. Each of Warren G. Lichtenstein and Jack L. Howard is compensated with cash compensation and equity awards or equity-based awards in amounts that are consistent with the Company’s Non-employee Director Compensation Policy.

In June 2015, the Company’s Board of Directors approved a plan to purchase up to 1,000,000 common units of SPLP on the open market or in private transactions with third parties. As of September 30, 2016, the Company held 936,968 SPLP common units that had a fair value of approximately $13.4 million (see Note 3).

The Company contracted with SP Corporate Services LLC, an affiliate of SPLP, to provide executive and financial management services in the areas of finance, regulatory reporting, and other administrative and operational functions, including the services of a chief financial officer. Effective March 9, 2016, SP Corporate Services LLC assigned its rights and responsibilities under the agreement to its parent, SPH Services, Inc. (together with SP Corporate Services LLC, “SP Corporate”). In addition, the Company reimburses SP Corporate and other SPLP affiliates for certain expenses incurred on the Company’s behalf. During the three months ended September 30, 2016 and 2015, the Company incurred expenses of $2.6 million and $2.2 million, respectively, related to services provided by SP Corporate and reimbursements of expenses incurred on its behalf by SP Corporate and its affiliates. During the nine months ended September 30, 2016 and 2015, the Company incurred expenses of $7.9 million and $6.8 million, respectively, related to services provided by SP Corporate and reimbursements of expenses incurred on its behalf by SP Corporate and its affiliates. The Company owed SP Corporate and its affiliates $0.5 million at September 30, 2016.

The Company uses several firms to execute trades of its marketable securities and certain of its other investments. The Company uses Mutual Securities, Inc. (“Mutual Securities”), to execute certain trades, including repurchases of the Company’s common stock. Jack L. Howard, the Company’s Principal Executive Officer, is a registered principal of Mutual Securities and receives commission payments from Mutual Securities after deductions for fees and expenses. During the three months ended September 30, 2016 and 2015, the Company paid commissions to Mutual Securities totaling $3,000 and $77,000, respectively. During the nine months ended September 30, 2016 and 2015, the Company paid commissions to Mutual Securities totaling $77,000 and $106,000, respectively.

In October 2013, iGo contracted with SP Corporate to provide certain executive, other employee, and corporate services for a fixed annual fee of $0.4 million. In addition, iGo will reimburse SP Corporate for reasonable and necessary business expenses incurred on iGo’s behalf. The services agreement was approved by the independent directors of iGo.

During 2015, the Company closed an account in which it previously maintained short-term deposits at WebBank, an affiliate of SPLP. For the three and nine months ended September 30, 2015, the Company recorded interest income of $8,000 and $36,000, respectively, on deposits held by WebBank during the period.

In 2015, the Company entered into an arrangement with Pivot Marketing Agency (“Pivot”), a sports marketing agency that, through a non-ownership relationship, is affiliated with the chief executive officer of the Company’s Sports segment. Pivot provides services related to obtaining sponsorships for the Sports segment’s events. For the three and nine months ended September 30, 2016, the Company paid Pivot $19,000 and $61,000, respectively, for such services.

16. Supplemental Cash Flow Information

Cash paid for interest and income taxes and non-cash investing and financing activities for the nine months ended September 30, 2016 and 2015, were as follows:

	Nine Months Ended September 30,
	2016	2015
	(in thousands)
Interest paid	$1,042	$1,647
Income taxes paid (refunded) - net	$(227)	$138
Non-cash investing and financing activities:
Reclassification of available-for-sale securities to equity-method investments	$—	$10,857
Partnership interest exchanged for marketable securities	$—	$25,000
Securities received in exchange for financial instrument obligations	$—	$76
Securities delivered in exchange for settlement of financial instrument obligations	$9,155	$76
Restricted stock awards surrendered to satisfy tax withholding obligations upon vesting	$101	$32
Securities received as distributions from venture capital fund	$19	$—
Non-controlling interest acquired in non-monetary exchange	$194	$—

17. Litigation Settlement

In June 2016, the Company received a litigation settlement of $4.2 million related to a 2012 acquisition. Such amount was reflected as a reduction of “Selling, general and administrative expenses” in the nine-month period ended September 30, 2016.

18. Subsequent Events

In December 2016, the Company entered into a definitive agreement with SPLP pursuant to which a newly-formed wholly-owned subsidiary of SPLP will acquire the remaining shares of the Company not currently owned by SPLP. Under the agreement, the newly-formed wholly-owned subsidiary of SPLP will commence an exchange offer to acquire all of the outstanding shares of the Company’s common stock not owned by SPLP or any of its affiliated entities for $17.80 per share in preferred units of SPLP. The preferred units will have a nine-year term, carry a 6% coupon, and will be redeemable at any time at the option of SPLP in cash or in common units. Consummation of the exchange offer is subject to customary conditions, including the tender of a number of shares of the Company’s common stock that constitutes at least (1) a majority of the Company’s outstanding shares and (2) a majority of the Company’s outstanding shares not owned by SPLP or any of its affiliates. The definitive agreement was unanimously approved by a special committee of the Board of Directors of the Company consisting of independent directors, as well as the Boards of Directors of each of the Company and the general partner of SPLP. The transaction is expected to be completed in the first half of 2017.

In December 2016, the Company made a prepayment of $6.6 million on the Term Loan, with the prepayment applied to the next two quarterly installments that were due in December 2017 and March 2018.

Consolidated Financial Statements and Report

for the 12 Months Ended December 31, 2015, 2014 and 2013

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Steel Excel Inc.

White Plains, New York

We have audited the accompanying consolidated balance sheets of Steel Excel Inc. (the “Company”) as of December 31, 2015 and 2014 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company has restated its 2014 and 2013 consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Steel Excel Inc. at December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Steel Excel Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 11, 2016 (not presented herein) expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

New York, New York

March 11, 2016

Steel Excel Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

for the years ended December 31, 2015, 2014 and 2013

	Year Ended December 31,
	2015	2014	2013
			(Revised)
	(in thousands, except per-share data)
Net revenues	$132,620	$210,148	$120,028
Cost of revenues	106,005	152,119	87,874

Gross profit	26,615	58,029	32,154

Operating expenses:
Selling, general and administrative expenses	33,449	35,184	20,883
Amortization of intangibles	8,211	9,582	8,709
Impairment of goodwill and intangible assets	25,622	36,666	—

Total operating expenses	67,282	81,432	29,592

Operating income (loss)	(40,667)	(23,403)	2,562
Interest expense	(2,455)	(3,177)	(1,725)
Impairment of marketable securities	(59,781)	—	—
Other income (expense), net	14,899	7,058	7,074

Income (loss) from continuing operations before income taxes and equity method loss	(88,004)	(19,522)	7,911
Benefit from income taxes	6,323	1,323	5,818
Loss from equity method investees, net of tax	(16,102)	(6,070)	(862)

Net income (loss) from continuing operations	(97,783)	(24,269)	12,867
Income (loss) from discontinued operations, net of taxes	—	506	(5,540)

Net income (loss)	(97,783)	(23,763)	7,327
Net loss (income) attributable to non-controlling interests in consolidated entities
Continuing operations	376	235	156
Discontinued operations	—	(279)	3,188

Net income (loss) attributable to Steel Excel Inc.	$(97,407)	$(23,807)	$10,671

Basic income (loss) per share attributable to Steel Excel Inc.:
Net income (loss) from continuing operations	$(8.50)	$(2.06)	$1.03
Income (loss) from discontinued operations, net of taxes	$—	$0.02	$(0.19)
Net income (loss)	$(8.50)	$(2.04)	$0.85
Diluted income (loss) per share attributable to Steel Excel Inc.:
Net income (loss) from continuing operations	$(8.50)	$(2.06)	$1.03
Income (loss) from discontinued operations, net of taxes	$—	$0.02	$(0.19)
Net income (loss)	$(8.50)	$(2.04)	$0.85

Shares used in computing income (loss) per share:
Basic	11,454	11,678	12,584
Diluted	11,454	11,678	12,602

See accompanying Notes to Consolidated Financial Statements.

Steel Excel Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

for the years ended December 31, 2015, 2014 and 2013

	Year Ended December 31,
	2015	2014	2013
			(Revised)
	(in thousands)
Net income (loss)	$(97,783)	$(23,763)	$7,327

Other comprehensive income (loss):
Foreign currency translation adjustment	(8)	20	(63)
Reclassification to realized gains	—	—	(361)

Net foreign currency translation adjustment (A)	(8)	20	(424)

Marketable securities:
Gross unrealized gains (losses) on marketable securities, net of tax (B)	(24,927)	(20,043)	12,126
Reclassification to realized losses (gains), net of tax (C)	34,595	(5,223)	(2,608)

Net unrealized gain (loss) on marketable securities, net of taxes	9,668	(25,266)	9,518

Comprehensive income (loss)	(88,123)	(49,009)	16,421
Comprehensive loss (income) attributable to non-controlling interest	376	(44)	3,344

Comprehensive income (loss) attributable to Steel Excel Inc.	$(87,747)	$(49,053)	$19,765

(A) No tax effect on cumulative translation adjustments
(B) Tax benefit (provision) on gross unrealized gains (losses)	$13,990	$—	$—
(C) Tax benefit (provision) on reclassifications to realized gains (losses)	$(19,416)	$—	$—

See accompanying Notes to Consolidated Financial Statements.

Steel Excel Inc.

CONSOLIDATED BALANCE SHEETS

as of December 31, 2015 and 2014

	December 31, 2015	December 31, 2014
		(Revised)
	(in thousands, except per-share data)
Assets
Current assets:
Cash and cash equivalents	$31,707	$51,910
Restricted cash	21,639	21,311
Marketable securities	96,189	138,457
Receivable from securities sales not settled	23,229	—
Accounts receivable (net of allowance for doubtful accounts of $38 in 2015)	10,614	28,016
Prepaid expenses and other current assets	3,937	4,228

Total current assets	187,315	243,922
Property and equipment, net	95,793	107,187
Goodwill	12,594	30,864
Intangible assets, net	20,219	35,782
Other investments	3,555	28,525
Investments in equity method investees $(21,954 in 2015 and $24,355 in 2014 reported at fair value)	24,815	30,060
Other long-term assets	531	606

Total assets	$344,822	$476,946

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$2,781	$3,936
Accrued expenses and other liabilities	8,458	8,916
Financial instrument obligations	21,639	21,311
Current portion of long-term debt (net of unamortized debt issuance costs of $57 in 2014)	—	13,157
Current portion of capital lease obligations	—	412
Current liabilities of discontinued operations	450	450

Total current liabilities	33,328	48,182
Capital lease obligations, net of current portion	—	177
Long-term debt (net of current portion and unamortized debt issuance costs of $280 in 2015 and $575 in 2014)	42,666	65,496
Deferred income taxes	737	1,858
Other long-term liabilities	236	3,715

Total liabilities	76,967	119,428

Commitments and contingencies
Stockholders’ equity:
Common stock $(0.001 par value, 18,000 shares authorized; 14,392 and 14,220 shares issued in 2015 and 2014, respectively; 11,347 and 11,406 shares outstanding in 2015 and 2014, respectively)	14	14
Additional paid-in capital	270,516	267,444
Accumulated other comprehensive loss	(5,546)	(15,206)
Retained earnings	89,229	186,636
Treasury stock, at cost (2015 - 3,045 shares; 2014 - 2,814 shares)	(85,967)	(81,355)

Total Steel Excel Inc. stockholders’ equity	268,246	357,533
Non-controlling interest	(391)	(15)

Total stockholders’ equity	267,855	357,518

Total liabilities and stockholders’ equity	$344,822	$476,946

See accompanying Notes to Consolidated Financial Statements.

Steel Excel Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

for the years ended December 31, 2015, 2014 and 2013

(in thousands)

	Steel Excel Inc. Stockholders’ Equity
	Common Stock		Treasury Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non- Controlling Interest	Total
Balance, January 1, 2013	14,365	$14	(1,458)	$(41,617)	$272,786	$946	$199,772	$61	$431,962
Net income attributable to Steel Excel Inc. (Revised)	—	—	—	—	—	—	10,671	—	10,671
Net loss attributable to non-controlling interest	—	—	—	—	—	—	—	(3,344)	(3,344)
Other comprehensive income (Revised)	—	—	—	—	—	9,094	—	—	9,094
Net issuance of restricted shares	143	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	2,040	—	—	—	2,040
Repurchases of common stock	—	—	(1,045)	(29,384)	—	—	—	—	(29,384)
Non-controlling interest of acquired entities	—	—	—	—	—	—	—	2,896	2,896

Balance, December 31, 2013	14,508	14	(2,503)	(71,001)	274,826	10,040	210,443	(387)	423,935
Net loss attributable to Steel Excel Inc.	—	—	—	—	—	—	(23,807)	—	(23,807)
Net loss attributable to non-controlling interests	—	—	—	—	—	—	—	44	44
Other comprehensive loss	—	—	—	—	—	(25,246)	—	—	(25,246)
Net issuance of restricted shares	9	1	—	—	(120)	—			(119)
Stock-based compensation	—	—	—	—	2,807	—	—	—	2,807
Reverse/forward stock split	(297)	(1)	—	—	(10,069)	—	—	—	(10,070)
Repurchases of common stock	—	—	(311)	(10,354)	—	—		—	(10,354)
Contribution from non-controlling interest	—	—	—	—	—	—	—	328	328

Balance, December 31, 2014	14,220	14	(2,814)	(81,355)	267,444	(15,206)	186,636	(15)	357,518
Net loss attributable to Steel Excel Inc.	—	—	—	—	—	—	(97,407)	—	(97,407)
Net loss attributable to non-controlling interests	—	—	—	—	—	—	—	(376)	(376)
Other comprehensive income	—	—	—	—	—	9,660	—	—	9,660
Net issuance of restricted shares	172	—	—	—	(85)	—	—	—	(85)
Stock-based compensation	—	—	—	—	3,157	—	—	—	3,157
Repurchases of common stock	—	—	(231)	(4,612)	—	—	—	—	(4,612)

Balance, December 31, 2015	14,392	$14	(3,045)	$(85,967)	$270,516	$(5,546)	$89,229	$(391)	$267,855

See accompanying Notes to Consolidated Financial Statements.

Steel Excel Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended December 31, 2015, 2014 and 2013

	Year Ended December 31,
	2015	2014	2013
			(Revised)
	(in thousands)
Cash Flows From Operating Activities:
Net income (loss)	$(97,783)	$(23,763)	$7,327
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	—	(506)	5,540
Stock-based compensation expense	3,157	2,807	2,040
Depreciation and amortization	23,613	24,156	19,185
Impairment of goodwill and intangible assets	25,622	36,666	—
Impairment of marketable securities	59,781	—	—
Deferred income tax provision (benefit)	(6,547)	(198)	1,988
Gain on sales of marketable securities	(5,247)	(3,765)	(2,608)
Reversal of tax reserves	110	(45)	(7,236)
Loss from equity-method investees	16,102	6,070	862
Loss on financial instrument obligations	477	1,820	—
Loss on change to equity method at fair value	2,807	568	—
Gain on non-monetary exchanges	(9,268)	—	—
Other	1,019	1,116	935
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	17,364	(2,488)	2,653
Prepaid expenses and other assets	225	1,782	(833)
Accounts payable and other liabilities	(4,908)	(305)	(2,044)
Net cash used in operating activities of discontinued operations	—	—	(2,116)

Net cash provided by operating activities	26,524	43,915	25,693

Cash Flows From Investing Activities:
Purchases of businesses, net of cash acquired	—	(517)	(61,888)
Purchases of property and equipment	(4,785)	(15,939)	(8,932)
Proceeds from sale of property and equipment	171	632	552
Other investments	—	(3,000)	(25,000)
Investments in equity method investees	—	(144)	(9,202)
Purchases of marketable securities	(43,426)	(111,648)	(189,268)
Sales of marketable securities	43,338	116,314	75,825
Maturities of marketable securities	—	4,302	145,994
Proceeds from issuance of financial instrument obligations	490	385	—
Repayments of financial instrument obligations	(639)	(381)	—
Reclassification of restricted cash	(328)	(21,311)	—

Net cash used in investing activities	(5,179)	(31,307)	(71,919)

Cash Flows From Financing Activities:
Repurchases of common stock - treasury shares	(4,612)	(10,354)	(29,384)
Repurchases of common stock - reverse/forward stock split	—	(10,070)	—
Proceeds from issuance of long-term debt	—	—	95,000
Payments for debt issuance costs	—	—	(1,368)
Repayments of long-term debt	(36,339)	(13,215)	(15,500)
Other financing activities	(589)	(681)	(413)

Net cash provided by (used in) financing activities	(41,540)	(34,320)	48,335

Net increase (decrease) in cash and cash equivalents	(20,195)	(21,712)	2,109
Effect of foreign currency translation on cash and cash equivalents	(8)	20	(63)
Cash and cash equivalents at beginning of period	51,910	73,602	71,556

Cash and cash equivalents at end of period	$31,707	$51,910	$73,602

See accompanying Notes to Consolidated Financial Statements.

Steel Excel Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Basis of Presentation

Steel Excel Inc. (“Steel Excel” or the “Company”) currently operates in two reporting segments—Energy and Sports. Through its wholly-owned subsidiary Steel Energy Services Ltd. (“Steel Energy Services”), the Company’s Energy business provides drilling and production services to the oil and gas industry. Through its wholly-owned subsidiary Steel Sports Inc., the Company’s Sports business is a social impact organization that strives to provide a first-class youth sports experience emphasizing positive experiences and instilling the core values of discipline, teamwork, safety, respect, and integrity. The Company also makes significant non-controlling investments in entities in industries related to its reporting segments as well as entities in other unrelated industries. The Company continues to identify business acquisition opportunities in both the Energy and Sports industries as well as in other unrelated industries. The Company began its Sports and Energy businesses in June 2011 and December 2011, respectively. Prior to that the Company provided enterprise-class external storage products and software to original equipment manufacturers (the “Predecessor Business”). Steel Partners Holdings L.P. (“Steel Partners”), an affiliate, beneficially owned approximately 58.3% of the Company’s outstanding common stock as of December 31, 2015.

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States, and include the accounts of the Company and all of its subsidiaries. The Company consolidates entities in which it owns greater than 50% of the voting equity of an entity or otherwise is able to exert control. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

During 2015, the Company identified an error in the manner in which the provision for income taxes had been recorded for all quarterly and annual periods in the years ended December 31, 2014 and 2013. The Company’s balance sheet at December 31, 2014, and its statement of operations, statement of comprehensive income, statement of stockholders’ equity, and statement of cash flows for the year ended December 31, 2013, have been revised to reflect the correction of these errors (see Note 3).

The Company shut down the operations of Ruckus Sports LLC (“Ruckus”), a provider of obstacle course and mass-participation events that was part of the Company’s Sports business, in November 2013. The consolidated financial statements reflect Ruckus as a discontinued operation in all periods (see Note 5).

The Company’s effected a 1-for-500 reverse stock split (the “Reverse Split”) in June 2014, immediately followed by a 500-for-1 forward stock split (the “Forward Split”, and together with the Reverse Split, the “Reverse/Forward Split”), of its common stock. The consolidated financial statements reflect the effects of the Reverse/Forward Split (see Note 22).

Certain other prior period amounts have been reclassified to conform to the 2015 presentation.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents: Cash and cash equivalents include all cash balances and highly liquid investments having original maturities of three months or less.

Marketable Securities: Marketable securities are classified as available-for-sale and consist of short-term deposits, corporate debt and equity instruments, and mutual funds. The Company classifies its marketable securities as current assets based on the nature of the securities and their availability for use in current operations. Marketable securities are reported at fair value, with unrealized gains and losses recognized in stockholders’ equity as “other comprehensive income (loss)”. Declines in fair value that are determined to be other than temporary are recognized as an impairment charge. Realized gains or losses on marketable securities are determined based on specific identification of the securities sold and are recognized as “other income (loss)” at the time of sale. In 2015, the Company incurred impairment charges on its marketable securities of $59.8 million (see Note 6).

Allowance for Doubtful Accounts: The Company recognizes bad debt expense on trade receivables through an allowance account using estimates based on past experience, and writes off trade receivables against the allowance account when the Company believes it has exhausted all available means of collection. The allowance for doubtful accounts was $38,000 as of December 31, 2015; there was no allowance for doubtful accounts recognized as of December 31, 2014.

Fair Value Measurements: The Company reports certain assets and liabilities at their fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair values of assets and liabilities are determined based on a three-level measurement input hierarchy. Level 1 inputs are quoted prices in active markets for identical assets or liabilities as of the measurement date. Level 2 inputs are other than quoted market prices that are observable, either directly or indirectly, for an asset or liability. Level 2 inputs can include quoted prices in active markets for similar assets or liabilities, quoted prices in a market that is not active for identical assets or liabilities, or other inputs that can be corroborated by observable market data. Level 3 inputs are unobservable for the asset or liability when there is little, if any, market activity for the asset or liability. Level 3 inputs are based on the best information available, and may include data developed by the Company.

Property and Equipment, Net: Property and equipment is stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which generally range from four years for certain vehicles and equipment to thirty-nine years for buildings. Leasehold improvements and assets recorded under capital leases are amortized on a straight-line basis over the shorter of their estimated useful lives or the terms of the leases.

Long-Lived Assets: The Company evaluates the recoverability of its finite-lived intangible assets and its property and equipment by comparing their carrying values to the expected future undiscounted cash flows to be generated from such assets when events or circumstances indicate that an impairment may have occurred. If the carrying values of the long-lived assets exceed the sum of the undiscounted cash flows, an impairment charge is recognized in the amount by which the carrying values exceeds their fair values. In 2015, the Company incurred an intangible asset impairment charge of $7.4 million (see Note 9).

Goodwill: Goodwill is tested for impairment on an annual basis, or more frequently if an event occurs or circumstances change to indicate that an impairment may have occurred. The Company performs its annual impairment test in the fourth quarter of each year. The goodwill impairment test involves a two-step process. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. No potential impairment exists if the carrying value of the reporting unit is less than its fair value. If the carrying value of the reporting unit exceeds its fair value, then the second step is necessary to measure the impairment. The second step compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. Any excess of the reporting unit goodwill carrying value in excess of the implied fair value is recognized as an impairment. In 2015 and 2014, the Company incurred goodwill impairment charges of $18.3 million and $36.7 million, respectively (see Note 9).

Other Investments: Investments that do not have a readily determinable market value and in which the Company does not have a controlling financial interest are accounted for as cost-method investments or, if the Company has the ability to exert significant influence, as equity-method investments. The carrying values of equity-method investments are adjusted for either the Company’s proportionate share of the investee’s earnings, which may be reported on a lag of up to three months, or the change in fair value of the investee. Both cost-method investments and equity-method investments are monitored for indications of impairment. In 2015, the Company incurred an impairment on one of its equity-method investments of $2.5 million.

Financial Instrument Obligations: The Company recognizes a liability for short sale transactions on certain financial instruments in which the Company receives proceeds from the sale of such financial instruments and incurs obligations to deliver or purchase securities at a later date. Subsequent changes in the fair value of such obligations, determined based on the closing market price of the financial instruments, are recognized currently as gains or losses, with a comparable reclassification made between the amounts of the Company’s unrestricted and restricted cash.

Contingent Liabilities: The Company recognizes a liability for certain contingencies, including those related to litigation or claims or to certain governmental laws and regulations, when it is probable that an asset has been impaired or a liability has been incurred, and the amount of the loss can be reasonably estimated.

Business Combinations: The Company allocates the fair value of the total consideration of its acquisitions to the tangible assets, liabilities, and identifiable intangible assets acquired based on their estimated fair values. The excess of the fair value of the total consideration over the fair values of these identifiable assets and liabilities is recognized as goodwill. Acquisition-related expenses are recognized separately from the business combination and are expensed as incurred as a component of “selling, general, and administrative expenses.”

Revenue Recognition: The Company recognizes revenue at the time the service is provided to the customer. Revenue is recognized in the Energy business when the services are rendered. Revenue is recognized in the Sports business when the service is rendered or the event occurs. Amounts received from customers in advance of the service or event are deferred until such time the service is rendered or the event occurs.

Stock-based Compensation: The Company recognizes compensation expense for stock options and restricted stock granted to employees and non-employee directors over the requisite service period based on the estimated fair value on the grant date. The fair value of restricted stock awards is the market price of the Company’s common stock on the date of grant. The fair value of option awards is estimated using the Black-Scholes pricing model.

Advertising expenses: Advertising costs are expensed in the period in which the advertising appears in print or is broadcast. The Company’s advertising expense for the years ended December 31, 2015, 2014, and 2013, was $0.2 million, $0.2 million, and $0.1 million, respectively.

Foreign Currency Translation: Although the Company no longer has current operations in foreign jurisdictions, it consolidates certain foreign-based entities associated with the Predecessor Business. Assets and liabilities of foreign entities are translated from the functional currency into United States dollars using the exchange rate in effect at the balance sheet date. Revenues and expenses of foreign operations are translated from the functional currency into United States dollars using the average exchange rate for the period. Adjustments resulting from the translation into United States dollars are recognized in stockholders’ equity as “other comprehensive income (loss)”.

Income Taxes: The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized, with changes in valuation allowances recognized in the provision for income taxes. The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Company classifies the liability for unrecognized tax benefits as current to the extent that the Company anticipates payment within one year. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes.

Income (Loss) per Share: Basic net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share gives effect to all potentially dilutive common shares outstanding during the period.

Concentration of Credit Risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, marketable securities, and trade receivables. The Company maintains its cash balances and marketable securities with high credit quality financial institutions. Deposits held with banks, including those held in foreign branches of global banks, may exceed the amount of insurance provided on such deposits. These deposits may be withdrawn upon demand and therefore bear minimal risk. The Company limits the amount of credit exposure through diversification and management regularly monitors the composition of its investment portfolio.

The Company provides credit to customers on an uncollateralized basis after evaluating client creditworthiness. The Company’s clients in its Energy business are concentrated in the oil and gas industry, and are concentrated in North Dakota and Montana in the Bakken basin and in Texas in the Permian basin. The Company’s five largest customers in the Energy business provided approximately 55.7% and 61.2% of consolidated revenues for the years ended December 31, 2015 and 2014, respectively. In addition, amounts due from customers with the five largest outstanding receivable balances represented 51.8% and 65.5% of trade accounts receivable at December 31, 2015 and 2014, respectively. A significant reduction in business from a significant customer or their failure to pay outstanding trade accounts receivable could have a material adverse effect on the Company’s results of operations and financial condition.

Use of Estimates: The preparation of the Company’s consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions. These estimates affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from these estimates.

Recently Issued Accounting Standards: In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which establishes a core principle, achieved through a five-step process, that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606), which deferred the effective date of ASU No. 2014-09 by one year for all entities. ASU 2014-09 is effective for public companies for annual reporting periods beginning after December 15, 2017, and for interim reporting periods within those years. Upon adoption, ASU No. 2014-09 can be applied either retrospectively to each reporting period presented or retrospectively with the cumulative effect of initially applying the standard recognized at the date of initial application. Early application is not permitted. The Company is evaluating the potential impact on its consolidated financial statements of adopting ASU No. 2014-09 and has not yet determined the implementation method to be used.

In April 2015, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, Interest—Imputation of Interest (Subtopic 835-30), which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by ASU No. 2015-03. ASU No. 2015-03 is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years, with early adoption permitted for financial statements that have not been previously issued. Upon adoption, ASU No. 2015-03 should be applied retrospectively, with the balance sheet of each individual period presented adjusted to reflect the period-specific effects of applying the standard. The Company adopted ASU No. 2015-03 in 2015 and has reflected the impact in the current and prior years in its statement of financial position (see Note 3).

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805), which requires that adjustments to provisional amounts recognized at the time of a business combination that are identified during the measurement period be recognized in the reporting period in which the adjustment amounts are determined. ASU No. 2015-16 also requires that the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date, be recognized in the same period’s financial statements, with disclosure of the portion of the amount recorded in current-period earnings that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU No. 2015-16 is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years, and should be applied prospectively to adjustments to provisional amounts that occur after the effective date. The Company does not expect the adoption of ASU No. 2015-16 to have a material effect on its consolidated financial statements.

In November 2015, the FASB issued No. 2015-17, Income Taxes (Topic 740), which requires that deferred tax liabilities and assets be classified as non-current in a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by ASU No. 2015-17. ASU No. 2015-17 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, with early adoption permitted. A reporting entity may apply the provisions of ASU No. 2015-17 prospectively or retrospectively to all prior periods presented in the financial statements. The Company retrospectively adopted ASU No. 2015-17 in 2015 and has reflected the impact in the current and prior years in its statement of financial position (see Note 3).

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10), which eliminates the requirement to classify equity securities with readily determinable market values as either available-for-sale securities and trading securities, and requires that equity investments, other than those accounted for under the traditional equity method of accounting, be measured at their fair value with changes in fair value recognized in net income. Equity investments that do not have readily determinable market values may be measured at cost, subject to an assessment for impairment. ASU 825-10 also requires enhanced disclosures about such equity investments. ASU No. 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption prohibited. Upon adoption, a reporting entity should apply the provisions of ASU 2016-01 by means of a cumulative effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The Company is evaluating the potential impact on its consolidated financial statements of adopting ASU 2016-01.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires, among other things, a lessee to recognize a liability representing future lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term. For operating leases, a lessee will be required to recognize at inception a right-of-use asset and a lease liability equal to the net present value of the lease payments, with lease expense recognized over the lease term on a straight-line basis. For leases with a term of twelve months or less, ASU 2016-02 allows a reporting entity to make an accounting policy election to not recognize a right-of-use asset and a lease liability, and to recognize lease expense on a straight-line basis. ASU No. 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. Upon adoption, a reporting entity should apply the provisions of ASU 2016-02 at the beginning of the earliest period presented using a modified retrospective approach, which includes certain optional practical expedients that an entity may elect to apply. The Company is evaluating the potential impact on its consolidated financial statements of adopting ASU 2016-02.

3. Revised Financial Statements

During 2015, the Company identified an error related to the manner in which the change in the valuation allowance for deferred tax assets was reflected in its financial statements for all annual and quarterly periods in the years ended December 31, 2014 and 2013. The change in the valuation allowance, which resulted from a change in deferred tax liabilities related to unrealized gains on available-for-sale securities, was recognized as a component of income from continuing operations, resulting in a benefit from or provision for income taxes allocated to continuing operations in each period, with an offsetting provision for or benefit from income taxes allocated to other comprehensive income relating to unrealized gains or losses on available-for-sale securities. Upon subsequent review, the Company determined that proper intra-period allocation of the provision for income taxes would have resulted in this change in the valuation allowance being allocated to other comprehensive income, resulting in no provision or benefit for such item. In periods in which the valuation allowance decreased, the impact of this error was an overstatement of income from continuing operations and an understatement of other comprehensive income; in periods in which the valuation allowance increased, the impact of this error was an understatement of income from continuing operations and an overstatement of other comprehensive income.

The correction of this error has resulted in adjustments to the Company’s balance sheet at December 31, 2014, and its statement of operations, statement of comprehensive income, statement of stockholders’ equity, and statement of cash flows for the year ended December 31, 2013. The correction of this error did not result in any adjustments to the statement of operations, statement of comprehensive income, statement of stockholders’ equity, and statement of cash flows for the year ended December 31, 2014. In addition, the Company’s disclosures for the year ended December 31, 2013, related to income taxes (see Note 14), net income (loss) per share (see Note 16), and selected quarterly financial date (see Note 24) have been revised to reflect the impact of these adjustments.

The impact on the individual line items of the Company’s financial statements from the adjustments to correct this error and the adjustments to reflect the adoption of ASU No. 2015-03 and ASU No. 2015-17 (see Note 2) was as follows:

Balance Sheet at December 31, 2014:

	Previously Reported	Adjustments	Revised
	(in thousands)
Deferred income taxes - current	$1,696	$(1,696)	$—
Total current assets	$245,618	$(1,696)	$243,922
Deferred income taxes - non-current	$80	$(80)	$—
Other long-term assets	$1,238	$(632)	$606
Total assets	$479,354	$(2,408)	$476,946

Current portion of long-term debt	$13,214	$(57)	$13,157
Deferred income taxes - current	$85	$(85)	$—
Total current liabilities	$48,324	$(142)	$48,182
Long-term debt	$66,071	$(575)	$65,496
Deferred income taxes - non-current	$3,549	$(1,691)	$1,858
Total liabilities	$121,836	$(2,408)	$119,428

Accumulated other comprehensive income	$(18,730)	$3,524	$(15,206)
Retained earnings	$190,160	$(3,524)	$186,636
Total stockholders’ equity	$357,518	$—	$357,518
Total liabilities and stockholders’ equity	$479,354	$(2,408)	$476,946

Statement of Operations for the year ended December 31, 2013:

	Previously Reported	Adjustments	Revised
	(in thousands, except per-share data)
Benefit for income taxes	$9,342	$(3,524)	$5,818
Net income from continuing operations	$16,391	$(3,524)	$12,867
Net income	$10,851	$(3,524)	$7,327
Net income attributable to Steel Excel Inc.	$14,195	$(3,524)	$10,671
Basic and diluted income (loss) per share attributable to Steel Excel Inc.:
Net income from continuing operations	$1.31	$(0.28)	$1.03
Net income	$1.13	$(0.28)	$0.85

Statement of Comprehensive Income for the year ended December 31, 2013:

	Previously Reported	Adjustments	Revised
	(in thousands)
Net income (loss)	$10,851	$(3,524)	$7,327
Gross unrealized gains on marketable securities, net of tax	$7,636	$4,490	$12,126
Reclassification to realized gains, net of tax	$(1,642)	$(966)	$(2,608)
Net unrealized gain on marketable securities, net of tax	$5,994	$3,524	$9,518
Comprehensive loss	$16,421	$—	$16,421
Comprehensive loss attributable to Steel Excel Inc.	$19,765	$—	$19,765

Tax benefit on gross unrealized gains	$(4,490)	$4,490	$—
Tax benefit on reclassifications to realized gains (losses)	$966	$(966)	$—

Statement of Stockholders’ Equity for the year ended December 31, 2013:

	Previously Reported	Adjustments	Revised
	(in thousands)
Net income attributable to Steel Excel Inc.	$14,195	$(3,524)	$10,671
Other comprehensive income	$5,570	$3,524	$9,094

Statement of Cash Flows for the year ended December 31, 2013:

	Previously Reported	Adjustments	Revised
	(in thousands)
Net income (loss)	$10,851	$(3,524)	$7,327
Deferred income tax provision (benefit)	$(1,536)	$3,524	$1,988
Cash provided by operating activities	$25,693	$—	$25,693

4. Acquisitions

Energy Business

On December 16, 2013, Black Hawk Energy Services Ltd. (“Black Hawk Ltd.”), an indirect wholly-owned subsidiary of the Company, acquired the business and substantially all of the assets of Black Hawk Energy Services, Inc. (“Black Hawk Inc.”), a provider of drilling and production services to the oil and gas industry, for approximately $59.6 million in cash. The acquisition was funded with approximately $34.6 million from the Company’s cash reserves and $25.0 million in proceeds from additional borrowings under an existing credit facility (see Note 10). The Company acquired the business of Black Hawk Inc. to further solidify its presence in North Dakota in the Bakken basin and to expand its business into other regions, including Texas and New Mexico. The results of operations of Black Hawk Ltd. have been included in the Company’s results of operations since the acquisition date. Revenues and operating income from Black Hawk Ltd. included in the Company’s consolidated financial statements for the year ended December 31, 2013, totaled $2.5 million and $0.8 million respectively.

On February 9, 2012, the Company acquired the business and assets of Eagle Well Services, Inc. (“Eagle Well”), a provider of drilling and production services to the oil and gas industry, for approximately $48.1 million in cash. The Company acquired Eagle Well to expand its then nascent Energy business.

On May 31, 2012, the Company acquired all of the outstanding equity of Sun Well Service, Inc. (“Sun Well”), a provider of drilling and production services to the oil and gas industry. The total consideration aggregated $68.7 million, and consisted of 2,027,500 shares of the Company’s common stock valued at $60.8 million and $7.9 million of cash. The Company acquired Sun Well to further expand its Energy business. Steel Partners beneficially owned approximately 85% of Sun Well and approximately 40% of the Company at the time of the acquisition. Both the Company and Steel Partners appointed a special committee of independent directors to consider and negotiate the transaction because of the ownership interest held by Steel Partners in each entity (see Note 20 for related party information).

Upon the acquisition of Sun Well, the business of Eagle Well was merged with the business of Sun Well and operated as a single business. In 2015 and 2014, the Company recognized goodwill impairment charges of $18.1 million and $30.4 million, respectively, related to the goodwill from the Sun Well and Eagle Well transactions (see Note 9).

On December 7, 2011, the Company acquired the business and assets of Rogue Pressure Services, LLC (“Rogue”), a provider of drilling and production services to the oil and gas industry. Contingent consideration was recognized at the acquisition date of Rogue and was payable upon attaining certain operational performance levels in the ensuing three years. In 2012, the Company reversed $0.7 million of the contingent consideration liability based on the failure to achieve the operational performance levels in 2012 and projections of future years’ performance. In 2013, the Company reversed $0.5 million of the contingent consideration liability based on the failure to achieve the operational performance levels and the projections of future years’ performance. Such amount was recognized as a reduction of “Selling, general, and administrative expenses.” In 2014, the Company recognized a goodwill impairment charge of $6.3 million related to the goodwill from the Rogue transaction.

Sports Business

On June 19, 2013, the Company acquired 80% of the outstanding common stock of UK Elite Soccer, Inc. (“UK Elite”), a provider of youth soccer programs, coaching services, tournaments, tours, and camps, for approximately $2.3 million in cash. The fair value of the non-controlling interest at the acquisition date was based on the amount paid by the Company for 80% of the common stock. The Company acquired UK Elite to expand its Sports business to include soccer events.

In 2014, UK Elite acquired the business and assets of three independent providers of soccer clinics and camps for a total purchase price of $1.0 million, or approximately $0.5 million net of cash acquired. In connection with these acquisitions, the Company recognized approximately $0.2 million in current assets, primarily trade receivables, approximately $0.6 million in current liabilities, primarily deferred revenue, and approximately $0.9 million in intangible assets representing customer relationships that are being amortized over a five-year period.

On November 5, 2012, the Company acquired a 50% interest in two Crossfit® facilities in located in Torrance, CA, and Hermosa Beach, CA, that provide strength and conditioning services as well as yoga, pilates, and spin. Through the provisions of the operating agreements the Company had the ability to control the operations of the Crossfit® entities. Accordingly, the Company accounted for its investments as business combinations and consolidates both entities. The Company acquired its interests in the Crossfit® entities for approximately $0.1 million in cash and a commitment to loan the Torrance facility up to $1.1 million to fund the construction of the facility and the purchase of equipment. In 2014, the Company increased its ownership interest in the Torrance facility to approximately 86% through the contribution of loans and other advances. In 2015, the Company recognized a goodwill impairment charge of $0.2 million related to the Hermosa facility. In January 2016, the Company exchanged its 50% interest in the Hermosa facility for the remaining 14% interest in the Torrance facility.

On January 31, 2013, the Company acquired a 20% membership interest in Ruckus with an option to acquire an additional 40% membership interest in the next two years. Pursuant to an operating agreement, the Company appointed two directors on a three-member board of directors and therefore had the ability to control the operations of Ruckus. Accordingly, the Company accounted for its acquisition of its 20% membership interest as a business combination and consolidated Ruckus. The total consideration aggregated $1.0 million, and consisted of $0.9 million of cash and the contribution of a loan of $0.1 million. The Company acquired its membership interests in Ruckus to expand the health-related and entertainment services of its Sports business. In May 2013 and July 2013 the Company acquired additional membership interests in Ruckus of 10% and 15%, respectively, for cash payments aggregating $1.3 million, thereby increasing the Company’s ownership interest to 45%. Such additional investments were recorded as equity transactions since Ruckus was a consolidated at the time of the investments. In November 2013, the Company shut down the operations of Ruckus after it did not meet operational and financial expectations. The Company recognized a goodwill impairment charge of $3.6 million in connection with the shutdown of the business. Ruckus is reported as a discontinued operation in the Company’s consolidated financial statements and no amounts are included in revenues or income from continuing operations.

The following unaudited pro forma financial information combines the results of operations of the Company with the results of operations of the acquisitions consummated during the year ended December 31, 2013, as if those acquisitions had occurred at the beginning of the year prior to the date of acquisition. No pro forma financial information is provided for the year ended December 31, 2014, for the businesses acquired by UK Elite in 2014 since their results of operations are not material. The pro forma financial information for the year ended December 31, 2013, does not include the results of Ruckus, which is reported as a discontinued operation in the Company’s consolidated financial statements. The pro forma financial information is not necessarily indicative of what would have actually occurred had the acquisitions been consummated at the beginning of the year prior to the date of acquisition or results that may occur in the future.

2013
(in thousands)
Net revenues	$182,591
Net income from continuing operations	$27,963
Net income	$22,423
Net income attributable to Steel Excel Inc.	$25,767
Net income per share attributable to Steel Excel Inc. - basic	$2.05
Net income per share attributable to Steel Excel Inc. - diluted	$2.04

5. Discontinued Operations

The Company shut down the operations of Ruckus, which was part of the Company’s Sports business, in November 2013 after it did not meet operational and financial expectations. The results of operations of Ruckus, which are reported as a discontinued operation in the consolidated statements of operations for the years ended December 31, 2014 and 2013, were as follows:

	Year Ended December 31,
	2014	2013
	(in thousands)
Revenues	$—	$1,260

Income (loss) from operations of discontinued operations	$506	$(5,540)

Income from operations for the year ended December 31, 2014, represents an adjustment to the outstanding obligations of Ruckus. The loss from operations for the year ended December 31, 2013, includes a goodwill impairment charge of $3.6 million. There was no tax effect on any of the activity of discontinued operations for the years ended December 31, 2014, and 2013.

6. Investments

Marketable Securities

All of the Company’s marketable securities at December 31, 2015 and 2014, were classified as “available-for-sale” securities, with changes in fair value recognized in stockholders’ equity as “other comprehensive income (loss)”, except for other-than-temporary impairments, which are reflected as a reduction of cost and charged to operations.

The Company’s marketable securities at December 31, 2015, include investments in the common units of Steel Partners Holdings L.P. (“SPLP”), which beneficially owned approximately 58.3% of the Company’s common stock as of December 31, 2015. The SPLP common units held by the Company are classified as “available-for-sale” securities. As of December 31, 2015, the Company held 936,968 SPLP common units that had a fair value of approximately $15.3 million and an unrealized loss of approximately $1.1 million.

Marketable securities at December 31, 2015, consisted of the following:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands)
Short-term deposits	$30,118	$—	$—	$30,118
Mutual funds	11,835	2,182	—	14,017
Corporate securities	58,333	250	(1,674)	56,909
Corporate obligations	25,747	98	(582)	25,263

Total available-for-sale securities	126,033	2,530	(2,256)	126,307
Amounts classified as cash equivalents	(30,118)	—	—	(30,118)

Amounts classified as marketable securities	$95,915	$2,530	$(2,256)	$96,189

Marketable securities at December 31, 2014, consisted of the following:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated FairValue
	(in thousands)
Short-term deposits	$42,681	$—	$—	$42,681
Mutual funds	17,030	4,262	(322)	20,970
United States government securities	—	—	—	—

Corporate securities	103,761	7,821	(23,732)	87,850
Corporate obligations	32,486	592	(3,441)	29,637
Commercial paper	—	—	—	—

Total available-for-sale securities	195,958	12,675	(27,495)	181,138
Amounts classified as cash equivalents	(42,681)	—	—	(42,681)

Amounts classified as marketable securities	$153,277	$12,675	$(27,495)	$138,457

Proceeds from sales of marketable securities were $43.3 million, $116.3 million, and $75.8 million for the years ended December 31, 2015, 2014, and 2013, respectively. The company determines gains and losses from sales of marketable securities based on specific identification of the securities sold. Gross realized gains and losses from sales of marketable securities, all of which are reported as a component of “Other income (expense), net” in the consolidated statements of operations, were as follows:

	Year Ended December 31,
	2015	2014	2013
	(in thousands)
Gross realized gains	$12,053	$8,065	$6,984
Gross realized losses	(6,806)	(4,300)	(4,376)

Realized gains, net	$5,247	$3,765	$2,608

The fair value of the Company’s marketable securities with unrealized losses at December 31, 2015, all of which had unrealized losses for periods of less than twelve months, were as follows:

	Fair Value	Gross Unrealized Losses
	(in thousands)
Corporate securities	$18,755	$(1,674)
Corporate obligations	13,199	(582)

Total	$31,954	$(2,256)

The fair value of the Company’s marketable securities with unrealized losses at December 31, 2014, all of which had unrealized losses for periods of less than twelve months, were as follows:

	Fair Value	Gross Unrealized Losses
	(in thousands)
Corporate securities	$39,869	$(23,732)
Corporate obligations	13,530	(3,441)
Mutual funds	4,873	(322)

Total	$58,272	$(27,495)

Gross unrealized losses primarily related to losses on corporate securities and corporate obligations, which primarily consist of investments in equity and debt securities of publicly-traded entities. Based on the Company’s evaluation of such securities, it has determined that certain unrealized losses represented other-than-temporary impairments. This determination was based on several factors, including adverse changes in the market conditions and economic environments in which the entities operate. The Company recognized impairment charges of approximately $59.8 million for the year ended December 31, 2015, equal to the cost basis of such securities in excess of their fair values. The Company has determined that there was no indication of other-than-temporary impairments on its other investments with unrealized losses as of December 31, 2015. This determination was based on several factors, including the length of time and extent to which fair value has been less than the cost basis, the financial condition and near-term prospects of the entity, and the Company’s intent and ability to hold the corporate securities for a period of time sufficient to allow for any anticipated recovery in market value.

The amortized cost and estimated fair value of available-for-sale debt securities and marketable securities with no contractual maturities at December 31, 2015, by contractual maturity, were as follows:

	Cost	Estimated Fair Value
	(in thousands)
Debt securities:
Mature after one year through three years	$7,414	$7,512
Mature in more than three years	18,333	17,751

Total debt securities	25,747	25,263
Securities with no contractual maturities	100,286	101,044

Total	$126,033	$126,307

Financial Instrument Obligations

The Company has entered into short sale transactions on certain financial instruments in which the Company received proceeds from the sale of such financial instruments and incurred obligations to deliver or purchase securities at a later date. Upon initially entering into such short sale transactions the Company recognizes a liability equal to the fair value of the obligation, with a comparable amount of the Company’s cash and cash equivalents reclassified as restricted cash. Subsequent changes in the fair value of such obligations, determined based on the closing market price of the financial instruments, are recognized currently as gains or losses, with a comparable reclassification made between the amounts of the Company’s unrestricted and restricted cash. The Company’s obligations for such transactions are reported as “Financial instrument obligations” with a comparable amount reported as “Restricted cash” in the Company’s consolidated balance sheet. As of December 31, 2015 and 2014, the Company’s financial instrument obligations consisted of the following:

	December 31, 2015		December 31, 2014
	Initial Obligation	Estimated Fair Value	Initial Obligation	Estimated Fair Value
	(in thousands)
Corporate securities	$675	$1,352	$666	$621
Market indices	18,685	20,285	18,685	20,451
Covered call options	26	2	7	4
Naked put options	—	—	109	235

Total	$19,386	$21,639	$19,467	$21,311

For the years ended December 31, 2015 and 2014, the Company incurred losses on outstanding financial instrument obligations and settled transactions totaling $0.5 million and $1.8 million, respectively, which are included as a component of “Other income (expense), net” in the Company’s consolidated statements of operations.

Equity-Method Investments

In January 2013, the Company acquired a 40% membership interest in Again Faster LLC (“Again Faster”), a fitness equipment company, for total cash consideration of $4.0 million. The Company accounts for its investment in Again Faster under the equity method as its ownership interest provides the Company with significant influence, but the Company does not have a controlling financial interest or other control over the operations of Again Faster. The Company accounts for its investment in Again Faster using the traditional method of accounting for equity-method investments, with the Company recognizing its equity in the losses of Again Faster on a one-quarter lag basis. In response to adverse developments in its business, in 2015 Again Faster began seeking out additional investors or buyers for the business and is pursuing other strategic alternatives, including liquidation. Based on the state of the business and the available strategic alternatives, in 2015 the Company fully impaired its investment in Again Faster, incurring an impairment charge of approximately $2.5 million.

On August 23, 2013, the Company acquired 1,316,866 shares of the common stock of iGo, Inc. (“iGo”), in a cash tender offer for total consideration of $5.2 million. The shares of common stock of iGo acquired by the Company represented approximately 44.7% of the issued and outstanding shares of iGo. The Company’s ownership interest in iGo has increased to 45.7% as a result of changes in the number of outstanding shares of iGo. Pursuant to the Stock Purchase and Sale Agreement between the Company and iGo entered into on July 11, 2013, two members of iGo’s four-member board of directors were replaced by two designees of the Company. The Company accounts for its investment in iGo under the equity method as the Company’s voting interest and board representation provide it with significant influence, but do not provide the Company with control over iGo’s operations. The Company accounts for its investment in iGo using the traditional method of accounting for equity-method investments, with the Company recognizing its equity in the losses of iGo on a one-quarter lag basis.

In May 2014, the Company increased its holdings of the common stock of API Technologies Corp. (“API”), a designer and manufacturer of high performance systems, subsystems, modules, and components, to 11,377,192 shares through the acquisition of 1,666,666 shares on the open market. Upon acquiring such shares, the Company held approximately 20.6% of the total outstanding common stock of API. Effective as of that date, the investment in API has been accounted for as an equity-method investment using the fair value option, with changes in fair value based on the market price of API’s common stock recognized currently as income or loss from equity method investees. The Company elected the fair value option to account for its investment in API in order to more appropriately reflect the value of API in its financial statements. Prior to such time, the investment in API was accounted for as an available-for-sale security, and upon the change in classification the Company recognized a loss of approximately $0.6 million that had previously been included as a component of “accumulated other comprehensive income.”

In January 2015, two members of the Company’s board of directors were appointed to the eight-member board of directors of Aviat Networks, Inc. (“Aviat”), a global provider of microwave networking solutions. At the time of the appointment, the Company held 8,042,892 shares of Aviat, or approximately 12.9% of the total outstanding common stock. Effective as of the date of the appointment, the investment in Aviat has been accounted for as an equity-method investment as the Company’s voting interest and board representation provide it with significant influence over Aviat’s operations. The Company elected the fair value option to account for its investment in Aviat, with changes in fair value based on the market price of Aviat’s common stock recognized currently as income or loss from equity method investees, in order to more appropriately reflect the value of Aviat in its financial statements. Prior to such time the investment in Aviat was accounted for as an available-for-sale security, and upon the change in classification the Company recognized a loss of approximately $2.8 million that had previously been included as a component of “accumulated other comprehensive income.”

The following table summarizes the Company’s equity-method investments.

	Ownership		Carrying Value		Income (Loss) Recognized
	December 31,		December 31,		Year Ended December 31,
	2015	2014	2015	2014	2015	2014	2013
			(in thousands)
Traditional equity method
Again Faster	40.0%	40.0%	$—	$3,105	$(3,105)	$(566)	$(329)
iGo	45.7%	46.9%	2,861	2,600	261	(2,068)	(533)

Fair value option
API	20.6%	20.6%	15,779	24,355	(8,576)	(3,436)	—
Aviat	12.9%		6,175	—	(4,682)	—	—

Total			$24,815	$30,060	$(16,102)	$(6,070)	$(862)

Based on the closing market price of iGo’s publicly-traded shares, the value of the Company’s investment in iGo was approximately $3.9 million at December 31, 2015.

In February 2016, API announced that it had entered into a merger agreement pursuant to which holders of its common stock will receive $2.00 for each share held. The merger is subject to certain closing conditions, including shareholder and regulatory approval. The Company and another third party, who combined hold a majority of the common stock of API, have entered into a written consent agreement approving the merger. Pursuant to the consent agreement, the Company is prohibited from selling its shares of API common stock prior to the consummation of the merger. Upon consummation of the merger, the Company would receive $22.9 million for its investment in API.

The following table presents summarized financial statement information for the Company’s equity-method investees as of and for the years ended December 31, 2015 and 2014. The summarized balance sheet information is as of the most recent practicable date for equity-method investments accounted for using the fair value option and as of the date through which Company has recognized its equity in the income of the investee for equity-method investments accounted for using the traditional method. The summarized balance sheet and income statement information is included for the periods during which such investments were accounted for as equity-method investments.

	2015	2014
	(in thousands)
Current assets	$303,544	$115,532
Non-current assets	$258,816	$179,161
Current liabilities	$180,664	$42,200
Non-current liabilities	$207,897	$132,681
Revenues	$546,765	$131,290
Gross profit	$129,419	$29,841
Loss from continuing operations	$(44,640)	$(8,046)
Net loss	$(43,040)	$(8,046)
Loss attributable to controlling interests	$(43,340)	$(8,046)

Other Investments

The Company’s other long-term investments at December 31, 2014, included a $25.0 million cost-method investment in a limited partnership that co-invested with other private investment funds in a public company. The limited partnership was liquidated in August 2015, with the Company receiving its proportionate share of the common stock of the public company investee. Upon liquidation, the Company recognized a gain on the non-monetary exchange of $9.3 million based on the fair value of the shares received of $34.3 million. The shares of common stock of the public company investee received are reported with the Company’s marketable securities and are classified as “available-for-sale” securities.

The Company’s other long-term investments at December 31, 2015, include investments in a venture capital fund totaling $0.5 million, preferred stock of an investee of $0.1 million, and a promissory note with an amortized cost of $3.0 million, which approximates fair value at December 31, 2015.

7. Fair Value Measurements

Fair values of assets and liabilities are determined based on a three-level measurement input hierarchy.

Level 1 inputs are quoted prices in active markets for identical assets or liabilities as of the measurement date.

Level 2 inputs are other than quoted market prices that are observable, either directly or indirectly, for an asset or liability. Level 2 inputs can include quoted prices in active markets for similar assets or liabilities, quoted prices in a market that is not active for identical assets or liabilities, or other inputs that can be corroborated by observable market data. The Company uses quoted prices of similar instruments with an active market to determine the fair value of its Level 2 investments.

Level 3 inputs are unobservable for the asset or liability when there is little, if any, market activity for the asset or liability. Level 3 inputs are based on the best information available, and may include data developed by the Company. The Company uses the net asset value included in quarterly statements it receives in arrears from a venture capital fund to determine the fair value of such fund. The Company determines the fair value of certain corporate securities and corporate obligations by incorporating and reviewing prices provided by third-party pricing services based on the specific features of the underlying securities.

Assets measured at fair value on a recurring basis at December 31, 2015, summarized by measurement input category, were as follows:

	Total	Level 1	Level 2	Level 3
	(in thousands)
Assets
Mutual funds	$14,017	$14,017	$—	$—
Corporate securities	56,909	48,604	—	8,305
Corporate obligations	25,263	—	6,143	19,120
Investments in equity-method investees	21,954	21,954	—	—
Other investments(1)	555	—	—	555

	$118,698	$84,575	$6,143	$27,980

Liabilities
Financial instrument obligations	$(21,639)	$(21,639)	$—	$—

(1)	Reported within “Other investments.”

Assets and liabilities measured at fair value on a recurring basis at December 31, 2014, summarized by measurement input category, were as follows:

	Total	Level 1	Level 2	Level 3
	(in thousands)
Assets
Mutual funds	$20,970	$20,970	$—	$—
Corporate securities	87,850	72,798	—	15,052
Corporate obligations	29,637	—	10,793	18,844
Investments in equity-method investees	24,355	24,355	—	—
Other investments(1)	525	—	—	525

	$163,337	$118,123	$10,793	$34,421

Liabilities
Financial instrument obligations	$(21,311)	$(21,311)	$—	$—

(1)	Reported within “Other investments.”

There were no transfers of securities among the various measurement input levels during the year ended December 31, 2015.

Changes in the fair value of assets valued using Level 3 measurement inputs during the years ended December 31, 2015 and 2014, were as follows:

	Year Ended December 31,
	2015	2013	2014
	(in thousands)
Balance, beginning of period	$34,421	$24,209	$2,804
Purchases	5,183	13,294	45,383
Sales	(2,953)	(5,001)	(23,034)
Realized gain on sale	8	(129)	1,556
Change in fair value	(8,679)	2,048	(2,500)

Balance, end of period	$27,980	$34,421	$24,209

Realized gains and losses on the sale of investments using Level 3 measurement inputs are recognized as a component of “Other income (expense), net.” Unrealized gains and losses on investments using Level 3 measurement inputs are recognized as a component of “Other comprehensive income (loss).”

The carrying value of the Company’s long-term debt (see Note 10) is a reasonable approximation of its fair value since it is a variable-rate obligation.

8. Property and Equipment, Net

Property and equipment at December 31, 2015 and 2014, consisted of the following:

	December 31, 2015	December 31, 2014
	(in thousands)
Rigs and other equipment	$118,836	$115,391
Buildings and improvements	19,319	18,977
Land	1,893	1,893
Vehicles	2,304	2,197
Furniture and fixtures	925	673
Assets in progress	108	644

	143,385	139,775
Accumulated depreciation	(47,592)	(32,588)

Property and equipment, net	$95,793	$107,187

Depreciation expense was $15.4 million, $14.6 million, and $10.5 million for the years ended December 31, 2015, 2014, and 2013, respectively, and includes the depreciation associated with assets under capital leases (see Note 11).

9. Goodwill and Other Intangible Assets

In connection with its annual goodwill impairment tests, the Company recognized impairment charges of $18.3 million and $36.7 million in the fourth quarter of 2015 and 2014, respectively, primarily related to the goodwill associated with its Energy segment. The impairments in the Energy segment resulted from the adverse effects the decline in energy prices have had on the oil services industry and the projected future results of operations of the Energy segment. The fair values of the reporting units used in determining the goodwill impairment charges were based on valuations using a combination of the income approach (discounted cash flows) and the market approach (guideline public company method and guideline transaction method). The goodwill impairment charge in 2015 included an impairment of the goodwill at Sun Well, inclusive of the goodwill related to Eagle Well, of approximately $18.1 million. The goodwill impairment charge in 2014 consisted of an impairment of the goodwill at Sun Well of approximately $30.4 million and an impairment charge of the goodwill at Rogue of $6.3 million. No impairment charges were recognized related to the goodwill at Black Hawk. The goodwill impairment charge in 2015 also included an impairment of the goodwill related to the Hermosa Crossfit® facility of approximately $0.2 million.

In 2015, the Company recognized in impairment charge of $7.4 million related to the long-lived assets at Sun Well as a result of the adverse effects the decline in energy prices have had on the projected future results of operations. The impairment charge was equal to the carrying value of the long-lived assets in excess of their fair values, and was fully ascribed to the customer relationships intangible asset at Sun Well based on the relative fair values of the long-lived assets.

The Company’s intangible assets at December 31, 2015 and 2014, all of which are subject to amortization, consisted of the following:

	December 31, 2015			December 31, 2014
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
	(in thousands)
Energy segment:
Customer relationships	$47,078	$(28,966)	$18,112	$54,430	$(21,938)	$32,492
Trade names	4,860	(3,785)	1,075	4,860	(3,161)	1,699
Non-compete agreement	120	(49)	71	120	(25)	95

	52,058	(32,800)	19,258	59,410	(25,124)	34,286

Sports segment:
Customer relationships	2,089	(1,189)	900	2,089	(678)	1,411
Trade names	122	(61)	61	122	(37)	85

	2,211	(1,250)	961	2,211	(715)	1,496

Total	$54,269	$(34,050)	$20,219	$61,621	$(25,839)	$35,782

Amortization expense was $8.2 million, $9.6 million, and $8.7 million for the years ended December 31, 2015, 2014, and 2013, respectively.

Estimated aggregate amortization expense related to the intangible assets for the next five years and thereafter is as follows:

Amount
(in thousands)
For the year ended December 31:
2016	$5,710
2017	4,800
2018	4,167
2019	1,753
2020	1,753
Thereafter	2,036

$20,219

The changes to the Company’s carrying amount of goodwill were as follows:

	Year Ended December 31, 2015			Year Ended December 31, 2014
	Energy	Sports	Total	Energy	Sports	Total
	(in thousands)
Balance at beginning of period	$28,693	$2,171	$30,864	$65,359	$2,171	$67,530
Impairments	(18,116)	(154)	(18,270)	(36,666)	—	(36,666)

Balance at end of period	$10,577	$2,017	$12,594	$28,693	$2,171	$30,864

At December 31, 2015, the remaining goodwill associated with the Energy segment was $10.6 million, all of which related to Black Hawk. The accumulated goodwill impairment was $60.5 million and $42.2 million at December 31, 2015 and 2014, respectively.

The components of goodwill at December 31, 2015 and 2014, were as follows:

	December 31, 2015	December 31, 2014
	(in thousands)
Goodwill	$73,095	$73,095
Accumulated impairment	(60,501)	(42,231)

Net goodwill	$12,594	$30,864

10. Long-term Debt

In 2013, Steel Energy Services entered into a credit agreement, as amended (the “Amended Credit Agreement”), with Wells Fargo Bank National Association, RBS Citizens, N.A., and Comerica Bank that provides for a borrowing capacity of $105.0 million consisting of a $95.0 million secured term loan (the “Term Loan”) and up to $10.0 million in revolving loans (the “Revolving Loans”) subject to a borrowing base of 85% of the eligible accounts receivable. Of the total proceeds from the Term Loan, $70.0 million was used to partially fund a dividend of $80.0 million paid to the Company and $25.0 million was used to partially fund the acquisition of the business and substantially all of the assets of Black Hawk Inc. (see Note 4). The Company incurred fees totaling approximately $1.4 million in connection with the Amended Credit Agreement that are being amortized over the life of the arrangement as a component of interest expense.

Borrowings under the Amended Credit Agreement are collateralized by substantially all the assets of Steel Energy Services and its wholly-owned subsidiaries Sun Well, Rogue, and Black Hawk Ltd., and a pledge of all of the issued and outstanding shares of capital stock of Sun Well, Rogue, and Black Hawk Ltd. Borrowings under the Amended Credit Agreement are fully guaranteed by Sun Well, Rogue, and Black Hawk Ltd. The carrying values as of December 31, 2015, of the assets pledged as collateral by Steel Energy Services and its subsidiaries under the Amended Credit Agreement were as follows:

Amount
(in thousands)
Cash and cash equivalents	$21,812
Accounts receivable	8,685
Property and equipment, net	88,463
Intangible assets, net	19,258

Total	$138,218

The Amended Credit Agreement has a term that runs through July 2018, with the Term Loan amortizing in quarterly installments of $3.3 million and a balloon payment due on the maturity date. In December 2015, the Company made a prepayment of $23.1 million on the Term Loan, with the prepayment applied to the next seven quarterly installments. The Company recognized a loss on extinguishment of $0.1 million in connection with the prepayment from the write off of unamortized debt issuance costs, which was reported as a component of “Other income (expense), net” in the consolidated statement of operations for the year ended December 31, 2015.

At December 31, 2015, $42.7 million was outstanding under the Term Loan and no amount was outstanding under the Revolving Loans. Principal payments under the Amended Credit Agreement for subsequent years are as follows:

Amount
(in thousands)
2016	$—
2017	3,303
2018	39,643

Total	42,946
Less current portion	—
Less unamortized debt issuance costs	280

Total long-term debt	$42,666

Borrowings under the Amended Credit Agreement bear interest at annual rates of either (i) the Base Rate plus an applicable margin of 1.50% to 2.25% or (ii) LIBOR plus an applicable margin of 2.50% to 3.25%. The “Base Rate” is the greatest of (i) the prime lending rate, (ii) the Federal Funds Rate plus 0.5%, and (iii) the one-month LIBOR plus 1.0%. The applicable margin for both Base Rate and LIBOR is determined based on the leverage ratio calculated in accordance with the Amended Credit Agreement. LIBOR-based borrowings are available for interest periods of one, three, or six months. In addition, the Company is required to pay commitment fees of between 0.375% and 0.50% per annum on the daily unused amount of the Revolving Loans. The interest rate on the borrowings under the Amended Credit Agreement was 3.1% at December 31, 2015. For the years ended December 31, 2015, 2014, and 2013, the Company incurred interest expense of $2.4 million, $3.1 million, and $1.4 million, respectively, in connection with the Amended Credit Agreement.

The Amended Credit Agreement contains certain financial covenants, including (i) a leverage ratio not to exceed 2.75:1 for quarterly periods through June 30, 2017, and 2.5:1 thereafter and (ii) a fixed charge coverage ratio of 1.15:1 for quarterly periods through December 31, 2016, and 1.25:1 thereafter. The Company was in compliance with all financial covenants as of December 31, 2015.

The Amended Credit Agreement also contains representations, warranties and non-financial covenants, including, among other things, covenants relating to (i) financial reporting and notification, (ii) payment of obligations, (iii) compliance with law, (iv) maintenance of properties and (v) payment of restricted payments. The repayment of the Term Loan can be accelerated upon (i) a change in control, which would include Steel Energy Services owning less than 100% of the equity of Sun Well, Rogue, or Black Hawk Ltd. or Steel Partners owning, directly or indirectly, less than 35% of Steel Energy Services or (ii) other events of default, including payment failure, false representations, covenant breaches, and bankruptcy.

Sun Well previously had a credit agreement (the “Sun Well Credit Agreement”) with Wells Fargo Bank, National Association, that included a term loan of $20.0 million and a revolving line of credit for up to $5.0 million. All amounts due under the Sun Well Credit Agreement were fully repaid during 2013 and the facility was terminated in 2013 upon the initial closing of the Amended Credit Agreement. For the year ended December 31, 2013 , the Company incurred interest expense of $0.3 million in connection with the Sun Well Credit Agreement. Upon termination of the Sun Well Credit Agreement, the Company recognized a loss on extinguishment of $0.5 million from the write off of unamortized debt issuance costs, which was reported as a component of “Other income (expense), net” in the consolidated statements of operations for the year ended December 31, 2013.

11. Leases

The Company leases certain property and equipment used in its operations under agreements that are classified as both capital and operating leases. Such agreements generally include provisions for inflation-based rate adjustments and, in the case of leases for buildings and office space, payments of certain operating expenses and property taxes. In 2015, the Company fully repaid all amounts due under its capital lease obligations.

Future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows:

Amount
(in thousands)
For the year ended December 31,
2016	$796
2017	668
2018	365
2019	254
2020	782

Total minimum lease payments	$2,865

At December 31, 2014, assets recorded under capital leases are included in property and equipment (see Note 8) as follows:

Amount
(in thousands)
Rigs and other equipment	$1,871
Accumulated depreciation	(559)

Net	$1,312

Total rental expense under operating leases was $6.1 million, $7.7 million, and $3.3 million for the years ended December 31, 2015, 2014, and 2013, respectively.

12. Other Liabilities

“Accrued expenses and other current liabilities” consisted of the following:

	December 31, 2015	December 31, 2014
	(in thousands)
Tax-related	$146	$238
Accrued compensation and related taxes	2,472	5,471
Deferred compensation	3,546	—
Deferred revenue	1,510	1,308
Professional services	156	763
Accrued fuel and rig-related charges	107	601
Other	521	535

	$8,458	$8,916

“Other long-term liabilities” consisted of the following:

	December 31, 2015	December 31, 2014
	(in thousands)
Deferred compensation	$197	$—
Tax-related	—	3,709
Other	39	6

Total	$236	$3,715

13. Other Income (Expense), net

“Other income (expense), net” consisted of the following:

	Year Ended December 31,
	2015	2014	2013
	(in thousands)
Investment income	$4,683	$6,621	$4,804
Realized gain on sale of marketable securities, net	5,247	3,765	2,608
Loss on financial instrument obligations	(477)	(1,820)	—
Realized loss upon change to equity method at fair value	(2,807)	(568)	—
Realized gain on non-monetary exchange	9,268	—	—
Foreign exchange loss	(669)	(1,059)	—
Gain (loss) on sale of property and equipment	(235)	191	132
Loss on extinguishment of debt	(87)	—	(463)
Other	(24)	(72)	(7)

Other income (expense), net	$14,899	$7,058	$7,074

14. Income Taxes

The Company recognized a benefit from income taxes of $6.3 million for the year ended December 31, 2015, primarily as a result of the allowable benefit recognizable on unrealized gains on marketable securities included in other comprehensive income and from the recognition of state deferred income tax benefits. The Company recognized a benefit from income taxes of $1.3 million for the year ended December 31, 2014, primarily as a result of a foreign tax benefit of $1.7 million recognized upon the conclusion of tax examinations by a foreign tax authority. The Company recognized a benefit for income taxes of $5.8 million for the year ended December 31, 2013, primarily as a result of the reversal of reserves for foreign taxes upon the expiration of the statute of limitations.

The components of the benefit from income taxes were as follows:

	Year Ended December 31,
	2015	2014	2013
	(in thousands)
Federal:
Current	$(152)	$(191)	$14
Deferred	5,283	105	(86)

	5,131	(86)	(72)

Foreign:
Current	59	1,719	7,281
Deferred	—	—	(1,696)

	59	1,719	5,585

State:
Current	(131)	(403)	509
Deferred	1,264	93	(204)

	1,133	(310)	305

	$6,323	$1,323	$5,818

The components of income (loss) from continuing operations before income taxes were as follows:

	Year Ended December 31,
	2015	2014	2013
	(in thousands)
Domestic	$(104,106)	$(25,580)	$6,990
Foreign	—	(12)	59

	$(104,106)	$(25,592)	$7,049

The benefit for income taxes varied from the federal statutory income tax rate due to the following:

	Year Ended December 31,
	2015	2014	2013
Federal statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	1.0%	(0.5)%	(8.1)%
Foreign losses not benefited	— %	— %	(0.3)%
Changes in tax reserves	(0.3)%	0.2%	(78.6)%
Change in valuation allowance	(24.8)%	30.3%	(28.1)%
Permanent differences	(4.7)%	(64.6)%	(1.8)%
Foreign tax refund	— %	6.5%	— %
Other	(0.1)%	(1.7)%	(0.6)%

	6.1%	5.2%	(82.5)%

The components of the deferred tax assets and liabilities were as follows:

	December 31,
	2015	2014
	(in thousands)
Deferred tax assets
Net operating loss carryforwards	$45,296	$49,096
Research and development credits	33,484	33,484
Marketable securities	19,266	—
Compensatory and other accruals	1,827	2,698
Unrealized losses on investments	—	5,265
Intangible assets	6,847	819
Foreign tax credits	—	201
Other, net	6,152	3,725

Gross deferred tax assets	112,872	95,288

Deferred tax liabilities:
Unrealized gains on investments	97	—
Fixed assets	20,073	19,128

Gross deferred tax liabilities	20,170	19,128

Net deferred tax asset before valuation allowance	92,702	76,160
Valuation Allowance	(93,439)	(78,018)

Net deferred tax liability	$(737)	$(1,858)

The Company’s deferred tax assets and deferred tax liabilities were classified in the consolidated balance sheets as non-current deferred income tax liabilities at December 31, 2015 and 2014.

At December 31, 2015, the Company had federal net operating loss carryforwards of approximately $139.1 million that expire in 2022 through 2035, and domestic state net operating loss carryforwards of approximately $156.1 million that expire in 2016 through 2035. The Company also had federal research and development credit carryforwards of approximately $30.3 million that expire in 2018 through 2029, and domestic state research and development credit carryforwards of approximately $17.7 million that do not expire. Of the total federal net operating loss carryforwards, approximately $10.5 million related to deductions for stock-based compensation, the tax benefit of which will be credited to additional paid-in capital when realized. The Company’s ability to utilize its net operating loss and other credit carryforwards would be subject to limitation upon a change in control. Federal income taxes and foreign withholding taxes associated with the repatriation of earnings of foreign subsidiaries have been fully provided.

The Company established a valuation allowance to reserve its net deferred tax assets at December 31, 2015 and 2014, based on its assessment that it is more likely than not that such benefit will not be fully realized. This assessment was based on, but not limited to, the Company’s operating results for the past three years, uncertainty in the Company’s projections of taxable income, and uncertainty in general economic conditions in general and in the oil and gas industry in particular.

The changes in unrecognized tax positions were as follows:

	Year Ended December 31,
	2015	2014	2013
	(in thousands)
Balance at beginning of period	$19,076	$19,121	$26,419
Tax positions related to prior year:
Additions	8,269	—	—
Expiration of statute of limitations	(59)	(45)	(7,298)
Settlements	—	—	—

Balance at ending of period	$27,286	$19,076	$19,121

As of December 31, 2015, the Company’s total gross unrecognized tax benefits were $27.3 million, of which $0.3 million, if recognized, would affect the provision for income taxes. In 2015, the Company reversed approximately $0.1 million of reserves for foreign taxes upon the expiration of the statute of limitations. The Company recognizes interest and penalties related to uncertain tax positions as a component of “benefit from income taxes” in its consolidated statements of operations. For the years ended December 31, 2015. 2014, and 2013, the amount of such interest and penalties recognized was immaterial.

The Company is subject to federal income tax as well as income taxes in many domestic states and foreign jurisdictions in which the Company operates or formerly operated. As of December 31, 2015, fiscal years from 1999 onward remain open to examination by the United States taxing authorities. In 2014, tax examinations were completed for fiscal years 2009 through 2013 in Singapore, resulting in a refund to the Company of $1.7 million. The Company is not currently under tax examination in any foreign jurisdictions.

15. Stock Benefit Plans

The Company grants equity-based awards to employees under its 2004 Equity Incentive Plan, as amended (the “2004 Plan”). Stock options granted under the 2004 Plan have a term of up to seven years from the grant date, with the exception of incentive stock options granted to employees who own more than 10% of the voting power of all classes of stock of the Company, which have a term of up to five years. The exercise price and vesting period of stock options granted under the 2004 Plan is determined by the board of directors or its delegates, subject to certain provisions of the 2004 Plan. The exercise price of incentive stock options granted to employees who own more than 10% of the voting power of all classes of stock of the Company shall not be less than 110% of the fair market value of the Company’s common stock on the grant date. The exercise price of incentive stock options granted to other employees shall be no less than 100% of the fair market value of the Company’s common stock on the grant date. The exercise price of non-qualified stock options granted to employees shall be no less than 100% of the fair market value of the Company’s common stock on the grant date, but in certain circumstances could be as low as 85% of the fair market value of the Company’s common stock on the grant date.

The 2004 Plan also allows for the granting of stock appreciation rights, restricted stock awards, and restricted stock units, the terms of such grants being determined by the board of directors or its delegates subject to certain provisions of the 2004 Plan. Stock appreciation rights granted under the 2004 Plan shall have a term of up to seven years and an exercise price of no less than 100% of the fair market value of the Company’s common stock on the grant date. Restricted stock awards and restricted stock units (collectively, “restricted stock”) granted under the 2004 Plan shall have a purchase price of at least $0.001 per share.

The Company grants equity-based awards to non-employee directors under its 2006 Director Plan, as amended (the “2006 Plan”, and together with the “2004 Plan”, the “Equity Plans”). The terms of all stock-based awards granted under the 2006 Plan are determined by the compensation committee of the board of directors, subject to certain provisions of the 2006 Plan. All options granted under the 2006 Plan are non-qualified stock options, and shall have a term of up to ten years and an exercise price of no less than 100% of the fair market value of the Company’s common stock on the grant date. The 2006 Plan also allows for the granting of stock appreciation rights, restricted stock awards, and restricted stock units. Stock appreciation rights granted under the 2006 Plan shall have a term of up to ten years and an exercise price of no less than 100% of the fair market value of the Company’s common stock on the grant date. Restricted stock granted under the 2006 Plan shall have a purchase price equal to at least the par value of the Company’s common stock on the grant date.

There were 1,805,613 shares and 1,200,000 shares of the Company’s common stock originally reserved for the issuance of equity-based awards under the 2004 Plan and the 2006 Plan, respectively. Under the 2004 Plan, 1,386,452 shares remained available for the issuance of equity-based awards and 204,852 equity-based awards were outstanding at December 31, 2015. Under the 2006 Plan, 380,977 shares remained available for the issuance of equity-based awards and 51,318 equity-based awards were outstanding at December 31, 2015.

The Company recognizes stock-based compensation based on the estimated fair values of equity-based awards on the grant dates. Stock-based compensation is recognized ratably over the requisite service or vesting period of the equity-based awards and is adjusted for estimated forfeitures. Certain grants of restricted stock to non-employee directors vest in full when the individual ceases being a member of the board of directors for any reason. The fair value of such grants are recognized as stock-based compensation on the grant date. The fair value of restricted stock is based on the closing price of the Company’s common stock on the grant date. The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options. No stock options were granted during the years ended December 31, 2015, 2014, and 2013.

Stock-based compensation expense by type of equity-based award, all of which was recognized as a component of “Selling, general, and administrative expenses” in the consolidated statements of operations for the years ended December 31, 2015, 2014, and 2013, was as follows:

	Year Ended December 31,
	2015	2014	2013
	(in thousands)
Stock options	$—	$36	$91
Restricted stock	3,157	2,771	1,949

Total stock-based compensation	$3,157	$2,807	$2,040

There was no stock option activity under the Equity Plans during the year ended December 31, 2015. Information relating to outstanding and exercisable stock options under the Equity Plans at December 31, 2015, is summarized in the following table. All stock option grants had exercise prices equal to or greater than the market price on the grant date.

	Shares	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
	(in thousands)			(in thousands)
Outstanding and exercisable, December 31, 2015	56	$30.14	3.2	$—

Information relating to restricted stock activity in the Equity Plans for the year ended December 31, 2015, is summarized in the following table.

	Shares	Weighted Average Grant Date Fair Value
	(in thousands)
Non-vested stock, January 1, 2015	57	$30.10
Awarded	181	$23.62
Vested	(34)	$30.58
Forfeited	(3)	$26.97

Non-vested stock, December 31, 2015	201	$24.22

Information relating to the fair value of grants of equity awards and the fair value of restricted shares vested for the years ended December 31, 2015, 2014, and 2013 is summarized in the following table. No stock options were exercised during the years ended December 31, 2015, 2014, and 2013.

	Year Ended December 31,
	2015	2014	2013
	(in thousands)
Fair value on grant date - restricted stock	$4,264	$788	$3,977
Fair value of restricted stock vested	$1,042	$2,739	$2,797

Compensation expense related to equity-based awards granted under the Equity Plans that was not recognized as of December 31, 2015, totaled $2.1 million and is expected to be recognized over a weighted average period of 1.0 years. The Company did not receive any proceeds from the exercise of equity-based awards during the years ended December 31, 2015, 2014, and 2013. The Company has a policy of issuing new shares of common stock upon the exercise of stock options.

16. Net Income (Loss) Per Share

Basic net income (loss) attributable to Steel Excel per share of common stock is computed by dividing net income (loss) attributable to Steel Excel by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share attributable to Steel Excel gives effect to all potentially dilutive common shares outstanding during the period.

Amounts used in the calculation of basic and diluted net income (loss) per share of common stock for the years ended December 31, 2015, 2014, and 2013, were as follows:

	Year Ended December 31,
	2015	2014	2013
Numerators:	(in thousands, except per share data)
Net income (loss) from continuing operations	$(97,783)	$(24,269)	$12,867
Non-controlling interest	376	235	156

Net income (loss) from continuing operations attributable to Steel Excel Inc.	$(97,407)	$(24,034)	$13,023

Income (loss) from discontinued operations	$—	$506	$(5,540)
Non-controlling interest	—	(279)	3,188

Income (loss) from discontinued operations attributable to Steel Excel Inc.	$—	$227	$(2,352)

Net income (loss) attributable to Steel Excel Inc.	$(97,407)	$(23,807)	$10,671

Denominators:
Basic weighted average common shares outstanding	11,454	11,678	12,584
Effect of dilutive securities - stock-based awards	—	—	18

Diluted weighted average common shares outstanding	11,454	11,678	12,602

Basic income (loss) per share attributable to Steel Excel Inc.:
Net income (loss) from continuing operations	$(8.50)	$(2.06)	$1.03
Income (loss) from discontinued operations, net of taxes	$—	$0.02	$(0.19)
Net income (loss)	$(8.50)	$(2.04)	$0.85
Diluted income (loss) per share attributable to Steel Excel Inc.:
Net income (loss) from continuing operations	$(8.50)	$(2.06)	$1.03
Income (loss) from discontinued operations, net of taxes	$—	$0.02	$(0.19)
Net income (loss)	$(8.50)	$(2.04)	$0.85

The number of shares used in the calculation of diluted earnings (loss) per share for the years ended December 31, 2015 and 2014, excluded 15,000 incremental shares and 20,000 incremental shares, respectively, related to stock options and restricted stock. Such incremental shares were excluded from the calculation of diluted earnings (loss) per share due to their anti-dilutive effect.

17. Accumulated Other Comprehensive Income (Loss)

Changes in the components of “Accumulated other comprehensive income (loss)” were as follows:

	Unrealized Gain (Loss) on Securities	Cumulative Translation Adjustment	Total
	(in thousands)
Balance, January 1, 2015	$(14,821)	$(385)	$(15,206)

Other comprehensive income (loss) before reclassifications	(24,927)	(8)	(24,935)
Reclassifications from accumulated other comprehensive income	34,595	—	34,595

Current period other comprehensive income (loss)	9,668	(8)	9,660

Balance, December 31, 2015	$(5,153)	$(393)	$(5,546)

Amounts reclassified for realized gains or losses on marketable securities and other-than-temporary impairments of marketable securities for the year ended December 31, 2015, are reported as a component of “Other income (expense), net” and “Impairment of marketable securities”, respectively, in the consolidated statement of operations.

18. Supplemental Cash Flow Information

Cash paid for interest and income taxes and non-cash investing and financing activities for the years ended December 31, 2015, 2014, and 2013, were as follows:

	Year Ended December 31,
	2015	2014	2013
	(in thousands)
Interest paid	$2,155	$2,707	$1,304
Income taxes paid (refunded) - net	$298	$(1,507)	$916
Non-cash investing and financing activities:
Reclassification of available-for-sale securities to equity method investment	$10,857	$27,647	$—
Partnership interest exchanged for marketable securities	$25,000	$—	$—
Sales of marketable securities not settled	$23,229	$—	$—
Note receivable exchanged for preferred stock	$75	$—	$—
Securities received in exchange for financial instrument obligations	$76	$20,007	$—
Securities delivered in exchange for settlement of financial instrument obligations	$76	$520	$—
Contribution of note payable by non-controlling interest	$—	$268	$—
Restricted stock awards surrendered to satisfy tax withholding obligations	$85	$120	$—
Non-controlling interests recognized in connection with acquisitions	$—	$—	$2,896

19. Commitments and Contingencies

From time to time, we are subject to litigation or claims that arise in the normal course of business. While the results of such litigation matters and claims cannot be predicted with certainty, we believe that the final outcome of such matters will not have a material adverse impact on our financial position or results of operations. However, because of the nature and inherent uncertainties of litigation, should the outcome of these actions be unfavorable, our business, financial condition, and results of operations could be materially and adversely affected.

The Company entered into agreements in connection with the sale of portions of the Predecessor Business that included certain indemnification obligations. These indemnification obligations generally required the Company to compensate the other party for certain damages and costs incurred as a result of third party claims. The Company is not aware of any claims under the indemnification provisions and no liabilities have been recognized in connection with such contingent obligations.

20. Related Party Transactions

SPLP beneficially owned approximately 58.3% of the Company’s outstanding common stock as of December 31, 2015. The power to vote and dispose of the securities held by SPLP is controlled by Steel Partners Holdings GP Inc. (“SPH GP”). Warren G. Lichtenstein, the Chairman of the Board of Directors and chairman of the Company’s Sports segment, is also the Executive Chairman of SPH GP. Certain other affiliates of SPH GP hold positions with the Company, including Jack Howard, as Vice Chairman and principal executive officer, Douglas B. Woodworth, as Chief Financial Officer, and Leonard J. McGill, as Vice President, General Counsel, and Secretary. Each of Warren G. Lichtenstein and Jack L. Howard is compensated with cash compensation and equity awards or equity-based awards in amounts that are consistent with the Company’s Non-employee Director Compensation Policy.

In June 2015, the Company’s board of directors approved a plan to purchase up to 1,000,000 common units of SPLP on the open market or in private transactions with third parties. As of December 31, 2015, the Company held 936,968 SPLP common units that had a fair value of approximately $15.3 million (see Note 6).

In October 2011, the Company contracted with SP Corporate Services LLC (“SP Corporate”), a SPLP affiliate, to provide financial management and administrative services, including the services of a chief financial officer. Through July 2012, the Company paid SP Corporate $35,000 per month for the provision of such services. Effective August 2012, the services SP Corporate provided were expanded to include executive and financial management services in the areas of finance, regulatory reporting, and other administrative and operational functions. The Company paid SP Corporate $300,000 per month for these expanded services through December 31, 2013. Effective January 1, 2014, the services SP Corporate provides were further expanded, and the Company paid SP Corporate $667,000 per month for such services. Effective October 1, 2014, the fees paid the Company to SP Corporate increased to $679,000 per month to cover the costs of additional services provided to the Sports business. The services agreement with SP Corporate and subsequent amendments were approved by a committee of the Company’s independent directors. In addition, the Company reimburses SP Corporate and other SPLP affiliates for certain expenses incurred on the Company’s behalf. During the years ended December 31, 2015, 2014, and 2013, the Company incurred expenses of $9.0 million, $9.1 million, and $4.4 million, respectively, for services provided by SP Corporate and for reimbursement of expenses incurred on its behalf by SP Corporate and its affiliates. As of December 31, 2015 and 2014, the Company owed SP Corporate and other SPLP affiliates $0.1 million and $0.3 million, respectively.

The Company uses several firms to execute trades of its marketable securities and certain of its other investments. The Company uses Mutual Securities, Inc. (“Mutual Securities”), to execute certain trades, including repurchases of the Company’s common stock. Jack L. Howard, the Company’s principal executive officer, is a registered principal of Mutual Securities and receives commission payments from Mutual Securities after deductions for fees and expenses. During the years ended December 31, 2015, 2014, and 2013, the Company paid commissions to Mutual Securities totaling $0.1 million, $0.3 million, and $0.2 million, respectively.

In October 2013, iGo contracted with SP Corporate to provide certain executive, other employee, and corporate services for a fixed annual fee of $0.4 million. In addition, iGo will reimburse SP Corporate for reasonable and necessary business expenses incurred on iGo’s behalf. The services agreement was approved by the independent directors of iGo.

During 2015, the Company closed an account in which it previously maintained short-term deposits at WebBank, an affiliate of SPLP. Such deposits totaled $12.3 million at December 31, 2014. The Company recognized interest income on such deposits totaling $39,000 and $84,000 for the years ended December 31, 2015 and 2014, respectively.

In 2015, the Company entered into an arrangement with Pivot Marketing Agency (“Pivot”), a sports marketing agency that, through a non-ownership relationship, is affiliated with the chief executive officer of the Company’s Sports segment. Pivot provides services related to obtaining sponsorships for the Sports segment’s events. For the year ended December 31, 2015, the Company paid Pivot $12,000 for such services.

21. Segment Information

The Company has determined that its two reportable segments are Energy and Sports. The Energy segment provides drilling and production services to the oil and gas industry. The Sports segment is a social impact organization that strives to provide a first-class youth sports experience emphasizing positive experiences and instilling the core values of discipline, teamwork, safety, respect, and integrity.

The Company identifies its operating segments based on the services provided by its various operations and the financial information used by its chief operating decision maker to make decisions regarding the allocation of resources to and the financial performance of the operating segments. The reporting segments represent an aggregation of individual operating segments with similar economic and other characteristics. The Energy segment is an aggregation of the individual operating segments represented by Sun Well, Rogue, and Black Hawk Ltd. The Sports segment is an aggregation of the individual operating segments represented by Baseball Heaven LLC, a provider of a wide variety of baseball services, UK Elite, and the Crossfit® entities.

In 2014, the Company changed its measurement method to measure the profit or loss of its segments to be based on operating income (loss) before goodwill and other asset impairments. The measurement method had previously been operating income (loss). Operating income (loss) before goodwill and other asset impairments of the segments is determined in the same manner as operating income under generally accepted accounting principles, with the sole exception of excluding the amounts for goodwill and other asset impairments. The accounting policies used to measure operating income (loss) before goodwill and other asset impairments of the segments are the same as those used in preparing the Company’s consolidated financial statements (see Note 2).

Segment information relating to the Company’s results of continuing operations was as follows:

	Year Ended December 31,
	2015	2014	2013
	(in thousands)
Revenues
Energy	$111,397	$191,608	$109,624
Sports	21,223	18,540	10,404

Total revenues	$132,620	$210,148	$120,028

Operating income (loss) before goodwill and other asset impairments
Energy	$2,478	$29,889	$12,381
Sports	(3,354)	(2,161)	(1,408)

Total segment operating income (loss)	(876)	27,728	10,973
Corporate and other business activities	(14,169)	(14,465)	(8,411)
Impairment of goodwill and intangible assets	(25,622)	(36,666)	—
Impairment of marketable securities	(59,781)	—	—
Interest expense	(2,455)	(3,177)	(1,725)
Other income (expense), net	14,899	7,058	7,074

Income (loss) from continuing operations before income taxes	$(88,004)	$(19,522)	$7,911

Depreciation and amortization expense:
Energy	$21,904	$22,530	$18,392
Sports	1,709	1,626	793

Total depreciation and amortization expense	$23,613	$24,156	$19,185

For the year ended December 31, 2015, revenues from the four largest customers in the Company’s Energy segment were approximately $21.6 million, $16.0 million, $15.3 million, and $14.0 million, representing 16.3%, 12.1%, 11.5%, and 10.5%, respectively, of the Company’s consolidated revenues. For the year ended December 31, 2014, revenues from the two largest customers in the Company’s Energy segment were approximately $43.5 million and $42.7 million, representing 20.7% and 20.3%, respectively, of the Company’s consolidated revenues. For the year ended December 31, 2013, revenues from the two largest customers in the Company’s Energy segment were approximately $20.4 million and $12.7 million, representing 17.0% and 10.5%, respectively, of the Company’s consolidated revenues.

Segment information related to the Company’s assets was as follows:

	December 31, 2015	December 31, 2014
	(in thousands)
Total assets
Energy	$150,437	$219,630
Sports	14,686	18,625
Corporate and other business activities	179,699	238,691

Total assets	$344,822	$476,946

Capital expenditures
Energy	$4,226	$15,313
Sports	559	626

Total capital expenditures	$4,785	$15,939

Total assets of Corporate and other business activities at December 31, 2015, include investments in equity-method investees of $24.8 million. Total assets of the Sports segment and Corporate and other business activities at December 31, 2014, include investments in equity-method investees of $3.1 million and $27.0 million, respectively.

22. Stock Split

In June 2014, following stockholder approval and authorization from its board of directors, the Company effected a 1-for-500 reverse stock split (the “Reverse Split”), immediately followed by a 500-for-1 forward stock split

(the “Forward Split”, and together with the Reverse Split, the “Reverse/Forward Split”), of its common stock effective as of the close of business on June 18, 2014. As a result of the Reverse Split, stockholders holding fewer than 500 shares received a cash payment for all of their outstanding shares based on a per share price equal to the closing price of the Company’s common stock on June 18, 2014, the effective date of the Reverse/Forward Split. Stockholders holding 500 or more shares as of the effective date of the Reverse/Forward Split did not receive any payments for fractional shares resulting from the Reverse Split, and therefore the total number of shares held by such holders did not change as a result of the Reverse/Forward Split. In connection with the Reverse Split, the Company paid $10.1 million in July 2014 for 295,659 shares of common stock and the return of 1,388 non-vested restricted stock awards previously awarded to employees.

23. Subsequent Event

On March 11, 2016, the Company notified the Nasdaq Stock Market of its intention to voluntarily delist its common stock, with associated preferred stock purchase rights, from the Nasdaq Capital Market. The Company intends to cease trading on Nasdaq at the close of business on March 31, 2016. After the effective date of delisting, the Company intends to file a Form 15 with the Securities and Exchange Commission to voluntarily effect deregistration of its securities pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. The Company’s obligation to file current and periodic reports with the SEC will be terminated the same day upon the filing of the Form 15 with the SEC. The Company is eligible to deregister its common stock, with associated preferred stock purchase rights, because it has fewer than 300 stockholders of record.

24. Selected Quarterly Financial Data (Unaudited)

	Quarter Ended:
	March 31(A)	June 30(B)	September 30(C)	December 31(D)
	(in thousands, except per-share data)
Year Ended December 31, 2015
Net revenues	$38,885	$35,610	$33,480	$24,645
Gross profit	$7,245	$8,602	$7,344	$3,424
Net loss from continuing operations	$(7,613)	$(10,463)	$(14,263)	$(65,444)
Net loss	$(7,613)	$(10,463)	$(14,263)	$(65,444)
Net loss attributable to Steel Excel Inc.	$(7,250)	$(10,536)	$(14,474)	$(65,147)
Net loss from continuing operations attributable to Steel Excel Inc.	$(7,250)	$(10,536)	$(14,474)	$(65,147)
Net loss from continuing operations attributable to Steel Excel Inc. per share of common stock
Basic	$(0.63)	$(0.91)	$(1.27)	$(5.74)
Diluted	$(0.63)	$(0.91)	$(1.27)	$(5.74)

Year Ended December 31, 2014
Net revenues	$45,159	$51,924	$58,583	$54,482
Gross profit	$10,550	$15,529	$17,669	$14,281
Net income (loss) from continuing operations	$1,967	$7,657	$75	$(33,968)
Net income (loss)	$1,967	$7,657	$75	$(33,462)
Net income (loss) attributable to Steel Excel Inc.	$2,293	$7,668	$(163)	$(33,605)
Net income (loss) from continuing operations attributable to Steel Excel Inc.	$2,293	$7,668	$(163)	$(33,832)
Net income (loss) from continuing operations attributable to Steel Excel Inc. per share of common stock
Basic	$0.19	$0.64	$(0.01)	$(2.97)
Diluted	$0.19	$0.64	$(0.01)	$(2.97)

(A)	Includes loss from equity method investees of $2.1 million and $1.4 million in the 2015 period and 2014 period, respectively.
(B)	Includes impairment of marketable securities of $22.7 million, income from equity method investees of $5.4 million, and a tax benefit of $6.3 million in the 2015 period; includes income from equity method investees of $2.9 million in the 2014 period.
(C)	Includes impairment of marketable securities of $7.9 million, loss from equity method investees of $8.2 million, and a tax provision of $2.4 million in the 2015 period; includes loss from equity method investees of $4.8 million in the 2014 period.
(D)	Includes impairment of marketable securities of $29.2 million, impairment of goodwill and intangible assets of $25.6 million, loss from equity method investees of $11.3 million, and a tax benefit of $2.1 million in the 2015 period; includes impairment of goodwill and intangible assets of $36.7 million, loss from equity method investees of $2.7 million, and a tax benefit of $2.4 million in the 2014 period.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

STEEL PARTNERS HOLDINGS L.P.,

SPH ACQUISITION CO.

and

STEEL EXCEL INC.

Dated as of December 7, 2016

(continued)

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER, dated as of December 7, 2016 (this “Agreement”), by and among STEEL PARTNERS HOLDINGS L.P., a Delaware limited partnership (“Parent”), SPH ACQUISITION CO., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and STEEL EXCEL INC., a Delaware corporation (the “Company”).

WHEREAS, each of Parent and the Company desires to effect a strategic combination of their businesses;

WHEREAS, in furtherance of such business combination, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company not already owned by Parent or any entity that is an Affiliate of Parent (the holders of such shares being referred to herein as the “Minority Holders”) for 0.712 Series A preferred units, no par value (the “Parent Preferred Units”), of Parent for each share of Common Stock (the “Per Share Amount”) having the preferences, rights, qualifications, limitations and restrictions set forth in the Sixth Amended and Restated Agreement of Limited Partnership of Parent substantially in the form of Exhibit B hereto (the “Sixth A&R LP Agreement”), subject to any required withholding of Taxes, net to the holder thereof without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”), upon the recommendation of a special committee of the Company Board consisting solely of independent directors (the “Special Committee”), at a meeting thereof duly called and held, has unanimously (a) approved and declared advisable this Agreement, the Offer, the Merger (as defined below) and the other transactions contemplated by this Agreement (collectively, the “Transactions”), (b) determined that it is fair to and in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth in this Agreement, and (c) resolved to recommend to the Minority Holders that they accept the Offer and tender their shares of Common Stock pursuant to the Offer (the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has unanimously (a) approved and declared advisable this Agreement and the Transactions, (b) determined that it is in the best interests of Merger Sub and its sole stockholder that Merger Sub enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth in this Agreement, (c) directed that this Agreement be submitted to Parent, as the sole stockholder of Merger Sub, for its adoption, and (d) recommended that Parent, as the sole stockholder of Merger Sub, adopt this Agreement;

WHEREAS, the board of directors of Steel Partners Holdings GP Inc., the general partner of Parent (the “Parent GP”), has unanimously approved and declared advisable this Agreement and the Transactions; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and any person that contains customary confidentiality provisions (including standstill and non-solicitation provisions) in the context of an Acquisition Proposal and that shall not contain any exclusivity provision in favor of the counterparty thereto or any provision having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

“Acquisition Proposal” means any inquiry, offer or proposal (other than from Parent, Merger Sub or their respective Affiliates) concerning any (A) direct or indirect merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, the assets or business of which constitutes or generates thirty percent (30%) or more of the revenues, net income or assets of the Company and its Subsidiaries on a consolidated basis (a “Significant Subsidiary”), (B) direct or indirect sale, lease, pledge or other disposition of assets of the Company or any of its Subsidiaries (including Equity Interests of any Subsidiary) or businesses that constitute or generate thirty percent (30%) or more of the revenues, net income or assets of the Company and its Subsidiaries on a consolidated basis, in a single transaction or a series of related transactions, (C) transaction or series of related transactions in which any person or group (other than Parent, Merger Sub or their respective Affiliates) acquires beneficial ownership, or the right to acquire beneficial ownership, of thirty percent (30%) or more of the outstanding Equity Interests of the Company or any Significant Subsidiary or (D) other purchase or sale of, or tender offer or exchange offer for, Equity Interests of the Company or any Significant Subsidiary that, if consummated, would result in any person beneficially owning thirty percent (30%) or more of the outstanding Equity Interests of the Company or Significant Subsidiary.

“Action” means any action, arbitration, audit, hearing, litigation, suit or other proceeding (whether civil, criminal or administrative).

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. Notwithstanding anything to the contrary contained herein, for all purposes under this Agreement, prior to the Acceptance Time, none of Parent or Merger Sub, on the one hand, or the Company or the Company’s Subsidiaries, on the other hand, shall be deemed to be Affiliates of each other.

“beneficial owner” has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any change, event, circumstance, occurrence, development or effect (any such item, an “Effect”), individually or when taken together with all other Effects, that is, or would reasonably be expected to be, materially adverse to (A) the properties, assets, liabilities, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) the ability of the Company to perform its obligations under this Agreement or consummate the Transactions, except in each case for any such Effect resulting from or arising out of (i) any changes in interest rates; (ii) general economic conditions in the United States of America or foreign countries or changes therein; (iii) U.S. or foreign financial, banking or securities market conditions or changes therein; (iv) any event or change in conditions generally affecting the Company’s or any of its Subsidiaries’ industries; (v) any change in or interpretations of GAAP or any Law; (vi) changes in the market price or trading volume of the Company’s stock (it being understood that the underlying facts or occurrences giving rise or contributing to such changes shall be taken into account in determining whether there has been a Company Material Adverse Effect); (vii) any failure by the Company to meet internal or published estimates of revenues, earnings or other financial projections, or projections or forecasts of any other person, of revenues, earnings or cash flow for any period ending on or after the date of this Agreement (it being understood that the underlying facts or occurrences giving rise or contributing to such failure shall be taken into account in determining whether there has been a Company Material Adverse Effect); (viii) any pandemic, earthquake, hurricane, tornado or other natural disaster or act of God; (ix) national or international political conditions, including any engagement in or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any act of sabotage or military or terrorist attack; (x) the announcement or pendency of this Agreement, including, to the extent arising out of or resulting therefrom, (A) the termination or potential termination (or the failure or potential failure to renew or enter into) of contracts with actual or potential customers, suppliers, distributors, resellers, licensors or other business partners, or any other negative development (or potential negative development) in the relationship of the Company or any of its Subsidiaries with any of their respective customers, suppliers, distributors, resellers, licensors or other business partners, (B) the loss or departure of any officers or other employees of the Company or any of its Subsidiaries, or (C) any decline or other degradation in the Company’s or any of its Subsidiaries’ customer bookings, or (xi) the taking of any action expressly provided by this Agreement or consented to in writing by Parent or Merger Sub (except in the case of clauses (i) through (v), (viii) and (ix), if the Effect materially disproportionately affects the properties, assets, liabilities, business, financial condition, results of operations or prospects of the Company and its Subsidiaries relative to other for-profit industry participants, in which case, only the extent of such disproportionate effects, if any, shall be taken into account when determining whether there is, or would reasonably expected to be, a “Company Material Adverse Effect”).

“Company Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, relocation, fringe benefit, retiree medical or life insurance (or other insurance), supplemental executive retirement plans, health, welfare, severance or other benefit plans, programs, trusts or arrangements established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any entity that would be deemed a “single employer” with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (a “Company ERISA Affiliate”) on behalf of any Company Employee, officer, director, consultant, stockholder or other service provider of the Company or any of its Subsidiaries (whether current, former or retired) or their dependents, spouses, or beneficiaries or (2) with respect to which the Company, any of its Subsidiaries or any Company ERISA Affiliate has any liability.

“Company Property” means any real property currently or formerly owned, leased, operated or managed by the Company or any of its Subsidiaries.

“Company Reference Balance Sheet” means the audited balance sheet of the Company as of December 31, 2015 contained in its Form 10-K, filed with the SEC on March 11, 2016.

“contract” means any agreement, contract, lease, mortgage, power of attorney, evidence of indebtedness, letter of credit, undertaking, covenant not to compete, license, instrument, obligation, commitment, understanding, purchase or sales order or other commitment, whether oral or written, that is legally binding in each case.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware.

“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means Laws relating to, or establishing standards of conduct for, human health and safety, worker health and safety, Hazardous Substances, or injury to or pollution or protection of the environment or natural resources, including air, land, soil, surface waters, ground waters, stream and river sediments and biota.

“Environmental Liabilities” means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, Encumbrances, violations, costs, and expenses (including attorneys’ and consultants’ fees) that (A) are incurred as a result of (i) the existence or alleged existence of Hazardous Substances in, on, under, at or emanating from any Company Property, (ii) the off-site transportation, treatment, storage or disposal of any Hazardous Substances, or (iii) the violation of or non-compliance with or alleged violation of or non-compliance with any Environmental Law, or (B) arise under any Environmental Law.

“Equity Interest” means (A) with respect to a corporation, any and all classes or series of shares of capital stock, (B) with respect to a partnership, limited liability company, trust or similar person, any and all classes or series of units, interests or other partnership/limited liability company interests and (C) with respect to any other person, any other security representing any direct equity ownership or participation in such person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 0.712 Parent Preferred Units for each share of Common Stock.

“Governmental Authority” means any United States federal, state, provincial, supranational, county or local or any foreign government, governmental, regulatory or administrative authority, agency, self-regulatory body, instrumentality or commission, and any court, tribunal, or judicial or arbitral body and any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substances” means any chemicals, materials or substances, including without limitation, any petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, pesticides regulated under Environmental Laws or defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous substances,” “hazardous materials,” “hazardous constituents,” “toxic substances,” “pollutants,” “contaminants,” or any similar denomination intended to classify or regulate such chemicals, materials or substances by reason of their toxicity, carcinogenicity, ignitability, corrosivity or reactivity or other characteristics under any Environmental Law.

“Intellectual Property” means (A) United States, international, and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (B) United States and foreign registered, pending, and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations, applications for registration for, renewals and extensions of any of the foregoing, together with all of the goodwill associated therewith; (C) United States and foreign registered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; (D) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (E) confidential and proprietary information, including know-how.

“knowledge” means (A) when used with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed in Section 1.01(i) of the Company Disclosure Letter; and (B) when used with respect to Parent or Merger Sub, the actual knowledge, after reasonable inquiry, of the individuals listed in Section 1.01(i) of the Parent Disclosure Letter.

“Laws” means any foreign, federal, state or local statute, law (including common law), rule, ordinance, code or regulation and any Order of any Governmental Authority.

“liability” means any liability of any kind whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not reflected or required by GAAP to be reflected on the Company Reference Balance Sheet).

“Made Available” means, with reference to Parent or Merger Sub, that the Company delivered or made available such information, document or other material to any of Parent, Merger Sub or any Affiliate (other than the Company or any of its Subsidiaries) or Representative of the foregoing (whether in hard copy, by electronic mail or in other electronic form, including through access in an online data room) on or after January 1, 2016 and prior to the date of this Agreement; provided that any information, data or document that is publicly available (including pursuant to any Company SEC Reports) shall, in each case, be deemed to have been Made Available to Parent or Merger Sub, as the case may be. For the avoidance of doubt, any information required to be Made Available by the Company shall be presumed to have been Made Available absent clear and direct evidence to the contrary.

“MAE Excepted Representations” means the representations and warranties of the Company contained in the following sections: the first sentence of Section 4.01(a); Section 4.01(b); Section 4.02; Section 4.03; Section 4.04; Section 4.05(a)(i); Section 4.06(b)(i); Section 4.07(a); Section 4.07(b); the second sentence of Section 4.08; Section 4.12; Section 4.13(a); Section 4.14(a); Section 4.18; the first sentence of Section 4.19(a); and Section 4.20.

“NYSE” means the New York Stock Exchange.

“Order” means any award, writ, stipulation, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Authority.

“ordinary course of business” means the ordinary course of business of the Company consistent with past practice.

“Parent Common Units” means the common units, no par value, of Parent.

“Parent Material Adverse Effect” means any Effect, individually or when taken together with all other Effects, that is, or would reasonably be expected to be, materially adverse to (A) the properties, assets, liabilities, business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (B) the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the Transactions, except in each case for any such Effect resulting from or arising out of (i) any changes in interest rates; (ii) general economic conditions in the United States of America or foreign countries or changes therein; (iii) U.S. or foreign financial, banking or securities market conditions or changes therein; (iv) any event or change in conditions generally affecting Parent’s or any of its Subsidiaries’ industries; (v) any change in or interpretations of GAAP or any Law; (vi) changes in the market price or trading volume of the Parent Common Units (it being understood that the underlying facts or occurrences giving rise or contributing to such changes shall be taken into account in determining whether there has been a Parent Material Adverse Effect); (vii) any failure by Parent to meet internal or published estimates of revenues, earnings or other financial projections, or projections or forecasts of any other person, of revenues, earnings or cash flow for any period ending on or after the date of this Agreement (it being understood that the underlying facts or occurrences giving rise or contributing to such failure shall be taken into account in determining whether there has been a Parent Material Adverse Effect); (viii) any pandemic, earthquake, hurricane, tornado or other natural disaster or act of God; (ix) national or international political conditions, including any engagement in or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any act of sabotage or military or terrorist attack; (x) the announcement or pendency of this Agreement, including, to the extent arising out of or resulting therefrom, (A) the termination or potential termination (or the failure or potential failure to renew or enter into) of contracts with actual or potential customers, suppliers, distributors, resellers, licensors or other business partners, or any other negative development (or potential negative development) in the relationship of Parent or any of its Subsidiaries with any of their respective customers, suppliers, distributors, resellers, licensors or other business partners, (B) the loss or departure of any officers or other employees of Parent or any of its Subsidiaries, or (C) any decline or other degradation in Parent’s or any of its Subsidiaries’ customer bookings, or (xi) the taking of any action expressly provided by this Agreement or consented to in writing by the Company (except in the case of clauses (i) through (v), (viii) and (ix), if the Effect materially disproportionately affects the properties, assets, liabilities, business, financial condition, results of operations or prospects of Parent and its Subsidiaries relative to other for-profit industry participants, in which case, only the extent of such disproportionate effects, if any, shall be taken into account when determining whether there is, or would reasonably expected to be, a “Parent Material Adverse Effect”).

“Parent Preferred Liquidation Preference” means $25.00.

“Permits” means all Orders and all franchises, grants, authorizations, licenses, permits, consents, certificates and approvals of any Governmental Authority.

“Permitted Encumbrances” means:

(i) statutory liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and are adequately reserved for in the Company Financials,

(ii) mechanics’, materialmen’s or similar statutory liens for amounts not yet due or being diligently contested in good faith in appropriate proceedings,

(iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations,

(iv) zoning, entitlement and other land use regulations by Governmental Authorities,

(v) easements, survey exceptions, leases, subleases and other occupancy contracts, reciprocal easements, restrictions and other customary encumbrances on title to real property that do not, in any such case, materially interfere with the use of such real property,

(vi) any other conditions that would be disclosed by a current, accurate survey or physical inspection which do not or would not materially impair the use or occupancy of such property or the operation of the business conducted thereon, and

(vii) as to any Company Leased Real Property, Encumbrances affecting the interest of the lessor thereof.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, Governmental Authority or other entity.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Consideration Value” means the product of the Exchange Ratio and the Parent Preferred Liquidation Preference.

“Subsidiary” means any corporation, limited liability company, partnership, association, trust or other entity with respect to which a specified person directly or indirectly (A) owns a majority of the Equity Interests, (B) has the power to elect a majority of that person’s board of directors or similar governing body, or (C) otherwise has the power, directly or indirectly, to direct the business and policies of that person. Notwithstanding anything to the contrary contained herein, all references in this Agreement to Subsidiaries of Parent shall not be deemed to include the Company and its Subsidiaries prior to the Acceptance Time.

“Superior Proposal” means any bona fide written Acquisition Proposal (with all references therein to “thirty percent (30%)” being deemed to be references to “eighty percent (80%)”), not obtained in violation of Section 7.02, that the Company Board and/or the Special Committee determines in its good faith judgment (after receiving the advice of its financial and legal advisors and after taking into account all appropriate legal (with the advice of outside legal counsel), regulatory and financial aspects, including the financing terms thereof and the conditionality and the timing and likelihood of consummation of such proposal, and the person making the proposal) is more favorable to the Minority Holders from a financial point of view than this Agreement (considering any changes to this Agreement agreed in writing by Parent in response thereto) and which the Company Board and/or the Special Committee determines in good faith is reasonably likely to be consummated on the terms set forth therein.

“Tax Plan” means the Tax Benefits Preservation Plan, dated as of December 8, 2015, as amended, between the Company and American Stock Transfer & Trust Company, LLC.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, Equity Interests, payroll, employment, escheat, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; customers’ duties, tariffs and similar charges; and any liability in respect of any of the foregoing items payable by reason of contract, assumption, successor or transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

ARTICLE II

THE OFFER AND THE MERGER

SECTION 2.01 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Article IX, and subject to the terms and conditions of this Agreement, as promptly as practicable but in no event later than twenty (20) Business Days after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer.

(b) Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer are subject only to the satisfaction or waiver (to the extent permitted under this Agreement) of the conditions set forth in Exhibit A (as they may be amended in accordance with this Agreement, the “Offer Conditions”). Merger Sub expressly reserves the right to waive any Offer Condition (other than the Minimum Tender Condition and the Majority of the Minority Tender Condition, which are non-waivable) or modify the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of shares of Common Stock subject to the Offer, (ii) reduce the Per Share Amount (except as provided in Section 2.01(f)), (iii) add to the Offer Conditions or change, modify or waive any Offer Condition in a manner adverse to the Minority Holders, (iv) extend or otherwise change the expiration date of the Offer (except as required or permitted by the provisions of Section 2.01(c)), (v) change the form of consideration payable in the Offer, or (vi) otherwise amend, modify or supplement any of the other terms of the Offer in any manner adverse to the Minority Holders.

(c) Expiration and Extension of the Offer. The initial expiration date of the Offer shall be 12:00 midnight (New York City time) on the twentieth (20th) Business Day following the commencement of the Offer (determined using Exchange Act Rule 14d-1(g)(3)). Subject to the parties’ rights to terminate this Agreement pursuant to Article IX and Merger Sub’s right to waive any Offer Condition (other than the Minimum Tender Condition and the Majority of the Minority Tender Condition), Merger Sub shall (and Parent shall cause Merger Sub to) (i) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, and (ii) if, on the initial expiration date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition shall not have been satisfied or waived, extend the Offer on one or more occasions in consecutive increments of up to five (5) Business Days each (or such longer period as the parties hereto may agree) until such time as each such condition shall have been satisfied or waived; provided, however, that (1) in no event shall Merger Sub be required to extend the

Offer beyond the Outside Date or the valid termination of this Agreement in accordance with Article IX, (2) if, at any otherwise scheduled expiration of the Offer, all of the Offer Conditions except for the Minimum Tender Condition and/or the Majority of the Minority Tender Condition shall have been satisfied or waived, Merger Sub shall in such situation be required to extend the Offer in consecutive increments of up to five (5) Business Days each but in no event more than fifteen (15) Business Days in the aggregate (or such other period as the parties hereto may agree), (3) Merger Sub may extend the Offer for up to five (5) Business Days in order to determine whether the Offer Condition set forth in clause (e) of Exhibit A has been satisfied, and (4) Merger Sub shall extend the Offer if requested by the Special Committee, or may extend the Offer at its election, in accordance with the last sentence of Section 7.02(c) for the number of Business Days provided therein. The Offer shall not be extended by Merger Sub except as specifically provided in this Section 2.01(c). The Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Section 2.01(c)) unless this Agreement is validly terminated in accordance with Article IX. In the event that this Agreement is terminated pursuant to Article IX prior to any scheduled expiration thereof, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within one (1) Business Day of such termination), irrevocably and unconditionally terminate the Offer.

(d) Payment. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to), immediately after the Offer expires, accept for payment (the time of such acceptance, the “Acceptance Time”), and promptly after the expiration of the Offer pay for, all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer. The Per Share Amount shall, subject to applicable withholding of Taxes, be net to the applicable seller, upon the terms and subject to the conditions of the Offer. If payment of the Per Share Amount is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing shares of Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Per Share Amount to a person other than the registered holder of the certificate surrendered, or shall have established to the reasonable satisfaction of Parent and Merger Sub that such Taxes either have been paid or are not applicable. The Company shall register (and shall instruct its transfer agent to register) in the name of Merger Sub the shares of Common Stock accepted for payment by Merger Sub immediately after the Acceptance Time.

(e) Termination of the Offer. If the Offer is terminated by Merger Sub, or this Agreement is terminated in accordance with Article IX, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Common Stock to the registered holders thereof in accordance with the terms of the Offer and applicable Law.

(f) Adjustments. If, between the date of this Agreement and the Acceptance Time, any change in the number of issued or outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into Common Stock) with a record date during such period, the Per Share Amount shall be equitably adjusted to reflect such change.

(g) Fractional Securities. No fraction of a Parent Preferred Unit will be issued in connection with the Offer, but in lieu thereof each Minority Holder that would otherwise be entitled to a fraction of a Parent Preferred Unit (after aggregating all fractional Parent Preferred Units that otherwise would be received by such Minority Holder) shall, in lieu of such fractional Parent Preferred Unit, be paid an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Parent Preferred Liquidation Preference.

SECTION 2.02 Registration Statement; Offer Documents.

(a) As promptly as practicable, and in any event within twenty (20) Business Days, after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of the Parent Preferred Units pursuant to the Offer and the Merger (the “Registration Statement”). The Registration Statement will include a preliminary prospectus containing the information that would be required under Rule 14d-4(b) under the Exchange Act (assuming for such purpose that the Offer is subject to Section 14(d) of the Exchange Act) (the “Preliminary Prospectus”; the Preliminary Prospectus, together with the related letter of transmittal and the other documents included as exhibits to the Registration Statement pursuant to which the Offer will be made, together with all amendments and supplements to the foregoing, are referred to collectively in this Agreement as the “Offer Documents”). As promptly as practicable on the date of commencement of the Offer, Parent and Merger Sub shall cause the Offer Documents to be disseminated to the Minority Holders as and to the extent required by applicable federal securities Laws.

(b) The Company shall furnish Parent and Merger Sub all information concerning the Company required to be set forth in the Registration Statement or any of the Offer Documents (assuming for such purpose that the Offer is subject to Section 14(d) of the Exchange Act) or as otherwise reasonably requested by Parent or Merger Sub so as to enable Parent and Merger Sub to comply with their obligations under Section 2.02(a). Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Registration Statement or any of the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Registration Statement and the Offer Documents and to cause the Registration Statement and the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the Minority Holders, in each case as and to the extent required by applicable federal securities Laws. Prior to the public disclosure of an Adverse Recommendation Change in compliance with Section 7.02 or at any time thereafter that such Adverse Recommendation Change is no longer in effect, Parent and Merger Sub shall be entitled to include the Company Board Recommendation in the Offer Documents. Notwithstanding any confidentiality obligation owed to the Company, Parent and Merger Sub may include in the Registration Statement and the Offer Documents any material nonpublic information concerning the Company to the extent that counsel to Parent and Merger Sub advises Parent and Merger Sub that such information is required to comply with the requirements of the Exchange Act (assuming for such purpose that the Offer is subject to Section 14(d) of the Exchange Act), including Rule 10b-5 promulgated thereunder.

(c) The Company shall be given a reasonable opportunity to review and comment upon the Registration Statement, the Offer Documents and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the Minority Holders, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company. Parent and Merger Sub shall (i) provide the Company in writing any comments Parent or Merger Sub may receive from the SEC or its staff with respect to the Registration Statement or any of the Offer Documents promptly after the receipt of such comments (and shall give the Company prompt telephonic notice of any material discussions with the SEC staff), (ii) provide the Company a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof, (iii) give reasonable and good faith consideration to any comments made by the Company on any such responses, and (iv) request confidential treatment of any such information by the SEC to the extent requested by the Company and to the extent that the parties reasonably determine such confidential treatment to be available.

(d) Parent shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as possible after its filing and to maintain its effectiveness for so long as shall be required for the issuance of the Parent Preferred Units pursuant to the Offer and the Merger. Following the time the Registration Statement is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) under the Securities Act.

SECTION 2.03 Company Actions.

(a) Approval. Subject to Section 7.02, the Company hereby approves of and consents to the Offer, the Merger and the other Transactions. The Company has been advised that all of its directors and named executive officers (as that term is defined in Item 402 of Regulation S-K of the Securities Act) as of the date hereof who own shares of Common Stock intend to tender such shares pursuant to the Offer. The Company agrees that no shares of Common Stock held by the Company or any of its Subsidiaries (other than any such shares held on behalf of third parties) will be tendered pursuant to the Offer.

(b) Solicitation/Recommendation Statement. On the date the Offer Documents are filed with the SEC, the Company shall disseminate to the Minority Holders a Solicitation/Recommendation Statement containing the information that would be included in a Schedule 14D-9 with respect to the Offer (such Solicitation/Recommendation Statement, as amended or supplemented from time to time, the “Solicitation/Recommendation Statement”), including the Company Board Recommendation (subject to Section 7.02) and a description thereof. The Solicitation/Recommendation Statement shall also contain the notice of appraisal required to be delivered by the Company under Section 262(d) of the DGCL. The Company shall set the record date for the Company’s stockholders to receive such notice of appraisal as the same date as the Stockholder List Date and shall disseminate the Solicitation/Recommendation Statement including such notice of appraisal to the Company’s stockholders to the extent required by Section 262(d) of the DGCL. Parent and Merger Sub shall furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Solicitation/Recommendation Statement (assuming for such purpose that the Offer is subject to Section 14(d) of the Exchange Act) or as otherwise reasonably requested by the Company so as to enable the Company to comply with its obligations under this Section 2.03(b). Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Solicitation/Recommendation Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Solicitation/Recommendation Statement and to cause the Solicitation/Recommendation Statement as so amended or supplemented to be disseminated to the Minority Holders, in each case as and to the extent required by applicable federal securities Laws. Except with respect to any amendments filed after an Adverse Recommendation Change (and while such Adverse Recommendation Change remains in effect) or in connection with any disclosures made pursuant to and in compliance with Section 7.02(e), (i) Parent shall be given reasonable opportunity to review and comment upon the Solicitation/Recommendation Statement and any amendments and supplements thereto prior to dissemination of such documents to the stockholders of the Company, and the Company shall give reasonable and good faith consideration to any comments made by Parent, and (ii) the Company shall (A) provide Parent in writing any comments the Company may receive from the SEC or its staff with respect to the Solicitation/Recommendation Statement promptly after the receipt of such comments (and shall give Parent prompt telephonic notice of any material discussions with the SEC staff), (B) provide Parent a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof, and (C) give reasonable and good faith consideration to any comments made by Parent on any such responses.

(c) Intentionally Omitted.

(d) Information Supplied by the Company. The Company covenants and agrees that none of the Solicitation/Recommendation Statement and any information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement or any of the Offer Documents shall, at the date it is first filed with the SEC or disseminated to the Minority Holders or at the Acceptance Time or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Solicitation/Recommendation Statement will comply as to form in all material respects with the requirements of the Exchange Act (assuming for such purpose that the Offer is subject to Section 14(d) of the Exchange Act); provided that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Solicitation/Recommendation Statement to the extent based on information supplied by or on behalf of Parent or Merger Sub in connection with the preparation of the Solicitation/Recommendation Statement for inclusion or incorporation by reference therein.

(e) Information Supplied by Parent and Merger Sub. Each of Parent and Merger Sub covenants and agrees that none of the Registration Statement, the Offer Documents and any information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Solicitation/Recommendation Statement shall, at the date it is first filed with the SEC or mailed to the Minority Holders or at the Acceptance Time or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Registration Statement and the Offer Documents will comply as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable (assuming for such purpose that the Offer is subject to Section 14(d) of the Exchange Act); provided that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in any of the Registration Statement or the Offer Documents the extent based on information supplied by or on behalf of the Company in connection with the preparation thereof for inclusion or incorporation by reference therein.

(f) Stockholder Lists. In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record Minority Holders as of a recent date and of those persons becoming Minority Holders of record subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the names, addresses, contact information and positions of all beneficial owners of Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent or Merger Sub may reasonably request in communicating the Offer to the Minority Holders. The date of the list used to determine the persons to whom the Offer Documents and the Solicitation/Recommendation Statement are first disseminated is referred to as the “Stockholder List Date”. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Transactions and, if this Agreement shall be terminated, shall promptly return to the Company or, upon request of the Company, destroy all copies of such information then in their possession or control and promptly certify to the Company in writing that all such material shall have been returned or destroyed.

SECTION 2.04 The Merger. Upon the terms of this Agreement and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, (i) Merger Sub shall be merged with and into the Company (the “Merger”), (ii) the separate existence of Merger Sub shall cease and (iii) the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.05 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, New York 10019, at 9:00 a.m. (New York City time) on a date to be mutually agreed by the parties, which shall be no later than two (2) Business Days after the satisfaction or waiver (to the extent permissible) of all of the conditions set forth in Article VIII (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another place, time or date is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to as the “Closing Date.”

SECTION 2.06 Effective Time. As soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger (such date and time at which the Merger becomes effective, the “Effective Time”).

SECTION 2.07 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.08 Organizational Documents. At the Effective Time, (i) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to be in the form of Exhibit C and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, and (ii) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended in their entirety to conform to the bylaws of Merger Sub in effect immediately prior to the Effective Time and, as so amended, shall by the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

SECTION 2.09 Directors and Officers. From and after the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE III

CONVERSION OF SECURITIES; SURRENDER OF CERTIFICATES

SECTION 3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any Equity Interest in the Company, Parent or Merger Sub:

(a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Each share of Common Stock held in treasury or owned directly by the Company, any Subsidiary of the Company, Parent, Merger Sub or any other Subsidiary of Parent shall cease to exist, and such shares, including any certificates therefor, shall automatically be cancelled and retired, shall not represent an Equity Interest in the Surviving Corporation, and shall not be exchanged for the Merger Consideration (as defined below). Shares of Common Stock that are cancelled and retired pursuant to this Section 3.01(b) are hereinafter referred to as “Excluded Shares.”

(c) Each share of Common Stock (other than Excluded Shares and Dissenting Shares (as defined below)) issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive the Per Share Amount, without interest and subject to any required withholding of Taxes (the “Merger Consideration”).

(d) Effective as of the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of (i) certificates that immediately prior to the Effective Time represented such shares (the “Certificates”) or (ii) shares represented by book-entry (the “Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.04.

(e) Adjustments. If, between the date of this Agreement and the Effective Time, any change in the number of issued or outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into Common Stock) with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

(f) Fractional Securities. No fraction of a Parent Preferred Unit will be issued by virtue of the Merger, but in lieu thereof each Minority Holder that would otherwise be entitled to a fraction of a Parent Preferred Unit (after aggregating all fractional Parent Preferred Units that otherwise would be received by such Minority Holder) shall, in lieu of such fractional Parent Preferred Unit, upon surrender of such Minority Holder’s Certificate(s) or Book-Entry Share(s), be paid an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Parent Preferred Liquidation Preference.

SECTION 3.02 Company Equity and Equity-Based Awards.

(a) Company Stock Options. As of the Effective Time, each option to purchase shares of Common Stock or other right to purchase shares of Common Stock (each, a “Company Option”) under any equity-based compensation plans of the Company (the “Company

Stock Plans”), to the extent it is outstanding and unexercised immediately prior thereto, shall become fully vested as of the Effective Time and shall by virtue of the Merger and without any action on the part of any holder of any Company Option be automatically cancelled and the holder thereof will receive, as soon as reasonably practicable following the Effective Time, a cash payment (without interest) with respect thereto equal to the product of (i) the excess, if any, of the Share Consideration Value over the exercise price per share of such Company Option and (ii) the number of shares of Common Stock issuable upon exercise of such Company Option (collectively, the “Option Consideration”). As of the Effective Time, all Company Options, whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Consideration with respect thereto; provided that, if the exercise price of any such Company Option is equal to or greater than the Share Consideration Value, such Company Option shall be cancelled without any payment being made in respect thereof.

(b) Intentionally Omitted.

(c) Company Restricted Shares. As of the Effective Time, each restricted share of Common Stock granted under any Company Stock Plan that, as of immediately prior to the Effective Time, remains subject to any performance-vest, time-vest or other condition(s) that constitutes a “substantial risk of forfeiture” within the meaning of Section 83 of the Code (each, a “Company Restricted Share” and, together with the Company Options, the “Company Equity Awards”), which is outstanding immediately prior thereto shall become fully vested as of the Effective Time. Each Company Restricted Share shall by virtue of the Merger and without any action on the part of any holder of any Company Restricted Shares be automatically cancelled, and the holder thereof will receive, as soon as reasonably practicable following the Effective Time, at the option of Parent, (i) a cash payment (without interest) with respect thereto equal to the Share Consideration Value or (ii) the Merger Consideration ((i) or (ii), as applicable, the “RS Consideration” and, together with the Option Consideration, the “Equity Award Consideration”). As of the Effective Time, all Company Restricted Shares that are outstanding immediately prior thereto, whether or not vested, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Restricted Share shall cease to have any rights with respect thereto, except the right to receive the RS Consideration (as elected by Parent) with respect thereto.

(d) Prior to the Effective Time, the Company shall take all actions reasonably necessary to effect the provisions of Sections 3.02(a), (b) and (c). Amounts payable pursuant to this Section 3.02 shall be reduced by such amounts as the Exchange Agent, the Surviving Corporation, Parent or Merger Sub is required to deduct and withhold pursuant to Section 3.08. Payment or delivery of the Equity Award Consideration pursuant to this Section 3.02 may be made through the Surviving Corporation’s payroll, through the Exchange Agent or otherwise.

SECTION 3.03 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by the Minority Holders who, in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”), (i) have not voted in favor of adopting this Agreement or consented thereto in writing, (ii) shall have demanded properly in writing appraisal for such shares, (iii) have otherwise complied in all respects with the Appraisal Rights Provisions, and (iv) have not effectively withdrawn, lost or failed to perfect their rights to appraisal (the “Dissenting Stockholders”), will not be converted into the Merger Consideration, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and each holder of such shares (the “Dissenting Shares”) shall cease to have any rights with respect thereto, other than such rights to be paid the fair value of such Dissenting Shares provided under the Appraisal Rights Provisions; provided, however, that all shares of Common Stock held by the stockholders of the Company who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration relating thereto, without interest, upon surrender of the Certificate or Certificates that formerly evidenced such shares of Common Stock or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, in each case in accordance with Section 3.04. From and after the Effective Time, holders of Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions with respect to the Company, the Surviving Corporation or Parent (except dividends or other distributions payable to stockholders of record of the Company prior to the Effective Time).

(b) The Company shall give Parent (i) prompt notice of any demands received by the Company for the exercise of appraisal rights with respect to shares of Common Stock, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands for appraisal. Parent shall keep the Company (including the Special Committee) informed on a reasonably current basis as to developments regarding negotiations and proceedings with respect to demands for appraisal.

SECTION 3.04 Surrender of Certificates and Book-Entry Shares.

(a) Exchange Agent. Prior to the Effective Time, Parent shall (i) select a bank or trust company reasonably acceptable to the Company to act as the exchange agent in the Merger (the “Exchange Agent”), and (ii) enter into an exchange agent agreement with the Exchange Agent. Parent shall be responsible for all fees and expenses of the Exchange Agent.

(b) Exchange Fund. Promptly after the Effective Time on the Closing Date, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates and Book-Entry Shares for payment in accordance with this Article III through the Exchange Agent, the aggregate number of Parent Preferred Units issuable pursuant to this Article III. In addition, Parent shall make available to the Exchange Agent as necessary cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 3.01(f). Parent shall instruct the Exchange Agent to timely deliver the Merger Consideration and other amounts payable under this Article III in accordance with this Agreement. Such Parent Preferred Units and cash provided to the Exchange Agent are collectively referred to as the “Exchange Fund.”

(c) Exchange Procedures.

(i) Letter of Transmittal. Promptly (but in any event no later than five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a share of Common Stock converted pursuant to Section 3.01(c) (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder’s shares of Common Stock shall pass, only upon proper delivery of Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and (B) instructions for surrendering such Certificates or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Surrender of Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Exchange Agent, or receipt of an “agent’s message” by the Exchange Agent in respect of Book-Entry Shares, the holder of that Certificate or Book-Entry Share shall be entitled to receive, and the Exchange Agent shall deliver in exchange therefor, the Merger Consideration payable in respect of the number of shares of Common Stock formerly evidenced by that Certificate or Book-Entry Share less any required withholding of Taxes. Any Certificates and Book-Entry Shares so surrendered shall be cancelled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates or Book-Entry Shares.

(iii) Unregistered Transferees. If any Merger Consideration is to be delivered to a person other than the person in whose name the surrendered Certificate or book entry in respect of Book Entry Shares is registered, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents reasonably required by Parent to evidence and effect that transfer and (B) the person requesting such payment (x) pays any applicable transfer Taxes or (y) establishes to the reasonable satisfaction of Parent and the Exchange Agent that any such transfer Taxes have already been paid or are not applicable.

(iv) No Other Rights. Until surrendered in accordance with this Section 3.04, each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration. Any Merger Consideration delivered upon the surrender of any Certificate or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and, in the case of a Certificate, the shares of Common Stock formerly represented by such Certificate.

SECTION 3.05 Transfer Books; No Further Ownership Rights in Shares. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Common Stock on the records of the Company. After the Effective Time, the holders of Certificates and Book-Entry Shares shall cease to have any rights with respect to such shares, except the right to receive the Merger Consideration as provided herein or as otherwise provided by applicable Law. If, after the Effective Time, any Certificates or Book-Entry Shares are surrendered to the Exchange Agent, Parent or the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

SECTION 3.06 Termination of Fund; No Liability. At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent such portion of the Exchange Fund held by the Exchange Agent for payment of the Merger Consideration that the Exchange Agent shall not have been obligated to deliver to holders of Certificates or Book-Entry Shares pursuant to Section 3.04. Thereafter, holders of Certificates and Book-Entry Shares shall be entitled to look only to Parent, which shall thereafter act as the Exchange Agent (subject to abandoned property, escheat or other similar Laws), as general creditors of Parent with respect to the delivery of the Merger Consideration upon due surrender of the Certificates or Book-Entry Shares held by such holders. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any person for any Merger Consideration delivered to a public official in good faith pursuant to any abandoned property, escheat or similar Law from and after the date that any such Law shall become applicable to the Merger Consideration.

SECTION 3.07 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit attesting to that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent, the delivery by such person of a bond (in such amount as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver the Merger Consideration to which such holder is entitled in respect of such Certificate.

SECTION 3.08 Withholding Taxes. Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Minority Holder or holder of Company Equity Awards such amounts as Parent or any of its Affiliates, or the Exchange Agent, is required to deduct and withhold and remit to the appropriate Governmental Authority with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax Law. To the extent that such amounts are properly withheld by Parent or the Exchange Agent and paid over to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Minority Holder or holder of Company Equity Awards in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that, except (A) as disclosed in the disclosure letter delivered by the Company to Parent on the date of the execution of this

Agreement (the “Company Disclosure Letter”) (it being understood that any matter disclosed in (A) the Company Disclosure Letter shall be deemed disclosed with respect to any section of this Article IV to which the matter relates to the extent the relevance of such matter to such other section is reasonably apparent on the face of such disclosure, (B) as disclosed in any Company SEC Report filed or furnished on or after January 1, 2014 (including any exhibit thereto) and publicly available prior to the date of this Agreement (to the extent it is reasonably apparent on the face of such disclosure that any such disclosure set forth in any such Company SEC Reports would qualify the representations and warranties contained herein and other than, in each case, any matters required to be disclosed for purposes of Sections 4.03 and 4.07(b), which matters shall be specifically disclosed in Sections 4.03 and 4.07(b) of the Company Disclosure Letter, respectively, and further excluding (i) any items included therein that are incorporated by reference to any Company SEC Reports filed prior to January 1, 2014 or after the date hereof and (ii) any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking, other than specific factual information contained therein, in any Company SEC Reports), or (C) for items (other than the MAE Excepted Representations, which are not qualified by reference to Company Material Adverse Effect) that would not be reasonably expected to have a Company Material Adverse Effect:

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b) Section 4.01(b) of the Company Disclosure Letter contains a true and complete list of each Subsidiary of the Company, together with the jurisdiction of incorporation or formation of each Subsidiary of the Company. The outstanding Equity Interests of each of the Company’s Subsidiaries are all duly and validly authorized and issued, fully paid and non-assessable. Except as set forth in Section 4.01(b) of the Company Disclosure Letter, (i) the Company and/or one or more of its Subsidiaries is the record and beneficial owner of all of the outstanding Equity Interests and other securities of each such Subsidiary, free and clear of all Taxes and Encumbrances and (ii) neither the Company nor any of its Subsidiaries directly or indirectly owns any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interests in, any other person.

SECTION 4.02 Certificate of Incorporation and Bylaws. The Company has heretofore Made Available to Parent a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificate of incorporation, bylaws and equivalent organizational documents are in full force and effect.

SECTION 4.03 Capitalization.

(a) The authorized Equity Interests of the Company consist of 18,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). As of the date hereof,

(i) 10,300,759 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights, and of which 140,537 are currently subject to vesting under the Company Stock Plans;

(ii) 4,175,566 shares of Common Stock were held in the treasury of the Company;

(iii) 52,500 shares of Common Stock were issuable upon exercise of Company Options granted pursuant to the Company Stock Plans; and

(iv) no shares of Preferred Stock were issued and outstanding.

(b) Except as set forth in Section 4.03(a) (and the outstanding Equity Interests, including Company Equity Awards, underlying the numbers of shares of Common Stock referenced therein) there are no

(i) outstanding Equity Interests in the Company or securities exercisable or exchangeable for or convertible into any Equity Interests of the Company or any of its Subsidiaries,

(ii) outstanding options, warrants, rights or contracts relating to the issued or unissued Equity Interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any Equity Interests in the Company or any of its Subsidiaries,

(iii) outstanding stock appreciation rights, stock awards, restricted stock, restricted stock awards, performance units, phantom stock, profit participation or similar rights with respect to the Company, any of its Subsidiaries or any of their respective Equity Interests (collectively, “Company Rights”) or obligation of the Company or any of its Subsidiaries to issue or sell any such Company Right, or

(iv) voting trusts, proxies or other contracts with respect to the voting of any Equity Interests of the Company or any of its Subsidiaries or giving any person any preemptive rights with respect to any future issuance of securities by the Company or any of its Subsidiaries.

(c) All shares of Common Stock subject to issuance under the Company Stock Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(d) The Company does not have outstanding any bonds, debentures, notes or other similar obligations the holders of which have the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote or other Equity Interests of the Company) with the stockholders of the Company or any of its Subsidiaries on any matter (“Company Voting Debt”).

(e) Section 4.03(e) of the Company Disclosure Letter sets forth a true and complete list of each current or former Company Employee, officer, director, consultant or other service provider of the Company who holds a Company Equity Award under the Company Stock Plans as of the date hereof, together with the number of shares of Common Stock subject to such Company Equity Awards, the date of grant of such Company Equity Awards, the exercise price of the Company Options, the vesting schedule for such Company Equity Awards and whether or not such Company Equity Awards are intended to qualify as “incentive stock options” within the meaning of Section 422(b) of the Code. Each Company Option has an exercise price at least equal to the fair market value of the Common Stock on a date no earlier than the date of the corporate action authorizing the grant and no Company Option has had its exercise date or grant date delayed or “backdated.” All Company Equity Awards have been issued in compliance with the Securities Act and, to the Company’s knowledge, any applicable state blue sky laws. The Company has Made Available to Parent true and complete copies of the Company Stock Plans and the forms of all stock award agreements evidencing the Company Equity Awards. On and after the Effective Time, no Company Employee, officer, director, consultant or other service provider of the Company shall have any right under the Company Stock Plans to purchase Common Stock, or any other Equity Interest in, the Company, Parent, the Surviving Corporation or any of their respective Affiliates or Subsidiaries.

SECTION 4.04 Authority Relative to this Agreement.

(a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action (including approval of the Company Board for purposes of Article Fourteen of the certificate of incorporation, as amended, of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than any requisite approval of the Merger by the stockholders of the Company in accordance with the DGCL and subject to the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

(b) The Company Board (upon the unanimous recommendation of the Special Committee), by resolutions duly adopted by a vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has unanimously (i) approved and declared advisable this Agreement and the Transactions, (ii) declared that it is fair to and in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth in this Agreement, and (iii) recommended to the Minority Holders that they accept the Offer and tender their shares of Common Stock pursuant to the Offer.

(c) No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover Law (each, a “Takeover Law”) is applicable to this Agreement or any of the Transactions.

(d) The Special Committee has received the opinion of the financial advisor to the Special Committee, Duff & Phelps LLC, dated the date of the meeting of the Special Committee at which the Special Committee resolved to recommend to the Company Board that it approve this Agreement, to the effect that, as of such date and based upon and subject to the various assumptions, qualifications and other matters and limitations considered in connection with the preparation of such opinion, the Per Share Amount and Merger Consideration to be received by the holders of Common Stock (other than Parent, Merger Sub and their respective Affiliates (collectively, the “Affiliated Holders”)) in the Offer and the Merger pursuant to this Agreement are fair, from a financial point of view, to the holders of Common Stock other than the Affiliated Holders.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the consummation of the Transactions will not,

(i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries, including, but not limited to, Article 14 of the Company’s certificate of incorporation, as amended,

(ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and notifications described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, or

(iii) except as set forth in Section 4.05(a) of the Company Disclosure Letter, require the consent of any person under, result in any breach or violation of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any material contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any Permit of, or filing or registration with, or notification to, any Governmental Authority, except for

(i) compliance with the applicable requirements of the Securities Act and the Exchange Act,

(ii) any filings required under the rules and regulations applicable to the OTC Market, and

(iii) filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business.

SECTION 4.06 Permits; Compliance.

(a) Each of the Company and its Subsidiaries is in possession of all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including Permits required under Environmental Laws (the “Environmental Permits”). The Company and each of its Subsidiaries are, and have been, in compliance with the terms and conditions of such Permits, and no suspension or cancellation of any such Permit is pending or, to the Company’s knowledge, threatened.

(b) Neither the Company nor any of its Subsidiaries is in conflict with, or in default, breach or violation of, (i) its certificate of incorporation or bylaws or equivalent organizational documents, (ii) to the knowledge of the Company, any Law, or (iii) any contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound.

(c) The execution and delivery of this Agreement by the Company do not, and the consummation of the Transactions will not, result in any breach or violation of or result in the termination or cancellation of any Environmental Permit or other Permit.

(d) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective officers, directors, agents, Company Employees or other person acting on behalf of the Company or any of its Subsidiaries have, directly or indirectly, taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery laws applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “Company FCPA”), or, to the knowledge of the Company, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to non-United States or United States government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with the Company FCPA.

SECTION 4.07 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company timely filed all forms, reports, statements and other documents (including all exhibits, supplements and amendments thereto) required to be filed by it with the SEC since January 1, 2014 up until the filing of its Form 15 with the SEC on May 3, 2016 (collectively, with any amendments thereto, such documents as filed with or furnished to the SEC since January 1, 2014, the “Company SEC Reports”). Each Company SEC Report (including any financial statements or schedules included therein) (i) as of its date and if amended prior to the date hereof as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company is not currently, and no Subsidiary of the Company is, required to file any form, report or other document with the SEC.

(b) Each of (x) the consolidated financial statements (including, in each case, any notes and schedules thereto) included (or incorporated by reference) in the Company SEC Reports, and (y) the unaudited consolidated balance sheet, statement of operations, statement of cash flows and statement of stockholders’ equity of the Company and its consolidated Subsidiaries as of, and for the nine-month period ended, September 30, 2016, which the Company has Made Available to Parent (the financial statements referenced in clauses (x) and (y) above collectively being referred to as the “Company Financials”), (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), (ii) fairly presents in all material respects the consolidated financial position, results of operations, cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (except that the unaudited statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are or are expected to be material in nature or amount) and (iii) is consistent with the books and records of the Company and its Subsidiaries, which books and records are correct and complete in all material respects.

(c) Neither the Company nor any of its Subsidiaries has any liability, other than (i) liabilities reflected on the Company Reference Balance Sheet and (ii) liabilities incurred subsequent to the date of the Company Reference Balance Sheet.

SECTION 4.08 Absence of Certain Changes or Events. Except as set forth in Section 4.08 of the Company Disclosure Letter, or as expressly provided in this Agreement, since December 31, 2015, each of the Company and its Subsidiaries has conducted its business in the ordinary course consistent with past practice. Without limiting the foregoing, since December 31, 2015, there has not, directly or indirectly, occurred any event, change, effect or circumstance, including any damage to, destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance), constituting or that would reasonably be expected to result in a Company Material Adverse Effect.

SECTION 4.09 Absence of Litigation. Except as set forth in Section 4.09 of the Company Disclosure Letter, (i) there is no material Action pending or, to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any material Order. To the Company’s knowledge, there are no material inquiries or investigations of Governmental Authorities pending or threatened regarding any accounting practices of the Company or any malfeasance by any executive officer of the Company or any of its Subsidiaries.

SECTION 4.10 Employee Benefit Plans.

(a) No Company Plan is maintained outside of the jurisdiction of the United States.

(b) [Intentionally omitted].

(c) Except as set forth in Section 4.10(c) of the Company Disclosure Letter, none of the Company ERISA Affiliates, the Company or any of its Subsidiaries or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any liability, directly or indirectly, with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) (a “Multiemployer Plan”) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Sections 4063, 4064 and 4069 of ERISA.

(d) [Intentionally omitted].

(e) Each Company Plan complies in form with the requirements of all applicable Laws.

(f) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the Internal Revenue Service (the “IRS”) upon which it may rely (or the Company and its Subsidiaries are entitled to rely on a favorable opinion or advisory letter issued by the IRS in accordance with Revenue Procedure 2005-16 with respect to the qualified status of the plan document).

(g) [Intentionally omitted].

(h) Except as set forth in Section 4.10(h)(i) of the Company Disclosure Letter or as provided in Section 3.02, the consummation of any of the Transactions alone, or in combination with a termination of any Company Employee, officer, director, consultant or other service provider of the Company or any of its Subsidiaries (whether current, former or retired) or any other event, will not give rise to any liability under any Company Plan or contract with any such Company Employee, officer, director, consultant or other service provider of the Company or any of its Subsidiaries, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Company Employee, officer, director, consultant or other service provider of the Company or any of its Subsidiaries (whether current, former or retired) or any of their dependents, spouses, or beneficiaries. Except as set forth in Section 4.10(h)(ii) of the Company Disclosure Letter, as of each of the Acceptance Time and the Effective Time, no amounts payable under any Company Plan or any such contract otherwise will (i) fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or (ii) result in any payment that would not be deductible under Section 162(m) of the Code. No Company Plan or any such contract provides any Company Employee, officer, director, consultant or other service provider of the Company or any of its Subsidiaries with any amount of additional compensation if such individual is provided amounts subject to excise or additional taxes imposed under Sections 409A or 4999 of the Code.

(i) None of the Company, any of its Subsidiaries or any Company ERISA Affiliate maintains, contributes to or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee.

(j) Except as expressly contemplated by this Agreement, none of the Company, any of its Subsidiaries, any Company ERISA Affiliate or, to the Company’s knowledge, any director, officer or Company Employee has made any binding promises or commitments to create any additional plan, or to modify or change any existing Company Plan. To the Company’s knowledge, no event, condition or circumstance exists that could reasonably be expected to result in an increase of the benefits provided under any Company Plan or the expense of maintaining any Company Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Effective Time. To the Company’s knowledge, no event, condition or circumstance exists that would prevent the amendment or termination of any Company Plan.

(k) Any individual who performs or performed services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or any of its Subsidiaries is not an employee under applicable Law or for any purpose, including, without limitation, for Tax withholding purposes or Company Plan purposes; none of the Company, any of its Subsidiaries or any of the Company ERISA Affiliates has any liability by reason of an individual who performs or performed services for the Company or any of its Subsidiaries in any capacity being improperly excluded from participating in a Company Plan; and each of the Company Employees has been properly classified by the Company and its Subsidiaries as “exempt” or “non-exempt” under applicable Law.

(l) None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has any unfunded liabilities pursuant to any Company Plan that is not intended to be qualified under Section 401(a) of the Code and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.

(m) There are no loans by the Company or any of its Subsidiaries to any Company Employee, officer, director, consultant or other service provider or stockholder of the Company or any of its Subsidiaries outstanding, other than advances for expenses in the ordinary course of business, and there have never been any loans or extensions of credit by the Company or any of its Subsidiaries in violation of Section 402 of the Sarbanes-Oxley Act of 2002, or subject to Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

SECTION 4.11 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries (i) has been or is a party to any collective bargaining or other labor union contract or (ii) has recognized or bargained with any union or labor organization.

(b) There has not been, nor is there pending, or, to the Company’s knowledge, threatened:

(i) any strike, slowdown, picketing, work stoppage, lockout or other dispute by or with respect to any employees of the Company or any of its Subsidiaries (collectively, “Company Employees”), or

(ii) any union organizing activity by any Company Employees.

(c) The Company and its Subsidiaries are employing all of their respective Company Employees in compliance with all applicable Laws relating to employment and employment practices, including, without limitation, all applicable Laws related to taxation, employment standards, workers’ compensation, terms and conditions of employment, occupational health and safety, disability benefits, wages and hours, termination of employment, human rights, pay equity, employment equity, and, where applicable, the Worker Adjustment and Retraining Notification Act.

SECTION 4.12 Tax Benefits Preservation Plan. The Company Board has taken all necessary action so that (i) none of the execution or delivery of this Agreement or the consummation of the Offer, the Merger or any of the other Transactions will result in (A) Parent, Merger Sub or any of their respective Affiliates being deemed to be an Acquiring Person (as defined in the Tax Plan), or (B) the occurrence of a Distribution Date or a Stock Acquisition Date (each as defined in the Tax Plan), and (ii) the Tax Plan will expire pursuant to its terms at the Effective Time.

SECTION 4.13 Property; Leases.

(a) Section 4.13(a) of the Company Disclosure Letter contains a true, correct and complete list of, and describes briefly, (i) all real property and interests in real property owned in fee by each of the Company and its Subsidiaries (collectively, the “Company Owned Real Property”), and (ii) all real property and interests in real property leased or subleased by each of the Company and its Subsidiaries from or to any person, which lease or sublease involves annual payments to or from the Company or any of its Subsidiaries of $50,000 or more or aggregate payments to or from the Company or any of its Subsidiaries of $100,000 or more (collectively, the “Company Leased Real Property” and, together with the Company Owned Real Property, the “Company Real Property”). The Company has Made Available to Parent, with respect to each of the Company Leased Real Properties, all existing leases, subleases, licenses and other occupancy contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, and all amendments, modifications, extensions and supplements thereto (collectively, the “Company Tenant Leases”), regardless of whether the terms thereof have commenced.

(b) Each of the Company and its Subsidiaries has good and marketable fee simple title to all Company Owned Real Property owned by it, free and clear of all Encumbrances, except (A) those Encumbrances set forth in Section 4.13(b) of the Company Disclosure Letter and (B) Permitted Encumbrances. The Company Real Property constitutes all interests in real property currently used, occupied or currently held for use in connection with the respective businesses of the Company and its Subsidiaries and that are necessary for the continued operation of the respective businesses of the Company and its Subsidiaries as such businesses are currently conducted. All of the Company Real Property, fixtures and improvements thereon owned or leased by the Company and its Subsidiaries are in reasonably good operating condition without structural defects, and all mechanical and other building systems located thereon are in reasonably good operating condition and suitable, sufficient and appropriate for their current uses.

(c) Except for any Company Tenant Lease that expires in accordance with its terms, each of the Company and its Subsidiaries has, and, assuming all consents set forth in Section 4.05(a) of the Company Disclosure Letter are obtained, after each of the Acceptance Time and the Effective Time, will continue to have, a valid and enforceable leasehold interest under each of the Company Tenant Leases to which it is a party or by which it is bound, free and clear of all Encumbrances other than Permitted Encumbrances, and each of the Company Tenant Leases is, and after each of the Acceptance Time and the Effective Time will continue to be, in full force and effect. Neither the Company nor any of its Subsidiaries is in default under any Company Tenant Lease, and to the Company’s knowledge, no events have occurred that, if not remedied, whether with or without notice or the passage of time or both, would result in such a default. Neither the Company nor any of its Subsidiaries has received any written notice of any default (after giving effect to any applicable notice and cure period) or event that with notice or lapse of time, or both, would constitute a default (after giving effect to any applicable notice and cure period) by the Company or any of its Subsidiaries under any of the Company Tenant Leases which event or default remains uncured and, to the Company’s knowledge, no other party is in default (after giving effect to any applicable notice and cure period) thereof, and no party to any Company Tenant Lease has exercised any termination rights with respect thereto.

SECTION 4.14 Contracts.

(a) The Company has Made Available to Parent a correct and complete copy of each of the following written contracts to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, that are in effect as of the date hereof:

(i) any contract (or group of related contracts) involving the performance of services or the purchase of goods, materials or other assets by or to the Company or any of its Subsidiaries, the performance of which will involve (A) annual payments to or from the Company or any of its Subsidiaries of $100,000 or more, or (B) aggregate payments (including termination penalties) to or from the Company or any of its Subsidiaries of $500,000 or more;

(ii) any contract concerning a partnership or joint venture;

(iii) any contract (or group of related contracts) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $500,000;

(iv) any contract concerning noncompetition that materially limits or otherwise materially restricts the Company or any of its Subsidiaries or that would, after either the Acceptance Time or the Effective Time, limit or restrict Parent, the Surviving Corporation or any of their respective Affiliates, from engaging or competing in any line of business or in any geographic area, including any contract containing any “radius clause” applicable to markets in which the Company or any of its Subsidiaries has operations;

(v) any contract relating to collective bargaining or employee association;

(vi) any contract for the employment of any individual on a full-time, part-time, consulting, or other basis who is an officer or director of the Company or any of its Subsidiaries that provides for annual compensation in excess of $200,000;

(vii) any contract under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(viii) any contract providing for the sale or exchange of, or option to sell or exchange, any material Company Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate;

(ix) any contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or Equity Interests of another person for aggregate consideration in excess of $100,000, in each case other than in the ordinary course of business;

(x) any license, royalty or other contract concerning Intellectual Property (other than shrink-wrap software and databases licensed to the Company or any of its Subsidiaries under nonexclusive software licenses granted to end-user customers by third parties in the ordinary course of business of such third parties’ businesses); and

(xi) each written amendment, supplement and modification in respect of any of the foregoing.

(b) Except as set forth in Section 4.14(b) of the Company Disclosure Letter, with respect to each such contract to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, of a type described in Section 4.14(a) and in effect as of the date hereof: (i) the contract is legal, valid, binding, and enforceable against the Company and/or certain of its Subsidiaries, as applicable, and, to the Company’s knowledge, the other party thereto, and in full force and effect; (ii) except for any such contract that expires in accordance with its terms, the contract will continue to be legal, valid, binding and enforceable against the Surviving Corporation and/or certain of its Subsidiaries, as applicable, and, to the Company’s knowledge, the other party thereto, and in full force and effect on identical terms following each of the Acceptance Time and the Effective Time; (iii) neither the Company nor any of its Subsidiaries, as applicable, is in breach or default, and no event has occurred that with the passage of time or giving of notice would constitute a breach or default by the Company or any of its Subsidiaries, or permit termination or acceleration by the other party, under the contract; and (iv) to the Company’s knowledge, no other party to the contract is in breach or default, and no event has occurred that with the passage of time or giving of notice would constitute a breach or default by such other party, or permit termination or acceleration by the Company or its Subsidiary, under the contract.

SECTION 4.15 Intellectual Property. To the Company’s knowledge, the Company and its Subsidiaries have (i) all right, title and interest in and to all Intellectual Property owned by the Company or any of its Subsidiaries (the “Company Intellectual Property”), free and clear of all Encumbrances, other than Permitted Encumbrances and (ii) all necessary proprietary rights in and to all Intellectual Property licensed, used or held for use by the Company or any of its Subsidiaries in the conduct of their respective businesses as currently conducted (“Company Licensed Intellectual Property”), free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth in Section 4.15 of the Company Disclosure Letter, to the Company’s knowledge, there are no outstanding Orders relating to the Company Intellectual Property. Since January 1, 2014, neither the Company nor any of its Subsidiaries has received any written communication alleging that it has infringed or, by conducting its business as proposed, would infringe the Intellectual Property rights of any third person. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will alter, impair or require the consent of any other person in respect of any Company Intellectual Property or Company Licensed Intellectual Property. To the Company’s knowledge, there has been and there is no unauthorized use, infringement or misappropriation of the Company Intellectual Property or Company Licensed Intellectual Property by any third party. To the Company’s knowledge, all of the rights within the Company Intellectual Property and Company Licensed Intellectual Property are valid, enforceable and subsisting, and there is no Action that is pending or, to the Company’s knowledge, threatened that challenges the rights of the Company or any of its Subsidiaries in respect of any Company Intellectual Property or Company Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. No person has any option with respect to Company Intellectual Property. The Company Intellectual Property and the Company Licensed Intellectual Property constitute all Intellectual Property necessary for the operation of the Company’s and its Subsidiaries’ respective businesses as currently conducted.

SECTION 4.16 Taxes.

(a) Each of the Company and its Subsidiaries has (i) filed all federal, state, local and foreign Tax returns and reports (collectively, “Tax Returns”) required to be filed by it, and all such Tax Returns were correct and complete, and (ii) paid and discharged all Taxes required to be paid or discharged. The Company Financials reflect a reserve in accordance with GAAP for all Taxes payable by the Company or any of its Subsidiaries for all taxable periods or portions thereof through the date of such financial statements. Since the date of the most recent Company Financials, no Taxes have accrued with respect to the Company or any of its Subsidiaries other than Taxes accrued in the ordinary course of business. Each of the Company and its Subsidiaries has withheld all Taxes required to be withheld by it and such withheld Taxes have been paid to the proper taxing authority.

(b) Except as described in Section 4.16(b) of the Company Disclosure Letter:

(i) no contract or other document waiving or extending the statute of limitations or the period of assessment or collection of any Taxes has been filed or entered into by the Company or any of its Subsidiaries with any taxing authority;

(ii) no taxing authority is now asserting in writing or, to the Company’s knowledge, threatening to assert against the Company or any of its Subsidiaries any deficiency or claim for additional Taxes;

(iii) there are no outstanding requests by the Company or any of its Subsidiaries for any Tax ruling from any taxing authority and neither the Company nor any of its Subsidiaries has (a) received a Tax ruling or (b) entered into any closing agreement or other similar contract with a taxing authority relating to Taxes of the Company or any of its Subsidiaries, in each case, effective with respect to a taxable period for which the statute of limitations is still open or a taxable period ending after the date of the Closing;

(iv) to the knowledge of the Company, there are no pending audits of the Company or any of its Subsidiaries by any taxing authority; and

(v) there are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries.

SECTION 4.17 Environmental Matters. The representations and warranties contained in this Section 4.17, to the extent relating to any formerly owned, leased, operated or managed Company Property, are made to the Company’s knowledge:

(a) Except as set forth in Section 4.17(a) of the Company Disclosure Letter, to the knowledge of the Company, the operations of the Company and its Subsidiaries, including any operations of the Company and its Subsidiaries at any Company Property, comply and, since January 1, 2011, have complied with all applicable Environmental Laws.

(b) Except as set forth in Section 4.17(b) of the Company Disclosure Letter, to the knowledge of the Company, there are no Hazardous Substances in, on, over, under, at or from any Company Property at concentrations that would violate applicable Environmental Laws or would reasonably be likely to result in the imposition of Environmental Liabilities on the Company or any of its Subsidiaries.

(c) To the Company’s knowledge, except as set forth in Section 4.17(c) of the Company Disclosure Letter, no Company Property or any real property at which the Company or any of its Subsidiaries has disposed of Hazardous Substances is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42. U.S.C. § 9601 et seq., or any similar inventory of sites maintained by any state or locality. Except as set forth in Section 4.17(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority that it is subject to any Environmental Liabilities.

(d) Except as set forth in Section 4.17(e) of the Company Disclosure Letter, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has contractually or by operation of law assumed or succeeded to any Environmental Liabilities of any predecessor or any other person.

(e) The representations in this Section 4.17 and Section 4.06(a) are the sole and exclusive representations and warranties concerning environmental matters, environmental compliance or the environmental condition of the Company Property.

SECTION 4.18 Brokers. No broker, finder or investment banker, other than Duff & Phelps LLC, any fees and expenses of which will be paid by the Company, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 4.19 Insurance.

(a) True and complete copies of all material insurance policies (including policies providing property, liability, workers’ compensation, and bond and surety arrangements) owned or held by or for the benefit of the Company or any of its Subsidiaries or for the benefit of any of their respective directors, officers or Company Employees (the “Company Policies”) have been Made Available to Parent. The Company Policies are of such types and in such amounts and for such risks, casualties and contingencies as is reasonable based upon the business of the Company and its Subsidiaries, as currently conducted.

(b) Section 4.19(b) of the Company Disclosure Letter contains a true and complete list, to the knowledge of the Company, of all pending claims made pursuant to any of the Company Policies as of the date hereof.

(c) Each Company Policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default by the Company or any of its Subsidiaries, or permit termination or modification, under any Company Policy.

(d) No written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any Company Policy.

(e) The Company Policies are sufficient for compliance with all requirements of Law and of all contracts to which the Company or any of its Subsidiaries is a party or otherwise bound.

(f) After each of the Acceptance Time and the Effective Time, the Company and its Subsidiaries will continue to have coverage under the Company Policies with respect to events occurring prior thereto.

SECTION 4.20 Investigation by the Company. The Company acknowledges that, except as expressly set forth in this Agreement, neither Parent nor Merger Sub makes any representation or warranty, either express or implied, with respect to Parent, Merger Sub, any of their respective Subsidiaries or any of their respective businesses, operations, assets, liabilities or condition (financial or otherwise).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as disclosed in the disclosure letter delivered by Parent to the Company on the date of the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any matter disclosed in (A) the Parent Disclosure Letter shall be deemed disclosed with respect to any section of this Article V to which the matter relates to the extent the relevance of such matter to such other section is reasonably apparent on the face of such disclosure or (B) in any Parent SEC Report filed or furnished on or after January 1, 2014 (including any exhibit thereto) and publicly available prior to the date of this Agreement (to the extent it is reasonably apparent on the face of such disclosure that any such disclosure set forth in any such Parent SEC Reports would qualify the representations and warranties contained herein and other than, in each case, any matters required to be disclosed for purposes of Section 5.05(b), which matters shall be specifically disclosed in Section 5.05(b) of the Parent Disclosure Letter, and further excluding (i) any items included therein that are incorporated by reference to any Parent SEC Reports filed prior to January 1, 2014 or after the date hereof and (ii) any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking, other than specific factual information contained therein, in any Parent SEC Reports):

SECTION 5.01 Organization. Each of Parent and Merger Sub is duly organized or incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite limited partnership or corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not be reasonably expected to have a Parent Material Adverse Effect.

SECTION 5.02 Organizational Documents. Parent has heretofore made available to the Company a complete and correct copy of the certificate of limited partnership and the limited partnership agreement, each as amended to date, of Parent and the certificate of incorporation and the bylaws, each as amended to date, of Merger Sub. Such organizational documents are in full force and effect and, in the case of the Sixth A&R LP Agreement, will be in full force and effect as of the Acceptance Time.

SECTION 5.03 Authority Relative to This Agreement.

(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary limited partnership or corporate action, as applicable, and no other limited partnership or corporate proceedings, as applicable, on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (subject to the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

(b) The board of directors of each of the Parent GP and Merger Sub pursuant to duly adopted resolutions have unanimously (i) approved and declared advisable this Agreement and the Transactions and (ii) determined that it is in the best interests of Parent or Merger Sub, as applicable, and the stockholders of Parent or Merger Sub, as applicable, that Parent or Merger Sub, as applicable, enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

SECTION 5.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions will not,

(i) conflict with or violate the certificate of limited partnership or the limited partnership agreement, each as amended to date, of Parent or the certificate of incorporation or the bylaws, each as amended to date, of Merger Sub,

(ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and notifications described in subsection (b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound, or

(iii) require the consent of any person under, result in any breach or violation of, constitute a default (or an event that, with notice or lapse of time or both,

would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent or Merger Sub pursuant to, any contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not be reasonably expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any Permit of, or filing or registration with, or notification to, any Governmental Authority, except where the failure to obtain such Permits, or to make such filings, registrations or notifications, would not be reasonably expected to have a Parent Material Adverse Effect or for:

(i) compliance with the applicable requirements of the Securities Act and the Exchange Act, and

(ii) filing and recordation of appropriate merger documents as required by the DGCL.

SECTION 5.05 SEC Filings; Financial Statements.

(a) Parent has timely filed all forms, reports, statements and other documents (including all exhibits, supplements and amendments thereto) required to be filed by it with the SEC since January 1, 2014 (collectively, with any amendments thereto, such documents as filed with or furnished to the SEC since January 1, 2014, the “Parent SEC Reports”). Each Parent SEC Report (including any financial statements or schedules included therein) (i) as of its date and if amended prior to the date hereof as of the date of such amendment, complied or, if filed subsequent to the date hereof, at the time of filing will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, or, if filed subsequent to the date of this Agreement, at the time of filing will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Reports (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), (ii) fairly presents in all material respects the consolidated financial position, results of operations, cash flows and changes in capital of Parent and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (except that the unaudited statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are or are expected to be material in nature or amount) and (iii) is consistent with the books and records of Parent and its Subsidiaries, which books and records are correct and complete in all material respects.

(c) As of November 3, 2016, 26,152,976 Parent Common Units were issued and outstanding. There are no Parent Preferred Units, or any securities exercisable or exchangeable for or convertible into Parent Preferred Units, issued and outstanding.

SECTION 5.06 Absence of Certain Changes or Events. Since December 31, 2015, there has not, directly or indirectly, occurred any event, change, effect or circumstance, including any damage to, destruction or loss of any asset of Parent or any of its Subsidiaries (whether or not covered by insurance), constituting or that would reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 5.07 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions. Parent directly owns, of record, all the outstanding shares of capital stock of Merger Sub.

SECTION 5.08 Brokers. No broker, finder or investment banker, other than Corporate Fuel, the fees and expenses of which will be paid by Parent, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 5.09 Investigation by Parent and Merger Sub; Non-reliance. Each of Parent and Merger Sub acknowledges that except as expressly set forth, or represented or warranted to by the Company, in this Agreement (including any representations and warranties that are subject to the Company Disclosure Letter and/or the Company SEC Reports), or except in the case of fraud, (i) the Company does not make any representation or warranty, either express or implied, with respect to the Company, any of its Subsidiaries or any of their respective businesses, operations, assets, liabilities or condition (financial or otherwise) and (ii) neither the Company nor any of its Subsidiaries, or any of their respective Affiliates or Representatives will have or be subject to any liability or other obligation of any kind or nature to Parent or Merger Sub or any of their respective Affiliates or Representatives, resulting from the delivery, dissemination or any other distribution to Parent or Merger Sub or any of their respective Affiliates or Representatives, or the use by Parent or Merger Sub or any of their respective Affiliates or Representatives, of any information provided or Made Available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates or Representatives, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or Made Available to Parent or Merger Sub or any of their respective Affiliates or Representatives, in “data rooms” or management discussions in anticipation or contemplation of the Offer, the Merger or any other Transactions or as part of the Company’s sale process. Parent and Merger Sub hereby acknowledge and agree that: (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar; and (ii) Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans).

SECTION 5.10 Absence of Litigation. Except as set forth in Section 5.05 of the Parent Disclosure Letter, (i) there is no Action pending or, to the Parent’s knowledge, threatened, against Parent or any of its Subsidiaries or any property or asset of Parent or any of its Subsidiaries that would, if adversely determined against Parent or any of its Subsidiaries, reasonably be expected to have a Parent Material Adverse Effect, (ii) neither Parent nor any of its Subsidiaries nor any property or asset of Parent or any of its Subsidiaries is subject to any Order that has, or would reasonably be expected to have, a Parent Material Adverse Effect, and (iii) to Parent’s knowledge, there are no inquiries or investigations of Governmental Authorities pending or threatened regarding any accounting practices of Parent or any malfeasance by any executive officer of Parent or any of its Subsidiaries.

SECTION 5.11 Parent Preferred Units. Each Parent Preferred Unit issued pursuant to this Agreement will, when issued in accordance with the terms hereof, be validly issued, fully paid and nonassessable.

ARTICLE VI

CONDUCT OF BUSINESS

SECTION 6.01 Conduct of Business by the Company.

(a) Between the date of this Agreement and the Effective Time, except as set forth in Section 6.01(a) of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in, and not take any action except in, the ordinary course of business; and (ii) use its reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, Company Employees and consultants of the Company and its Subsidiaries, and to preserve, in all material respects, the current relationships of the Company and the Subsidiaries with customers, licensees, suppliers and other persons with which the Company or any of its Subsidiaries has business relations; provided that the foregoing obligations set forth in clause (ii) shall not require any expenditure of money (or commitment thereto) by the Company unless directed in writing by Parent.

(b) Without limiting the foregoing, except (w) as otherwise expressly contemplated by this Agreement, (x) as disclosed in Section 6.01(a) or Section 6.01(b) of the Company Disclosure Letter, (y) as directed in writing by Parent, Merger Sub or any Affiliate thereof or (z) as specifically approved by the Company Board or a standing committee (other than the Special Committee) thereof (and in the case of committee approval, specifically disclosed to the Company Board) prior to the date of this Agreement, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do or agree to do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(i) make, revoke or change any Tax election, change any method of Tax accounting, settle, compromise or incur any liability for Taxes, fail to timely file any Tax Return that is due, file any amended Tax Return or claim for refund, surrender any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, in each case except as required by GAAP or applicable Law;

(ii) change the accounting principles used by it unless required by a change in GAAP, applicable Law or any Governmental Authority;

(iii) except for short-term borrowings incurred in the ordinary course of business under its existing credit facility, incur or guarantee indebtedness for borrowed money or commit to borrow money, make any loans or cancel, release or assign any indebtedness to any person;

(iv) make any capital expenditure in excess of $250,000 in the aggregate;

(v) acquire, lease or license from any person (by merger, consolidation, acquisition of stock or assets or otherwise), or sell, lease, license, dispose or effect an Encumbrance of (by merger, consolidation, sale of stock or assets or otherwise), any material assets other than in the ordinary course of business;

(vi) change any compensation arrangement or contract with any present or former Company Employee (except for increases in the base salaries of Company Employees other than officers or senior managers in the ordinary course of business), officer, director, consultant, stockholder or other service provider of the Company or any of its Subsidiaries or grant any severance or termination or change in control pay to any such present or former Company Employee, officer, director, consultant, stockholder or other service provider or increase any benefits payable under any severance or termination or change in control pay policies or establish, amend or terminate any Company Plan or increase benefits under any Company Plan, or grant any Company Equity Awards or other awards under any Company Stock Plan, in each case other than as (A) required pursuant to the terms of any Company Plan or contract as in effect on the date of this Agreement, (B) annual merit based raises for Company Employees (other than officers) in an amount and on a schedule consistent with past practice or (c) required by Law;

(vii) declare, set aside or pay any dividend or make any other distribution with respect to Equity Interests of the Company or any of its Subsidiaries, or otherwise make any payments to stockholders in their capacity as such, other than dividends or distributions payable by a directly or indirectly wholly owned Subsidiary of the Company to the Company or to another directly or indirectly wholly owned Subsidiary of the Company;

(viii) effect a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act;

(ix) (i) except as otherwise required pursuant to an existing contract set forth on Section 4.03 of the Company Disclosure Letter, issue, deliver, sell, pledge, transfer, convey, dispose of or permit the imposition of an Encumbrance on any Equity Interests, or any options, warrants, securities exercisable, exchangeable or convertible into any Equity Interest, or any Company Right or Company Voting Debt, other than the issuance of shares of Common Stock upon the exercise of Company Options outstanding as of the date of this Agreement, (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Equity Interests or (iii) split, combine, subdivide or reclassify any Equity Interests;

(x) enter into any contract providing for the sale or license of material Intellectual Property (other than ordinary course software licenses);

(xi) subject to Section 7.02 and except pursuant to the terms thereof, modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any confidentiality agreement or non-competition agreement or standstill contract that relates to a business combination involving the Company or any of its Subsidiaries;

(xii) lease, license, mortgage, hypothecate, pledge, sell, sublease, grant any material Encumbrance affecting and/or transfer any interest in any Company Owned Real Property or Company Leased Real Property, or enter into any material amendment or extension, or termination, of any leasehold interest in any Company Leased Real Property or create any new leasehold interest in any Company Leased Real Property;

(xiii) take any action that is intended or would reasonably be expected to result in any of the conditions to the Offer or the Merger not being satisfied;

(xiv) make any acquisition of, capital contribution to, or investment in, any assets or stock of any person (other than any wholly owned Subsidiary) (whether by way of merger, consolidation, tender offer, share exchange or other activity);

(xv) merge or consolidate with any person (other than mergers among wholly owned Subsidiaries);

(xvi) enter into, terminate, materially amend or waive any material rights under any contract of a type described in Section 4.14(a), except for those contracts which terminate or expire in accordance with their terms;

(xvii) waive, release, assign, settle or compromise any material claim or any material Action;

(xviii) satisfy, discharge, waive or settle any material liabilities, other than in the ordinary course of business;

(xix) fail to maintain in full force and effect or fail to use commercially reasonable efforts to replace or renew any Company Policies existing as of the date of this Agreement;

(xx) amend its certificate of incorporation, bylaws or other organizational or governing documents; or

(xxi) enter into any contract to do any of the foregoing.

(c) Except as otherwise expressly contemplated by this Agreement, neither Parent nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do or agree to do any of the following without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed):

(i) split, combine, subdivide or reclassify any Equity Interests;

(ii) take any action that is intended or would reasonably be expected to result in any of the conditions to the Offer or the Merger not being satisfied;

(iii) amend its certificate of incorporation, bylaws or other organizational or governing documents in a manner that would prohibit, or hinder, impede or delay in any material respect, the Offer, the Merger or the consummation of the other Transactions; or

(iv) enter into any contract to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Access to Information; Confidentiality.

(a) From the date of this Agreement to the Effective Time and in compliance with applicable Laws, the Company shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors, investment bankers, counsel, agents and other representatives (“Representatives”) of the Company and its Subsidiaries to afford the representatives of Parent reasonable access at all reasonable times to the officers, employees, properties, offices and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent with such financial, operating and other data and information as Parent, through its Representatives, may reasonably request, subject to the terms of any pre-existing confidentiality obligation which restricts such access.

(b) No investigation pursuant to this Section 7.01 or otherwise shall affect or be deemed to modify any representation or warranty in this Agreement of any party hereto.

SECTION 7.02 No Solicitation.

(a) Subject to Section 7.02(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, none of the Company, its Subsidiaries or any of their respective Representatives shall, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations, or (ii) approve or recommend, or propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Transactions or breach any of its obligations hereunder or propose or agree to do any of the foregoing. Subject to Section 7.02(b)(i), the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person conducted prior to the date of this Agreement by the Company or any of its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal and use its (and will cause its Subsidiaries and their respective Representatives to use their) reasonable best efforts to cause to be returned or destroyed all confidential information provided or made available to any such person on behalf of the Company or any of its Subsidiaries.

(b)

(i) Notwithstanding anything to the contrary contained in Section 7.02(a), if at any time following the date of this Agreement and prior to the Acceptance Time, (w) the Company has received a written Acquisition Proposal that did not result from a breach of this Section 7.02 from a third party that the Special Committee believes in good faith to be bona fide, (x) the Company Board and/or the Special Committee determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, (y) the Company has complied with the terms of this Section 7.02 in all material respects, and (z) the Company Board and/or the Special Committee determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company (acting through the Special Committee) may (A) furnish information with respect to the Company and its Subsidiaries to the person making such Acquisition Proposal and (B) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company (x) shall not, and shall not allow any of its Representatives to, disclose any material non-public information to such person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries provided to such other person which was not previously provided or Made Available to Parent.

(ii) The Company shall promptly (and in any event within two (2) Business Days) notify Parent if it receives an Acquisition Proposal from a person or group of related persons, including the material terms and conditions thereof and the identity of the person making such Acquisition Proposal and shall keep Parent apprised and, at Parent’s request, shall update Parent as to the status and any material developments, discussions and negotiations concerning such Acquisition Proposal.

(c) Neither the Company Board nor any committee thereof shall directly or indirectly (i) withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Approval, or (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (each of the foregoing, an “Adverse Recommendation Change”); provided, that at any time prior to the Acceptance Time, if (x) the Company receives an Acquisition Proposal which the Company Board and/or the Special Committee concludes in good faith (after consultation with its independent financial advisors and outside legal counsel and, in the case of the Company Board, upon recommendation thereof by the Special Committee) constitutes a Superior Proposal (after having complied with, and giving effect to all of the adjustments which may be offered by Parent pursuant to, this Section 7.02(c)), and (y) the Company has complied with the terms of this Section 7.02 in all material respects and such Acquisition Proposal did not result from a breach of this Section 7.02, the Company Board and/or the Special Committee may (upon the recommendation of the Special Committee in the case of the Company Board) (i) cause the Company to terminate this Agreement pursuant to

Section 9.01(g) to concurrently enter into a definitive agreement with respect to such Superior Proposal and (ii) effect an Adverse Recommendation Change if the Company Board or the Special Committee, as applicable, determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (i) and any purported termination pursuant to the foregoing clause (i) shall be void and of no force and effect, unless concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 9.03 and such Acquisition Proposal continues to constitute a Superior Proposal; and provided, further, that the Company may not terminate this Agreement pursuant to the foregoing clause (i), and the Company Board and the Special Committee may not approve or recommend such Acquisition Proposal or effect an Adverse Recommendation Change pursuant to the foregoing clause (ii) unless the Company shall have provided prior written notice to Parent, at least five (5) Business Days in advance (the “Notice Period”), of its intention to effect an Adverse Recommendation Change or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall include a written summary of the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and any other material documents relating thereto. During the Notice Period, the Company (acting through the Special Committee) shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent has notified the Special Committee in writing of Parent’s desire to negotiate) to make such adjustments in the terms and conditions of this Agreement, and the Company Board and Special Committee shall take into account any changes to the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise, with a view to providing that the Acquisition Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notice by the Company and a new five (5) Business Day period). The parties agree that if the Notice Period (or any new five (5) Business Day period) ends on a date that is concurrent with, or later than, the date of the scheduled expiration of the Offer, at the written request of the Special Committee, Merger Sub shall, or at its election Merger Sub may, extend the Offer until 12:00 midnight (New York City time) on the date that is the later of (a) two (2) Business Days following the last day of the applicable Notice Period (or any new five (5) Business Day period) or (b) the last day of the minimum period required by applicable Law, interpretation or position of the SEC or its staff or the NYSE or its staff for any such extension.

(d) In addition to Section 7.02(c), neither the Company Board nor any committee thereof shall effect an Adverse Recommendation Change (for purposes of this Section 7.02(d), solely under clause (i) of the definition thereof), provided, that at any time prior to the Acceptance Time, the Company Board and/or the Special Committee may effect an Adverse Recommendation Change if the Company Board and/or the Special Committee determines in good faith, after consultation with outside counsel (and upon recommendation thereof by the Special Committee in the case of the Company Board), that, in light of material facts, events or circumstances that have arisen or occurred since the date of this Agreement that were not known by or reasonably foreseeable to the Company or the Company Board (or the Special Committee) prior to the date hereof, other than an Acquisition Proposal, or an inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or the consequences thereof (a “Company Intervening Event”), the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, further, that the Company Board and the Special Committee may not effect an Adverse Recommendation Change pursuant to the foregoing unless the Company shall have provided prior written notice to Parent, at least five (5) Business Days in advance (the “Company Intervening Event Notice Period”), of its intention to effect such Adverse Recommendation Change, which notice shall describe in reasonable detail the underlying facts giving rise to the Company Intervening Event and the reasons for taking such action. During the Company Intervening Event Notice Period, the Company (acting through the Special Committee) shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent has notified the Special Committee in writing of Parent’s desire to negotiate) to make such adjustments in the terms and conditions of this Agreement, and the Company Board and Special Committee shall take into account any changes to the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise, so that the need for effecting an Adverse Recommendation Change is obviated (it being understood and agreed that any material developments relating to a Company Intervening Event shall require a new written notice by the Company and a new five (5) Business Day period).

(e) Nothing contained in this Section 7.02 or elsewhere in this Agreement shall prohibit the Company from complying with Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that this Section 7.02(e) shall not be deemed to permit the Company, the Company Board or any committee thereof to effect an Adverse Recommendation Change except in accordance with Section 7.02(c) or (d).

SECTION 7.03 Directors’ and Officers’ Indemnification.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any and all costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission or matters existing or occurring at or prior to the Effective Time, including the Transactions, to the same extent as provided in the certificate of incorporation or bylaws of the Company in effect on the date hereof.

(b) For six years from the Effective Time, the Surviving Corporation and any of its Subsidiaries, as applicable, shall maintain in effect for the benefit of the directors and officers of the Company or such Subsidiary currently covered by the officers’ and directors’ liability insurance policies of the Company or such Subsidiary an insurance and indemnification policy with an insurer with a Standard & Poor’s rating of at least A that provides coverage for acts or omissions occurring at or prior to the Effective Time (the “D&O Insurance”) covering each such person on terms with respect to coverage and in amounts no less favorable in the aggregate than those of the Company’s or such Subsidiary’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that the Surviving Corporation or its Subsidiary shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company or such Subsidiary for such coverage; provided, further, that if the annual premiums for such insurance coverage exceed 200% of such annual premium, the Surviving Corporation or its Subsidiary shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Each of the Surviving Corporation and its Subsidiaries may satisfy its obligations under this Section 7.03(b) by purchasing a “tail” policy from an insurer with a Standard & Poor’s rating of at least A under the Company’s or the applicable Subsidiary’s existing directors’ and officers’ insurance policy, that (i) has an effective term of six years from the Effective Time, (ii) covers each director and officer currently covered by the Company’s or the applicable Subsidiary’s directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring at or prior to the Effective Time, and (iii) contains terms that are no less favorable in the aggregate than those of the Company’s or the applicable Subsidiary’s directors’ and officers’ insurance policy in effect on the date of this Agreement.

(c) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and bylaws, respectively, of the Company, unless any modification thereof shall be required by Law and then such modification shall be made only to the minimum extent required by such Law, which provisions shall not be amended, repealed or otherwise modified, except as provided in this Section 7.03(c), for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company or any of its Subsidiaries.

(d) The provisions of this Section 7.03 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.03 is not prior to, or in substitution for, any such claims under any such policies. From and after the Effective Time, the Surviving Corporation shall honor, in accordance with their terms, all indemnification agreements with the Company in effect immediately prior to the Effective Time that are applicable to Indemnified Parties.

(e) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.03 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(f) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.03.

SECTION 7.04 Further Action; Reasonable Best Efforts; Consents and Filings.

(a) Subject to the terms and conditions herein provided, each party agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions. Upon the terms and subject to the conditions hereof, each party agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Transactions to be satisfied by it.

(b) Without limiting the generality of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each of the parties shall use reasonable best efforts to as promptly as practicable (i) obtain any consents, approvals or other authorizations from all Governmental Authorities and other third parties, and make any filings and notifications, required in connection with the Transactions, and (ii) make any other submissions either required or reasonably deemed appropriate by Parent or the Company in connection with the Transactions under the Securities Act, the Exchange Act, the DGCL, the rules and regulations of the NYSE, the rules and regulations applicable to the OTC Market, and any other applicable Law. The parties shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents (except to the extent containing confidential information of such party) to the non-filing party and its advisors before filing.

(c) The Company shall, and the Company shall cause its Subsidiaries to, to the extent permitted by applicable Law, (i) take all actions necessary so that no Takeover Law becomes applicable to any of the Transactions or this Agreement and (ii) if any such Takeover Law becomes applicable to any of the Transactions or this Agreement, take all actions necessary so that the Transactions may be consummated as promptly as practicable as contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on the Transactions and this Agreement.

SECTION 7.05 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree that no public release or announcement concerning the Transactions shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each party may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made in compliance with this Section 7.05 and do not reveal non-public information regarding the other party.

SECTION 7.06 Advice of Changes. Each party to this Agreement shall promptly advise the other parties of any Effect (A) in the case of the Company, having or that would reasonably be expected to have a Company Material Adverse Effect or, in the case of Parent, having or that would reasonably be expected to have a Parent Material Adverse Effect, or (B) that constitutes a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of such party (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. Such party shall give prompt written notice to the other parties of any notice or other communication (x) from any person and the response thereto of such party or its Representatives alleging that the consent of such person is or may be required in connection with this Agreement or any the Transactions, and (y) from any Governmental Authority and the response thereto of such party or its Representatives in connection with this Agreement or any of the Transactions.

SECTION 7.07 Benefit Plans and Employee Matters.

(a) Parent agrees that, for a period of at least one year following the Closing Date, each Company Employee who continues employment with Parent, the Surviving Corporation or any of their respective Subsidiaries after the Closing Date (each, a “Continuing Employee”) shall be provided, at Parent’s election, with benefits on substantially the same terms as those provided to (i) similarly situated employees of Parent or (ii) such Continuing Employee by the Company immediately prior to the Effective Time. Nothing in this Agreement shall require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue to employ any particular Company Employee following the Closing Date, or shall be construed to prohibit Parent, the Surviving Corporation or any of their respective Subsidiaries from amending or terminating any Company Plan.

(b) Parent and the Surviving Corporation shall ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits) for service with the Company or any of its Subsidiaries under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits. As of the Closing Date, Parent shall, or shall cause the Surviving Corporation or relevant Subsidiary to, credit to each Continuing Employee the amount of vacation time that such employee had accrued under any applicable Company Plan as of the Closing Date. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary for the benefit of any Continuing Employee, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(c) From and after the Effective Time, the Surviving Corporation shall honor, in accordance with their terms, all employment and severance agreements listed in Section 7.07(c) of the Company Disclosure Letter in effect immediately prior to the Effective Time that are applicable to any current or former Company Employees or directors of the Company.

(d) Except as specifically set forth herein, nothing in this Section 7.07, whether express or implied, shall confer upon any current or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever. No provision of this Section 7.07 is intended to modify, amend or create any employee benefit plan of the Company, Parent, the Surviving Corporation or any of their respective Affiliates.

SECTION 7.08 Stock De-Registration. The Company shall use its reasonable best efforts to cause the Common Stock to no longer be quoted on the OTC Market as soon as practicable following the Effective Time.

SECTION 7.09 Section 16b-3. Prior to the Acceptance Time, the Company shall (and shall be permitted to) take such steps as may be reasonably required to cause dispositions of the Company’s equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 7.10 Intentionally Omitted.

SECTION 7.11 Approval of Merger.

(a) Promptly after the Acceptance Time, if Company stockholder approval is required by applicable Law in order to consummate the Merger, Parent will, and will cause its applicable Subsidiaries (including Merger Sub) to, execute and deliver to the Company a consent in writing approving and adopting this Agreement and the Merger. The Company shall deliver prompt notice (and in any event prior to the filing of the Certificate of Merger) of the taking of such action by written consent to those stockholders who have not consented thereto in writing in accordance with Section 228(e) of the DGCL. Each of such written consent and such notice shall be reasonably satisfactory to Parent. The Company’s obligations under this Section 7.11(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Acquisition Proposal or by any Adverse Recommendation Change.

(b) Notwithstanding the provisions of Section 7.11(a) above, in the event that Parent and its Subsidiaries (including Merger Sub) acquire that number of shares of Common Stock which, together with the shares of Common Stock they already own, constitute in the aggregate at least 90% of the outstanding Common Stock, pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VIII hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting or written consent of stockholders of the Company, in accordance with Section 253 of the DGCL.

SECTION 7.12 Parent Preferred Units. Prior to the Acceptance Time, Parent agrees to (a) cause the Sixth A&R LP Agreement to be executed, and (b) use reasonable best efforts to cause the Parent Preferred Units to be issued in the Offer and the Merger to be approved for listing on the NYSE or, if for any reason they cannot be so listed, on the OTC Bulletin Board or OTC Market.

ARTICLE VIII

CONDITIONS TO THE MERGER

SECTION 8.01 Conditions to the Merger. The obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing Date, of the following conditions:

(a) Completion of Offer. Merger Sub shall have previously accepted for payment all shares of Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

(b) No Order. No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned at any time prior to the Acceptance Time (the date of any such termination, the “Termination Date”) as follows:

(a) By mutual written consent of each of Parent and the Company duly authorized by the Boards of Directors of the Parent GP and the Company; or

(b) By Parent or the Company, by written notice, if the Acceptance Time shall not have occurred on or before May 31, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Acceptance Time to have occurred on or before the Outside Date; or

(c) By Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or applicable Law or taken any other action (including the failure to take an action) that is, in each case, then in effect and is final and nonappealable and has the effect of preventing or prohibiting the consummation of the Offer or the Merger; provided, however, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order or Law to have been enacted, issued, promulgated, enforced or entered or any such action to have been taken or omitted to be taken; or

(d) By written notice of Parent if any of the following actions or events occurs, whether or not they are permitted by the terms hereof:

(i) the Company Board (or any committee thereof) withdraws, qualifies, amends, modifies or changes the Company Board Approval in a manner adverse to Parent or shall have resolved or publicly proposed to do so;

(ii) the Company Board (or any committee thereof) shall have approved or recommended an Acquisition Proposal or shall have resolved or publicly proposed to do so or the Company shall have entered into any letter of intent or similar document or any contract accepting any Acquisition Proposal;

(iii) the Company breaches in any material respect any provision of Section 7.02;

(iv) at any time after public announcement of an Acquisition Proposal, the Company Board shall have failed to reaffirm its recommendation of this Agreement and the Transactions within three (3) Business Days of receipt of any written request to do so by Parent; or

(v) any tender or exchange offer (other than the Offer) is commenced that, if successful, would result in any person or group becoming the beneficial owner of 20% or more of the outstanding shares of Common Stock and the Company Board, within ten (10) Business Days after the commencement thereof, shall not have recommended that the Company’s stockholders reject such tender or exchange offer and not tender their shares into such tender or exchange offer.

(e) By written notice of Parent (if Parent or Merger Sub is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case that would reasonably be expected to result in a failure of an Offer Condition set forth in clause (f)(iii) or (iv) of Exhibit A (a “Terminating Company Breach”); provided, that if such Terminating Company Breach is reasonably curable by the Company within twenty (20) days after the occurrence of such Terminating Company Breach through the exercise of its reasonable best efforts and for as long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this

Section 9.01(e) until the earlier of the expiration of such twenty (20)-day period and the Outside Date;

(f) By written notice of the Company (if the Company is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case that would reasonably be expected to have a Parent Material Adverse Effect (a “Terminating Parent Breach”); provided, that if such Terminating Parent Breach is reasonably curable by Parent within twenty (20) days after the occurrence of such Terminating Parent Breach through the exercise of its reasonable best efforts and for as long as Parent continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 9.01(f) until the earlier of the expiration of such twenty (20)-day period and the Outside Date;

(g) By written notice of the Company in accordance with Section 7.02(c), if the Company shall have concurrently entered into a definitive agreement with respect to a Superior Proposal; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(g) unless the Company has complied with Section 7.02 and has paid, or simultaneously with the termination of this Agreement pays, the Termination Fee in accordance with Section 9.03(b); or

(h) By Parent or the Company, by written notice, if the Offer shall have been terminated or shall have expired (and not been extended) in accordance with its terms and the terms of this Agreement without Merger Sub being required to accept for payment any shares of Common Stock pursuant to the Offer; provided, however, that the right to terminate this Agreement under this Section 9.01(h) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Acceptance Time to have occurred by such date.

SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto or any of their respective Affiliates or the directors, officers, employees, agents or other Representatives of any of them, and all rights and obligations of each party hereto shall cease, except for Sections 7.01(b), 7.05, this Section 9.02, Section 9.03 and Article X, all of which shall survive the termination of this Agreement, and except for any willful or intentional breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which willful or intentional breach and liability therefor shall not be affected by termination of this Agreement). Notwithstanding anything to the contrary contained in this Agreement, nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 10.06 hereof in lieu of terminating this Agreement pursuant to Section 9.01.

SECTION 9.03 Fees and Expenses.

(a) Except as otherwise set forth in this Section 9.03, all Transaction Costs incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any of the Transactions is consummated. As used in this Agreement, “Transaction Costs” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of any of the Offer Documents, the Registration Statement or the Solicitation/Recommendation Statement and all other matters related to the consummation of any of the Transactions.

(b) The Company and Parent agree that if this Agreement shall be terminated

(i) pursuant to Section 9.01(d) (if Parent or Merger Sub is not then in material breach of any of its obligations, representations or warranties under this Agreement), other than Section 9.01(d)(iii), or

(ii) pursuant to Section 9.01(g),

(iii) (A) (x) pursuant to Section 9.01(b) (if Parent or Merger Sub is not then in material breach of any of its obligations, representations or warranties under this Agreement) and, at any time after the date of this Agreement but prior to the Outside Date, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public and is not withdrawn or terminated, or (y) pursuant to Section 9.01(e) (other than as a result of a breach of Section 7.02) and, at any time after the date of this Agreement and prior to the breach giving rise to the right of Parent to terminate this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public and is not withdrawn or terminated or (z) pursuant to Section 9.01(h) (and in such case the Majority of the Minority Condition was not satisfied as of the expiration or termination of the Offer) and, at any time after the date of this Agreement and prior to the expiration or termination of the Offer, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public and is not withdrawn or terminated, and (B) in any of cases (x), (y) and (z), within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to or consummates an Acquisition Proposal (provided that, with respect to use of the term “Acquisition Proposal” in this Section 9.03(b), all references in the definition thereof to “thirty percent (30%)” shall be deemed to be “fifty percent (50%)”), or

(iv) pursuant to Section 9.01(d)(iii).

then, (1) the Company shall pay Parent the Termination Fee and shall reimburse Parent’s documented Transaction Costs not to exceed $1,000,000, by wire transfer of immediately available funds, (x) within three (3) Business Days after the Termination Date, in the case of clause (i), (y) concurrently with such termination, in the case of clause (ii), and (z) upon the earlier of entry into the definitive agreement with respect to, or consummation of, an Acquisition Proposal within twelve (12) months after the date of termination, in the case of clause (iii), or (2) the Company shall reimburse Parent’s documented Transaction Costs not to exceed $1,000,000, by wire transfer of immediately available funds, within three (3) Business Days after the Termination Date, in the case of clause (iv); provided, that, in the case of this clause (2), if the

Company within twelve (12) months after the date of such termination enters into a definitive agreement with respect to or consummates an Acquisition Proposal, the Company shall also pay Parent the Termination Fee by wire transfer of immediately available funds, upon the earlier of entry into the definitive agreement with respect to, or consummation of, such Acquisition Proposal. In no event shall payment of more than one Termination Fee be made by the Company under this Section 9.03(b). “Termination Fee” means $2,000,000.

(c) Notwithstanding anything to the contrary set forth in this Agreement, Parent’s acceptance of payment from the Company of the Termination Fee and reimbursement of Parent’s documented Transaction Costs pursuant to Section 9.03(b) shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(d) The parties acknowledge that the agreements contained in this Section 9.03 are an integral part of the Transactions and that without these agreements, the parties would not enter into this Agreement. If the Company shall fail to pay the Termination Fee or reimburse Transaction Costs when due pursuant to Section 9.03(b), the Company shall reimburse Parent for all costs and expenses actually incurred or accrued by it (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of Section 9.03(b).

SECTION 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (in the case of Parent, the Board of Directors of the Parent GP) at any time prior to the Closing Date; provided, that, after the Acceptance Time, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Common Stock shall be converted upon consummation of the Merger or that would result in the Merger not being consummated as promptly as practicable after the Acceptance Time. This Agreement may only be amended pursuant to a written agreement signed by each of the parties hereto; provided, however, any such agreement by the Company shall only be effective with the approval of the Special Committee.

SECTION 9.05 Waiver; Approvals. At any time prior to the Closing Date, any party hereto may, subject to applicable Law, (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to applicable Law and except as otherwise provided herein, waive compliance with any agreement or condition contained herein; provided, however, any waiver or consent by the Company (including under Section 2.01) shall only be effective with the approval of the Special Committee. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 9.06 Exercise of Rights. Subject to any requirements of Section 7.02, the parties to this Agreement agree that any and all rights and remedies of the Company under Section 9.01, Section 9.02 (including any claim based on willful or intentional breach of this Agreement) and Section 9.03 of this Agreement shall be exercised by the Company if so directed by the Special Committee.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Non-Survival of Representations, Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail, by a recognized overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or Merger Sub:

Steel Partners Holdings L.P.

590 Madison Avenue, 32nd Floor

New York, New York 10022

Attention: General Counsel

email: lmcgill@steelpartners.com

with a copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Steve Wolosky, Esq.

Email: swolosky@olshanlaw.com

if to the Company:

Steel Excel Inc.

590 Madison Avenue, 32nd Floor

New York, New York 10022

Attention: Douglas Woodworth

email: dwoodworth@steelpartners.com

with a copy to:

Littman Krooks LLP

650 Third Avenue

20th Floor

Attention: Martin W. Enright, Esq.

Email: menright@littmankrooks.com

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Entire Agreement; Assignment. This Agreement (including the exhibits hereto), the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

SECTION 10.05 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) as provided in Section 7.03 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and (b) after the Effective Time, the rights of Minority Holders to receive the Merger Consideration as provided in Article III.

SECTION 10.06 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with the terms hereof, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that prior to the earlier of the Closing or the valid termination of this Agreement in accordance with Article IX, in the event of any breach or threatened breach by the Company, Parent or Merger Sub of any of their respective covenants or obligations set forth in this Agreement, the Company (acting through the Special Committee), on the one hand, and Parent, on the other hand, shall be entitled to seek (i) an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable) and to (ii) a decree or order of specific performance to enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and other equitable relief.

(b) Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 10.06, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that the remedies provided for in this Section 10.06 are not available or otherwise are not granted, and (y) nothing set forth in this Section 10.06 shall require any party hereto to institute any Action for (or limit any party’s right to institute any Action for) specific performance under this Section 10.06 prior or as a condition to exercising any termination right under Article IX, nor shall the commencement of any Action pursuant to this Section 10.06 or anything set forth in this Section 10.06 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX, or pursue any other remedies under this Agreement that may be available then or thereafter.

(c) Each party further agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that any other party has an adequate remedy under Law.

SECTION 10.07 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (B) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 10.07 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

SECTION 10.08 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER

PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.08.

SECTION 10.09 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

SECTION 10.10 Counterparts. This Agreement may be executed and delivered (including by facsimile or .pdf transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STEEL PARTNERS HOLDINGS L.P.

By:	STEEL PARTNERS HOLDINGS GP INC.
General Partner

By:	/s/ Jack Howard
Name: Jack Howard
Title: President

SPH ACQUISITION CO.

By:	/s/ Jack Howard
Name: Jack Howard
Title: President

STEEL EXCEL INC.

By:	/s/ Douglas Woodworth
Name: Douglas Woodworth
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

OFFER CONDITIONS

Notwithstanding any other provision of the Offer or this Agreement, but subject to applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, Merger Sub shall not be required to accept for payment or pay for any shares of Common Stock if:

(a) there shall not have been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of shares of Common Stock which, when added to the shares of Common Stock, if any, already owned by Parent and its Subsidiaries, but excluding, for the avoidance of doubt, any shares of Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, would represent at least a majority of all then outstanding shares of Common Stock (the “Minimum Tender Condition”);

(b) there shall not have been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of shares of Common Stock which (excluding, for the avoidance of doubt, any shares of Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) would represent at least a majority of all then outstanding shares of Common Stock not owned by Parent or any of its Affiliates (the “Majority of the Minority Tender Condition”);

(c) the Registration Statement shall not have been declared effective by the SEC under the Securities Act, a stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or a proceeding for that purpose shall have been initiated or threatened in writing by the SEC;

(d) the Parent Preferred Units issuable in the Offer and the Merger shall have not been authorized for listing on the NYSE, subject to official notice of issuance, or, if for any reason they cannot be so listed, on the OTC Bulletin Board or OTC Market;

(e) the shares of Common Stock held by Dissenting Stockholders shall have exceeded ten percent (10%) of the shares of Common Stock outstanding immediately prior to the Acceptance Time;

(f) any of the following conditions have occurred and shall be continuing at the time of expiration of the Offer or immediately prior to such payment:

(i) any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger;

(ii) since the date of this Agreement, there shall have occurred a Company Material Adverse Effect;

(iii) the representations and warranties of the Company contained in this Agreement (other than the representations and warranties in Sections 4.01(a), 4.03(a), 4.04, 4.05 and 4.18) shall not be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) as of time of expiration of the Offer as though made at and as of such time (except for the representations and warranties that address matters only as of a particular date, in which case as of such date), except where the failure of all such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (ii) the representations and warranties of the Company in Sections 4.01(a), 4.03(a), 4.04, 4.05 and 4.18 shall not be true and correct as of time of expiration of the Offer as though made at and as of such time (except for the representations and warranties that address matters only as of a particular date, in which case as of such date);

(iv) the Company shall have failed to perform or comply with, in any material respect, its obligations required to be performed or complied with by it under the Agreement at or before such time;

(v) the Agreement shall have been terminated in accordance with its terms; or

(vi) Parent shall have failed to receive from the Company a certificate, signed by an executive officer of the Company, certifying that none of the conditions set forth in clauses (ii), (iii) or (iv) of this paragraph (f) shall be continuing as of the expiration of the Offer.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub (except for the Minimum Tender Condition and the Majority of the Minority Tender Condition, which are non-waivable), subject in each case to the terms of the Agreement and applicable Law. Any reference in this Exhibit A or in the Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Agreement. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit A but not defined herein shall have the meanings set forth in the Agreement to which it is attached.

ANNEX B

EXECUTION VERSION

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of December 23, 2016 (this “Amendment”), is by and among STEEL PARTNERS HOLDINGS L.P., a Delaware limited partnership (“Parent”), SPH ACQUISITION CO., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and STEEL EXCEL INC., a Delaware corporation (the “Company”). All capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the parties have entered into that certain Agreement and Plan of Merger, dated as of December 7, 2016 (the “Merger Agreement”);

WHEREAS, the parties have agreed that the Merger Agreement shall be amended to modify the terms of the Parent Preferred Units to be issued pursuant to the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, as amended by this Amendment;

WHEREAS, the parties agree that the Offer and the Merger are integrated transactions and that the parties will treat the exchange of Common Stock for Parent Preferred Units, whether pursuant to the Offer or the Merger, as a transaction governed by Section 721(a) of the Code, and have accordingly agreed to amend the Merger Agreement to provide for Parent (rather than Merger Sub) to make the Offer;

WHEREAS, for administrative reasons, (a) Parent shall cause any shares of Common Stock purchased pursuant to the Offer to be contributed to SPH Group LLC and then to SPH Group Holdings LLC, each of which is a wholly owned Subsidiary of Parent, and (b) it is desired that the Merger Agreement be amended such that, at the Effective Time of the Merger, the Company shall continue as the surviving corporation of the Merger as a wholly owned subsidiary of SPH Group Holdings LLC rather than of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”), upon the recommendation of a special committee of the Company Board consisting solely of independent directors (the “Special Committee”), at a meeting thereof duly called and held, has unanimously (a) approved and declared advisable the Merger Agreement, as amended by this Amendment, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, as amended by this Amendment (collectively, the “Transactions”), (b) determined that it is fair to and in the best interests of the Company and the stockholders of the Company that the Company enter into the Merger Agreement, as amended by this Amendment, and consummate the Transactions on the terms and subject to the conditions set forth in the Merger Agreement, as amended by this Amendment, and (c) resolved to recommend to the Minority Holders that they accept the Offer and tender their shares of Common Stock pursuant to the Offer (the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has unanimously (a) approved and declared advisable the Merger Agreement, as amended by this Amendment, and the Transactions, (b) determined that it is in the best interests of Merger Sub and its sole stockholder that Merger Sub enter into this Amendment and consummate the Transactions on the terms and subject to the conditions set forth in the Merger Agreement, as amended by this Amendment, (c) directed that the Merger Agreement, as amended by this Amendment, be submitted to Parent, as the sole stockholder of Merger Sub, for its adoption, and (d) recommended that Parent, as the sole stockholder of Merger Sub, adopt the Merger Agreement, as amended by this Amendment;

WHEREAS, the board of directors of Steel Partners Holdings GP Inc., the general partner of Parent (the “Parent GP”), has unanimously approved and declared advisable the Merger Agreement, as amended by this Amendment, and the Transactions; and

WHEREAS, accordingly, the parties desire to amend the Merger Agreement in the manner more particularly described below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

Section 1.01. Amendment to Recitals. The second WHEREAS clause in the Merger Agreement is hereby amended by deleting the phrase “to cause Merger Sub”.

Section 1.02. Amendment to Section 2.01(a). Section 2.01(a) of the Merger Agreement is hereby amended by deleting the phrase “Merger Sub shall, and Parent shall cause Merger Sub to,” and replacing it with the phrase “Parent shall”.

Section 1.03. Amendment to Section 2.01(b). Section 2.01(b) of the Merger Agreement is hereby amended by deleting the phrase “The obligations of Merger Sub to, and of Parent to cause Merger Sub to,” and replacing it with the phrase “The obligation of Parent to”, and by replacing each reference to “Merger Sub” in such Section with a reference to “Parent”.

Section 1.04. Amendment to Section 2.01(c). Section 2.01(c) of the Merger Agreement is hereby amended by deleting the phrase “Merger Sub shall (and Parent shall cause Merger Sub to)” in each place it appears in such Section and replacing it with the phrase “Parent shall”, and by replacing each reference to “Merger Sub” in such Section with a reference to “Parent”.

Section 1.05. Amendment to Section 2.01(d). Section 2.01(d) of the Merger Agreement is hereby amended by deleting the phrase “Merger Sub shall (and Parent shall cause Merger Sub to)” and replacing it with the phrase “Parent shall”, and by replacing each reference to “Merger Sub” in the last sentence of such Section with a reference to “Parent”.

Section 1.06. Amendment to Section 2.01(e). Section 2.01(e) of the Merger Agreement is hereby amended by replacing each reference to “Merger Sub” in such Section with a reference to “Parent”.

Section 1.07. Amendment to Section 2.03(f). Section 2.03(f) of the Merger Agreement is hereby amended by replacing the first two references to “Merger Sub” in such Section with a reference to “Parent”.

Section 1.08. Amendment to Section 3.01(a). Section 3.01(a) of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to exist, and such shares, including any certificates therefor, shall automatically be cancelled and retired.”

Section 1.09. Amendment to Section 3.01(b). Section 3.01(b) of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(b) Each share of Common Stock held in treasury or owned directly by the Company, any Subsidiary of the Company, Parent, Merger Sub or any other Subsidiary of Parent (other than SPH Group Holdings LLC) shall cease to exist, and such shares, including any certificates therefor, shall automatically be cancelled and retired, shall not represent an Equity Interest in the Surviving Corporation, and shall not be exchanged for the Merger Consideration (as defined below); provided, however, that each share of Common Stock owned directly by SPH Group Holdings LLC shall not be exchanged for the Merger Consideration but shall remain outstanding and shall represent Equity Interests in the Surviving Corporation. Shares of Common Stock that are cancelled and retired, or that remain outstanding, pursuant to this Section 3.01(b) are hereinafter referred to as “Excluded Shares.”

Section 1.10. Amendment to Section 3.01(d). Section 3.01(d) of the Merger Agreement is hereby amended by adding the word “such” immediately following “(ii)” and immediately preceding “shares” in such Section.

Section 1.11. Amendment to Section 3.05. Section 3.05 of the Merger Agreement is hereby amended by adding the following at the end of the first sentence thereof: “, other than Excluded Shares that remain outstanding pursuant to Section 3.01(b).”

Section 1.12. Amendment to Section 7.02(c). Section 7.02(c) of the Merger Agreement is hereby amended by replacing each reference to “Merger Sub” in the last sentence of such Section with a reference to “Parent”.

Section 1.13 Amendment to Section 8.01(a). Section 8.01(a) of the Merger Agreement is hereby amended by replacing the reference to “Merger Sub” in such Section with a reference to “Parent”.

Section 1.14 Amendment to Section 9.01(h). Section 9.01(h) of the Merger Agreement is hereby amended by replacing the reference to “Merger Sub” in such Section with a reference to “Parent”.

Section 1.15 Amendment to Exhibit A. Exhibit A to the Merger Agreement is hereby amended by replacing the reference to “Merger Sub” in the lead-in paragraph of such Exhibit with a reference to “Parent”.

Section 1.16 Amendment to Exhibit B. Exhibit B to the Merger Agreement is hereby amended by deleting such Exhibit in its entirety and replacing it with Exhibit B attached to this Amendment.

Section 2.01 General Provisions.

(a) Governing Law. This Amendment and any claim, controversy or dispute arising under or related to this Amendment, the relationship of the parties hereunder and/or the interpretation and enforcement of the rights and duties of the parties hereunder shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

(b) Counterparts. This Amendment may be executed and delivered (including by facsimile transmission or .pdf format) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(c) No Other Amendments. Except as set forth herein, the terms and provisions of the Merger Agreement will remain in full force and effect in accordance with their terms. On or after the date of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment, and this Amendment shall be deemed to be a part of the Merger Agreement. Notwithstanding the foregoing, references to the date of the Merger Agreement, as amended hereby, “the date hereof” and “the date of this Agreement” shall continue to refer to December 7, 2016, and references to the date of the Amendment and “as of the date of the Amendment” shall refer to December 23, 2016.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

STEEL PARTNERS HOLDINGS L.P.

By:	STEEL PARTNERS HOLDINGS GP INC.
General Partner

By:	/s/ Jack Howard
Name: Jack Howard
Title: President

SPH ACQUISITION CO.

By:	/s/ Jack Howard
Name: Jack Howard
Title: President

STEEL EXCEL INC.

By:	/s/ Douglas Woodworth
Name: Douglas Woodworth
Title: Chief Financial Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

EXHIBIT B

Sixth Amended and Restated Agreement of Limited Partnership of Parent

[See Annex C]

ANNEX C

SIXTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

STEEL PARTNERS HOLDINGS L.P.

SIXTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

STEEL PARTNERS HOLDINGS L.P.

THIS SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF STEEL PARTNERS HOLDINGS L.P. dated as of                  __, 2017, is entered into by and among Steel Partners Holdings GP Inc., a Delaware corporation, as the General Partner and as the lawful agent and attorney-in-fact for the Limited Partners, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein.

WHEREAS, the General Partner and the other parties thereto entered into that certain Agreement of Limited Partnership of the Partnership dated as of December 31, 2008 and subsequently entered into that certain Amended and Restated Agreement of Limited Partnership of the Partnership, Second Amended and Restated Agreement of Limited Partnership, Third Amended and Restated Agreement of Limited Partnership, Fourth Amended and Restated Agreement of Limited Partnership and Fifth Amended and Restated Agreement of Limited Partnership, each dated as of July 14, 2009 (collectively, the “Original Agreement”);

WHEREAS, the General Partner desires to amend and restate the Original Agreement in its entirety to reflect various changes to the Original Agreement; and

WHEREAS, Section 13.1(i) of the Original Agreement permits the General Partner, without the approval of any Partner, any Unitholder or any other Person, to amend the Original Agreement in connection with the creation, authorization or issuance of any class or series of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities pursuant to Section 5.5 of the Original Agreement; and

WHEREAS, on May 26, 2016, Unitholders approved, by a majority of the voting power of the outstanding units entitled to vote (excluding units held by the Company or its subsidiaries), the adoption of an amendment to the Original Limited Partnership to add a provision designed to protect the tax benefits of the net operating loss carryforwards of our subsidiaries and portfolio companies;

NOW, THEREFORE, the General Partner, pursuant to its authority under Sections 13.1(i) and 13.2 and the exercise of its discretion, does hereby amend and restate the Original Agreement to provide, in its entirety, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Sixth Amended and Restated Agreement of Limited Partnership of Steel Partners Holdings L.P., as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Beneficial Owner” has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Securities Exchange Act (and “Beneficially Own” shall have a correlative meaning).

“BHCA” means the U.S. Bank Holding Company Act of 1956, as amended, supplemented or restated from time to time and any successor to such statute.

“BHC Partner” has the meaning assigned to such term in Section 3.5.

“Board of Directors” means the Board of Directors of the General Partner.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Account” has the meaning assigned to such term in Section 6.1.

“Capital Account Alignment” has the meaning assigned to such term in Section 5.4(c).

“Capital Contribution” means any cash or cash equivalents or the fair market value of any other property that a Partner contributes to the Partnership pursuant to this Agreement.

“Carrying Value” means, with respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Partnership shall be their respective gross fair market values on the date of contribution as determined by the General Partner, and the Carrying Values of all Partnership assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in United States Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Partnership Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Partnership assets to a Partner; (c) the date a Partnership Interest is relinquished to the Partnership; (d) the date a Partnership Interest (other than a de minimis interest) is issued as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of being a Partner; or (e) any other date specified in the United States Treasury Regulations; provided however that adjustments pursuant to clauses (a), (b), (c), (d) and (e) above shall be made only if such adjustments are deemed necessary or appropriate by the General Partner to reflect the relative economic interests of the Partners. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definitions of “Net Income” and “Net Loss” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for gross negligence, fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted from time to time by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or Preferred Units or (c) a certificate, in such form as may be adopted from time to time by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Class B Common Unit” means one of that certain class of Common Units with those special rights and obligations specified in this Agreement as being appurtenant to a “Class B Common Unit”.

“Class C Common Unit” means one of that certain class of Common Units with those special rights and obligations specified in this Agreement and in Section 2 of the Incentive Unit Agreement as being appurtenant to a “Class C Common Unit”.

“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commission” means the U.S. Securities and Exchange Commission or any successor thereto.

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners having the rights and obligations specified with respect to Common Units in this Agreement. For the avoidance of doubt, the reference herein to “Common Units” includes Class B Common Units and Class C Common Units, but does not include the portion of Incentive Units not classified as Class C Common Units and/or regular Common Units, and the reference herein to “regular Common Units” includes all Common Units that are not Class B Common Units and are not Class C Common Units.

“Current Market Price” has the meaning assigned to such term in Section 15.1(a).

“Delaware Limited Partnership Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Sections 11.1 or 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“DGCL” means the General Corporation Law of the State of Delaware, as amended, supplemented or restated from time to time, and any successor to such statute.

“Director” means a member of the Board of Directors.

“Dissolution Event” means an event giving rise to the dissolution of the Partnership in accordance with Section 12.1.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Limited Partner” shall mean a Limited Partner that is (i) a plan subject to the provisions of Title I of ERISA, (ii) a plan that is not subject to Title I of ERISA but is subject to the prohibited transaction provisions of Section 4975 of the Code (e.g., IRAs and Keogh plans), (iii) a group trust, common or collective trust fund or insurance company separate or general account subject to ERISA or Section 4975 of the Code, and (iv) a passive or private investment fund whose underlying assets include “plan assets” (such as where plans described in (i) or (ii) above own 25% or more of a class of the investment fund’s equity interests determined pursuant to Section 3(42) of ERISA and any applicable regulations at 29 C.F.R. § 2510.3-101(f)).

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Exchange” means the acquisition by the Partnership of SP II in connection with which SP II Master Fund was issued Units and the Partnership acquired a 100% limited partner interest in SP II, pursuant to and in accordance with the Exchange Agreement.

“Exchange Agreement” means the Exchange Agreement, dated as of the Exchange Closing Date, between the Partnership and SP II Master Fund, as the same may be amended or modified.

“Exchange Closing Date” means the closing date of the Exchange, which occurred on January 1, 2009.

“Fiscal Year” has the meaning assigned to such term in Section 8.2.

“General Partner” means Steel Partners Holdings GP Inc., a Delaware corporation, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as a general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the management interest of the General Partner in the Partnership, which includes any and all benefits to which a General Partner is entitled as provided in this Agreement, together with all obligations of a General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not have any rights to ownership or profit, or any rights to receive distributions from operations or the liquidation of the Partnership (other than with respect to any Limited Partner Interest held by it).

“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting, exercising investment power with respect to, or disposing of any Partnership Securities with any other Person that Beneficially Owns, or whose Affiliates or Associates Beneficially Own, directly or indirectly, Partnership Interests.

“Group Member” means a Person included in the Partnership Group.

“Incentive Unit Agreement” means the Incentive Unit Agreement, entered into effective as of May 11, 2012, by and between the Partnership and SPH SPV-I LLC, a Delaware limited liability company.

“Incentive Units” means those Partnership Interests described in Section 2 of the Incentive Unit Agreement.

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) the Manager, (d) any Person who is or was an Affiliate of the General Partner, any Departing General Partner or the Manager, (e) any Person who is or was a member, partner, Tax Matters Partner (as defined in the Code), officer, director, employee, agent, fiduciary or trustee of any Group Member, the General Partner, any Departing General Partner or the Manager or any Affiliate of any Group Member, the General Partner, any Departing General Partner or the Manager, (f) any Person who is or was serving at the request of the General Partner, any Departing General Partner or the Manager or any Affiliate of the General Partner, any Departing General Partner or the Manager as an officer, director, employee, member, partner, Tax Matters Partner (as defined in the Code), agent, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (g) any Person the General Partner in its sole discretion designates as an “Indemnitee” for purposes of this Agreement in connection with activities of such Person on behalf of the Partnership, its predecessor or the Partnership Group, including but not limited to individuals who served as directors of WebFinancial.

“Independent Director” means a Director who meets the independence standards required to serve on an audit committee of a board of directors, as established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by any National Securities Exchange on which the Common Units are listed for trading.

“Initial Limited Partner” means the Organizational Limited Partner or its designee, in each case upon being admitted to the Partnership in accordance with Section 10.1.

“Limited Partner” means, unless the context otherwise requires, the Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership. For purposes of the Delaware Limited Partnership Act, the Limited Partners shall constitute a single class or group of limited partners; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any Non-Voting Interest except as may otherwise be required by law.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Preferred Units, Non-Voting Interests, Incentive Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, including voting rights, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any Non-Voting Interest except as may otherwise be required by law.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidation Preference” means, in respect of any Preferred Units, the “Liquidation Preference” per Preferred Unit specified for such Preferred Units.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Limited Partnership Act.

“Manager” means SP General Services LLC, a Delaware limited liability company, as successor by assignment from Steel Partners LLC, a Delaware limited liability company.

“Management Agreement” means the Sixth Amended and Restated Management Agreement, entered into effective as of January 1, 2015, by and among SP Corporate Services LLC, a Delaware limited liability company, and the Manager.

“Merger” means the merger of WebFinancial with and into the Partnership pursuant to the Agreement of Merger, dated as of the Merger Closing Date, between WebFinancial and the Partnership, as the same may be amended or modified.

“Merger Closing Date” means the closing date of the Merger, which occurred on December 31, 2008.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act, any successor thereto and any other securities exchange (whether or not registered with the Commission under Section 6(a) of the Securities Exchange Act) or a Designated Offshore Securities Market (as such term is defined pursuant to Rule 902(b) as promulgated under the Securities Act) that the General Partner in its sole discretion shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Income” and “Net Loss” for any taxable period means the taxable income or loss of the Partnership for such period as determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments (without duplication): (i) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss; (ii) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any depreciation, amortization or gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (iii) upon an adjustment to the Carrying Value of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (iv) any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be treated as deductible items; and (v) any item of income, gain, loss or deduction that is specially allocated for Section 704(b) book purposes pursuant to Section 5.4(e), Section 6.2(b) or Article XVI shall not be taken into account in computing Net Income or Net Loss.

“Non-Voting Interest” has the meaning assigned to such term in Section 3.5(a).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) with Special Director Approval.

“Organizational Limited Partner” means WebFinancial.

“Original Agreement” has the meaning set forth in the recitals.

“Outstanding” means, with respect to Limited Partner Interests, all Limited Partner Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided however that if at any time any Person or Group (other than the General Partner, the Manager or their respective Affiliates) Beneficially Owns 10% or more of any class of Outstanding Units, all such Units owned by such Person or Group in excess of 9.9% shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement (such Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided further that the foregoing limitation shall not apply to any Person or Group that acquired 10% or more of any Units issued by the Partnership with the prior approval of the Board of Directors. Notwithstanding anything herein to the contrary, Limited Partnership Interests owned by the Partnership or its Subsidiaries shall not be entitled to be voted on any matter hereunder where a vote of Limited Partner Interests is required and shall be disregarded for purposes of calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Steel Partners Holdings L.P., a Delaware limited partnership.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

“Partnership Security” means any equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Preferred Units and Non-Voting Interests.

“Percentage Interest” means, as of any date of determination, (i) as to any holder of Common Units or Non-Voting Interests in its capacity as such, the product obtained by multiplying (a) 100% less the percentage applicable to the Units referred to in clause (ii) by (b) the quotient obtained by dividing (x) the number of Common Units or Non-Voting Interests held by such holder by (y) the total number of all Outstanding Common Units and Non-Voting Interests, and (ii) as to any holder of other Units in its capacity as such with respect to such Units, the percentage established for such Units by the General Partner as a part of the issuance of such Units. The Percentage Interest for any Preferred Units is as set forth in Article XVI.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), government (including a country, state, county, or any other governmental or political subdivision, agency or instrumentality thereof) or other entity (or series thereof).

“Preferred Unit” means a Unit designated as a “Preferred Unit,” which entitles the holder thereof to a preference with respect to the payment of distributions over Common Units as set forth in Article XVI.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units and (b) when modifying Partners or Record Holders, apportioned among all Partners or Record Holders, as the case may be, in accordance with their relative Percentage Interests.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or with respect to the first fiscal quarter of the Partnership after the Merger Closing Date or the final fiscal quarter prior to the termination of the Partnership, the portion of such fiscal quarter after the Merger Closing Date or prior to the date of termination, as applicable.

“Record Date” means the date established by the General Partner in its sole discretion for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer. The Record Date for distributions on any Preferred Units is as set forth in Article XVI.

“Record Holder” means the Person in whose name a Partnership Interest is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.8.

“Securities Act” means the U.S. Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Special Director Approval” means approval by a majority of the Independent Directors.

“Special LP Approval” means approval by the vote of the holders of a majority of the voting power of Outstanding Voting Units (excluding Voting Units owned by the Partnership, the General Partner and Persons they control).

“SP II” means Steel Partners II, L.P., a Delaware limited partnership.

“SP II Master Fund” means Steel Partners II Master Fund L.P., a Cayman Islands limited partnership.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (or interests entitling the holder to receive more than 50% of the profits and losses of such partnership) (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person or (d) any other Person the financial information of which is consolidated by such Person for financial reporting purposes under U.S. GAAP.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Trading Day” has the meaning assigned to such term in Section 15.1(a).

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units, the Preferred Units or any other Partnership Securities that may hereinafter be issued; provided that if no Transfer Agent is specifically appointed for any other Partnership Securities, the General Partner shall act in such capacity.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units and Preferred Units but shall not include (i) a General Partner Interest or (ii) Non-Voting Interests.

“Unitholders” means the holders of Units.

“U.S. GAAP” means U.S. generally accepted accounting principles consistently applied or any successor accounting principles that shall be generally applicable to the Partnership or its Subsidiaries.

“Voting Unit” means a Common Unit and any other Partnership Interest that is designated as a “Voting Unit” from time to time.

“WebFinancial” means WebFinancial Corporation, a Delaware corporation.

“WebFinancial Investor” means a Person who was a shareholder of WebFinancial immediately prior to the Merger (other than any Person with respect to whose shares of WebFinancial common stock appraisal rights have been (i) properly perfected (and not withdrawn) pursuant to Section 262 of the DGCL or (ii) otherwise granted by the Partnership).

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

SECTION 1.2. Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

SECTION 2.1. Formation.

The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Limited Partnership Act. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Limited Partnership Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

SECTION 2.2. Name.

The name of the Partnership shall be “Steel Partners Holdings L.P.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner in its sole discretion, including the name of the General Partner. The words “Limited Partnership,” “LP,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time by filing an amendment to the Certificate of Limited Partnership (and upon any such filing this Agreement shall be deemed automatically amended to change the name of the Partnership) and shall notify the Limited Partners of such change in the regular communication to the Limited Partners next following such filing.

SECTION 2.3. Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the General Partner by filing an amendment to the Certificate of Limited Partnership (and upon any such filing this Agreement shall be deemed automatically amended to change the registered office and the registered agent of the Partnership), the registered office of the Partnership in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is The Corporation Trust Company. The principal office of the Partnership is located at 590 Madison Avenue, 32nd Floor, New York, NY 10022 or such other place as the General Partner in its sole discretion may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner is 590 Madison Avenue, 32nd Floor, New York, NY 10022 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

SECTION 2.4. Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) act as a diversified holding company and engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner in its sole discretion and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Limited Partnership Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to the Partnership or any Limited Partner or Record Holder to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

SECTION 2.5. Powers.

The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

SECTION 2.6. Power of Attorney.

(a) Each Limited Partner and Record Holder hereby constitutes and appoints the General Partner and, if a Liquidator (other than the General Partner) shall have been selected pursuant to Section 12.3, the Liquidator, severally (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized managers and officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement authorized in accordance with the terms of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and termination of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, this Agreement; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.5; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger or consolidation or similar certificate) relating to a merger, consolidation, combination or conversion of the Partnership pursuant to Article XIV; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) to effectuate the terms or intent of this Agreement; provided that when required by Section 13.3 or any other provision of this Agreement that establishes a certain percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of such percentage of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, shall not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Record Holder and the transfer of all or any portion of such Limited Partner’s or Record Holder’s Partnership Interest and shall extend to such Limited Partner’s or Record Holder’s heirs, successors, assigns, transferees and personal representatives. Each such Limited Partner or Record Holder hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Record Holder, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner and Record Holder shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

SECTION 2.7. Term.

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Limited Partnership Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Limited Partnership Act.

SECTION 2.8. Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates, or with Special Director Approval, one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the sole and exclusive use and benefit of the Partnership in accordance with the provisions of this Agreement; provided however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner in its sole discretion determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided further that prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

SECTION 2.9. Certain Undertakings Relating to the Separateness of the Partnership.

(a) Separateness Generally. The Partnership shall conduct its business and operations separate and apart from those of any other Person (other than the General Partner) in accordance with this Section 2.9.

(b) Separate Records. The Partnership shall maintain (i) its books and records, (ii) its accounts, and (iii) its financial statements separate from those of any other Person except its consolidated Subsidiaries.

(c) No Effect. Failure by the General Partner or the Partnership to comply with any of the obligations set forth above shall not affect the status of the Partnership as a separate legal entity, with its separate assets and separate liabilities.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

SECTION 3.1. Limitation of Liability.

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Limited Partnership Act.

SECTION 3.2. Management of Business.

No Limited Partner, in its capacity as such, shall by virtue of its rights, powers or authority under this Agreement, be deemed to participate in the operation, management or control (within the meaning of the Delaware Limited Partnership Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any Limited Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner, any Limited Partner or any of their respective Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Limited Partnership Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

SECTION 3.3. Outside Activities of the Limited Partners.

Any Limited Partner, directly or indirectly, through Affiliates or otherwise, shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement or otherwise in any business ventures, direct or indirect, of any kind or character, of any Limited Partner, its Affiliates or otherwise.

SECTION 3.4. Rights of Limited Partners.

(a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Sections 3.4(b) and (c), each Limited Partner shall have the right, upon written demand, and for not later than five days following such demand, at such Limited Partner’s expense:

(i) promptly after its becoming available, to obtain a copy of the Partnership’s U.S. federal, state and local income tax returns for each year; and

(ii) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed.

(b) Notwithstanding the foregoing, no Limited Partner shall be entitled to obtain a list of the names or addresses of the Limited Partners; provided, however, that if a Limited Partner has made or intends to make or is considering making a proxy solicitation in connection with a meeting of the Limited Partners or action by written consent, or otherwise desires to communicate with Limited Partners, then upon the written request by any Limited Partner or Record Holder of Units entitled to vote at the meeting or to execute a written consent, and upon the execution of a customary confidentiality agreement, and for the limited purpose set forth therein, the General Partner shall either (i) provide the requesting Limited Partner or Record Holder with a list of the names and addresses of the Limited Partners or (ii) mail the requesting Limited Partner’s or Record Holder’s materials to the Limited Partners in connection with such meeting of the Limited Partners or action by written consent.

(c) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole discretion, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

SECTION 3.5. Non-Voting Interests of BHC Partners.

(a) Any Limited Partner Interest held for its own account by a BHC Partner that is determined at the time of admission of such BHC Partner to be in excess of 4.99% (or such lesser or greater percentage as may be permitted under Section 4(c)(6) of the BHCA or other applicable law) of the total Limited Partner Interests, excluding, for purposes of calculating this percentage, portions of any other Limited Partner Interests that are non-voting interests pursuant to this Section 3.5 (collectively, the “Non-Voting Interests”), shall be a Non-Voting Interest (whether or not subsequently transferred in whole or in part to any other Person except as provided in Section 3.5(d)). Upon the admission of any additional Limited Partner to the Partnership or any reduction of the total Limited Partner Interests (whether as a result of repurchases of Limited Partner Interests by the Partnership or otherwise), recalculation of the Limited Partner Interests held by all BHC Partners shall be made, and only that portion of the total Limited Partner Interests held by each BHC Partner (which shall include, solely for the purpose of calculating the total Limited Partner Interest of such BHC Partner, any Limited Partner Interest other than a Non-Voting Interest previously transferred by such BHC Partner to a Person who was a Limited Partner at the time of transfer) that is determined as of the date of such admission or reduction to be in excess of 4.99% (or such lesser or greater percentage as may be permitted under Section 4(c)(6) of the BHCA or other applicable law) of the total Limited Partner Interests, excluding Non-Voting Interests as of such date, shall be a Non-Voting Interest. Non-Voting Interests shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement.

(b) For purposes of this Agreement, the term “BHC Partner” shall mean any Limited Partner that is a bank holding company or a financial holding company, as defined in the BHCA or a non-bank subsidiary of such holding company and that receives its Limited Partner Interest as a distribution by SP II Master Fund or any of its Affiliates following the Exchange. For the avoidance of doubt, the term “BHC Partner” shall not include any Limited Partner that does not receive its Limited Partner Interest as a distribution by SP II Master Fund or any of its Affiliates following the Exchange, regardless of whether it is a bank holding company or a financial holding company under the BHCA.

(c) Upon the request of any BHC Partner owning any Non-Voting Interests, the Partnership shall issue to such BHC Partner one or more certificates evidencing such Non-Voting Interests with such restrictive legends, including legends regarding the voting restrictions of the Non-Voting Interests, as the General Partner shall determine in its sole discretion.

(d) A Non-Voting Interest shall cease to be a Non-Voting Interest and shall be entitled to the full voting and approval rights of Common Units or Preferred Units, as applicable, in the event that such Non-Voting Interest is transferred: (i) to the public in an offering registered under the Securities Act; (ii) in a transaction pursuant to Rule 144 or Rule 144A under the Securities Act in which no person acquires more than 2% of the Partnership’s total Limited Partner Interests; or (iii) in a single transaction to a third party who acquires at least a majority of the Partnership’s total Limited Partner Interests without regard to the transfer of any Non-Voting Interests.

(e) Except as provided in this Section 3.5 and elsewhere in this Agreement, a Limited Partner Interest evidenced by a Non-Voting Interest shall be identical in all regards to a Limited Partner Interest evidenced by Common Units or Preferred Units, as applicable.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS

SECTION 4.1. Certificates.

Upon the Partnership’s issuance of Common Units or Preferred Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Common Units or Preferred Units, as applicable, being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Interest and (b) upon the request of any Person owning any Partnership Securities other than Common Units pr Preferred Units, the Partnership shall issue to such Person one or more certificates evidencing such Partnership Securities other than Common Units or Preferred Units. Certificates shall be executed on behalf of the Partnership by the General Partner (and by any appropriate officer of the General Partner on behalf of the General Partner).

No Certificate evidencing Common Units or Preferred Units shall be valid for any purpose until it has been countersigned by the Transfer Agent, which the Partnership shall cause to occur as promptly as possible; provided however that if the General Partner elects to issue Common Units or Preferred Units in global form, the Certificates evidencing Common Units or Preferred Units, as applicable, shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Certificates evidencing Common Units or Preferred Units, as applicable, have been duly registered in accordance with the directions of the Partnership.

SECTION 4.2. Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate evidencing Units is surrendered to the Transfer Agent or any mutilated Certificate evidencing other Partnership Securities is surrendered to the General Partner, the appropriate officers of the General Partner on behalf of the General Partner on behalf of the Partnership shall execute, and, if applicable, the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the General Partner on behalf of the Partnership shall execute and deliver, and, if applicable, the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner, in its sole discretion, may direct to indemnify the Partnership, the Partners, the General Partner and, if applicable, the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner.

If a Record Holder fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Record Holder shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent or counsel to the Partnership, if applicable) reasonably connected therewith.

SECTION 4.3. Record Holders.

The Partnership shall be entitled to recognize the Record Holder as the owner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Partnership Interest.

SECTION 4.4. Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person who becomes the General Partner, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage (but does not include any indirect transfers, such as due to a transfer of any interest in a Limited Partner).

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV and, if applicable, Section 5.4(d) or Section 2(a)(ix) of the Incentive Unit Agreement. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV and, if applicable, Section 5.4(d) or Section 2(a)(ix) of the Incentive Unit Agreement shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the General Partner of any or all of the issued and outstanding limited liability company or other interests in the General Partner.

SECTION 4.5. Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and Preferred Units and transfers of such Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units and Preferred Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b) The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any series of Limited Partner Interests, the provisions of any statement of designations or amendment to this Agreement establishing such series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partnership Interests shall be freely transferable. Partnership Interests may also be subject to any transfer restrictions contained in any employee related policies or equity benefit plans, programs or practices adopted on behalf of the Partnership pursuant to Section 7.4(e) and under which such interests were issued.

SECTION 4.6. Transfer of the General Partner’s General Partner Interest.

(a) Subject to Section 4.6(c) below, the Partnership shall not transfer all or any part of its interests in the General Partner, and the General Partner shall not transfer all or any part of its General Partner Interest to a Person (other than the Partnership or a Subsidiary of the Partnership) unless such transfer (i) has been approved by the prior written consent or vote of Limited Partners holding at least 66 2⁄3% of the voting power of the Outstanding Voting Units (including Voting Units held by the General Partner or its Affiliates), (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) subject to Special Director Approval, another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into another Person (other than an individual) or the transfer by the General Partner of all, but not less than all, of its General Partner Interest to another Person (other than an individual) or (iii) the transfer by Steel Partners II GP LLC of the General Partnership Interest to Steel Partners Holdings GP LLC, a Delaware limited liability company and wholly-owned subsidiary of the Partnership pursuant to the terms of the Exchange Agreement. Notwithstanding anything herein to the contrary, the Limited Partnership Interests issued to the General Partner pursuant to Section 5.1(d), shall be freely transferable by Steel Partners II GP LLC to any successor General Partner.

(b) Subject to Section 4.6(c) below, in the event the Management Agreement is terminated, the General Partner may transfer all or any part of its General Partner Interest without Unitholder approval.

(c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement and (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of such General Partner Interest, and the business of the Partnership shall continue without dissolution.

SECTION 4.7. Restrictions on Transfers.

(a) Except as provided in Section 4.7(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed), or (iv) cause the Partnership to be subjected to the provisions of the U.S. Investment Company Act of 1940, as amended.

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of (i) the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) the Partnership being subjected to the provisions of the U.S. Investment Company Act of 1940, as amended. The General Partner may impose such restrictions by amending this Agreement; provided however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must have, prior to such amendment being effected, Special LP Approval.

(c) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

(d) Each Certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form or such other form as the General Partner shall determine in its sole discretion:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF STEEL PARTNERS HOLDINGS L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF STEEL PARTNERS HOLDINGS L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, C) CAUSE STEEL PARTNERS HOLDINGS L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED), OR (D) CAUSE STEEL PARTNERS HOLDINGS L.P. TO BE SUBJECTED TO THE PROVISIONS OF THE U.S. INVESTMENT COMPANY ACT OF 1940, AS AMENDED. STEEL PARTNERS HOLDINGS GP INC., THE GENERAL PARTNER OF STEEL PARTNERS HOLDINGS L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF STEEL PARTNERS HOLDINGS L.P. BECOMING TAXABLE AS A

CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES OR CAUSING STEEL PARTNERS HOLDINGS L.P. TO BE SUBJECTED TO THE PROVISIONS OF THE U.S. INVESTMENT COMPANY ACT OF 1940, AS AMENDED. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS TRADED.

SECTION 4.8. Redemption of Partnership Interests of Certain Limited Partners.

(a) If at any time the General Partner shall obtain an Opinion of Counsel to the effect that the ownership by a Limited Partner of a Limited Partner Interest would cause the Partnership or the General Partner to be in violation of, or to the effect that such Limited Partner is in violation of, the U.S. Bank Secrecy Act, the U.S. Money Laundering Act of 1986, the U.S. International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the USA Patriot Act, or any other law or regulation to which the Partnership, the General Partner, or such Limited Partner’s investment in the Partnership may be subject from time to time, or, if at any time the General Partner, in its sole discretion, determines that the ownership by a Limited Partner that is an ERISA Limited Partner would create a substantial likelihood that the assets of the Partnership would be deemed to be “plan assets” for purposes of ERISA or the Code, or, if at any time the General Partner, in its sole discretion, determines that the ownership by a Limited Partner would create a substantial likelihood that the Partnership would become subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, or if at any time a Limited Partner fails to furnish information requested within the 30-day period specified in Section 4.8(b), the General Partner, in its sole discretion, may cause the Partnership to redeem the Limited Partner Interest of such Limited Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at its last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon the redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificates evidencing such Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid as determined by the

General Partner in its sole discretion, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest annually at the midterm applicable federal rate for the month of the redemption as defined in Section 1274(d) of the Code and payable in five equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) The Limited Partner or its duly authorized representative shall be entitled to receive the payment for Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of the Certificates, evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) Each Limited Partner shall, upon written request from the General Partner, promptly furnish to the General Partner such information as the General Partner may reasonably request from time to time in order to make a determination pursuant to this Section 4.8, but in no event later than 30 days after such request.

(c) The provisions of this Section 4.8 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person.

SECTION 4.9. Protection of Tax Benefits.

(a) The following capitalized terms have the following meanings when used in this Section 4.9 with initial capital letters (and any references to any portions of Treas. Reg. § 1.382-2T shall include any successor provisions):

(i) “Agent” has the meaning set forth in Section 4.9(e).

(ii) “Effective Date” means the date this Agreement is amended and restated to include this Section 4.9.

(iii) “Excess Security” means any Partnership Instrument that, in whole or in part and/or together with one or more other Partnership Instruments, gives rise to or is otherwise the subject of (or, but for the application of this Section 4.9, would give rise to or otherwise would be the subject of) a Prohibited Transfer. If a Partnership Instrument becomes an Excess Security, in whole or in part, as a result of a Person’s Percentage Subsidiary Ownership in a Subsidiary, such Partnership Instrument shall remain and continue to be treated as an Excess Security, without regard to any concurrent or subsequent reduction in such Person’s Percentage Subsidiary Ownership of the Subsidiary.

(iv) “Expiration Date” means the earliest of (A) the close of business on the date that is the day after the third anniversary of the Effective Date, (B) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Section 4.9 is no longer necessary or desirable for the preservation of any Tax Benefits, (C) the close of business on the first day of a taxable year of the Partnership as to which the Board of Directors determines that no Tax Benefits may be carried forward or (D) such date as the Board of Directors shall fix in accordance with Section 4.9(m).

(v) “Ownership Limit” means, as determined with respect to a Person from time to time, (A) in the case of a Subsidiary, 4.25 percent of all interests that are treated as a direct or indirect ownership interest pursuant to Treas. Regs. § 1.382-2T(f)(8) or (15) and (B) in the case of SPH Corporation, 4.25 percent, or, if and for so long as such Person has any Percentage Subsidiary Ownership (as determined from time to time) in any Subsidiary, such lesser percentage such that, after taking into account such Person’s Percentage Subsidiary Ownership of any Subsidiary, such Person would not be a Prohibited Subsidiary Owner with respect to any Subsidiary.

(vi) “Partnership Instrument” means each of (A) any Limited Partner Interest and (B) any warrant, right, or option (including, but not limited to, any option within the meaning Treas. Reg. § 1.382-2T(h)(4)(v) or Treas. Reg. § 1.382-4(d)(9)) to purchase a Limited Partner Interest.

(vii) “Percentage Ownership” means, as determined with respect to SPH Corporation from time to time, the Stock Ownership of any Person in SPH Corporation, as determined to yield the maximum percentage under Section 382 of the Code and Treasury Regulations issued thereunder (including, but not limited to, Treas. Regs. § 1.382-2T(g), (h), (j) and (k) and Treas. Reg. § 1.382-4) and any other applicable administrative or judicial authority, all as may be amended from time to time.

(viii) “Percentage Subsidiary Ownership” means, as determined with respect to any Subsidiary from time to time, the Stock Ownership of any Person in the Subsidiary, as determined to yield the maximum percentage under Section 382 of the Code and Treasury Regulations issued thereunder (including, but not limited to, Treas. Regs. § 1.382-2T(g), (h), (j) and (k) and Treas. Reg. § 1.382-4) and any other applicable administrative or judicial authority, all as may be amended from time to time.

(ix) “Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust, any group of any of the foregoing having a formal or informal understanding among themselves to make a “coordinated acquisition” of Partnership Instruments, Stock of a Subsidiary or Stock of SPH Corporation within the meaning of Treas. Reg. § 1.382-3(a)(1) or who are otherwise treated as an “entity” within the meaning of Treas. Reg. § 1.382-3(a)(1), and any successor (by merger or otherwise) of any such entity or group.

(x) “Prohibited Distributions” means any and all distributions paid by the Partnership pursuant to Section 6.3 of this Agreement with respect to any Excess Securities received by a Purported Transferee.

(xi) “Prohibited Owner” means, in the case of SPH Corporation, a Person that, as a result of any Transfer, is or, but for the application of this Section 4.9, would be a “5-percent shareholder” of SPH Corporation pursuant to Treas. Reg. § 1.382-2T(g). For purposes of applying the preceding sentence to a Person, Treas. Reg. § 1.382-2T(g) shall be applied by replacing “5-percent” and “five percent” with the Ownership Limit applicable to SPH Corporation in the case of such Person.

(xii) “Prohibited Subsidiary Owner” means, in the case of any Subsidiary, a Person that is or, but for the application of this Section 4.9, would be a “5-percent shareholder” of the Subsidiary pursuant to Treas. Reg. § 1.382-2T(g). For purposes of applying the preceding sentence to a Person, Treas. Reg. § 1.382-2T(g) shall be applied by replacing “5-percent” and “five percent” with the Ownership Limit applicable to the Subsidiary in the case of such Person.

(xiii) “Prohibited Transfer” means any Transfer or purported Transfer of Partnership Instruments to the extent that such Transfer is or would be prohibited and/or void under this Section 4.9.

(xiv) “Public Group” has the meaning set forth in Treas. Reg. § 1.382-2T(f)(13).

(xv) “Purported Transferee” has the meaning set forth in Section 4.9(d).

(xvi) “Remedial Holder” has the meaning set forth in Section 4.9(g).

(xvii) “SPH Corporation” means the Partnership treated as if it were a corporation solely for purposes of Section 382 of the administration of this Section 4.9.

(xviii) “Stock” and/or “Ownership Interest” means (A) in the case of any Subsidiary, any interest that would be treated as “stock” of a Subsidiary pursuant to Treas. Reg. § 1.382-2T(f)(18) and any interest that would be treated as a direct or indirect ownership interest pursuant to Treas. Regs. § 1.382-2T(f)(8) or (15) and (B) in the case of SPH Corporation, any Partnership Instrument or other interest in the Partnership that would be treated as “stock” of SPH Corporation pursuant to Treas. Reg. § 1.382-2T(f)(18) and any interest that would be treated as a direct or indirect ownership interest pursuant to Treas. Regs. § 1.382-2T(f)(8) or (15) had such Partnership Instrument or other interest been originally issued by SPH Corporation.

(xix) “Stock Ownership” and “Ownership Interest” means any direct or indirect ownership of Stock of SPH Corporation or of any Subsidiary, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect and constructive ownership determined under the provisions of Section 382 of the Code and the Treasury Regulations thereunder, including, for the avoidance of doubt, any ownership whereby a Person owns Stock pursuant to a “coordinated acquisition” treated as a single “entity” as defined in Treas. Reg. § 1.382-3(a)(1), or such Stock is otherwise aggregated with Stock owned by such Person pursuant to the provisions of Section 382 of the Code and the Treasury Regulations thereunder.

(xx) “Subsidiary” means, as determined from time to time, a corporation or other entity taxable as a corporation for U.S. federal income tax purposes in which the Partnership has any Stock Ownership, regardless of whether such corporation or other entity has Tax Benefits.

(xxi) “Tax Benefits” means, as may be determined with respect to any Subsidiary from time to time, the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of such Subsidiary, within the meaning of Section 382 of the Code.

(xxii) “Transfer” means (A) whether direct or indirect, any transfer, sale, assignment, issuance, redemption, gift, bequest, pledge, lien, mortgage or other encumbrance or disposition (irrespective of whether any of the foregoing is effected voluntarily, by operation of law or otherwise, or whether inter vivos or upon death) of a Partnership Instrument (including, but not limited to, a Partnership Interest that is an Excess Security), or (B) any other event, occurrence, action or circumstance taken or caused by a Person (other than the Partnership or a Subsidiary) that alters the Percentage Ownership or Percentage Subsidiary Ownership of any Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treas. Reg. § 1.382-4(d)). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Partnership, nor shall a Transfer include the issuance of Partnership Instruments by the Partnership (unless such creation or grant of an option by the Partnership is treated as the issuance of an Ownership Interest pursuant to Treas. Reg. § 1.382-4(d)).

(xxiii) “Transferee” means any transferee in the Transfer of Partnership Instrument.

(xxiv) “Treasury Regulations” or “Treas. Reg.” means the regulations, including temporary regulations or any successor regulations, promulgated under the Code, as amended from time to time.

(b) From and after the Effective Date of this Section 4.9, any Transfer or attempted Transfer with respect to a Partnership Instrument prior to the Expiration Date and any Transfer or attempted Transfer with respect to a Partnership Instrument pursuant to an agreement entered into prior to the Expiration Date shall be prohibited and shall be void ab initio if and to the extent that, as a result of such Transfer or attempted Transfer (or any series of related Transfers or attempted Transfers), either (i) any Person would become a Prohibited Owner or (ii) the Percentage Ownership (as determined immediately prior to any such Transfer or attempted Transfer (or to the start of any series of related Transfers or attempted Transfers)) of any Prohibited Owner would be increased. The prior sentence is not intended to prevent Partnership Instruments from being DTC-eligible and shall not preclude the settlement of any transaction in Partnership Instruments entered into through the facilities of a national securities exchange; provided, however, that the Partnership Instruments and parties involved in such transaction shall remain subject to the provisions of this Section 4.9 in respect of such transaction.

(c) Notwithstanding anything to the contrary herein, the restrictions set forth in Section 4.9(b) shall not apply to an attempted Transfer that would otherwise be a Prohibited Transfer if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof.

As a condition to granting its approval pursuant to this Section 4.9(c), the Board of Directors may, in its discretion, require (at the expense of the transferor and/or Transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in a limitation on the use of any Tax Benefits as a result of the application of Section 382 of the Code; provided that the Board of Directors may grant such approval notwithstanding the effect of such approval on such Tax Benefits if it determines that the approval is in the best interests of the Partnership. The Board of Directors may grant its approval in whole or in part with respect to such Transfer and may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Partnership Instruments acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Section 4.9 through duly authorized officers or agents of the General Partner. Nothing in this Section 4.9(c) shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(d) No employee or agent of the Partnership shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized for any purpose as the owner of any Excess Security or as a Limited Partner of the Partnership for any purpose in respect of any Excess Security. The Purported Transferee shall not be entitled, with respect to any Excess Security, to any rights of a Limited Partner of the Partnership, including, without limitation, the right to vote such Excess Security and to receive allocations of Net Income or Net Loss pursuant to Section 6.2 or distributions pursuant to Section 6.3, whether liquidating or otherwise, in respect thereof, if any, and ownership of the Excess Security shall be deemed to remain with the transferor unless and until the Excess Security is transferred to the Agent pursuant to Section 4.9(e) or until an approval is obtained under Section 4.9(c). After a Partnership Instrument that is an Excess Security shall have been acquired in a Transfer that is not a Prohibited Transfer, the Partnership Instrument shall cease to be an Excess Security. For this purpose, any Transfer of an Excess Security not in accordance with the provisions of this Section 4.9(d) or Section 4.9(e) shall also be a Prohibited Transfer.

(e) If the Board of Directors determines that a transaction involving any Partnership Instrument constitutes a Prohibited Transfer (or would, but for the application of this Section 4.9 constitute a Prohibited Transfer), then, upon written demand by the Partnership, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of any and all Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Partnership, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Partnership Instruments or otherwise would adversely affect the value of the Partnership Instruments. If a Purported Transferee has resold any Excess Security before receiving the Partnership’s demand to surrender the Excess Security to the Agent, the Purported Transferee shall be deemed to have sold the Excess Security for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Partnership grants written permission to the Purported Transferee to retain a portion of such sale proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 4.9(f) if the Agent rather than the Purported Transferee had resold the Excess Security. Any Partnership Instrument purchased by the Partnership pursuant to this Section 4.9(e) shall no longer constitute an issued and Outstanding Limited Partner Interest, unless and until such Partnership Instrument is reissued by the Partnership.

(f) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount (or fair market value) shall be determined at the discretion of the Board of Directors; and (iii) third, any remaining amounts shall be paid to one or more organizations selected by the Board of Directors which is described under Section 501(c)(3) of the Code (or any comparable successor provision) and contributions to which are eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such Excess Securities shall be limited to the amount payable to the Purported Transferee pursuant to this Section 4.9(f). In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 4.9(f) inure to the benefit of the Partnership or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.

(g) In the event of any Transfer that does not involve a Transfer of a Partnership Instrument within the meaning of Delaware law but that would cause a Person to violate this Section 4.9 (including, but not limited to, the acquisition of Stock of any Subsidiary or any other transaction that increases the Percentage Ownership or Percentage Subsidiary Ownership of any Person), the application of Section 4.9(e) and Section 4.9(f) shall be modified as described in this Section 4.9(g). In such case, such Person (such Person, together with any other Person whose Stock Ownership is attributed to such Person, a “Remedial Holder”) shall be deemed to have disposed (simultaneously with the Transfer giving rise to the application of this Section 4.9(g)) of and shall be required to dispose of sufficient Partnership Instruments (which Partnership Instruments shall be disposed of in the inverse order in which they were acquired) to cause such Person, following such disposition, not to be in violation of this Section 4.9 and such Partnership Instruments shall be treated as Excess Securities. Any Partnership Instrument treated as an

Excess Security under this Section 4.9(g) shall be disposed of through the Agent as provided in Section 4.9(e) and Section 4.9(f), except that the maximum aggregate amount payable to a Remedial Holder in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. A Remedial Holder shall not be entitled, with respect to any such Excess Security, to any rights of a Limited Partner, including, without limitation, the right to vote such Excess Security and to receive allocations of Net Income or Net Loss pursuant to Section 6.2 or distributions pursuant to Section 6.3, whether liquidating or otherwise, in respect thereof, if any, following the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Security shall be paid out of any amounts due such Person or such other Person. The purpose of this Section 4.9(g) is to extend the restrictions in Section 4.9(b) and Section 4.9(e) to situations in which a Prohibited Transaction would have otherwise occurred if there had been a direct Transfer of Partnership Instruments, and this Section 4.9(g), along with the other provisions of this Section 4.9, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Partnership Instruments.

(h) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Partnership makes a written demand pursuant to Section 4.9(e), then the Partnership may take such actions as it deems appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 4.9(h) shall (i) be deemed inconsistent with any Transfer of the Excess Securities provided in this Section 4.9 being void ab initio, (ii) preclude the Partnership in its discretion from immediately bringing legal proceedings without a prior demand or (iii) cause any failure of the Partnership to act to constitute a waiver or loss of any right of the Partnership under this Section 4.9. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Section 4.9.

(i) To the fullest extent permitted by law, any Limited Partner subject to the provisions of this Section 4.9 who knowingly violates the provisions of this Section 4.9 and any Persons controlling, controlled by or under common control with such Limited Partner shall be jointly and severally liable to the Partnership for, and shall indemnify and hold the Partnership harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, a Subsidiary’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

(j) In addition to any other condition that may be imposed under this Agreement with respect to the validity, effectiveness, registration and/or recognition of the ownership of or a Transfer (other than a Prohibited Transfer) with respect to any Partnership Instrument (including, but not limited to, the right to exercise any voting or other right under or receive distributions with respect to any Partnership Instrument), the Partnership may require each Limited Partner, any proposed Transferee of a Partnership Instrument, any Person who is a beneficial, legal or record holder of a Partnership Instrument and any Person controlling, controlled by or under common control with any of the foregoing, to provide information relating to the direct or indirect ownership interest of any Partnership Instrument, compliance with this Section 4.9 and/or the status of the Tax Benefits of any Subsidiary. The Partnership may make such arrangements or issue such instructions to its transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Section 4.9, including, without limitation, authorizing such transfer agent to require an affidavit from a proposed Transferee regarding such Person’s actual and constructive ownership of Partnership Instruments and other evidence that a Transfer will not be prohibited by this Section 4.9 as a condition to registering any transfer.

(k) The Board of Directors may require that any certificates issued by the Partnership evidencing ownership of Limited Partner Interests that are subject to the restrictions on transfer and ownership contained in this Section 4.9 bear the following legend:

“THE SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF STEEL PARTNERS HOLDINGS L.P. (THE “AGREEMENT”) CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE AGREEMENT) OF LIMITED PARTNER INTERESTS (AS DEFINED IN THE AGREEMENT) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE GENERAL PARTNER OF STEEL PARTNERS HOLDINGS L.P. (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OWNERSHIP OF STOCK (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) OF A CORPORATION (AS DEFINED IN THE AGREEMENT) THAT IS TREATED AS OWNED BY A PROHIBITED OWNER (AS DEFINED IN THE AGREEMENT). IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE LIMITED PARTNER INTEREST WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE AGREEMENT) TO STEEL PARTNERS HOLDINGS L.P.’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE LIMITED PARTNER INTERESTS OF STEEL PARTNERS HOLDINGS L.P. BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE LIMITED PARTNER INTERESTS THAT VIOLATE THE TRANSFER RESTRICTIONS WILL BE REQUIRED TO TRANSFER SUFFICIENT LIMITED PARTNER INTERESTS PURSUANT TO THE TERMS PROVIDED FOR IN THE AGREEMENT TO CAUSE THE PROHIBITED OWNER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. STEEL PARTNERS HOLDINGS L.P. WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE AGREEMENT CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS UPON WRITTEN REQUEST TO STEEL PARTNERS HOLDINGS L.P. AT ITS PRINCIPAL PLACE OF BUSINESS.”

The Board of Directors may also require that any certificates issued by the Partnership evidencing ownership of Partnership Instruments that are subject to conditions imposed by the Board of Directors under Section 4.9(c) also bear a conspicuous legend referencing the applicable restrictions.

(l) The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Section 4.9, including, without limitation, (i) the identification of Prohibited Owners, (ii) whether a Transfer is or would constitute a Prohibited Transfer, (iii) the Percentage Ownership in SPH Corporation or another Subsidiary of any Prohibited Owner, (iv) whether an instrument constitutes a Partnership Instrument, (v) the amount (or fair market value) due to a Purported Transferee pursuant to Section 4.9(f), (vi) any other matters which the Board of Directors determines to be relevant, and (vii) the determination of the Ownership Limit of a Person or group of Persons; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Section 4.9. In addition, the Board of Directors may, to the extent permitted by law, from time to time amend, modify, or supplement this Agreement in a manner not inconsistent with the provisions of this Section 4.9 for purposes of determining whether any Transfer of Partnership Instruments would jeopardize or endanger a Subsidiary’s ability to preserve and use any Tax Benefits and for the orderly application, administration and implementation of this Section 4.9.

(m) Nothing contained in this Section 4.9 shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to enable a Subsidiary, the Partnership and the Limited Partners to preserve any Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) accelerate the Expiration Date, (ii) modify the Ownership Limit or any Person covered by this Section 4.9, (iii) modify the definitions of any terms set forth in this Section 4.9 or (iv) modify the terms of this Section 4.9 as appropriate, in each case, in order to prevent an ownership change with respect to SPH Corporation or any other Subsidiary for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Limited Partners of shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the General Partner shall deem appropriate.

(n) In the case of an ambiguity in the application of any of the provisions of this Section 4.9, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Section 4.9 requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 4.9. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Partnership, the Agent, and all other parties for all other purposes of this Section 4.9. The Board of Directors may delegate all or any portion of its duties and powers under this Section 4.9 to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Section 4.9 through duly authorized officers or agents of the General Partner. Nothing in this Section 4.9 shall be construed to limit or restrict the Board of Directors in its exercise of its fiduciary duties under applicable law.

(o) To the fullest extent permitted by law, the Partnership, the General Partner and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the officers or agents of the Partnership and the General Partner and the Partnership’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Section 4.9. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Partnership Instruments owned by, any Limited Partner, the Partnership is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Partnership Instruments.

(p) Nothing in this Section 4.9 shall be construed to give to any Person other than the Partnership or the Agent any legal or equitable right, remedy or claim under this Section 4.9. This Section 4.9 shall be for the sole and exclusive benefit of the Partnership and the Agent.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

SECTION 5.1. Organizational Contributions and Issuances of Common Units.

(a) In connection with the formation of the Partnership under the Delaware Limited Partnership Act, the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $100.00 for a 100% Limited Partner Interest in the Partnership and has been admitted as a Limited Partner of the Partnership. On the Merger Closing Date, the Capital Contribution of the Organizational Limited Partner was returned, without interest, the Organizational Limited Partner withdrew from the Partnership, and the Organizational Limited Partner, as such, ceased to have any further rights, claims or interests as a Partner in and to the Partnership.

(b) On the Merger Closing Date, in connection with the closing of the Merger, each WebFinancial Investor was issued one (1) regular Common Unit for each share of common stock of WebFinancial owned by such WebFinancial Investor. The aggregate number of regular Common Units issued to WebFinancial Investors in connection with the closing of the Merger was 2,183,366.

(c) On the Exchange Closing Date, in connection with the closing of the Exchange, SP II Master Fund contributed to the Partnership its 100% limited partnership interest in SP II and in exchange, SP II Master Fund initially received 61,056,571 regular Common Units, of which 59,186,007 regular Common Units are subject to adjustments pursuant to the Exchange Agreement.

(d) On the Exchange Closing Date, the General Partner made a Capital Contribution to the Partnership in the amount of $10,000.00 and was issued 497 regular Common Units in its capacity as a Limited Partner in consideration for such Capital Contribution.

(e) No Limited Partner shall be obligated to make any additional Capital Contributions to the Partnership.

SECTION 5.2. Contributions by the General Partner and its Affiliates.

The General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

SECTION 5.3. Interest and Withdrawal.

No interest on Capital Contributions shall be paid by the Partnership. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Limited Partnership Act.

SECTION 5.4. Establishment of Class B Common Units

(a) Pursuant to Section 5.5, the General Partner hereby designates and creates a class of Units to be designated as “Class B Common Units” and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class B Common Units as set forth in this Section 5.4 and elsewhere in this Agreement. The General Partner shall be authorized to issue one or more series of Class B Common Units and the terms of this Section 5.4 shall govern each series of Class B Common Units. The reference in this Agreement to Class B Common Units shall include each series of Class B Common Units.

(b) Except as otherwise provided in this Agreement, each Class B Common Unit shall be identical to a regular Common Unit, and the holder of a Class B Common Unit shall have the rights of a holder of a regular Common Unit with respect to, without limitation, Partnership distributions and allocations of income, gain, loss or deductions.

(c) Each series of Class B Common Units held by a holder shall automatically convert into regular Common Units (with no further action required by such holder) when the amount of the Capital Account allocable to each Class B Common Unit within a series of Class B Common Units held by such holder is equal to the amount of the Capital Account allocable to each regular Common Unit (“Capital Account Alignment”), determined by treating such Class B Common Unit and regular Common Unit as separate partnership interests for U.S. federal income tax purposes. The General Partner shall promptly notify each holder of Class B Common Units at such time that Capital Account Alignment has been achieved by such holder for such Class B Common Units.

(d) Prior to their conversion into regular Common Units, Class B Common Units may only be transferred in private transactions that allow the Partnership to track the transfer of such Class B Common Units. The holder of Class B Common Units shall notify the General Partner prior to any transfer of Class B Common Units.

(e) Without limiting the application of Section 6.2(b), the Partnership shall promote Capital Account Alignment through the special allocation of unrealized gains existing at the time of certain “mark-to-market events” to the holders of Class B Common Units and the holders of Class C Common Units. If Class B Common Units and/or Class C Common Units have not converted into regular Common Units prior to the liquidation of the Partnership, the Partnership shall also allocate specially items of gross taxable income and gain derived in connection with such liquidation to the holders of Class B Common Units and Class C Common Units until Capital Account Alignment has been achieved. For the avoidance of doubt, no unrealized loss or Net Loss shall be allocated with respect to a Class B Common Unit or a Class C Common Unit prior to the conversion of such Class B Common Unit or Class C Common Units into a regular Common Unit.

(f) If Capital Account Alignment is not reached at such time the Partnership makes liquidating distributions to its Partners, notwithstanding Section 12.4(c), a holder of Class B Common Units or Class C Common Units shall not be entitled to receive liquidating distributions in excess of the amount of its Capital Account allocable to such Common Units.

SECTION 5.5. Issuances of Additional Partnership Securities.

(a) The Partnership may, with the approval of the Board of Directors, issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine in its sole discretion, all without the approval of any Limited Partners, including pursuant to Section 7.4(e), except as may be required by Article XVI; provided, however, that any issuance of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities to the General Partner, the Manager or any of their respective Affiliates (other than issuances to the Independent Directors) shall be subject to Section 7.9. Pursuant to the authority granted to the Partnership under this paragraph, the Partnership has issued the Incentive Units, a portion of which may be classified as Class C Common Units from time to time, as described in Section 2 of the Incentive Unit Agreement.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.5(a) or Section 7.4(e) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the Board of Directors, including (i) the right to share in the Partnership’s Net Income and Net Loss or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Security (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of the holder of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Partnership Interest.

(c) The General Partner is hereby authorized to take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.5 or Section 7.4(e), including the admission of additional Limited Partners in connection therewith and any related amendment of this Agreement, (ii) each issuance of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities pursuant to any incentive plan or program (iii) all additional issuances of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities. The General Partner shall determine, in its sole discretion, the relative rights, powers and duties of the holders of the Units or other Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities being so issued; provided, however, that the terms of any Partnership Interest to be issued to the General Partner, the Manager or any of their respective Affiliates (other than Partnership Interests to be issued to Independent Directors) shall be subject to Special Director Approval. The General Partner is authorized to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities, including compliance with any statute, rule, regulation or guideline of any governmental agency or any National Securities Exchange on which the Units or other Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities are listed for trading.

SECTION 5.6. Preemptive Rights.

No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created.

SECTION 5.7. Splits and Combinations.

(a) Subject to Section 5.7(d), the General Partner may cause the Partnership to make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

(b) Whenever such a distribution, subdivision or combination of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding or outstanding options, rights, warrants or appreciation rights relating to Partnership Securities, the Partnership shall require, as a condition to the delivery to a Record Holder of any such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not be required to issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.7(d), the General Partner in its sole discretion may determine that each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

SECTION 5.8. Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-607 or 17-804 of the Delaware Limited Partnership Act or this Agreement.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

SECTION 6.1. Maintenance of Capital Accounts.

There shall be established for each Partner on the books of the Partnership as of the date such Partner becomes a Partner a capital account (each being a “Capital Account”). Each Capital Contribution by any Partner, if any, shall be credited to the Capital Account of such Partner on the date such Capital Contribution is made to the Partnership. In addition, each Partner’s Capital Account shall be (a) credited with (i) such Partner’s allocable share of Net Income of the Partnership and any item of income or gain (including unrealized gain to the extent allowable) that is specially allocated for Section 704(b) book purposes to such Partner pursuant to Section 5.4(e) or Section 6.2(b), and (ii) the amount of any Partnership liabilities that are assumed by the Partner or secured by any Partnership property distributed to the Partner, (b) debited with (i) the amount of distributions (and deemed distributions) to such Partner of cash or the fair market value of other property so distributed, (ii) such Partner’s allocable share of Net Loss of the Partnership and any item of deduction or loss (including unrealized loss to the extent allowable) that is specially allocated for Section 704(b) book purposes to such Partner pursuant to Section 6.2(b), and (iii) the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by the Partner to the Partnership and (c) otherwise maintained in accordance with the provisions of the Code and the United States Treasury Regulations promulgated thereunder. Any other item which is required to be reflected in a Partner’s Capital Account under Section 704(b) of the Code and the United States Treasury Regulations promulgated thereunder or otherwise under this Agreement shall be so reflected. The General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership. Interest shall not be payable on Capital Account balances. Notwithstanding anything to the contrary contained in this Agreement, the General Partner shall maintain the Capital Accounts of the Partners in accordance with the principles and requirements set forth in Section 704(b) of the Code and the United States Treasury Regulations promulgated thereunder, provided, however, for purposes of this Agreement, (i) each holder of a series of Class B Common Units that is also a holder of regular Common Units, another series of Class B Common and/or a series of Class C Common Units and (ii) each holder of a series of Class C Common Units that is also a holder of regular Common Units, another series of Class C Common Units and/or a series of Class B Common Units shall, in each case under clause (i) or clause (ii), be deemed to have a separate Capital Account for each series of Class B Common Units, for each series of Class C Common Units and for the regular Common Units held by such holder. The Capital Account balance of a Partner with respect to each Preferred Unit held by such Partner shall equal the Liquidation Preference per Preferred Unit as of the date such Preferred Unit is initially issued and shall be increased as set forth in Article XVI.

SECTION 6.2. Allocations.

(a) Except as otherwise provided in Section 5.4(e), Section 6.2(b) or Article XVI, Net Income, Net Loss and all items of income, gain, loss and deduction taken into account in computing Net Income or Net Loss shall be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Limited Partners that hold Common Units as of the opening of the National Securities Exchange on which the regular Common Units are listed or admitted to trading on the first Business Day of each month, which allocations shall be made Pro Rata in accordance with the Partners’ respective Percentage Interests with respect to such Partner’s Common Units; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Limited Partners with respect to such Partner’s Common Units as of the opening of the National Securities Exchange on which the regular Common Units are listed or admitted to trading on the first Business Day of the month in which such income, gain, deduction or loss is recognized for federal income tax purposes, which allocations shall be made Pro Rata in accordance with the Partners’ respective Percentage Interests with respect to such Partner’s Common Units. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder. Until the regular Common Units are traded on a National Securities Exchange, this section shall be applied on the basis of the Limited Partners identified in the Partnership’s register as of the first Business Day of each month.

(b) All items of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners for U.S. federal, state and local income tax purposes consistent with the manner in which the corresponding constituent items of Net Income or Net Loss were allocated among the Partners pursuant to this Agreement, except as may otherwise be provided herein or by the Code. Notwithstanding the foregoing, the General Partner in its sole discretion shall make such allocations for tax purposes as may be needed to ensure that allocations are in accordance with the interests of the Partners in the Partnership, within the meaning of the Code and United States Treasury Regulations. The General Partner shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its sole discretion. For the proper administration of the Partnership and for the preservation of uniformity of Partnership Interests (or any portion or class or classes thereof), the General Partner may (i) make special allocations of income, gain, loss or deduction, and, to the extent allowable, unrealized gain or unrealized loss, (ii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of United States Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of Partnership Interests (or any portion or class or classes thereof), and (iii) adopt and employ or modify such conventions and methods as the General Partner determines in its sole discretion to be appropriate for (A) the determination for tax purposes of items of income, gain, loss, deduction and credit and the allocation of such items among Partners and between transferors and transferees under this Agreement and pursuant to the Code and the United States Treasury Regulations promulgated thereunder, (B) the determination of the identities and tax classification of Partners, (C) the valuation of Partnership assets and the determination of tax basis, (D) the allocation of asset values and tax basis, (E) the adoption and maintenance of accounting methods and (F) taking into account differences between the Carrying Values of Partnership assets and such assets’ adjusted tax basis pursuant to Section 704(c) of the Code and the United States Treasury Regulations promulgated thereunder.

(c) In the event that a Partner partially or completely withdraws from the Partnership, the General Partner may, in its sole discretion, specially allocate items of Partnership gain or loss as applicable to the Partner’s Capital Account for tax purposes to reduce the amount, if any, by which the amount distributable upon the withdrawal differs from that Partner’s tax basis for its withdrawn interest in the Partnership.

(d) Allocations that would otherwise be made to a Partner under the provisions of this Article VI shall instead be made to the Beneficial Owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such Beneficial Owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner in its sole discretion.

SECTION 6.3. Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Subject to Article XVI, The General Partner, in its sole discretion, may authorize distributions in cash or in kind by the Partnership to the Partners, which distributions shall be made in accordance with Article XVI and, in respect of any series of Units, Pro Rata in accordance with the Partners’ respective Percentage Interests.

(b) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of cash to such Partners.

(c) Notwithstanding Section 6.3(a), in the event of the dissolution of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(e) Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to a Partner or a Record Holder if such distribution would violate the Delaware Limited Partnership Act or other applicable law.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

SECTION 7.1. Management.

(a) The General Partner shall conduct and direct all activities of the Partnership and shall manage the affairs of the Partnership for the benefit of all Partners. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3 and the other express terms of this Agreement and of applicable law, shall have full power and authority to do all things and on such terms as it determines, in its sole discretion, to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including without limitation the following subject, however, to any prior approval that may be required by the terms of this Agreement:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons; the repayment or guarantee of obligations of any Group Member and the making of capital contributions to any Group Member;

(v) the delegation of any of its duties hereunder to manage the operations and assets of the Partnership to the Manager pursuant to the Management Agreement, or any other Person, whether or not an Affiliate of the General Partner or the Partnership, and in furtherance of such delegation, to appoint, employ or contract with any such Person as the General Partner may, in its sole discretion, deem necessary or desirable and to fix such Person’s compensation, provided, however, that except as specifically provided in the Management Agreement, all of the Partnership’s major policy, management and investment decisions shall be made by the General Partner, and if any such delegation is made to an Affiliate (including the Manager), such delegation shall be made on an arm’s length basis;

(vi) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vii) the distribution of Partnership cash;

(viii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary,” “treasurer” or any other titles the General Partner in its sole discretion may determine) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(ix) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(x) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Partnership’s Subsidiaries from time to time) subject to the restrictions set forth in Section 2.4;

(xi) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xii) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xiii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

(xiv) the purchase, sale or other acquisition or disposition of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities, including, but not limited to, buybacks of Partnership Securities through private transactions, open market purchases or tender offers in accordance with the Exchange Act or otherwise;

(xv) the undertaking of any action in connection with the Partnership’s participation in the management of the Partnership Group through its directors, officers or employees or the Partnership’s direct or indirect ownership of the Group Members; and

(xvi) the causing to be registered for resale under the Securities Act and applicable state or non-U.S. securities laws, any securities of, or any securities convertible or exchangeable into securities of, the Partnership held by any Person, including the General Partner or any Affiliate of the General Partner.

(b) In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. The General Partner and the Partnership shall not have any liability to a Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions so long as the General Partner has acted pursuant to its authority under this Agreement.

(c) Notwithstanding any other provision of this Agreement, the Delaware Limited Partnership Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Management Agreement, the Incentive Unit Agreement, the Exchange Agreement and all agreements, notices, consent forms and other documents or instruments in connection with, or contemplated by, the Merger and the Exchange; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

SECTION 7.2. Certificate of Limited Partnership.

The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Limited Partnership Act and the General Partner has caused an Amendment to the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Limited Partnership Act for purposes of stating the name and address of the General Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

In the event that the General Partner determines the Partnership should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the Partnership as a partnership for U.S. federal (and applicable state) income tax purposes, the Partnership and each Partner shall agree to adjustments required by the tax authorities, and the Partnership shall pay such amounts as required by the tax authorities, to preserve the status of the Partnership as a partnership.

SECTION 7.3. Restrictions on General Partner’s Authority.

Except as provided in Articles XII and XIV, the General Partner may not, directly or indirectly (through any other entity or person, by derivative, lease license, joint venture or otherwise), sell, exchange or otherwise dispose of all or any substantial part of the Partnership Group’s assets, taken as a whole, in a single transaction or a series of related transactions without Special LP Approval; provided however that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group (including for the benefit of Persons other than members of the Partnership Group, including Affiliates of the General Partner) and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without Special LP Approval, the General Partner shall not, on behalf of the Partnership, except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

SECTION 7.4. Expenses; Reimbursement of the General Partner; Management Fees and Expenses.

(a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as general partner or managing member of any Group Member.

(b) The Partnership shall bear all of its costs and expenses and all costs and expenses of the General Partner incurred in connection with acting in its capacity as General Partner and the performance of its duties as the General Partner, including all director fees and expenses, all accounting and administrative expenses, all insurance costs and all indemnification obligations.

(c) The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine, in its sole discretion, for all direct and indirect expenses it incurs or payments it makes for itself in connection with acting in its capacity as General Partner and the performance of its duties as the General Partner, and all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(d) The Partnership shall be responsible for, and shall pay in a timely manner, all fees payable by it to the Manager in accordance with the terms and subject to the conditions of the Management Agreement, and the Partnership shall reimburse the Manager for all costs and expenses provided for in the Management Agreement.

(e) The General Partner may, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), propose and adopt on behalf of the Partnership Group equity benefit plans, programs and practices (including plans, programs and practices involving the issuance of or reservation of issuance of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue or to reserve for issuance Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities in connection with, or pursuant to, any such equity benefit plan, program or practice or any equity benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates in respect of services performed directly or indirectly for the benefit of the Partnership Group; provided, however, that the adoption of any equity benefit plans, programs and practices for the benefit of the General Partner, the Manager or any of their respective Affiliates and any issuance of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities to the General Partner, the Manager or any of their respective Affiliates (other than the adoption of an incentive plan or program solely for the benefit of Independent Directors and any issuances of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities pursuant thereto) shall be subject to Section 7.9. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities that the General Partner or such Affiliates are obligated to provide pursuant to any equity benefit plans, programs or practices maintained or sponsored by them in accordance with the preceding sentence. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Sections 7.4(b) and (c). Any and all obligations of the General Partner under any equity benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.4(e) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

SECTION 7.5. Outside Activities.

(a) The General Partner, for so long as it is a General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of one or more Group Members or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member; provided, however, that the General Partner shall be permitted to continue to undertake any existing activities as of the date hereof.

(b) Except as specifically restricted by Section 7.5(a), each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise to any Group Member or any Partner or Record Holder. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any Indemnitee.

(c) Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the General Partner’s or any other Indemnitee’s duties or any other obligation of any type whatsoever of the General Partner or any other Indemnitee for the Indemnitee (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of any Group Member, (iii) the Indemnitees (other than the General Partner) shall have no obligation to present business opportunities to any Group Member.

(d) The General Partner and any of its Affiliates may acquire Units or other Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities and, except as otherwise expressly provided in this Agreement, shall be entitled to exercise all rights of a General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities.

SECTION 7.6. Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

(a) The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine, in each case on terms that are fair and reasonable to the Partnership; provided however that the requirements of this Section 7.6(a) conclusively shall be deemed satisfied and not a breach of any duty hereunder or existing at law, in equity or otherwise as to any transaction (i) approved by Special Director Approval, (ii) the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) that is fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership).

(b) Any Group Member (including the Partnership) may lend or contribute to any other Group Member, and any Group Member may borrow from any other Group Member (including the Partnership), funds on terms and conditions determined by the General Partner. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

(c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided however that the requirements of this Section 7.6(c) conclusively shall be deemed satisfied and not a breach of any duty hereunder or existing at law, in equity or otherwise as to any transaction (i) approved by Special Director Approval, (ii) the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) that is fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership). The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

(d) The Partnership may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

(e) The General Partner or any of its Affiliates may sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, pursuant to transactions that are fair and reasonable to the Partnership; provided however that the requirements of this Section 7.6(e) conclusively shall be deemed to be satisfied and not a breach of any duty hereunder or existing at law, in equity or otherwise as to (i) the transactions effected pursuant to Section 5.1, (ii) any transaction approved by Special Director Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that is fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership). With respect to any contribution of assets to the Partnership in exchange for Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities, the Board of Directors, in determining whether the appropriate number of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Board of Directors deems relevant under the circumstances.

(f) The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

SECTION 7.7. Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee whether arising from acts or omissions to act occurring before or after the date of this Agreement; provided that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it ultimately shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Voting Units entitled to vote on such matter, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the Partnership and its Subsidiaries, the General Partner, its Affiliates, the Indemnitees and such other Persons as the General Partner shall determine in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, (i) the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and (iii) any action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification. In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j) If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 7.7 is not paid in full within thirty (30) days after a written claim therefor by any Indemnitee has been received by the Partnership, such Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees. In any such action the Partnership shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

(k) This Section 7.7 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Indemnitees.

SECTION 7.8. Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable to the Partnership, the Limited Partners or any other Persons who have acquired interests in the Partnership Securities, for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an Indemnitee, or for any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

SECTION 7.9. Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the Manager or any of its Affiliates, on the one hand, and the Partnership, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, or any agreement contemplated herein or therein, or of any duty hereunder or existing at law, in equity or otherwise, if the resolution or course of action in respect of such conflict of interest is (i) approved by the majority of disinterested directors of the Board of Directors or by a conflicts committee established by the Board of Directors, (ii) has Special LP Approval, (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Director Approval or Special LP Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Director Approval or Special LP Approval. Failure to seek Special Director Approval or Special LP Approval shall not be deemed to indicate that a conflict of interest exists or that Special Director Approval or Special LP Approval could not have been obtained. If Special Director Approval or Special LP Approval is not sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by or on behalf of any Limited Partner, the Partnership or any other Person bound by this Agreement challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, and without limitation of Section 7.6, the existence of the conflicts of interest described in or contemplated by this Agreement, the Management Agreement, the Incentive Unit Agreement, the Exchange Agreement and all agreements, documents and instruments related to the Merger or the Exchange are hereby approved, and all such conflicts of interest are waived, by all Partners and shall not constitute a breach of this Agreement.

(b) Notwithstanding anything to the contrary in Section 7.9(a) or any other provision of this Agreement, approval by the majority of disinterested directors of the Board of Directors or by a conflicts committee established by the Board of Directors shall be required for any pursuit by any Director, the General Partner, the Manager or any of their respective Affiliates, of any corporate opportunity of the Partnership.

(c) Whenever in this Agreement or any other agreement contemplated hereby or otherwise the General Partner, in its capacity as the general partner of the Partnership, is permitted to or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner, or such Affiliates causing it to do so, may make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”) unless another express standard is provided for, and shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the Partners, and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby, under the Delaware Limited Partnership Act or under any other law, rule or regulation or in equity. Whenever in this Agreement or any other agreement contemplated hereby or otherwise the General Partner is permitted to or required to make a decision in its “good faith” then for purposes of this Agreement, the General Partner, or any of its Affiliates that cause it to make any such decision, shall be conclusively presumed to be acting in good faith if such Person or Persons subjectively believe(s) that the decision made or not made is in the best interests of the Partnership.

(d) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as a general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation, whatsoever to the Partnership, any Limited Partner, any Record Holder or any other Person bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Limited Partnership Act or any other law, rule or regulation or at equity.

(e) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

(f) The Limited Partners, hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

SECTION 7.10. Other Matters Concerning the General Partner.

(a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers or any duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner hereunder.

SECTION 7.11. Purchase or Sale of Partnership Securities.

The General Partner may cause the Partnership or any other Group Member to purchase or otherwise acquire Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities. The General Partner or any of its Affiliates may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities for their own account, subject to the provisions of Articles IV and X.

SECTION 7.12. Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

SECTION 8.1. Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership or any other place designated by the General Partner in its sole discretion appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

SECTION 8.2. Fiscal Year.

The fiscal year of the Partnership (each, a “Fiscal Year”) shall be a year ending December 31. The General Partner in its sole discretion may change the Fiscal Year of the Partnership at any time and from time to time in each case as may be required or permitted under the Code or applicable United States Treasury Regulations and shall notify the Limited Partners of such change in the regular communication to the Limited Partners next following such change.

SECTION 8.3. Reports.

(a) As soon as practicable, but in no event later than 120 days after the close of each Fiscal Year, the General Partner shall cause to be made available to each Record Holder of a Unit as of a date selected by the General Partner in its sole discretion, an annual report containing financial statements of the Partnership for such Fiscal Year, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner in its sole discretion.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each Fiscal Year, the General Partner shall cause to be made available to each Record Holder of a Unit, as of a date selected by the General Partner in its sole discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

(c) The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

ARTICLE IX

TAX MATTERS

SECTION 9.1. Tax Returns and Information.

As soon as reasonably practicable after the end of each Fiscal Year, the Partnership shall send to each Partner a copy of United States Internal Revenue Service Schedule K-1, and any comparable statements required by applicable U.S. state or local income tax law, with respect to such Fiscal Year. The Partnership also shall provide the Partners with such other information as may be reasonably requested for purposes of allowing the Partners to prepare and file their own U.S. federal, state and local tax returns. Each Partner shall be required to report for all tax purposes consistently with such information provided by the Partnership. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

SECTION 9.2. Tax Elections.

The General Partner shall determine whether to make or refrain from making the election provided for in Section 754 of the Code, and any and all other elections permitted by the tax laws of the United States, the several states and other relevant jurisdictions, in its sole discretion.

SECTION 9.3. Tax Controversies.

Subject to the provisions hereof, the General Partner shall designate from time to time a Partner to serve as the Tax Matters Partner (as defined in the Code) to represent, at the General Partner’s direction, the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the General Partner and the Tax Matters Partner to conduct such proceedings.

SECTION 9.4. Withholding.

The General Partner may treat taxes paid by the Partnership on behalf of all or less than all of the Partners either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership or any other Group Member to comply with any withholding requirements established under the Code or any other U.S. federal, state, local or non-U.S. law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation of income or from a distribution to any Partner (including, without limitation, by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Article XVI, as applicable, in the amount of such withholding from such Partner.

SECTION 9.5. Election to be Treated as a Corporation.

Notwithstanding anything to the contrary contained herein, if the General Partner determines in its sole discretion that it is no longer in the best interests of the Partnership to continue as a partnership for U.S. federal income tax purposes, the General Partner may elect to treat the Partnership as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes or to cause the Partnership to transfer its assets, subject to its liabilities, to a corporation in exchange for stock of the corporation and to transfer such stock to its Partners pursuant to the liquidation of the Partnership.

ARTICLE X

ADMISSION OF PARTNERS

SECTION 10.1. Admission of Initial Limited Partner.

Upon the issuance by the Partnership of regular Common Units to the Organizational Limited Partner as described in Section 5.1, the General Partner admitted such Person to the Partnership as the Initial Limited Partner in respect of the regular Common Units issued to it.

SECTION 10.2. Admission of Additional Limited Partners.

(a) By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 10.2 or the issuance of any Limited Partner Interests in accordance with Section 5.1 in connection with the Merger or the Exchange or in accordance with any other provision hereof (including in a merger, consolidation or other business combination pursuant to Article XIV), each transferee or other recipient of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer or issuance is reflected in the books and records of the Partnership, with or without execution of this Agreement (which the Partnership shall cause to occur not later than five days following submission of such transfer to the Transfer Agent), (ii) shall become bound by the terms of, and shall be deemed to have agreed to be bound by, this Agreement, (iii) shall become the Record Holder of the Limited Partner Interests so transferred or issued, (iv) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement, (v) grants the powers of attorney set forth in this Agreement and (vi) makes the consents, acknowledgments and waivers contained in this Agreement. The transfer of any Limited Partner Interests and/or the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Record Holder without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest.

(b) The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(c) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.2(a).

SECTION 10.3. Admission of Successor General Partner.

A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Sections 11.1 or 11.2 or the transfer of such General Partner’s General Partner Interest pursuant to Section 4.6; provided however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the Partnership without dissolution.

SECTION 10.4. Amendment of Agreement and Certificate of Limited Partnership to Reflect the Admission of Partners.

To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary under the Delaware Limited Partnership Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

SECTION 11.1. Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code, or any successor statute; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code, or any successor statute, is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal has Special LP Approval and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such); or (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the Limited Partners holding a majority of the voting power of Outstanding Voting Units, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to, and shall, continue the business of the Partnership and, to the extent applicable, the other Group Members without dissolution. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with and subject to Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

SECTION 11.2. Removal of the General Partner.

The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2⁄3% of the voting power of the Outstanding Voting Units (including Voting Units held by the General Partner and its Affiliates). Any such action by such Unitholders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the voting power of Outstanding Voting Units (including Voting Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to, and shall, continue the business of the Partnership and the other Group Members without dissolution. The right of the Unitholders to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

SECTION 11.3. Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) the withdrawal of a General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) the removal of the General Partner by the Unitholders under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Sections 11.1 or 11.2, the Departing General Partner shall have the option exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner to require its successor to purchase (x) its General Partner Interest and (y) its general partner interest (or equivalent interest), if any, in the other Group Members ((x) and (y) collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to purchase the Combined Interest of the Departing General Partner for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (excluding any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of a Departing General Partner’s Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter, the cost of such independent expert shall be the responsibility of the Partnership. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

(b) If the Combined Interest of the Departing General Partner is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into regular Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), the cost of such independent expert shall be the responsibility of the Partnership.

Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to regular Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly-issued regular Common Units.

SECTION 11.4. Withdrawal of Limited Partners.

No Limited Partner shall have any right to withdraw from the Partnership; provided however that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

SECTION 12.1. Dissolution.

The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Sections 10.3, 11.1, 11.2 or 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, :

(a) upon an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

(b) upon an election to dissolve the Partnership by the Board of Directors that is approved by a majority of the Directors after December 31, 2011 or such earlier date with the consent of the Manager;

(c) upon an election to dissolve the Partnership by the General Partner that is approved by the Unitholders holding 66 2⁄3% of the voting power of Outstanding Voting Units (including Voting Units held by the General Partner and its Affiliates);

(d) upon the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Limited Partnership Act; or

(e) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Limited Partnership Act.

SECTION 12.2. Continuation of the Business of the Partnership After Event of Withdrawal.

Upon an Event of Withdrawal caused by (a) the withdrawal or removal of the General Partner as provided in Sections 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Sections 11.1 or 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Sections 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the Unitholders holding a majority of the voting power of Outstanding Voting Units may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as the successor General Partner a Person approved by the Unitholders holding a majority of the voting power of Outstanding Voting Units. Unless such an election is made within the applicable time period as set forth above, the Partnership shall dissolve and conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided that the right of the Unitholders holding a majority of the voting power of Outstanding Voting Units to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel (x) that the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor any successor limited partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not so treated or taxed).

SECTION 12.3. Liquidator.

Upon dissolution of the Partnership, unless the Partnership is continued pursuant to Section 12.2, the General Partner shall select in its sole discretion one or more Persons (which may be the General Partner or any of its Affiliates) to act as Liquidator. If other than the General Partner, the Liquidator (1) shall be entitled to receive such compensation for its services as may be approved by Unitholders holding at least a majority of the voting power of the Outstanding Voting Units voting as a single class (including Voting Units held by the General Partner and its Affiliates), (2) shall agree not to resign at any time without 15 days’ prior notice and (3) may be removed at any time, with or without cause, by notice of removal approved by Unitholders holding at least a majority of the voting power of the Outstanding Voting Units voting as a single class (including Voting Units held by the General Partner and its Affiliates). Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the voting power of the Outstanding Voting Units voting as a single class (including Voting Units held by the General Partner and its Affiliates). The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

SECTION 12.4. Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Limited Partnership Act and the following:

(a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment.

(c) Liquidation Distributions. All property (valued at fair market value, as determined by the General Partner) and all cash in excess of that amount required to discharge liabilities as provided in Section 12.4(b) shall, subject to Article XVI, be distributed to the Partners in accordance with their respective Percentage Interests as of a Record Date selected by the Liquidator, except as provide in Section 5.4(f) and in Section 2(a)(viii) of the Incentive Unit Agreement.

SECTION 12.5. Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

SECTION 12.6. Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

SECTION 12.7. Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

SECTION 12.8. Capital Account Restoration.

No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

SECTION 13.1. Amendments to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner, any Unitholder or any other Person, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines in its sole discretion to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or other jurisdiction or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d) a change that the General Partner determines in its sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation;

(e) a change that the General Partner determines (i) does not adversely affect the Limited Partners considered as a whole (including any particular class of Partnership Interests as compared to other classes of Partnership Interests, treating the Common Units as a separate class for this purpose) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any U.S. federal or state or non-U.S. agency or judicial authority or contained in any U.S. federal or state or non-U.S. statute (including the Delaware Limited Partnership Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.7 or (iv) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(f) a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership including, if the General Partner shall so determine in its sole discretion, a change in the definition of “Quarter” and, subject to Article XVI, the dates on which distributions are to be made by the Partnership;

(g) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from having a material risk of being in any manner subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(h) an amendment that the General Partner determines is necessary for the General Partner to elect to treat the Partnership as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes, if the General Partner determines in its sole discretion that it is no longer in the best interests of the Partnership to continue as a partnership for U.S. federal income tax purposes.

(i) an amendment that the General Partner determines in its sole discretion to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Securities or options, rights, warrants or appreciation rights relating to Partnership Securities pursuant to Section 5.5;

(j) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(k) an amendment that the General Partner determines in its sole discretion to be necessary or appropriate in order to consummate any of the transactions contemplated by the Exchange Agreement;

(l) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(m) an amendment that the General Partner determines in its sole discretion to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Sections 2.4 or 7.1(a);

(n) a merger, conversion or conveyance pursuant to Section 14.3(d), including any amendment permitted pursuant to Section 14.5; or

(o) any other amendments substantially similar to the foregoing.

SECTION 13.2. Amendment Procedures.

Except as provided in Sections 5.4, 13.1, 13.3 and 14.5 and Article XVI, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the Unitholders holding a majority of the voting power of the Outstanding Voting Units (including Voting Units held by the General Partner and its Affiliates), unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of the voting power of Outstanding Voting Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of the voting power of Outstanding Voting Units or call a meeting of the Unitholders to consider and vote on such proposed amendment, in each case in accordance with the other provisions of this Article XIII and Article XVI. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

SECTION 13.3. Amendment Requirements.

(a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that requires the vote or consent of Unitholders holding, or holders of, a percentage of the voting power of Outstanding Voting Units (including Voting Units deemed owned by the General Partner and its Affiliates) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of Unitholders or holders of Outstanding Voting Units (including Voting Units held by the General Partner and its Affiliates) whose aggregate Outstanding Voting Units constitute not less than the voting or consent requirement sought to be reduced.

(b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the General Partner or any of its Affiliates without the General Partner’s consent, which consent may be given or withheld in its sole discretion, or (iii) result in the Partnership, or the General Partner or its directors, officers, trustees or agents having a material risk of being in any manner subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor.

(c) Except as provided in Sections 13.1 and 14.3 and Article XVI, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests (treating the Common Units as a separate class for this purpose) must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected (including Partnership Interests held by the General Partner and its Affiliates).

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of Unitholders holding at least 90% of the voting power of the Outstanding Voting Units (including Voting Units held by the General Partner and its Affiliates) unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under the Delaware Limited Partnership Act.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the Unitholders holding of at least 90% of the voting power of the Outstanding Voting Units (including Voting Units held by the General Partner and its Affiliates).

SECTION 13.4. Meetings.

(a) All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII.

(b) Special meetings of the Limited Partners may be called by the General Partner, in its sole discretion, or by Limited Partners holding 50.1% or more of the Common Units or as otherwise provided in Article XVI. The General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner in its sole discretion on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Limited Partnership Act or the law of any other state in which the Partnership is qualified to do business.

(c) (i) An annual meeting of the Limited Partners holding Units for the election of Directors to the Board of Directors and such other matters as the General Partner shall submit to a vote of the Limited Partners holding Units shall be held in June of each year beginning in 2010 at such other date and time as may be fixed from time to time by the General Partner at such place within or without the State of Delaware as may be fixed from time to time by the General Partner and all as stated in the notice of the meeting. Notice of the annual meeting shall be given in accordance with Section 13.5 not less than 10 days nor more than 60 days prior to the date of such meeting.

(ii) The Limited Partners holding Units shall vote together as a single class for the election of Directors to the Board of Directors. The Limited Partners entitled to vote shall elect by a plurality of the votes cast at such meeting persons to serve on the Board of Directors who are nominated in accordance with the provisions of this Section 13.4(c). The exercise by a Limited Partner of the right to elect the Directors and any other rights afforded to such Limited Partner under this Section 13.4(c) shall be in such Limited Partner’s capacity as a limited partner of the Partnership and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such Limited Partner’s limited liability under the Delaware Limited Partnership Act or the law of any other state in which the Partnership is qualified to do business.

(iii) The initial number of Directors that shall constitute the whole Board of Directors shall be seven (7) and the Board of Directors shall consist of not less than five (5) and not more than nine (9) Directors. The Board of Directors shall consist of at least a majority of Independent Directors and the Manager shall have two (2) representatives serving as directors. Subject to this Section 13.4(c)(iii), the number of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors, provided that no decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director. The Board of Directors shall appoint from among its members an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each to be composed solely of Independent Directors, and such other committees as the Board of Directors may deem appropriate or as may be required by any National Securities Exchange on which the Common Units are listed for trading, to serve at the pleasure of the Board of Directors.

(iv) Each Director shall hold office for a one-year term and until such Director’s successor shall have been duly elected and qualified, or until such Director’s earlier death, resignation or removal. Any vacancy on the Board of Directors (including, without limitation, any vacancy caused by an increase in the number of Directors on the Board of Directors) other than a vacancy created by the removal of a Director by the Limited Partners pursuant to the succeeding sentence, may only be filled by a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director. A Director may be removed, at any time, but only for cause, upon the affirmative vote of the Limited Partners holding of a majority of the voting power of the Outstanding Limited Partner Interests and any vacancy on the Board of Directors created by such removal shall be filled by a vote of the Limited Partners at a meeting of the Limited Partners or by written consent in accordance with Section 13.11.

(v) (A) (1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the Limited Partners may be made at an annual meeting of the Limited Partners only (a) pursuant to the General Partner’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board of Directors or any committee thereof or (c) by any Limited Partner who was a Record Holder at the time the notice provided for in this Section 13.4(c)(v) is delivered to the General Partner, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 13.4(c)(v).

(2) For any nominations or other business to be properly brought before an annual meeting by a Limited Partner pursuant to clause (c) of paragraph (A)(1) of this Section 13.4(c)(v), the Limited Partner must have given timely notice thereof in writing to the General Partner. To be timely, a Limited Partner’s notice shall be delivered to the General Partner not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the Limited Partner must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Partnership or the General Partner). For purposes of the 2010 annual meeting, the first anniversary of the preceding year’s annual meeting shall be deemed to be June 30, 2009. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Limited Partner’s notice as described above. Such Limited Partner’s notice shall set forth: (a) as to each person whom the Limited Partner proposes to nominate for election as a Director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person and a brief description of the person’s business experience during the past five years, including any other public company directorships, (iii) the class or series and number of any Partnership Securities which are beneficially owned by such person, (iv) a brief description of any arrangement or understanding with any other Person (including the identity of such other Person) by which such person was selected for nomination as a Director and (v) such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; (b) as to any other business that the Limited Partner proposes to bring before the meeting, a description of such business, the reasons for proposing such business at the meeting and any material interest in such business of such Limited Partner and any of its Affiliates or Associates, individually or in the aggregate, including any anticipated benefit to the Limited Partner and any of its Affiliates or Associates therefrom; and (c) as to the Limited Partner giving the notice and the Beneficial Owner, if any, on whose behalf the nomination is made (i) the name and address of such Limited Partner, as they appear on the Partnership’s books and records, and of such Beneficial Owner, (ii) the class or series and number of Units which are owned beneficially and of record by such Limited Partner and such Beneficial Owner, and (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among such Limited Partner and such Beneficial Owner, any of their respective Affiliates or Associates, and any others acting in concert with any of the foregoing. The Board of Directors or any committee thereof may require any proposed nominee to furnish such other information as the Board of Directors or such committee may reasonably require to determine the eligibility of such proposed nominee to serve as a Director of the General Partner.

(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 13.4(c)(v) to the contrary, in the event that the number of Directors to be elected to the Board of Directors is increased effective at the annual meeting and there is no public announcement by the Partnership or the General Partner naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Limited Partner’s notice required by this Section 13.4(c)(v) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the General Partner not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Partnership or the General Partner.

(B) Nominations of persons for election to the Board of Directors may be made at a special meeting of Limited Partners at which Directors are to be elected pursuant to the General Partner’s notice of meeting (1) by or at the direction of the Board of Directors or any committee thereof or (2) provided that the Board of Directors or the Limited Partners pursuant to Section 13.4(a) has determined that Directors shall be elected at such meeting, by any Limited Partner who is a Record Holder at the time the notice provided for in this Section 13.4(c)(v) is delivered to the General Partner, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 13.4(c)(v). In the event the General Partner calls a special meeting of Limited Partners for the purpose of electing one or more Directors to the Board of Directors, any such Limited Partner entitled to vote in such election of Directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the General Partner’s notice of meeting, if the Limited Partner’s notice required by paragraph (A)(2) of this Section 13.4(c)(v) shall be delivered to the General Partner not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Limited Partner’s notice as described above.

(C) (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 13.4(c)(v) shall be eligible to be elected at an annual or special meeting of Limited Partners to serve as Directors. Except as otherwise provided by law, the chairman designated by the General Partner pursuant to Section 13.10 shall have the power and duty (a) to determine whether a nomination was made in accordance with the procedures set forth in this Section 13.4(c)(v) (including whether the Limited Partner or Beneficial Owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Limited Partner’s nominee in compliance with such Limited Partner’s representation as required by clause (A)(2)(b)(vi) of this Section 13.4(c)(v)) and (b) if any proposed nomination was not made in compliance with this Section 13.4(c)(v), to declare that such nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 13.4(c)(v), unless otherwise required by law, if the Limited Partner (or a qualified representative of the Limited Partner) does not appear at the annual or special meeting of Limited

Partners to present a nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the General Partner or the Partnership. For purposes of this Section 13.4(c)(v), to be considered a qualified representative of the Limited Partner, a person must be a duly authorized officer, manager or partner of such Limited Partner or must be authorized by a writing executed by such Limited Partner or an electronic transmission delivered by such Limited Partner to act for such Limited Partner as proxy at the meeting of Limited Partners and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Limited Partners.

(2) For purposes of this Section 13.4(c)(v), “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Partnership or the General Partner with the Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 13.4(c)(v), a Limited Partner shall also comply with all applicable requirements of the Securities Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 13.4(c)(v); provided however, that any references in this Agreement to the Securities Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations pursuant to this Section 13.4(c)(v) (including paragraphs A(1)(c) and B hereof), and compliance with paragraphs A(1)(c) and B of this Section 13.4(c)(v) shall be the exclusive means for a Limited Partner to make nominations.

(vi) Notwithstanding anything to the contrary in this Section 13.4(c) or elsewhere in this Agreement, the Board of Directors may not adopt a “poison pill” or unitholder or other similar rights plan with respect to the Partnership without Special Director Approval and Special LP Approval.

(vii) Notwithstanding anything to the contrary in this Section 13.4(c) or elsewhere in this Agreement, the General Partner may not amend this Section 13.4(c) or any other provision of this Agreement to provide for a classified Board of Directors without Special Director Approval and Special LP Approval.

(viii) The Partnership and the General Partner shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 13.4(c), including, without limitation, amending the organizational documents of the General Partner such that at all times the organizational documents of the General Partner shall provide (i) that the Directors shall be elected in accordance with the terms of this Agreement, and (ii) terms consistent with this Section 13.4(c)

(ix) Except as provided in this Agreement or otherwise required by the Delaware Limited Partnership Act, each Director shall have the same fiduciary duties and obligations to the Partnership and the Limited Partners as a director of a corporation incorporated under the DGCL has to such corporation and its stockholders, as if such Directors of the Company were directors of a corporation incorporated under the DGCL.

SECTION 13.5. Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 17.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

SECTION 13.6. Record Date.

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day immediately preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

SECTION 13.7. Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

SECTION 13.8. Waiver of Notice; Approval of Meeting; Approval of Minutes.

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except (i) when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business at such meeting because the meeting is not lawfully called or convened, and (ii) that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

SECTION 13.9. Quorum.

Subject to Section 13.4 (b), the Limited Partners holding a majority of the voting power of the Outstanding Limited Partner Interests of the class or classes for which a meeting has been called (including Limited Partner Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by Limited Partners holding a greater percentage of the voting power of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent a majority of the voting power of the Outstanding Limited Partner Interests entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under this Agreement, in which case the act of the Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent at least such greater or different percentage of the voting power shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of the voting power of Outstanding Limited Partner Interests specified in this Agreement (including Outstanding Limited Partner Interests deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of Limited Partners holding at least a majority of the voting power of the Outstanding Limited Partner Interests entitled to vote at such meeting (including Outstanding Limited Partner Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

SECTION 13.10. Conduct of a Meeting.

The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem necessary or advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals, proxies and votes in writing.

SECTION 13.11. Action Without a Meeting.

Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the voting power of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests or a class thereof are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner in its sole discretion. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the requisite percentage of the voting power of Limited Partners or other holders of Outstanding Voting Units acting by written consent without a meeting.

SECTION 13.12. Voting and Other Rights.

(a) Only those Record Holders of Outstanding Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding” and the limitations set forth in Section 3.5) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests. Each Common Unit shall entitle the holder thereof to one vote for each Common Unit held of record by such holder as of the relevant Record Date.

(b) With respect to Limited Partner Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the Beneficial Owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

SECTION 13.13. Preferred Units.

Holders of Preferred Units shall have no voting, approval or consent rights under this Article XIII. Voting, approval and consent rights of holders of Preferred Units shall be solely as provided for and set forth in Article XVI.

ARTICLE XIV

MERGER

SECTION 14.1. Authority.

The Partnership may merge or consolidate or otherwise combine with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership or a limited liability limited partnership)), formed under the laws of the State of Delaware or any other domestic or foreign jurisdiction, pursuant to a written agreement of merger, consolidation or other business combination (“Merger Agreement”) in accordance with this Article XIV.

SECTION 14.2. Procedure for Merger, Consolidation or Other Business Combination.

Merger, consolidation or other business combination of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger, consolidation or other business combination, the General Partner shall approve the Merger Agreement, which shall set forth:

(a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge, consolidate or combine;

(b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger, consolidation or other business combination (the “Surviving Business Entity”);

(c) The terms and conditions of the proposed merger, consolidation or other business combination;

(d) The manner and basis of converting or exchanging the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be converted or exchanged solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive upon conversion of, or in exchange for, their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger, consolidation or other business combination;

(f) The effective time of the merger, consolidation or other business combination which may be the date of the filing of the certificate of merger or consolidation or similar certificate pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided that if the effective time of such transaction is to be later than the date of the filing of such certificate, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate and stated therein); and

(g) Such other provisions with respect to the proposed merger, consolidation or other business combination that the General Partner determines in its sole discretion to be necessary or appropriate.

SECTION 14.3. Approval by Limited Partners of Merger, Consolidation or Other Business Combination.

(a) Except as provided in Section 14.3(d) and subject to Article XVI, the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement and the merger, consolidation or other business combination contemplated thereby be submitted to a vote of holders of Voting Units, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Section 14.3(d), the Merger Agreement and the merger, consolidation or other business combination contemplated thereby shall be approved upon receiving the affirmative vote or consent of the holders of a majority of the voting power of Outstanding Voting Units (including Voting Units held by the General Partner and its Affiliates).

(c) Except as provided in Section 14.3(d), after such approval by vote or consent of the holders of Voting Units, and at any time prior to the filing of the certificate of merger or consolidation or similar certificate pursuant to Section 14.4, the merger, consolidation or other business combination may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to (i) effect the Merger, the Exchange and all transactions contemplated by the Exchange Agreement and (ii) convert the Partnership or any Group Member into a new limited liability entity, including a corporation, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity, including a corporation and including a limited liability entity in a foreign jurisdiction, which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member; provided that, with respect to any conversion, merger or conveyance pursuant to clause (ii) above, (A) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner, (B) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity or the jurisdiction of organization of the Partnership into a new jurisdiction of organization, including any foreign jurisdiction or to cause the Partnership to be taxable as a corporation and (C) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

SECTION 14.4. Certificate of Merger or Consolidation.

Upon the required approval by the General Partner and the holders of Voting Units of a Merger Agreement and the merger, consolidation or business combination contemplated thereby, a certificate of merger or consolidation or similar certificate shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Limited Partnership Act.

SECTION 14.5. Amendment of Partnership Agreement.

Pursuant to Section 17-211(g) of the Delaware Limited Partnership Act, an agreement of merger, consolidation or other business combination approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for a limited partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger, consolidation or other business combination.

SECTION 14.6. Effect of Merger.

(a) At the effective time of the certificate of merger or consolidation or similar certificate:

(i) all of the rights, privileges and powers of each of the business entities that has merged, consolidated or otherwise combined, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger, consolidation or other business combination shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger, consolidation or other business combination;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) A merger, consolidation or other business combination effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

(c) Limited Partners shall not be entitled to dissenters’ rights of appraisal as a result of a merger, consolidation or other business combination effected pursuant to this Article.

SECTION 14.7. Preferred Units.

Notwithstanding anything to the contrary, the provisions of Section 14.3 are not applicable to Preferred Units or the holders of Preferred Units. Holders of Preferred Units shall have no voting, approval or consent rights under this Article XIV. Voting, approval and consent rights of holders of Preferred Units shall be solely as provided for and set forth in Article XVI.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

SECTION 15.1. Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time less than 10% of the total Limited Partner Interests of any class then Outstanding (other than Preferred Units) is held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current

Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interest of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner in its sole discretion, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner in its sole discretion; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a Business Day.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and circulated in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests (in the case of Limited Partner Interests evidenced by Certificates, upon surrender of Certificates representing such Limited Partner Interests) in exchange for payment at such office or offices of the Transfer Agent as the Transfer Agent may specify or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest (in the case of Limited Partner Interests evidenced by Certificates, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests) and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

(c) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the holders of such Limited Partner Interests shall be entitled to appraisal rights.

ARTICLE XVI

TERMS, RIGHTS, POWERS, PREFERENCES AND DUTIES OF PREFERRED UNITS

SECTION 16.1. Designation.

The Series A Preferred Units are hereby designated and created as a series of Preferred Units. Each Series A Preferred Unit shall be identical in all respects to every other Series A Preferred Unit. The Series A Preferred Units are not “Voting Units” for purposes of this Agreement. As of any date of determination, the Percentage Interest as to any Series A Holder in its capacity as such with respect to Series A Preferred Units shall be 0% as such term applies to all Limited Partners; provided, however, that when such term is used to only apply to Series A Holders, “Percentage Interest” shall mean, with respect to any holder of Series A Preferred Units in its capacity as such as of any date, the ratio (expressed as a percentage) of the number of Series A Preferred Units held by such holder on such date relative to the aggregate number of Series A Preferred Units then Outstanding as of such date.

SECTION 16.2. Definitions.

The following terms apply only to this Article XVI.

“Distribution Payment Date” means March 15, June 15, September 15 and December 15 of each year, commencing [            ], 2017.

“Distribution Period” means the period from and including a Distribution Payment Date to, but excluding, the next Distribution Payment Date, except that the initial Distribution Period commences on and includes [            ], 2017.

“Gross Ordinary Income” has the meaning set forth in Section 16.6.

“Junior Units” means Common Units and any other equity securities that the Partnership may issue in the future ranking, as to the payment of distributions, junior to the Series A Preferred Units.

“Nonpayment” has the meaning set forth in Section 16.7(a).

“Optional Redemption Amount” has the meaning set forth in Section 16.5(f).

“Optional Redemption Date” has the meaning set forth in Section 16.5(f).

“Parity Units” means any Partnership Securities, including Preferred Units, that the Partnership may authorize or issue, the terms of which provide that such securities shall rank equally with the Series A Preferred Units with respect to payment of distributions and distribution of assets upon a Dissolution Event.

“Person” means, with respect to Article XVI only, an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity including government or political subdivision or an agency or instrumentality thereof.

“Series A Distribution Rate” means 6.0%.

“Series A Holder” means a holder of Series A Preferred Units.

“Series A Liquidation Preference” means $25.00 per Series A Preferred Unit. The Series A Liquidation Preference shall be the “Liquidation Preference” with respect to the Series A Preferred Units.

“Series A Liquidation Value” means the sum of the Series A Liquidation Preference and accumulated and unpaid distributions, if any, to, but excluding, the date of the Dissolution Event on the Series A Preferred Units.

“Series A Preferred Unit” means a 6.0% Series A Preferred Unit having the designations, rights, powers and preferences set forth in Article XVI.

“Series A Record Date” means, with respect to any Distribution Payment Date, the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding the relevant March 15, June 15, September 15 or December 15 Distribution Payment Date, respectively. These Series A Record Dates shall apply regardless of whether a particular Series A Record Date is a Business Day. The Series A Record Dates shall constitute Record Dates with respect to the Series A Preferred Units for the purpose of distributions on the Series A Preferred Units.

“Voting Preferred Units” has the meaning set forth in Section 16.7(a).

“VWAP” means the volume-weighted average price per share for any given trading day, as displayed under the heading “Bloomberg VWAP” on Bloomberg page V <equity> VWAP (or any equivalent successor page) in respect of the period from 9:30 am EST to 4:00 pm EST, or if such volume-weighted average price is unavailable, Reuters volume weighted average price shall be used as displayed under their “Time Series Data” for the Partnership (/V.N) using the “Vol x

Prc1” field; or if such volume-weighted average price is unavailable, the market value per share of the Common Units on such trading day as calculated by the Partnership using a volume weighted average that uses the price and volume of each trade of Common Units on the New York Stock Exchange from 9:30 am EST to 4:00 pm EST for that trading day.

SECTION 16.3. Distributions.

(a) The Series A Holders shall be entitled to receive with respect to each Series A Preferred Unit owned by such holder, when, as and if declared by the Board of Directors, or a duly authorized committee thereof, in its sole discretion out of funds legally available therefor, cumulative quarterly distributions, payable in cash or in kind or a combination thereof at the sole discretion of the Board of Directors, on the applicable Distribution Payment Date that corresponds to the Record Date for which the Board of Directors has declared a distribution, if any, at a rate per annum equal to the Series A Distribution Rate of the Series A Liquidation Preference. Such distributions shall be cumulative and shall accrue from the date of issuance of the applicable Series A Preferred Units. If a Distribution Payment Date is not a Business Day, the related distribution (if declared) shall be paid on the next succeeding Business Day with the same force and effect as though paid on such Distribution Payment Date, without any increase to account for the period from such Distribution Payment Date through the date of actual payment. Distributions payable on the Series A Preferred Units for any period less than a full Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in such period. Declared distributions will be payable on the relevant Distribution Payment Date to Series A Holders as they appear on the Partnership’s register at the close of business, New York City time, on a Series A Record Date, provided that if the Series A Record Date is not a Business Day, the declared distributions will be payable on the relevant Distribution Payment Date to Series A Holders as they appear on the Partnership’s register at the close of business, New York City time on the Business Day immediately preceding such Series A Record Date.

(b) The Board of Directors, or a duly authorized committee thereof, may, in its sole discretion, choose to pay distributions on the Series A Preferred Units without the payment of any distributions on any Junior Units.

(c) Distributions on the Series A Preferred Units will accrue whether or not the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accumulated but unpaid distributions on the Series A Preferred Units will accumulate as of the applicable Distribution Payment Date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Distribution Payment Date, to holders of record of the Series A Preferred Units on the record date fixed by the Partnership acting through the General Partner. Accumulated and unpaid distributions will not bear interest.

(d) When distributions are not declared and paid (or duly provided for) on any Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates pertaining to the Series A Preferred Units, on a distribution payment date falling within the related Distribution Period) in full upon the Series A Preferred Units or any Parity Units, all distributions declared upon the Series A Preferred Units and all such Parity Units payable on such Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the related Distribution Period) shall be declared pro rata so that the respective amounts of such distributions shall bear the same ratio to each other as all accumulated and unpaid distributions per Unit on the Series A Preferred Units and all accumulated unpaid distributions per Unit on all Parity Units payable on such Distribution Payment Date (or in the case of non-cumulative Parity Units, unpaid distributions for the then-current Distribution Period (whether or not declared) and in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates pertaining to the Series A Preferred Units, on a distribution payment date falling within the related Distribution Period) bear to each other.

(e) No distributions may be declared or paid or set apart for payment on any Series A Preferred Units if at the same time any arrears exist or default exists in the payment of distributions on any Outstanding Units ranking, as to the payment of distributions and distribution of assets upon a Dissolution Event, senior to the Series A Preferred Units, subject to any applicable terms of such Outstanding Units.

(f) Series A Holders shall not be entitled to any distributions, whether payable in cash or property, other than as provided in this Agreement and shall not be entitled to interest, or any sum in lieu of interest, in respect of any distribution payment, including any such payment which is delayed or foregone.

(g) The Partners intend that no portion of the distributions paid to the Series A Holders pursuant to this Section 16.3 shall be treated as a “guaranteed payment” within the meaning of Section 707(c) of the Code, and no Partner shall take any position inconsistent to such intention, except if there is a change in applicable law or final determination by the Internal Revenue Service that is inconsistent with such intention.

SECTION 16.4. Rank.

The Series A Preferred Units shall rank, with respect to payment of distributions and distribution of assets upon a Dissolution Event:

(a) junior to all of the Partnership’s existing and future indebtedness and any equity securities, including Preferred Units, that the Partnership may authorize or issue, the terms of which provide that such securities shall rank senior to the Series A Preferred Units with respect to payment of distributions and distribution of assets upon a Dissolution Event;

(b) equally to any Parity Units; and

(c) senior to any Junior Units.

SECTION 16.5. Redemption.

(a) Subject to any limitations that may be imposed by law, the Partnership may, at any time, in the General Partner’s sole discretion, redeem the Series A Preferred Units, in whole or in part, in cash or in Common Units or a combination thereof, at the sole discretion of the Board of Directors, at a redemption price equal to the Liquidation Preference per Series A Preferred Unit plus an amount equal to accumulated and unpaid distributions, if any, on such Series A Preferred Unit to, but excluding, the redemption date. If less than all of the Outstanding Series A Preferred Units are to be redeemed, the General Partner shall select the Series A Preferred Units to be redeemed from the Outstanding Series A Preferred Units not previously called for redemption pro rata (as nearly as possible).

(b) In the event the Partnership shall redeem any or all of the Series A Preferred Units as aforesaid in Section 16.5(a) or in Sections 16.5(f) or (g) of this Agreement, the Partnership shall give notice of any such redemption to the Series A Holders not more than 60 nor less than 30 days prior to the date fixed for such redemption. Failure to give notice to any Series A Holder shall not affect the validity of the proceedings for the redemption of any Series A Preferred Units being redeemed.

(c) Notice having been given as herein provided and so long as funds sufficient to pay the redemption price for all of the Series A Preferred Units called for redemption have been set aside for payment, from and after the redemption date, such Series A Preferred Units called for redemption shall no longer be deemed Outstanding, and all rights of the Series A Holders thereof shall cease other than the right to receive the redemption price, without interest.

(d) Except as set forth in Sections 16.5(f) and (g), the Series A Holders shall have no right to require redemption of any Series A Preferred Units.

(e) Without limiting clause (c) of this Section 16.5, if the Partnership shall deposit, on or prior to any date fixed for redemption of Series A Preferred Units (pursuant to notice delivered in accordance with Section 16.5(b)), with any bank or trust company as a trust fund, a fund sufficient to redeem the Series A Preferred Units called for redemption, with irrevocable instructions and authority to such bank or trust company to pay on and after the date fixed for redemption or such earlier date as the General Partner may determine, to the respective Series A Holders, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such Series A Preferred Units so called shall be deemed to be redeemed and such deposit shall be deemed to constitute full payment of said Series A Preferred Units to the holders thereof and from and after the date of such deposit said Series A Preferred Units shall no longer be deemed to be Outstanding, and the holders thereof shall cease to be holders of Units with respect to such Series A Preferred Units, and shall have no rights with respect thereto except only the right to receive from said bank or trust company, on the redemption date or such earlier date as the General Partner may determine, payment of the redemption price of such Series A Preferred Units without interest.

(f) The Series A Holders have the right to require the Partnership to repurchase up to 525,000 Series A Preferred Units (as may be reduced pursuant to the immediately following sentence, the “Optional Redemption Amount”) on the third (3rd) anniversary of the original issuance date of the Series A Preferred Units (the “Optional Redemption Date”) at a redemption price equal to the Liquidation Preference per Series A Preferred Unit plus an amount equal to accumulated and unpaid distributions, if any, on such Series A Preferred Unit to, but excluding, the redemption date, in cash. The Optional Redemption Amount shall be reduced by the number of any Series A Preferred Units called for redemption by the Partnership (which shall be on a pro rata basis) in cash prior to the Optional Redemption Date. The General Partner shall give notice of such repurchase option to the Series A Holders at least 30 days prior to the Optional Redemption Date, which notice shall include the procedures that Series A Holders must follow to require the Partnership to repurchase their Series A Preferred Units. If Series A Holders elect to have the Partnership repurchase an aggregate number of Series A Preferred Units in excess of the Optional Redemption Amount, the Partnership shall repurchase such Series A Preferred Units on a pro rata basis (based on the relative number of Series A Preferred Units that such Series A Holders have elected to be repurchased in such optional redemption) up to the Optional Redemption Amount.

(g) If not earlier redeemed pursuant to this Section 16.5, on the date that is the ninth (9th) anniversary of the original issuance date of the Series A Preferred Units, the Partnership shall redeem all of the Series A Preferred Units at a redemption price equal to the Liquidation Preference per Series A Preferred Unit plus an amount equal to accumulated and unpaid distributions, if any, on such Series A Preferred Unit to, but excluding, the redemption date, in cash or in Common Units or a combination thereof, at the sole discretion of the Board of Directors.

(h) If the Partnership elects to redeem any Series A Preferred Units pursuant to this Section 16.5 in Common Units, such Units shall be valued for such purpose at the VWAP per Common Unit for the sixty (60) consecutive Trading Days immediately preceding the applicable redemption date.

SECTION 16.6. Allocations.

Before giving effect to the allocations set forth in Section 6.2(a), Gross Ordinary Income for the Fiscal Year shall be specially allocated Pro Rata to the Unitholders holding Series A Preferred Units in accordance with each Unitholder’s Percentage Interest with respect to their Series A Preferred Interests in an amount equal to the sum of (i) the amount of cash distributed with respect to the Series A Preferred Units pursuant to Section 16.3 during such Fiscal Year and (ii) the excess, if any, of the amount of cash distributed with respect to the Series A Preferred Units pursuant to Section 16.3 in all prior Fiscal Years over the amount of Gross Ordinary Income allocated to the Series A Holders pursuant to this Section 16.6 in all prior Fiscal Years. For purposes of this Section 16.6, “Gross Ordinary Income” means the Partnership’s gross income excluding any gross income attributable to the sale or exchange of “capital assets” as defined in Section 1221 of the Code. Allocations to Series A Holders of Gross Ordinary Income shall consist of a proportionate share of each Partnership item of Gross Ordinary Income for such Fiscal Year in accordance with each Unitholder’s Percentage Interest with respect to such Unitholder’s Preferred Units.

SECTION 16.7. Voting.

(a) Notwithstanding any provision in this Agreement to the contrary, and except as set forth in this Section 16.7, the Series A Preferred Units shall not have any relative, participating, optional or other voting, consent or approval rights or powers, and the vote, consent or approval of the Series A Holders shall not be required for the taking of any Partnership action or inaction. If and whenever six quarterly distributions (whether or not consecutive) payable on the Series A Preferred Units or six quarterly distributions (whether or not consecutive) payable on any series or class of Parity Units have not been declared and paid (a “Nonpayment”), the number of directors then constituting the Board of Directors automatically shall be increased by two and the Series A Holders, voting together as a single class with the holders of any other class or series of Parity Units then Outstanding upon which like voting rights have been conferred and are exercisable (any such other class or series, “Voting Preferred Units”), shall have the right to elect these two additional directors at a meeting of the Series A Holders and the holders of such Voting Preferred Units called as hereafter provided. When quarterly distributions have been declared and paid on the Series A Preferred Units for four consecutive Distribution Periods following the Nonpayment, then the right of the Series A Holders and the holders of such Voting Preferred Units to elect such two additional directors shall cease and the terms of office of all directors elected by the Series A Holders and holders of the Voting Preferred Units shall forthwith terminate immediately and the number of directors constituting the whole Board of Directors automatically shall be reduced by two. However, the right of the Series A Holders and the holders of the Voting Preferred Units to elect two additional directors on the Board of Directors of the General Partner shall again vest if and whenever six additional quarterly distributions have not been declared and paid, as described above.

(b) If a Nonpayment or a subsequent Nonpayment shall have occurred, the Secretary of the General Partner may, and upon the written request of any holder of Series A Preferred Units (addressed to the Secretary at the principal office of the Partnership) shall, call a special meeting of the Series A Holders and holders of the Voting Preferred Units for the election of the two directors to be elected by them. The directors elected at any such special meeting shall hold office until the next annual meeting or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. The General Partner shall, in its sole discretion, determine a date for a special meeting applying procedures consistent with Article XIII of this Agreement in connection with the expiration of the term of the two directors elected pursuant to this Section 16.7. The Series A Holders and holders of the Voting Preferred Units, voting together as a class, may remove any director elected by the Series A Holders and holders of the Voting Preferred Units pursuant to this Section 16.7. If any vacancy shall occur among the directors elected by the Series A Holders and holders of the Voting Preferred Units, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the Series A Holders and holders of the Voting Preferred Units or the successor of such remaining director, to serve until the next special meeting (convened as set forth in the immediately preceding sentence) held in place thereof if such office shall not have previously terminated as above provided. Except to the extent expressly provided otherwise in this Section 16.7, any such annual or special meeting shall be called and held applying procedures consistent with Article XIII of this Agreement as if references to Limited Partners were references to Series A Holders and holders of Voting Preferred Units.

(c) Notwithstanding anything to the contrary in Article XIII or Article XIV, but subject to Section 16.7(d), so long as any Series A Preferred Units are Outstanding, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the Series A Holders and holders of the Voting Preferred Units, at the time Outstanding, voting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary:

(i) to amend, alter or repeal any of the provisions of this Article XVI relating to the Series A Preferred Units or any series of Voting Preferred Units, whether by merger, consolidation or otherwise, to affect materially and adversely the rights, powers and preferences of the Series A Holders or holders of the Voting Preferred Units; and

(ii) to authorize, create or increase the authorized amount of, any class or series of Preferred Units having rights senior to the Series A Preferred Units with respect to the payment of distributions or distributions of amounts upon any Dissolution Event;

provided, however, that,

(x) in the case of subparagraph (i) above, no such vote of the Series A Preferred Units or the Voting Preferred Units, as the case may be, shall be required if in connection with any such amendment, alteration or repeal, by merger, consolidation or otherwise, each Series A Preferred Unit and Voting Preferred Unit remains Outstanding without the terms thereof being materially and adversely changed in any respect to the holders thereof or is converted into or exchanged for preferred equity securities of the surviving entity having the rights, powers and preferences thereof substantially similar to those of such Series A Preferred Units or the Voting Preferred Units, as the case may be;

(y) in the case of subparagraph (i) above, if such amendment affects materially and adversely the rights, powers and preferences of one or more but not all of the classes or series of Voting Preferred Units and the Series A Preferred Units at the time Outstanding, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the Unitholders of all such classes or series of Voting Preferred Units and the Series A Preferred Units so affected, voting as a single class regardless of class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be required in lieu of (or, if such consent is required by law, in addition to) the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the Voting Preferred Units and the Series A Preferred Units otherwise entitled to vote as a single class in accordance herewith; and

(z) in the case of subparagraph (i) or (ii) above, no such vote of the Series A Holders or Unitholders of the Voting Preferred Units, as the case may be, shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series A Preferred Units or Voting Preferred Units, as the case may be, at the time Outstanding.

(d) For the purposes of this Section 16.7, neither:

(i) the amendment of provisions of this Agreement so as to authorize or create or issue, or to increase the authorized amount of, any Junior Units or any Parity Units; nor

(ii) any merger, consolidation or otherwise, in which (1) the Partnership is the surviving entity and the Series A Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the holders thereof; or (2) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series A Preferred Units for other preferred equity securities having rights, powers and preferences (including with respect to redemption thereof) substantially similar to that of the Series A Preferred Units under this Agreement (except for changes that do not materially and adversely affect the Series A Preferred Units considered as a whole)

shall be deemed to materially and adversely affect the rights, powers and preferences of the Series A Preferred Units or holders of Voting Preferred Units.

(e) For purposes of the foregoing provisions of this Section 16.7 of this Agreement, each Series A Holder shall have one vote per Series A Preferred Unit, except that when any other series of Preferred Units shall have the right to vote with the Series A Preferred Units as a single class on any matter, then the Series A Holders and the holders of such other series of Preferred Units shall have with respect to such matters one vote per $25.00 of stated liquidation preference.

(f) The General Partner may cause the Partnership to, from time to time, without notice to or consent of the Series A Holders or holders of other Parity Units, issue additional Series A Preferred Units.

SECTION 16.8. Liquidation Rights.

(a) Upon any Dissolution Event, after payment or provision for the liabilities of the Partnership (including the expenses of such Dissolution Event) and the satisfaction of all claims ranking senior to the Series A Preferred Units in accordance with Section 12.4 of this Agreement, the Series A Holders shall be entitled to receive out of the assets of the Partnership or proceeds thereof available for distribution to Unitholders, before any payment or distribution of assets is made in respect of Junior Units, distributions equal to the lesser of (x) the Series A Liquidation Value and (y) the positive balance in their Capital Accounts (to the extent such positive balance is attributable to ownership of the Series A Preferred Units and after taking into account allocations of Gross Ordinary Income to the Series A Holders pursuant to Section 16.6 of this Agreement for the taxable year in which the Dissolution Event occurs) pursuant to Section 12.4 of this Agreement, Pro Rata based on the full respective distributable amounts to which each Series A Holder is entitled pursuant to this Section 16.8(a).

(b) Upon a Dissolution Event, after each Series A Holder receives a payment equal to the positive balance in its Capital Account (to the extent such positive balance is attributable to ownership of the Series A Preferred Units and after taking into account allocations of Gross Ordinary Income to the Series A Holders pursuant to Section 16.6 of this Agreement for the taxable year in which the Dissolution Event occurs), such Series A Holder shall not be entitled to any further participation in any distribution of assets by the Partnership.

(c) If the assets of the Partnership available for distribution upon a Dissolution Event are insufficient to pay in full the aggregate amount payable to the Series A Holders and Unitholders of all other Outstanding Parity Units, if any, such assets shall be distributed to the Series A Holders and Unitholders of such Parity Units pro rata, based on the full respective distributable amounts to which each such Unitholder is entitled pursuant to this Section 16.8.

(d) Nothing in this Section 16.8 shall be understood to entitle the Series A Holders to be paid any amount upon the occurrence of a Dissolution Event until Unitholders of any classes or series of Units ranking, as to the distribution of assets upon a Dissolution Event, senior to the Series A Preferred Units have been paid all amounts to which such classes or series of Units are entitled.

(e) For the purposes of this Agreement, neither the sale, conveyance, exchange or transfer, for cash, Units, securities or other consideration, of all or substantially all of the Partnership’s property or assets nor the consolidation, merger or amalgamation of the Partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Partnership shall be deemed to be a Dissolution Event, notwithstanding that for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up. In addition, notwithstanding anything to the contrary in this Section 16.8, no payment will be made to the Series A Holders pursuant to this Section 16.8 (i) upon the voluntary or involuntary liquidation, dissolution or winding up of any of the Partnership’s Subsidiaries or upon any reorganization of the Partnership into another limited liability entity pursuant to provisions of this Agreement that allow the Partnership to convert, merge or convey its assets to another limited liability entity with or without Limited Partner approval (including a transaction pursuant to Sections 9.5 or 14.3) or (ii) if the Partnership engages in a reorganization or other transaction in which a successor to the Partnership issues equity securities to the Series A Holders that have rights, powers and preferences that are substantially similar to the rights, powers and preferences of the Series A Preferred Units pursuant to provisions of this Agreement that allow the Partnership to do so without Limited Partner approval.

SECTION 16.9. No Duties to Series A Holders.

Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by law, neither the General Partner nor any other Indemnitee shall have any duties or liabilities to the Series A Holders.

ARTICLE XVII

GENERAL PROVISIONS

SECTION 17.1. Addresses and Notices.

Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below.

Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise.

Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery.

An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 17.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 17.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

SECTION 17.2. Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 17.3. Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns. The Indemnitees and their heirs, executors, administrators and successors shall be entitled to receive the benefits of this Agreement.

SECTION 17.4. Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 17.5. Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

SECTION 17.6. Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

SECTION 17.7. Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest pursuant to Section 10.2(a), without execution hereof.

SECTION 17.8. Applicable Law.

This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware.

SECTION 17.9. Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

SECTION 17.10. Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

SECTION 17.11. Facsimile Signatures.

The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Units is expressly permitted by this Agreement.

SECTION 17.12. Incorporation of Sections 2(a), 2(b) and 2(c) of the Incentive Unit Agreement into this Agreement.

Sections 2(a), 2(b) and 2(c) of the Incentive Unit Agreement shall be treated as part of this Agreement as described in Section 761(c) of the Code and Section 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above:

GENERAL PARTNER:

STEEL PARTNERS HOLDINGS GP INC.

By:
Name: Douglas B. Woodworth Title: Chief Financial Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner or without execution hereof pursuant to Section 10.2(a).

STEEL PARTNERS HOLDINGS GP INC.

By:
Name: Douglas B. Woodworth Title: Chief Financial Officer

EXHIBIT A

to the Agreement of Limited Partnership of

Steel Partners Holdings L.P.

Certificate Evidencing Common Units

Representing Limited Partner Interests in

Steel Partners Holdings L.P.

No.	Common Units

In accordance with Section 4.1 of the Agreement of Limited Partnership of Steel Partners Holdings L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Steel Partners Holdings L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                      (the “Holder”) is the registered owner of                      Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed by a duly executed assignment in the form set forth on the reverse hereof. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 590 Madison Avenue, 32nd Floor, New York, NY 10022. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF STEEL PARTNERS HOLDINGS L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF STEEL PARTNERS HOLDINGS L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE STEEL PARTNERS HOLDINGS L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO

TREATED OR TAXED). STEEL PARTNERS HOLDINGS GP INC. , THE GENERAL PARTNER OF STEEL PARTNERS HOLDINGS L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF STEEL PARTNERS HOLDINGS L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS TRADED.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Steel Partners Holdings L.P.

Countersigned and Registered by:	By:	Steel Partners Holdings GP Inc., its General Partner

By:
as Transfer Agent and Registrar	Name:

By:	By:
Authorized Signature		Secretary

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT
TEN ENT -	as tenants by the entireties	Custodian
(Cust) (Minor)
JT TEN -	as joint tenants with right of	under Uniform Gifts to
	survivorship and not as	Minors Act
	tenants in common	(State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS

IN

STEEL PARTNERS HOLDINGS L.P.

FOR VALUE RECEIVED,                             hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name	(Please insert Social Security or other
and address of Assignee)	identifying number of Assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of Steel Partners Holdings L.P.

Date:	NOTE	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17A(d)-15
(Signature)

(Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration and is properly endorsed by a duly executed assignment in the form set forth above.

ANNEX D

Confidential Special Committee of the Board of Directors Steel Excel Inc. 1133 Westchester Avenue, Suite N222 White Plains, NY 10604	December 6, 2016

Ladies and Gentlemen:

Steel Excel Inc. (the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the Special Committee of the Board of Directors (the “Special Committee”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the stockholders of the Company (other than Steel Partners Holdings L.P. or its affiliate(s) and associate(s) (“SPLP” or the “Buyer”), the majority shareholder of the Company) of the consideration to be received by such holders in the contemplated transaction described below (the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

Description of the Proposed Transaction

It is Duff and Phelps’ understanding that the Proposed Transaction involves the acquisition by SPLP of all of the outstanding common stock of the Company not currently held by SPLP for $17.80 per share, representing total consideration of $65.7 million. The Company’s stockholders (other than SPLP), who collectively hold approximately 3.69 million shares, would receive newly created preferred units of SPLP (the “SPLP Preferred”). The SPLP Preferred would (1) be issued at a liquidation preference of $25.00 per unit, (2) be registered with the SEC and listed on the NYSE, to the extent permitted by NYSE rules, (3) bear a dividend at a rate of 6.0% per annum, payable in cash or in kind (or a combination) at the option of SPLP, (4) have a nine-year maturity, and (5) provide holders of the SPLP Preferred with either cash or common units of SPLP upon maturity or earlier redemption at the option of SPLP.

Duff & Phelps, LLC	T +1 212 871 2000	www.duffandphelps.com
55 East 52nd Street Floor 31 New York, NY 10055

Special Committee of the Board of Directors

Steel Excel, Inc.

December 6, 2016

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2013 through December 31, 2015, and the Company’s unaudited interim financial statements for the six months ended June 30, 2016;

b.	Unaudited segment financial information for the Company for the nine months ended September 30, 2016, which the Company’s management identified as being the most current financial statements available;

c.	Other internal documents relating to the history, current operations, and probable future outlook of the Company, including financial projections, provided to us by management of the Company (the “Management Projections”);

d.	A letter dated December 6, 2016, from the management of the Company which made certain representations as to historical financial statements, financial projections and the underlying assumptions; and

e.	Documents related to the Proposed Transaction, including a non-binding Letter of Intent by SPLP to the Special Committee of the Board of Directors, dated December 2, 2016 (the “Letter of Intent”);

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.	Reviewed the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Special Committee of the Board of Directors

Steel Excel, Inc.

December 6, 2016

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.	Relied upon the fact that the Special Committee and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

4.	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;

5.	Assumed that the representations and warranties made in Letter of Intent are substantially accurate;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Letter of Intent without any amendments thereto or any waivers of any terms or conditions thereof; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Special Committee of the Board of Directors

Steel Excel, Inc.

December 6, 2016

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Letter of Intent and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration received is the best possibly

Special Committee of the Board of Directors

Steel Excel, Inc.

December 6, 2016

attainable under any circumstances; instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated September 16, 2016 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ informing the Special Committee, following the request in writing of the Special Committee to render and deliver the Opinion, that it is prepared to render and deliver the Opinion. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has been engaged to provide corporate finance consulting services to affiliates of SPLP. For these prior engagements, Duff & Phelps received customary fees, expense reimbursement, and indemnification.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the consideration to be received by the stockholders of the Company (other than SPLP) in the Proposed Transaction is fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

ANNEX E

DIRECTORS AND EXECUTIVE OFFICERS OF SPLP AND MERGER SUB

The name, age, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of SPLP and Merger Sub are set forth below. Unless otherwise indicated below, the current business address of each director and officer is c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022. Unless otherwise indicated below, the current business telephone number of each director and officer is (212) 520-2300.

Unless otherwise indicated below, each occupation set forth opposite the name of an officer or director of SPLP refers to a position with SPLP, and each occupation set forth opposite the name of an officer or director of Merger Sub refers to a position with Merger Sub.

During the past five years, none of the directors and officers of SPLP or Merger Sub listed below has (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each such person listed below is a citizen of the United States of America.

Directors and Executive Officers of SPLP

Name	Age	Title	Present Principal Occupation or Employment and Five-Year Employment History
Warren G. Lichtenstein	51	Executive Chairman	Chairman of the board of Steel Partners Holdings GP Inc. (the “General Partner”) from July 15, 2009 to February 26, 2013 and has served as Executive Chairman of the General Partner since February 2013. He served as the Chief Executive Officer of the General Partner from July 15, 2009 until February 26, 2013, at which time he became the Executive Chairman. Mr. Lichtenstein has served on the board of directors of over twenty public companies. He has served as Chairman of the Board of Handy & Harman Ltd. (formerly known as WHX Corporation) (“HNH”), a NASDAQ-listed, Delaware corporation in which the Company has a majority ownership interest, since July 2005. Mr. Lichtenstein has been associated with SPLP and its predecessors and affiliates since 1990. Mr. Lichtenstein served as Chairman of the Board of ModusLink Global Solutions, Inc. (“ModusLink”), a NASDAQ company providing customized supply chain management services to the world’s leading high technology companies from March 2013 until June 2016, at which time he was appointed Executive Chairman. Mr. Lichtenstein also served as interim Chief Executive Officer of ModusLink from March 2016 to June 2016. Mr. Lichtenstein has served as a director of Aerojet

Name	Age	Title	Present Principal Occupation or Employment and Five-Year Employment History
			Rocketdyne Holdings, Inc., a NYSE-listed manufacturer of aerospace and defense products and systems with a real estate business segment, since March 2008, served as the Chairman of the Board from March 2013 through June 2016, at which time he was appointed as the Executive Chairman. Mr. Lichtenstein has served as a director (currently Chairman of the Board) of Steel Excel, since October 2010 and Chairman of the Board since May 2011. In 2011, Mr. Lichtenstein founded Steel Sports, Inc., a subsidiary of Steel Excel dedicated to building a network of participatory and experience-based sports-related businesses, with a particular emphasis on youth sports. He has served as a director of SL Industries, Inc. (“SL Industries”), a company that designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic and specialized communication equipment, since March 2010. He previously served as a director (formerly Chairman of the Board) of SL Industries from January 2002 to May 2008 and served as Chief Executive Officer from February 2002 to August 2005.

Jack L. Howard	55	President & Director	President of the General Partner since July 15, 2009 and Director since October 18, 2011. He also served as the General Partner’s Assistant Secretary from July 15, 2009 until September 19, 2011 and as the General Partner’s Secretary from September 19, 2011 until January 2012. Mr. Howard has been a registered principal of Mutual Securities, Inc., a FINRA registered broker-dealer, since 1989. Mr. Howard has been a director of HNH since July 2005, Vice Chairman of the Board since March 2012 and principal executive officer since January 2013. He is the President of SP General Services LLC, the manager of SPLP. Mr. Howard has been associated with SPLP and its predecessors and affiliates since 1993. Mr. Howard also co-founded Steel Partners II, L.P. in 1993. Mr. Howard has been a director of Steel Excel since December 2007, serving as Vice Chairman of the Steel Excel Board since May 2012, and Principal Executive Officer of Steel Excel since March 2013.

Douglas B. Woodworth	44	SVP & Chief Financial Officer	Chief Financial Officer of the General Partner since May 19, 2016. He has also served as Vice President and Controller of HNH since August 2012.

Name	Age	Title	Present Principal Occupation or Employment and Five-Year Employment History
			Mr. Woodworth has over two decades of progressive responsibility in accounting and finance. Prior to joining HNH, Mr. Woodworth served as Vice President and Corporate Controller with SunEdison, Inc. (formerly MEMC Electronic Materials, Inc.), from August 2011 to July 2012, and as Vice President and Corporate Controller of Globe Specialty Metals, Inc. from November 2007 to July 2011. Prior to that, Mr. Woodworth held positions of increasing responsibility with Praxair, Inc. Mr. Woodworth began his career with KPMG LLP. Mr. Woodworth is a certified public accountant.

Anthony Bergamo	70	Director	Director of the General Partner since July 15, 2009. Mr. Bergamo held various positions with MB Real Estate, a property development and management company based in New York City and Chicago, since April 1996, including the position of Vice Chairman since May 2003. Mr. Bergamo served as Managing Director with Milstein Hotel Group, a hotel operator, since April 1995. He has also served as the Chief Executive Officer of Niagara Falls Redevelopment, LLC, a real estate development company, since August 1998. He has served as a director of ModusLink since December 2013 and as Chair of its Audit Committee since May 2014. He has also been a director since 1995, a Trustee since 1986 and currently is Chairman of the Audit Committee and a member of the Executive and Compensation Committees of Dime Community Bancorp.

John P. McNiff	55	Director	Director of the General Partner since July 15, 2009. He has been chairman of Discovery Capital Management, LLC, a multi-strategy hedge fund, since 2004. Mr. McNiff has served as a director of ICM Insurance, a New York corporation, since 1999. In 1993, Mr. McNiff co-founded Longwood Investment Advisors, Inc., a Pennsylvania corporation, and served as President from 1993 until 2005. In 1991, Mr. McNiff also co-founded Radnor Holdings Corporation, a diversified chemical manufacturer, and served as its Senior Vice President, from 1991 until 2004. From 1988 until 1991, Mr. McNiff served as Vice President of Corporate Development of Airgas, a publicly traded New York Stock Exchange company. From 1986 until 1988, Mr. McNiff was an associate at

Name	Age	Title	Present Principal Occupation or Employment and Five-Year Employment History
			the law firm of Davis Polk & Wardwell. Mr. McNiff has served on the boards of Colonial Penn Insurance Company, Lincoln Mortgage Company, Chartwell Investment Partners, Radnor Holdings Corporation, Insurance Capital Management, Cooke & Bieler, and Alliance Healthcare.

Joseph L. Mullen	70	Director	Director of the General Partner since July 15, 2009. Mr. Mullen served as a director of SPLP’s predecessor entity, WebFinancial Corporation, from 1995 until December 2008. Since January 1994, Mr. Mullen has served as Managing Partner of Li Moran International, Inc., a management consulting company, and has functioned as a senior officer overseeing the merchandise and marketing departments for such companies as Leewards Creative Crafts Inc. and Office Depot of Warsaw, Poland.

General Richard I. Neal	74	Director	Director of the General Partner since July 15, 2009. General Neal became President of Sisvel US, Inc. in 2010 and has served as President of Audio MPEG since 2003; both companies license intellectual property. He is presently Chairman of the Board for Sisvel US, Inc. Additionally, General Neal was President of IP Global and Safer Display, both intellectual property licensing companies. He was the Senior Mentor for the United States Marine Corps for five years and has been a Senior Fellow for the National Defense University since his retirement from the Marines Corps in 1998. General Neal currently serves as a director of Humanetics Corporation and is a Trustee for Norwich University. He was a Senior Fellow for the Institute for Defense and Business at the University of North Carolina. He was a director for United Industrial Corporation and for AgustaWestland Inc.

Allan R. Tessler	80	Director	Director of SPLP since July 15, 2009. Mr. Tessler has served as the Chairman and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987. Mr. Tessler served as Chief Executive Officer of Epoch Holding Corporation, a NASDAQ-listed investment management company, from February 2000 until June 2004, and has served as Chairman of the Board since May 1994. Previously, he was Co-Chairman and Co-Chief Executive Officer of Interactive Data

Name	Age	Title	Present Principal Occupation or Employment and Five-Year Employment History
Corporation (formerly Data Broadcasting Corporation), a securities market data supplier, from June 1992 until February 2000. Mr. Tessler was co-founder and Chairman of the Board of Enhance Financial Services, Inc., a public insurance holding company, from 1986 until 2001, and was Chairman of the Board of Great Dane Holdings Inc., a private diversified holding company, from 1987 until 1996. He presently is lead director of Limited Brands, Inc., director of Imperva, Inc. and director of TD Ameritrade Holding Corporation. He serves as Chairman of the Board of Trustees of the Hudson Institute and is a member of the Board of Governors of the Boys & Girls Clubs of America.

Directors and Executive Officers of Merger Sub

Name	Age	Title	Present Principal Occupation and Five-Year Employment History
Warren G. Lichtenstein	51	Executive Chairman	Chairman of the board of the General Partner from July 15, 2009 to February 26, 2013 and has served as Executive Chairman of the General Partner since February 2013. He served as the Chief Executive Officer of the General Partner from July 15, 2009 until February 26, 2013, at which time he became the Executive Chairman. Mr. Lichtenstein has served on the board of directors of over twenty public companies. He has served as Chairman of the Board of HNH since July 2005. Mr. Lichtenstein has been associated with SPLP and its predecessors and affiliates since 1990. Mr. Lichtenstein served as Chairman of the Board of ModusLink from March 2013 until June 2016, at which time he was appointed Executive Chairman. Mr. Lichtenstein also served as interim Chief Executive Officer of ModusLink from March 2016 to June 2016. Mr. Lichtenstein has served as a director of Aerojet Rocketdyne Holdings, Inc. since March 2008, served as the Chairman of the Board from March 2013 through June 2016, at which time he was appointed as the Executive Chairman. Mr. Lichtenstein has served as a director (currently Chairman of the Board) of Steel Excel, since October 2010 and Chairman of the Board since May 2011. In 2011 Mr. Lichtenstein founded Steel Sports, Inc. He has served as a director of SL Industries, Inc. since March 2010. He previously served as a director (formerly Chairman of the Board) of SL Industries from January 2002 to May 2008 and served as Chief Executive Officer from February 2002 to August 2005.

Jack L. Howard	55	President, Secretary & Director	President of the General Partner since July 15, 2009 and Director since October 18, 2011. He also served as the General Partner’s Assistant Secretary from July 15, 2009 until September 19, 2011 and as the General Partner’s Secretary from September 19, 2011 until January 2012. Mr. Howard has been a registered principal of Mutual Securities, Inc., a FINRA registered broker-dealer, since 1989. Mr. Howard has been a director of HNH since July 2005, Vice Chairman of the Board since March 2012 and principal executive officer since January 2013. He is the President of SP General Services LLC, the manager of SPLP. Mr. Howard has been associated with SPLP and its predecessors and affiliates since 1993. Mr. Howard also co-founded Steel Partners II, L.P. in 1993. Mr. Howard has been a director of Steel Excel since December 2007, serving as Vice Chairman of the Steel Excel Board since May 2012, and Principal Executive Officer of Steel Excel since March 2013.

Douglas B. Woodworth	44	Treasurer & Director	Chief Financial Officer of the General Partner since May 19, 2016. He has also served as Vice President and Controller of HNH since August 2012. Mr. Woodworth has over two decades of progressive responsibility in accounting and finance. Prior to joining HNH, Mr. Woodworth served as Vice President and Corporate Controller with SunEdison, Inc. (formerly MEMC Electronic Materials, Inc.), from August 2011 to July 2012, and as Vice President and Corporate Controller of Globe Specialty Metals, Inc. from November 2007 to July 2011. Prior to that, Mr. Woodworth held positions of increasing responsibility with Praxair, Inc. Mr. Woodworth began his career with KPMG LLP. Mr. Woodworth is a certified public accountant.

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